As filed with the Securities and Exchange Commission on December 23, 2011

Registration No. 333-175108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North American Financial Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6021	27-1454759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

121 Alhambra Plaza, Suite 1601,

Coral Gables, Florida 33134

(305) 670-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher G. Marshall

Chief Financial Officer

121 Alhambra Plaza, Suite 1601,

Coral Gables, Florida 33134

(305) 670-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000	Lee A. Meyerson, Esq. Lesley Peng, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 23, 2011

PROSPECTUS

             Shares

North American Financial Holdings, Inc.

Class A Common Stock

This prospectus relates to the initial public offering of our Class A common stock. We are offering              shares of our Class A common stock. This prospectus also relates to the offer and sale of up to              shares of our Class A common stock that are held by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Prior to this offering, there has been no public market for our Class A common stock. We estimate that the public offering price per share of our Class A common stock will be between $             and $             per share. We intend to apply to list our Class A common stock on The Nasdaq Global Select Market under the symbol “        .”

See “Risk Factors” on page 15 to read about factors you should consider before buying our Class A common stock.

The shares of our Class A common stock that you purchase in this offering will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than              shares of Class A common stock, the underwriters have the option to purchase up to an additional              shares from us and the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on                     , 2012.

Credit Suisse	BofA Merrill Lynch	Goldman, Sachs & Co.

Prospectus dated                     , 2012

In this prospectus, unless the context suggests otherwise, references to “NAFH,” “we,” “our,” “us,” and the “Company” for all periods prior and subsequent to the acquisitions described in this prospectus refer to North American Financial Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, which includes Capital Bank, N.A. (formerly known as NAFH National Bank, a national banking association) (which we refer to as “Capital Bank”), TIB Financial Corp. (which we refer to as “TIB Financial”), Capital Bank Corporation (which we refer to as “Capital Bank Corp.”) and Green Bankshares, Inc. (which we refer to as “Green Bankshares”). In addition, references to the “Failed Banks” refer to First National Bank of the South in Spartanburg, South Carolina (which we refer to as “First National Bank”), Metro Bank of Dade County in Miami, Florida (which we refer to as “Metro Bank”) and Turnberry Bank in Aventura, Florida (which we refer to as “Turnberry Bank”). References to “Old Capital Bank” refer to Capital Bank Corp.’s banking subsidiary prior to June 30, 2011, the date on which NAFH National Bank merged with Old Capital Bank and changed its name to Capital Bank N.A. References to “common stock” refer together to our Class A common stock, par value $0.01 per share, and Class B non-voting common stock, par value $0.01 per share.

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About this Prospectus

You should rely only on the information contained in this prospectus. We, the selling stockholders and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares of Class A common stock to cover over-allotments, if any.

Market Data

Market data used in this prospectus has been obtained from independent industry sources and publications, such as SNL Financial and Case-Shiller. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

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PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to purchase shares of Class A common stock. You should read this entire prospectus carefully, especially the “Risk Factors” immediately following this Prospectus Summary, the historical and pro forma financial statements and the related notes thereto and management’s discussion and analysis thereof included elsewhere in this prospectus, before making an investment decision to purchase our Class A common stock.

Background

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired six depository institutions, including the assets and certain deposits of three failed banks from the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”). As of September 30, 2011, we operated 146 branches in Tennessee, Florida, North Carolina, South Carolina and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

As of September 30, 2011, we had approximately $6.7 billion in total assets, $4.4 billion in loans, $5.3 billion in deposits and $985.9 million in shareholders’ equity.

Our Acquisitions

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of three failed banks from the FDIC: First National Bank of the South in Spartanburg, South Carolina, Metro Bank of Dade County in Miami, Florida and Turnberry Bank in Aventura, Florida. The acquired bank’s assets included loans with an estimated fair value of $768.6 million at the acquisition date. These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends. In connection with these acquisitions, we entered into loss sharing arrangements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial Corp., a publicly held bank holding company headquartered in Naples, Florida with approximately $1.7 billion in assets at the acquisition date, and, after giving effect to a subsequent rights offering to legacy TIB Financial shareholders, we acquired approximately 94% of TIB Financial’s common stock. The acquired bank’s assets included loans with an estimated fair value of $1.0 billion at the acquisition date. This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy Capital Bank Corp. shareholders, we acquired approximately 83% of Capital Bank Corp.’s common stock. The acquired bank’s assets included loans with an estimated fair value of $1.1 billion at the acquisition date. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh metropolitan area, which, according to data derived from the U.S. Census, is the third fastest growing metropolitan area in the country by population.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee with approximately $2.4 billion in assets reported at the date of acquisition. As a result, we own approximately 90% of Green Bankshares’ common stock. Total assets at the date of acquisition included $1.3 billion of gross loans. This transaction extended our market area in the fast-growing Tennessee metropolitan areas of Nashville and Knoxville.

Within a 12-month period, we have integrated and centralized the underwriting, risk and pricing functions and operating platform of five of our six acquired institutions. We have begun to integrate Green Bankshares, which prior to our acquisition separately operated on the same processing platform.

In this prospectus, we refer to our six completed acquisitions collectively as the “acquisitions.”

Reorganization

Concurrent with the completion of this offering, we intend to merge each of our majority-held bank holding company subsidiaries (TIB Financial, Capital Bank Corp. and Green Bankshares) with the Company. In connection with the mergers of our majority-held subsidiaries, we expect that existing third-party stockholders of these subsidiaries will receive shares of Class A common stock (we refer to these mergers collectively as the “reorganization”) in exchange for their minority existing shares. We estimate that we will issue approximately            shares of Class A common stock to the other shareholders of our bank holding company subsidiaries that will be merged with the Company in the reorganization. Following the completion of this offering and the reorganization, we will be a publicly traded bank holding company with a single directly and wholly owned bank subsidiary, Capital Bank, N.A.

The following diagrams illustrate our ownership structure, including our principal subsidiaries, as of the date of this prospectus and immediately after the completion of this offering and the reorganization:

(1)

On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction (see “Business—Our Acquisitions—TIB Financial Corp.”), on June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A. (see “Business—Our Acquisitions—Capital Bank Corp.”), and, on September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction (see “Business—Our Acquisitions—Green Bankshares, Inc.”).

Our Business Strategy

Our business strategy is to build a mid-size regional bank by operating, integrating and growing our existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks and other complementary assets. We believe recent and continuing dislocations in the southeastern U.S. banking industry have created an opportunity for us to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than large-sized banks.

Operating Strategy

Our operating strategy emphasizes relationship banking focused on commercial and consumer lending and deposit gathering. We have organized operations under a line of business operating model, under which we have appointed experienced bankers to oversee loan and deposit production in each of our markets, while centralizing credit, finance, technology and operations functions. Our management team possesses significant executive-level leadership experience at Fortune 500 financial services companies and we believe this experience is an important advantage in executing this regional, more focused, bank business model.

Organic Loan and Deposit Growth

The primary components of our operating strategy are to originate high-quality loans and low-cost customer deposits. Our executive management team has developed a hands-on operating culture focused on performance and accountability, with frequent and detailed oversight by executive management of key performance indicators. We have implemented a sales management system for our branches that is focused on growing loans and core deposits in each of our markets. We believe that this system holds loan officers and branch managers accountable for achieving loan production goals, which are subject to the conservative credit standards and disciplined underwriting practices that we have implemented as well as compliance, profitability and other standards that we monitor. We also believe that accountability is crucial to our results. Our executive management monitors production, credit quality and profitability measures on a quarterly, monthly, weekly and, in some cases, daily basis and provides ongoing feedback to our business unit leaders. During the first nine months of 2011, we originated $520.3 million of new commercial and consumer loans. During this period, we also grew our core deposits by $249.7 million (or 23.8% annualized growth) excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares.

The current market conditions have forced many banks to focus internally, which we believe creates an opportunity for organic growth by strongly capitalized banks such as ourselves. We seek to grow our loan portfolio by offering personalized customer service, local market knowledge and a long-term perspective. We have selectively hired experienced loan officers with local market knowledge and existing client relationships. Additionally, our executive management team takes an active role in soliciting, developing and maintaining client relationships.

Efficiency and Cost Savings

Another key element of our strategy is to operate efficiently by carefully managing our cost structure and taking advantage of economies of scale afforded by our acquisitions to control operating costs. We have been able to reduce headcount by consolidating duplicative operations of the acquired banks and streamlining management. In addition, we expect to recognize additional cost savings once we have fully integrated Green Bankshares, which prior to our acquisition separately operated on the same processing platform, with the rest of our business. We plan to further improve efficiency by boosting the productivity of our sales force through our focus on accountability and employee incentives and through selective hiring of experienced loan officers with existing books of business.

To evaluate and control operating costs, we monitor certain performance metrics including our efficiency ratio, which equals total non-interest expense divided by net revenue (net interest income plus non-interest income). Our efficiency ratio has been and is expected to continue to be significantly impacted by certain costs that follow acquisitions of financial institutions. Our efficiency ratio for the nine months ended September 30, 2011 was 81.8%, which was impacted by $6.5 million of conversion expenses due to integration of the acquired banks and $1.5 million of legal fees related to the acquisitions of Capital Bank Corp. and Green Bankshares. Excluding the impact of these items, our adjusted efficiency ratio (which is not a measure recognized under U.S. generally accepted accounting principles (which we refer to as “GAAP”)) for the nine months ended September 30, 2011 was 76.5%. See “Business—Our Business Strategy—Operating Strategy—Efficiency and Cost Savings” for a discussion of the use of the adjusted efficiency ratio in our business and the reconciliation of adjusted efficiency ratio.

Acquisition and Integration Strategy

We seek acquisition opportunities consistent with our business strategy that we believe will produce attractive returns for our stockholders. We plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets sold by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

Our acquisition process begins with detailed research of target institutions and the markets they serve. We then draw on our management team’s extensive experience and network of industry contacts in the southeastern region of the United States. Our research and analytics team, led by our Chief of Investment Analytics and Research, maintains lists of priority targets for each of our markets. The team analyzes financial, accounting, tax, regulatory, demographic, transaction structures and competitive considerations for each target and prepares acquisition projections for review by our executive management team and Board of Directors.

As part of our diligence process in connection with potential acquisitions, we undertake a detailed portfolio- and loan-level analysis conducted by a team of experienced credit analysts led by our Chief Risk Officer. In addition, our executive management team engages the target management teams in active dialogue and personally conducts extensive on-site diligence at target branches.

Our executive management team has demonstrated success not only in acquiring financial institutions and combining them onto a common platform, but also in managing the integration of those financial institutions. Our management team develops integration plans prior to the closing of a given transaction that allows us to (1) reorganize the acquired institution’s management team under our line of business model immediately after closing; (2) implement our credit risk and interest rate risk management, liquidity and compliance and governance policies and procedures; and (3) integrate our target’s technology and processing systems rapidly. Using our procedures, we have already integrated credit and operational policies across each of our acquisitions. We reorganized the management of the Failed Banks within three months of closing, and we merged their core processing systems with TIB Financial’s platform within six months. We also fully integrated Capital Bank Corp. in July 2011.

Sound Risk Management

Sound risk management is an important element of our commercial/retail bank business model and is overseen by our Chief Risk Officer, Bruce Singletary, who has over 19 years of experience managing credit risk. Our credit risk policy, which has been implemented across our organization, establishes prudent underwriting guidelines, limits portfolio concentrations by geography and loan type and incorporates an independent loan review function. Mr. Singletary has created a special assets division with 38 employees to work out or dispose of legacy problem assets using a detailed process taking into account a borrower’s repayment capacity, available guarantees, collateral value, interest accrual and other factors. We believe our risk management policies establish conservative regulatory capital ratios, robust liquidity (including contingency planning), limitations on wholesale funding (including brokered CDs, holding company debt and advances from the Federal Home Loan Bank of Atlanta (which we refer to as the “FHLB”)) and restrictions on interest rate risk.

Our Competitive Strengths

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Experienced and Respected Management Team with a Successful Track Record. Members of our executive management team and Board of Directors have served in executive leadership roles at Fortune 500 financial services companies, including Bank of America, Fifth Third Bancorp and Morgan Stanley. The executive management team has extensive experience overseeing commercial and consumer banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance. Many members of our executive management team are from the southeastern region of the United States and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team’s reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

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Growth-Oriented Business Model. Our executive management team seeks to foster a strong sales culture with a focus on developing key client relationships, including direct participation in sales calls, and through regular reporting and accountability while emphasizing risk management. Our executive management and line of business executives monitor performance on a quarterly, monthly, weekly and in some cases daily basis, and our compensation plans reward core deposit and responsible commercial loan growth, subject to credit quality, compliance and profitability standards. We have an integrated, scalable core processing platform and centralized credit, finance and technology operations that we believe will support future growth. Our business model contributed to our $520.3 million of commercial and consumer loan originations and $249.7 million in net core deposit growth in the first nine months of 2011, excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares.

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Highly Skilled and Disciplined Acquirer. We have executed six acquisitions in just 14 months. We integrated our first four investments into a common core processing platform within six months and integrated the fifth in July 2011. In addition, prior to our acquisition, Green Bankshares used the same processing platform, which will help us more quickly integrate our sixth acquired business. We believe our track record of completing and integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. We have conducted due diligence on more than 82 financial institutions, many of which our diligence process indicated would not meet our strategic objectives.

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Reduced-Risk Legacy Portfolio. Our acquired loan portfolios have been marked-to-market with the application of the acquisition method of accounting, meaning that the carrying value of these assets at the time of their acquisitions reflected our estimate of lifetime credit losses. In addition, as of September 30, 2011, approximately 13% of our loan portfolio was covered by the loss sharing agreements we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

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Excess Capital and Liquidity. As a result of our private placements and the disciplined deployment of capital, we have ample capital with which to make acquisitions. As of September 30, 2011, we had an 13.1% tangible common equity ratio (which is a non-GAAP measure used by certain regulators, financial analysts and others to measure core capital strength) and a 15.8% Tier 1 leverage ratio, which provides us with $302.8 million in excess capital relative to the 10% Tier 1 leverage standard required under Capital Bank’s operating agreement with the Office of the Comptroller of the Currency (which we refer to as the “OCC”). As of September 30, 2011, Capital Bank had a 13.8% Tier 1 leverage ratio, a 15.9% Tier 1 risk-based ratio and a 16.4% total risk-based capital ratio. As of September 30, 2011, we had cash and securities equal to 24.0% of total assets, representing $589.8 million of liquidity in excess of our target of 15%, which provides ample liquidity to support our existing banking franchises. Further, our investment portfolio consists primarily of U.S. agency-guaranteed mortgage-backed securities, which have limited credit or liquidity risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the use of the tangible common equity ratio in our business and the reconciliation of tangible common equity ratio.

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Scalable Back-Office Systems. All of our acquired institutions other than Green Bankshares operate on a single information processing system. Green Bankshares separately uses the same operating platform, which we have begun integrating onto our common information processing system. Our systems are designed to accommodate all of our projected future growth and allow us to offer our customers virtually all of the services currently offered by the nation’s largest financial institutions, including state-of-the-art online banking. Enhancements made to our systems are intended to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support.

Our Market Area

We view our market area as the southeastern region of the United States. Our six acquisitions have established a footprint defined by the Miami-Raleigh-Nashville triangle, which includes the Carolinas, Southwest Florida (Naples and the Keys) and Southeast Florida (Miami-Dade). These markets include a combination of large and fast-growing metropolitan areas that we believe will offer us opportunities for organic loan and deposit growth. According to SNL Financial, the Raleigh metropolitan statistical area (which we refer to as “MSA”) has the third highest projected population growth rate in the nation, with over 19% growth projected between 2010 and 2015. Similarly, the Nashville MSA is projected to grow by 10%. The Miami MSA is already considered a large metropolitan area with a population in excess of 5 million. Similar to other markets, these MSAs have been impacted by the recent economic recession and downturns in home prices, employment and income. Home prices in Charlotte and Miami fell by 0.9% and 0.7%, respectively (as measured by S&P/Case-Shiller Home Prices Indices), in the month of September 2011. Additionally, home prices are down in both cities compared to September 2010 (2.6% decline in Charlotte and 4.0% decline in Miami). Approximately 47% of our current branches are located in our target MSAs. The following table highlights key demographics of our target market areas:

Target Metropolitan Statistical Area	Number of Branches	September 30, 2011 Total Deposits	2010 Total Population(1)	2010-15 Projected Pop. Growth	2010 Median Household Income	2010-15 Projected Household Income Growth
Miami-Ft. Lauderdale-Pompano Beach-Homestead, FL	12	$395,225,383	5,513	1.4%	$51,835	13.5%
Charlotte-Gastonia-Rock Hill, NC-SC	1	29,696,112	1,793	14.8	62,215	13.2
Nashville-Davidson-Murfreesboro-Franklin, TN	21	647,055,680	1,608	9.6	58,639	11.3
Raleigh-Cary, NC	13	408,396,000	1,162	19.4	68,373	15.4
Columbia, SC	6	121,148,285	758	8.2	52,348	11.9
Knoxville, TN	10	219,811,829	703	6.4	48,593	13.8
Durham-Chapel Hill, NC	2	77,210,027	505	8.8	55,185	13.2
Spartanburg, SC	3	183,170,887	290	7.7	48,476	10.1
Target MSAs(2)	68	2,081,744,204	12,333	9.1	56,504	12.8
NAFH Consolidated(2)	146	5,251,477,000	18,119	6.3	62,213	12.7
National			311,213	3.9	54,442	12.4

Source: SNL Financial.

(1)	Population in thousands.
(2)	Population growth and median household income metrics are deposit weighted by MSA.

Risk Factors

For a discussion of certain risk factors you should consider before making an investment, see “Risk Factors” beginning on page 15.

Additional Information

Our principal executive offices are located at 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134 and our telephone number is (305) 670-0200.

The Offering

Common stock offered by us	shares of Class A common stock.

Common stock offered by the selling stockholders	shares of Class A common stock.

Over-allotment option	shares of Class A common stock from the Company.

shares of Class A common stock from the selling stockholders.

Common stock to be outstanding immediately after this offering and the reorganization	shares of Class A common stock and shares of Class B non-voting common stock.(1)

Use of proceeds	We estimate that the net proceeds to us from the sale of our Class A common stock in this offering will be approximately $ million, or approximately $ million if the underwriters’ over-allotment option is exercised in full, assuming an initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of depository institutions through traditional open bank and FDIC failed bank acquisitions, as well as through selective acquisitions of financial services companies or of assets, deposits and branches that we believe present attractive risk-adjusted returns and provide a strategic benefit to our growth strategy. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. See “Use of Proceeds.”

Voting rights	The Class A common stock possesses all of the voting power for all matters requiring action by holders of our common stock, with certain limited exceptions.

Regulatory ownership restrictions	We are a bank holding company. A holder of shares of common stock (or group of holders acting in concert) that directly or indirectly owns, controls or has the power to vote 10% or more of any class of our voting securities (more than 5% if the holder is a bank holding company) or is otherwise deemed to “control” us under applicable regulatory standards, may be subject to restrictions and notice or approval requirements.

For a further discussion of regulatory ownership restrictions see “Supervision and Regulation.”

Dividend policy	We have never paid cash dividends to holders of our common stock. We do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future after the completion of this offering.

Listing	We intend to apply to list our Class A common stock on The Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the trading symbol “ .”

Risk factors	Please read the section entitled “Risk Factors” beginning on page 15 for a discussion of some of the factors you should consider before buying our Class A common stock.

(1)

Based on 20,187,049 shares of Class A common stock and 25,962,949 shares of Class B non-voting common stock issued and outstanding as of September 30, 2011, and includes 1,029,823 shares of restricted stock issued under the NAFH 2010 Equity Incentive Plan. As of September 30, 2011, there were 105 holders of our Class A common stock and 37 holders of our Class B non-voting common stock. Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock outstanding after this offering does not include an aggregate of up to             shares of Class A common stock comprised of:

•	up to shares of Class A common stock which may be issued by us pursuant to the underwriters’ option to purchase additional shares;

•

2,236,251 shares of Class A common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of $20.00 per share, of which no shares were vested as of September 30, 2011; and

•	1,029,823 shares of Class A common stock reserved for issuance under the NAFH 2010 Equity Incentive Plan.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Data

The following tables set forth our summary historical consolidated and unaudited pro forma condensed combined financial data. You should read this information in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of and for the year ended December 31, 2010 and for the period from November 30, 2009 (date of inception) through December 31, 2010 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of and for the nine months ended September 30, 2011 and 2010 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all of the deposits of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. On September 30, 2010, January 28, 2011 and September 7, 2011, we consummated controlling investments in TIB Financial, Capital Bank Corp. and Green Bankshares, respectively. Although we were formed in November 2009, our activities prior to our first acquisition consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first acquisition.

The summary historical consolidated financial information in the following tables as of and for the year ended December 31, 2010, includes the results of the Company, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010. The summary historical consolidated financial information as of and for the nine months ended September 30, 2011 includes the results of the Company, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial as well as the results of Capital Bank Corp. subsequent to January 28, 2011 and Green Bankshares subsequent to September 7, 2011. The summary unaudited pro forma results of operations and condensed combined balance sheet information set forth below as of and for the nine months ended September 30, 2011 has been derived from NAFH’s, Capital Bank Corp.’s and Green Bankshares’ historical unaudited financial statements as of and for the nine months ended September 30, 2011, and the summary unaudited pro forma condensed combined results of operation set forth below as of and for the year ended December 31, 2010 has been derived from NAFH’s, TIB Financial’s, Capital Bank Corp.’s and Green Bankshares’ historical audited financial statements as of and for the year ended December 31, 2010. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the operating results of the combined companies had they actually been combined on January 1, 2010.

The unaudited pro forma condensed combined financial information gives effect to and shows the pro forma impact on our historical financial statements of (1) the completion of our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, as applicable, (2) the sale of              shares of Class A common stock in this offering at an assumed initial public offering price of $              per share, the midpoint of the range set forth on the cover page of this prospectus, and (3) the issuance of approximately              shares of Class A common stock to minority stockholders of TIB Financial, Capital Bank Corp. and Green Bankshares, each of which will be merged with the Company in the reorganization.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks, TIB Financial, Capital Bank Corp. and Green Bankshares immediately prior to the respective acquisitions.

	Pro Forma							As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
(Dollars in thousands, other than per share data)	As of and for the Nine Months Ended September 30, 2011		As of and for the Year Ended December 31, 2010		As of and for the Nine Months Ended September 30, 2011	As of and for the Nine Months Ended September 30, 2010	As of and for the Year Ended December 31, 2010
	(Unaudited)
Summary Results of Operations
Interest income		$213,040		$270,875	$149,457	$12,972	$42,745	$72
Interest expense		42,082		70,474	25,832	1,208	6,234	–

Net interest income		170,958		200,401	123,625	11,764	36,511	72
Provision for loan losses		63,509		160,102	19,727	–	753	–

Net interest income after provision for loan losses		107,449		40,299	103,898	11,764	35,758	72

Non-interest income		47,526		68,637	25,215	16,174	19,659	–
Non-interest expense		202,413		273,943	121,782	16,654	44,421	214

Income (loss) before income taxes		(47,439)		(165,007)	7,331	11,284	10,996	(142)
Income tax expense (benefit)		(18,398)		(67,922)	2,574	(920)	(1,041)	(50)

Net income (loss) before attribution of noncontrolling interests		(29,201)		(97,085)	4,757	12,204	12,037	(92)
Net income (loss) attributable to noncontrolling interests		–		–	727	–	7	–

Net income (loss) attributable to NAFH.		$(29,201)		$(97,085)	$4,030	$12,204	$12,030	$(92)

Per Share Data
Earnings
Basic	$		$		$0.09	$0.34	$0.31	$(0.01)

Diluted	$		$		$0.09	$0.34	$0.31	$(0.01)

Tangible book value(1)	$		$		$17.52	$18.45	$18.39	$18.86

Weighted average shares outstanding
Basic					45,120,175	35,875,516	38,205,677	8,243,830

Diluted					45,333,175	35,875,516	38,205,677	8,243,830

Common shares outstanding					46,149,998	45,120,175	45,120,175	27,906,524

	Pro Forma					As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
(Dollars in thousands, other than per share data)	As of and for the Nine Months Ended September 30, 2011	As of and for the Year Ended December 31, 2010	As of and for the Nine Months Ended September 30, 2011	As of and for the Nine Months Ended September 30, 2010	As of and for the Year Ended December 31, 2010
	(Unaudited)
Performance Ratios
Return on average assets			0.11%	1.73%	0.76%	(0.71)%
Return on average equity			0.57%	2.46%	1.67%	(0.71)%
Net interest margin			3.80%	1.74%	2.51%	0.55%
Interest rate spread			3.59%	1.32%	2.14%	0.55%
Efficiency ratio(2)			81.8%	59.6%	59.6%	NM
Average interest-earning assets to average interest-bearing liabilities			126.58%	335.69%	335.69%	NA
Average loans receivable to average deposits			96.38%	81.88%	81.88%	NA
Cost of interest-bearing liabilities			0.90%	0.38%	0.38%	NA

(1)

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

	Pro Forma		As of September 30, 2011	As of September 30, 2010	As of December 31, 2010	As of December 31, 2009
(Dollars in millions)	As of September 30, 2011	As of December 31, 2010
Total shareholders’ equity	$	$	$985,870	$884,424	$881,236	$526,320
Less: Noncontrolling interest	–	–	(76,670)	(5,955)	(5,933)	–
Less: NAFH Inc. proportional share of goodwill(*)	(92,806)	(36,616)	(84,452)	(36,225)	(36,226)	–
Less: NAFH Inc. proportional share of core deposit intangibles, net of taxes(*)	(18,126)	(9,395)	(16,410)	(9,609)	(9,217)	–

Tangible Book Value	$	$	$808,338	$832,635	$829,860	$526,320
Book Value Per Share	$	$	$19.70	$19.47	$19.40	$18.86
Tangible Book Value Per Share	$	$	$17.52	$18.45	$18.39	$18.86

(*)	Proportional share is calculated based upon our ownership percentage of TIB Financial, Capital Bank Corp. and Green Bankshares at each respective period.

(2)	We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.

	Pro Forma				As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
(Dollars in thousands, except per share data)	As of and for the Nine Months Ended September 30, 2011		As of and for the Nine Months Ended September 30, 2011	As of and for the Year Ended December 31, 2010
			(Unaudited)
Summary Balance Sheet Data
Cash and cash equivalents	$		$818,384	$886,925	$526,711
Investment securities		780,870	780,870	479,716	–
Loans held for sale		16,906	16,906	–	–
Loans receivable:
Not covered under FDIC loss sharing agreements		3,788,533	3,788,533	1,046,463	–
Covered under FDIC loss sharing agreements		580,340	580,340	696,284	–
Allowance for loan losses		(17,104)	(17,104)	(753)	–

Net loans		4,351,769	4,351,769	1,741,994	–

Other real estate owned		152,509	141,577	70,817	–
FDIC indemnification asset		67,156	67,156	91,467	–
Receivable from FDIC		16,520	16,520	46,585	–
Goodwill and intangible assets, net		122,042	122,042	51,770	–
Other assets		403,808	403,808	127,717	50

Total assets	$		$6,729,964	$3,496,991	$526,761

Deposits		$5,251,477	$5,251,477	$2,260,097	$–
Advances from FHLB		238,415	238,415	243,067	–
Borrowings		202,749	202,749	84,856	–
Other liabilities		51,453	51,453	27,735	441

Total liabilities		5,744,094	5,744,094	2,615,755	441

Shareholders’ equity			985,870	881,236	526,320

Total liabilities and shareholders’ equity	$		$6,729,964	$3,496,991	$526,761

Asset Quality
Non-performing loans to loans receivable(3)
Not covered under loss sharing agreements with the FDIC			5.50%	3.25%	NA
Covered under loss sharing agreements with the FDIC			2.93%	7.88%	NA
Total non-performing loans to loans receivable			8.42%
Non-performing assets to total assets
Not covered under loss sharing agreements with the FDIC			5.15%	11.12%	NA
Covered under loss sharing agreements with the FDIC			2.66%	2.28%	NA
Total non-performing assets to total assets			7.81%
Allowance for loan losses to non-performing loans
Not covered under loss sharing agreements with the FDIC			4.43%	5.37%	NA
Covered under loss sharing agreements with the FDIC			5.00%	7.65%	NA
Total allowance for loan losses to non-performing loans			4.63%
Capital Ratios
Average equity to average total assets			19.29%	45.51%	99.79%
Tangible common equity(4)			13.08%	24.08%	99.92%
Tier 1 leverage			15.80%	24.30%	NM
Tier 1 risk-based capital			19.40%	41.80%	NM
Total risk-based capital			19.90%	41.90%	NM

(3)	Non-performing loans include non-accrual loans and loans past due over 90 days that retain accrual status due to accretion of income on purchased credit impaired loans.
(4)

See “Selected Historical Financial Information” for a discussion of the use of the tangible common equity in our business and the reconciliation of tangible common equity for each period of historical consolidated financial information presented above.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all of the other information contained in this prospectus including our consolidated financial statements and the related notes thereto, before deciding to invest in our Class A common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow. In such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Banking Operations

We have recently completed six acquisitions and have a limited operating history from which investors can evaluate our profitability and prospects.

We were organized in November 2009 and acquired certain of the assets and assumed certain liabilities of the three Failed Banks in July 2010. We also completed controlling investments in TIB Financial in September 2010, Capital Bank Corp. in January 2011 and Green Bankshares in September 2011. Because our banking operations began in 2010, we do not have a meaningful operating history upon which investors can evaluate our operational performance or compare our recent performance to historical performance. Although we acquired certain assets and assumed certain liabilities or made investments in six depository institutions which had operated for longer periods of time than we have, their business models and experiences are not reflective of our plans. Accordingly, our limited time running these companies’ operations may make it difficult to predict our future prospects and financial performance based on the prior performance of such depository institutions. Moreover, because a material portion of the loans and other real estate we acquired in the acquisitions are covered by the loss sharing agreements and other loans and real estate we acquired were marked to fair value in connection with our acquisition of the Failed Banks’ businesses, the historical financial results of the acquired banks are less important to an understanding of our future operations. Certain other factors may also make it difficult to predict our future financial and operating performance, including, among others:

•

our current asset mix, loan quality and allowances are not representative of our anticipated future asset mix, loan quality and allowances, which may change materially as we undertake organic loan origination and banking activities and grow through future acquisitions;

•

a material portion of the loans and other real estate of the Failed Banks that we acquired are covered by the loss sharing agreements with the FDIC, which reimburse 80% of losses experienced on these assets and, thus, we may face higher losses once the FDIC loss sharing expires;

•

the income we report from certain acquired assets due to discount accretion and the amortization of the FDIC indemnification asset does not reflect the same amount of cash inflows to us and, if we are unable to replace these acquired assets with new performing loans and other performing assets, we may be unable to generate sufficient cash flows;

•

our significant cash reserves and liquid securities portfolio, which result in large part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our acquisition of the Failed Banks subject to loss sharing agreements, are not necessarily representative of our future cash position;

•

our cost structure and capital expenditure requirements during the transitional periods for which financial information is available are not reflective of our anticipated cost structure and capital spending as we integrate future acquisitions and continue to grow our organic banking platform; and

•

our regulatory capital ratios, which are required by agreements we have reached with our regulators and which result in part from the proceeds of our 2009 and 2010 private placement financings and cash payments from the FDIC in connection with our acquisition of the Failed Banks subject to loss sharing agreements, are not necessarily representative of our future regulatory capital ratios.

Our acquisition history may not be indicative of our ability to execute our growth strategy.

Our prior acquisitions should be viewed in the context of the recent opportunities available to us as a result of the confluence of our access to capital at a time when market dislocations of historical proportions resulted in attractive asset acquisition opportunities. As conditions change, we may prove to be unable to execute our growth strategy, which could impact our future earnings, reputation and results of operations. We have recently completed the process of integrating five of the acquired banking platforms into a single unified operating platform (the Failed Banks, TIB Financial and Capital Bank Corp.). In addition, prior to our acquisition, Green Bankshares used the same processing platform, which will help us more quickly integrate our sixth acquired business. See “—Risks Relating to Our Growth Strategy.”

Continued or worsening general business and economic conditions could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our business and operations are sensitive to general business and economic conditions in the United States. If the U.S. economy is unable to steadily emerge from the recent recession that began in 2007 or we experience worsening economic conditions, such as a so-called “double-dip” recession, our growth and profitability could be adversely affected. Weak economic conditions may be characterized by deflation, fluctuations in debt and equity capital markets, including a lack of liquidity and/or depressed prices in the secondary market for mortgage loans, increased delinquencies on mortgage, consumer and commercial loans, residential and commercial real estate price declines and lower home sales and commercial activity. All of these factors would be detrimental to our business. On August 5, 2011, Standard & Poor’s lowered the long-term sovereign credit rating of U.S. Government debt obligations from AAA to AA+. On August 8, 2011, S&P also downgraded the long-term credit ratings of U.S. government-sponsored enterprises. These actions initially have had an adverse effect on financial markets and although we are unable to predict the longer-term impact on such markets and the participants therein, it may be material and adverse.

In addition, significant concern regarding the creditworthiness of some of the governments in Europe, most notably Greece, has contributed to volatility in financial markets in Europe and globally, and to funding pressures on some globally active European banks, leading to greater investor and economic uncertainty worldwide. A failure to adequately address sovereign debt concerns in Europe could hamper economic recovery or contribute to a return to recessionary economic conditions and severe stress in the financial markets, including in the United States.

Our business is also significantly affected by monetary and related policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and cash flows.

The geographic concentration of our markets in the southeastern region of the United States makes our business highly susceptible to downturns in the local economies and depressed banking markets, which could be detrimental to our financial condition.

Unlike larger financial institutions that are more geographically diversified, we are a regional banking franchise concentrated in southeastern region of the United States. We operate branches located in Florida, North Carolina, South Carolina, Tennessee and Virginia. As of September 30, 2011, 32% of our loans were in Florida, 26% were in North Carolina, 11% were in South Carolina, 30% were in Tennessee and 1% were in Virginia. A deterioration in local economic conditions in the loan market or in the residential, commercial or industrial real estate market could have a material adverse effect on the quality of our portfolio, the demand for our products and services, the ability of borrowers to timely repay loans and the value of the collateral securing loans. In addition, if the population or income growth in the region is slower than projected, income levels, deposits and real estate development could be adversely affected and could result in the curtailment of our expansion, growth and profitability. If any of these developments were to result in losses that materially and adversely affected Capital Bank’s capital, we and Capital Bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital. See “Supervision and Regulation.”

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our management team and our ability to motivate and retain these individuals and other key personnel. In particular, we rely on the leadership and experience in the banking industry of our Chief Executive Officer R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America and has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks. The loss of service of Mr. Taylor or one or more of our other executive officers or key personnel could reduce our ability to successfully implement our long-term business strategy, our business could suffer and the value of our common stock could be materially adversely affected. Leadership changes will occur from time to time and we cannot predict whether significant resignations will occur or whether we will be able to recruit additional qualified personnel. We believe our management team possesses valuable knowledge about the banking industry and that their knowledge and relationships would be very difficult to replicate. Although R. Eugene Taylor has entered into an employment agreement with us and we expect that, prior to the completion of this offering, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner will have entered into employment agreements with us, it is possible that they may not complete the term of their employment agreements or renew them upon expiration. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of these key personnel could negatively impact our banking operations. The loss of key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition or operating results.

Our loss sharing agreements impose restrictions on the operation of our business; failure to comply with the terms of our loss sharing agreements with the FDIC or other regulatory agreements or orders may result in significant losses or regulatory sanctions, and we are exposed to unrecoverable losses on the Failed Banks’ assets that we acquired.

In July 2010, we purchased substantially all of the assets and assumed all of the deposits and certain other liabilities of the Failed Banks in FDIC-assisted transactions, and a material portion of our revenue is derived from such assets. Certain of the purchased assets are covered by the loss sharing agreements with the FDIC, which provide that the FDIC will bear 80% of losses on the covered loan assets we acquired in our acquisition of the Failed Banks. We are subject to audit by the FDIC at its discretion to ensure we are in compliance with the terms of these agreements. We may experience difficulties in complying with the requirements of the loss sharing agreements, the terms of which are extensive and failure to comply with any of the terms could result in a specific asset or group of assets losing their loss sharing coverage.

The FDIC has the right to refuse or delay payment partially or in full for such loan losses if we fail to comply with the terms of the loss sharing agreements, which are extensive. Additionally, the loss sharing agreements are limited in duration. Therefore, any losses that we experience after the terms of the loss sharing agreements have ended will not be recoverable from the FDIC and would negatively impact our net income. See “Business—Our Acquisitions—Loss Sharing Agreements” for a description of the loss sharing arrangements with the FDIC.

Our loss sharing agreements also impose limitations on how we manage loans covered by loss sharing. For example, under the loss sharing agreements, we are not permitted to sell a covered loan even if in the ordinary course of our business we determine that taking such action would be advantageous for us. These restrictions could impair our ability to manage problem loans and extend the amount of time that such loans remain on our balance sheet and could negatively impact our business, financial condition, liquidity and results of operations.

In addition to the loss sharing agreements, in August 2010, Capital Bank entered into an Operating Agreement with the OCC (which we refer to as the “OCC Operating Agreement”), in connection with our acquisition of the Failed Banks. Capital Bank (and, with respect to certain provisions, the Company) is also subject to an Order of the FDIC, dated July 16, 2010 (which we refer to as the “FDIC Order”) issued in connection with the FDIC’s approval of our deposit insurance applications for the Failed Banks. The OCC Operating Agreement and the FDIC Order require that Capital Bank maintain various financial and capital ratios and require prior regulatory notice and consent to take certain actions in connection with operating the business and may restrict Capital Bank’s ability to pay dividends to us and to make changes to its capital structure. A failure by us or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC Order could subject us to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions, by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent us from executing our business strategy and negatively impact our business, financial condition, liquidity and results of operations.

Any requested or required changes in how we determine the impact of loss share accounting on our financial information could have a material adverse effect on our reported results.

A material portion of our financial results is based on loss share accounting, which is subject to assumptions and judgments made by us, our accountants and the regulatory agencies to whom we report such information. Loss share accounting is a complex accounting methodology. If these assumptions are incorrect or our accountants or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition, operations or our previously reported results. As such, any financial information generated through the use of loss share accounting is subject to modification or change. Any significant modification or change in such information could have a material adverse effect on our results of operations and our previously reported results.

Our financial information reflects the application of the acquisition method of accounting. Any change in the assumptions used in such methodology could have an adverse effect on our results of operations.

As a result of our recent acquisitions, our financial results are heavily influenced by the application of the acquisition method of accounting. The acquisition method of accounting requires management to make assumptions regarding the assets purchased and liabilities assumed to determine their fair market value. Our interest income, interest expense and net interest margin (which were equal to $149.5 million, $25.8 million and 3.8%, respectively, in the first nine months of 2011) reflect the impact of accretion of the fair value adjustments made to the carrying amounts of interest earning assets and interest bearing liabilities and our non-interest income (which totaled $25.2 million in the first nine months of 2011) for periods subsequent to the acquisitions includes the effects of discount accretion and amortization of the FDIC indemnification asset. In addition, the balances of non-performing assets were significantly reduced by the adjustments to fair value recorded in conjunction with the relevant acquisition. If our assumptions are incorrect or the regulatory agencies to whom we report require that we change or modify our assumptions, such change or modification could have a material adverse effect on our financial condition or results of operations or our previously reported results. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Accounting for Acquired Loans” for additional information on the impact of acquisition method of accounting to our financial operations.

Our business is highly susceptible to credit risk.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the collateral (if any) securing the payment of their loans may not be sufficient to assure repayment. The risks inherent in making any loan include risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The credit standards, procedures and policies that we have established for borrowers may not prevent us from incurring substantial credit losses.

Although we do not have a long enough operating history to have restructured many of our loans for borrowers in financial difficulty, in the future, we may restructure originated or acquired loans if we believe the borrowers have a viable business plan to fully pay off all obligations. However, for our originated loans, if interest rates or other terms are modified upon extension of credit or if terms of an existing loan are renewed in such a situation and a concession is granted, we may be required to classify such action as a troubled debt restructuring (which we refer to as a “TDR”). We would classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Generally, these loans would be restructured to provide the borrower additional time to execute its business plan. With respect to restructured loans, we may grant concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. In situations where a TDR is unsuccessful and the borrower is unable to satisfy the terms of the restructured agreement, the loan would be placed on nonaccrual status and written down to the underlying collateral value.

Recent economic and market developments and the potential for continued economic disruption present considerable risks to us and it is difficult to determine the depth and duration of the economic and financial market problems and the many ways in which they may impact our business in general. Any failure to manage such credit risks may materially adversely affect our business and our consolidated results of operations and financial condition.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of September 30, 2011, approximately 85% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our primary market areas could continue to result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and shareholders’ equity could be adversely affected. For example, the housing market has been in a four-year recession. Home prices declined by 0.4% (as measured by the S&P/Case-Shiller Home Price Indices) in the first nine months of 2011. Further declines in home prices coupled with a deepened economic recession and continued rises in unemployment levels could drive losses beyond the level that is provided for in our allowance for loan losses. In that event, our earnings could be adversely affected.

Additionally, recent weakness in the secondary market for residential lending could have an adverse impact on our profitability. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for and liquidity of most mortgage loans other than conforming Fannie Mae and Freddie Mac loans. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, any future mortgage loan originations and gains on sale of mortgage loans. Continued declines in real estate values and home sales volumes and financial stress on borrowers as a result of job losses or other factors could have further adverse effects on borrowers that result in higher delinquencies and charge-offs in future periods, which could adversely affect our financial position and results of operations.

Our construction and land development loans are based upon estimates of costs and the values of the complete projects.

While we intend to focus on originating loans other than non-owner occupied commercial real estate loans, our portfolio includes construction and land development loans (which we refer to as “C&D loans”) extended to builders and developers, primarily for the construction and/or development of properties. These loans have been extended on a presold and speculative basis and they include loans for both residential and commercial purposes.

In general, C&D lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential and commercial real estate markets, property values have become more difficult to determine than they have been historically. The repayment of construction and land acquisition and development loans is often dependent, in part, on the ability of the borrower to sell or lease the property. These loans also require ongoing monitoring. In addition, speculative construction loans to a residential builder are often associated with homes that are not presold and, thus, pose a greater potential risk than construction loans to individuals on their personal residences. Slowing housing sales have been a contributing factor to an increase in non-performing loans as well as an increase in delinquencies.

As of September 30, 2011, C&D loans totaled $575.0 million (or 13% of our total loan portfolio), of which $90.1 million was for construction and/or development of residential properties and $484.9 million was for construction/development of commercial properties. As of September 30, 2011, non-performing C&D loans covered under FDIC loss share agreements totaled $40.0 million and non-performing C&D loans not covered under FDIC loss share agreements totaled $98.4 million.

Our non-owner occupied commercial real estate loans may be dependent on factors outside the control of our borrowers.

While we intend to focus on originating loans other than non-owner occupied commercial real estate loans, in the acquisitions we acquired non-owner occupied commercial real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. This may be adversely affected by changes in the economy or local market conditions. Non-owner occupied commercial real estate loans expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be liquidated as easily as residential real estate. In such cases, we may be compelled to modify the terms of the loan or engage in other potentially expensive work-out techniques. If we foreclose on a non-owner occupied commercial real estate loan, our holding period for the collateral typically is longer than a 1-4 family residential property because there are fewer potential purchasers of the collateral. Additionally, non-owner occupied commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on non-owner occupied commercial real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As of September 30, 2011, our non-owner occupied commercial real estate loans totaled $950.0 million (or 22% of our total loan portfolio). As of September 30, 2011, non-performing non-owner occupied commercial real estate loans covered under FDIC loss share agreements totaled $27.5 million and non-performing non-owner occupied commercial real estate loans not covered under FDIC loss share agreements totaled $45.7 million.

Repayment of our commercial business loans is dependent on the cash flows of borrowers, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

Our business plan focuses on originating different types of commercial business loans. We classify types of commercial loans offered as owner-occupied term real estate loans, business lines of credit and term equipment financing. Commercial business lending involves risks that are different from those associated with non-owner occupied commercial real estate lending. Our commercial business loans are primarily underwritten based on the cash flow of the borrower and secondarily on the underlying collateral, including real estate. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Some of our commercial business loans are collateralized by equipment, inventory, accounts receivable or other business assets, and the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use.

As of September 30, 2011, our commercial business loans totaled $1.3 billion (or 29% of our total loan portfolio). Of this amount, $843.6 million was secured by owner-occupied real estate and $438.4 million was secured by business assets. As of September 30, 2011, non-performing commercial business loans covered under FDIC loss share agreements totaled $18.4 million and non-performing commercial business loans not covered under FDIC loss share agreements totaled $61.1 million.

Our allowance for loan losses and fair value adjustments may prove to be insufficient to absorb losses for loans that we originate.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the discount on the loan at the time of acquisition;

•	the credit history of a particular borrower; and

•	changes in economic and industry conditions.

Non-performing loans covered under loss share agreements with the FDIC totaled $128.7 million, and non-performing loans not covered under loss share agreements with the FDIC totaled $296.8 million as of September 30, 2011. We maintain an allowance for loan losses with respect to loans we originate, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management team through periodic reviews. As of September 30, 2011, the allowance on loans covered by loss share agreements with the FDIC was $7.0 million, and the allowance on loans not covered by loss share agreements with the FDIC was $10.1 million. As of September 30, 2011, the ratio of our allowance for loan losses to nonperforming loans covered by loss share agreements with the FDIC was 5.4%, and the ratio of our allowance for loan losses to non-performing loans not covered by loss share agreements with the FDIC was 3.4%.

The application of the acquisition method of accounting to our completed acquisitions impacted our allowance for loan losses. Under the acquisition method of accounting, all loans were recorded in our financial statements at their fair value at the time of their acquisition and the related allowance for loan loss was eliminated because the fair value at the time was determined by the net present value of the expected cash flows taking into consideration estimated credit quality. We may in the future determine that our estimates of fair value are too high, in which case we would provide for additional loan losses associated with the acquired loans. As of September 30, 2011, the allowance for loan losses on purchased credit-impaired loan pools totaled $10.5 million, of which $7.0 million was related to loan pools covered by loss share agreements with the FDIC and $3.5 million was related to loan pools not covered by loss share agreements with the FDIC.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans that we originate, identification of additional problem loans originated by us and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. If current trends in the real estate markets continue, we expect that we will continue to experience increased delinquencies and credit losses, particularly with respect to construction, land development and land loans. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for probable loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

We continue to hold and acquire other real estate, which has led to increased operating expenses and vulnerability to additional declines in real property values.

We foreclose on and take title to the real estate serving as collateral for many of our loans as part of our business. Real estate owned by us and not used in the ordinary course of its operations is referred to as “other real estate owned” or “OREO” property. At September 30, 2011, we had $152.5 million of OREO. Increased OREO balances have led to greater expenses as we incur costs to manage and dispose of the properties. We expect that our earnings will continue to be negatively affected by various expenses associated with OREO, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments and other expenses associated with property ownership, as well as by the funding costs associated with assets that are tied up in OREO. Any further decrease in real estate market prices may lead to additional OREO write-downs, with a corresponding expense in our statement of operations. We evaluate OREO properties periodically and write down the carrying value of the properties if the results of our evaluation require it. The expenses associated with OREO and any further property write-downs could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Delinquencies and defaults in residential mortgages have increased, creating a backlog in courts and an increase in industry scrutiny by regulators, as well as resulting in proposed new laws and regulations governing foreclosures. Such laws and regulations might restrict or delay our ability to foreclose and collect payments for single family residential loans under the loss sharing agreements.

Recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans (some for a limited period of time), or otherwise limit the ability of residential loan servicers to take actions that may be essential to preserve the value of the mortgage loans. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increased servicing costs. As a servicer of mortgage loans, any restriction on our ability to foreclose on a loan, any requirement that we forego a portion of the amount otherwise due on a loan or any requirement that we modify any original loan terms will in some instances require us to advance principal, interest, tax and insurance payments, which may negatively impact our business, financial condition, liquidity and results of operations.

In addition, for the single family residential loans covered by the loss sharing agreements, we cannot collect loss share payments until we liquidate the properties securing those loans. These loss share payments could be delayed by an extended foreclosure process, including delays resulting from a court backlog, local or national foreclosure moratoriums or other delays, and these delays could have a material adverse effect on our results of operations.

Like other financial services institutions, our asset and liability structures are monetary in nature. Such structures are affected by a variety of factors, including changes in interest rates, which can impact the value of financial instruments held by us.

Like other financial services institutions, we have asset and liability structures that are essentially monetary in nature and are directly affected by many factors, including domestic and international economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, monetary and fiscal policies, inflation, currency values, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of customers and counterparties and the level and volatility of trading markets. Such factors can impact customers and counterparties of a financial services institution and may impact the value of financial instruments held by a financial services institution.

Our earnings and cash flows largely depend upon the level of our net interest income, which is the difference between the interest income we earn on loans, investments and other interest earning assets, and the interest we pay on interest bearing liabilities, such as deposits and borrowings. Because different types of assets and liabilities may react differently and at different times to market interest rate changes, changes in interest rates can increase or decrease our net interest income. When interest-bearing liabilities mature or reprice more quickly than interest earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly, and because the magnitude of repricing of interest earning assets is often greater than interest bearing liabilities, falling interest rates could reduce net interest income.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates, while a decrease in the general level of interest rates may adversely affect the fair value of our financial assets and liabilities and our ability to realize gains on the sale of assets. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits.

Accordingly, changes in the level of market interest rates affect our net yield on interest earning assets, loan origination volume, loan and mortgage-backed securities portfolios and our overall results. Changes in interest rates may also have a significant impact on any future mortgage loan origination revenues. Historically, there has been an inverse correlation between the demand for mortgage loans and interest rates. Mortgage origination volume and revenues usually decline during periods of rising or high interest rates and increase during periods of declining or low interest rates. Changes in interest rates also have a significant impact on the carrying value of a significant percentage of the assets on our balance sheet. Interest rates are highly sensitive to many factors beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”). We cannot predict the nature and timing of the Federal Reserve’s interest rate policies or other changes in monetary policies and economic conditions, which could negatively impact our financial performance.

We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy recovers. A strengthening U.S. economy would be expected to cause the Board of Governors of the Federal Reserve to increase short-term interest rates, which would increase our borrowing costs.

The fair value of our investment securities can fluctuate due to market conditions out of our control.

As of September 30, 2011, approximately 94% of our investment securities portfolio was comprised of U.S. government agency and sponsored enterprises obligations, U.S. government agency and sponsored enterprises mortgage-backed securities and securities of municipalities. As of September 30, 2011, the fair value of our investment securities portfolio was approximately $783.1 million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency downgrades of the securities, defaults by the issuer or with respect to the underlying securities, changes in market interest rates and continued instability in the credit markets. In addition, we have historically taken a conservative investment posture, concentrating on government issuances of short duration. In the future, we may seek to increase yields through more aggressive investment strategies, which may include a greater percentage of corporate issuances and structured credit products. Any of these mentioned factors, among others, could cause other-than-temporary impairments in future periods and result in a realized loss, which could have a material adverse effect on our business. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers and the performance of the underlying collateral, we may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on our financial condition and results of operations.

We have a significant deferred tax asset that may not be fully realized in the future.

Our net deferred tax asset totaled $112.5 million as of September 30, 2011. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods prior to the expiration of the related net operating losses. If our estimates and assumptions about future taxable income are not accurate, the value of our deferred tax asset may not be recoverable and may result in a valuation allowance that would impact our earnings.

Recent market disruptions have caused increased liquidity risks and, if we are unable to maintain sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers.

The recent disruption and illiquidity in the credit markets have generally made potential funding sources more difficult to access, less reliable and more expensive. Our liquidity is generally used to make loans and to repay deposit liabilities as they become due or are demanded by customers, and further deterioration in the credit markets or a prolonged period without improvement of market liquidity could present significant challenges in the management of our liquidity and could adversely affect our business, results of operations and prospects. For example, if as a result of a sudden decline in depositor confidence resulting from negative market conditions, a substantial number of bank customers tried to withdraw their bank deposits simultaneously, our reserves may not be able to cover the withdrawals.

Furthermore, an inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations and financial condition. Collateralized borrowings such as advances from the FHLB are an important potential source of liquidity. Our borrowing capacity is generally dependent on the value of the collateral pledged to the FHLB. An adverse regulatory change could reduce our borrowing capacity or eliminate certain types of collateral and could otherwise modify or even eliminate our access to FHLB advances, Federal Fund line borrowings and discount window advances. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid. Any such change or termination may have an adverse effect on our liquidity.

Our access to other funding sources could be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets. We may need to incur additional debt in the future to achieve our business objectives, in connection with future acquisitions or for other reasons. Any borrowings, if sought, may not be available to us or, if available, may not be on favorable terms. Without sufficient liquidity, we may not be able to meet the cash flow requirements of our depositors and borrowers, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

We expect to depend on checking, savings and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. Because 52% of our deposits as of September 30, 2011 were time deposits, it may prove harder to maintain and grow our deposit base than would otherwise be the case. We are also working to transition certain of our customers to lower cost traditional banking services as higher cost funding sources, such as high interest certificates of deposit, mature. There may be competitive pressures to pay higher interest rates on deposits, which could increase funding costs and compress net interest margins. Customers may not transition to lower yielding savings or investment products or continue their business with us, which could adversely affect our operations. In addition, with recent concerns about bank failures, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount that they have on deposit with us is fully insured and may place them in other institutions or make investments that are perceived as being more secure. Further, even if we are able to grow and maintain our deposit base, the account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments (or similar products at other institutions that may provide a higher rate of return), we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income. Additionally, any such loss of funds could result in lower loan originations, which could materially negatively impact our growth strategy and results of operations.

We operate in a highly competitive industry and face significant competition from other financial institutions and financial services providers, which may decrease our growth or profits.

Consumer and commercial banking is highly competitive. Our market contains not only a large number of community and regional banks, but also a significant presence of the country’s largest commercial banks. We compete with other state and national financial institutions as well as savings and loan associations, savings banks and credit unions for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds and several government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. Some of these competitors may have a long history of successful operations in our markets, greater ties to local businesses and more expansive banking relationships, as well as better established depositor bases. Competitors with greater resources may possess an advantage by being capable of maintaining numerous banking locations in more convenient sites, operating more ATMs and conducting extensive promotional and advertising campaigns or operating a more developed Internet platform.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect our ability to market our products and services. Also, technology has lowered barriers to entry and made it possible for banks to compete in our market without a retail footprint by offering competitive rates, as well as non-banks to offer products and services traditionally provided by banks.

Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for certain products and services than we can.

Our ability to compete successfully depends on a number of factors, including:

•	the ability to develop, maintain and build upon long-term customer relationships based on quality service and high ethical standards;

•	the ability to attract and retain qualified employees to operate our business effectively;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition and results of operations.

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical recordkeeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition and results of operations.

We are dependent on our information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. We outsource many of our major systems, such as data processing, loan servicing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

In addition, we provide our customers the ability to bank remotely, including online over the Internet. The secure transmission of confidential information is a critical element of remote banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

As a public company, we will be required to meet periodic reporting requirements under the rules and regulations of the United States Securities and Exchange Commission. Complying with federal securities laws as a public company is expensive, and we will incur significant time and expense enhancing, documenting, testing and certifying our internal control over financial reporting. Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our Class A common stock.

Prior to becoming a public company, we have not been required to comply with Securities and Exchange Commission (which we refer to as the “SEC”) requirements to have our financial statements completed and reviewed or audited within a specified time. As a publicly traded company following completion of this offering and the reorganization, we will be required to file periodic reports containing our financial statements with the SEC within a specified time following the completion of quarterly and annual periods. We will also be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 concerning internal controls over financial reporting commencing in the 2012 fiscal year. We may experience difficulty in meeting the SEC’s reporting requirements. Any failure by us to file our periodic reports with the SEC in a timely manner could harm our reputation and reduce the trading price of our Class A common stock.

As a public company, we will incur significant legal, accounting, insurance and other expenses. Compliance with other rules of the SEC and the rules of Nasdaq will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our fiscal year ending December 31, 2012, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm will be required to attest to our assessment of our internal controls over financial reporting. This process will require significant documentation of policies, procedures and systems, review of that documentation by our internal auditing staff and our outside auditors and testing of our internal controls over financial reporting by our internal auditing and accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and expense, may strain our internal resources and have an adverse impact on our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the trading price of our Class A common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it may negatively impact our business, results of operations and reputation. As of December 31, 2010, Green Bankshares reported a material weakness in its internal control over financial reporting. Failure to remediate such material weakness could have an adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Trends and Developments” for information regarding actions we intend to take to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act with respect to Green Bankshares.

Hurricanes or other adverse weather events would negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

Our market areas in the southeastern region of the United States are susceptible to natural disasters, such as hurricanes, tornadoes, tropical storms, other severe weather events and related flooding and wind damage, and manmade disasters, such as the 2010 oil spill in the Gulf of Mexico. Our market areas in Tennessee are susceptible to natural disasters, such as tornadoes and floods. These natural disasters could negatively impact regional economic conditions, cause a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us, damage our banking facilities and offices and negatively impact our growth strategy. Such weather events can disrupt operations, result in damage to properties and negatively affect the local economies in the markets where they operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes or tornadoes will affect our operations or the economies in our current or future market areas, but such weather events could negatively impact economic conditions in these regions and result in a decline in local loan demand and loan originations, a decline in the value or destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. Our business or results of operations may be adversely affected by these and other negative effects of natural or manmade disasters.

Risks Relating to Our Growth Strategy

We may not be able to effectively manage our growth.

Our future operating results depend to a large extent on our ability to successfully manage our rapid growth. Our rapid growth has placed, and it may continue to place, significant demands on our operations and management. Whether through additional acquisitions or organic growth, our current plan to expand our business is dependent upon:

•

the ability of our officers and other key employees to continue to implement and improve our operational, credit, financial, management and other internal risk controls and processes and our reporting systems and procedures in order to manage a growing number of client relationships;

•	to scale our technology platform;

•	to integrate our acquisitions and develop consistent policies throughout the various businesses; and

•	to manage a growing number of client relationships.

We may not successfully implement improvements to, or integrate, our management information and control systems, procedures and processes in an efficient or timely manner and may discover deficiencies in existing systems and controls. In particular, our controls and procedures must be able to accommodate an increase in expected loan volume and the infrastructure that comes with new branches and banks. Thus, our growth strategy may divert management from our existing businesses and may require us to incur additional expenditures to expand our administrative and operational infrastructure and, if we are unable to effectively manage and grow our banking franchise, our business and our consolidated results of operations and financial condition could be materially and adversely impacted. In addition, if we are unable to manage future expansion in our operations, we may experience compliance and operational problems, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

Many of our new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict our growth.

We intend to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. Generally, any acquisition of target financial institutions or assets by us will require approval by, and cooperation from, a number of governmental regulatory agencies, possibly including the Federal Reserve, the OCC and the FDIC, as well as state banking regulators. In acting on such applications of approval, federal banking regulators consider, among other factors:

•	the effect of the acquisition on competition;

•	the financial condition and future prospects of the applicant and the banks involved;

•	the managerial resources of the applicant and the banks involved;

•	the convenience and needs of the community, including the record of performance under the Community Reinvestment Act (which we refer to as the “CRA”); and

•	the effectiveness of the applicant in combating money laundering activities.

Such regulators could deny our application based on the above criteria or other considerations or the regulatory approvals may not be granted on terms that are acceptable to us. For example, we could be required to sell branches as a condition to receiving regulatory approvals, and such a condition may not be acceptable to us or may reduce the benefit of any acquisition.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions that meet our investment criteria. Because of the significant competition for acquisition opportunities and the limited number of potential targets, we may not be able to successfully consummate acquisitions necessary to grow our business.

The success of future transactions will depend on our ability to successfully identify and consummate transactions with target financial institutions that meet our investment criteria. There are significant risks associated with our ability to identify and successfully consummate transactions with target financial institutions. There are a limited number of acquisition opportunities, and we expect to encounter intense competition from other banking organizations competing for acquisitions and also from other investment funds and entities looking to acquire financial institutions. Many of these entities are well established and have extensive experience in identifying and effecting acquisitions directly or through affiliates. Many of these competitors possess ongoing banking operations with greater technical, human and other resources than we do, and our financial resources will be relatively limited when contrasted with those of many of these competitors. These organizations may be able to achieve greater cost savings through consolidating operations than we could. Our ability to compete in acquiring certain sizable target institutions will be limited by our available financial resources. These inherent competitive limitations give others an advantage in pursuing the acquisition of certain target financial institutions. In addition, increased competition may drive up the prices for the types of acquisitions we intend to target, which would make the identification and successful consummation of acquisition opportunities more difficult. Competitors may be willing to pay more for target financial institutions than we believe are justified, which could result in us having to pay more for target financial institutions than we prefer or to forego target financial institutions. As a result of the foregoing, we may be unable to successfully identify and consummate future transactions to grow our business on commercially attractive terms, or at all.

Because the institutions we intend to acquire may have distressed assets, we may not be able to realize the value we predict from these assets or make sufficient provision for future losses in the value of, or accurately estimate the future writedowns taken in respect of, these assets.

Delinquencies and losses in the loan portfolios and other assets of financial institutions that we acquire may exceed our initial forecasts developed during the due diligence investigation prior to acquiring those institutions.

Even if we conduct extensive due diligence on an entity we decide to acquire, this diligence may not reveal all material issues that may affect a particular entity. The diligence process in FDIC-assisted transactions is also expedited due to the short acquisition timeline that is typical for these depository institutions. If, during the diligence process, we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. Any of these events could adversely affect the financial condition, liquidity, capital position and value of institutions we acquire and of the Company as a whole. If any of the foregoing adverse events occur with respect to one subsidiary, they may adversely affect other of our subsidiaries or the Company as a whole. Current economic conditions have created an uncertain environment with respect to asset valuations and there is no certainty that we will be able to sell assets of target institutions if we determine it would be in our best interests to do so. The institutions we will target may have substantial amounts of asset classes for which there is currently limited or no marketability.

The success of future transactions will depend on our ability to successfully combine the target financial institution’s business with our existing banking business and, if we experience difficulties with the integration process, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

The success of future transactions will depend, in part, on our ability to successfully combine the target financial institution’s business with our existing banking business. As with any acquisition involving financial institutions, there may be business disruptions that result in the loss of customers or cause customers to remove their accounts and move their business to competing banking institutions. It is possible that the integration process could result in additional expenses in connection with the integration processes and the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition. Integration efforts, including integration of the target financial institution’s systems into our systems may divert our management’s attention and resources, and we may be unable to develop, or experience prolonged delays in the development of, the systems necessary to operate our acquired banks, such as a financial reporting platform or a human resources reporting platform call center. If we experience difficulties with the integration process, the anticipated benefits of any future transaction may not be realized fully or at all or may take longer to realize than expected. Additionally, we may be unable to recognize synergies, operating efficiencies and/or expected benefits within expected timeframes within expected cost projections, or at all. We may also not be able to preserve the goodwill of the acquired financial institution.

Our recent transaction with Green Bankshares may present certain risks to our business and operations.

On September 7, 2011, we completed our acquisition of a 90% interest in Green Bankshares. This investment presents the following risks, among others:

•	the possibility that the expected benefits of the transaction may not materialize in the timeframe expected or at all, or may be more costly to achieve;

•

the possibility that the parties may be unable to successfully implement integration strategies, due to challenges associated with integrating complex systems, technology, banking centers and other assets of Green Bankshares in a manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies and integrating Green Bankshares’ workforce while maintaining focus on providing consistent, high quality customer service;

•	reputational risks and the reaction of the companies’ customers to the transaction; and

•

the investment may require diversion of the attention of our management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to us.

Further, as of December 31, 2010, Green Bankshares reported a material weakness in its internal controls over financial reporting related to the valuation of impaired loans and real estate owned. Failure to remediate such material weakness could have an adverse effect on us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Trends and Developments” for information regarding actions we intend to take to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act with respect to Green Bankshares.

Projected operating results for entities to be acquired by us may be inaccurate and may vary significantly from actual results.

We will generally establish the pricing of transactions and the capital structure of entities to be acquired by us on the basis of financial projections for such entities. In general, projected operating results will be based primarily on management judgments. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed and the projected results may vary significantly from actual results. General economic, political and market conditions, which are not predictable, can have a material adverse impact on the reliability of such projections. In the event that the projections made in connection with our acquisitions, or future projections with respect to new acquisitions, are not accurate, such inaccuracies could materially and adversely affect our business and our consolidated results of operations and financial condition.

Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

Our officers and directors may become subject to fiduciary obligations in connection with their service on the boards of directors of other corporations. To the extent that our officers and directors become aware of acquisition opportunities that may be suitable for entities other than us to which they have fiduciary or contractual obligations, or they are presented with such opportunities in their capacities as fiduciaries to such entities, they may honor such obligations to such other entities. In addition, our officers and directors will not have any obligation to present us with any acquisition opportunity that does not fall within certain parameters of our business (which opportunities and parameters are described in more detail in the section entitled “Business”). You should assume that to the extent any of our officers or directors becomes aware of an opportunity that may be suitable both for us and another entity to which such person has a fiduciary obligation or contractual obligation to present such opportunity as set forth above, he or she may first give the opportunity to such other entity or entities and may give such opportunity to us only to the extent such other entity or entities reject or are unable to pursue such opportunity. In addition, you should assume that to the extent any of our officers or directors becomes aware of an acquisition opportunity that does not fall within the above parameters but that may otherwise be suitable for us, he or she may not present such opportunity to us. In general, officers and directors of a corporation incorporated under Delaware law are required to present business opportunities to a corporation if the corporation could financially undertake the opportunity, the opportunity is within the corporation’s line of business and it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation. However, our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Changes in accounting standards may affect how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board (which we refer to as the “FASB”) or other regulatory authorities change the financial accounting and reporting standards that govern the preparation of financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in us restating prior period financial statements.

Risks Relating to the Regulation of Our Industry

We operate in a highly regulated industry and the laws and regulations that govern our operations, corporate governance, executive compensation and financial accounting, or reporting, including changes in them, or our failure to comply with them, may adversely affect us.

We are subject to extensive regulation and supervision that govern almost all aspects of our operations. Intended to protect customers, depositors, consumers, deposit insurance funds and the stability of the U.S. financial system, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on our business activities, limit the dividend or distributions that we can pay, restrict the ability of institutions to guarantee our debt and impose certain specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than generally accepted accounting principles. Compliance with laws and regulations can be difficult and costly and changes to laws and regulations often impose additional compliance costs. We are currently facing increased regulation and supervision of our industry as a result of the financial crisis in the banking and financial markets. Such additional regulation and supervision may increase our costs and limit our ability to pursue business opportunities. Further, our failure to comply with these laws and regulations, even if the failure was inadvertent or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business and financial condition.

We are periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, we may be required to make adjustments to our business that could adversely affect us.

Federal and state banking agencies periodically conduct examinations of our business, including compliance with applicable laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity sensitivity to market risk or other aspects of any of our operations has become unsatisfactory, or that we or our management is in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance. If we become subject to such regulatory actions, our business, results of operations and reputation may be negatively impacted.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material effect on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”), which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on our business are:

•	changes to regulatory capital requirements;

•	exclusion of hybrid securities, including trust preferred securities, issued on or after May 19, 2010 from Tier 1 capital;

•

creation of new government regulatory agencies (such as the Financial Stability Oversight Council, which will oversee systemic risk, and the Consumer Financial Protection Bureau, which will develop and enforce rules for bank and non-bank providers of consumer financial products);

•	potential limitations on federal preemption;

•	changes to deposit insurance assessments;

•	regulation of debit interchange fees we earn;

•	changes in retail banking regulations, including potential limitations on certain fees we may charge; and

•	changes in regulation of consumer mortgage loan origination and risk retention.

In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our Class A common stock. For a more detailed description of the Dodd-Frank Act, see “Supervision and Regulation—Changes in Laws, Regulations or Policies and the Dodd-Frank Act.”

The short-term and long-term impact of the new regulatory capital standards and the forthcoming new capital rules is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. Basel III increases the requirements for minimum common equity, minimum Tier 1 capital and minimum total capital, to be phased in over time until fully phased in by January 1, 2019.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as the Company, and non-bank financial companies that are supervised by the Federal Reserve. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. In particular, bank holding companies, many of which have long relied on trust preferred securities as a component of their regulatory capital, will no longer be permitted to count trust preferred securities toward their Tier 1 capital. While the Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to us and our subsidiary bank.

The FDIC’s restoration plan and the related increased assessment rate could adversely affect our earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as our subsidiary bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Market developments have significantly depleted the deposit insurance fund of the FDIC (which we refer to as the “DIF”) and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, there may need to be further special assessments or increases in deposit insurance premiums. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect results of operations, including by reducing our profitability or limiting our ability to pursue certain business opportunities.

We are subject to federal and state and fair lending laws, and failure to comply with these laws could lead to material penalties.

Federal and state fair lending laws and regulations, such as the Equal Credit Opportunity Act and the Fair Housing Act, impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, Consumer Financial Protection Bureau and other federal and state agencies are responsible for enforcing these laws and regulations. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. A successful challenge to our performance under the fair lending laws and regulations could adversely impact our rating under the Community Reinvestment Act and result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on merger and acquisition activity and restrictions on expansion activity, which could negatively impact our reputation, business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (which we refer to as the “PATRIOT Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control (which we refer to as “OFAC”). If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business.

Federal, state and local laws have been adopted that are intended to eliminate certain lending practices considered “predatory.” These laws prohibit practices such as steering borrowers away from more affordable products, selling unnecessary insurance to borrowers, repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans irrespective of the value of the underlying property. It is our policy not to make predatory loans, but these laws create the potential for liability with respect to our lending and loan investment activities. They increase our cost of doing business and, ultimately, may prevent us from making certain loans and cause us to reduce the average percentage rate or the points and fees on loans that we do make.

The Federal Reserve may require us to commit capital resources to support our subsidiary bank.

The Federal Reserve, which examines us and our subsidiaries, requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Act directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of strength for the institution. Under these requirements, in the future, we could be required to provide financial assistance to our subsidiary bank if it experiences financial distress.

A capital injection may be required at times when we do not have the resources to provide it, and therefore we may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

Stockholders may be deemed to be acting in concert or otherwise in control of Capital Bank, which could impose prior approval requirements and result in adverse regulatory consequences for such holders.

We are a bank holding company regulated by the Federal Reserve. Accordingly, acquisition of control of us (or our bank subsidiary) requires prior regulatory notice or approval. With certain limited exceptions, federal regulations prohibit potential investors from, directly or indirectly, acquiring ownership or control of, or the power to vote, more than 10% (more than 5% if the acquiror is a bank holding company) of any class of our voting securities, or obtaining the ability to control in any manner the election of a majority of directors or otherwise exercising a controlling influence over our management or policies, without prior notice or application to, and approval of, the Federal Reserve under the Change in Bank Control Act or the Bank Holding Company Act of 1956, as amended (which we refer to as the “BHCA”). Any bank holding company or foreign bank with a U.S. presence also is required to obtain the approval of the Federal Reserve under the BHCA to acquire or retain more than 5% of our outstanding voting securities.

In addition to regulatory approvals, any stockholder deemed to “control” us for purposes of the BHCA would become subject to investment and activity restrictions and ongoing regulation and supervision. Any entity owning 25% or more of any class of our voting securities, or a lesser percentage if such holder or group otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the BHCA. In addition, such a holder will be required to divest 5% or more of the voting securities of investments that may be deemed impermissible for a bank holding company, such as an investment in a company engaged in non-financial activities.

Regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. In certain instances, stockholders may be determined to be “acting in concert” and their shares aggregated for purposes of determining control for purposes of the Change in Bank Control Act. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. How this definition is applied in individual circumstances can vary among the various federal bank regulatory agencies and cannot always be predicted with certainty. Many factors can lead to a finding of acting in concert, including whether:

•	stockholders are commonly controlled or managed;

•	stockholders are parties to an oral or written agreement or understanding regarding the acquisition, voting or transfer of control of voting securities of a bank or bank holding company;

•	the holders each own stock in a bank and are also management officials, controlling stockholders, partners or trustees of another company; or

•	both a holder and a controlling stockholder, partner, trustee or management official of the holder own equity in the bank or bank holding company.

Our common stock owned by holders determined by a bank regulatory agency to be acting in concert would be aggregated for purposes of determining whether those holders have control of a bank or bank holding company for Change in Bank Control Act purposes. Because the control regulations under the Change in Bank Control Act and the BHCA are complex, potential investors should seek advice from qualified banking counsel before making an investment in our Class A common stock.

Risks Related to Our Common Stock

You will incur immediate dilution as a result of this offering.

If you purchase our Class A common stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholders for their shares. As a result, and after the reorganization, you will incur immediate dilution of $        per share assuming an initial offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, representing the difference between such assumed offering price and our estimated pro forma net tangible book value per pro forma share as of September 30, 2011, of $        . Accordingly, if we are liquidated at our book value, you would not receive the full amount of your investment. See “Dilution.”

There is currently no market for our Class A common stock and a market for our Class A common stock may not develop, which could adversely affect the liquidity and price of our Class A common stock.

Before this offering, there has been no established public market for our Class A common stock. An active, liquid trading market for our Class A common stock may not develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our Class A common stock and may impair our ability to acquire other companies, products or technologies by using our Class A common stock as consideration. We intend to apply to have our Class A common stock listed on Nasdaq, but our application may not be approved. In addition the liquidity of any market that may develop or the price that our stockholders may obtain for their shares of Class A common stock cannot be predicted. The initial public offering price for our Class A common stock will be determined by negotiations between us, the selling stockholders and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. See “Underwriting.” Consequently, you may not be able to sell your Class A common stock at or above the initial public offering price or at any other price or at the time that you would like to sell.

The market price of our Class A common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our Class A common stock in the public market following this offering or in future offerings, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and place that we deem appropriate.

Upon completion of this offering and the reorganization, we will have             shares of Class A common stock and             shares of Class B non-voting common stock issued and outstanding. Of the outstanding shares of Class A common stock, all of the             shares sold in this offering (or             shares if the underwriters exercise in full their over-allotment option) will be freely tradable, except that any shares purchased by

“affiliates” (as that term is defined in Rule 144 under the Securities Act of 1933, amended (which we refer to as the “Securities Act”), only may be sold in compliance with the limitations described in the section entitled “Shares Eligible For Future Sale.” Taking into consideration the effect of the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, the remaining shares of our common stock, including Class A common stock and Class B non-voting stock, may be eligible for resale in the public market under Rule 144 under the Securities Act subject to applicable restrictions under Rule 144.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”) for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof as described herein and the filing of a shelf registration statement pursuant to the registration rights agreement entered into by us and our stockholders in connection with our private placements. Our officers, directors and certain existing stockholders have also agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse for the “lock-up period.” These 180-day periods are subject to extension in certain circumstances. See “Underwriting” and “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of approximately            million shares of Class A common stock for issuance under our 2010 Equity Incentive Plan. We may issue all of these shares without any action or approval by our stockholders and these shares once issued (including upon exercise of outstanding options) will be available for sale into the public market subject to the restrictions described above, if applicable to the holder. Any shares issued in connection with acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by investors who purchase our shares in this offering.

If shares of Class B non-voting common stock are converted into shares of Class A common stock, your voting power will be diluted.

Generally, holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof. However, holders of Class B non-voting common stock that are converted into Class A common stock will have all the voting rights of the other holders of Class A common stock. Class B non-voting common stock is not convertible in the hands of the initial holder. However, a transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to transfer permitted by our certificate of incorporation may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Upon conversion of any Class B non-voting common stock, your voting power will be diluted in proportion to the decrease in your ownership of the total outstanding Class A common stock.

The market price of our Class A common stock may be volatile, which could cause the value of an investment in our Class A common stock to decline.

The market price of our Class A common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

•	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	any future sales of our common stock or other securities; and

•	additions or departures of key personnel.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our Class A common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our Class A common stock.

We do not currently intend to pay dividends on shares of our common stock in the foreseeable future after the completion of this offering and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations.

We do not currently intend to pay cash dividends on our common stock in the foreseeable future after the completion of this offering. The payment of cash dividends in the future will be dependent upon various factors, including our earnings, if any, cash balances, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then-existing Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations in the foreseeable future after the completion of this offering and, accordingly, our Board of Directors does not currently anticipate declaring any dividends. Because we do not expect to pay cash dividends on our common stock for some time, any gains on an investment in our Class A common stock in this offering will be limited to the appreciation, if any, of the market value of our Class A common stock.

Banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. Federal bank regulatory agencies have the authority to prohibit bank holding companies from engaging in unsafe or unsound practices in conducting their business. The payment of dividends by us depending on our financial condition could be deemed an unsafe or unsound practice. Our ability to pay dividends will directly depend on the ability of our subsidiary bank to pay dividends to us, which in turn will be restricted by the requirement that it maintains an adequate level of capital in accordance with requirements of its regulators and, in the future, can be expected to be further influenced by regulatory policies and capital guidelines. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement, which in certain circumstances will restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions. See “Dividend Policy.”

Our management team may allocate the proceeds of this offering in ways in which you may not agree.

We have broad discretion in applying the net proceeds we will receive in this offering. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds. If we do not apply these funds effectively, we may lose significant business opportunities. Furthermore, our stock price could decline if the market does not view our use of the net proceeds from this offering favorably. For additional information, see “Use of Proceeds.”

Certain provisions of our certificate of incorporation and the loss sharing agreements may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of stockholders.

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of our Board of Directors to designate the terms of and issue new series of preferred stock, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities, including our Class A common stock. See “Description of Capital Stock.”

Our loss sharing agreements with the FDIC require that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our stockholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the relevant loss sharing arrangement. Among other things, prior FDIC consent is required for (1) a merger or consolidation of us or our bank subsidiary with or into another company if our stockholders will own less than 66.66% of the combined company, (2) the sale of all or substantially all of the assets of any of our bank subsidiary and (3) a sale of shares by a stockholder, or a group of related stockholders, that will effect a change in control of Capital Bank, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of any class of our voting securities where the presumption of control is not rebutted, or the acquisition by any person, acting directly or indirectly or through or in concert with one or more persons, of 25% or more of any class of our voting securities). If we or any stockholder desired to enter into any such transaction, the FDIC may not grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse effect on our financial condition, results of operations and cash flows. In addition, statutes, regulations and policies that govern bank holding companies, including the BHCA, may restrict our ability to enter into certain transactions. See “Supervision and Regulation.”

We are also subject to anti-takeover provisions under Delaware law. We have not opted out of Section 203 of the Delaware General Corporation Law (which we refer to as the “DGCL”), which, subject to certain exceptions, prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (3) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus, including the exhibits hereto.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us, the selling stockholders, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to statements regarding:

•	changes in general economic and financial market conditions;

•	changes in the regulatory environment;

•	economic conditions generally and in the financial services industry;

•	changes in the economy affecting real estate values;

•	our ability to achieve loan and deposit growth;

•	the completion of our future acquisitions or business combinations and our ability to integrate the acquired business into our business model;

•	projected population and income growth in our targeted market areas; and

•	volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.

All forward-looking statements are necessarily only estimates of future results and that actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. In particular, you should consider the numerous risks described in the “Risk Factors” section of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our Class A common stock in this offering will be approximately $         million, or approximately $         million if the underwriters’ over-allotment option is exercised in full, assuming an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share of Class A common stock, the midpoint of the range set forth on the cover page of this prospectus would increase (decrease) the net proceeds to us of this offering by $         million, or $         million if the underwriters’ over-allotment option is exercised in full, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of depository institutions through traditional open bank and FDIC failed bank acquisitions, as well as through selective acquisitions of financial services companies or of assets, deposits and branches that we believe present attractive risk-adjusted returns and provide a strategic benefit to our growth strategy. We do not currently have any plans to acquire specific depository institutions, either on an assisted or unassisted basis, or specific financial services companies, assets or franchises.

We will not receive any proceeds from the sale of shares of Class A common stock from our selling stockholders.

DIVIDEND POLICY

We have never paid cash dividends to holders of our common stock. We do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future after the completion of this offering. We intend to reinvest cash flow generated by operations in our business.

As a bank holding company, any dividends paid to us by our subsidiary financial institution(s) are subject to various federal and state regulatory limitations and also subject to the ability of our subsidiary financial institution(s) to pay dividends to us. In the future, we may enter into credit agreements or other borrowing arrangements that restrict our ability to declare or pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of our Board of Directors and will depend on various factors, including our financial condition, earnings, cash requirements, legal restrictions, regulatory restrictions and other factors deemed relevant by our Board of Directors. In addition, on August 24, 2010, Capital Bank entered into the OCC Operating Agreement, which in certain circumstances will restrict Capital Bank’s ability to pay dividends to us, to make changes to its capital structure and to make certain other business decisions. For more discussion on restrictions of dividends, see “Risk Factors—Risks Related to our Common Stock—We do not currently intend to pay dividends on shares of our common stock in the foreseeable future after the completion of this offering and our ability to pay dividends will be subject to restrictions under applicable banking laws and regulations” and “Supervision and Regulation.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2011 on an actual basis and on an as adjusted basis to give pro forma effect to (1) the completion of our investment in Green Bankshares, (2) the sale of             shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and (3) the issuance of approximately              shares of Class A common stock to the minority stockholders of our majority-held bank holding company subsidiaries (TIB Financial, Capital Bank Corp. and Green Bankshares), each of which will be merged with us in the reorganization.

This table should be read in conjunction with “Selected Historical Consolidated Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	At September 30, 2011
	Actual	Pro Forma(1)
	(unaudited)
	(dollars in thousands, except per share data)
Cash and cash equivalents	$818,384	$
Long-term debt	138,166
Shareholders’ equity:
Preferred stock $0.01 par value per share: 50,000,000 shares authorized, no shares issued and outstanding	–
Class A common stock, $0.01 par value per share: 200,000,000 shares authorized, 20,187,049 shares issued and outstanding, actual; 200,000,000 shares authorized, shares issued and outstanding, as adjusted	202
Class B non-voting common stock, $0.01 par value per share: 200,000,000 shares authorized, 25,962,949 shares issued and outstanding, actual; 200,000,000 shares authorized, shares issued and outstanding, as adjusted	259
Additional paid-in capital	885,085
Retained earnings	15,968
Accumulated other comprehensive income	7,686
Noncontrolling interest	76,670

Total shareholders’ equity	985,870

Total capitalization	$1,124,036	$

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share of Class A common stock, the midpoint of the range set forth on the cover page of this prospectus would increase (decrease) cash and cash equivalents, total stockholder’s equity and total capitalization by $         million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

An increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) cash and cash equivalents, total stockholder’s equity and total capitalization by $         million, assuming the public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

DILUTION

If you invest in our Class A common stock, your interest will be diluted by the amount by which the initial offering price per share paid by the purchasers of Class A common stock in this offering exceeds the net tangible book value per share of our Class A common stock following this offering and after giving effect to the reorganization. As of September 30, 2011, net tangible book value attributable to our stockholders was $808.3 million, or $17.52 per share of common stock based on 46,149,998 shares of common stock issued and outstanding (including 20,187,049 shares of Class A common stock and 25,962,949 shares of Class B non-voting common stock). Net tangible book value, including noncontrolling interests, was $875.1 million as of September 30, 2011 after giving effect to the reorganization. Net tangible book value per share equals total consolidated tangible assets minus total consolidated liabilities divided by the number of outstanding shares of Class A common stock outstanding and Class B non-voting common stock.

Our net tangible book value as of September 30, 2011 would have been approximately $        , or $         per share of common stock based on              shares of common stock issued and outstanding (including              shares of Class A common stock, and              shares of Class B non-voting common stock) after giving effect to (1) the sale of          shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the completion of and (2) the issuance of approximately              shares of Class A common stock to the minority stockholders of majority-held bank holdings company subsidiaries (TIB Financial, Capital Bank Corp. and Green Bankshares), each of which will be merged with us in the reorganization.

This represents an immediate increase in the net tangible book value of $         per share to existing stockholders and an immediate dilution in the net tangible book value of $         per share to the investors who purchase our Class A common stock in this offering. Sales of shares by our selling stockholders in this offering do not affect our net tangible book value.

The following table illustrates the per share dilution after giving pro forma effect to this offering and the reorganization:

Initial public offering price per share		$
Net tangible book value per share as of September 30, 2011	$17.52
Increase in net tangible book value per share attributable to this offering

Increase in net tangible book value per share attributable to the reorganization
Adjusted net tangible book value per share after this offering and the reorganization

Dilution per share to new investors		$

Each $1.00 increase (decrease) in the assumed initial offering price of $         per share of Class A common stock would increase (decrease) the net tangible book value as of September 30, 2011 by approximately $        , or approximately $         per share, and the dilution per share to new investors by approximately $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of one million shares in the number of shares offered by us, together with a $1.00 increase in the assumed offering price of $         per share of Class A common stock, would result in our net tangible book value as of September 30, 2011 of approximately $         million, or $         per share, and the dilution per share to investors in this offering would be $         per share. Similarly, a decrease of one million shares in the number of shares of Class A common stock offered by us, together with a $1.00 decrease in the assumed public offering price of $         per share, would result in our net tangible book value as of September 30, 2011 of approximately $         million, or $         per

share, and the dilution per share to investors in this offering would be $         per share. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares in this offering in full, our net tangible book value at September 30, 2011 would be $         million, or $         per share, representing an immediate increase in the net tangible book value of $         per share to existing stockholders and an immediate dilution in the net tangible book value of $         per share to the investors who purchase our Class A common stock in this offering.

The following table summarizes, as of September 30, 2011 (giving pro forma effect of the sale by us of             shares of Class A common stock in this offering and after giving effect to the reorganization), the difference between existing stockholders and new investors with respect to the number of shares of Class A common stock purchased from us, the total consideration paid to us for these shares and the average price per share paid by our existing stockholders and to be paid by the new investors in this offering. The calculation below reflecting the effect of shares purchased by new investors is based on the initial public offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders(1)			%			%	$
New investors			%			%	$

Total		100.0%			100.0%		$

(1)	Includes shares of Class A common stock and shares of Class B non-voting common stock.

To the extent any outstanding options are exercised, there will be further dilution to new investors. To the extent all             outstanding options had been exercised as of September 30, 2011, the net tangible book value per share after this offering and giving effect to the reorganization, would be $         and total dilution per share to new investors would be $        .

If the underwriters exercise their option to purchase additional shares in full:

•

the percentage of shares of common stock held by existing stockholders will decrease to approximately     % of the total number of shares of our common stock outstanding after this offering and giving effect to the reorganization; and

•

the number of shares held by new investors will increase to             , or approximately         % of the total number of shares of our common stock outstanding after this offering and giving effect to the reorganization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial information. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The selected historical consolidated financial information set forth below as of and for the year ended December 31, 2010 and for the period from November 30, 2009 (date of inception) through December 31, 2009 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below as of and for the nine months ended September 30, 2011 and 2010 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all deposits, of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. On September 30, 2010 and January 28, 2011, we consummated controlling investments in TIB Financial and Capital Bank Corp., respectively. Although we were formed in November 2009, our activities prior to our first acquisition consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our first acquisition.

The selected historical consolidated financial information in the following tables as of and for the year ended December 31, 2010 includes the results of the Company, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010. The selected historical consolidated financial information presented in the following tables as of and for the nine months ended September 30, 2011 includes the results of the Company, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial as well as the results of Capital Bank Corp. subsequent to January 28, 2011 and Green Bankshares subsequent to September 7, 2011.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business in connection with its acquisition, our results of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks and of TIB Financial, Capital Bank Corp. and Green Bankshares.

(Dollars in thousands, except per share data)	As of and for Nine Months Ended September 30, 2011	As of and for Nine Months Ended September 30, 2010	As of and for Year Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
Summary Results of Operations
Interest income	$149,457	$12,972	$42,745	$72
Interest expense	25,832	1,208	6,234	–

Net interest income	123,625	11,764	36,511	72
Provision for loan losses	19,727	–	753	–

Net interest income after provision for loan losses	103,898	11,764	35,758	72

Non-interest income	25,215	16,174	19,659	–
Non-interest expense	121,782	16,654	44,421	214

Income (loss) before income taxes	7,331	11,284	10,996	(142)
Income tax expense (benefit)	2,574	(920)	(1,041)	(50)

Net income (loss) before attribution of noncontrolling interests	4,757	12,204	12,037	(92)
Net income (loss) attributable to noncontrolling interests	727	–	7	–

Net income (loss) attributable to North American Financial Holdings, Inc.	$4,030	$12,204	$12,030	$(92)

Summary Balance Sheet Data
Cash and cash equivalents	$818,384	$922,721	$886,925	$526,711
Investment securities	780,870	379,975	479,716	–
Loans held for sale	16,906	5,951	–	–
Loans receivable:
Not covered under FDIC loss sharing agreements	3,788,533	1,026,669	1,046,463	–
Covered under FDIC loss sharing agreements.	580,340	745,715	696,284	–
Allowance for loan losses	(17,104)	–	(753)	–

Net loans	4,351,769	1,772,384	1,741,994	–

Other real estate owned	152,509	68,863	70,817	–
FDIC indemnification assets	67,156	98,216	91,467	–
Receivable from FDIC	16,520	20,268	46,585	–
Goodwill and intangible assets, net	122,042	52,411	51,770	–
Other assets	403,808	232,330	127,717	50

Total assets	$6,729,964	$3,553,119	$3,496,991	$526,761

Deposits	5,251,477	2,180,417	2,260,097	–
Advances from FHLB	238,415	256,862	243,067	–
Borrowings	202,749	93,526	84,856	–
Other liabilities	51,453	137,890	27,735	441

Total liabilities	5,744,094	2,668,695	2,615,755	441

Shareholders’ equity	985,870	884,424	881,236	526,320

Total liabilities and shareholders’ equity	$6,729,964	$3,553,119	$3,496,991	$526,761

(Dollars in thousands, except per share data)	As of and for Nine Months Ended September 30, 2011	As of and for Nine Months Ended September 30, 2010	As of and for Year Ended December 31, 2010	As of December 31, 2009 and for the Period From November 30 Through December 31, 2009
Per Share Data
Earnings
Basic	$0.09	$0.34	$0.31	$(0.01)
Diluted	$0.09	$0.34	$0.31	$(0.01)
Tangible book value	$17.52	$18.45	$18.39	$18.86
Weighted average shares outstanding
Basic	45,120,175	35,875,516	38,205,677	8,243,830
Diluted	45,333,175	35,875,516	38,205,677	8,243,830
Common shares outstanding	46,149,998	45,120,175	45,120,175	27,906,524
Performance Ratios
Return on average assets	0.11%	1.73%	0.76%	(0.71)%
Return on average equity	0.57%	2.46%	1.67%	(0.71)%
Net interest margin	3.80%	1.74%	2.51%	0.55%
Interest rate spread	3.59%	1.32%	2.14%	0.55%
Efficiency ratio(1)	81.8%	59.6%	79.08%	NM
Average interest-earning assets to average interest-bearing liabilities	126.58%	335.69%	186.42%	NA
Average loans receivable to average deposits	96.38%	81.88%	79.40%	NA
Cost of interest-bearing liabilities	1.00%	0.60%	0.80%	NA
Asset Quality
Non-performing loans to loans receivable(2)
Not covered under loss sharing agreements with the FDIC	5.50%	NA	3.25%	NA
Covered under loss sharing agreements with the FDIC	2.93%	NA	7.88%	NA
Total non-performing loans to loans receivable	8.42%	NA	11.12%	NA
Non-performing assets to total assets
Not covered under loss sharing agreements with the FDIC	5.15%	NA	2.28%	NA
Covered under loss sharing agreements with the FDIC	2.66%	NA	5.37%	NA
Total non-performing assets to total assets	7.81%	NA	7.65%	NA
Allowance for loan losses to non-performing loans
Not covered under loss sharing agreements with the FDIC	4.43%	NA	1.33%	NA
Covered under loss sharing agreements with the FDIC	5.00%	NA	–	NA
Total allowance for loan losses to non-performing loans	4.63%	NA	0.39%	NA
Capital Ratios
Average equity to average total assets	19.29%	70.53%	45.51%	99.79%
Tangible common equity(3)	13.08%	19.47%	24.08%	99.92%
Tier 1 leverage	15.80%	NM	24.30%	NM
Tier 1 risk-based capital	19.40%	NM	41.80%	NM
Total risk-based capital	19.90%	NM	41.90%	NM

(1)	Non-interest expense divided by sum of net interest income and non-interest income.
(2)	Non-performing loans include non-accrual loans and loans past due over 90 days that retain accrual status due to accretion of income on purchased credit impaired loans.

(3)

The tangible common equity ratio is a non-GAAP measure which we believe provides investors with information useful in understanding our financial performance and, specifically, our capital position. The tangible common equity ratio is calculated as tangible common equity divided by tangible assets. Tangible common equity is calculated as total shareholders’ equity less preferred stock and less goodwill and other intangible assets, net and tangible assets are total assets less goodwill and other intangible assets, net. The following table provides reconciliations of tangible common equity to GAAP total common shareholders’ equity and tangible assets to GAAP total assets:

(Dollars in millions)	As of September 30, 2011	As of September 30, 2010	As of December 31, 2010	As of December 31, 2009

Shareholders’ equity	$985,870	$884,424	$881,236	$526,320
Less: Preferred stock	–	–	–	–
Less: Goodwill and other intangible assets, net	(122,042)	(52,411)	(51,770)	–

Tangible common shareholders’ equity	$863,828	$832,013	$829,466	$526,320

Total assets	$6,729,964	$3,553,119	$3,496,991	$526,761
Less: Goodwill and other intangible assets, net	(122,042)	(52,411)	(51,770)	–

Tangible assets	$6,607,922	$3,500,708	$3,445,221	$526,761

Tangible common equity ratio	13.08%	23.77%	24.08%	99.92%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2011 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2011 and the year ended December 31, 2010 has been presented to give effect to and show the pro forma impact on our historical financial statements of (1) the completion of our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, as applicable, (2) the sale of             shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and (3) the issuance of approximately             shares of Class A common stock to the minority stockholders of TIB Financial, Capital Bank Corp. and Green Bankshares, each of which will be merged with us in the reorganization.

On July 16, 2010, we purchased certain assets and assumed certain liabilities, including substantially all deposits, of First National Bank, Metro Bank and Turnberry Bank from the FDIC, as receiver. The financial impact of these transactions is included in our historical financial position and results of operations. We have omitted certain historical financial information of First National Bank, Metro Bank and Turnberry Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances where a registrant engages in an acquisition of a troubled financial institution in which federal assistance is an essential and significant part of the transaction and for which audited financial statements are not reasonably available.

On September 30, 2010, January 28, 2011 and September 7, 2011, we consummated controlling investments in TIB Financial and Capital Bank Corp., respectively. The results of operations of TIB Financial, Capital Bank Corp. and Green Bankshares have been reflected in our consolidated financial statements from their respective dates of consummation and, under the acquisition method of accounting, the assets and liabilities of each of them have been reflected in our consolidated financial statements at their respective estimated fair values as of their respective dates of consummation.

Our unaudited pro forma condensed combined balance sheet as of September 30, 2011 presents our consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of September 30, 2011:

•

the sale of             shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses; and

•

the issuance of approximately             shares of Class A common stock to the minority stockholders of our majority-held bank holding company subsidiaries, which will be merged with the Company in the reorganization.

Our unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2011 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2010:

•	the completion of our investments in Capital Bank Corp. and Green Bankshares and the related repurchase of their TARP preferred stock that occurred at the time of each investment; and

•	the elimination of minority interest in connection with the reorganization.

Our unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 presents our consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2010:

•	the completion of our investments in TIB Financial, Capital Bank and Green Bankshares and the related repurchase of their TARP preferred stock that occurred at the time of each investment; and

•	elimination of minority interest in connection with the reorganization.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	NAFH’s historical unaudited financial statements as of and for the nine months ended September 30, 2011;

•	NAFH’s historical audited financial statements as of and for the year ended December 31, 2010;

•	TIB Financial’s historical audited financial statements as of and for the year ended December 31, 2010;

•	Capital Bank Corp.’s historical unaudited financial statements as of and for the nine months ended September 30, 2011;

•	Capital Bank Corp.’s historical audited financial statements as of and for the year ended December 31, 2010;

•	Green Bankshares’ historical unaudited financial statements as of and for the nine months ended September 30, 2011; and

•	Green Bankshares’ historical audited financial statements as of and for the year ended December 31, 2010.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, the preliminary allocation of purchase price reflected in the unaudited pro forma condensed combined financial information from the Green Bankshares investment is subject to adjustment and may vary from the final purchase price allocation that will be recorded prior to the end of the measurement period. Certain reclassifications have been made to the historical financial statements of TIB Financial, Capital Bank Corp. and Green Bankshares to conform to the presentation in NAFH’s financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2011

	North American Financial Holdings, Inc.
(Dollars in thousands)	September 30, 2011 (As Reported)	Adjustments for this Offering and the Reorganization (Pro Forma)		September 30, 2011 (Pro Forma)
Assets
Cash and cash equivalents	$818,384	$		$
Investment securities	780,870		–		780,870
Loans held for sale	16,906		–		16,906
Loans, net of deferred costs and fees	4,368,873		–		4,368,873
Less: Allowance for loan losses	17,104		–		17,104

Loans, net	4,351,769		–		4,351,769
Other real estate owned	152,509		–		152,509
FDIC indemnification asset	67,156		–		67,156
Receivable from FDIC	16,520		–		16,520
Goodwill and other intangible assets, net	122,042		–		122,042
Other assets	403,808		–		403,808

Total assets	$6,729,964	$		$

Liabilities and Shareholders’ Equity
Deposits	$5,251,477		$–		$5,251,477
Advances from FHLB	238,415				238,415
Borrowings	202,749				202,749
Other liabilities	51,453				51,453

Total liabilities	$5,744,094		$–		$5,744,094
Preferred stock	$–	$		$
Common stock—Class A	202
Common stock—Class B	259
Common stock—Green Bankshares	–
Additional paid-in capital	885,085
Retained earnings (accumulated deficit)	15,968
Accumulated other comprehensive income	7,686
Noncontrolling interest	76,670

Total shareholders’ equity	$985,870	$		$

Total liabilities and shareholders’ equity	$6,729,964	$		$

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Nine Months Ended September 30, 2011

	North American Financial Holdings, Inc.	Capital Bank Corp.			Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands except per share data)	Nine Months Ended September 30, 2011 (As Reported)	Period From January 1 to January 28, 2011 (As Reported)	Adjustments		Period from January 1 to September 7, 2011 (As Reported)	Adjustments		Adjustments for this Offering and the Reorganization (Pro Forma)		Nine Months Ended September 30, 2011 (Pro Forma)
Interest income:
Loans, including fees	$132,025	$5,479	$291	(1)	$65,258	$(13,843	)(1)	$–			$189,210
Investment securities and other	17,432	476	–		5,922	–		–			23,830

Total interest income	149,457	5,955	291		71,180	(13,843)		–			213,040

Interest expense:
Deposits	20,468	1,551	(429	)(2)	12,764	(3,162	)(2)	–			31,192
Borrowings and other debt	5,364	445	(68	)(3)	5,640	(490	)(3)	–			10,891

Total interest expense	25,832	1,996	(497)		18,404	(3,652)		–			42,082

Net interest income	123,625	3,959	788		52,776	(10,191)		–			170,958
Provision for loan losses	19,727	40	–	(4)	43,742	–	(4)	–			63,509

Net interest income after provision for loan losses	103,898	3,919	788		9,034	(10,191)		–			107,449

Non-interest income:
Service charges on deposit accounts	7,321	291	–		16,346	–		–			23,958
Fees on mortgage loans originated and sold	1,849	210	–		271	–		–			2,330
Investment advisory and trust fees	1,242	–	–		1,457	–		–			2,699
Accretion on FDIC indemnification asset	5,199	–	–		–	–		–			5,199
Investment securities gains, net	2,958	–	–		6,324	(6,324)		–			2,958
Gain on extinguishment of debt	416										416
Other income	6,230	331	–		3,405	–		–			9,966

Total non-interest income	25,215	832	–		27,803	(6,324)		–			47,526

Non-interest expense:
Salaries and employee benefits	55,168	1,977	–		24,018	–		–			81,163
Occupancy and equipment expense	19,051	823	–		9,992	–		–			29,866
Professional fees	8,136	190	–		3,099	–		–			11,425
Foreclosed asset related expense	8,428	176	–	(5)	24,804	–	(5)	–			33,408
Conversion expenses	6,528	–	–		–	–		–			6,528
Other expense	24,471	989	(191	)(6)	15,469	(715	)(7)	–			40,023

Total non-interest expense	121,782	4,155	(191)		77,382	(715)		–			202,413

Income (loss) before income taxes	7,331	596	979		(40,545)	(15,800)		–			(47,438)
Income tax expense	2,574	–	599	(8)	974	(22,385	)(8)	–			(18,238)

Net income (loss)	4,757	596	380		(41,519)	6,585		–			(29,200)
Dividends and accretion on preferred stock	–	861	(861	)(9)	3,409	(3,409	)(9)	–			–
Gain on retirement of preferred stock	–	–	–		11,188	(11,188)		–			–

Net income (loss) attributable to common shareholders	4,757	(265)	1,241		(33,740)	(1,194)		–			(29,200)
Net income (loss) attributable to noncontrolling interests	727	–	168	(10)	–	(3,479	)(10)	2,584	(11)		–

Net income (loss) attributable to North American Financial Holdings, Inc.	$4,030	$(265)	$1,073		$(33,740)	$2,285		$(2,584)			$(29,200)

Earnings per share—basic	$0.09									$

Earnings per share—diluted	$0.09									$

Weighted average shares—basic	45,120,175								(11)

Weighted average shares—diluted	45,333,175								(11)

(1)

Adjustments reflect the change in loan interest income for the nine months ended September 30, 2011 that would have resulted had the loans been acquired as of January 1, 2010. The change in loan interest income is due to estimated discount (premium) accretion associated with fair value adjustments to acquired loans. The discount (premium) accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios.

(2)

Adjustments reflect the change in interest expense for the nine months ended September 30, 2011 that would have resulted had the time deposits been acquired as of January 1, 2010. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits.

(3)

Adjustments reflect the change in interest expense for the nine months ended September 30, 2011 that would have resulted had the borrowings and other debt been acquired as of January 1, 2010. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments.

(4)

While the recording of acquired loans at their fair value would have significantly impacted the determination of the provision for loan losses, we assumed no adjustments to the historic amount of Capital Bank Corp.’s or Green Bankshares’s provision for loan losses. If such adjustments were estimated, there could be a reduction in the historic amounts of Capital Bank Corp.’s or Green Bankshares’s provision for loan losses presented.

(5)

A significant portion of Capital Bank Corp.’s and Green Bankshares’s foreclosed asset expense was related to write downs and realized losses on other real estate owned. While the recording of acquired other real estate owned at their fair value may have significantly impacted foreclosed asset expense as the one-year measurement period following acquisition date would have improved the underlying assumptions used in valuing these assets at acquisition, we assumed no adjustments to the historic amount of Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense. If such adjustments were estimated, there could be a reduction in the historic amounts of Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense presented.

(6)

For Capital Bank Corp., adjustments reflect the difference between estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded in the period from January 1 to January 28, 2011.

(7)

For Green Bankshares, the estimated impact of amortization on core deposit intangible to be recorded in acquisition accounting was not materially different from actual amortization recorded in the period from January 1 to September 7, 2011.

(8)

Adjustments reflect reversal of valuation allowances recorded against deferred tax assets in the nine months ended September 30, 2011 as well as recognition of tax expense associated with the adjusted net income (loss) before taxes assuming an effective rate of 38%.

(9)	Adjustments reflect elimination of dividends and accretion on preferred stock as TARP preferred stock was repurchased concurrent with the Capital Bank Corp. investment and Green Bankshares investment.
(10)

Adjustments for income attributable to noncontrolling interests were calculated based on noncontrolling stockholder ownership subsequent to each respective transaction. For TIB Financial, Capital Bank Corp. and Green Bankshares, the noncontrolling stockholder ownership was based on ownership levels immediately following its rights offering (5.53% noncontrolling ownership for TIB Financial, 17.25% noncontrolling ownership for Capital Bank Corp. and 9.96% noncontrolling ownership for Green Bankshares).

(11)

Adjustments reflect issuance of new shares of Class A common stock to existing noncontrolling stockholders and elimination of the net income (loss) attributable to noncontrolling interests due to the planned merger of TIB Financial, Capital Bank Corp. and Green Bankshares into the Company concurrent with this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2010

	North American Financial Holdings, Inc.	TIB Financial Corp.			Capital Bank Corp.			Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands except per share data)	Year Ended December 31, 2010 (As Reported)	Nine Months Ended September 30, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments(1)		Adjustments for this Offering and the Reorganization (Pro Forma)	Year Ended December 31, 2010 (Pro Forma)
Interest income:
Loans, including fees	$36,429	$45,471	$(1,641	)(2)	$68,474	$3,809	(2)	$113,721	$(24,941	)(2)	$–	$241,322
Investment securities and other	6,316	6,846	–		9,248	–		7,143	–		–	29,553

Total interest income	42,745	52,317	(1,641)		77,722	3,809		120,864	(24,941)		–	270,875

Interest expense:
Deposits	4,656	13,803	(3,179	)(3)	21,082	(6,675	)(3)	28,434	(4,617	)(3)	–	53,504
Borrowings and other debt	1,578	5,632	(2,626	)(4)	5,677	(1,412	)(4)	8,837	(716	)(4)	–	16,970

Total interest expense	6,234	19,435	(5,805)		26,759	(8,087)		37,271	(5,333)		–	70,474

Net interest income	36,511	32,882	4,164		50,963	11,896		83,593	(19,608)		–	200,401
Provision for loan losses	753	29,697	–	(5)	58,545	–	(5)	71,107	–	(5)	–	160,102

Net interest income (loss) after provision for loan losses	35,758	3,185	4,164		(7,582)	11,896		12,486	(19,608)		–	40,299

Non-interest income:
Service charges on deposit accounts	1,992	2,585	–		3,311	–		24,179	–		–	32,067
Fees on mortgage loans originated and sold	449	1,219	–		1,640	–		703	–		–	4,011
Investment advisory and trust fees	354	948	–		–	–		2,842	–		–	4,144
Accretion on FDIC indemnification asset	736	–	–		–	–		–	–		–	736
Gain on acquisition of banks	15,175	–	–		–	–		–	–		–	15,175
Investment securities gains (losses), net	–	2,635	(2,635	)(6)	5,855	(5,855	)(6)	(93)	93	(6)	–	–
Other income	909	1,939	–		4,743	–		4,913	–		–	12,504

Total non-interest income	19,615	9,326	(2,635)		15,549	(5,855)		32,544	93		–	68,637

Non-interest expense:
Salaries and employee benefits	17,229	19,859	–		22,675	–		35,368	–		–	95,131
Net occupancy and equipment expense	4,629	6,948	–		9,089	–		13,277	–		–	33,943
Professional fees	11,721	2,866	–		2,514	–		2,777	–		–	19,878
Foreclosed asset related expense	701	21,687	–	(7)	5,006	–	(7)	35,447	–	(7)	–	62,841
Conversion expenses	1,991	–	–		–	–		–	–		–	1,991
Other expense	8,106	13,956	(76	)(8)	15,025	209	(8)	23,946	(1,008	)(8)	–	60,159

Total non-interest expense	44,377	65,316	(76)		54,309	209		110,815	(1,008)		–	273,943

Income (loss) before income taxes	10,996	(52,805)	1,605		(46,342)	5,832		(65,785)	(18,507)		–	(165,007)
Income tax expense (benefit)	(1,041)	–	(19,456	)(9)	15,124	(30,518	)(9)	14,910	(46,941	)(9)	–	(67,922)

Net income (loss)	12,037	(52,805)	21,061		(61,466)	36,350		(80,695)	28,434		–	(97,085)

	North American Financial Holdings, Inc.	TIB Financial Corp.			Capital Bank Corp.			Green Bankshares, Inc.			North American Financial Holdings, Inc.
(Dollars in thousands except per share data)	Year Ended December 31, 2010 (As Reported)	Nine Months Ended September 30, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments		Year Ended December 31, 2010 (As Reported)	Adjustments(1)		Adjustments for the Reorganization		Year Ended December 31, 2010 (Pro Forma)
Dividends and accretion on preferred stock	–	2,009	(2,009	)(10)	2,355	(2,355	)(10)	5,001	(5,001	)(10)	–			–
Gain on retirement of preferred stock	–	(24,276)	24,276	(11)	–	–		–	–		–			–

Net income (loss) attributable to common stockholders	12,037	(30,538)	(1,206)		(63,821)	38,705		(85,696)	33,435		–			(97,085)
Net income (loss) attributable to noncontrolling interests	7	–	(1,755	)(12)	–	(4,333	)(12)	–	(5,205	)(12)	11,286	(13)		–

Net income (loss) attributable to North American Financial Holdings, Inc.	$12,030	$(30,538)	$549		$(63,821)	$43,038		$(85,696)	$38,640		$(11,286)			$(97,085)

Earnings per share—basic	$0.31												$

Earnings per share —diluted	$0.31												$

Weighted average shares—basic	38,205,677	–	–		–	–		–	–		(13)

Weighted average shares—diluted	38,205,677	–	–		–	–		–	–		(13)

(1)

Adjustments exclude estimated transaction costs (e.g., legal, accounting, consulting, printing, etc.) of $6,250 related to the investment in Green Bankshares, which would be recorded as non-interest expense as incurred.

(2)

Adjustments reflect the change in loan interest income for 2010 that would have resulted had the loans been acquired as of January 1, 2010. The change in loan interest income is due to estimated discount (premium) accretion associated with fair value adjustments to acquired loans. The discount (premium) accretion was calculated on the level yield method over the estimated lives of the acquired loan portfolios.

(3)

Adjustments reflect the change in interest expense for 2010 that would have resulted had the time deposits been acquired as of January 1, 2010. The change in deposit interest expense is due to estimated premium amortization associated with fair value adjustments to acquired time deposits. The premium amortization was calculated on the level yield method over the estimated lives of the acquired time deposits.

(4)

Adjustments reflect the change in interest expense for 2010 that would have resulted had the borrowings and other debt been acquired as of January 1, 2010. The change in interest expense is due to estimated premium amortization/discount accretion associated with fair value adjustments to acquired borrowings and other debt, which include FHLB advances, borrowings and subordinated debt. The premium amortization/discount accretion was calculated on the level yield method over the estimated lives of the acquired borrowings and other debt instruments.

(5)

While the recording of acquired loans at their fair value would have significantly impacted the determination of the provision for loan losses, we assumed no adjustments to the historic amount of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s provision for loan losses. If such adjustments were estimated, there could be a reduction in the historic amounts of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s provision for loan losses presented.

(6)

Adjustments reflect the impact to investment securities (gains) losses, net, from the elimination of unrealized gains/losses existing as of January 1, 2010 due to the change in control transactions and application of acquisition accounting.

(7)

A significant portion of TIB Financial’s, Capital Bank Corp.’s and Green Bankshares’s foreclosed asset expense was related to write downs and realized losses on other real estate owned. While the recording of acquired other real estate owned at their fair value may have significantly impacted foreclosed asset expense as the one-year measurement period following acquisition date would have improved the underlying assumptions used in valuing these assets at acquisition, we assumed no adjustments to the historic amount of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense. If such adjustments were estimated, there could be a reduction in the historic amounts of TIB Financial’s, Capital Bank Corp.’s or Green Bankshares’s foreclosed asset expense presented.

(8)

For TIB Financial, Capital Bank Corp. and Green Bankshares, adjustments reflect the difference between estimated impact of amortization on other intangible assets recorded in acquisition accounting and actual amortization recorded in 2010.

(9)

Adjustments reflect reversal of valuation allowances recorded against deferred tax assets in 2010 as well as recognition of tax expense associated with the adjusted net income (loss) before taxes assuming an effective rate of 38%.

(10)

Adjustments reflect elimination of dividends and accretion on preferred stock as TARP preferred stock was repurchased concurrent with the TIB Financial, Capital Bank Corp. and Green Bankshares investments.

(11)

Adjustment reflects reversal of gain on retirement of TIB Financial’s TARP preferred stock. This gain would have been recorded on the TIB Financial predecessor company financial statements and would not have impacted NAFH’s results of operations.

(12)

Adjustments for income attributable to noncontrolling interests were calculated based on noncontrolling stockholder ownership subsequent to each respective transaction. For TIB Financial, Capital Bank Corp. and Green Bankshares, the noncontrolling stockholder ownership was based on ownership levels immediately following each institution’s rights offering (5.53% noncontrolling ownership for TIB Financial. 17.25% noncontrolling ownership for Capital Bank Corp. and 9.96% noncontrolling ownership for Green Bankshares).

(13)

Adjustments reflect issuance of new shares of Class A common stock to existing noncontrolling stockholders and elimination of the net income (loss) attributable to noncontrolling interests due to the planned merger of TIB Financial, Capital Bank Corp. and Green Bankshares into the Company concurrent with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Consolidated Financial Information,” and our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” We assume no obligation to update any of these forward-looking statements.

The following discussion pertains to our historical results, which includes the operations of First National Bank, Metro Bank, Turnberry Bank, TIB Financial, Capital Bank Corp. and Green Bankshares subsequent to our acquisition of each such entity. In this discussion, unless the context suggests otherwise, references to “Old Capital Bank” refer to Capital Bank Corp.’s banking subsidiary prior to June 30, 2011, the date on which NAFH National Bank merged with Old Capital Bank and changed its name to Capital Bank, N.A.

Throughout this discussion we collectively refer to the above acquisitions as the “acquisitions”.

Overview

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired six depository institutions, including the assets and certain deposits of the three Failed Banks from the FDIC. As of September 30, 2011, we operated 146 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America Corp., where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks, Inc. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19 years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

Acquisitions

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of three Failed Banks from the FDIC: First National Bank, Metro Bank and Turnberry Bank. The acquired assets included loans with an estimated fair value of $768.6 million at the acquisition date. These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends. In connection with the acquisition, we entered into loss-sharing arrangements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held bank holding company headquartered in Naples, Florida with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy TIB Financial shareholders, we acquired approximately 94% of TIB Financial’s common stock. The acquired assets included loans with an estimated fair value of $1.0 billion at the acquisition date. This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina with approximately $1.7 billion in assets at the acquisition date and, after giving effect to a subsequent rights offering to legacy Capital Bank Corp. shareholders, we acquired approximately 83% of Capital Bank Corp.’s common stock. The acquired assets included loans with an estimated fair value of $1.1 billion at the acquisition date. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh metropolitan area, which, according to data derived from the U.S. Census, is the third fastest growing metropolitan area in the country by population.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee with approximately $2.4 billion in assets at the acquisition date, and we acquired approximately 90% of Green Bankshares’ common stock. The acquired assets included loans with an estimated fair value of $1.3 billion at the acquisition date. This transaction extended our market area into the fast-growing Tennessee metropolitan areas of Nashville and Knoxville.

The following table sets forth the fair value of the assets we acquired in each of our acquisitions as of the applicable acquisition date and shows the acquisition price as a percentage of the most recently reported tangible book value of the assets prior to acquisition accounting and the tangible book value in accordance with the acquisition method of accounting:

(Dollars in millions)			Acquisition Price
Target	Announcement Date	Fair Value of Assets Acquired	Percent of Last Reported Tangible Book Value(1)	Percent of Tangible Book Value in accordance with Acquisition Accounting(2)
First National Bank	July 16, 2010	$602	NA	110.3%
Metro Bank	July 16, 2010	$393	NA	31.3%
Turnberry Bank	July 16, 2010	$228	NA	NM (3)
TIB Financial	June 28, 2010	$1,737	25.4%	133.8%
Capital Bank Corp.	November 3, 2010	$1,731	45.1%	127.1%
Green Bankshares	May 5, 2011	$2,363	41.0%	117.2%

(1)	Last reported tangible book value is based on the tangible book value per share amount as disclosed by the institution in the quarter immediately preceding the announcement of the acquisition.
(2)	Tangible book value for the investment or purchase by us reflects all assets and liabilities recorded at fair value in accordance with acquisition accounting.
(3)	Not a meaningful ratio because consideration of $16.9 million was received on this transaction. Tangible book value acquired was a negative $12.9 million.

Comparability to Past Periods

The consolidated financial information presented throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the three months and nine months ended September 30, 2011 includes our consolidated results, including First National Bank, Metro Bank, Turnberry Bank and TIB Financial, as well as the results of Capital Bank Corp. subsequent to January 28, 2011 and Green Bankshares subsequent to September 7, 2011.

The consolidated financial information presented throughout this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2010 includes our consolidated results, including First National Bank, Metro Bank and Turnberry Bank subsequent to July 16, 2010 and TIB Financial subsequent to September 30, 2010. Prior to July 16, 2010, we did not have any banking operations.

Because substantially all of our business is composed of acquired operations and because the operations of each acquired business were substantially changed in connection with its acquisition, our results of operations for the three and nine months ended September 30, 2011 and for the year ended December 31, 2010 reflect different operations in different periods (or portions of periods) and therefore cannot be meaningfully compared. In addition, results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Banks and of TIB Financial, Capital Bank Corp. and Green Bankshares immediately prior to the acquisition. Therefore, comparisons to prior periods have been intentionally omitted unless observations we deem meaningful could be disclosed herein.

For more information on the acquisition method of accounting as well as the indemnification asset we recorded in connection with our acquisition of the Failed Banks, see “—Critical Accounting Policies and Estimates.”

Material Trends and Developments

Our financial performance reflects the acquisitions we have completed, our progress in restructuring the acquired banks and implementing our performance-based strategy and general economic and competitive trends in our markets. As noted above, we have completed six acquisitions since our inception.

We have integrated and made substantial progress restructuring five of our six acquisitions. We restructured the management teams of the three Failed Banks during the third quarter of 2010 and integrated them under our line of business model and policies and procedures, completed the conversion to our core processing platform during the fourth quarter of 2010 and merged them together with TIB Bank, TIB Financial’s banking subsidiary, into NAFH National Bank, our OCC-regulated bank, in April 2011. After closing our investment in Capital Bank Corp., during January 2011, we immediately restructured the management team, integrated Old Capital Bank, Capital Bank Corp.’s banking subsidiary, under our line of business model and policies and procedures and merged Old Capital Bank with and into NAFH National Bank, which was renamed Capital Bank, N.A., in June 2011. We completed the conversion of Old Capital Bank to our core processing platform in July 2011. Conversion related expenses of $6.5 million were related to $3.7 million of accruals for the early termination of certain information technology system related contracts and $2.8 million of expense related to the conversion of the Company’s operations onto a common technology platform during 2011.

In connection with our plans to become a public registrant, the additional costs of being a public entity should not materially affect our overall non-interest expense and efficiency ratios as three of our subsidiaries are currently public companies, and, through the consolidation of these entities, we expect to realize cost savings through the elimination of duplicative or redundant costs.

We expect to convert the operating platform of Green Bankshares to our existing platform, which we expect to be simplified due to the fact that both NAFH and Green Bankshares currently operate on the Jack Henry SilverLake System. In its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Green Bankshares disclosed a material weakness in internal control over financial reporting related to the valuation of impaired loans and real estate owned. Management of Green Bankshares has described certain activities in its Quarterly Report on Form 10-Q for the period ended June 30, 2011 intended to remediate this material weakness and improve upon its internal control activities, which included actions to timely update appraisals and have them independently reviewed by third party specialists as well as actions to strengthen their internal review, approval and documentation of those independently reviewed appraisals and related impairment analyses. Since we have begun to convert Green Bankshares’ accounting systems and processes and plan to convert their credit risk management policies and procedures to our common platform by the end of the first quarter of 2012, accounting for acquired balances and subsequent activity are and will be subject to our internal control structure, including our management’s supervision and review. Further, due to the application of acquisition accounting to the Green Bankshares’ transaction, we have engaged third party valuation specialists to assist in estimating the fair value for Green Bankshares’ assets and liabilities as of the acquisition date and our management has conducted the preliminary purchase price allocation and related accounting for this acquisition. We believe that application of accounting policies and practices consistent with our existing internal control structure as well as the revaluation of the Green Bankshares’ balance sheet, which includes the loan portfolio and real estate owned, at acquisition will mitigate the risk related to the aforementioned Green Bankshares’ internal control material weakness.

As part of the process of integrating these banks into our line of business model, we have appointed experienced bankers to oversee loan and deposit production in each of our markets, centralized and consolidated back office operations and eliminated certain duplicative positions, improved productivity in our sales forces and established line of business reporting. These steps have helped us accelerate new loan production and core deposit growth. New loan production for the nine months ended September 30, 2011 was $520.3 million, of which approximately 64% consisted of commercial loans. Growth in core deposits was $249.7 million for the nine months ended September 30, 2011, excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares, up from $55.6 million in the fourth quarter of 2010, and helped lower the contractual rate on deposits from 1.2% as of December 31, 2010 to 0.9% as of September 30, 2011.

Florida loan originations increased in the first nine months of 2011 as we selectively hired new commercial loan officers and credit analysts and also benefited from residential mortgage and indirect auto loan volumes. South Carolina loan originations benefited from improved results in commercial lending. Loan originations were steady in North Carolina as we closed the investment in Capital Bank Corp. and reorganized the management team during the first quarter of 2011. Florida, South Carolina, North Carolina, and Tennessee accounted for 41.1%, 27.3%, 30.5%, and 1.1% respectively, of our new loan originations in the first nine months of 2011.

Excluding the effect of the increase in deposits resulting from the acquisition of Green Bankshares, a significant portion of our core deposit growth resulted from in-flows into savings and money market accounts. Savings and money market balances increased by $58.0 million or 46.2% and $150.2 million or 36.7%, respectively, during the nine months ended September 30, 2011.

In addition to our recent acquisitions, we plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets auctioned by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

We are operating in an environment characterized by a slow-paced economic recovery with ongoing pressure on employment and property values and continued dislocations in the banking industry. South Florida continues to suffer from elevated unemployment and continued pressure on home prices, which have declined through the third quarter of 2011 by 50% from peak levels reached in the second quarter of 2007, according to data compiled by the Federal Housing Finance Agency based on conforming mortgages held or insured by Fannie Mae and Freddie Mac. North Carolina, South Carolina and Tennessee are also experiencing employment and home price pressure, although not as severe as south Florida. We experience competition from both large regional banks and small community banks, but are nonetheless finding opportunities to originate high-quality loans and to grow low-cost customer deposits, consistent with our operating strategy. Large numbers of banks in our markets continue to struggle with weak capital levels, credit quality and earnings performance, and many are subject to regulatory orders.

Primary Factors Used to Evaluate Our Business

As a financial institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally. Our financial information is prepared in accordance with U.S. generally accepted accounting principles. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the following discussion and in our consolidated financial statements and accompanying notes. For more information on our accounting policies and estimates, see “—Critical Accounting Policies and Estimates.”

Income Statement Metrics

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets exceeds interest expense incurred on interest-bearing liabilities. The net interest margin represents net interest income divided by average interest-earning assets. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. We seek to improve our net interest margin by originating commercial and consumer loans we believe to be high-quality and funding these assets primarily with low-cost customer deposits. References throughout this discussion to “commercial loans” include commercial & industrial and owner occupied commercial real estate loans, and references to “commercial real estate loans” include non-owner occupied commercial real estate loans, C&D loans and multifamily commercial real estate loans.

Provision for Loan Losses

The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under U.S. generally accepted accounting principles. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.

Non-interest Income

Non-interest income includes service charges on deposit accounts, debit card income, fees on mortgage loans, investment advisory and trust fees, accretion on the FDIC indemnification asset, other operating income and investment securities gains and losses.

Non-interest Expense

Non-interest expense includes salary and employee benefits, net occupancy expense, conversion related expenses, accounting, legal and other professional expenses, FDIC and state assessments, foreclosed asset related expenses and other operating expenses. We monitor the ratio of non-interest expense to net revenues (net interest income plus non-interest income), which is commonly known as the efficiency ratio.

Net Income

We evaluate our net income using the common industry ratio, return on assets (which we refer to as “ROA”), which is equal to net income for the period annualized, divided by the average of total assets for the period. As part of our budgeting process, we plan to improve the returns on assets of banks we acquire from the lower levels characteristic of institutions operating under financial distress.

Balance Sheet Drivers

Loan Growth

We monitor new loan production on a weekly basis by loan type, borrower type, market and profitability. Our operating strategy focuses on growing assets by originating commercial and consumer loans that we believe to be high quality. In the first nine months of 2011, we originated $334.4 million of commercial loans, $101.4 million of consumer loans, $75.9 million of commercial real estate loans and $8.6 million in other loans. In addition, our acquisition strategy, which focuses on acquiring assets and businesses in southeastern U.S. markets, has resulted in an increase of the number of commercial and consumer loans.

Asset Quality

In order to operate with a sound risk profile, we have focused on originating loans we believe to be of high quality and disposing of non-performing assets as rapidly as possible.

We are working to improve the diversification of our portfolio by reducing the concentration of commercial real estate loans in the legacy portfolios of the acquisitions and increasing the contribution of newly originated commercial and consumer loans. We monitor the levels of each loan type in our portfolio on a quarterly basis.

In marking the legacy loan portfolios to market at acquisition, we segregated similar loans into pools and value those pools by projecting lifetime cash flows for each loan based on assumptions about yield, average life and credit losses and then discounting those cash flows to present value. Because of this accounting treatment, we no longer report these loans as non-accrual loans or report charge-offs with respect to these loans. Rather, we monitor the performance of our legacy portfolio by tracking the ratio of non-performing loans against our projections. Each quarter we update our assessment of cash flows for the loans in each pool. To the extent that we make unfavorable changes to estimates of lifetime credit losses for loans in a given pool (other than due to decreases in interest rate indices) which result in the present value of cash flows from the pool being less than our recorded investment of the pool, we record a provision for loan losses, resulting in an increase in the allowance for loan losses for that pool. For any pool where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we will first reverse any previously established allowance for loan losses for the pool. If such estimate exceeds the amount of any previously established allowance, we will increase future interest income as a prospective yield adjustment over the remaining life of the pool to a rate which, when used to discount the expected cash flows, results in the present value of such cash flows equaling the recorded investment of the pool at the time of the estimate.

Deposit Growth

We monitor deposit growth by account type, market and rate on a daily and weekly basis. We seek to fund loan growth primarily with low-cost customer deposits either originated or acquired by us.

Liquidity

We manage liquidity based upon policy limits and cash flow modeling. To maintain adequate liquidity, we also monitor indicators of potential liquidity risk, utilize cash flow projection models to forecast liquidity needs, model liquidity stress scenarios and develop contingency plans, and identify alternative back-up sources of liquidity.

Capital

We manage capital to comply with our internal planning targets and regulatory capital standards, including the requirements of the OCC Operating Agreement. We review capital levels on a quarterly basis, and we project capital levels in connection with our organic growth plans and acquisitions to ensure continued compliance. We evaluate a number of capital ratios, including Tier 1 capital to total adjusted assets (the leverage ratio) and Tier 1 capital to risk-weighted assets.

Results of Operations

Net Interest Income

Net interest income is the largest component of our income, and is affected by the interest rate environment, and the volume and the composition of interest-earning assets and interest-bearing liabilities. Our interest-earning assets include loans, interest-bearing deposits in other banks, investment securities, federal funds sold and securities purchased under agreements to resell. Our interest-bearing liabilities include deposits, advances from the FHLB, federal funds purchased, subordinated debentures underlying the trust preferred securities we acquired in connection with our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, repurchase agreements and other short-term borrowings.

Our net interest income increased from $39.1 million in the second quarter of 2011 to $51.7 million in the third quarter of 2011 primarily due to the inclusion of three weeks of GreenBank operations which we acquired on September 7, 2011. The net interest margin was 4.25% during the quarter, up from 3.63% in the preceding quarter. Our net interest margin is affected by our holdings of significant liquidity, which included average balances of $581.3 million in cash on deposit at other banks and $883.3 million in securities. We expect to use much of this liquidity to fund organic loan growth and acquisitions, and we intend to retire higher-cost borrowings and deposits over time. In the third quarter of 2011, we reduced higher-cost FHLB advances by $160.0 million, or 40%.

As of September 30, 2011, we held cash and securities equal to 23.8% of total assets, which represented $592.0 million of liquidity in excess of our target of 15%. In addition, we increased this excess liquidity with our recent acquisition of Green Bankshares in the third quarter of 2011 and anticipate increasing our excess liquidity levels further with the net proceeds from this offering. We intend to use the net proceeds from this offering and current excess liquidity and capital for general corporate purposes, including loan growth as well as the acquisition of depository institutions that meet our investment standards (see “Use of Proceeds”). Because our current and anticipated future excess liquidity and capital levels serve to decrease the leverage on our balance sheet, our profitability ratios (e.g., return on equity, return on assets and net interest margin) are negatively affected. Our loan originations in the first nine months of 2011 totaled $520.3 million. Assuming no other changes to the balance sheet and excluding consideration of paydowns on the existing loan portfolio, at the current loan origination pace, we would continue to have excess liquidity into the second half of 2012. We do not currently have any plans to acquire specific depository institutions, either on an assisted or unassisted basis, or specific financial services companies, assets or franchises, but to the extent those acquisitions occur, our leverage would increase and we anticipate that our profitability ratios would also increase.

	Three Months Ended September 30, 2011			Three Months Ended June 30, 2011
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$3,358,886	$55,032	6.50%	$2,953,166	$41,779	5.67%
Investment securities(2)	883,322	5,843	2.62%	802,847	5,848	2.92%
Interest-bearing deposits in other banks	581,337	500	0.34%	578,133	588	0.41%
FHLB stock	30,822	153	1.98%	29,526	102	1.39%
Total interest-earning assets	$4,854,367	$61,528	5.03%	$4,363,672	$48,317	4.44%
Non-interest-earning assets:
Cash and due from banks	$69,745			$51,875
Other assets	492,496			470,244
Total non-interest-earning assets	$562,241			$522,119
Total assets	$5,416,608			$4,885,791
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$2,037,270	$5,646	1.10%	$1,967,308	$5,361	1.09%
Money market	615,387	1,041	0.67%	486,088	884	0.73%
Negotiable order of withdrawal accounts	574,924	572	0.39%	415,952	582	0.56%
Savings deposits	206,190	232	0.45%	166,663	224	0.54%
Total interest-bearing deposits	$3,433,771	$7,491	0.87%	$3,036,011	$7,051	0.93%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$330,337	$658	0.79%	$303,864	$691	0.91%
Long-term borrowings	101,884	1,358	5.28%	97,650	1,117	4.59%
Total interest-bearing liabilities	$3,865,992	$9,507	0.98%	$3,437,525	$8,859	1.03%
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$545,691			$460,035
Other liabilities	42,386			42,944
Shareholders’ equity	962,539			945,287
Total non-interest-bearing liabilities and shareholders’ equity	$1,550,616			$1,448,266
Total liabilities and shareholders’ equity	$5,416,608			$4,885,791
Interest rate spread (tax equivalent basis)			4.05%			3.41%
Net interest income (tax equivalent basis)		$52,021			$39,458
Net interest margin (tax equivalent basis)			4.25%			3.63%
Average interest earning assets to average interest bearing liabilities	125.57%			126.94%

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$3,358,886	$55,032	6.50%	$576,060	$9,993	6.88%
Investment securities(2)	883,322	5,843	2.62%	52,815	422	3.17%
Interest-bearing deposits in other banks	581,337	500	0.34%	824,112	1,011	0.49%
FHLB stock	30,822	153	1.98%	9,697	53	2.17%
Total interest-earning assets	$4,854,367	$61,528	5.03%	$1,462,684	$11,479	3.11%
Non-interest-earning assets:
Cash and due from banks	$69,745			$6,392
Other assets	492,496			88,830
Total non-interest-earning assets	$562,241			$95,222
Total assets	$5,416,608			$1,557,906
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$2,037,270	$5,646	1.10%	$429,810	$528	0.49%
Money market	615,387	1,041	0.67%	211,804	125	0.23%
Negotiable order of withdrawal accounts	574,924	572	0.39%	51,481	18	0.14%
Savings deposits	206,190	232	0.45%	10,474	10	0.38%
Total interest-bearing deposits	$3,433,771	$7,491	0.87%	$703,569	$681	0.38%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$330,337	$658	0.79%	$99,653	$527	2.10%
Long-term borrowings	101,884	1,358	5.28%	–	–	–
Total interest-bearing liabilities	$3,865,992	$9,507	0.98%	$803,222	$1,208	0.60%
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$545,691			$7,361
Other liabilities	42,386			(50,222)
Shareholders’ equity	962,539			797,545
Total non-interest-bearing liabilities and shareholders’ equity	$1,550,616			$754,684
Total liabilities and shareholders’ equity	$5,416,608			$1,557,906
Interest rate spread (tax equivalent basis)			4.05%			2.52%
Net interest income (tax equivalent basis)		$52,021			$10,271
Net interest margin (tax equivalent basis)			4.25%			2.79%
Average interest earning assets to average interest bearing liabilities	125.57%			182.10%

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$2,941,873	$132,484	6.02%	$194,130	$9,993	6.88%
Investment securities(2)	770,160	15,709	2.73%	17,798	422	3.17%
Interest-bearing deposits in other banks	635,699	1,797	0.38%	693,453	2,567	0.49%
FHLB stock	29,622	387	1.75%	3,268	53	2.17%
Total interest-earning assets	$4,377,354	$150,377	4.59%	$908,649	$13,035	1.92%
Non-interest-earning assets:
Cash and due from banks	$57,136			$2,471
Other assets	458,184			30,355
Total non-interest-earning assets	$515,320			$32,826
Total assets	$4,892,674			$941,475
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$1,932,628	$15,604	1.08%	$144,844	$528	0.49%
Money market	501,406	2,647	0.71%	71,377	125	0.23%
Negotiable order of withdrawal accounts	447,739	1,576	0.47%	17,349	18	0.14%
Savings deposits	170,485	641	0.50%	3,530	10	0.38%
Total interest-bearing deposits	$3,052,258	$20,468	0.90%	$237,100	$681	0.38%
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$320,399	$2,007	0.84%	$33,583	$527	2.10%
Long-term borrowings	85,471	3,357	5.25%	–	–	–
Total interest-bearing liabilities	$3,458,128	$25,832	1.00%	$270,683	$1,208	0.60%
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$450,420			$2,481
Other liabilities	40,164			4,271
Shareholders’ equity	943,962			664,040
Total non-interest-bearing liabilities and shareholders’ equity	$1,434,546			$670,792
Total liabilities and shareholders’ equity	$4,892,674			$941,475
Interest rate spread (tax equivalent basis)			3.59%			1.32%
Net interest income (tax equivalent basis)		$124,545			$11,827
Net interest margin (tax equivalent basis)			3.80%			1.74%
Average interest earning assets to average interest bearing liabilities	126.58%			335.69%

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

	Year Ended December 31, 2010			Period from November 30, 2009 (Inception) to December 31, 2009
(Dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances		Income/ Expense	Yields/ Rates
Interest-earning assets:
Loans(1)(2)	$585,485	$36,453	6.23%	$–		$–	–
Investment securities(2)	737,739	3,462	0.47%	164,597		72	0.50%
Interest-bearing deposits in other banks	124,731	2,752	2.21%	–		–	–
FHLB stock	8,372	141	1.68%	–		–	–
Total interest-earning assets	$1,456,327	$42,808	2.94%	$164,597		$72	0.50%
Non-interest-earning assets:
Cash and due from banks	$10,243			$–
Other assets	114,350			–
Total non-interest-earning assets	$124,593			$–
Total assets	$1,580,920			$164,597
Interest-bearing liabilities:
Interest-bearing deposits:
Time deposits	$131,949	$708	0.54%	$–		$–	–
Money market	66,994	191	0.29%	–		–	–
Negotiable order of withdrawal accounts	25,064	148	0.59%	–		–	–
Savings deposits	446,372	3,609	0.81%	–		–	–
Total interest-bearing deposits	$670,379	$4,656	0.69%	$–		$–	–
Other interest-bearing liabilities:
Short-term borrowings and FHLB advances	$102,899	$1,120	1.09%	$–		–	–
Long-term borrowings	7,944	458	5.78%	–		–	–
Total interest-bearing liabilities	$781,222	$6,234	0.80%	$–		–	–
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	$66,967			$–
Other liabilities	13,298			317
Shareholders’ equity	719,433			164,280
Total non-interest-bearing liabilities and shareholders’ equity	$799,698			$164,597
Total liabilities and shareholders’ equity	$1,580,920			$164,597
Interest rate spread (tax equivalent basis)			2.14%				0.50%
Net interest income (tax equivalent basis)		$36,574				$72
Net interest margin (tax equivalent basis)			2.51%				0.50%
Average interest earning assets to average interest bearing liabilities	186.42%			NM	(3)

(1)	Average loans include non-performing loans.
(2)

Interest income and rates include the effects of a tax equivalent adjustment using applicable statutory tax rates in adjusting tax-exempt interest on tax-exempt investment securities and loans to a fully taxable basis.

(3)	Not a meaningful ratio as no interest expense was incurred during the period.

Three months ended September 30, 2011

Net interest income was $51.7 million for the three months ended September 30, 2011 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period. The increase in net interest income over prior quarter was primarily due to the inclusion of three weeks of GreenBank operations which we acquired on September 7, 2011 and the use of excess cash to reduce $160.0 million of higher cost FHLB advances.

Three months ended September 30, 2010

Net interest income was $10.2 million for the three months ended September 30, 2010 and resulted from interest-bearing deposits in other banks and the inclusion of First National Bank, Metro Bank and Turnberry bank in our consolidated results beginning on July 16, 2010.

Nine months ended September 30, 2011

Net interest income was $123.6 million for the nine months ended September 30, 2011 which included three weeks of GreenBank operations. Net interest income during the period includes the effects of maintaining a high level of cash and highly liquid investment securities. In the third quarter of 2011, we reduced $160.0 million of higher cost FHLB advances. Net interest income includes $1.8 million associated with the recognition of the unamortized discount on certain non-PCI loans which were paid in full prior to their contractual maturity resulting in a favorable impact to the net interest margin of 8 basis points during the first nine months of 2011.

Nine months ended September 30, 2010

Net interest income was $11.8 million for the nine months ended September 30, 2010 and resulted from interest-bearing deposits in other banks and the inclusion of First National Bank, Metro Bank and Turnberry bank in our consolidated results beginning on July 16, 2010.

Year ended December 31, 2010

Net interest income was $36.5 million for the year ended December 31, 2010 and included the effects of maintaining a high level of cash and highly liquid investment securities during the period.

Period from November 30, 2009 (Inception) to December 31, 2009

Net interest income was $72,000 for the period from inception through December 31, 2009 and resulted from interest-bearing deposits in other banks.

Rate/Volume Analysis

The table below details the components of the changes in net interest income for third quarter of 2011 compared to the second quarter of 2011. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

	Three Months Ended September 30, 2011 Compared to Three Months Ended June 30, 2011 Due to Changes in
(Dollars in thousands)	Average Volume	Average Rate	Net Increase (Decrease)
Interest income
Loans(1)(2)	$6,162	$7,091	$13,253
Investment securities(1)	558	(563)	(5)
Interest-bearing deposits in other banks	3	(91)	(88)
FHLB stock	5	46	51
Federal funds sold	–	–	–
Total interest income	$6,728	$6,483	$13,211
Interest expense
Time deposits	$193	$92	$285
Money market	222	(65)	157
Negotiable order of withdrawal accounts	186	(196)	(10)
Savings deposits	48	(40)	8
Short-term borrowings and FHLB advances	57	(90)	(33)
Long-term borrowings	50	191	241
Total interest expense	$756	$(108)	$648
Change in net interest income	$5,972	$6,591	$12,563

(1)

Interest income includes the effects of a tax equivalent adjustment using applicable federal tax rates in adjusting tax exempt interest on tax exempt investment securities and loans to a fully taxable basis.

(2)	Average loan volumes include non-performing loans which results in the impact of the non-accrual of interest being reflected in the change in average rate on loans.

The increase in average rate on loans for the third quarter as compared to the second quarter is primarily due to increases in pool yields for acquired impaired loans as a result of the second quarter cash flow re-estimation process (discussed in greater detail below). We are unable to provide a rate and volume variance analysis in this discussion for periods other than the third quarter of 2011 compared to the second quarter of 2011 because there are no other comparable periods as our banking operations did not commence until July 16, 2010. Additionally, with respect to the comparison from inception through December 31, 2009 to the year ended December 31, 2010, as the periods required to be presented are of different lengths, such a rate and volume comparison would not be meaningful.

Provision for Loan Losses

Three months ended September 30, 2011

The provision for loan losses of $9.8 million recorded during the third quarter of 2011 reflects approximately $7.0 million related to additional impairment identified with respect to acquired impaired loans, $0.4 million related to acquired loans which were not considered impaired at the date of acquisition and $2.4 million related to the increase in the allowance for loan losses established for loans originated subsequent to acquisition. Of the $7.0 million related to acquired impaired loans, approximately $4.1 million resulted from the covered portfolio and $2.9 million resulted from the non-covered portfolio. As the Company is covered by an indemnification agreement from the FDIC for the covered loan portfolio an increase in the value of the indemnification asset of approximately $2.2 million was associated with the provision for loan losses required for these loans during the quarter. The remaining $2.4 million of the provision for loan losses recorded during the quarter related primarily to the increase in the allowance for loan losses established for loans originated by the Company with new originations of approximately $166.2 million.

Loans acquired where there was evidence of credit deterioration since origination and where it was probable that the Company will not collect all contractually required principal and interest payments are aggregated in pools of loans with similar risk characteristics and accounted for as purchased credit-impaired (“PCI Loans”). Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has unfavorable changes in its estimates of cash flows expected to be collected for a loan pool (other than due to decreases in interest rate indices) which result in the present value of such cash flows being less than the recorded investment of the pool, the Company records a provision for loan losses, resulting in an increase in the allowance for loan losses for that pool. If the Company has favorable changes in its estimates of cash flows expected to be collected for a loan pool such that the present value exceeds the recorded investment of that pool, the Company will first reverse any previously established allowance for loan losses for the pool. If such estimate exceeds the amount of any previously established allowance, the Company will increase future interest income as a prospective yield adjustment over the remaining life of the pool to a rate which, when used to discount the expected cash flows, results in the present value of such cash flows equaling the recorded investment of the pool at the time of the revised estimate. In the third quarter of 2011, in addition to the $7.0 million of additional impairment discussed above resulting from unfavorable changes in estimates of expected cash flows in certain pools, the Company estimated favorable changes in expected cash flows for the remaining pools. These favorable changes in expected cash flows will result in expected prospective yield increases over the remaining lives of the respective pools.

The changes in expected cash flows on certain loan pools in the second quarter of 2011 resulted from several factors, which included actual and projected maturity date extensions through renewals of certain loans along with maturity extensions related to workout strategies or borrower requests on other loans, improved precision in the cash flow estimation for the Failed Banks, actual payment and loss experience on certain loans and changes to the internal risk ratings of certain loans. When actual and projected maturity dates are extended beyond the dates assumed in previous cash flow estimations, the expected lives of those loans are extended and cash flows as well as impairment and accretable yield can change. The Company forecasts the payment stream of each pool of PCI loans at the original acquisition-date valuation as well as at each subsequent re-estimation date; however, previously un-forecasted loan renewals or extensions can occur as the borrowers’ cash flow needs and other circumstances change over time. Cash flow estimates have improved for the Failed Banks since the acquisition date as the Company’s lending officers and credit administration department have been in regular contact with each borrower and have developed a fuller understanding of each borrowers’ financial condition and business or personal needs. Actual payment experience on certain loans can also change expected cash flows as problem loan resolutions, loan payoffs and prepayments occur. Finally, changes to the risk ratings of certain PCI loans occur based on the Company’s evaluation of the financial condition of its borrowers. As the financial condition and repayment ability of borrowers improve over time, the Company’s policy is to upgrade the risk ratings associated with these loans and increase its cash flow expectations for these loans. Conversely, as the financial condition and repayment ability of borrowers deteriorate over time, the Company’s policy is to downgrade the associated risk ratings and decrease its cash flow expectations for these loans accordingly.

The table below illustrates the impact of our third quarter of 2011 estimates of expected cash flows on PCI loans on impairment and prospective yield:

		Weighted Average Prospective Yields
(Dollars in thousands)	Impairment	Based on Prior Estimates of Expected Cash Flows	Based on Most Recent Estimates of Expected Cash Flows
Covered portfolio:
Loan pools with impairment	$4,299	10.1%	10.1%
Loan pools with improvement	(137)	6.76%	6.93%

Covered portfolio total	$4,162	9.52%	9.54%
Non-covered portfolio:
Loan pools with impairment	$3,000	6.51%	6.51%
Loan pools with improvement	(148)	5.75%	5.87%
Non-covered portfolio total	$2,852	6.24%	6.29%

Total	$7,014	6.99%	7.04%

Nine months ended September 30, 2011

The provision for loan losses of $19.7 million recorded during the first nine months of 2011 reflects approximately $10.5 million related to additional impairment identified with respect to acquired impaired loans, $3.2 million related to acquired loans which were not considered impaired at the date of acquisition and $6.0 million related to the increase in the allowance for loan losses established for loans originated subsequent to acquisition. Of the $10.5 million related to acquired impaired loans, approximately $7.0 million resulted from the covered portfolio and $3.5 million resulted from the non-covered portfolio. Of the $3.2 million of the provision recorded related to acquired loans not considered impaired at the date of acquisition, $2.3 million resulted from the covered portfolio and $0.9 million resulted from the non-covered portfolio. As the Company is covered by an indemnification agreement from the FDIC for the covered loan portfolio, an increase in the value of the indemnification asset of approximately $5.6 million was associated with the provision for loan losses required for these loans during 2011. This increase was recorded as additional FDIC indemnification asset accretion which is reflected as a component of non-interest income. The remaining $6.0 million of the provision for loan losses recorded during 2011 related primarily to the increase in the allowance for loan losses established for loans originated by the Company as new originations approximated $520.3 million during 2011.

Year ended December 31, 2010

The provision for loan losses of $753,000 during 2010 was related to new loan production. During 2010, the legacy portfolio of purchased credit impaired loans performed within expectations and we did not accrue any provision for loan losses associated with loans we acquired in our acquisitions.

Non-interest Income

Non-interest income increased from $7.9 million in the second quarter of 2011 to $12.8 million in the third quarter of 2011 ($9.9 million excluding net gains on investment securities). The increase was attributable to the inclusion of three weeks of results from Green Bank which we acquired on September 7, 2011. The following table sets forth the components of non-interest income for the periods indicated:

(Dollars in thousands)	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Three Months Ended June 30, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period From November 30, 2009 (Inception) Through December 31, 2009
Accretion on FDIC indemnification asset	$2,341	$354	$2,540	$5,199	$354	$736	$–
Service charges on deposit accounts	3,256	530	2,152	7,321	530	1,992	–
Debit card income	1,624	–	1,036	3,435	–	382	–
Fees on mortgage loans sold	669	–	649	1,849	–	449	–
Investment advisory and trust fees	442	–	413	1,242	–	354	–
Earnings on bank owned life insurance policies	175	–	240	536	–	110	–
Brokerage fees	168	–	212	477	–	–	–
Wire transfer fees	133	27	156	415	27	51	–
Gain on extinguishment of debt	416	–	–	416	–	–	–
Investment securities gains (losses), net	2,940	–	75	2,958	–	–	–
Bargain purchase gain	–	15,175	–	–	15,175	15,175	–
Other	651	88	426	1,367	88	366	–

Total non-interest income	$12,815	$16,174	$7,899	$25,215	$16,174	$19,615	$–

For the three months ended September 30, 2011, gains on the sale of securities were $2.9 million. As the Company is covered by an indemnification agreement from the FDIC for the majority of the loans acquired related to the FDIC Banks, an increase in the value of the indemnification asset for the three months ended September 30, 2011 of $2.3 million is comprised of $4.0 million associated with increases in loss estimates for covered assets, offset by $1.7 million in amortization of the indemnification asset. Subsequent to the acquisition of Green Bankshares, approximately $110.0 million of FHLB advances were prepaid for approximately $416,000 less than their acquisition date fair value, which was included in non-interest income as a gain on extinguishment of debt.

For the nine months ended September 30, 2011, gains on the sale of securities were $3.0 million. Indemnification asset income for the nine months ended September 30, 2011 was $5.2 million which is comprised of an increase in the indemnification asset of $6.3 million associated with increases in loss estimates for covered assets, offset by $1.1 million in amortization of the indemnification asset. Subsequent to the acquisition of Green Bankshares, approximately $110.0 million of FHLB advances were prepaid for approximately $416,000 less than their acquisition date fair value, which was included in non-interest income as a gain on extinguishment of debt

For the three months ended September 30, 2010, bargain purchase gains of $15.2 million were recorded resulting from the acquisitions of Metro Bank and Turnberry Bank. We generated no non-interest income during the period from November 30, 2009 through December 31, 2009, because we had not yet commenced banking activities.

Non-interest Expense

Non-interest expense increased from $37.4 million in the second quarter of 2011 to $49.3 million in the third quarter of 2011 due to foreclosed asset valuation adjustments and related expenses, higher conversion costs, legal and advertising fees and the inclusion of three weeks of GreenBank operations which we acquired on September 7, 2011. The following table sets forth the components of non-interest expense for the periods indicated:

(Dollars in thousands)	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Three Months Ended June 30, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Year Ended December 31, 2010	Period From November 30, 2009 (Inception) Through December 31, 2009
Salary and employee benefits	$20,818	$4,051	$19,257	$55,168	$5,735	$17,229	$–
Net occupancy expense	7,401	1,120	6,312	19,051	1,185	4,629	–
Accounting, legal and other professional	4,067	3,064	1,809	8,136	4,588	9,511	–
Foreclosed asset related expense	5,584	55	1,666	8,428	55	701	–
Computer services	1,925	401	1,386	4,248	401	2,098	–
FDIC and state assessments	1,061	435	1,186	4,380	435	2,097	–
Amortization of intangibles	1,132	184	1,146	3,089	184	818	–
Conversion related expenses	1,779	963	1,012	6,528	963	1,991	–
Insurance, non-building	606	146	551	1,666	154	640	–
Postage, courier and armored car	610	70	506	1,547	70	460	–
Operating supplies	552	55	351	1,266	59	289	–
Marketing and community relations	1,090	110	344	1,999	110	498	–
Organizational expense	–	–	–	–	2,100	2,100	91
Other operating expense	2,677	286	1,914	6,276	615	1,316	–

Total non-interest expense	$49,302	$10,940	$37,440	$121,782	$16,654	$44,377	$91

Non-interest expense was $49.3 million for the three months ended September 30, 2011 which included three weeks of operations of GreenBank. Salary and employee benefits expense for the third quarter included $1.9 million of expenses associated with our new employees from the acquisition of GreenBank. Excluding these costs, salaries and benefits cost decreased by $0.3 million as compared with the second quarter of 2011. Occupancy expense for the third quarter included $0.9 million of expenses associated with our new assets from the acquisition of GreenBank. Excluding these costs, occupancy costs increased by $0.2 million as compared with the second quarter of 2011. Foreclosed asset related expenses were $5.6 million included $4.6 million in OREO valuation adjustments. Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $2.1 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Offsetting the foreclosed asset related expense was approximately $1.1 million in net gains on the sale of OREO. Conversion costs of $1.8 million were related to the conversion of the Company’s operations onto a common technology platform.

Legal and other professional fees included $750,000 of legal expense related to the acquisition of Green Bankshares on September 7, 2011 and $895,000 of expense related to loan valuations and workouts. Marketing expense included approximately $550,000 related to our re-branding campaign of Capital Bank, NA.

Non-interest expense was $121.8 million for the nine months ended September 30, 2011 which included a full eight months of operations of Capital Bank which was acquired on January 28, 2011 and three weeks of operations of GreenBank which was acquired on September 7, 2011. Conversion related expenses of $6.5 million were related to $3.7 million of accruals for the early termination of certain information technology system related contracts and $2.8 million of expense related to the conversion of the Company’s operations onto a common technology platform. Foreclosed asset related expenses were $8.4 million included $5.4 million in OREO valuation adjustments. Such estimated fair value adjustments reflect the decline in real estate values determined by updated appraisals, comparable sales and local market trends in asking prices and data from recent closed transactions. Other OREO operating and ownership expenses were $5.1 million. Such costs include real estate taxes, insurance and other costs to own and maintain the properties. Offsetting the foreclosed asset related expense was approximately $2.1 million in net gains on the sale of OREO. Legal and other professional fees included $1.5 million of legal expense related to the acquisition of Capital Bank Corp. on January 28, 2011 and Green Bankshares on September 7, 2011 and $1.5 million of expense related to loan valuations and workouts. Marketing included approximately $550,000 of expense related to our re-branding campaign of Capital Bank, NA.

During the three months ended September 30, 2010, non-interest expense of $10.9 million included two and a half months of operations of First National Bank, Metro Bank and Turnberry Bank which were acquired on July 16, 2010 along with $1.0 million of conversion related expense and salary and professional fees.

Non-interest expense of $16.7 million for the nine months ended September 30, 2010 included two and a half months of operations of First National Bank, Metro Bank and Turnberry Bank which were acquired on July 16, 2010 along with $2.1 million in organizational expenses, $1.0 million of conversion related expense and nine months of salary and professional fees.

We monitor the ratio of non-interest expense to net revenues (net interest income plus non-interest income), which is commonly known as the efficiency ratio. For the three and nine months ended September 30, 2011, our efficiency ratio was approximately 76.5% and 81.8%. The efficiency ratio was significantly impacted by expenses associated with the early termination of information systems contracts, conversion costs and legal fees related to the acquisition of Capital Bank Corp. and Green Bankshares totaling $2.5 million and $7.9 million during the three and nine months ended September 30, 2011. Excluding these accruals, the efficiency ratio would have been approximately 72.6% and 76.5% for the three and nine months ended September 30, 2011.

Income Taxes

The provision for income taxes includes federal and state income taxes. Fluctuations in effective tax rates reflect the effect of the differences in the inclusion or deductibility of certain income and expenses, respectively, for income tax purposes. At September 30, 2011, we had a deferred tax asset of $112.5 million, which principally reflects the tax effect of the acquisition accounting adjustments made in connection with each of the acquisitions, subject to the limits of Section 382 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”), which determines our ability to preserve the tax benefits of existing net operating losses and built-in losses in a change of control.

Our future effective income tax rate will fluctuate based on the mix of taxable and tax-free investments we make and our overall level of taxable income. See the notes to our consolidated financial statements for additional information about the calculation of income tax expense and the various components thereof. Additionally, there were no unrecognized tax benefits at September 30, 2011, December 31, 2010 and 2009, and we do not expect the total of unrecognized tax benefits to significantly increase in the next 12 months.

Three and nine months ended September 30, 2011

The provision for income taxes was $2.0 million and $2.6 million for the three and nine months ended September 30, 2011, respectively. The effective income tax rates were approximately 37% and 35% for the three and nine months ended September 30, 2011, respectively. As we operated at near breakeven levels during the first six months of 2011, changes in our operations and amounts not included or deducted in arriving at taxable income during these periods caused significant variances on our expected effective tax rate for the year. Accordingly the provision for income taxes recorded during the third quarter of 2011 was higher than that recorded for the first half of 2011 as we recorded the provision for income taxes for the nine months ended September 30, 2011 that was consistent with our most recent expectations of the effective income tax rates applicable for 2011.

Three and nine months ended September 30, 2010

Income tax expense was $835,000 for the three months ended September 30, 2010. The income tax benefit was $920,000 for the nine months ended September 30, 2010. The effective income tax rates were 5% and (8%) for the three and nine months ended September 30, 2010, respectively. The effective tax rates recorded in these periods were substantially the result of approximately $15.2 million in gains on the acquisitions of Metro Bank and Turnberry Bank which are not included in taxable income. Accordingly, the tax expense (benefit) recorded during the three and nine month periods were calculated excluding these gains and based upon the resulting consolidated loss, for tax purposes, during the nine month period.

Year ended December 31, 2010 and the period from November 30, 2009 (inception) to December 31, 2009

The effective income tax rates for the year ended December 31, 2010 and the period from inception through December 31, 2009 were (9%) and 35%, respectively. A tax benefit was recorded during the year ended December 31, 2010 primarily due to $15.2 million in gains on the acquisitions of Metro Bank and Turnberry Bank which are not included in taxable income. Accordingly, the tax benefit recorded during the period was calculated excluding these gains and based upon the resulting consolidated loss, for tax purposes.

Net Income

Three months ended September 30, 2011

For the three months ended September 30, 2011, our net income of $2.9 million, or $0.06 basic and diluted net income per common share, represented an ROA of 0.21% and an ROE of 1.20%. Net income includes $5.6 million of foreclosed asset expense, $1.8 million of expense related to the conversion of the Company’s operations onto a common technology platform and acquisition related legal costs of $750,000 (which are not tax-deductible). Offsetting this expense was $2.9 million related to net gains on sales of securities, accretion on the FDIC indemnification asset of approximately $2.3 million and a gain on the extinguishment of debt of $416,000. Net interest income of $51.7 million and non-interest income of $12.8 million were partially offset by the provision for loan losses of $9.8 million and non-interest expense of $49.3 million.

Three months ended September 30, 2010

We reported net income of $14.6 million for the three months ended September 30, 2010, or basic and diluted net income per share of $0.33, representing an ROA of 3.72% and an ROE of 7.27%. Non-interest income includes $15.2 million of bargain purchase gains related to the acquisitions of Metro Bank and Turnberry Bank. Partially offsetting these gains was approximately $1.0 million of conversion related expense. Net income includes two and a half months of operations of First National Bank, Metro Bank and Turnberry Bank which were acquired on July 16, 2010.

Nine months ended September 30, 2011

For the nine months ended September 30, 2011, our net income of $4.0 million, or $0.09 basic and diluted net income per common share, represented an ROA of 0.11% and an ROE of 0.57%. Our equity to assets ratio was 19.29%. Net income includes a deduction for an accrual of $3.7 million for the early termination of certain information technology system related contracts and $2.8 million of expense related to the conversion of the Company’s operations onto a common technology platform, $8.4 million of foreclosed asset related expenses and acquisition-related legal costs of $1.5 million (which are not tax-deductible). Offsetting this decrease was $2.9 million related to net gains on sales of securities, additional accretion on the indemnification asset of $5.2 million due to an unfavorable change in loss estimates for covered loans and a gain on extinguishment of debt of $416,000. Net interest income of $123.6 million and non-interest income of $25.2 million were partially offset by the provision for loan losses of $19.7 million and non-interest expense of $121.8 million.

Nine months ended September 30, 2010

We reported net income of $12.2 million for the nine months ended September 30, 2010 or basic and diluted net income per common share of $0.34 represented an ROA of 1.73% and an ROE of 2.46%. Net interest income includes $2.6 million of earnings on capital raised through private placements in December 2009 and January 2010. This capital was temporarily invested in interest-bearing deposits with other financial institutions. Non-interest income includes $15.2 million of bargain purchase gains related to the acquisitions of Metro Bank and Turnberry Bank. Non-interest expense of $16.7 million was primarily related to organizational expenses, conversion costs, salary and professional fees.

Year ended December 31, 2010

We reported net income of $12.0 million for the year ended December 31, 2010, which equated to a ROA of 0.76%, a ROE of 1.67% and a basic and diluted net income per common share of $0.31. Our equity to assets ratio was 25.0%. Net interest income of $36.5 million and non-interest income of $19.7 million was partially offset by the provision for loan losses of $753,000 and non-interest expense of $44.4 million. Non-interest income reported during 2010 included $15.2 million related to a gain on the acquisitions of Metro Bank and Turnberry Bank. The provision for loan losses recorded reflects the allowance for loan losses established for loans originated subsequent to the acquisition of our banking subsidiaries. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced were incorporated in the acquisition accounting adjustments to record loans and other real estate at fair value on the dates of acquisition.

Period from November 30, 2009 (inception) to December 31, 2009

The net loss for the period from inception to December 31, 2009 was $92,000 or basic and diluted loss per common share was $0.01. Our operations during the year ended December 31, 2009 were limited to organizational matters and activities relating to the completion of our original private offerings.

Financial Condition

Our assets totaled $6.7 billion and $3.5 billion at September 30, 2011 and December 31, 2010, respectively. Total loans at September 30, 2011 and December 31, 2010 were $4.4 billion and $1.7 billion, respectively. Total deposits were $5.3 billion and $2.3 billion at September 30, 2011 and December 31, 2010, respectively. Borrowed funds, consisting of Federal Home Loan Bank (FHLB) advances, short-term borrowings, notes payable and subordinated debentures, totaled $441.2 million and $327.9 million at September 30, 2011 and December 31, 2010, respectively. The increases in total assets, loans, deposits and borrowings during the nine months ended September 30, 2011 were primarily due to the acquisition of Capital Bank Corp. and Green Bankshares. The increases in these items during 2010 were primarily due to the acquisitions of the Failed Banks and TIB Financial.

Shareholders’ equity was $985.9 million, $881.2 million and $526.3 million at September 30, 2011, December 31, 2010 and December 31, 2009, respectively. The increase in shareholders’ equity during the first nine months of September 30, 2011 was primarily due to the noncontrolling interest originating from the acquisition of Capital Bank Corp., Green Bankshares and the completions of shareholders’ rights offerings to legacy shareholders of Capital Bank Corp. and TIB Financial. The increase in shareholders’ equity during 2010 was primarily due to private placements of common stock resulting in net proceeds of $339.7 million.

Loans

Our loan portfolio is our primary earning asset. Our strategy is to grow the loan portfolio by originating commercial and consumer loans that we believe to be high-quality, that comply with our conservative credit policies and that produce revenues consistent with our financial objectives. Additionally, we are working to reduce excessive concentrations in commercial real estate loans, which were the predominate portion of the acquisitions’ legacy portfolios, in order to achieve a more diversified portfolio mix.

The following table sets forth the carrying amounts of our loan portfolio:

(Dollars in thousands)	As of September 30, 2011		As of December 31, 2010		Sequential Change
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$949,959	21.7%	$500,470	28.8%	$449,489	89.8%
Other commercial C&D	484,924	11.1%	113,681	6.5%	371,243	326.6%
Multifamily commercial real estate	107,592	2.4%	56,105	3.2%	51,487	91.8%
1-4 family residential C&D	90,064	2.1%	16,341	0.9%	73,723	451.2%
Total commercial real estate	$1,632,539	37.3%	$686,597	39.4%	$945,942	137.8%
Owner occupied commercial real estate	843,586	19.2%	347,741	20.0%	495,845	142.6%
Commercial and industrial	438,401	10.0%	94,302	5.4%	344,099	364.9%
Total commercial	$1,281,987	29.2%	$442,043	25.4%	839,944	190.0%
1-4 family residential	850,600	19.4%	422,057	24.2%	428,543	101.5%
Home equity	390,861	8.9%	119,039	6.8%	271,822	228.4%
Consumer	119,023	2.7%	43,054	2.5%	75,969	176.5%
Total consumer	$1,360,484	31.0%	$584,150	33.5%	$776,334	132.9%
Other	110,769	2.5%	29,957	1.7%	80,812	269.8%
Total	$4,385,779	100.0%	$1,742,747	100.0%	$2,643,032	151.7%

During the first nine months of 2011, our loan portfolio increased by $2.6 billion due to the acquisition of Capital Bank Corp., Green Bankshares and new loan originations of $520.3 million. While the change in the composition of the loan portfolio between December 31, 2010 and September 30, 2011 was most significantly impacted by the acquisition of Capital Bank and GreenBank, the composition of new loan production is indicative of our business strategy of emphasizing commercial and industrial and consumer loans and reducing our overall concentration of commercial real estate loans. As illustrated in greater detail in the table below, commercial and industrial loans and consumer and other loans represented approximately 64.3% and 19.5%, respectively, of new loan originations during the nine months ended September 30, 2011. We expect that this production emphasis which resulted in nearly 84% of our new loan production in categories other than commercial real estate, along with normal runoff of the legacy portfolios, will, over time, lead to the reduction of our concentration in commercial real estate loans which represented approximately 37% of the outstanding balance of the loan portfolio at September 30, 2011 and 39% at December 31, 2010.

Commercial loan production during the first nine months of 2011 rose to $334.4 million, from $16.0 million in the fourth quarter of 2010, as we implemented the NAFH line of business model at the acquisitions. As a result of stronger volumes, commercial loans made up over one-half of our new loan originations during the first nine months of 2011, while commercial real estate loans were 15% of our new loan originations, consistent with our plans to reduce concentrations in this category.

The following table sets forth our new loan origination (excluding renewals of existing loans) segmented by loan type:

(Dollars in millions)	Three months ended September 30, 2011		Three months ended June 30, 2011		Three months ended March 31, 2011		Nine months ended September 30, 2011
Loan Type	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Non-owner occupied commercial real estate	$6.3	3.8%	$19.1	10.4%	$13.0	7.6%	38.4	7.4%
Other commercial C&D	4.4	2.7%	7.0	3.8%	3.7	2.2%	15.1	2.9%
Multifamily commercial real estate	0.3	0.2%	0.5	0.3%	–	–	0.8	0.2%
1-4 family residential C&D	6.7	4.0%	5.7	3.1%	9.2	5.4%	21.6	4.1%
Total commercial real estate	$17.7	10.7%	$32.3	17.6%	$25.9	15.2%	$75.9	14.6%
Owner occupied commercial real estate	62.4	37.5%	88.6	48.2%	45.0	26.4%	196.0	37.7%
Commercial and industrial	63.3	38.1%	37.2	20.3%	37.9	22.2%	138.4	26.6%
Total commercial	$125.7	75.6%	$125.8	68.5%	$82.9	48.6%	$334.4	64.3%
1-4 family residential	8.7	5.2%	13.2	7.2%	37.0	21.7%	58.9	11.3%
Home equity	1.4	0.8%	2.0	1.1%	3.6	2.1%	7.0	1.3%
Consumer	11.4	6.9%	7.6	4.1%	16.5	9.7%	35.5	6.8%
Total consumer	$21.5	12.9%	$22.8	12.4%	$57.1	33.5%	$101.4	19.4%
Other	1.3	0.8%	2.7	1.5%	4.6	2.7%	8.6	1.7%
Total	$166.2	100.0%	$183.6	100.0%	$170.5	100.0%	$520.3	100.0%

Florida loan originations increased in the first nine months of 2011 as we selectively hired new commercial loan officers and credit analysts and also benefited from residential mortgage and indirect auto loan volumes. South Carolina loan originations benefited from improved results in commercial lending. Loan originations were steady in North Carolina as we closed the investment in Capital Bank Corp. and reorganized the management team during the first quarter of 2011. Florida, South Carolina, North Carolina and Tennessee accounted for 34.4%, 13.2%, 49.1% and 3.4% of our new loan originations, respectively, for the three months ended September 30, 2011 and 41.1%, 27.3%, 30.5% and 1.1% of our new loan originations, respectively, for the nine months ended September 30, 2011.

We underwrite commercial real estate loans based on the value of the collateral, the ratio of debt service to property income and the creditworthiness of tenants. Due to the inherent risk of commercial real estate lending, we underwrite loans selectively, with the goal of reducing the concentration in our portfolio over time.

We follow a conservative approach to underwriting commercial loans, which is based on the cash flows of the underlying business and the value of collateral securing the loan. During the first nine months of 2011, we originated commercial loans from a variety of businesses. The industry groups in which we originated the most loans in the first nine months of 2011 were retail trade, real estate (including rental and leasing), health care and social assistance, arts and recreation, manufacturing, and utilities which accounted for 11.0%, 9.2%, 8.9%, 7.5%, 6.5% and 2.9% of new originations, respectively.

We underwrite consumer loans to conservative standards, including FICO score, loan-to-value ratio and loan term, among other factors. We do not generally offer loans to consumers with FICO scores below 660. Our HELOC loans include both first and non-first lien loans. The following table indicates how our loan originations during the first nine months of 2011 tracked to two key metrics—FICO scores and loan-to-value ratios—used in underwriting consumer loans:

Type	Originations ($)	FICO			LTV			Average Term (Months)
		Average	%680-660	%<660	Average	%80-90	%>90%
1-4 family residential	56.8	752.3	0.9%	1.5%	72.9%	24.3%	8.9%	267.9
Auto	26.8	774.4	6.2%	0.1%	114.1%	7.3%	84.5%	69.6
HELOC/Other	11.3	737.1	6.5%	11.2%	53.3%	4.2%	14.9%	82.6
Total	94.9	748.2	3.1%	2.3%	82.2%	17.2%	30.9%	189.8

Note:	Auto loan LTVs are based on NADA Clean Trade value for used vehicles and Dealer Invoice for new vehicles.

The contractual maturity distributions of our loan portfolio as of September 30, 2011 are indicated in the tables below. The majority of these are amortizing loans.

	Loans Maturing (As of September 30, 2011)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Non-owner occupied commercial real estate	$207,671	$518,092	$224,196	$949,959
Other commercial C&D	320,203	152,437	12,284	484,924
Multifamily commercial real estate	32,104	57,370	18,118	107,592
1-4 family residential C&D	75,007	6,231	8,826	90,064
Total commercial real estate	$634,985	$734,130	$263,424	$1,632,539
Owner occupied commercial real estate	104,825	489,996	248,765	843,586
Commercial and industrial	166,594	214,019	57,788	438,401
Total commercial	$271,419	$704,015	$306,553	$1,281,987
1-4 family residential	159,923	229,145	461,532	850,600
Home equity	23,897	80,037	286,927	390,861
Consumer	12,970	72,762	33,291	119,023
Total consumer	$196,790	$381,944	$781,750	$1,360,484
Other	27,415	35,368	47,986	110,769
Total	$1,130,609	$1,855,457	$1,399,713	$4,385,779

	Loans Maturing (As of September 30, 2011)
(Dollars in thousands)	Within One Year	One to Five Years	After Five Years	Total
Loans with:
Predetermined interest rates	$665,704	$914,192	$909,264	$2,489,160
Floating or adjustable rates	464,905	941,265	490,449	1,896,619
Total loans	$1,130,609	$1,855,457	$1,399,713	$4,385,779

Asset Quality

Consistent with our strategy of operating with a sound risk profile, we have focused on originating loans we believe to be of high quality, disposing of non-performing assets as rapidly as possible, and reducing the size of our legacy commercial real estate loan portfolio. To achieve these objectives, we underwrite new loans and manage existing loans in accordance with our underwriting standards under the direction of our chief risk officer. Additionally, we have assigned senior credit officers to oversee the Florida, Tennessee and Carolinas markets, and we have established a special assets division to dispose of legacy problem loans and OREO.

We refer to our loans covered under loss sharing agreements with the FDIC as “covered loans.” These are the legacy loans of Metro Bank, Turnberry Bank, and First National Bank that are covered by FDIC loss sharing agreements that reimburse us for 80% of net charge-offs and OREO losses over a five-year period for commercial loans and a ten-year period for residential loans. We refer to all other loans as “non-covered loans.” These are loans we originate, loans acquired through the acquisitions of Capital Bank, TIB Bank and Greenbank and certain consumer loans of the Failed Banks that we acquired, which are not covered by any loss sharing agreement.

Covered Loans

As of September 30, 2011, covered loans were $580.3 million, representing 13.2% of our loan portfolio. Also as of September 30, 2011, the covered loans were 3.7% past due 30-89 days, 21.6% greater than 90 days past due and still accruing/accreting and 0.5% nonaccrual, reflecting the severity of the real estate downturn and the excessive concentrations in commercial real estate and poor quality underwriting that characterized these banks under their prior business models. We have recorded these loans at estimated fair value reflecting expected lifetime losses estimated as of the respective acquisition dates. Projected reimbursements from the FDIC relating to projected future losses on covered loans are recorded as the FDIC indemnification asset, which was $67.2 million as of September 30, 2011. Actual claims for reimbursement filed with the FDIC for incurred losses on covered loans but not yet paid were $7.7 million at September 30, 2011.

We manage credit risk associated with loans covered under loss sharing agreements in the same manner as credit risk associated with non-covered loans. This includes following consistent policies and procedures relating to the process of working with borrowers in efforts to resolve problem loans resulting in the lowest losses possible and collection including foreclosure, repossession and the ultimate liquidation of any applicable underlying collateral. The loss sharing agreements also contain certain restrictions and conditions which, among other things, provide that certain credit risk management strategies like loan sales, under certain conditions, could be prohibited under the agreements and may lead to the termination of coverage of any applicable losses on the related loans. Accordingly, actions taken by management in the process of prudently managing credit risk and borrower relationships, including, but not limited to, the renewal of covered loans for periods extending beyond the expiration of the applicable loss sharing agreement, the extension of additional credit or the making of certain modifications of loan terms, can lead to the termination of coverage under the loss sharing agreements for these particular loans. Additionally, the loss sharing agreements limit coverage to ten years for residential loans and five years for other covered loans.

Collection of loss claims under the loss sharing agreements requires extensive and specific recordkeeping and incremental monthly and quarterly reporting to the FDIC on the status of covered loans. The loss claims filed and the related reporting on covered loans to the FDIC are subject to review and approval by the FDIC and various subcontractors utilized by the FDIC. The requirements for such reporting and interpretations thereof are occasionally revised by the FDIC and its subcontractors. Such changes along with our ability to comply with the requirements and revisions require interpretation and can lead to delays in the collection of claims on losses incurred. Claims filed by us for losses realized through September 30, 2011, totaling $68.7 million, had been collected from the FDIC. Additionally, the loss sharing agreements provide for regular examination of compliance with loss sharing agreements including independent reviews of relevant policies and procedures and detailed audits of claims filed. Noncompliance with the provisions of the loss sharing agreements can lead to termination of the agreements.

Non-Covered Loans

As of September 30, 2011, non-covered loans were $3.8 billion, representing 86.8% of our loan portfolio. Also as of September 30, 2011, our non-covered loans were 2.0% past due 30-89 days, 6.3% greater than 90 days past due and still accruing/accreting and 0.1% nonaccrual. These loans have also been affected by the real estate downturn and excessive commercial real estate concentrations. However, the credit quality of these loans is generally higher than that of the covered loans. In connection with the acquisitions, we applied acquisition accounting adjustments to the non-covered loans not originated by us to reflect estimates at the time of acquisition of the expected lifetime losses of such loans.

Covered and Non-Covered Loan Credit Quality Summary

The table below summarizes key loan credit quality indicators for covered and non-covered loan portfolios as of the dates indicated:

	As of September 30, 2011				As of December 31, 2010
(Dollars in millions)	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting	Non Accrual Loans	Portfolio Balance	% 30-89 Days Past Due	% Greater Than 90 Days Past Due and Accruing/ Accreting
Covered Portfolio
Non-owner occupied commercial real estate	$133.9	4.7%	20.5%	0.0%	$172.0	4.2%	16.8%
Other commercial C&D	60.7	7.8%	60.5%	0.0%	81.2	7.4%	55.6%
Multifamily	22.3	4.7%	19.5%	0.0%	30.4	0.2%	30.7%
1-4 family residential C&D	4.8	0.0%	69.5%	0.0%	7.9	0.0%	75.6%
Total commercial real estate	$221.7	5.5%	32.4%	0.0%	$291.5	4.6%	30.6%
Owner occupied commercial real estate	117.4	1.9%	13.8%	0.0%	129.2	7.7%	9.8%
Commercial & Industrial	26.6	3.8%	8.1%	0.4%	33.4	3.9%	5.7%
Total commercial	$144.0	2.3%	12.7%	0.1%	$162.6	6.9%	9.0%
1-4 family residential	133.5	3.5%	19.4%	0.0%	153.4	3.4%	12.6%
Home equity	73.5	2.0%	3.7%	3.7%	79.4	3.4%	11.6%
Consumer	0.2	0.0%	0.0%	0.0%	0.1	0.0%	0.0%
Total consumer	$207.2	2.9%	13.8%	1.3%	$232.9	3.4%	12.3%
Other	7.4	0.0%	90.9%	0.0%	9.2	3.4%	51.6%
Total covered	$580.3	3.7%	21.6%	0.5%	$696.2	4.7%	19.7%
Non-covered Portfolio
Non-owner occupied commercial real estate	816.1	1.5%	5.6%	0.0%	328.4	2.7%	3.3%
Other commercial C&D	424.2	7.1%	21.8%	0.0%	32.5	5.5%	25.3%
Multifamily	85.2	3.5%	2.4%	0.0%	25.7	0.0%	0.0%
1-4 family residential C&D	85.3	1.2%	7.0%	0.2%	8.5	0.0%	0.0%
Total commercial real estate	$1,410.8	3.3%	10.4%	0.0%	$395.1	2.7%	4.8%
Owner occupied commercial real estate	726.2	1.6%	5.4%	0.0%	218.5	1.0%	10.4%
Commercial and industrial	411.8	0.2%	5.2%	0.0%	60.9	2.4%	0.7%
Total commercial	$1,138.0	1.1%	5.4%	0.0%	279.4	1.3%	8.2%
1-4 family residential	717.1	1.2%	3.8%	0.0%	268.7	0.6%	4.4%
Home equity	317.4	1.6%	0.8%	0.5%	39.6	1.4%	2.4%
Consumer	118.8	1.7%	0.4%	0.0%	42.9	2.6%	0.9%
Total consumer	$1,153.3	0.6%	2.6%	0.2%	$351.2	0.9%	3.8%
Other	103.4	1.5%	1.8%	0.0%	20.8	0.8%	5.9%
Total non-covered	$3,805.5	2.0%	6.3%	0.1%	$1,046.5	1.7%	5.4%
Total	$4,385.8	2.2%	8.3%	0.1%	$1,742.7	2.9%	11.1%

Due to the required accounting for purchased credit impaired (which we refer to as “PCI”) loans described above, loans designated as such that would otherwise have met our established criteria for being placed on nonaccrual are generally referred to in our consolidated financial statements, and in discussion herein, as past due greater than 90 days and still accruing/accreting. These loans are included in the disclosures of non-performing loans as they are not performing in accordance with the contractual terms of the underlying loan agreements. Non-performing loans also include acquired loans which were not designated as purchased credit impaired loans but have become severely delinquent (in excess of 90 days), but are well secured and in the process of collection. As of December 31, 2010, no loans originated by us met the criteria required for classification as nonaccrual.

Of the loans past due greater than 90 days and still in accruing/accreting status as of September 30, 2011, $125.6 million (or approximately 22%) were loans covered by loss sharing agreements with the FDIC. All of these loans were acquired loans and such loans were either purchased credit impaired loans or, based upon their recorded investment, were considered well secured and in the process of collection and met the criteria for reporting as 90 days past due and still accruing.

Nine months ended September 30, 2011

Total non-performing loans as of September 30, 2011 were $369.4 million as compared to $193.8 million at December 31, 2010. The change in non-performing loans during the nine months ended September 30, 2011 was attributable to $44.3 million and $44.9 million in additional non-performing loans acquired through the acquisition of Capital Bank Corp. and Green Bankshares, respectively, as well as $11.3 million of loans that became non-performing. Partially offsetting these increases were $110.9 million in transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and other reductions.

During the nine months ended September 30, 2011, we foreclosed, or received deeds in lieu of foreclosure, on $54.0 million in loans, of which approximately 56% consisted of commercial real estate loans and approximately 21% and 28% were associated with the covered loans in Florida and South Carolina, respectively. Of the loans transferred to other real estate owned during the period, 49% were covered by loss sharing agreements.

Sales of other real estate owned were $53.1 million during the nine months ended September 30, 2011. Approximately 47% of the sales were commercial real estate loans, and approximately 15% and 18% were associated with the covered loans in Florida and South Carolina, respectively. Loss sharing agreements covered 33% of these sales.

In connection with the acquisitions, we recorded the acquired loan portfolios at estimated fair value by projecting expected lifetime cash flows, taking into account our expectations for default and recovery, then discounting those cash flows to fair value based on current market yields for similar loans. The fair value adjustments reflect our judgments and estimates based on due diligence performed on the acquired portfolios and consideration of procedures performed by third-party independent valuation professionals.

The customer owed balances and carrying amounts as of September 30, 2011 (which includes all amounts contractually owed by borrowers) set forth in the table below:

(Dollars in millions) Loan Type	Gross Customer Balance Owed September 30, 2011	Carrying Amount September 30, 2011	Carrying Amount as a Percentage of Customer Balance	Carrying Amount of Noncurrent Loans(1)	Carrying Amount of Noncurrent Loans as a Percentage of Carrying Amount
Covered Portfolio
Non-owner occupied commercial real estate	$190.0	133.9	70.5%	$33.8	25.2%
Other commercial C&D	125.5	60.7	48.4%	41.5	68.3%
Multifamily	33.8	22.3	66.2%	5.4	24.2%
1-4 family residential C&D	8.6	4.8	55.4%	3.3	69.5%
Total commercial real estate	$357.9	$221.7	62.0%	$84.0	37.9%
Owner occupied commercial real estate	$134.6	$117.4	87.2%	$18.4	15.7%
Commercial and industrial	33.5	26.6	79.3%	3.3	12.3%
Total commercial	$168.1	$144.0	85.6%	$21.7	15.0%
1-4 family residential	$168.3	$133.5	79.3%	$30.5	22.8%
Home equity	97.8	73.5	75.2%	6.9	9.4%
Consumer	0.2	0.2	106.9%	–	0.0%
Total consumer	$266.3	$207.2	77.8%	$37.4	18.0%
Other	23.2	7.4	32.1%	6.8	90.9%
Total covered	$815.5	$580.3	71.2%	$149.9	25.8%
Covered discount to customer balance owed		$235.2
Non-Covered Portfolio
Non-owner occupied commercial real estate	$899.2	$816.1	90.8%	$57.7	7.1%
Other commercial C&D	580.4	424.2	73.1%	122.2	28.8%
Multifamily	90.4	85.2	94.2%	5.0	5.9%
1-4 family residential C&D	90.3	85.3	94.4%	7.2	8.4%
Total commercial real estate	$1,660.3	$1,410.8	85.0%	$192.1	13.6%
Owner occupied commercial real estate	765.9	726.2	94.8%	$51.1	7.0%
Commercial and industrial	447.0	411.8	92.1%	22.5	5.5%
Total commercial	$1,212.9	$1,138.0	93.8%	$73.6	6.5%
1-4 family residential	717.5	717.1	99.9%	36.1	5.0%
Home equity	348.7	317.3	91.0%	9.4	3.0%
Consumer	129.6	118.8	91.7%	2.5	2.2%
Total consumer	$1,195.8	$1,153.2	96.4%	$48.0	4.2%
Other	109.4	103.3	94.5%	3.4	3.3%
Total non-covered	$4,178.4	$3,805.3	91.1%	$317.1	8.1%
Non-Covered discount to customer balance owed		$373.0
Total	$4,993.9	$4,385.6	87.9%	$467.0	10.7%

(1)	Includes loans greater than 30 days past due.

We regularly reassess the performance of the acquired portfolios by comparing actual to expected cash flows for a number of pools of similar loans. For those pools which exhibit performance below expectations which result in the present value of such cash flows being less than the recorded investment of the pool, we record a provision to establish or increase an allowance for losses. For loan pools that perform above expectations such that the present value exceeds the recorded investment of that pool, we will first reverse any previously established allowance and then record an increase in accretable yield, which is then amortized into net income as an increase in net interest income over the remaining life of the pool.

The changes in expected cash flows on certain loan pools in the third quarter of 2011 resulted from several factors, which included actual and projected maturity date extensions through renewals of certain loans along with maturity extensions related to workout strategies or borrower requests on other loans, improved precision in the cash flow estimation for the Failed Banks, actual payment and loss experience on certain loans and changes to the internal risk ratings of certain loans. When actual and projected maturity dates are extended beyond the dates assumed in previous cash flow estimations, the expected lives of those loans are extended and cash flows as well as impairment and accretable yield can change. The Company forecasts the payment stream of each pool of PCI loans at the original acquisition-date valuation as well as at each subsequent re-estimation date; however, previously un-forecasted loan renewals or extensions can occur as the borrowers’ cash flow needs and other circumstances change over time. Cash flow estimates have improved for the Failed Banks since the acquisition date as the Company’s lending officers and credit administration department have been in regular contact with each borrower and have developed a fuller understanding of each borrowers’ financial condition and business or personal needs. Actual payment experience on certain loans can also change expected cash flows as problem loan resolutions, loan payoffs and prepayments occur. Finally, changes to the risk ratings of certain PCI loans occur based on the Company’s evaluation of the financial condition of its borrowers. As the financial condition and repayment ability of borrowers improve over time, the Company’s policy is to upgrade the risk ratings associated with these loans and increase its cash flow expectations for these loans. Conversely, as the financial condition and repayment ability of borrowers deteriorate over time, the Company’s policy is to downgrade the associated risk ratings and decrease its cash flow expectations for these loans accordingly.

The following is a summary of the purchased credit impaired and non purchased credit impaired covered loans outstanding as of September 30, 2011:

(Dollars in thousands) September 30, 2011	PCI Loans	Non PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$133,842	$56	$133,898
Other commercial C&D	60,678	–	60,678
Multifamily commercial real estate	22,383	–	22,383
1-4 family residential C&D	4,787	–	4,787
Total commercial real estate	221,690	56	221,746
Owner occupied commercial real estate	117,388	–	117,388
Commercial and industrial	25,480	1,090	26,570
Total commercial	142,868	1,090	143,958
1-4 family residential	133,462	–	133,462
Home Equity	21,331	52,198	73,529
Consumer	188	–	188
Total consumer	154,981	52,198	207,179
Other	7,457	–	7,457
Total	$526,996	$53,344	$580,340

The following is a summary of originated and acquired noncovered loans outstanding as of September 30, 2011:

(Dollars in thousands) September 30, 2011	PCI Loans	Originated Loans	Non PCI Acquired Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$763,057	$51,220	$1,785	$816,062
Other commercial C&D	397,549	26,482	214	424,245
Multifamily commercial real estate	84,647	562	–	85,209
1-4 family residential C&D	60,433	24,844	–	85,277
Total commercial real estate	1,305,686	103,108	1,999	1,410,793
Owner occupied commercial real estate	533,254	192,945	–	726,199
Commercial and industrial	262,942	145,359	3,530	411,831
Total commercial	796,196	338,304	3,530	1,138,030
1-4 family residential	627,179	71,202	18,757	717,138
Home Equity	155,756	9,616	151,960	317,332
Consumer	68,262	38,548	12,025	118,835
Total consumer	851,197	119,366	182,742	1,153,305
Other	93,954	7,055	2,302	103,311
Total	$3,047,033	$567,833	$190,573	$3,805,439

Year ended December 31, 2010

Total non-performing loans as of December 31, 2010 were $193.8 million. The change in non-performing loans during 2010 was attributable to $157.1 million in non-performing loans acquired, $68.9 million of loans that became non-performing during the period, partially offset by $32.2 million in transfers to other real estate owned through foreclosures or receipt of deeds in lieu of foreclosures and other reductions. During 2010, loans past due greater than 90 days and still accruing/accreting increased by $36.7 million, excluding the impact of acquired loans classified as past due greater than 90 days and still accruing/accreting.

Of the aggregate $68.9 million of loans which became classified as past due greater than 90 days and still accruing/accreting during 2010, the composition was as follows: 54% commercial real estate loans; 31% commercial loans; and 16% consumer loans, which in the aggregate represented $68.9 million of loans.

The following is a summary of the purchased credit impaired and non purchased credit impaired covered loans outstanding as of December 31, 2010:

(Dollars in thousands) December 31, 2010	PCI Loans	Non PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$170,606	$–	$170,606
Other commercial C&D	81,842	–	81,842
Multifamily commercial real estate	30,441	–	30,441
1-4 family residential C&D	7,357	–	7,357
Total commercial real estate	290,246	–	290,246
Owner occupied commercial real estate	129,253	–	129,253
Commercial and industrial	29,592	2,558	32,150
Total commercial	158,845	2,558	161,403
1-4 family residential	155,619	–	155,619
Home Equity	6,217	73,592	79,809
Consumer	–	–	–
Total consumer	161,836	73,592	235,428
Other	9,207	–	9,207
Total	$620,134	$76,150	$696,284

The following is a summary of the purchased credit impaired and non purchased credit impaired non-covered loans outstanding as of December 31, 2010:

(Dollars in thousands) December 31, 2010	PCI Loans	Non PCI Originated Loans	Non PCI Acquired Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$320,925	$8,939	–	$329,864
Other commercial C&D	28,083	3,756	–	31,839
Multifamily commercial real estate	25,664	–	–	25,664
1-4 family residential C&D	8,231	753	–	8,984
Total commercial real estate	382,903	13,448	–	396,351
Owner occupied commercial real estate	210,170	8,318	–	218,488
Commercial and industrial	46,519	9,959	5,674	62,152
Total commercial	256,689	18,277	5,674	280,640
1-4 family residential	251,348	15,090	–	266,438
Home Equity	12,220	2,616	24,394	39,230
Consumer	32,525	7,643	2,886	43,054
Total consumer	296,093	25,349	27,280	348,722
Other	19,798	952	–	20,750
Total	$955,483	$58,026	$32,954	$1,046,463

Allowance for Loan Losses

For newly originated loans, we have recorded a provision to establish an allowance against loan losses. At September 30, 2011, the allowance was $17.1 million of which $6.9 million related to loans we originated or acquired non-PCI loans. As of September 30, 2011, we had recorded provisions of $10.5 million associated with PCI loans. As of December 31, 2010, the allowance for loan losses was $753,000 and related solely to loans we originated.

Allowance and Provision for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. As of December 31, 2010, the allowance for loan losses related only to loans originated by us and acquired non-purchased credit impaired loans. Based upon our most recent estimates of expected cash flows, approximately $10.5 million of the allowance for loan losses was required to be allocated for purchased credit impaired loans as of September 30, 2011. Our formalized process for assessing the adequacy of the allowance for loan losses and the resultant need, if any, for periodic provisions to the allowance charged to income, includes both individual loan analyses and loan pool analyses. Individual loan analyses are periodically performed on loan relationships of a significant size, or when otherwise deemed necessary, and are performed primarily on commercial real estate and other commercial loans. The result is that commercial real estate loans and commercial loans are divided into the following risk categories: Pass, Special Mention, Substandard and Loss. The allowance consists of specific and general components. When appropriate, a specific reserve will be established for individual loans based upon the risk classifications and the estimated potential for loss. The specific component relates to loans that are individually classified as impaired. Otherwise, we estimate an allowance for each risk category. The general allocations to each risk category are based on factors including historical loss rate, perceived economic conditions (local, national and global), perceived strength of our management, recent trends in loan loss history and concentrations of credit.

Home equity loans, indirect auto loans, residential loans and consumer loans generally are not analyzed individually or separately identified for impairment disclosures. These loans are grouped into pools and assigned risk categories based on their current payment status and management’s assessment of risk inherent in the various types of loans. The allocations are based on the same factors mentioned above. However, should such loans exceeding certain size thresholds exhibit signs of impairment, they are individually evaluated for impairment.

Senior management and our Board of Directors review this calculation and the underlying assumptions on a routine basis not less frequently than quarterly.

The acquisitions of our banking operations during 2010 and the acquisition of Capital Bank Corp. and GreenBank during the first and third quarter of 2011 resulted in significant preliminary accounting adjustments recorded, resulting in the majority of our balance sheet being recently valued at fair value. The most significant adjustments related to loans which previously were recorded at values reflecting estimated fair values as of the various acquisition dates. For information on the acquisitions and the value of the assets acquired, see “—Acquisitions” above. Due to these accounting adjustments, no allowance for loan losses was recorded for acquired loans upon acquisition.

The provision for loan losses is a charge to income in the current period to establish or replenish the allowance and maintain it at a level that management has determined to be adequate to absorb estimated incurred losses in the loan portfolio for originated loans. A provision for loan losses is also required for any unfavorable changes in expected cash flows related to pools of purchased impaired loans. The provision for loan losses and expectations of cash flows may be impacted by many factors, including changes in the value of real estate collateralizing loans, net charge-offs and credit losses incurred, changes in loans outstanding, changes in impaired loans, historical loss rates and the mix of loan types. The provision for loan losses of $9.7 million and $19.7 million for the three and nine months ended September 30, 2011, respectively, and $753,000 for the year ended December 31, 2010. During the three and nine months ended September 30, 2011, $10.5 million of the provision for loan losses reflects impairment related to unfavorable changes in estimates of expected cash flows in certain pools of purchased impaired loans and the remainder of the provision for loan losses in these periods and the entirety of the provision for loan losses recorded during 2010 reflects the allowance for loan losses established for loans originated by us and related to net charge offs. Net charge-offs of approximately $0.3 and $3.4 million for the three and nine months ended September 30, 2011 were primarily related to acquired home equity loans which were not classified as purchased credit impaired loans at their acquisition dates. No provision was taken related to purchased credit impaired loans during 2010, as actual credit losses experienced during the period were generally in accordance with levels of expected credit losses used in our estimates of pool cash flows for these loans.

As the majority of our acquired loans are considered purchased credit impaired loans, our provision for loan losses in future periods will be most significantly influenced in the short term by the differences in actual credit losses resulting from the resolution of problem loans from the estimated credit losses used in determining the estimated fair values of purchased impaired loans as of their acquisition dates. As we have not yet finalized our analysis of the estimated fair value of all acquired loans or the related estimated amounts of expected credit losses with respect to the Capital Bank Corp. or Green Bankshares acquisitions, these amounts may change. For loans originated by us, the provision for loan losses will be affected by the loss potential of impaired loans and trends in the delinquency of loans, non-performing loans and net charge offs, which cannot be reasonably predicted.

Management continuously monitors and actively manages the credit quality of the entire loan portfolio and will continue to recognize the provision required to maintain the allowance for loan losses at an appropriate level.

Changes affecting the allowance for loan losses are summarized below for the three and nine months ended September 30, 2011 and for the year ended December 31, 2010. Due to the inception of banking operations on July 16, 2010, there was no allowance for loan losses or related activity during the three and nine months ended September 30, 2010 or for the period from inception through December 31, 2009.

(Dollars in thousands)	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
Balance at beginning of period	$7,689	$753	$–
Charge-offs:
Non-owner occupied commercial real estate	–	–	–
Other commercial C&D	–	–	–
Multifamily commercial real estate	–	–	–
1-4 family residential C&D	–	–	–
Total commercial real estate	–	–	–
Owner occupied commercial real estate	–	–	–
Commercial and industrial	–	–	–
Total commercial	–	–	–
1-4 family residential	–	–	–
Home Equity	374	3,360	–
Consumer	1	42	–
Total consumer	375	3,402	–
Other	–	–	–
Total charge-offs	$375	$3,402	$–
Recoveries:
Non-owner occupied commercial real estate	–	–	–
Other commercial C&D	17	17	–
Multifamily commercial real estate	–	–	–
1-4 family residential C&D	–	–	–
Total commercial real estate	17	17	–
Owner occupied commercial real estate	–	–	–
Commercial and industrial	4	4	–
Total commercial	4	4	–
1-4 family residential	3	3	–
Home Equity	–	–	–
Consumer	2	2	–
Total consumer	5	5	–
Other	–	–	–
Total recoveries	$26	$26	$–
Net charged off	349	3,376	–
Provision for loan losses	9,764	19,727	753
Allowance for loan losses at end of period	$17,104	$17,104	$753
Ratio of net charge-offs to average net loans outstanding	NM	NM	NM

No portion of the allowance allocated to non purchased credit impaired loans is in any way restricted to any individual loan or group of originated or non purchased credit impaired loans, and the entire allowance is available to absorb probable incurred credit losses from any and all such loans. The following table represents management’s best estimate of the allocation of the allowance for loan losses to the various segments of the loan portfolio based on information available as of September 30, 2011 and December 31, 2010. The following table allocates the allowance for loan losses for non purchased credit impaired loans by loan category as of the dates indicated:

	September 30, 2011		December 31, 2010
(Dollars in thousands)	Allowance	Percent of Non PCI Loans	Allowance	Percent of Non PCI Loans
Non-owner occupied commercial real estate	$538	1.0%	$79	0.8%
Other commercial C&D	386	1.4%	6	1.3%
Multifamily commercial real estate	12	2.2%	–	–
1-4 family residential C&D	368	1.5%	19	1.3%
Total commercial real estate	1,304	1.2%	104	0.9%
Owner occupied commercial real estate	1,835	1.0%	70	0.8%
Commercial and industrial	1,592	1.1%	133	0.7%
Total commercial	3,427	1.0%	203	0.8%
1-4 family residential	765	0.9%	215	1.4%
Home Equity	660	0.3%	33	0.0%
Consumer	366	0.7%	184	2.9%
Total consumer	1,791	0.5%	432	0.4%
Other	68	0.7%	14	0.2%
Total	$6,590	0.8%	$753	0.5%

Impaired Loans

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Generally, residential mortgages, commercial and commercial real estate loans exceeding certain size thresholds established by management are individually evaluated for impairment. Nonaccrual loans and restructured loans where loan term concessions benefiting the borrowers have been made are generally designated as impaired. The application of the acquisition method of accounting due to the acquisitions of our banking operations in 2010 and 2011 resulted in all acquired loans, impaired as well as non-impaired loans, being recorded in the financial statements at their fair value at the date of acquisition, and the historical allowance for loan loss associated with these loans by the predecessor institutions was eliminated. The fair value of loans is determined by the net present value of the expected cash flows, taking into consideration the credit quality and expectations of credit losses. The large majority of acquired loans were classified as purchased credit impaired loans and are accounted for in pools of loans with similar risk characteristics.

Within the context of the accounting for impaired loans described in the preceding paragraph, other than the purchased credit impaired loans described above, there were no impaired loans as of September 30, 2011 or December 31, 2010. Based upon the most recent estimates of pool expected cash flows, additional impairment of purchased credit impaired loans of approximately $7.3 million was identified during the third quarter of 2011.

Due to the pool method of accounting for purchased credit impaired loans, such loans are reported as 90 days past due and still accruing/accreting. Going forward, acquired loans not classified as purchased credit impaired and loans originated by us may become impaired and will be classified as such. Impaired loans also include loans which were not classified as non-accrual, but otherwise meet the criteria for classification as an impaired loan ( i.e., loans for which the collection of all principal and interest amounts as specified in the original loan contract are not expected, or where management has substantial doubt that the collection will be as specified, but is still expected to occur in its entirety). In our evaluation of the adequacy of the allowance for loan losses, we consider (1) purchased credit impaired loans and loans classified as impaired, (2) our historical portfolio loss experience and trends and (3) certain other quantitative and qualitative factors.

Non-performing Assets

Non-performing assets include accruing/accreting loans delinquent 90 days or more, non-accrual loans and investment securities, repossessed personal property and other real estate. Non-PCI loans and investments in debt securities are placed on non-accrual status when management has concerns relating to the ability to collect the principal and interest and generally when such assets are 90 days past due. Non-performing assets were as follows:

	September 30, 2011			December 31, 2010
(Dollars in thousands)	Covered	Non- Covered	Total	Covered	Non- Covered	Total
Total non-accrual loans	$2,809	$1,908	$4,717	$–	$–	$–
Accruing/accreting loans delinquent 90 days or more	125,560	239,168	364,728	137,261	56,557	193,818
Total non-performing loans	128,369	241,076	369,445	137,261	56,557	193,818
Non-accrual investment securities	–	1,136	1,136	–	795	795
Repossessed personal property (primarily indirect auto loans)	–	272	272	–	104	104
Other real estate owned	50,396	102,113	152,509	50,619	20,198	70,817
Other assets	–	2,294	2,294	–	2,111	2,111
Total non-performing assets	178,765	346,891	525,656	$187,880	$79,765	$267,645
Allowance for loan losses	$6,419	$10,685	$17,104	NA	$753	$753
Non-performing assets as a percent of total assets	2.66%	5.15%	7.81%	5.37%	2.28%	7.65%
Non-performing loans as a percent of total loans	2.93%	5.50%	8.42%	7.88%	3.25%	11.12%
Allowance for loan losses as a percent of non-performing loans	5.00%	4.43%	4.63%	NA	1.33%	0.39%
Allowance for loan losses as a percent of non-PCI loans			0.49%			0.45%

Investment Securities

Investment securities represent a significant portion of our assets. We invest in a variety of securities, including obligations of the U.S. Treasury, U.S. government agencies, U.S. government-sponsored entities, including mortgage-backed securities, bank eligible obligations of any state or political subdivision, privately issued mortgage-backed securities, bank eligible corporate obligations, mutual funds and limited types of equity securities.

Our investment activities are governed internally by a written, board-approved policy. The investment policy is carried out by our Treasury department. Investment strategies are reviewed by the Audit Committee based on the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and our overall interest rate sensitivity. In general, the investment portfolio is managed in a manner appropriate to the attainment of the following goals: (1) to provide a sufficient margin of liquid assets to meet unanticipated deposit and loan fluctuations and overall funds management objectives; (2) to provide eligible securities to secure public funds and other borrowings; and (3) to earn the maximum return on funds invested that is commensurate with meeting our first two goals.

Our investment securities consisted primarily of U.S. agency mortgage-backed securities, which expose us to a lower degree of credit and liquidity risk. The following table sets forth our investment securities (including trading, available for sale and held to maturity securities) as of September 30, 2011:

(Dollars in thousands)
Security Type	Book Value	Fair Value	Percent of Total Portfolio	Yield	Effective Duration (years)
Mortgage backed securities government issued	$565,604	577,305	73.9%	2.78%	3.79
U.S. Government agencies	149,957	150,263	19.2%	0.32%	0.44
States and political subdivisions
Tax exempt	29,527	31,505	4.0%	4.27%	5.82
Taxable	8,129	8,599	1.1%	5.22%	5.78
Mortgage backed securities private label	6,484	6,626	0.9%	5.61%	1.96
Corporate bonds	4,300	3,965	0.5%	3.55%	11.60
Equity	2,340	2,328	0.3%	NA	NA
Collateralized debt obligations	622	279	0.1%	0.00%	NA
Total	$766,963	$780,870	100.0%	2.40%	3.25

Contractual maturities of investment securities at September 30, 2011 and December 31, 2010 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Other securities include mortgage-backed securities and marketable equity securities which are not due at a single maturity date. The following table segments our investment portfolio by maturity date:

(Dollars in thousands) As of September 30, 2011	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
U.S. Government agencies and corporations	$129,999	0.01%	$9,144	1.64%	$4,005	3.09%	$7,115	2.82%	$–
States and political subdivisions—tax-exempt	701	2.72%	3,581	1.87%	4,571	4.12%	22,652	4.35%	–
States and political subdivisions—taxable	–	–	905	7.03%	2,704	4.26%	4,990	4.92%	–
Marketable equity securities	–	–	–	–	–	–	–	–	2,328
Mortgage-backed securities—govt issued	–	–	–	–	–	–	–	–	577,305
Mortgage-backed securities—private label	–	–	–	–	–	–	–	–	6,626
Corporate bonds	–	–	–	–	726	5.30%	3,239	3.56%	–
Collateralized debt obligations	–	–	–	–	–	–	279	0.00%	–
Total	$130,700	0.02%	$13,630	2.06%	$12,006	3.88%	$38,275	4.04%	$586,259

(Dollars in thousands) As of December 31, 2010	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years		Other Securities
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount
Securities Available for Sale:
U.S. Government agencies and corporations	$2,014	0.57%	$17,300	0.65%	$22,120	1.05%	$7,700	2.69%	$–
States and political subdivisions—tax-exempt	276	4.88%	1,109	2.15%	2,829	2.93%	1,578	4.42%	–
States and political subdivisions—taxable	–	–	–	–	1,155	4.71%	8,198	5.34%	–
Marketable equity securities	–	–	–	–	–	–	–	–	74
Mortgage-backed securities—residential	–	–	–	–	–	–	–	–	412,213
Foreign government	250	5.10
Corporate bonds	–	–	–	–	–	–	2,105	3.14%	–
Collateralized debt obligations	–	–	–	–	–	–	795	0.00%	–
Total	$2,540	1.48%	$18,409	0.74%	$26,104	1.41%	$20,376	3.83%	$412,287

As of December 31, 2010, the yield on and total dollar amount of each category of investment security held in our securities portfolio and accounted for as held to maturity or available for sale was as follows:

(Dollars in thousands)	Yield	Totals
Securities Available for Sale:
U.S. Government agencies and corporations	1.15%	$49,134
States and political subdivisions—tax exempt	3.28%	5,792
States and political subdivisions—taxable	5.26%	9,353
Marketable equity securities	0.00%	74
Mortgage-backed securities—residential	2.46%	412,213
Foreign government	5.10%	250
Corporate bonds	3.14%	2,105
Collateralized debt obligations	0.00%	795
Total	2.38%	$479,716

The following table presents the amortized cost, unrealized gains, unrealized losses, and fair value for the major categories of our investment portfolio (including available for sale and held to maturity securities) for each reported period:

(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
As of September 30, 2011:
Available for Sale
U.S. Government agencies and corporations	$149,957	$313	$7	$150,263
States and political subdivisions—tax-exempt	29,527	1,980	2	31,505
States and political subdivisions—taxable	8,129	473	3	8,599
Mortgage-backed securities—government issued	565,604	12,051	350	577,305
Mortgage-backed securities—private label	6,484	194	52	6,626
Marketable equity securities	1,833	16	28	1,821
Corporate bonds	4,300	–	335	3,965
Collateralized debt obligations	622	4	347	279
Total available for sale	$766,456	$15,031	$1,124	$780,363

As of December 31, 2010:
Available for Sale
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax-exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Marketable equity securities	102	–	28	74
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligations	807	–	12	795
Total available for sale	$483,929	$1,010	$5,473	$479,466
Held to Maturity
Foreign government	$250	$–	$–	$250
Total held to maturity	$250	$–	$–	$250

We regularly review each investment security for impairment based on criteria that include the extent to which cost exceeds the estimated fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security to maturity. Future declines in the fair value of securities may result in impairment charges which may be material to our financial condition and results of operations. More specifically, our impairment analysis is based on the following: (1) whether it is “more likely than not” we would have to sell a security prior to recovery of the amortized cost; (2) whether we intend to sell the security; and (3) whether we do not expect to recover our recorded investment on an amortized cost basis based on credit characteristics of the investment. If, based upon our analysis, any of those conditions exist for a given security, we would generally be required to record an impairment charge in the amount of the difference between the carrying amount and estimated fair value of such security.

The Company owns collateralized debt obligations collateralized by trust preferred securities issued primarily by banks and several insurance companies. Our analysis of this investment falls within the scope of ASC 325-40. The Company compares the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in the expected cash flows. The Company utilizes a discounted cash flow valuation model which considers the structure and term of the CDO and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults by issuers of the underlying trust preferred securities. Assumptions used in the model include expected future default rates. Interest payment deferrals are generally treated as defaults even though they may not actually result in defaults. We engage an independent third party valuation firm to estimate the fair value and credit loss potential of this security. Based upon this analysis, as of September 30, 2011, management concluded that $236,000 of the decline in value met the definition of other-than-temporary impairment under generally accepted accounting principles because credit losses had been incurred.

The table below presents a rollforward of the credit losses recognized in earnings for the three and nine months ended September 30, 2011:

	Three months ended	Nine months ended
Beginning balance	$–	$–
Additions/subtractions
Credit losses recognized during the period	236	236

Ending balance, September 30, 2011	$236	$236

Deposits

Our strategy is to fund asset growth primarily with low-cost customer deposits in order to maintain a stable liquidity profile and net interest margin. During the nine months ended September 30, 2011, we emphasized growth in “core deposits,” which we define as demand deposit accounts, savings and money-market accounts, in order to reduce the reliance on certificates of deposit that characterized certain of our acquired banks under their historic business models. Excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares, during the nine months ended September 30, 2011, we grew core deposits by $249.7 million and allowed certificates of deposit to be reduced by $395.3 million as certain high-cost and brokerage certificates of deposit matured and were not replaced. The contractual rate on deposits declined from 1.20% as of December 31, 2010 to 0.94% as of September 30, 2011. The following table sets forth the balances and average contractual rates payable to customers on our deposits, segmented by account type as of the end of the period:

	As of September 30, 2011			As of December 31, 2010			Sequential Change
(Dollars in thousands)	Balance	Percent of Total	Weighted Average Contractual Rate	Balance	Percent of Total	Weighted Average Contractual Rate	Amount	Percent
Non-interest demand deposit accounts	$661,877	13%	0.00%	$295,713	13%	0.00%	$366,164	124%
Interest Bearing demand deposit accounts	1,071,701	20%	0.29%	243,672	11%	0.31%	828,029	340%
Savings	291,882	6%	0.38%	94,422	4%	0.60%	197,460	209%
Money Market	840,501	16%	0.63%	272,780	12%	0.80%	567,721	208%
Total Core Deposits	$2,865,961	55%	0.33%	$906,587	40%	0.39%	$1,959,374	216%
Customer Time Deposits	2,311,276	44%	1.68%	1,339,625	59%	1.75%	971,651	73%
Wholesale Time Deposits	74,240	1%	1.62%	13,885	1%	2.65%	60,355	435%
Total Time Deposits	$2,385,516	45%	1.68%	$1,353,510	60%	1.76%	$1,032,006	76%
Total Deposits	$5,251,477	100%	0.94%	$2,260,097	100%	1.20%	$2,991,380	132%

A significant portion of core deposit growth resulted from in-flows into savings and money-market accounts, and some of this activity reflects price-sensitive customers shifting out of certificates of deposit due to low prevailing market rates. To reduce the amount of new price-sensitive deposits we may attract, we have begun to lower money market and savings rates in a targeted fashion.

The following table sets forth our average deposits and the average rates expensed for the periods indicated:

	Nine Months Ended September 30, 2011		Year Ended December 31, 2010
(Dollars in thousands)	Average Amount	Average Rate	Average Amount	Average Rate
Non-interest bearing deposits	$450,420	–%	$66,967	–%
Interest-bearing deposits
Negotiable order of withdrawal accounts	447,739	0.47%	66,994	0.29%
Money market	501,406	0.71%	131,949	0.54%
Savings deposit	170,485	0.50%	25,064	0.59%
Time deposits(1)	1,932,628	1.08%	446,372	0.81%
Total	$3,502,678	0.78%	$737,346	0.69%

(1)

The average rates on time deposits include the amortization of premiums on time deposits assumed in connection with the acquisitions. Such premiums were required to be recorded by the acquisition method of accounting to initially record these deposits at their fair values as of the respective acquisition dates.

The following table sets forth the growth in our deposits for the periods indicated segmented by account type, excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares:

	Three months ended September 30, 2011		Three months ended June 30, 2011		Three months ended March 31, 2011		Nine months ended September 30, 2011
(Dollars in millions)	Increase in Deposits	Number of New Accounts	Increase in Deposits	Number of New Accounts	Increase in Deposits	Number of New Accounts	Increases in Deposits	Number of New Accounts
Non-interest bearing demand deposit accounts	$(1.7)	2,300	$(2.1)	2,836	$37.5	2,365	$33.7	7,501
Interest bearing demand deposit accounts	17.2	2,118	(12.9)	2,064	3.8	1,526	8.1	5,708
Savings	9.8	362	15.8	376	32.0	1,584	57.6	2,322
Money market	42.9	1,631	60.1	2,255	47.3	369	150.3	4,255
Total Core	$68.2	6,411	$60.9	7,531	$120.6	5,844	$249.7	19,786

The following table sets forth our time deposits segmented by months to maturity and deposit amount:

	September 30, 2011
(Dollars in thousands)	Time Deposits of $100 and Greater	Time Deposits of Less Than $100	Total
Months to maturity:
Three or less	$286,174	$201,100	$487,274
Four to Nine	189,885	236,941	426,826
Seven through Twelve	374,257	397,429	771,686
Over Twelve	358,372	341,357	699,729
Total	$1,208,688	$1,176,827	$2,385,515

Liquidity and Capital Resources

In order to maintain a conservative risk profile, we operate with a prudent cushion of capital in relation to regulatory requirements and to the risk of our assets and business model. For planning purposes, we expect to operate with a minimum capital target equal to an 8% leverage ratio (defined as Tier 1 capital equal to 8% of average tangible assets), which would be in excess of regulatory standards for “well-capitalized” banks. We believe the 8% target is appropriate for our business model because of our conservative loan underwriting policies, investment portfolio composition, funding strategy, interest rate risk management limits and liquidity risk profile and because of the experience of our senior management team and Board of Directors.

As of September 30, 2011, we had a 13.08% tangible common equity ratio. We believe that this non-GAAP financial measure provides investors with information useful in understanding our financial performance and, specifically, our capital position. The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets. Tangible common equity is calculated as total shareholders’ equity less preferred stock and less goodwill and other intangible assets, net and tangible assets are total assets less goodwill and other intangible assets, net. The following table provides reconciliations of tangible common equity to GAAP total common shareholders’ equity and tangible assets to GAAP total assets:

(Dollars in millions)	As of September 30, 2011
Shareholders’ equity	$986
Less: Preferred stock	–
Less: Goodwill and other intangible assets, net	(122)

Tangible common shareholders’ equity	$864

Total assets	$6,730
Less: Goodwill and other intangible assets, net	(122)

Tangible assets	$6,608

Tangible common equity ratio	13.08%

As of September 30, 2011, we had a Tier 1 leverage ratio of 15.8%, which provides us with $302.8 million in excess capital relative to the 10% Tier 1 leverage ratio required under the OCC Operating Agreement and $406.5 million in excess capital relative to our longer-term target of 8%. As of September 30, 2011, we had cash and securities equal to 24% of total assets, representing $589.8 million of excess liquidity in excess of our target of 15%. As of September 30, 2011, Capital Bank, NA had a 13.8% Tier 1 leverage ratio, a 15.9% Tier 1 risk-based ratio and a 16.4% total risk-based capital ratio.

At present, the OCC Operating Agreement requires Capital Bank, NA to maintain total capital equal to at least 12% of risk-weighted assets, Tier 1 capital equal to at least 11% of risk-weighted assets and a minimum leverage ratio of 10%. We expect to operate under this capital standard until we demonstrate that we have stabilized our acquired operations, improved our profitability and reduced legacy problem assets.

The minimum ratios along with the actual ratios for us and Capital Bank, NA as of September 30, 2011 and December 31, 2010 are presented in the following tables.

	Well Capitalized Requirement	Adequately Capitalized Requirement	September 30, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)
NAFH Consolidated	NA	≥4.0%	15.8%	24.3%
Capital Bank, NA (formerly NAFH National Bank)	≥5.0%	≥4.0%	13.8%	12.1%
Tier 1 Capital (to Risk Weighted Assets)
NAFH Consolidated	NA	≥4.0%	19.4%	41.8%
Capital Bank, NA (formerly NAFH National Bank)	≥6.0%	≥4.0%	15.9%	17.1%
Total Capital (to Risk Weighted Assets)
NAFH Consolidated	NA	≥8.0%	19.9%	41.9%
Capital Bank, NA (formerly NAFH National Bank)	≥10.0%	≥8.0%	16.4%	17.1%

(Dollars in millions)	September 30, 2011	December 31, 2010
NAFH Consolidated
Tier 1 Capital	$821	$838
Tier 1 Leverage Ratio	15.8%	24.3%
Tier 1 Risk Based Capital Ratio	19.4%	41.8%
Total Risk Based Ratio	19.9%	41.9%
Excess Tier 1 Capital
vs. 10% regulatory requirement	$303	$493
vs. 8% target	407	562
Capital Bank, NA (formerly NAFH National Bank)
Tier 1 Capital	$666	$146
Tier 1 Leverage Ratio	13.8%	12.1%
Tier 1 Risk Based Capital Ratio	15.9%	17.1%
Total Risk Based Ratio	16.4%	17.1%
Excess Tier 1 Capital
vs. 10% regulatory requirement	$182	$25
vs. 8% target	279	49

Liquidity involves our ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate on an ongoing basis. To mitigate liquidity risk, our strategy is to fund asset growth primarily with low-cost customer deposits. We also operate under a liquidity policy and contingent liquidity plan that requires us to monitor indicators of potential liquidity risk, utilize cash flow projection models to forecast liquidity needs, identify alternative back-up sources of liquidity and maintain a predetermined cushion of cash and liquid securities at 15% of total assets.

Our liquidity needs are primarily met by our cash position, growth in core deposits, cash flow from our amortizing investment and loan portfolios (including scheduled payments, prepayments, and maturities from portfolios of loans and investment securities) and reimbursements under the loss sharing agreements with the FDIC. Our ability to borrow funds from nondeposit sources provides additional flexibility in meeting our liquidity needs. Short-term borrowings include federal funds purchased, securities sold under repurchase agreements, short-term FHLB borrowings and brokered deposits. We also utilize longer-term borrowings when management determines that the pricing and maturity options available through these sources create cost effective options for funding asset growth and satisfying capital needs. Our long-term borrowings include long-term FHLB advances, structured repurchase agreements and subordinated notes underlying our trust preferred securities.

As of September 30, 2011, cash and liquid securities totaled 24% of assets, providing us with excess liquidity relative to our planning target, and the ratio of wholesale to total funding was 13%, below our planning target. In addition to maintaining a stable core deposit base, we maintain adequate liquidity primarily through the use of investment securities, short term investments such as federal funds sold and unused borrowing capacity. We hold investments in FHLB stock for the purpose of maintaining credit lines with the FHLB. The credit availability is based on a percentage of the subsidiary banks’ total assets as reported in their most recent quarterly financial information submitted to the FHLB and subject to the pledging of sufficient collateral. At September 30, 2011 and December 31, 2010, there were $222.5 million and $230.8 million in advances outstanding, with carrying amounts of $238.4 million and $243.1 million, respectively. In addition, we had $25.2 million in letters of credit outstanding as of September 30, 2011 and December 31, 2010. As of September 30, 2011 and December 31, 2010, collateral availability under our agreements with the FHLB provided for total borrowings of up to approximately $427.8 million and $309.6 million, respectively, of which $89.0 million and $53.6 million was available.

We believe that we have adequate funding sources through unused borrowing capacity from the Federal Home Loan Bank, unpledged investment securities, cash on hand and on deposit in other financial institutions, loan principal repayment and potential asset maturities and sales to meet our foreseeable liquidity requirements and contractual obligations.

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and the weighted average rates paid for each of the categories of short-term borrowings and short-term and long-term FHLB advances:

(Dollars in thousands)	Nine months ended September 30, 2011
Securities sold to customers under agreements to repurchase:
Balance:
Average daily outstanding	$46,256
Outstanding at September 30, 2011	62,883
Maximum month-end outstanding	62,883
Rate:
Weighted average	0.1%
Weighted average interest rate	0.1%
Treasury, tax and loan note option:
Balance:
Average daily outstanding	$1,193
Outstanding at September 30, 2011	1,700
Maximum month-end outstanding	1,700
Rate:
Weighted average	0.0%
Weighted average interest rate	0.0%
Securities sold to financial institution under agreements to repurchase:
Balance:
Average daily outstanding	$879
Outstanding at September 30, 2011	–
Maximum month-end outstanding	–
Rate:
Weighted average	2.5%
Weighted average interest rate	NA
Advances from the Federal Home Loan Bank:
Balance:
Average daily outstanding	$266,962
Outstanding at September 30, 2011	238,415
Maximum month-end outstanding	280,151
Rate:
Weighted average	1.0%
Weighted average interest rate	1.0%

As of September 30, 2011, our holding company had cash of approximately $142.6 million. This cash is available for providing capital support to our subsidiary banks and for other general corporate purposes including potential future acquisitions.

Our bank holding subsidiaries have issued $151.7 million in trust preferred securities, which we acquired in connection with our investments in TIB Financial, Capital Bank Corp. and Green Bankshares, and which are now carried on the balance sheet at fair value of $79.1 million. We regard these securities as a low-cost substitute for equity capital. While trust preferred securities will be phased out as regulatory capital for certain institutions under the Dodd-Frank Act, we believe we will be able to count trust preferred securities as Tier 1 for their remaining life because our instruments were issued before May 19, 2010 and because NAFH had total consolidated assets of less than $15 billion at December 31, 2009. The following table sets forth the notional amount and carrying value of our outstanding trust preferred securities as of September 30, 2011 as well as the rate paid thereon and maturities:

(Dollars in thousands) Issuer	Notional Amount	Carrying Value	Rate	Maturity
TIBFL Statutory Trust I	$8,000	$8,826	10.60%	9/7/2030
TIBFL Statutory Trust II	5,000	3,719	3m Libor + 3.58%	7/31/2031
TIBFL Statutory Trust III	20,000	10,558	3m Libor + 1.55%	7/7/2036
Total TIB Trust Preferred	$33,000	$23,103
Capital Bank Statutory Trust I	10,000	5,558	3m Libor + 3.10%	6/30/2033
Capital Bank Statutory Trust II	10,000	5,344	3m Libor + 2.85%	12/31/2033
Capital Bank Statutory Trust III	10,000	4,129	3m Libor + 1.40%	12/31/2035
Total CBKN Trust Preferred	$30,000	$15,031
Greene County Capital Trust I	10,310	5,870	3m Libor + 2.85%	9/30/2033
Greene County Capital Trust II	3,093	1,398	3m Libor + 1.68%	6/30/2035
GreenBank Capital Trust I	57,732	25,448	3m Libor + 1.65%	5/31/2037
Civitas Statutory Trust I	13,403	5,833	3m Libor + 1.54%	3/31/2036
Cumberland Capital Statutory Trust II	4,124	2,426	3m Libor + 3.58%	7/31/2031
Total GBKN Trust Preferred	$88,662	$40,975
Total Trust Preferred	$151,662	$79,109

We calculate tangible book value, which is a non-GAAP measure but which we believe is helpful to investors in understanding our business. Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities. The following table sets forth a reconciliation of tangible book value to book value, which is the most directly comparable GAAP measure:

(Dollars in millions)	As of September 30, 2011	As of December 31, 2010
Total shareholders’ equity	$985,870	$881,236
Less: Noncontrolling interest	(76,670)	(5,933)
Less: NAFH Inc. proportional share of goodwill(1)	(84,452)	(36,226)
Less: NAFH Inc. proportional share of core deposit intangibles, net of taxes(1)	(16,410)	(9,217)
Tangible Book Value	$808,338	$829,860
Book Value Per Share	$19.70	$19.49
Tangible Book Value Per Share	$17.52	$18.39

(1)

Proportional share is calculated based upon 94.5% ownership of TIB Financial, 82.7% ownership of Capital Bank Corp., 90.0% ownership of Green Bankshares and 19.1% ownership of Capital Bank as of September 30, 2011. Proportional shares are calculated based upon 98.7% ownership of TIB Financial as of December 31, 2010.

Background on Our Acquisition of the Failed Banks

The following discussion of assets acquired and liabilities assumed in connection with our acquisition of the Failed Banks is presented below based on estimated fair values as of July 16, 2010. The fair values of the assets acquired and liabilities assumed were determined as described in Note 2 to the Audited Statements of Assets Acquired and Liabilities Assumed by Capital Bank of Metro Bank, Turnberry Bank and First National Bank, each dated as of July 16, 2010, and the accompanying notes thereto.

Assets Acquired and Liabilities Assumed

The fair values of the assets acquired and liabilities assumed in conjunction with our acquisition of the Failed Banks as of July 16, 2010 are detailed in the following table:

(Dollars in thousands)	July 16, 2010	Average Maturity (years)	Effective Yield/ Cost
Assets Acquired:
Cash	$184,348
Securities	74,392	7.71	3.48%
Loans	768,554	5.63	6.91%
Other real estate owned	33,818
FDIC indemnification asset	137,316
Core deposit and other intangibles	4,214
Goodwill	6,616
Other assets	14,628
Total assets acquired	1,223,886
Liabilities assumed:
Non time deposits	277,739
Time deposits	682,375	0.64	0.63%
Borrowings	148,584	3.14	3.08%
Other liabilities	18,269
Fair value of liabilities assumed	1,126,967
Net Assets Acquired	$96,919
Consideration Paid	81,744
Gain on acquisitions	$15,175

Capital Bank also entered into loss sharing agreements with the FDIC, which cover approximately $796.1 million of assets, consisting of $762.2 million of loans (residential and commercial) and $33.8 million of other real estate owned. The loss sharing agreements are described in more detail under “Business—Our Acquisitions—Loss Sharing Agreements.”

The following table summarizes the fair value of assets covered by the loss sharing agreements:

(Dollars in thousands)	Estimated Fair Value as of July 16, 2010
Assets subject to loss-sharing:
Loans	$762,242
Other real estate owned	33,818
Total	$796,060

As set forth above, on July 16, 2010, Capital Bank acquired a majority of all assets and liabilities of the Failed Banks pursuant to the loss sharing agreements. A narrative description of the anticipated effects of our acquisition of the Failed Banks on Capital Bank’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the financial statements and the accompanying notes of Capital Bank.

Capital Bank estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with the acquisition method of accounting. However, the amount realized on these assets could differ materially from the carrying value reflected in Capital Bank’s financial statements as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons.

Financial Condition

In connection with our acquisition of the Failed Banks, Capital Bank purchased loans with an estimated fair value of $768.6 million. The fair value of the loans acquired represented 100% of Capital Bank’s outstanding loans as of the date of acquisition.

Short-term Assets

Initially, our acquisition of the Failed Banks increased Capital Bank’s levels of liquidity by a net amount of $102.6 million. Capital Bank acquired $184.3 million in total cash and due from banks before making net payments of $81.7 million to settle the transactions with the FDIC.

Investment Securities

The following table reflects the acquired investment securities available for sale as of July 16, 2010:

(Dollars in thousands) Security Type	Fair Value	Average Yield	Average Maturity (in Years)
Agency	$7,042	0.65%	0.32
MBS/CMO	57,063	3.61%	7.98
Taxable municipal	7,239	5.11%	11.53
Tax free municipal	2,798	3.58%	11.57
Total	$74,142	3.48%	7.71

Held to maturity securities were $250 thousand at July 16, 2010.

The acquired portfolio comprised Capital Bank’s entire investment portfolio at July 16, 2010.

Loans

Loans acquired represented all of Capital Bank’s loans at July 16, 2010. The following table presents information regarding the loan portfolio acquired on July 16, 2010 at fair value:

(Dollars in thousands) Loan Type	Loans with Deterioration of credit quality	Loans without a deterioration of credit quality	Total loans at fair value
Non-owner occupied commercial real estate	$185,024	$–	$185,024
Other commercial C&D	85,048	–	85,048
Multifamily commercial real estate	27,752	–	27,752
1-4 family residential C&D	6,902	–	6,902
Total commercial real estate	304,726	–	304,726
Owner occupied commercial real estate	154,175	–	154,175
Commercial and industrial	36,666	2,445	39,111
Total commercial	190,841	2,445	193,286
1-4 family residential	170,464	–	170,464
Home equity	11,173	72,786	83,959
Consumer	4,012	2,288	6,300
Total consumer	185,649	75,074	260,723
Other	9,819	–	9,819
Total loans	$691,035	$77,519	$768,554

The acquired loan portfolio contained both fixed and variable rate loans. The following table provides information about the acquired portfolio according to loan rate type and fair value at July 16, 2010:

		Fair value amounts with:
(Dollars in thousands) Loan Type	Total fair value	Fixed rates	Variable rates
Non-owner occupied commercial real estate	$185,024	$69,798	$115,226
Other commercial C&D	85,048	26,431	58,617
Multifamily commercial real estate	27,752	9,878	17,874
1-4 family residential C&D	6,902	2,430	4,472
Total commercial real estate	304,726	108,537	196,189
Owner occupied commercial real estate	154,175	57,177	96,998
Commercial and industrial	39,111	7,281	31,830
Total commercial	193,286	64,458	128,828
1-4 family residential	170,464	49,990	120,474
Home Equity	83,959	19,836	64,123
Consumer	6,300	5,030	1,270
Total consumer	260,723	74,856	185,867
Other	9,819	1,802	8,017
Total	$768,554	$249,653	$518,901

The contractual maturity distribution of the acquired loan portfolio at July 16, 2010 is indicated in the table below:

	Loans Maturing
(Dollars in thousands) Loan Type	Within 1 Year	1 to 5 Years	After 5 Years	Total
Non-owner occupied commercial real estate	$41,106	$116,922	$26,996	$185,024
Other commercial C&D	55,820	28,388	840	85,048
Multifamily commercial real estate	4,853	15,954	6,945	27,752
1-4 family residential C&D	5,893	1,009	–	6,902
Total commercial real estate	107,672	162,273	34,781	304,726
Owner occupied commercial real estate	40,568	78,346	35,261	154,175
Commercial and industrial	9,389	18,258	11,464	39,111
Total commercial	49,957	96,604	46,725	193,286
1-4 family residential	32,193	50,534	87,737	170,464
Home Equity	10,661	29,760	43,538	83,959
Consumer	2,736	3,294	270	6,300
Total consumer	45,590	83,588	131,545	260,723
Other	4,608	2,021	3,190	9,819
Total	$207,827	$344,486	$216,241	$768,554

Foreclosed Property

Capital Bank acquired $33.8 million of foreclosed property in connection with our acquisition of the Failed Banks. This represented 100% of Capital Bank’s balance of foreclosed property at the time of acquisition. Capital Bank was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of acquisition. Up to 80% of losses on foreclosed property are covered by Capital Bank’s loss sharing.

Deposits

Capital Bank assumed approximately $960.1 million in deposits based on estimated fair values. This amount represented 100% of Capital Bank’s total deposits at the time of acquisition.

The various types of deposit accounts assumed as of July 16, 2010 are summarized below (dollars in thousands):

(Dollars in thousands)	Amount as of July 16, 2010
Demand deposits	$126,181
Interest bearing demand deposits	137,923
Savings deposits	14,799
Time deposits	681,211
Total	$960,114

As of July 16, 2010, the scheduled maturities of time deposits with balances $100,000 or greater were as follows:

(Dollars in thousands)	Amount as of July 16, 2010
Months to maturity:
Three or less	$78,631
Four to Nine	25,430
Seven through Twelve	141,558
Over Twelve	59,860
Total	$305,479

In its assumption of the deposit liabilities, Capital Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. Capital Bank determined the estimated fair value of the core deposit intangible to be $4.1 million, which will be amortized over a four-year period on an accelerated basis, which is its estimated life.

Future amortization of this core deposit intangible asset over the estimated economic life will decrease results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction of equity capital. As such Capital Bank expects no material impact on regulatory capital.

The core deposit intangible asset is subject to significant estimates by management of Capital Bank related to the value and the life of the asset. These estimates could change over time. Capital Bank will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, Capital Bank will record the impairment as an expense in its consolidated statement of operations.

Borrowings

Borrowings include securities sold under agreements to repurchase, advances from the FHLB, and a treasury, tax and loan note option.

Capital Bank also acquired securities sold under agreements to repurchase with commercial account holders whereby Capital Bank sweeps the customers’ accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by Capital Bank.

Capital Bank also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at July 16, 2010 was $10,188 and had a fixed interest rate of 5.16%. As of July 16, 2010, $11,856 of securities of the U.S. government or its agencies were pledged to collateralize these borrowings.

Through our acquisition of the Failed Banks, Capital Bank assumed FHLB advances outstanding with a carrying value of $134,684, a face value of $127,776 and a weighted average interest rate of 3.08%. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 4,059	$ 4,052	August 2010	Fixed	3.36%
5,004	5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
3,034	3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	September 2011(1)	Fixed	5.04%
5,203	5,000	June 2011(1)	Fixed	4.95%
5,000	5,000	June 2011	Daily	0.49%
5,107	5,000	July 2011(1)	Fixed	2.81%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
5,292	5,000	January 2012(1)	Fixed	4.56%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012(1)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
4,372	4,000	March 2013(1)	Fixed	4.58%
5,185	5,000	May 2013(1)	Fixed	2.27%
5,600	5,000	May 2014(1)	Fixed	4.60%
5,625	5,000	June 2014(1)	Fixed	4.67%
5,239	5,000	February 2015(1)	Fixed	2.83%
5,431	5,000	June 2015(1)	Fixed	3.71%
5,469	5,000	July 2015(1)	Fixed	3.57%
5,558	5,000	November 2017	Fixed	3.93%
5,786	5,000	June 2017(1)	Fixed	4.58%
5,210	5,000	July 2018(1)	Fixed	2.14%
5,206	5,000	July 2018(1)	Fixed	2.12%
5,650	5,000	July 2018(1)	Fixed	3.94%
$134,684	$127,776

(1)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, Capital Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

Other Liabilities

Capital Bank acquired approximately $18.3 million of other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

Capital Bank was formed to pursue acquisition opportunities and management performed various types of reviews and analyses to determine their impact on Capital Bank’s operating results, cash flows and risk profile. The acquisition of the Failed Banks was attractive to Capital Bank for a variety of reasons, including the following:

•

enabling the startup of Capital Bank’s banking operations in several of our target markets (Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends) with a baseline level of trained staff in place;

•	attractiveness in the pricing of the acquired loan portfolios considering the protective nature of the loss sharing agreements;

•	the ability to utilize acquired excess liquidity to allow a planned run-off of out-of-market and unprofitable deposits; and

•	the ability to quickly reduce redundancies and gain additional efficiencies related to Capital Bank’s corporate functions.

The acquisition of the Failed Banks had an immediate accretive impact on Capital Bank’s financial results as it recognized a gain of approximately $15.2 million in connection with our acquisition of the Failed Banks. The gain resulted from Capital Bank’s determination that the fair value of the net assets acquired exceeded the fair value of the consideration transferred in connection with our acquisition of the Failed Banks.

The extent to which Capital Bank’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at July 16, 2010. The fair values of the acquired loans and other real estate owned reflect an estimate of lifetime expected losses related to these assets as of July 16, 2010. As a result, Capital Bank’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the estimates of fair value of these assets at July 16, 2010. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

On July 16, 2010, the estimated fair value for all non-purchased credit impaired loans acquired in the acquisition totaled $77.5 million. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit impaired (which we refer to as “PCI”) loans. On the acquisition date, the estimated fair value of PCI loans was $691.0 million. The preliminary estimate of the cash flows expected to be collected for PCI loans was $737.6 million, net of an accretable yield of $46.6 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

The accretable yield is the amount by which the undiscounted expected cash flows exceeds the estimated fair value. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of Capital Bank in both the short-term and the long-term. In the short-term, as stated above, it is likely there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, Capital Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after Capital Bank completes its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects Capital Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (five years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Capital Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as Capital Bank exhausts its collection efforts under its normal practices. In addition, Capital Bank recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of Capital Bank’s collection efforts on the covered assets.

Liquidity

Initially, the acquisition of the Failed Banks increased Capital Bank’s liquidity reserves $102.6 million due to the acquisition of $184.3 million cash and due from banks in the deal before making net payments of $81.7 million to settle the transactions with the FDIC.

Capital Resources

To be categorized as well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, Capital Bank must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios. These minimum ratios along with capital ratios for Capital Bank as of July 16, 2010 are as follows:

	Well Capitalized Requirement		Adequately Capitalized Requirement		Estimated As of July 16, 2010
Tier 1 Capital (to Average Assets)	≥	5.0%	≥	4.0%	11.7%
Tier 1 Capital (to Risk Weighted Assets)	≥	6.0%	≥	4.0%	14.3%
Total Capital (to Risk Weighted Assets)	≥	10.0%	≥	8.0%	14.3%

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk Management

Interest rate risk management is carried out through our Asset Liability Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Treasurer, business unit heads and certain other officers. To manage interest rate risk, our Board of Directors has established quantitative and qualitative guidelines with respect to our net interest income exposure and how interest rate shocks affect our financial performance. Consistent with industry practice, we measure interest rate risk by utilizing the concept of economic value of equity, which is the intrinsic value of assets, less the intrinsic value of liabilities. Economic value of equity does not take into account management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, economic value of equity only evaluates risk to the current balance sheet. Therefore, in addition to this measurement, we also evaluate and consider the impact of interest rate shocks on other business factors, such as forecasted net interest income for subsequent years.

Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, our model projects minus 300, minus 200, minus 100, 0, plus 100, plus 200 and plus 300 basis point changes to evaluate our interest rate sensitivity and to determine whether specific action is needed to improve the current structure, either through economic hedges and matching strategies or by utilizing derivative instruments. In the current interest rate environment, management believes the minus 200 and minus 300 basis point scenarios are highly unlikely.

Based upon the current interest rate environment, as of September 30, 2011, our sensitivity to interest rate risk was as follows:

(Dollars in millions)
Interest Rate Change in Basis Points	Next 12 Months Net Interest Income		Economic Value of Equity
	$ Change	% Change	$ Change	% Change
300	$34.1	16%	$144.5	13%
200	22.3	10%	104.6	10%
100	10.8	5%	57.0	5%
0	–	0%	–	0%
-100	(8.5)	(4%)	(51.7)	(5%)
-200	(13.9)	(6%)	(95.3)	(9%)
-300	(17.8)	(8%)	(98.9)	(9%)

We used many assumptions to calculate the impact of changes in interest rates on our portfolio, and actual results may not be similar to projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to our actions, if any, in response to the changing rates.

In the event the model indicates an unacceptable level of risk, we may take a number of actions to reduce this risk, including the sale of a portion of our available for sale investment portfolio or the use of risk management strategies such as interest rate swaps and caps. As of September 30, 2011, we were in compliance with all of the limits and policies established by management.

Inflation Risk Management

Inflation has an important impact on the growth of total assets in the banking industry and causes a need to increase equity capital higher than normal levels in order to maintain an appropriate equity-to-assets ratio. We cope with the effects of inflation by managing our interest rate sensitivity position through our asset/liability management program, and by periodically adjusting our pricing of services and banking products to take into consideration current costs.

Off-Balance Sheet Arrangements and Contractual Obligations

Our off-balance sheet arrangements and contractual obligations at September 30, 2011 are summarized in the table that follows.

	Amount of Commitment Expiration Per Period
(Dollars in thousands)	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
Off-balance sheet arrangements
Commitments to extend credit	$557,481	$251,864	$37,785	$48,414	$219,418
Standby letters of credit	34,730	33,772	958	–	–
Total	$592,211	$285,636	$38,743	$48,414	$219,418
Contractual obligations
Time deposits	$2,385,515	$1,685,786	$459,318	$236,812	$3,599
Operating lease obligations	56,102	7,111	12,166	8,756	28,069
Capital lease obligations	19,905	611	1,266	1,327	16,701
Purchase obligations	40,802	6,308	13,189	13,992	7,313
FHLB Advances	238,415	142,346	25,912	17,708	52,449
Long-term debt	138,166	–	–	–	138,166
Total	$2,878,905	$1,842,162	$511,851	$278,595	$246,297

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Total amount committed under these financial instruments was $592.2 million and $182.0 million as of September 30, 2011 and December 31, 2010, respectively. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

Our exposure to credit loss in the event of nonperformance by the other party to financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. We use the same credit policies in making commitments to extend credit and generally use the same credit policies for letters of credit as for on-balance sheet instruments.

Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Unused commercial lines of credit, which comprise a substantial portion of these commitments, generally expire within a year from their date of origination. Other loan commitments generally expire in 30 days. The amount of collateral obtained, if any, by us upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include security interests in business assets, mortgages on commercial and residential real estate, deposit accounts with Capital Bank, NA or other financial institutions, and securities.

We had unfunded loan commitments and unfunded letters of credit totaling $592.2 million and $182.0 million at September 30, 2011 and December 31, 2010, respectively. We believe the likelihood of these commitments either needing to be totally funded or funded at the same time is low. However, should significant funding requirements occur, we have liquid assets including cash and investment securities along with available borrowing capacity from various sources as discussed below.

Standby and performance letters of credit are conditional commitments issued by us to assure the performance or financial obligations of a customer to a third party. The credit risk involved in issuing such letters of credit is essentially the same as that involved in extending loans to customers. We generally hold collateral and/or obtain personal guarantees supporting these commitments.

We are obligated under operating leases for office and banking premises which expire in periods varying from one to 22 years. Future minimum lease payments, before considering renewal options that we have in many cases, total $56.1 million and $24.8 million at September 30, 2011 and December 31, 2010, respectively.

Purchase obligations consist of computer and item processing services, and debit and ATM card processing and support services contracted by us under long term contractual relationships and based upon estimated utilization.

Long-term debt includes subordinated debentures with notional amounts of $151.7 million and $33.0 million and carrying values totaling $79.1 million and $22.9 million at September 30, 2011 and December 31, 2010, respectively. Structured repurchase agreements with notional amounts of $50.0 million and carrying values of $55.5 million are included at September 30, 2011.

The Bank has invested in FHLB stock for the purpose of maintaining credit lines with the FHLB. The credit availability to the Bank is based on the amount of collateral pledged. FHLB advances totaled $238.4 million at September 30, 2011.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances.

These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below involve additional management judgment due to the complexity and sensitivity of the methods and assumptions used.

Business Combinations

We account for transactions that meet the definition of a purchase business combination by recording the assets acquired and liabilities assumed at their fair value upon acquisition. Intangible assets, indemnification contracts and contingent consideration are identified and recognized individually. If the fair value of the assets acquired exceeds the purchase price plus the fair value of the liabilities assumed, a bargain purchase gain is recognized. Conversely, if the purchase price plus the fair value of the liabilities assumed exceeds the fair value of the assets acquired, goodwill is recognized.

Fair Value Measurement

We use estimates of fair value in applying various accounting standards for our consolidated financial statements. Fair value measurements are used in one of four ways: (1) in the consolidated balance sheet with changes in fair value recorded in the consolidated statements of operations and other comprehensive income (loss); (2) in the consolidated balance sheets with changes in fair value recorded in the accumulated other comprehensive loss section of the consolidated statements of changes in shareholders’ equity; (3) in the consolidated balance sheet for instruments carried at lower of cost or fair value with impairment charges recorded in the consolidated statements of operations and other comprehensive income (loss); and (4) in the notes to our consolidated financial statements.

Fair value is defined as the price at which an asset may be sold or a liability may be transferred in an orderly transaction between willing and able market participants. In general, our policy in estimating fair values is to first look at observable market prices for identical assets and liabilities in active markets, where available. When these are not available, other inputs are used to model fair value such as prices of similar instruments, yield curves, volatilities, prepayment speeds, default rates and credit spreads (including for our liabilities), relying first on observable data from active markets. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable loan losses inherent in our loan portfolio and the difference between the recorded investment and the present values of our most recent estimates of expected cash flows for purchased impaired loans where we have identified additional impairment subsequent to the date of acquisition. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans and consideration of other qualitative factors, all of which may be susceptible to significant change.

Accounting for Acquired Loans

We account for our acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value as of their respective acquisition dates. No allowance for loan losses related to the acquired loans is recorded on the acquisition date, as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the impact of guarantees under any applicable loss sharing agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, with respect to which there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired loans. We have applied this guidance to each of our acquisitions, including our FDIC-assisted acquisitions of the Failed Banks and our open market acquisitions of TIB Financial and Capital Bank Corp. For each acquisition, we have aggregated the purchased credit impaired loans into pools of loans with common risk characteristics. Over the life of these acquired loans, we continue to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. For each pool of loans, we estimate cash flows expected to be collected over the remaining life of the pool’s loans, based on assumptions about yields, prepayments and magnitude and timing of credit losses, and discount those cash flows to present value using effective interest rates to calculate the carrying value. The difference between our recorded investment, or carrying value, in the loans and our estimates of cumulative lifetime undiscounted expected cash flows represents the accretable yield. The accretable yield represents the amount we expect to recognize as interest income over the remaining life of the loans. The difference between the cash flows that our customers legally owe us under the contractual terms of their loan agreements and our cumulative lifetime expected cash flows represents the non-accretable difference. The non-accretable difference of a pool is a measure of the expected credit loss, prepayments and other factors affecting expected cash flows for that pool.

Each quarter, we estimate the expected cash flows for each pool and evaluate whether the present value of future expected cash flows for each pool has decreased below its recorded investment and, if so, we recognize a provision for loan loss in our consolidated statement of income for that pool and appropriately adjust the amount of accretable yield. The expected cash flows are estimated based on factors which include loan grades established in our ongoing credit review program, likelihood of default based on observations of specific loans during the credit review process as well as applicable industry data, loss severity based on updated evaluation of cash flow from available collateral, and the contractual terms of the underlying loan agreement. For any pool where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we transfer appropriate estimated cash flows from non-accretable difference to accretable yield, which is then recognized in income on a prospective basis through an increase in the pool’s yield over its remaining life. Generally, improvements in expected cash flows less than 1% of the expected cash flows from a pool are not recorded. This threshold may be revised as we gain greater experience. For further discussion of our acquisitions and loan accounting, see Notes 2 and 5 to our consolidated financial statements.

Accounting for Covered Loans

A significant portion of our loans acquired on July 16, 2010 and covered by the loss sharing agreements with the FDIC have demonstrated evidence of deterioration of credit quality since origination. The accounting for these loans and the related FDIC indemnification asset requires us to estimate the timing and amount of cash flow to be collected from these loans and to continually update estimates of the cash flows expected to be collected over the life of the loans. These estimates are considered to be critical accounting estimates because they involve significant judgment and assumptions as to the amount and timing of cash flows to be collected. Covered loans were placed into homogenous pools at acquisition, and the ongoing credit quality and performance of these loans are analyzed quarterly on a pool basis as described above in “—Accounting for Acquired Loans.”

FDIC Indemnification Asset

Because the FDIC will reimburse us for certain amounts related to certain acquired loans and other real estate owned should we experience a loss, an indemnification asset was also recorded at fair value at the acquisition date of such assets. The indemnification asset is recognized at the same time as the indemnified loans are acquired and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the FDIC indemnification asset continues to be measured on the same basis as the related indemnified loans, and the FDIC indemnification asset is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the FDIC indemnification asset, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the FDIC indemnification asset, with such decrease being amortized into income over (i) the life of the loan or (ii) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. Fair value accounting incorporates into the fair value of the FDIC indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss, the FDIC indemnification asset will be reduced by the amount owed by the FDIC and a corresponding loss share receivable will be recorded until cash is received from the FDIC. As noted above, the legacy loan portfolios of First National Bank, Metro Bank and Turnberry are covered by loss sharing agreements with the FDIC. Following the acquisition, we assigned responsibility for managing these loan portfolios to our special assets division and implemented policies and systems to ensure compliance with the terms of the loss sharing agreements. During 2011, we collected $77.6 million in reimbursements from the FDIC, representing all of our requests for reimbursement of covered losses from July 16, 2010 through September 30, 2011.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the fair value of the collateral at the date of foreclosure based on estimates, including some obtained from third parties, less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Significant property improvements that enhance the salability of the property are capitalized to the extent that the carrying value does not exceed estimated realizable value. Legal fees, maintenance and other direct costs of foreclosed properties are expensed as incurred. Given the number of properties included in OREO, and the judgment involved in estimating fair value of the properties, accounting for OREO is regarded as a critical accounting policy.

Deferred Tax Asset

Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carryforward periods. Management must evaluate the probability of realizing the deferred tax asset and determine the need for a valuation reserve as of the date of the consolidated financial statements. Given the judgment involved and the amount of our deferred tax asset, this is considered a critical accounting policy. As of September 30, 2011, there was no valuation adjustment relating to our $112.5 million deferred tax asset.

Recent Accounting Pronouncements

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt the amended guidance even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 will not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). The new guidance amends existing guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The new guidance does not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). This guidance is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of this guidance will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. This guidance is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the standard will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued new guidance impacting transfers and servicing. The objective of this guidance is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This guidance is effective for financial asset transfers occurring after December 31, 2009. The adoption of this guidance was not material to our consolidated financial statements.

In June 2009, the FASB issued new guidance impacting consolidation of variable interest entities. The objective of this guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance was effective as of January 1, 2010. The adoption of this guidance was not material to our consolidated financial statements.

In February 2010, the FASB issued new guidance impacting fair value measurements and disclosures. The new guidance requires a gross presentation of purchases and sales of Level 3 activities and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The guidance related to the transfers between Level 1 and Level 2 measurements was effective for us on January 1, 2010. The guidance that requires increased disaggregation of the Level 3 activities is effective for us on January 1, 2011.

In March 2010, the FASB issued new guidance impacting receivables. The new guidance clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance is effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance was not material to our consolidated financial statements.

BUSINESS

Our Company

We are a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. In December 2009 and January 2010, we raised approximately $900 million to make acquisitions through a series of private placements of our common stock. Since then, we have acquired six depository institutions, including the assets and certain deposits of the three Failed Banks from the FDIC. As of September 30, 2011, we operated 146 branches in Tennessee, Florida, North Carolina, South Carolina and Virginia. Through our branches, we offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services.

We were founded by a group of experienced bankers with a multi-decade record of leading, operating, acquiring and integrating financial institutions. Our executive management team is led by our Chief Executive Officer, R. Eugene Taylor. Mr. Taylor is the former Vice Chairman of Bank of America, where his career spanned 38 years, including tenure as President of the Consumer and Commercial Bank. He also has extensive experience executing and overseeing bank acquisitions, including NationsBank Corp.’s acquisition and integration of Bank of America, Maryland National Bank and Barnett Banks. Our Chief Financial Officer, Christopher G. Marshall, has over 30 years of financial and managerial experience, including service as the Chief Financial Officer of Fifth Third Bancorp and as the Chief Operations Executive for Bank of America’s Global Consumer and Small Business Bank. Our Chief Risk Officer, R. Bruce Singletary, has over 32 years of experience, including 19-years of experience managing credit risk. He has served as Head of Credit for NationsBank Corp. for the Mid-Atlantic region and as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Kenneth A. Posner serves as our Chief of Investment Analytics and Research. Mr. Posner spent 13 years as an equity research analyst at Morgan Stanley focusing on a wide range of financial services firms.

As of September 30, 2011, we had approximately $6.7 billion in total assets, $4.4 billion in loans, $5.3 billion in total deposits and $985.9 million in shareholders’ equity.

Our Acquisitions

Overview

Our banking operations commenced on July 16, 2010, when we purchased approximately $1.2 billion of assets and assumed approximately $960.1 million of deposits of the three Failed Banks from the FDIC. We did not pay the FDIC a premium for the deposits of the Failed Banks. In connection with these acquisition, we entered into loss sharing agreements with the FDIC covering approximately $796.1 million of outstanding loans balances and real estate of the Failed Banks that we acquired. Under the loss sharing arrangements, the FDIC has agreed to absorb 80% of all future credit losses and workout expenses on these assets. On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held financial services company that had total assets of approximately $1.7 billion and operated 28 branches in southwest Florida. On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held financial services company that had approximately $1.7 billion in assets and operated 32 branches in central and western North Carolina. In addition, on September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held financial services company that had approximately $2.3 billion in assets and operated 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina. Within a 12-month period, we have integrated and centralized the underwriting, risk and pricing functions of each of our first five acquired institutions and combined them all onto a single information processing system. In addition, prior to our acquisition, Green Bankshares used the same processing platform, which will help us more quickly integrate our sixth acquired business.

The Failed Banks

On July 16, 2010, we purchased substantially all of the assets and assumed all of the deposits of First National Bank in Spartanburg, South Carolina, Metro Bank in Miami, Florida and Turnberry Bank in Aventura, Florida. None of the Failed Banks were affiliated with one another. First National Bank, founded in 1999, was a mid-sized community bank targeting customers located in the Spartanburg, Greenville, Charleston, Columbia and York County markets in South Carolina that operated 13 branches at the time we acquired it from the FDIC. Metro Bank, founded in 1984, was a privately held community bank that operated six branches in Miami, Coral Gables, Sunrise and Lighthouse Point, Florida at the time we acquired it from the FDIC. Turnberry Bank, founded in 1985, was a privately held community bank that operated four branches in Aventura, Coral Gables, Pinecrest and South Miami, Florida at the time we acquired it from the FDIC.

Our acquisition of the Failed Banks resulted in our acquiring assets with an estimated fair value of $1.2 billion, which included $768.6 million of loans, $74.4 million of investment securities, $184.3 million of cash and cash equivalents and a $137.3 million FDIC indemnification asset. We also assumed liabilities with a fair value of $1.1 billion, which included $960.1 million of deposits and $148.6 million of borrowings.

These transactions gave us an initial market presence in Miami, which we targeted because of its size and concentrated business activity, and South Carolina, which we targeted because of its attractive demographic growth trends.

Loss Sharing Agreements

In connection with our acquisition of the Failed Banks, we entered into loss sharing agreements with the FDIC covering approximately $796.1 million of loans and real estate owned of the Failed Banks that we acquired. Under the loss sharing agreements, the FDIC agreed to absorb 80% of all future credit losses and workout expenses on these assets. We will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid us a reimbursement under the loss sharing agreements and 50% of certain fully charged-off assets.

The loss sharing agreements consists of three (one for each Failed Bank) single-family shared-loss agreements and three (one for each Failed Bank) commercial and other loans shared-loss agreements. The single family shared-loss agreements provide for FDIC loss sharing and reimbursement to us for recoveries to the FDIC for ten years from July 16, 2010 for single-family residential loans. The commercial shared-loss agreements provide for FDIC loss sharing for five years from July 16, 2010 and our reimbursement for recoveries to the FDIC for eight years from July 16, 2010 for all other covered assets.

The covered assets that we acquired in connection with our acquisition of the Failed Banks include one-to-four family residential real estate loans (both owner occupied and non-owner occupied), home equity loans and commercial loans.

We have agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final resolution of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the date of our acquisition of the Failed Banks. The estimated fair value of the true-up payment as of the acquisition date was $1.0 million.

Under the loss sharing agreements, we are limited in our ability to dispose of covered assets and we are required to follow specific servicing procedures and to undertake loss mitigation efforts. Additionally, the FDIC has information rights with respect to our performance, requiring us to maintain detailed compliance records.

The carrying value of the FDIC indemnification asset at September 30, 2011 was $67.2 million.

TIB Financial Corp.

On September 30, 2010, we invested approximately $175.0 million in TIB Financial, a publicly held bank holding company headquartered in Naples, Florida that had total assets of approximately $1.7 billion and operated 28 branches in southwest Florida. Upon the closing of the TIB Financial investment on September 30, 2010, we owned approximately 99% of the outstanding voting power of TIB Financial. TIB Financial subsequently completed a rights offering to legacy TIB Financial stockholders, which reduced our ownership interest in TIB Financial to approximately 94%. In connection with our TIB Financial investment, we acquired a warrant to purchase an additional $175.0 million in TIB common stock on substantially the same terms as our initial investment, exercisable in whole or in part until March 30, 2012. On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with our banking subsidiary, NAFH National Bank (whose name has since changed to Capital Bank, N.A.) in an all-stock transaction.

TIB Financial has been executing a community bank business strategy for individuals and businesses in the Florida Keys for 37 years. Prior to TIB Bank’s merger with NAFH National Bank, it had 27 full-service banking offices in Florida that were located in Monroe, Miami-Dade, Collier, Lee and Sarasota counties.

The TIB Financial investment resulted in us acquiring assets with a fair value of $1.7 billion, which included $1.0 billion of loans, $309.3 million of investment securities and $229.7 million of cash and cash equivalents. We also assumed liabilities with a fair value of $1.6 billion, which included $1.3 billion of deposits and $208.8 million of subordinated debt and other borrowings.

In connection with the TIB Financial investment, Messrs. Taylor, Marshall, Foss, Hodges and Singletary were each appointed to the board of directors of TIB Financial. Two existing members of the TIB Financial board, Mr. Howard Gutman and Mr. Brad Boaz, also remain on the TIB Financial board.

This acquisition expanded our geographic reach in Florida to include markets that we believe have particularly attractive deposit customer characteristics and provided a platform to support our future growth.

Capital Bank Corp.

On January 28, 2011, we invested approximately $181.1 million in Capital Bank Corp., a publicly held bank holding company headquartered in Raleigh, North Carolina that had approximately $1.7 billion in assets and operated 32 branches in central and western North Carolina. Upon closing of the Capital Bank Corp. investment, we owned approximately 85% of the voting power of Capital Bank Corp. Also, in connection with the investment, each existing Capital Bank Corp. stockholder received one contingent value right (which we refer to as a “CVR”) per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank Corp.’s existing loan portfolio. The maximum amount that may be payable under the Capital Bank Corp. CVR at the end of its five-year term is approximately $9.7 million. Capital Bank Corp. subsequently completed a rights offering to legacy Capital Bank Corp. stockholders, which reduced our ownership interest to approximately 83%. On June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with our banking subsidiary, NAFH National Bank, in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A.

Capital Bank Corp., incorporated in 1998, is a community bank engaged in the general commercial banking business, primarily in markets in central and western North Carolina. It operates 32 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Fayetteville, three in Burlington, three in Sanford, two in Cary and one in each of Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Siler City, Pittsboro, Wake Forest and Zebulon.

The Capital Bank Corp. investment resulted in us acquiring assets with a fair value of $1.7 billion, which included $1.1 billion of loans, $225.3 million of investment securities and $208.3 million of cash and cash equivalents. We also assumed liabilities with a fair value of $1.5 billion, which included $1.4 billion of deposits and $143.2 million of subordinated debt and other borrowings.

In connection with the Capital Bank Corp. investment, Messrs. Taylor, Marshall, Foss, Hodges and Singletary were each appointed to the board of directors of Capital Bank Corp. Two existing members of the Capital Bank Corp. board of directors, Mr. Oscar A. Keller, III and Mr. Charles F. Atkins, also remain on the Capital Bank Corp. board. Additionally in connection with the Capital Bank Corp. investment, we agreed to appoint two Capital Bank Corp. board members to our Board of Directors. As the two remaining legacy directors of the Capital Bank Corp. board, we intend to appoint Messrs. Keller and Atkins to these positions. This transaction gave us a strong presence in fast-growing North Carolina markets, including the Raleigh metropolitan area, which, according to data derived from the U.S. Census, is the third fastest growing metropolitan area in the country by population.

Green Bankshares, Inc.

On September 7, 2011, we invested approximately $217.0 million in Green Bankshares, a publicly held bank holding company headquartered in Greeneville, Tennessee that had approximately $2.4 billion in assets reported at the date of acquisition and operated 63 branches across East and Middle Tennessee in addition to one branch in each of Virginia and North Carolina. Total assets at the date of acquisition included gross loans of $1.3 billion. Also, in connection with the investment, each existing Green Bankshares stockholder received one CVR per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Green Bankshares’ existing loan portfolio. We estimate that the maximum amount that may be payable under the Green Bankshares CVR at the end of its five-year term to be approximately $10.0 million, based on the number of Green Bankshares common stock outstanding as of September 6, 2011. Upon completion of our investment, we owned approximately 90% of Green Bankshares’ common stock. On September 7, 2011, following the completion of our controlling investment in Green Bankshares, we merged GreenBank, Green Bankshares’ banking subsidiary, into Capital Bank in an all-stock transaction similar to the other bank mergers described above.

Green Bankshares is the third-largest bank holding company headquartered in Tennessee and parent company of GreenBank, a Tennessee-chartered commercial bank established in 1890. GreenBank provides general banking services through its branches located in Greene, Blount, Cocke, Hamblen, Hawkins, Knox, Loudon, McMinn, Monroe, Sullivan and Washington Counties in East Tennessee and in Davidson, Lawrence, Macon, Montgomery, Rutherford, Smith, Sumner and Williamson Counties in Middle Tennessee. GreenBank also operates one branch in Madison County, North Carolina and one branch in Bristol, Virginia as well as a mortgage banking operation in Knox County, Tennessee.

The Green Bankshares investment resulted in us acquiring assets with a reported carrying value at the date of acquisition of $2.4 billion, including $1.3 billion of loans, $173.8 million of investment securities and $542.7 million of cash and cash equivalents. We also assumed liabilities with a reported carrying value at the date of acquisition of $2.2 billion, including $1.9 billion of deposits and $229.3 million of subordinated debt and other borrowings.

In connection with the Green Bankshares investment, we appointed Messrs. Taylor, Marshall, Foss, Hodges and Singletary to the board of directors of Green Bankshares. Two existing members of the Green Bankshares’ board of directors, Ms. Martha M. Bachman and Mr. Samuel E. Lynch, remained on the Green Bankshares board, with the remaining existing directors resigning. Additionally, we agreed that following the closing of the Green Bankshares investment, we will also appoint the two legacy Green Bankshares directors to our Board of Directors. As the two remaining legacy directors of the Green Bankshares board, we intend to appoint Ms. Bachman and Mr. Lynch to these positions.

This transaction extended our reach in the Tennessee metropolitan areas of Nashville and Knoxville.

Reorganization

Concurrent with the completion of this offering, we intend to merge each of our majority-held bank holding company subsidiaries (TIB Financial, Capital Bank Corp. and Green Bankshares) with the Company. In connection with the mergers of our majority-held subsidiaries, we expect that existing third-party stockholders of these subsidiaries will receive shares of Class A common stock in exchange for their minority existing shares. We estimate that we will issue approximately                                  shares of Class A common stock to the other shareholders of our bank holding company subsidiaries that will be merged with the Company in the reorganization. Following the completion of this offering and the reorganization, we will be a publicly traded bank holding company with a single directly and wholly owned bank subsidiary, Capital Bank, N.A.

The following diagrams illustrate our ownership structure, including our principal subsidiaries, assuming the completion of the Green Bankshares investment, as of the date of this prospectus and immediately after the completion of this offering and the reorganization:

(1)

On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction (see “—Our Acquisitions—TIB Financial Corp”), on June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A. (see “—Our Acquisitions—Capital Bank Corp.”), and, on September 7, 2011, we combined Green Bankshares’ banking subsidiary, GreenBank, with Capital Bank in an all-stock transaction (see “—Our Acquisitions—Green Bankshares, Inc.”).

Our Business Strategy

Our business strategy is to build a mid-size regional bank by operating, integrating and growing our existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks and other complementary assets. We believe recent and continuing dislocations in the southeastern U.S. banking industry have created an opportunity for us to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than large-sized banks.

Operating Strategy

Our operating strategy emphasizes relationship banking focused on commercial and consumer lending and deposit gathering. We have organized operations under a line of business operating model, under which we have appointed experienced bankers to oversee loan and deposit production in each of our markets, while centralizing credit, finance, technology and operations functions. Our management team possesses significant executive-level leadership experience at Fortune 500 financial services companies, and we believe this experience is an important advantage in executing this regional, more focused, bank business model.

Organic Loan and Deposit Growth

The primary components of our operating strategy are to originate high-quality loans and low-cost customer deposits. Our executive management team has developed a hands-on operating culture focused on performance and accountability, with frequent and detailed oversight by executive management of key performance indicators. We have implemented a sales management system for our branches that is focused on growing loans and core deposits in each of our markets. We believe that this system holds loan officers and branch managers accountable for achieving loan production goals, which are subject to the conservative credit standards and disciplined underwriting practices that we have implemented as well as compliance, profitability and other standards that we monitor. We also believe that accountability is crucial to our results. Our executive management monitors production, credit quality and profitability measures on a quarterly, monthly, weekly and, in some cases, daily basis and provides ongoing feedback to our business unit leaders. During the first nine months of 2011, we originated $520.3 million of new commercial and consumer loans. During this period, we also grew our core deposits by $249.7 million (or 23.8% annualized growth) excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares.

The current market conditions have forced many banks to focus internally, which we believe creates an opportunity for organic growth by strongly capitalized banks such as ourselves. We seek to grow our loan portfolio by offering personalized customer service, local market knowledge and a long-term perspective. We have selectively hired experienced loan officers with local market knowledge and existing client relationships. Additionally, our executive management team takes an active role in soliciting, developing and maintaining client relationships.

Efficiency and Cost Savings

Another key element of our strategy is to operate efficiently by carefully managing our cost structure and taking advantage of economies of scale afforded by our acquisitions to control operating costs. We have been able to reduce headcount by consolidating duplicative operations of the acquired banks and streamlining management. In addition, we expect to recognize additional cost savings once we have fully integrated Green Bankshares, which prior to our acquisition separately operated on the same processing platform, with the rest of our business. We plan to further improve efficiency by boosting the productivity of our sales force through our focus on accountability and employee incentives and through selective hiring of experienced loan officers with existing books of business.

To evaluate and control operating costs, we monitor certain performance metrics including our efficiency ratio, which equals total non-interest expenses divided by net revenues (net interest income plus non-interest income). Our efficiency ratio has been and is expected to continue to be significantly impacted by certain costs that follow acquisitions of financial institutions. Our efficiency ratio for the nine months ended September 30, 2011 was 81.8%, which was impacted by $6.5 million of conversion expenses due to integration of the acquired banks and $1.5 million of legal fees related to the acquisitions of Capital Bank and Green Bankshares. Excluding the impact of these items, our adjusted efficiency ratio for the nine months ended September 30, 2011 was 76.5%. The adjusted efficiency ratio is a non-GAAP measure which we believe provides investors with information useful in understanding our business and our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. The adjusted efficiency ratio, which equals adjusted non-interest expense (non-interest expense less conversion expenses and foreclosed asset-related expense) divided by net revenues (net interest income plus non-interest income), for the nine months ended September 30, 2011 is as follows:

	Efficiency Ratio for the Nine Months Ended September 30, 2011
(Dollars in thousands)	Non-adjusted	Adjusted
Non-interest expense	$121,782	$121,782
Less: Conversion expenses	–	(6,528)
Less: Legal fees	–	(1,500)

Non-interest expense, adjusted	$121,782	$113,754

Net interest income	$123,625	$123,625
Non-interest income	25,215	25,215

Net revenue	$148,840	$148,840

Efficiency Ratio	81.8%	76.5%

Acquisition and Integration Strategy

We seek acquisition opportunities consistent with our business strategy that we believe will produce attractive returns for our stockholders. We plan to pursue acquisitions that position us in southeastern U.S. markets with attractive demographics and business growth trends, expand our branch network in existing markets, increase our earnings power or enhance our suite of products. Our future acquisitions may include distressed assets sold by the FDIC or another seller where our operations, underwriting and servicing capabilities or management experience give us an advantage in evaluating and resolving the assets.

Our acquisition process begins with detailed research of target institutions and the markets they serve. We then draw on our management team’s extensive experience and network of industry contacts in the southeastern region of the United States. Our research and analytics team, led by our Chief of Investment Analytics and Research, maintains lists of priority targets for each of our markets. The team analyzes financial, accounting, tax, regulatory, demographic, transaction structures and competitive considerations for each target and prepares acquisition projections for review by our executive management team and Board of Directors.

As part of our diligence process in connection with potential acquisitions, we undertake a detailed portfolio- and loan-level analysis conducted by a team of experienced credit analysts led by our Chief Risk Officer. In addition, our executive management team engages the target management teams in active dialogue and personally conducts extensive on-site diligence at target branches.

Our executive management team has demonstrated success not only in acquiring financial institutions and combining them onto a common platform, but also in managing the integration of those financial institutions. Our management team develops integration plans prior to the closing of a given transaction that allows us to (1) reorganize the acquired institution’s management team under our line of business model immediately after closing; (2) implement our credit, risk and interest rate risk management, liquidity and compliance and governance policies and procedures; and (3) integrate our target’s technology and processing systems rapidly. Using our procedures, we have already integrated credit and operational policies across each of our acquisitions. We reorganized the management of the Failed Banks within three months of closing, and we merged their core processing systems with TIB Financial’s platform within six months. We also fully integrated Capital Bank Corp. in July 2011.

Sound Risk Management

Sound risk management is an important element of our commercial/retail bank business model and is overseen by our Chief Risk Officer, Bruce Singletary, who has over 19 years of experience managing credit risk. Our credit risk policy, which has been implemented across our organization, establishes prudent underwriting guidelines, limits portfolio concentrations by geography and loan type and incorporates an independent loan review function. Mr. Singletary has created a special assets division with 38 employees to work out or dispose of legacy problem assets using a detailed process taking into account a borrower’s repayment capacity, available guarantees, collateral value, interest accrual and other factors. We believe our risk management policies establish conservative regulatory capital ratios, robust liquidity (including contingency planning), limitations on wholesale funding (including brokered CDs, holding company debt and advances from the FHLB), and restrictions on interest rate risk.

Our Competitive Strengths

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Experienced and Respected Management Team with a Successful Track Record. Members of our executive management team and Board of Directors have served in executive leadership roles at Fortune 500 financial services companies, including Bank of America, Fifth Third Bancorp and Morgan Stanley. The executive management team has extensive experience overseeing commercial and consumer banking, mergers and acquisitions, systems integrations, technology, operations, credit and regulatory compliance. Many members of our executive management team are from the southeastern region of the United States and have an extensive network of contacts with banking executives, existing and potential customers, and business and civic leaders throughout the region. We believe our executive management team’s reputation and track record give us an advantage in negotiating acquisitions and hiring and retaining experienced bankers.

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Growth-Oriented Business Model. Our executive management team seeks to foster a strong sales culture with a focus on developing key client relationships, including direct participation in sales calls, and through regular reporting and accountability while emphasizing risk management. Our executive management and line of business executives monitor performance on a quarterly, monthly, weekly and in some cases daily basis, and our compensation plans reward core deposit and responsible commercial loan growth, subject to credit quality, compliance and profitability standards. We have an integrated, scalable core processing platform and centralized credit, finance and technology operations that we believe will support future growth. Our business model contributed to our $520.3 million of commercial and consumer loan originations and $249.7 million in total deposit growth in the first nine months of 2011, excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares.

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Highly Skilled and Disciplined Acquirer. We have executed six acquisitions in just 14 months. We integrated our first four investments into a common core processing platform within six months and integrated the fifth in July 2011. In addition, prior to our acquisition, Green Bankshares used the same processing platform, which will help us more quickly integrate our sixth acquired business. We believe our track record of completing and integrating transactions quickly has helped us negotiate transactions on more economically favorable terms. We have conducted due diligence on more than 82 financial institutions, many of which our diligence process indicated would not meet our strategic objectives.

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Reduced-Risk Legacy Portfolio. Our acquired loan portfolios have been marked-to-market with the application of the acquisition method of accounting, meaning that the carrying value of these assets at the time of their acquisitions reflected our estimate of lifetime credit losses. In addition, as of September 30, 2011, approximately 13% of our loan portfolio was covered by the loss sharing agreements we entered into with the FDIC, resulting in limited credit risk exposure for these assets.

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Excess Capital and Liquidity. As a result of our private placements and the disciplined deployment of capital, we have ample capital with which to make acquisitions. As of September 30, 2011, we had a 13.1% tangible common equity ratio (which is a non-GAAP measure used by certain regulators, financial analysts and others to measure core capital strength) and a 15.8% Tier 1 leverage ratio, which provides us with $302.8 million in excess capital relative to the 10% Tier 1 leverage standard required under Capital Bank’s operating agreement with the OCC. As of September 30, 2011, Capital Bank had a 13.8% Tier 1 leverage ratio, a 15.9% Tier 1 risk-based ratio and a 16.4% total risk-based capital ratio. As of September 30, 2011, we had cash and securities equal to 24.0% of total assets, representing $589.8 million of liquidity in excess of our target of 15%, which provides ample liquidity to support our existing banking franchises. Further, our investment portfolio consists primarily of U.S. agency-guaranteed mortgage-backed securities, which have limited credit or liquidity risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the use of the tangible common equity ratio in our business and the reconciliation of tangible common equity ratio.

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Scalable Back-Office Systems. All of our acquired institutions other than Green Bankshares operate on a single information processing system. Green Bankshares separately uses the same operating platform, which we have begun to integrate onto our common information processing system. Our systems are designed to accommodate all of our projected future growth and allow us to offer our customers virtually all of the services currently offered by the nation’s largest financial institutions, including state-of-the-art online banking. Enhancements made to our systems are included to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support.

Our Market Area

We view our market area as the southeastern region of the United States. Our six acquisitions have established a footprint defined by the Miami-Raleigh-Nashville triangle, which includes the Carolinas, Southwest Florida (Naples and the Keys) and Southeast Florida (Miami-Dade). These markets include a combination of large and fast-growing metropolitan areas that we believe will offer us opportunities for organic loan and deposit growth. According to SNL Financial, the Raleigh MSA has the third highest projected population growth rate in the nation, with over 19% growth projected between 2010 and 2015. Similarly, the Nashville MSA is projected to grow by 10%. The Miami MSA is already considered a large metropolitan area with a population in excess of 5 million. Similar to other markets, these MSAs have been impacted by the recent economic recession and downturns in home prices, employment and income. Home prices in Charlotte and Miami fell by 0.9% and 0.7% respectively (as measured by S&P/Case-Shiller Home Prices Indices), in the month of September 2011. Additionally, home prices are down in both cities compared to September 2010 (2.6% decline in Charlotte and 4.0% in Miami). Approximately 47% of our current branches are located in our target MSAs. The following table highlights key demographics of our target market areas:

Target Metropolitan Statistical Area	Number of Branches	September 30, 2011 Total Deposits	2010 Total Population(1)	2010-15 Projected Pop. Growth	2010 Median Household Income	2010-15 Projected Household Income Growth
Miami-Fort Lauderdale-Pompano Beach-Homestead, FL	12	$395,225,383	5,513	1.4%	51,835	13.5%
Charlotte-Gastonia- Rock Hill, NC-SC	1	29,696,112	1,793	14.8	62,215	13.2
Nashville-Davidson-Murfreesboro-Franklin, TN	21	647,055,680	1,608	9.6	$58,639	11.3
Raleigh-Cary, NC	13	408,396,000	1,162	19.4	68,373	15.4
Columbia, SC	6	121,148,285	758	8.2	52,348	11.9
Knoxville, TN	10	219,811,829	703	6.4	48,593	13.8
Durham-Chapel Hill, NC	2	77,210,027	505	8.8	55,185	13.2
Spartanburg, SC	3	183,170,887	290	7.7	48,476	10.1
Weighted Average: Target MSAs(2)	68	2,081,744,204	12,333	9.1	56,504	12.8
Weighted Average: NAFH Consolidated(2)	146	5,251,477,000	18,119	6.3	62,213	12.7
Aggregate: National			311,213	3.9	54,442	12.4

Source:	SNL Financial.
(1)	Population in thousands.
(2)	Population growth and median household income metrics are deposit weighted by MSA.

Products and Services

Banking Services by Business Line

We have integrated five of our six acquisitions under a single line of business operating model and are in the process of integrating the sixth. Under this model, we have appointed experienced bankers to oversee loan and deposit growth in each of our markets, while we have centralized other functions, including credit, finance, operations, marketing, human resources and information technology.

The Commercial Bank

Our commercial bank business consists of teams of commercial loan officers operating under the leadership of commercial banking executives in Florida and the Carolinas. In addition, we plan to appoint a commercial banking executive to oversee production for the Tennessee market. The commercial banking executives are responsible for production goals for loans, deposits and fees. They work with senior credit officers to ensure that loan production is consistent with our loan policies and with financial officers to ensure that loan pricing is consistent with our profitability goals. We focus our commercial bank business on loan originations for established small and middle-market businesses with whom we develop personal relationships that we believe give us a competitive advantage and differentiates us from larger banking institutions. In addition, our commercial lending teams coordinate with personnel in our consumer bank business to provide personal loans and other services to the owners and managers and employees of the bank’s commercial clients. At September 30, 2011, commercial loans totaled $2.9 billion (or 66.5% of our total loan portfolio). Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Our commercial lending teams offer a wide range of commercial loan products, including:

•	owner occupied commercial real estate construction and term loans;

•	working capital loans and lines of credit;

•	demand, term and time loans; and

•	equipment, inventory and accounts receivable financing.

During the first nine months of 2011, we originated $520.3 million of new commercial loans. Our commercial lending teams also seek to gather low-cost deposits from commercial customers in connection with extending credit. In addition to business demand, savings and money market accounts, we also provide specialized cash management services and deposit products.

The Consumer Bank

Our consumer bank business consists of Capital Bank’s retail banking branches and associated businesses. Similar to our commercial bank business, we have organized the consumer bank by geographical market, with one division consisting of our Florida branches and the other of our Carolina branches. Each division reports to a consumer banking executive responsible for achieving core deposit and consumer loan growth goals. We plan to appoint a consumer banking executive for the Tennessee market. Pricing of our deposit products is reviewed and approved by our asset-liability committee and the standards for consumer loan credit quality are documented in our loan policy and reviewed by our credit executives.

We seek to differentiate our consumer bank business from competitors through the personalized service offered by our branch managers, customer service representatives, tellers and other staff. We offer various services to meet the needs of our customers, including checking, savings and money market accounts, certificates of deposit and debit and credit cards. Our products are designed to foster relationships by rewarding our best customers for desirable activities such as debit card transactions, e-statements and direct deposit. In addition to traditional products and services, we offer competitive technology in Internet banking services, which we plan to further upgrade in order to keep pace with technological improvements. Consumer loan products we offer include:

•	home equity lines of credit;

•	residential first lien mortgages;

•	second lien mortgages;

•	new and used auto loans;

•	new and used boat loans;

•	overdraft protection; and

•	unsecured personal credit lines.

Branch managers and their staff are charged with growing core deposits with a special focus on new demand deposit accounts and expected to conduct outbound telephone campaigns, generate qualified referrals, collaborate with business partners in the commercial lending teams and evaluate, and make informed decisions with respect to, existing and prospective customers. In the first nine months of 2011, we generated organic core deposit growth of $249.7 million (or 23.8% annualized growth) excluding the initial increase in deposits resulting from the acquisitions of Capital Bank Corp. and Green Bankshares. As of September 30, 2011, consumer loans totaled $1.4 billion. During the first nine months of 2011, we originated $101.4 million of new consumer loans.

Ancillary Fee-Based Businesses

Mortgage Banking

Through our newly established mortgage banking business, we aim to originate high-quality loans for customers who are willing to establish a deposit relationship with us. The mortgage loans in our portfolio that do not meet this criteria are sold in to the secondary market to buyers, such as Fannie Mae and Freddie Mac, and provide an additional source of fee income. Our mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction and permanent financing.

Private Banking, Trust and Investment Management

We offer private banking and wealth management services to affluent clients, business owners and retirees, building new relationships and expanding existing relationships to grow deposits, loans and fiduciary and investment management fee income. Through private banking, we offer deposit products, commercial and consumer loans, including mortgage financing, and investment accounts providing access to a wide range of mutual funds, annuities and other financial products, as well as access to our subsidiary, Naples Capital Advisors, which is a registered investment advisor with approximately $133 million in assets under management.

Lending Activities

We originate a variety of loans, including loans secured by real estate, loans for construction, loans for commercial purposes, loans to individuals for personal and household purposes, loans to municipalities and loans for new and used cars. A significant portion of our loan portfolio is related to real estate. As of September 30, 2011, loans related to real estate totaled $3.7 billion (or 56% of our total loan portfolio). The economic trends in the regions we serve are influenced by the industries within those regions. Consistent with our emphasis on being a community-oriented financial institution, most of our lending activity is with customers located in and around counties in which we have banking offices. As of September 30, 2011, our owner occupied commercial real estate loans, non-owner occupied commercial real estate loans, residential mortgage loans and commercial and industrial loans represented 19%, 22%, 19% and 10%, respectively, of our $4.4 billion loan portfolio.

We use a centralized risk management process to ensure uniform credit underwriting that adheres to our loan policies as approved annually by our Board of Directors. Lending policies are reviewed on a regular basis to confirm that we are prudent in setting underwriting criteria. Credit risk is managed through a number of methods, including a loan approval process that establishes consistent procedures for the processing and approval of loan requests, risk grading of all commercial loans and certain consumer loans and coding of all loans by purpose, class and collateral type. We seek to focus on underwriting loans that enhance a balanced, diversified portfolio. Management analyzes our commercial real estate concentrations by market and region on a regular basis in an attempt to prevent overexposure to any one type of commercial real estate loan and incorporates third-party real estate and market analysis to monitor market conditions. As of September 30, 2011, the carrying value of our commercial real estate loans in North Carolina, South Carolina, Florida, Tennessee and Virginia totaled $738.9 million, $467.1 million, $634.0 million, $645.3 million and $16.8 million, respectively. At September 30, 2011, commercial real estate loans in all regions totaled $2.5 billion (19% of which was owner occupied commercial real estate). We have recently tightened underwriting and pricing standards for indirect auto and residential mortgage lending and de-emphasized originations of commercial real estate mortgages.

We believe that early detection of potential credit problems through regular contact with our clients, coupled with consistent reviews of the borrowers’ financial condition, are important factors in overall credit risk management. Our approach to proactively manage credit quality is to aggressively work with customers for whom a problem loan has been identified and assist in resolving issues before a default occurs.

A key component of our growth strategy is to grow our loan portfolio by originating high-quality commercial and consumer loans, other than non-owner occupied real estate loans, that comply with our conservative credit policies and that produce revenues consistent with our financial objectives. From December 31, 2010 to September 30, 2011, our loan portfolio grew organically by $165.1 million (or 12.6% annualized growth), with $520.3 million in new originations partially offset by paydowns, dispositions and charge-offs. Additionally, we are working to reduce excessive concentrations in commercial real estate, which characterized our acquisitions’ legacy portfolios, in order to achieve a more diversified portfolio. It is our long-term goal to reduce the commercial real estate concentration to approximately 20% of our total loan portfolio.

In addition, we operate an indirect auto lending business which originates loans for new and used cars through relationships with dealers in Southwest Florida, Southeast Florida and the Florida Keys. Loans are approved subject to review of FICO credit scores, vehicle age, and loan-to-value. We are in the process of implementing an expert scoring model which will include additional proprietary underwriting factors. We set pricing for loans based on credit score, vehicle age, and loan term. As of September 30, 2011, we had $81.4 million of indirect auto loans.

Deposits

Deposits are the primary source of funds for lending and investing activities and their cost is the largest category of interest expense. Deposits are attracted principally from clients within our branch network through the offering of a wide selection of deposit instruments to individuals and businesses, including non-interest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. We are focused on reducing our reliance on high-cost certificates of deposit as a source of funds with low-cost deposit accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules. Interest rates paid on specific deposit types are determined based on (1) the interest rates offered by competitors, (2) the anticipated amount and timing of funding needs, (3) the availability and cost of alternative sources of funding and (4) the anticipated future economic conditions and interest rates. Client deposits are attractive sources of funding because of their stability and relatively low cost. Deposits are regarded as an important part of the overall client relationship and provide opportunities to cross-sell other services. In addition, we gather a portion of our deposit base through brokered deposits. At September 30, 2011, total deposits were $5.3 billion of which $5.1 billion (or 97%) were non-brokered deposits and $148.4 million (or 3%) were brokered deposits. At September 30, 2011, our core deposits (total deposits less time deposits) consisted of $664.2 million of non-interest checking accounts, $1.1 billion of negotiable order of withdrawal accounts, $291.9 million of savings accounts and $840.5 million of money market deposits. For the foreseeable future, we remain focused on retaining and growing a strong deposit base and transitioning certain of our customers to low-cost banking services as high-cost funding sources, such as high interest certificates of deposit, mature.

Marketing

Our marketing activities support all of our products and services described above. Historically, most of our marketing efforts have supported our real estate mortgage, commercial and retail banking businesses. Our marketing strategy aims to:

•	capitalize on our personal relationship approach, which we believe differentiates us from our larger competitors in both the commercial and residential mortgage lending businesses;

•	meet our growth objectives based on current economic and market conditions;

•	attract core deposits held in checking, savings, money-market and certificate of deposit accounts;

•	provide customers with access to our local executives;

•	appeal to customers in our region who value quality banking products and personal service;

•	pursue commercial and industrial lending opportunities with small to mid-sized businesses that are underserved by our larger competitors;

•	cross-sell our products and services to our existing customers to leverage our relationships, grow fee income and enhance profitability;

•	utilize existing industry relationships cultivated by our senior management team; and

•	adhere to safe and sound credit standards.

We use a variety of targeted marketing media including the Internet, print, direct mail and financial newsletters. Our online marketing activities include paid advertising, as well as cross-sale marketing through our website and Internet banking services. We believe our marketing strategy will enable us to take advantage of lower average customer acquisition costs, build valuable brand awareness and lower our funding costs.

Information Technology Systems

We have made and continue to make investments in our information technology systems for our banking and lending operations and cash management activities. We seek to integrate our acquisitions quickly and successfully and believe this is a necessary investment in order to enhance our capabilities to offer new products and overall customer experience and to provide scale for future growth and acquisitions. Our enhancements are tailored to improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support and sales support. We work closely with certain third-party service providers to which we outsource certain of our systems and infrastructure. We use the Jack Henry SilverLake System as our banking platform and believe that the scalability of our infrastructure will support our growth strategy and that this platform will support our growth needs. In addition, Green Bankshares uses the Jack Henry SilverLake System, which will help us more quickly integrate the acquired business.

Competition

The financial services industry in general and our primary markets of South Florida, Tennessee and the Carolinas are highly competitive. We compete actively with national, regional and local financial services providers, including banks, thrifts, credit unions, mortgage bankers and finance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon us. Our largest competitors include Bank of America, Wells Fargo, BB&T, First Citizens, Royal Bank of Canada, SunTrust, Regions, FNB United Corp., Toronto-Dominion, Synovus, First Financial, SCBT, JPMorgan Chase, Citigroup, EverBank, Fifth Third Bancorp, First Horizon, Pinnacle Financial, First South and U.S. Bancorp.

Competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives. The primary factors driving commercial and consumer competition for loans and deposits are interest rates, the fees charged, customer service levels and the range of products and services offered. In addition, other competitive factors include the location and hours of our branches and customer service.

Employees

At September 30, 2011, we had over 1,400 full-time employees and 195 part-time employees. None of our employees are parties to a collective bargaining agreement. We consider our relationship with our employees to be adequate.

Facilities and Real Estate

We currently lease approximately 263,000 square feet of office and operations space in North Carolina, Florida and South Carolina. We operate 37 branches in Florida, 32 in North Carolina, 13 in South Carolina, 63 in Tennessee and one in Virginia. Of these branches, 42 were leased and the rest were owned. In addition, the Company owns approximately 110,000 and leases approximately 100,000 square feet of non-branch office space. Management believes the terms of the various leases are consistent with market standards and were arrived at through arm’s-length bargaining.

Legal Proceedings

On November 18, 2010, a shareholder of Green Bankshares filed a putative class action lawsuit (styled Bill Burgraff v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:10-cv-00253) against Green Bankshares and certain of its current and former officers in the United States District Court for the Eastern District of Tennessee in Greeneville, Tennessee on behalf of all persons that acquired shares of Green Bankshares’ common stock between January 19, 2010 and November 9, 2010. On January 18, 2011, a separate shareholder of Green Bankshares filed a putative class action lawsuit (styled Brian Molnar v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:11-cv-00014) against Green Bankshares and certain of its current and former officers in the same court on behalf of all persons that acquired shares of Green Bankshares’ common stock between January 19, 2010 and October 20, 2010. These lawsuits were filed following, and relate to the drop in value of Green Bankshares’ common stock price after, Green Bankshares announced its third quarter performance results on October 20, 2010. The plaintiffs allege that defendants made false and/or misleading statements or failed to disclose that Green Bankshares was purportedly overvaluing collateral of certain loans; failing to timely take impairment charges of these certain loans; failing to properly account for loan charge-offs; lacking adequate internal and financial controls; and providing false and misleading financial results. The plaintiffs have asserted federal securities laws claims against all defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and Rule 10b-5 promulgated thereunder. The plaintiffs have also asserted control person liability claims against the individual defendants named in the complaints pursuant to Section 20(a) of the Exchange Act. The two cases were consolidated on February 4, 2011. On February 11, 2011, the Court appointed movant Jeffrey Blomgren as lead plaintiff. On May 3, 2011, the plaintiff filed an amended and consolidated complaint alleging a class period of January 19, 2010 to November 9, 2010. On July 11, 2011, the defendants filed a motion to dismiss the consolidated amended complaint. We and the individual named defendants collectively intend to vigorously defend themselves against these allegations.

On May 12, 2011, a stockholder of Green Bankshares filed a putative class action lawsuit (styled Betty Smith v. Green Bankshares, Inc., et al., Case No. 11-625-III, Davidson County, Tennessee, Chancery Court) against Green Bankshares, GreenBank, Green Bankshares’ Board of Directors and us on behalf of all persons holding common stock of Green Bankshares. This lawsuit was filed following our public announcement on May 5, 2011 of our entering into an investment agreement with Green Bankshares and relates to the investment in Green Bankshares by us. The complaint alleges that the individual defendants breached their fiduciary duties to Green Bankshares by accepting a sale price for the shares to be sold to us that was unfair to stockholders of Green Bankshares. The complaint also alleges that we, Green Bankshares and GreenBank aided and abetted these breaches of fiduciary duty. It seeks an injunction and/or rescission of the Green Bankshares investment and fees and expenses in an unspecified amount.

On May 25 and June 16, 2011, two other stockholders of Green Bankshares filed similar putative class action lawsuits (styled Mark McClinton v. Green Bankshares, Inc,. et al., Case No. 11-CV-284kt, Greene County Circuit Court, Greeneville, Tennessee and Thomas Cook v. Green Bankshares, Inc. et al., Case No. 2:11-cv-00176, Greenville Division, E.D. Tenn., respectively) against Green Bankshares, Green Bankshares’ board of directors and us on behalf of all persons holding common stock of Green Bankshares. The complaints similarly allege that the individual defendants breached their fiduciary duties to Green Bankshares by agreeing to sell shares to us at a price unfair to stockholders of Green Bankshares. The complaints also allege that we and Green Bankshares aided and abetted these breaches of fiduciary duty. In addition, the Cook complaint further alleges that the proxy statement filed with the SEC by Green Bankshares in connection with the transaction was issued with material omissions and misleading statements. Both claims seek an injunction and/or rescission of the Green Bankshares investment and fees and expenses in an unspecified amount.

On July 6, 2011, another shareholder of the Company filed a lawsuit (styled Barbara N. Ballard v. Stephen M. Rownd, et al., Civil Action No. 2:11-cv-00201, E.D. Tenn.) against Green Bankshares, its Board of Directors and NAFH asserting an individual claim that alleges that the individual defendants violated the securities laws by issuing a preliminary proxy statement that contains alleged material misstatements and omissions. The complaint also alleges a class action claim on behalf of all persons holding the Green Bankshares common stock against the individual defendants for breach of fiduciary duty based on these same alleged material misstatements and omissions. The complaint also alleges that Green Bankshares and NAFH aided and abetted the breaches of fiduciary duty. It seeks an injunction and/or rescission of NAFH’s investment in Green Bankshares and fees and expenses in an unspecified amount.

On July 26, 2011, the parties to the above-referenced class action lawsuits commenced in 2011 (other than the Molnar case) reached an agreement in principle to resolve these lawsuits on the basis of the inclusion of certain additional disclosures regarding the NAFH transaction in the Green Bankshares proxy statement filed with the SEC on the same date. The proposed settlement is subject to, among other things, court approval.

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any such legal proceeding the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flow.

SUPERVISION AND REGULATION

The U.S. banking industry is highly regulated under federal and state law. These regulations affect the operations of the Company and its subsidiaries. Investors should understand that the primary objectives of the U.S. bank regulatory regime is the protection of depositors and consumers and maintaining the stability of the U.S. financial system, and not the protection of stockholders.

As a bank holding company, we are subject to supervision and regulation by the Federal Reserve. Our national bank subsidiary (which will be our sole bank subsidiary following the reorganization) is subject to supervision and regulation by the OCC, the Consumer Financial Protection Bureau (which we refer to as the “CFPB”) and the FDIC. In addition, we expect that the additional businesses that we may invest in or acquire will be regulated by various state and/or federal regulators, including the OCC, the Federal Reserve, the CFPB and the FDIC.

The description below summarizes certain elements of the applicable bank regulatory framework. This description is not intended to describe all laws and regulations applicable to us and our subsidiaries. Banking statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies and changes in them, including changes in how they are interpreted or implemented, could have material effects on our business. In addition to laws and regulations, state and federal bank regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to us and our subsidiaries. These issuances also may affect the conduct of our business or impose additional regulatory obligations. The description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described.

North American Financial Holdings, Inc. as a Bank Holding Company

Any entity that acquires direct or indirect control of a bank must obtain prior approval of the Federal Reserve to become a bank holding company pursuant to the BHCA. We became a bank holding company in connection with the acquisition of the assets and assumption of certain liabilities of the Failed Banks from the FDIC by our newly chartered bank subsidiary, Capital Bank. As a bank holding company, we are subject to regulation under the BHCA and to examination, supervision and enforcement by the Federal Reserve. While subjecting us to supervision and regulation, we believe that being a bank holding company (as opposed to a non-controlling investor) broadens the investment opportunities available to us among public and private financial institutions, failing and distressed financial institutions, seized assets and deposits and FDIC auctions. Federal Reserve jurisdiction also extends to any company that is directly or indirectly controlled by a bank holding company, such as subsidiaries and other companies in which the bank holding company makes a controlling investment.

Statutes, regulations and policies could restrict our ability to diversify into other areas of financial services, acquire depository institutions and make distributions or pay dividends on our equity securities. They may also require us to provide financial support to any bank that we control, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of a general deterioration in the financial condition of Capital Bank or other depository institutions we control. They may also limit the fees and prices we charge for our consumer services.

Capital Bank, N.A. as a National Bank

Capital Bank is a national bank and is subject to supervision (including regular examination) by its primary banking regulator, the OCC. Retail operations of the bank are also subject to supervision and regulation by the CFPB. Capital Bank’s deposits are insured by the FDIC through the DIF up to applicable limits in the manner and extent provided by law. Capital Bank is subject to the Federal Deposit Insurance Act, as amended (which we refer to as the “FDI Act”), and FDIC regulations relating to deposit insurance and may also be subject to supervision by the FDIC under certain circumstances.

Recent Developments

Capital Bank was originally formed as NAFH National Bank for the purpose of completing the acquisition of the Failed Banks. On April 29, 2011, we combined TIB Financial’s banking subsidiary, TIB Bank, with NAFH National Bank in an all-stock transaction. On June 30, 2011, we combined Capital Bank Corp.’s banking subsidiary, Capital Bank, with NAFH National Bank in an all-stock transaction and, simultaneously with the consummation of the transaction, changed the name of NAFH National Bank to Capital Bank, N.A.

OCC Operating Agreement and FDIC Order

Capital Bank is subject to specific requirements pursuant to the OCC Operating Agreement, which it entered into with the OCC in connection with our acquisition of the Failed Banks. The OCC Operating Agreement requires, among other things, that Capital Bank maintain various financial and capital ratios and provide notice to, and obtain consent from, the OCC with respect to any additional failed bank acquisitions from the FDIC or the appointment of any new director or senior executive officer of Capital Bank.

Capital Bank (and, with respect to certain provisions, the Company) is also subject to the FDIC Order issued in connection with the FDIC’s approval of our applications for deposit insurance for the Failed Banks. The FDIC Order requires, among other things, that during the first three years following our acquisition of the Failed Banks, Capital Bank must obtain the FDIC’s approval before implementing certain compensation plans, submit updated business plans and reports of material deviations from those plans to the FDIC and comply with the applicable requirements of the FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions. Additionally, the FDIC Order requires that Capital Bank maintains Tier 1 common equity (a non-GAAP measure) to total assets of at least ten percent during such three-year period and after such three-year period to remain “well capitalized.” As of September 30, 2011, Capital Bank’s Tier 1 common equity to total assets was 13.8%. Capital Bank’s Tier 1 common equity and Tier 1 capital were equal as of September 30, 2011.

A failure by us or Capital Bank to comply with the requirements of the OCC Operating Agreement or the FDIC Order could subject us to regulatory sanctions; and failure to comply, or the objection, or imposition of additional conditions by the OCC or the FDIC, in connection with any materials or information submitted thereunder, could prevent us from executing our business strategy and negatively impact our business, financial condition, liquidity and results of operations. As of September 30, 2011, Capital Bank was in compliance with all of the material terms of the OCC Operating Agreement and FDIC Order.

Regulatory Notice and Approval Requirements for Acquisitions of Control

We must generally receive federal regulatory approval before we can acquire an institution or business. Specifically, a bank holding company must obtain prior approval of the Federal Reserve in connection with any acquisition that results in the bank holding company owning or controlling more than 5% of any class of voting securities of a bank or another bank holding company. In acting on such applications of approval, the Federal Reserve considers, among other factors: the effect of the acquisition on competition; the financial condition and future prospects of the applicant and the banks involved; the managerial resources of the applicant and the banks involved; the convenience and needs of the community, including the record of performance under the CRA; the effect of the acquisition on the stability of the United States banking or financial system; and the effectiveness of the applicant in combating money laundering activities. Our ability to make investments in depository institutions will depend on our ability to obtain approval of the Federal Reserve. The Federal Reserve could deny our application based on the above criteria or other considerations. We may also be required to sell branches as a condition to receiving regulatory approval, which may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

Federal and state laws impose additional notice, approval and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. These laws include the BHCA and the Change in Bank Control Act. Among other things, these laws require regulatory filings by an investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities.

Subject to rebuttal, an investor is generally presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting securities. If an investor’s ownership of our voting securities were to exceed certain thresholds, the investor could be deemed to “control” us for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Broad Supervision and Enforcement Powers

A principal objective of the U.S. bank regulatory regime is to protect depositors by ensuring the financial safety and soundness of banks and other insured depository institutions. To that end, the Federal Reserve, the OCC and the FDIC have broad supervisory and enforcement authority with regard to bank holding companies and banks, including the power to conduct examinations and investigations, issue cease and desist orders, impose fines and other civil and criminal penalties, terminate deposit insurance and appoint a conservator or receiver. The CFPB similarly has broad regulatory supervision and enforcement authority with regard to consumer protection matters affecting us or our subsidiaries. Bank regulators regularly examine the operations of banks and bank holding companies. In addition, banks and bank holding companies are subject to periodic reporting and filing requirements.

Bank regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of a banking organization’s operations are unsatisfactory. The regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. The regulators have the power to, among other things: enjoin “unsafe or unsound” practices, require affirmative actions to correct any violation or practice, issue administrative orders that can be judicially enforced, direct increases in capital, direct the sale of subsidiaries or other assets, limit dividends and distributions, restrict growth, assess civil monetary penalties, remove officers and directors and terminate deposit insurance.

Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations and supervisory agreements could subject the Company, its subsidiaries and their respective officers, directors and institution-affiliated parties to the remedies described above and other sanctions. In addition, the FDIC may terminate a bank’s depository insurance upon a finding that the bank’s financial condition is unsafe or unsound or that the bank has engaged in unsafe or unsound practices or has violated an applicable rule, regulation, order or condition enacted or imposed by the bank’s regulatory agency.

Interstate Banking

Interstate Banking for State and National Banks

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act (which we refer to as the “Riegle-Neal Act”), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company’s initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state). The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. The Dodd-Frank Act permits a national or state bank, with the approval of its regulator, to open a branch in any state if the law of the state in which the branch is located would permit the establishment of the branch if the bank were a bank chartered in that state. National banks may provide trust services in any state to the same extent as a trust company chartered by that state.

FDIC Statement of Policy on Qualifications for Failed Bank Acquisitions

As the agency responsible for resolving failed depository institutions, the FDIC has discretion to determine whether a party is qualified to bid on a failed institution. The FDIC Policy Statement imposes additional restrictions and requirements on certain “private investors” and institutions to the extent that those investors or institutions seek to acquire a failed institution from the FDIC. The FDIC adopted the FDIC Policy Statement on August 16, 2009, and issued guidance regarding the policy statement on January 6, 2010 and April 23, 2010.

The FDIC Policy Statement includes an exception for investors with 5% or less of the total voting power of an acquired depository institution or its bank holding company, provided there is no evidence of concerted action by such investors. In the FDIC Policy Statement Q&A, the FDIC indicated that it will presume that “concerted action” exists where investors with 5% or less of the total voting power of an acquired depository institution or its bank holding company own greater than two-thirds of the total voting power of such acquired depositary institution or its bank holding company in the aggregate. The FDIC Policy Statement Q&A provides that this presumption may be rebutted if the investors or the placement agent provide sufficient evidence that the investors are not participating in concerted action. In evaluating whether this presumption has been rebutted, the FDIC will consider, among other things: (1) whether each investor was among many potential investors contacted for investment and reached an independent decision to invest in the depositary institution or its bank holding company, (2) whether any investors are managed or advised by a common investment manager or advisor, (3) whether any investors are engaged or anticipate engaging, as part of a group consisting of substantially the same entities as the stockholders of the acquired depository institution or holding company, in substantially the same combination of interests, in any additional banking or non-banking activity in the United States, (4) whether any investor has any significant ownership interest in or the right to acquire shares of any other investor, (5) whether there are any agreements or understandings between any investors for the purpose of controlling the depository institution or its bank holding company, (6) whether any investors (or any directors representing investors) will consult one another concerning the voting of the depository institution’s or its bank holding company’s stock, (7) whether any directors representing a particular investor will represent only the investor which nominated him or her or will also represent additional investors and (8) the primary federal banking regulator’s evaluation of whether any investors are acting in concert for purposes of applying Change in Bank Control Act and the BHCA.

For those institutions and investors to which it applies, the FDIC Policy Statement imposes the following provisions, among others. First, institutions are required to maintain a ratio of Tier 1 common equity to total assets of at least 10% for a period of three years, and thereafter maintain a capital level sufficient to be well capitalized under regulatory standards during the remaining period of ownership of the investors. This amount of capital exceeds that required under otherwise applicable regulatory requirements. Second, investors that collectively own 80% or more of two or more depository institutions are required to pledge to the FDIC their proportionate interests in each institution to indemnify the FDIC against any losses it incurs in connection with the failure of one of the institutions. Third, institutions are prohibited from extending credit to investors and to affiliates of investors. Fourth, investors may not employ ownership structures that use entities domiciled in bank secrecy jurisdictions. The FDIC has interpreted this prohibition to apply to a wide range of non-U.S. jurisdictions. In its guidance, the FDIC has required that non-U.S. investors subject to the FDIC Policy Statement invest through a U.S. subsidiary and adhere to certain requirements related to record keeping and information sharing. Fifth, without FDIC approval, investors are prohibited from selling or otherwise transferring their securities in an institution for a three-year period following the time of certain acquisitions. These transfer restrictions do not apply to open-ended investment companies that are registered under the Investment Company Act, issue redeemable securities and allow investors to redeem on demand. Sixth, investors may not employ complex and functionally opaque ownership structure to invest in institutions. Seventh, investors that own 10% or more of the equity of a failed institution are not eligible to bid for that institution in an FDIC auction. Eighth, investors may be required to provide information to the FDIC, such as with respect to the size of the capital fund or funds, their diversification, their return profiles, their marketing documents, their management teams and their business models. Ninth, the FDIC Policy Statement does not replace or substitute for otherwise applicable regulations or statutes.

Limits on Transactions with Affiliates

Federal law restricts the amount and the terms of both credit and non-credit transactions between a bank and its nonbank affiliates. Transactions with any single affiliate may not exceed 10% of the capital stock and surplus of the bank. For a bank, capital stock and surplus refers to Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for credit losses excluded from Tier 2 capital. The bank’s transactions with any one affiliate, and with all of its affiliates in the aggregate are limited to 10% and 20%, respectively. of the foregoing capital. Transactions that are extensions of credit may require collateral to be held to provide added security to the bank and the types of permissible collateral may be limited. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates, including an expansion of what types of transactions are covered to include credit exposures related to derivatives, repurchase agreements and securities lending arrangements and an increase in the amount of time for which collateral requirements regarding covered transactions must be satisfied.

Bank Holding Companies as a Source of Strength

Federal Reserve law requires that a bank holding company serve as a source of financial and managerial strength to each bank that it controls and, under appropriate circumstances, to commit resources to support each such controlled bank. This support may be required at times when the bank holding company may not have the resources to provide the support.

Under the prompt corrective action provisions, if a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee the bank’s capital restoration plan. In addition, if the Federal Reserve believes that a bank holding company’s activities, assets or affiliates represent a significant risk to the financial safety, soundness or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets or divest the affiliates. The regulators may require these and other actions in support of controlled banks even if such actions are not in the best interests of the bank holding company or its stockholders. Because we are a bank holding company, we (and our consolidated assets) are viewed as a source of financial and managerial strength for any controlled depository institutions, like Capital Bank.

The Dodd-Frank Act also directs federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as sources of financial strength for the institution. The term “source of financial strength” is defined under the Dodd-Frank Act as the ability of a company to provide financial assistance to its insured depository institution subsidiaries in the event of financial distress. The appropriate federal banking agency for such a depository institution may require reports from companies that control the insured depository institution to assess their abilities to serve as sources of strength and to enforce compliance with the source-of-strength requirements. The appropriate federal banking agency may also require a holding company to provide financial assistance to a bank with impaired capital. The Dodd-Frank Act requires that federal banking regulators propose implementing regulations no later than July 21, 2011. Under this requirement, in the future we could be required to provide financial assistance to Capital Bank should it experience financial distress. Based on our ownership of a national bank subsidiary, the OCC could assess us if the capital of Capital Bank were to become impaired. If we failed to pay the assessment within three months, the OCC could order the sale of our stock in Capital Bank to cover the deficiency.

In addition, capital loans by us to Capital Bank will be subordinate in right of payment to deposits and certain other indebtedness of Capital Bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of Capital Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Depositor Preference

The FDI Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If our insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution.

Liability of Commonly Controlled Institutions

FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company and for any assistance provided by the FDIC to an FDIC-insured depository institution that is in danger of default and that is controlled by the same bank holding company. “Default” means generally the appointment of a conservator or receiver for the institution. “In danger of default” means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The cross-guarantee liability for a loss at a commonly controlled institution would be subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability and any obligation subordinated to depositors or general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions).

Dividend Restrictions

The Company is a legal entity separate and distinct from each of its subsidiaries. Our ability to pay dividends and make other distributions may depend upon the receipt of dividends from our bank subsidiary and is limited by federal and state law. The specific limits depend on a number of factors, including the bank’s type of charter, recent earnings, recent dividends, level of capital and regulatory status. The regulators are authorized, and under certain circumstances are required, to determine that the payment of dividends or other distributions by a bank would be an unsafe or unsound practice and to prohibit that payment. For example, the FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized.

Dividends that may be paid by a national bank without the express approval of the OCC are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the OCC, consist of net income less dividends declared during the period. State-chartered subsidiary banks are also subject to state regulations that limit dividends. Nonbank subsidiaries are also limited by certain federal and state statutory provisions and regulations covering the amount of dividends that may be paid in any given year.

Currently, the OCC Operating Agreement prohibits Capital Bank from paying a dividend to us for three years following our acquisition of the Failed Banks and, once the three-year period has elapsed, imposes other restrictions on Capital Bank’s ability to pay dividends, including requiring prior approval from the OCC before any distribution is made.

The ability of a bank holding company to pay dividends and make other distributions can also be limited. The Federal Reserve has authority to prohibit a bank holding company from paying dividends or making other distributions. The Federal Reserve has issued a policy statement that a bank holding company should not pay cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Dodd-Frank Act imposes, and Basel III (described below) once in effect will impose, additional restrictions on the ability of banking institutions to pay dividends.

Regulatory Capital Requirements

In General

Bank regulators view capital levels as important indicators of an institution’s financial soundness. FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. The final supervisory judgment on an institution’s capital adequacy is based on the regulator’s individualized assessment of numerous factors.

As a bank holding company, we are subject to various regulatory capital adequacy requirements administered by the Federal Reserve. In addition, the OCC imposes capital adequacy requirements on our subsidiary bank. The FDIC also may impose these requirements on Capital Bank and other depository institution subsidiaries that we may acquire or control in the future. The FDI Act requires that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on our financial condition.

Quantitative measures, established by the regulators to ensure capital adequacy, require that a bank holding company maintain minimum ratios of capital to risk-weighted assets. There are three categories of capital under the guidelines. With the implementation of the Dodd-Frank Act, certain changes have been made as to the type of capital that falls under each of these categories. For us, as a bank holding company, Tier 1 capital includes common shareholders’ equity, qualifying preferred stock and trust preferred securities issued before May 19, 2010, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock and trust preferred securities not qualifying as Tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). Tier 3 capital includes certain qualifying unsecured subordinated debt. See “—Changes in Laws, Regulations or Policies and the Dodd-Frank Act.”

Under the guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the asset or counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real-estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. A credit conversion factor is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. For certain recourse obligations, direct credit substitutes, residual interests in asset securitization and other securitized transactions that expose institutions primarily to credit risk, the capital amounts and classification under the guidelines are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Banks and bank holding companies currently are required to maintain Tier 1 capital and the sum of Tier 1 and Tier 2 capital equal to at least 6% and 10%, respectively, of their total risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) to be deemed “well capitalized.” The federal bank regulatory agencies may, however, set higher capital requirements for an individual bank or when a bank’s particular circumstances warrant. At this time, the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory change could impose higher capital standards as a routine matter.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the Federal Reserve considers a “tangible Tier 1 leverage ratio” (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or engaging in new activities. In addition, the federal bank regulatory agencies have established minimum leverage (Tier 1 capital to adjusted average total assets) guidelines for banks within their regulatory jurisdictions. These guidelines provide for a minimum leverage ratio of 5% for banks to be deemed “well capitalized.” Our regulatory capital ratios and those of Capital Bank are in excess of the levels established for “well-capitalized” institutions.

As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

In addition, the Dodd-Frank Act requires the federal banking agencies to adopt capital requirements that address the risks that the activities of an institution pose to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. The federal banking agencies may change existing capital guidelines or adopt new capital guidelines in the future pursuant to the Dodd-Frank Act, the implementation of Basel III (described below) or other regulatory or supervisory changes. We cannot be certain what the impact of changes to existing capital guidelines will have on us or Capital Bank.

Basel I, Basel II and Basel III Accords

The current risk-based capital guidelines that apply to us and our subsidiary bank are based on the 1988 capital accord, referred to as Basel I, of the International Basel Committee on Banking Supervision (which we refer to as the “Basel Committee”), a committee of central banks and bank supervisors, as implemented by federal bank regulators. In 2008, the bank regulatory agencies began to phase-in capital standards based on a second capital accord issued by the Basel Committee, referred to as Basel II, for large or “core” international banks and bank holding companies (generally defined for U.S. purposes as having total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Because we do not anticipate controlling any large or “core” international bank in the foreseeable future, Basel II will not apply to us.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. While the timing and scope of any U.S. implementation of Basel III remains uncertain, the following items provide a brief description of the relevant provisions of Basel III and their potential impact on our capital levels if applied to us and Capital Bank.

New Minimum Capital Requirements. Subject to implementation by the U.S. federal banking agencies, Basel III would be expected, among other things, to increase required capital ratios of banking institutions to which it applies, as follows:

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Minimum Common Equity. The minimum requirement for common equity, the highest form of loss absorbing capital, would be raised from the current 2.0% level, before the application of regulatory adjustments, to 3.5% as of January 11, 2013 and 4.5% by January 1, 2015 after the application of stricter adjustments. The “capital conversion buffer”, discussed below, would cause required total common equity to rise to 7.0% by January 1, 2019 (4.5% attributable to the minimum required common equity plus 2.5% attributable to the “capital conservation buffer”).

•	Minimum Tier 1 Capital. The minimum Tier 1 capital requirement, which includes common equity and other qualifying financial instruments based on stricter criteria, would increase from 4.0% to 4.5%

by January 1, 2013, and 6.0% by January 1, 2015. Total Tier 1 capital would rise to 8.5% by January 1, 2019 (6.0% attributable to the minimum required Tier 1 capital ratio plus 2.5% attributable to the capital conservation buffer, as discussed below).

•	Minimum Total Capital. The minimum Total Capital (Tier 1 and Tier 2 capital) requirement would increase to 8.0% (10.5% by January 1, 2019, including the capital conservation buffer).

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Capital Conservation Buffer. The capital conservation buffer would add 2.5% to the regulatory minimum common equity requirement (adding 0.625% during each of the three years beginning in January 1, 2016 through January 1, 2019). The buffer would be added to common equity, after the application of deductions. The purpose of the conservation buffer is to ensure that banks maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. It is expected that, while banks would be allowed to draw on the buffer during such periods of stress, the closer their regulatory capital ratios approach the minimum requirement, the greater the constraints that would be applied to earnings distributions.

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Countercyclical Buffer. Basel III expects regulators to require, as appropriate to national circumstances, a “countercyclical buffer” within a range of 0% to 2.5% of common equity or other fully loss absorbing capital. The purpose of the countercyclical buffer is to achieve the broader goal of protecting the banking sector from periods of excess aggregate credit growth. For any given country, it is expected that this buffer would only be applied when there is excess credit growth that is resulting in a perceived system-wide build up of risk. The countercyclical buffer, when in effect, would be introduced as an extension of the conservation buffer range.

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Regulatory Deductions from Common Equity. The regulatory adjustments (i.e., deductions and prudential filters), including minority interests in financial institutions, mortgage-servicing rights, and deferred tax assets from timing differences, would be deducted in increasing percentages beginning January 1, 2014, and would be fully deducted from common equity by January 1, 2018. Certain instruments that no longer qualify as Tier 1 capital, such as trust preferred securities, also would be subject to phaseout over a 10-year period beginning January 1, 2013.

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Non-Risk-Based Leverage Ratios. These capital requirements are supplemented by a nonrisk-based leverage ratio that will serve as a backstop to the risk-based measures described above. In July 2010, the Governors and Heads of Supervision agreed to test a minimum Tier 1 leverage ratio of 3.0% during the parallel run period. Based on the results of the parallel run period, any final adjustments would be carried out in the first half of 2017 with a view to adopting the 3.0% leverage ratio on January 1, 2018, based on appropriate review and calibration.

Basel III also introduces a non-risk adjusted Tier 1 leverage ratio of 3%, based on a measure of total exposure that includes balance sheet assets, net of provisions and valuation adjustments, as well as potential future exposure to off-balance sheet items, such as derivatives. Basel III also includes both short- and long-term liquidity standards. The phase-in of the new rules is to commence on January 1, 2013, with the phase-in of the capital conservation buffer commencing on January 1, 2016 and the rules to be fully phased-in by January 1, 2019.

In November 2010, Basel III was endorsed by the Group of Twenty (G-20) Finance Ministers and Central Bank Governors and will be subject to individual adoption by member nations, including the United States. On December 16, 2010, the Basel Committee issued the text of the Basel III rules, which presents the details of global regulatory standards on bank capital adequacy and liquidity agreed by the Basel Committee and endorsed by the G-20 leaders. In January 2011, the Basel Committee issued further guidance on the qualification criteria for inclusion in Tier 1 capital. The federal banking agencies will likely implement changes to the current capital adequacy standards applicable to us and our bank subsidiary in light of Basel III. If adopted by federal banking agencies, Basel III could lead to higher capital requirements, including a restrictive leverage ratio and new liquidity ratios. The ultimate impact of the new capital and liquidity standards on us and our bank subsidiary is currently being reviewed and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators.

Prompt Corrective Action

The FDI Act requires federal bank regulatory agencies to take “prompt corrective action” with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution’s treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

Under this system, the federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking regulators have also specified by regulation the relevant capital levels for each of the other categories. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

Federal Reserve Board regulations require that each bank maintain reserve balances on deposits with the Federal Reserve Bank.

Reserve Requirements

Pursuant to regulations of the Federal Reserve, all banks are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Banks.

Deposit Insurance Assessments

FDIC-insured banks are required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. The FDIC recently raised assessment rates to increase funding for the DIF, which is currently underfunded.

The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. In addition, federal deposit insurance for the full net amount of deposits in noninterest-bearing transaction accounts was extended to January 1, 2013 for all insured banks.

The Dodd-Frank Act changes the deposit insurance assessment framework, primarily by basing assessments on an institution’s total assets less tangible equity (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks, as described in detail below. The Dodd-Frank Act also eliminates the upper limit for the reserve ratio designated by the FDIC each year, increases the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

The Dodd-Frank Act requires the DIF to reach a reserve ratio of 1.35% of insured deposits by September 30, 2020. On December 20, 2010, the FDIC raised the minimum designated reserve ratio of DIF to 2%. The ratio is higher than the minimum reserve ratio of 1.35% as set by the Dodd-Frank Act. Under the Dodd-Frank Act, the FDIC is required to offset the effect of the higher reserve ratio on insured depository institutions with consolidated assets of less than $10 billion.

On February 7, 2011, the FDIC approved a final rule on Assessments, Dividends, Assessment Base and Large Bank Pricing. The final rule, mandated by the Dodd-Frank Act, changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Because the new assessment base under the Dodd-Frank Act is larger than the current assessment base, the final rule’s assessment rates are lower than the current rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. In addition, the final rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the DIF reserve ratio exceeds 1.5% but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds. The final rule also determines how the effect of the higher reserve ratio will be offset for institutions with less than $10 billion of consolidated assets.

Continued action by the FDIC to replenish the DIF as well as changes contained in the Dodd-Frank Act may result in higher assessment rates. Capital Bank may be able to pass part or all of this cost on to its customers, including in the form of lower interest rates on deposits, or fees to some depositors, depending on market conditions.

The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency. If deposit insurance for a banking business we invest in or acquire were to be terminated, that would have a material adverse effect on that banking business and potentially on the Company as a whole.

Permitted Activities and Investments by Bank Holding Companies

The BHCA generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks except for activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (which we refer to as the “GLB Act”) expanded the permissible activities of a bank holding company that qualifies as a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to financial activity. Those activities include, among other activities, certain insurance and securities activities. We have not yet determined whether it would be appropriate or advisable in the future to become a financial holding company.

Privacy Provisions of the GLB Act and Restrictions on Cross-Selling

Federal banking regulators, as required under the GLB Act, have adopted rules limiting the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. The rules require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to nonaffiliated third parties. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial services companies and conveyed to outside vendors.

Federal financial regulators have issued regulations under the Fair and Accurate Credit Transactions Act, which have the effect of increasing the length of the waiting period, after privacy disclosures are provided to new customers, before information can be shared among different companies that we own or may come to own for the purpose of cross-selling products and services among companies we own. A number of states have adopted their own statutes concerning financial privacy and requiring notification of security breaches.

Anti-Money Laundering Requirements

Under federal law, including the Bank Secrecy Act, the PATRIOT Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, certain types of financial institutions, including insured depository institutions, must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Among other things, these laws are intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. Financial institutions are prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with non-U.S. financial institutions and non-U.S. customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution’s compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed “cease and desist” orders and civil money penalty sanctions against institutions found to be violating these obligations.

The OFAC is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we or Capital Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, we or Capital Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities.

Consumer Laws and Regulations

Banks and other financial institutions are subject to numerous laws and regulations intended to protect consumers in their transactions with banks. These laws include, among others, laws regarding unfair and deceptive acts and practices and usury laws, as well as the following consumer protection statutes: Truth in Lending Act, Truth in Savings Act; Electronic Funds Transfer Act, Expedited Funds Availability Act, Equal Credit Opportunity Act, Fair and Accurate Credit Transactions Act, Fair Housing Act, Fair Credit Reporting Act, Fair Debt Collection Act, GLB Act, Home Mortgage Disclosure Act, Right to Financial Privacy Act and Real Estate Settlement Procedures Act.

Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general and civil or criminal liability.

The Dodd-Frank Act creates the CFPB, a new independent bureau that will have broad authority to regulate, supervise and enforce retail financial services activities of banks and various non-bank providers. The CFPB will have authority to promulgate regulations, issue orders, guidance and policy statements, conduct examinations and bring enforcement actions with regard to consumer financial products and services. In general, banks with assets of $10 billion or less, such as Capital Bank, will be subject to regulation of the CFPB but will continue to be examined for consumer compliance by their bank regulator. However, given our growth and bank acquisition strategy, if our total assets were to exceed $10.0 billion, then we will become subject to the CFPB’s exclusive examination authority and primary enforcement authority.

The Community Reinvestment Act

The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound operations. The regulators examine banks and assign each bank a public CRA rating. A bank’s record of fair lending compliance is part of the resulting CRA examination report. The CRA then requires bank regulators to take into account the bank’s record in meeting the needs of its service area when considering an application by a bank to establish a branch or to conduct certain mergers or acquisitions. The Federal Reserve is required to consider the CRA records of a bank holding company’s controlled banks when considering an application by the bank holding company to acquire a bank or to merge with another bank holding company.

When we apply for regulatory approval to make certain investments, the regulators will consider the CRA record of the target institution and our depository institution subsidiary. An unsatisfactory CRA record could substantially delay approval or result in denial of an application.

Changes in Laws, Regulations or Policies and the Dodd-Frank Act

Various federal, state and local legislators introduce from time to time measures or take actions that would modify the regulatory requirements or the examination or supervision of banks or bank holding companies. Such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial institutions, all of which could affect our investment opportunities and our assessment of how attractive such opportunities may be. We cannot predict whether potential legislation will be enacted and, if enacted, the effect that it or any implementing regulations would have on our business, results of operations or financial condition.

The Dodd-Frank Act, which was signed into law on July 21, 2010, will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, increased capital, leverage and liquidity requirements and numerous other provisions designed to improve supervision and oversight of the financial services sector. The following items briefly describe some of the key provisions of the Dodd-Frank Act:

•	Source of Strength. The Dodd-Frank Act requires all companies that directly or indirectly control a depository institution to serve as a source of strength for the institution.

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Limitation on Federal Preemption. The Dodd-Frank Act may limit the ability of national banks to rely upon federal preemption of state consumer financial laws. Under the Dodd-Frank Act, the OCC will have the ability to make preemption determinations only if certain conditions are met and on a case-by-case basis. The Dodd-Frank Act also eliminates the extension of preemption to operating subsidiaries of national banks. However, the Dodd-Frank Act preserves certain preemption standards articulated by the U.S. Supreme Court and existing interpretations thereunder, as well as express preemption provisions in other federal laws (such as the Equal Credit Opportunity Act and the Truth in Lending Act) that specifically address the application of state law in relation to that federal law. The Dodd-Frank Act authorizes state enforcement authorities to bring lawsuits under state law against national banks and authorizes suits by state attorney generals against national banks to enforce rules issued by the CFPB. With this broad grant of enforcement authority to states, institutions, including national banks, could be subject to varying and potentially conflicting interpretations of federal law by various state attorney generals, state regulators and the courts.

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Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower’s ability to repay. The Dodd-Frank Act also generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgages and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

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Consumer Financial Protection Bureau. The Dodd-Frank Act creates the CFPB within the Federal Reserve. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank customers. For banking organizations with assets of more than $10 billion, the CFPB has exclusive rulemaking and examination and primary enforcement authority under federal consumer financial laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB.

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Deposit Insurance. The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also provides unlimited deposit coverage for non-interest-bearing transaction accounts until January 1, 2013. Amendments to the FDI Act also revise the assessment base against which an insured depository institution’s deposit insurance premiums paid to DIF will be calculated. Under these amendments, the assessment base will no longer be the institution’s deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

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Transactions with Affiliates and Insiders. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors.

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Corporate Governance. The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

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Interchange Fees. Under the so-called Durbin Amendment of the Dodd-Frank Act, interchange transaction fees that a card issuer receives or charges for an electronic debit transaction must be “reasonable and proportional” to the cost incurred by the card issuer in processing the transaction. Banks that have less than $10 billion in assets are exempt from the interchange transaction fee limitation. On June 29, 2011, the Federal Reserve issued a final rule establishing standards for determining whether the amount of any interchange transaction fee is reasonable and proportional, taking into consideration fraud prevention costs, and prescribing regulations to ensure that network fees are not used, directly or indirectly, to compensate card issuers with respect to electronic debit transactions or to circumvent or evade the restrictions that interchange transaction fees be reasonable and proportional. Under the final rule, the maximum permissible interchange fee that an issuer may receive for an electronic debit will be the sum of $0.21 per transaction and five basis points multiplied by the value of the transaction. The Federal Board also approved on June 29, 2011 an interim final rule that allows for an upward adjustment of no more than $0.01 to an issuer’s debit card interchange fee if the issuer develops and implements policies and procedures reasonably designed to achieve certain fraud-prevention standards set out in the interim final rule. The Dodd-Frank Act also bans card issuers and payment card networks from entering into exclusivity arrangements for debit card processing and prohibits card issuers and payment networks from inhibiting the ability of merchants to direct the routing of debit card transactions over networks of their choice. Finally, merchants will be able to set minimum dollar amounts for the use of a credit card and provide discounts to consumers who pay with various payment methods, such as cash.

Many of the requirements of the Dodd-Frank Act will be implemented over time, and most will be subject to regulations implemented over the course of several years. Given the uncertainty surrounding the manner in which many of the Dodd-Frank Act’s provisions will be implemented by the various regulatory agencies and through regulations, the full extent of the impact on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. In connection with the Capital Bank Corp. and Green Bankshares investments, we agreed to appoint two Capital Bank Corp. board members and Green Bankshares board members, respectively, to our Board of Directors. The following table also sets forth information regarding the legacy directors of the Capital Bank Corp. and Green Bankshares boards that we intend to appoint to these positions in the future. See “Business—Our Acquisitions.”

Name	Age	Position
Current Executive Officers:
R. Eugene Taylor	64	Chairman and Chief Executive Officer
Christopher G. Marshall	52	Chief Financial Officer
R. Bruce Singletary	61	Chief Risk Officer
Kenneth A. Posner	48	Chief of Investment Analytics and Research

Current Directors:
R. Eugene Taylor	64	Chairman and Chief Executive Officer
Richard M. DeMartini	59	Director
Peter N. Foss	68	Director
William A. Hodges	62	Director
Jeffrey E. Kirt	38	Director
Marc D. Oken	65	Director

Prospective Directors:
Oscar A. Keller III	67	Capital Bank Corp. Director
Charles F. Atkins	62	Capital Bank Corp. Director
Martha M. Bachman	56	Green Bankshares Director
Samuel E. Lynch	52	Green Bankshares Director

Executive Officers

R. Eugene Taylor, Chairman and Chief Executive Officer

Gene Taylor has served as Chairman of our Board of Directors and as our Chief Executive Officer since our founding in 2009. Mr. Taylor spent 38 years at Bank of America Corp. and its predecessor companies, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking. Mr. Taylor also served on Bank of America’s Risk & Capital and Management Operating Committees. He originally joined Bank of America in 1969 as a credit analyst. He served in branch offices, marketing and management positions across North Carolina and Florida. In 1990, Mr. Taylor was named President of the Florida Bank and, in 1993, President of NationsBank Corp. in Maryland, Virginia and the District of Columbia. In 1998, Mr. Taylor was appointed to lead Consumer and Commercial Banking operations in the legacy Bank of America Western U.S. footprint. He subsequently returned to Charlotte, North Carolina to create a national banking unit and, in 2001, was named President of Bank of America Consumer & Commercial Banking. In 2004, Mr. Taylor assumed responsibility for the organization’s combined commercial banking businesses known as Global Business & Financial Services, before being named Vice Chairman of Bank of America and President of Global Corporate & Investment Banking in 2005. Most recently, Mr. Taylor served as a Senior Advisor at Fortress Investment Group LLC. Mr. Taylor serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University. Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualifies him to serve as the Chairman of our Board of Directors.

Christopher G. Marshall, Chief Financial Officer

Chris Marshall has served as our Chief Financial Officer since our founding in 2009. From May to October 2009, Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer at GMAC, Inc. From July 2008 through March 2009, he also served as an advisor to The Blackstone Group L.P., providing advice and analysis for potential investments in the banking sector. From 2006 through 2008 Mr. Marshall served as the Chief Financial Officer of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006. Mr. Marshall also served as Bank of America’s Chief Financial Officer of the Consumer Products Group from 2003 to 2004, Chief Operating Officer of Technology and Operations from 2002 to 2003 and Chief Financial Officer of Technology and Operations from 2001 to 2002. Prior to joining Bank of America, Mr. Marshall served as Chief Financial Officer and Chief Operating Officer of Honeywell International Inc. Global Business Services from 1999 to 2001, where he was a key member of the integration team for the merger with AlliedSignal Inc., overseeing the integration of all finance, information technology and corporate and administrative functions. From 1995 to 1999, he served as Chief Financial Officer of AlliedSignal Technical Services Corporation. Prior to that, from 1987 to 1995, Mr. Marshall held several managerial positions at TRW, Inc. Mr. Marshall serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

R. Bruce Singletary, Chief Risk Officer

Bruce Singletary has served as our Chief Risk Officer since our founding in 2009. Mr. Singletary spent 32 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia in 1974. He served in various middle market line and credit functions. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank Corp. in January 1992 after its acquisition by North Carolina National Bank, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank Corp. from 1992 to 1998 alongside Mr. Taylor, who served as President of this region from 1993 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the southeastern region of the United States. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Master of Business Administration degree from Georgia State University.

Kenneth A. Posner, Chief of Investment Analytics and Research

Ken Posner has served as our Chief of Investment Analytics since our founding in 2009. Mr. Posner served as a consultant to Fortress Investment Group LLC from 2008 through most of 2009, where he developed acquisition strategies for distressed banks and thrifts, conducted due diligence of specific targets and prepared business plans for bank acquisition targets. Prior to Fortress, Mr. Posner was a Managing Director of Morgan Stanley, where from 1995 through 2008, he was an equity research analyst conducting research and recommending equity, debt and derivative investment strategies for a wide range of financial services firms. From 1985 to 1989, he served in the United States Army rising to the rank of Captain. Mr. Posner earned a Bachelor of Arts degree in English from Yale College, a Master of Business Administration with honors from the University of Chicago and previously received the Certified Public Accountant, Chartered Financial Analyst and Financial Risk Management designations.

Board of Directors

Our Board of Directors currently consists of six members, Messrs. Taylor, DeMartini, Foss, Hodges, Kirt and Oken. All of the directors other than Mr. Taylor qualify as independent directors under the corporate governance standards of Nasdaq. Beginning at our next annual meeting, each member of our Board of Directors will serve a one-year term or until their successor has been elected and qualified.

Richard M. DeMartini

Richard DeMartini has been a member of our Board of Directors since our founding in 2009. Mr. DeMartini joined Crestview Partners in 2005 and became a Managing Director of Crestview in 2006. Mr. DeMartini currently serves as a director of Munder Capital Management, a registered investment adviser, and is on the Board of Directors of Martin Currie Ltd., a UK registered investment advisory firm, which are Crestview Partners portfolio companies. Mr. DeMartini also serves as a director of Partners Capital. Mr. DeMartini retired as President of Bank of America’s Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America, which he joined in 2001. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management, Co-President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of Directors of The NASDAQ Stock Market, Inc. and Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. Mr. DeMartini earned a Bachelor of Science degree in Marketing from San Diego State University.

Mr. DeMartini’s extensive experience as both an investor in and executive of financial institutions qualifies him to serve on our Board of Directors. His experience helps us to identify investment opportunities and manage both growth and risk in our existing business. Mr. DeMartini serves as the representative of Crestview-NAFH, LLC (who we refer to as “Crestview-NAFH”) on our Board of Directors. See “Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.”

Peter N. Foss

Peter Foss has been a member of our Board of Directors since our founding in 2009. Mr. Foss has been President of the General Electric Company’s Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss is General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 32 years and, prior to his current position, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970s, was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss’s extensive managerial and sales experience qualifies him to serve on our Board of Directors. His experience assists us in developing plans to expand and energize our sales and marketing activities.

William A. Hodges

Bill Hodges has been a member of our Board of Directors since our founding in 2009. Mr. Hodges has been President and Owner of LKW Properties LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for over 30 years in various functions at Bank of America and its predecessors. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to Bank of America’s merger with NationsBank Corp., he served as Washington, D.C. Market President and Head of MidAtlantic Commercial Banking for NationsBank Corp. from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank, where he worked for 20 years in various roles, including Chief Credit Officer of Florida operations and as manager of the Real Estate Banking and Special Assets Groups. Mr. Hodges serves as a director of Capital Bank Corp., TIB Financial and Green Bankshares, our three subsidiary bank holding companies in which we have a controlling interest. Mr. Hodges earned a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and a Master of Business Administration degree in finance from Georgia State University.

Mr. Hodges’s substantial experience in the banking and real estate sectors qualifies him to serve on our Board of Directors.

Jeffrey E. Kirt

Jeffrey Kirt has been a member of our Board of Directors since 2010. Mr. Kirt is a Managing Director at Oak Hill Advisors, L.P. where he has responsibility for investment research and analysis in several sectors including financials, aerospace, autos, defense and transportation. In addition, he has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leveraged Finance and High Yield Capital Markets groups at UBS Securities, LLC and the High Yield Capital Markets group at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Boards of Directors of Avolon Aerospace Ltd. and Cooper-Standard Holdings, Inc.

Mr. Kirt’s finance and investment experience assists us in identifying future investment opportunities and qualifies him to serve on our Board of Directors. Mr. Kirt serves as the representative of certain affiliates of Oak Hill Advisors, L.P. (who we collectively refer to as “Oak Hill”) on our Board of Directors. See “Certain Relationships and Related Party Transactions—Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.”

Marc D. Oken

Marc Oken has been a member of our Board of Directors since our founding in 2009. Mr. Oken is the Co-Founder and Managing Partner of Falfurrias Capital Partners and he currently oversees the operations of the firm. Mr. Oken is the former Chief Financial Officer of Bank of America. Also, during his tenure with Bank of America as a senior financial executive, Mr. Oken had significant involvement in all of Bank of America’s acquisition activities. In the Fleet Boston Financial Corporation and MBNA acquisitions, he held the additional role of Transition Executive and was responsible for integration of the companies. Prior to his career with Bank of America, Mr. Oken was a Partner with Price Waterhouse and served as a Professional Accounting Fellow at the SEC. Mr. Oken is the Chairman of the Board of Directors of Bojangles’, a private company controlled by a Falfurrias Capital-led investor group. He also serves on the Board of Directors of Marsh & McLennan Companies, Sonoco Products Company and is a former director of Star Scientific, Inc. Mr. Oken earned a Bachelor of Science degree in Business Administration from Loyola College and obtained a Master of Business Administration degree from the University of West Florida.

Mr. Oken’s qualifications to serve on our Board of Directors include his extensive experience integrating acquisitions as well as his expertise in financial and accounting matters for complex organizations.

In connection with the Capital Bank Corp. and Green Bankshares investments, we agreed to appoint two Capital Bank Corp. board members and Green Bankshares board members, respectively, to our Board of Directors. Below is a description of these legacy directors of the Capital Bank Corp. and Green Bankshares boards that we intend to appoint to these positions in the future. See “Business—Our Acquisitions.”

Oscar A. Keller III

Oscar A. Keller, III has served as a director of Old Capital Bank since its inception in 1997 and as a director of Capital Bank Corp. since its inception, and as Chairman of the board of directors of Capital Bank Corp. from Capital Bank Corp.’s inception through the closing of our investment in Capital Bank Corp. He also serves as a director of Capital Bank Foundation, Inc. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility founded in 1991 in Chicago, Illinois and in Sanford, North Carolina. Mr. Keller attended the University of North Carolina School of Public Health and continues to develop and construct healthcare and retirement homes and apartments across North Carolina. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee.

During his term as Chairman of the board of directors of Capital Bank Corp., Mr. Keller has had the opportunity to develop extensive knowledge of Capital Bank Corp.’s business, history and organization which, along with his personal experience in markets that we serve, has supplemented his ability to effectively contribute as a director. Mr. Keller is a founder of the Old Capital Bank and a well regarded community leader in Sanford, North Carolina.

Charles F. Atkins

Charles F. Atkins has served as a director of Old Capital Bank since its inception in 1997 and was elected to serve as a director of Capital Bank Corp. in 2003. He is currently, and has been for the past 21 years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Mr. Atkins has substantial experience with community banking, as he was an organizer of Old Capital Bank, and in his position with a real estate development company has developed an extensive understanding of certain real estate markets in which we make loans. During his tenure with Capital Bank Corp., he has obtained knowledge of Capital Bank Corp.’s business, history and organization, which has enhanced his ability to serve as director.

Martha M. Bachman

Martha M. Bachman began her professional career in 1980 as an owner/co-owner of a successful retail, non-public company in Northeast Tennessee which was sold in 2007. She currently provides financial consulting to her family’s other personal enterprises including rental properties, investments and other holdings. Ms. Bachman’s family has been closely affiliated with Green Bankshares for over two generations which provides a strong historical connection between the local community and Capital Bank. Ms. Bachman has extensive experience as a successful business owner and also provides expertise in matters relating to the retail industry.

Samuel E. Lynch

Samuel E. Lynch has served as a director of Green Bankshares since 2008. Dr. Lynch is founder of BioMimetic and has been its President, CEO and a director since inception in 1999. BioMimetic is a public biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration. He also served as chairman of the board of BioMimetic from inception until August 2005. Dr. Lynch has spent his career in health care management, product development, and earlier in academic medicine/dentistry, including research and patient care. He received his Doctorate of Medical Sciences and Specialty in Periodontology from the Harvard Medical and Dental Schools, respectively, as well as a Doctorate of Dental Medicine from Southern Illinois University School of Dental Medicine. He has published and lectured extensively worldwide and is a co-inventor of BioMimetic’s technologies. Dr. Lynch’s experience as the president and chief executive officer of a registered public company offers management experience, leadership capabilities, financial knowledge and business acumen.

Committees of Our Board of Directors

Audit Committee

The members of the Audit Committee are Messrs. Foss, Hodges and Kirt, each of whom is an “independent” member of our Board of Directors as defined under the Nasdaq rules and Rule 10A-3 of the Exchange Act. Mr. Foss is the chairperson of our Audit Committee. Mr. Kirt serves as our Audit Committee “financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 and has experience that results in his financial sophistication as defined under the Nasdaq rules.

Our Audit Committee is responsible for, among other things:

•	reviewing our financial statements, significant accounting policies changes, material weaknesses identified by outside auditors and risk management issues;

•

serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance of our internal audit function;

•	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors;

•	discussing any disagreements between our management and the outside auditors regarding our financial reporting; and

•	preparing the Audit Committee report for inclusion in our proxy statement for our annual meeting.

Risk Committee

The members of the Risk Committee are Messrs. Hodges, Kirt and Taylor. Mr. Hodges is the chairperson of our Risk Committee. Among other things, our Risk Committee is responsible for:

•	overseeing our enterprise-wide risk management practices;

•

monitoring and reviewing with management our risk tolerance, ways in which risk is measured and major risk exposures, including any risk concentrations and risk interrelationships, as well as the likelihood of occurrence, the potential impact of those risks and mitigating measures; and

•

meeting periodically with management to discuss our risk policies and the steps taken to ensure appropriate processes are in place to identify, manage and control risks associated with our business objectives.

Compensation Committee

The members of the Compensation Committee are Messrs. DeMartini, Foss and Oken, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Oken is the chairperson of our Compensation Committee.

Among other things, our Compensation Committee is responsible for:

•	determining the compensation of our executive officers and board;

•	reviewing our executive compensation policies and plans, including performance goals;

•	administering and implementing our equity compensation plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

During 2010, our Compensation Committee consisted of Messrs. DeMartini, Foss and Oken. None of them has at any time been an officer or employee of the Company or had any relationship with us of the type that is required to be disclosed under Item 404 of Regulation S-K. Except as set forth in the following sentence, none of our executive officers serves or has served as a member of a board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Mr. Taylor serves as a member of our Board of Directors and also serves on the Compensation Committee for TIB Financial and the Executive Committees (which oversee compensation) of both Capital Bank Corp. and Green Bankshares.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. DeMartini, Kirt and Oken, each of whom qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC, Nasdaq and the Internal Revenue Service. Mr. Kirt is the chairperson of our Nominating and Governance Committee.

Among other things, the Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or re-election to our Board of Directors;

•	assessing the performance of the Board of Directors; and

•	monitoring our corporate governance principles and practices.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics (which we refer to as the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available free of charge upon written request to Nancy A. Snow, Capital Bank Corp., 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Compensation Discussion and Analysis

Executive Compensation

The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who appear in the “—Summary Compensation Table” below (who we refer to collectively throughout this section as our “named executive officers”). Our named executive officers for the fiscal year ended December 31, 2010 were:

•	R. Eugene Taylor, President and Chief Executive Officer;

•	Christopher G. Marshall, Chief Financial Officer;

•	R. Bruce Singletary, Chief Risk Officer; and

•	Kenneth A. Posner, Chief of Investment Analytics and Research.

Executive management and the Compensation Committee of our Board of Directors work together to establish, review and evaluate our compensation plans, policies and programs. The Compensation Committee is comprised entirely of independent directors and administers the executive compensation program in a manner consistent with our compensation philosophy. The Compensation Committee, which is generally responsible for the design and administration of our executive compensation program, acts independently, yet in conjunction with the Board of Directors and executive management, and maintains a philosophy that encompasses both long-term and short-term objectives while discouraging excessive risk taking.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. The primary components of compensation that support this philosophy are:

•

Align executive compensation with stockholder value. Within our overall compensation strategy, we utilize equity compensation tools to align the financial interests and objectives of our named executive officers with those of our stockholders.

•

Attract, retain and motivate high-performing executive talent. We operate in a competitive employment environment and our employees, led by our named executive officers, are essential to our success. The compensation of our named executive officers, while designed to be competitive within the marketplace for similar positions with bank holding companies of comparable size, is also designed to motivate the named executive officers to maximize our performance.

•

Link pay to performance. Our compensation program is designed to provide a strong correlation between the performance of the named executive officers and the compensation they receive. We do this by utilizing a compensation program designed to reward our executives based on our overall performance and the executives’ abilities to achieve the performance priorities set forth by the Compensation Committee.

Setting Executive Compensation

Determination of Executive Compensation

The compensation of our named executive officers is largely based on arrangements that were negotiated at the time of our private placements. The founding members of the executive management team directly negotiated the terms of their compensation with the investors at that time. The foundation for the total compensation packages offered to our named executive officers is based on an assessment of each named executive officer’s individual responsibilities, a determination of the executives’ contributions to our performance and to our success in reaching our strategic goals. Compensation paid in the financial sector generally and in bank holding companies in particular, is discussed by the Compensation Committee in determining compensation for our named executive officers.

Executive management provides input as to our strategic goals for future performance periods, which could affect their annual compensation. However, the Compensation Committee carefully reviews the recommended levels before giving its final approval to such strategic goals. The combination of the proposal from executive management and the Compensation Committee’s review is essential in order to ensure that the goals are set accurately to provide our named executive officers with goals that are set at a high level and are motivating, but are also obtainable.

Compensation Mix

The compensation arrangements offered to our named executive officers are meant to be balanced packages that provide adequate and competitive compensation for the individual named executive officer’s position in the

Company. The mix of compensation elements is intended to provide the named executive officers with a steady source of income, encourage and reward achievement of short-term and long-term performance objectives, align executives’ interests with those of stockholders and promote retention.

Role of Compensation Committee

The Compensation Committee is responsible for setting compensation for our named executive officers. While some of the key terms of each named executive officer’s compensation were determined at the time of our private placements, the Compensation Committee sets performance goals for our named executive officers and reviews all other compensation and benefits for the named executive officers on an annual basis. None of the members of the Compensation Committee in 2010 has at any time been an officer or employee of the Company.

Role of Compensation Consultant

We did not engage a compensation consultant in 2010. However, we may revisit the use of a compensation consultant following completion of this offering.

Benchmarking

Our Board of Directors does not currently use benchmarking or peer group analysis in making compensation decisions. However, we may revisit the use of benchmarking and peer group analysis following the completion of this offering.

Compensation Risk Oversight

While our Compensation Committee is responsible for the oversight of our compensation of employees and directors, our Audit Committee is responsible for our risk management, including risk as it relates to compensation. Additionally, Mr. Singletary, our Chief Risk Officer, is responsible for developing a risk management framework to identify, manage and mitigate our risks, including compensation practices. In addition, we are subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. Based on a review by the Audit Committee and our Board of Directors, we do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Principal Components of Compensation

The principal components of our executive compensation program applicable to our named executive officers for the fiscal year ended December 31, 2010 were as follows:

Base Salary

Base salaries for our named executive officers are designed to compensate the executive for scope of responsibilities and consideration is given to the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves, while remaining generally competitive with the base salary ranges at other banking organizations.

Annual Bonus Program

Our named executive officers currently participate in a discretionary annual bonus program. In awarding discretionary bonus payments, the Compensation Committee considers a variety of factors, including a review of the performance of our named executive officers during the applicable performance year in achieving certain performance targets and the past, present and expected future contributions of an employee to our overall success and the safety and soundness of the organization. The specific factors considered by the Compensation Committee in evaluating those contributions may include, among other things: overall individual performance, organizational performance, achievement of specific milestones, individual contribution to organizational performance and level of individual responsibilities. For the majority of 2010, we did not have any operations and, as a result, no specific milestones were established for or communicated to our named executive officers in 2010. It is anticipated that in the future the Compensation Committee will consider whether to set specific operating milestones (including, but not limited to, successful acquisition of target companies, generating organic loan and deposit growth) when establishing its annual bonus program for named executive officers. Once established, the relevant factors that the Compensation Committee will consider in a performance year will be communicated to the named executive officers prior to, or at, the beginning of the applicable performance period, at which time the achievement of such performance levels is substantially uncertain. In making its annual bonus determination for named executive officers, the Compensation Committee considers individual and company performance but does not predetermine the applicable considerations, quantify the weight given to any specific performance goal or otherwise follow a formulaic calculation. Rather, the Compensation Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

Long-Term Incentive Program

Our named executive officers may be awarded equity awards at the discretion of the Compensation Committee under the 2010 Equity Incentive Plan, which was adopted in connection with our private placements and is more fully described below. Stock options and shares of restricted stock were granted in March 2011 under the 2010 Equity Incentive Plan in order to provide the Chief Executive Officer and other named executive officers with long-term incentives for profitable growth and to further align the interests of our named executive officers with the interests of our stockholders. These equity awards are structured to be long-term rewards, thereby increasing the performance and retention of our named executive officers.

The stock options granted to our named executive officers in March 2011 will, subject to continuous employment through the applicable vesting date, vest in two equal installments, with one half of the options vesting on December 22, 2011 and the other half vesting on December 22, 2012. Our named executive officers were also granted shares of restricted stock in March 2011 that are subject to performance vesting. The performance vesting is based on our reaching specified incremental share prices in order for the shares of restricted stock to vest. The vesting of all of our equity awards is contingent upon achieving a qualified investment transaction, which was achieved on September 30, 2010.

Benefits

Our named executive officers are not entitled to any perquisites. Named executive officers are provided with benefits, including participation in our 401(k) defined contribution program and insurance benefit programs, that are offered to other eligible employees.

2010 Compensation for Our Named Executive Officers

Base Salary

Base salaries for our named executive officers for 2010 were as follows: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; and Mr. Posner—$225,000.

Annual Cash Bonuses

Our named executive officers each received annual cash bonuses at target level based on performance in 2010. Based on an assessment of the performance of the named executive officer in relation to our performance, the achievement of certain milestones and individual performance of each of the named executive officers, the Compensation Committee approved the following discretionary annual bonus payments for 2010: Mr. Taylor—$650,000; Mr. Marshall—$438,000; Mr. Singletary—$300,000; and Mr. Posner—$225,000.

In making its annual bonus determination for named executive officers, the Compensation Committee considers individual and company performance but does not predetermine the applicable considerations, quantify the weight given to any specific performance goal or otherwise follow a formulaic calculation. Rather, the Compensation Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

Long-Term Incentive-Based Compensation

All of the equity awards that have been granted to our named executive officers were granted under the 2010 Equity Incentive Plan adopted in connection with our private placements as set forth below. We granted equity awards to our named executive officers in accordance with the terms of the private placements in order to further align their interests and objectives with those of our stockholders.

No long-term incentive-based compensation was granted to our named executive officers in 2010.

In March 2011, we granted stock options and performance-based restricted stock to each of the named executive officers in the following amounts:

•	Mr. Taylor—stock option to acquire 1,251,112 shares and 536,191 shares of restricted stock;

•	Mr. Marshall—stock option to acquire 469,167 shares and 201,072 shares of restricted stock;

•	Mr. Singletary—stock option to acquire 312,778 shares and 134,048 shares of restricted stock; and

•	Mr. Posner—stock option to acquire 78,194 shares and 33,512 shares of restricted stock.

The stock options granted to named executive officers in March 2011 vest in two equal installments, with one half of the options vesting on December 22, 2011 and the other half vesting on December 22, 2012. The performance-based restricted stock vest in three tranches based on the achievement of specified share prices. One-third of the shares of restricted stock vest if our share price equals or exceeds $25 per share, an additional one-third of the shares of restricted stock vest if our share price equals or exceeds $28 per share and the final third of the shares of restricted stock vest if our share price equals or exceeds $32 per share (with the per share prices based on the average closing price of a share of our common stock on the applicable exchange for any consecutive 30-day trading period). The vesting of all of these equity awards is contingent upon achieving a qualified investment transaction, which was achieved on September 30, 2010.

Employment Agreements

Effective December 22, 2009, we entered into an employment agreement with Mr. Taylor. The employment agreement, which is more fully described in “—Employment Agreements with Named Executive Officers” below, provides for an annual base salary, bonus opportunity, terms relating to his initial equity grants and severance. Upon a termination of employment without “cause” (as defined below), resignation for “good reason” (as defined below) or termination of employment due to death or disability, Mr. Taylor is entitled to two times the sum of his annual base salary and the greater of his target annual incentive award and the annual incentive award paid in the prior year. Mr. Taylor’s severance provisions are more fully described in “—Potential Payments upon Termination or Change-in-Control” below.

It is currently expected that prior to the completion of this offering the Company will enter into agreements with each of Messrs. Marshall, Singletary and Posner that, among other things, will provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, similar to those under Mr. Taylor’s agreement.

Stock Ownership Guidelines

In connection with our private placements, each of the named executive officers purchased shares of our common stock. Because the common stock is not publicly traded and is subject to certain transfer limitations pursuant to a subscription agreement, the named executive officers are limited in their ability to divest themselves of the equity and, as a result, are essentially subject to equity ownership requirements. See “Certain Relationships and Related Party Transactions—Agreements with our Founders.” Once the provisions of the subscription agreement are satisfied, the named executive officer will no longer have any transfer limitation on the common stock acquired in our private placements. Our directors and executive officers do not have any other stock ownership guidelines.

Section 162(m)

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary and bonus compensation in order to maintain the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. Transition provisions under Section 162(m) may apply for a transition period following the completion of this offering to certain compensation arrangements that were entered into by a corporation before it was publicly held.

Compensation Program Following this Offering

The design of our compensation program following this offering is an ongoing process, however, we expect that our compensation program will continue to be based on the same general principles. We believe that, following this offering, we will have more flexibility in designing compensation programs to attract, motivate and retain our executives, including permitting us to regularly compensate executives with non-cash compensation reflective of our stock performance in relation to a comparative group in the form of publicly traded equity.

Summary Compensation Table

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth the total compensation paid or accrued during the fiscal year ending on December 31, 2010, for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Eugene Taylor,
Chairman and Chief Executive Officer	2010	650,000	650,000	–	–	–	–	–	1,300,000
Christopher G. Marshall,
Chief Financial Officer	2010	438,000	438,000	–	–	–	–	–	876,000
R. Bruce Singletary,
Chief Risk Officer	2010	300,000	300,000	–	–	–	–	–	600,000
Kenneth A. Posner,
Chief of Investment Analytics and Research	2010	225,000	225,000	–	–	–	–	–	450,000

(1)

No stock awards or option awards were granted to the named executive officers in 2009 or 2010. In March of 2011, each of our named executive officers was granted stock options and performance-based restricted stock. These grants are more fully described in “—Grants of Plan-Based Awards” below.

Grants of Plan-Based Awards

No plan-based awards were granted to named executive officers during 2010.

In March of 2011, we granted stock options and performance-based restricted stock to each of the named executive officers in the following amounts:

•	Mr. Taylor—stock option to acquire 1,251,112 shares and 536,191 shares of restricted stock;

•	Mr. Marshall—stock option to acquire 469,167 shares and 201,072 shares of restricted stock;

•	Mr. Singletary—stock option to acquire 312,778 shares and 134,048 shares of restricted stock; and

•	Mr. Posner—stock option to acquire 78,194 shares and 33,512 shares of restricted stock.

The stock options granted to named executive officers in March 2011 vest in two equal installments, with one half of the options vesting on December 22, 2011 and the other half vesting on December 22, 2012. The performance-based restricted stock vest in three tranches based on the achievement of specified share prices. One-third of the shares of restricted stock vest if our share price equals or exceeds $25 per share, an additional one-third of the shares of restricted stock vest if our share price equals or exceeds $28 per share and the final third of the shares of restricted stock vest if our share price equals or exceeds $32 per share (with the per share prices based on the average closing price of a share of our common stock on the applicable exchange for any consecutive 30-day trading period). The vesting of all of these equity awards is contingent upon achieving a qualified investment transaction, which was achieved on September 30, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

There were no equity awards outstanding on December 31, 2010 for our named executive officers.

In March of 2011, each of our named executive officers was granted stock options and performance-based restricted stock. These grants are more fully described in “—Grants of Plan-Based Awards” above.

Employment Agreements with Named Executive Officers

Mr. Taylor’s Employment Agreement

Effective December 22, 2009, we entered into a three-year employment agreement with Mr. Taylor, our Chief Executive Officer, that will automatically renew for a one-year period following the expiration of the initial three-year term and for additional one-year periods after each subsequent anniversary, unless either party provides a notice of non-renewal 90 days prior to the expiration of the initial term or any subsequent term. The employment agreement provides that Mr. Taylor will receive an annual base salary of $650,000, an annual bonus with a target opportunity of 100% of his annual base salary, the actual amount of which is to be determined by the Compensation Committee and Mr. Taylor will participate in the same benefit programs as our other employees. Pursuant to the terms of his employment agreement, Mr. Taylor was granted 1,251,112 stock options, 50% of which will vest on December 22, 2011 and the remaining 50% of which will vest on December 22, 2012. Additionally, Mr. Taylor received 536,191 shares of restricted common stock, which vest based on the achievement of performance goals relating to increases in the price of a share of common stock (with 33.3% (178,730) of the performance shares vesting when our stock price equals or exceeds $25 per share, 33.3% (178,730) of the performance shares vesting when our stock price equals or exceeds $28 per share and 33.3% (178,731) of the performance shares vesting when our stock price equals or exceeds $32 per share). The vesting of Mr. Taylor’s restricted shares is also subject to his continued employment with us and the occurrence of a qualified investment transaction, which occurred on September 30, 2010. In the event of the termination of Mr. Taylor’s employment by us without “cause”, by Mr. Taylor for “good reason” or due to death or disability, Mr. Taylor would be entitled to severance and accelerated vesting of certain equity awards. Mr. Taylor’s employment agreement also provides that Mr. Taylor will be subject to restrictive covenants, including noncompetition and nonsolicitation of employees or customers, while employed by us and for the one-year period following his termination of employment with us. The severance provisions of Mr. Taylor’s employment agreement are more fully described in “—Potential Payments upon Termination or Change-in-Control” below.

Employment Agreements with Other Named Executive Officers

It is currently expected that, prior to the completion of this offering, we will enter into agreements with each of Messrs. Marshall, Singletary and Posner that, among other things, will provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, similar to those under Mr. Taylor’s agreement.

Potential Payments upon Termination or Change-in-Control

Termination of Employment

Severance Under Mr. Taylor’s Employment Agreement. If Mr. Taylor’s employment is terminated (1) by us without “cause” or due to “disability” (as defined below), (2) by Mr. Taylor for “good reason” or (3) upon Mr. Taylor’s death during the employment period, subject to his execution (other than upon his death) and nonrevocation of a release of claims against us and our affiliated entities, Mr. Taylor will be entitled to be paid any earned but unpaid base salary and bonuses and a lump sum cash amount equal to the sum of (a) two times his annual base salary immediately prior to the date of the qualifying termination and (b) two times the higher of his target annual bonus for the year of termination and the annual bonus paid or payable to Mr. Taylor in respect of the year prior to the year of the qualifying termination. In addition, upon a qualifying termination, all of Mr. Taylor’s unvested outstanding stock options granted under his employment agreement will immediately vest and 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted under Mr. Taylor’s employment agreement will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule.

Mr. Taylor is subject to noncompetition and nonsolicitation restrictions while employed by us and for one year following a termination of his employment and is subject to a standard, ongoing confidentiality obligation.

In addition, Mr. Taylor may be entitled to a golden parachute excise tax gross-up payment in certain cases. However, in the event that the total parachute payments made to Mr. Taylor do not exceed a certain threshold (110% of his base amount (as defined in Section 280G of the Internal Revenue Code)), payment to him will be cut back so that no excise tax is imposed.

Severance for Other Named Executive Officers. As of December 31, 2010, our named executive officers other than Mr. Taylor were not eligible for severance upon any termination of employment. It is currently expected that, prior to the completion of this offering, we will enter into agreements with each of Messrs. Marshall, Singletary and Posner that, among other things, will provide for cash severance benefits equal to 1.5 times the executive’s base salary and target bonus and 18 months of welfare benefits continuation upon a qualifying termination of employment and contain a golden parachute excise tax gross-up provision and restrictive covenants, including non-competition and employee and customer non-solicitation restrictions, similar to those under Mr. Taylor’s agreement.

Vesting of Equity Awards Held by Named Executive Officers under the 2010 Equity Incentive Plan. The employment agreement with Mr. Taylor provides that upon a termination of employment by us without “cause”, a resignation of employment by him for “good reason” or termination of employment due to death or disability, all of the unvested outstanding stock options granted to Mr. Taylor will immediately vest and 50% of each tranche of unvested performance shares granted under his employment agreement will immediately vest. The remaining portion of the unvested performance shares granted to Mr. Taylor will remain outstanding and continue to be eligible to vest based on the achievement of the performance goals pursuant to the current vesting schedule. Pursuant to the terms of the equity award agreements with Messrs. Marshall, Singletary and Posner, upon a termination of employment for any reason, equity awards that have not vested prior to the date of termination will be forfeited.

For the purposes of Mr. Taylor’s employment agreement, “good reason” generally means (1) material diminution of annual base salary or target incentive payment, (2) material diminution in position, authority, duties or responsibilities, (3) any material failure by us to comply with the compensation related provisions of the employment agreement, (4) any relocation of the executive’s principal place of business to a location more than 30 miles from the executive’s principal place of business immediately prior to the move other than the initial relocation in connection with the establishment of our headquarters or (5) any material breach of the employment agreement.

For the purposes of Mr. Taylor’s employment agreement, “cause” generally means the executive’s (1) willful misconduct or willful neglect in the performance of his duties, (2) willful failure to adhere materially to the clear directions of the Board of Directors, (3) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission or a felony or (4) willful breach of any material term of the employment agreement.

For the purposes of Mr. Taylor’s employment agreement, “disability” generally means the inability of the executive to perform his duties with us on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any rolling 12-month period, as determined by a physician selected by us or our insurers and acceptable to the executive or the executive’s legal representative.

Change in Control

We have not entered into individual agreements or arrangement with our named executive officers that provide for enhanced severance or benefits upon a change in control of the Company, other than the golden parachute excise tax gross-up payment that Mr. Taylor is entitled to under certain circumstances. In addition, it is currently expected that the agreements that will be entered into between us and each of Messrs. Marshall, Singletary and Posner prior to this offering will include a golden parachute excise tax gross-up provision similar to the provisions contained in Mr. Taylor’s agreement.

Upon a “change in control” (as defined below) of the Company, the unvested stock options held by the named executive officers immediately vest and become exercisable and unvested performance shares held by the named executive officers will vest based on performance, as determined by the Compensation Committee.

A change in control is generally deemed to occur under the 2010 Equity Incentive Plan upon:

•

the acquisition by any individual, entity or group of “beneficial ownership” (pursuant to the meaning given in Rule 13d-3 under the Exchange Act) of 51% or more (on a fully diluted basis) of either (a) the outstanding shares of our common stock, taking into account as outstanding for this purpose each common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise or settlement of any similar right to acquire such common stock, or (b) combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, with each of clauses (a) and (b) subject to certain customary exceptions;

•	a majority of the directors who constituted the Board of Directors at the time the 2010 Equity Incentive Plan was adopted (or any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors;

•	approval by our shareholders of our complete dissolution or liquidation; or

•

the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction involving us that requires the approval of our shareholders (each, a “Business Combination”), whether for such transaction or the issuance of securities in the transaction, in each case, unless immediately following the Business Combination: (a) more than 50% of the total voting power of the entity resulting from such Business Combination or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the surviving company is represented by the outstanding company voting securities that were outstanding immediately prior to such Business Combination, and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the surviving company) is or becomes the “beneficial owner”, directly or indirectly, of 51% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (c) at least two-thirds of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the Business Combination were members of the Board of Directors at the time of the Board of Director’s approval of the execution of the initial agreement providing for the Business Combination.

The following table reflects the estimated payments to our named executive officers that may be made upon a termination of employment, a termination of employment in connection with a change in control or a change in control without the termination of a named executive officer’s employment. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and/or the hypothetical change in control each occurred on December 31, 2010.

Name	Scenario	Cash Severance ($)(1)	Stock Option Vesting ($)	Restricted Stock Vesting ($)	Benefits ($)	Gross-up ($)	Total ($)
R. Eugene Taylor	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	2,600,000	–	–	33,846	–	2,633,846
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	2,600,000	–	–	33,846	–	2,633,846
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

Christopher G. Marshall	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	–	–	–	–	–
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

R. Bruce Singletary	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	–	–	–	–	–
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

Kenneth A. Posner	Resignation	–	–	–	–	–	–
	Involuntary Termination not for Cause	–	–	–	–	–	–
	Involuntary Termination for Cause	–	–	–	–	–	–
	Involuntary Termination Following Change of Control	–	–	–	–	–	–
	Change of Control (No Termination of Employment)	–	–	–	–	–	–

(1)	Cash severance payments based on severance terms provided in the applicable employment agreement.

Director Compensation

Each director receives an annual cash retainer of $50,000 as compensation for his services as a member of the Board of Directors. The chair of the Audit Committee of the Board of Directors, the chair of the Compensation Committee of the Board of Directors, the chair of the Nominating and Governance Committee of the Board of Directors and the chair of the Risk Committee of the Board of Directors each receive an additional cash retainer of $10,000. In connection with our private placements, the members of our Board of Directors were also provided with 25,000 shares of restricted stock and stock options to acquire 25,000 shares of our common stock. These equity awards to non-employee directors were granted in March 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard M. DeMartini(2)	50,000	0	0	0	50,000
Peter N. Foss	50,000	0	0	0	50,000
William A. Hodges	50,000	0	0	0	50,000
Jeffrey E. Kirt(2)	50,000	0	0	0	50,000
Marc D. Oken(2)	50,000	0	0	0	50,000

(1)	No stock awards or option awards were granted to directors or the entities that have the right to appoint directors in 2010.
(2)

Cash retainers relating to services as a director provided by (a) Mr. DeMartini, are paid by us to an affiliate Crestview-NAFH, (b) Mr. Kirt, are paid by us to Oak Hill and (c) Mr. Oken, are paid by us to investment funds affiliated with Falfurrias Capital Partners.

The table below shows the aggregate number of stock options (and the exercise price thereof) and restricted stock held by each director (or the entity that appoints the director for the fiscal year ended December 31, 2010, which is included in parentheses beside the applicable director’s name).

Name	Stock Options (in Shares)		Exercise Price	Expiration Date	Restricted Stock (in Shares)
Richard M. DeMartini (Crestview-NAFH)	25,000	(1)	$20.00	12/22/19	25,000	(2)
Peter N. Foss	25,000	(1)	$20.00	12/22/19	25,000	(2)
William A. Hodges	25,000	(1)	$20.00	12/22/19	25,000	(2)
Jeffrey E. Kirt (Oak Hill)	25,000	(1)	$20.00	12/22/19	25,000	(2)
Marc D. Oken (Falfurrias Capital Partners)	25,000	(1)	$20.00	12/22/19	25,000	(2)

(1)

Stock options disclosed in this column were granted in March of 2011 and vest in two equal installments, the first half of the stock options vest on December 22, 2011 and the remaining half of the stock options vest on December 22, 2012.

(2)

The shares of restricted stock disclosed in this column were granted in March of 2011 and vest in two equal installments, the first half of the shares of restricted stock vest on December 22, 2011 and the remaining half of the shares of restricted stock vest on December 22, 2012.

In addition to the compensation described above, non-employee directors are reimbursed for reasonable business expenses relating to their attendance at meetings of our Board of Directors, including expenses relating to lodging, meals and transportation to and from the meetings.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, MANAGEMENT AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of December 23, 2011 and as adjusted to reflect the sale of the shares of Class A common stock by us and the selling stockholders in this offering, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each selling stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o North American Financial Holdings, Inc., 121 Alhambra Plaza, Suite 1601, Coral Gables, Florida 33134. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 46,149,998 shares of common stock outstanding as of December 23, 2011 (including 20,187,049 shares of Class A common stock and 25,962,949 shares of Class B non-voting common stock) and            shares of common stock outstanding after the completion of this offering and the reorganization (including            shares of Class A common stock and            shares of Class B non-voting common stock).

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 23, 2011. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership Before this Offering and the Reorganization					Beneficial Ownership After this Offering and the Reorganization(1)					Beneficial Ownership After Exercise of Underwriter’s Option to Purchase Additional Shares(2)
	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned			Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned			Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number		Number	Number	%	Shares being offered	Number	Number	Number	%	Number	Number	Number	Number	%
Executive Officers and Directors:
R. Eugene Taylor	1,386,747	(3)	–	1,386,747	2.96%					%					%
Christopher G. Marshall	485,655	(4)	–	485,655	1.05%					%					%
R. Bruce Singletary	325,437	(5)	–	325,437	*					%					%
Kenneth A. Posner	107,609	(6)	–	107,609	*					%					%
Richard M. DeMartini(7)	37,500	(8)	–	37,500	*					%					%
Peter N. Foss	37,500	(8)	–	37,500	*					%					%
William A. Hodges	37,500	(8)	–	37,500	*					%					%
Jeffrey E. Kirt(9)	37,500	(8)	–	37,500	*					%					%
Marc D. Oken(10)	287,500	(8)	–	287,500	*					%					%
All executive officers and directors as a group (9 persons)	2,742,948		–	2,742,948	5.80%					%					%

Greater than 5% Stockholders:
Crestview-NAFH, LLC(11)	2,009,735	(8)	9,262,688	11,272,423	24.42%					%					%
Oak Hill Advisors, L.P.(12)	999,870		3,504,528	4,504,398	9.76%					%					%
Samana Capital, L.P.(13)	987,370		3,479,528	4,466,898	9.68%					%					%
Franklin Mutual Advisers, LLC(14)	987,620		3,403,387	4,391,007	9.51%					%					%
Taconic Capital Advisors L.P.(15)	987,370		3,131,025	4,118,395	8.92%					%					%

Other Selling Stockholders:
		%			%					%					%

*	Represents less than 1% beneficial ownership.
(1)	Assumes the sale of all shares included in this prospectus. Does not include up to shares of Class A common stock which may be sold pursuant to the underwriters’ option to purchase additional shares.
(2)	Assumed the sale of an additional shares upon exercise of the underwriters’ option to purchase additional shares.
(3)	Includes 536,191 shares of restricted stock subject to performance vesting. Includes 625,556 stock options that are currently exercisable or are exercisable within 60 days of December 23, 2011.
(4)	Includes 201,072 shares of restricted stock subject to performance vesting. Includes 234,583 stock options that are currently exercisable or are exercisable within 60 days of December 23, 2011.

(5)	Includes 134,048 shares of restricted stock subject to performance vesting. Includes 156,389 stock options that are currently exercisable or are exercisable within 60 days of December 23, 2011.
(6)	Includes 33,512 shares of restricted stock subject to performance vesting. Includes 39,097 stock options that are currently exercisable or are exercisable within 60 days of December 23, 2011.
(7)

Consists of shares owned by Crestview Advisors, L.L.C. which were issued in connection with Mr. DeMartini’s service on our Board of Directors. Mr. DeMartini disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(8)	Includes 25,000 shares of restricted stock. Includes 12,500 stock options that are currently exercisable or are exercisable within 60 days of December 23, 2011.
(9)

Consists of shares owned by Oak Hill Advisors, L.P. and certain of its affiliated funds which were issued in connection with Mr. Kirt’s service on our Board of Directors. Mr. Kirt disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any.

(10)

Includes 275,000 shares owned by Falfurrias Capital Partners, L.P. Mr. Oken disclaims beneficial ownership of the securities owned directly or indirectly by Falfurrias Capital Partners, L.P., except to the extent of his pecuniary interest therein, if any.

(11)

Consists of shares owned directly by Crestview-NAFH, LLC. Each of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Partners II (Cayman), L.P., Crestview Partners II (FF Cayman), L.P., Crestview Partners II (892 Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P., Crestview Offshore Holdings II (892 Cayman), L.P., Crestview Partners II GP, L.P. and Crestview, L.L.C. may be deemed to be beneficial owners of such shares. The address of each of these stockholders is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York, 10021.

(12)

Includes (i) 41,449 shares of Class A common stock and 150,940 shares of Class B non-voting common stock directly owned by Future Fund Board of Guardians, (ii) 5,224 shares of Class A common stock and 19,029 shares of Class B non-voting common stock directly owned by Lerner Enterprises, LLC, (iii) 59,639 shares of Class A common stock and 139,308 shares of Class B non-voting common stock directly owned by Oak Hill Credit Opportunities Master Fund, Ltd., (iv) 105,488 shares of Class A common stock and 246,407 shares of Class B non-voting common stock directly owned by Oak Hill Credit Alpha Master Fund, L.P., (v) 79,067 shares of Class A common stock and 287,928 shares of Class B non-voting common stock directly owned by OHA Structured Products Master Fund B, L.P., (vi) 499,461 shares of Class A common stock and 1,818,813 shares of Class B non-voting common stock directly owned by OHA Strategic Credit Master Fund, L.P., (vii) 27,865 shares of Class A common stock and 101,473 shares of Class B non-voting common stock directly owned by OHA Structured Products Master Fund, L.P., (viii) 142,461 shares of Class A common stock and 518,780 shares of Class B non-voting common stock directly owned by OHA Strategic Credit Master Fund II, L.P., (ix) 620 shares of Class A common stock and 80,126 shares of Class B non-voting common stock directly owned by Oak Hill Credit Opportunities Financing, Ltd., (x) 1,096 shares of Class A common stock and 141,724 shares of Class B non-voting common stock directly owned by OHSF II Financing, Ltd. and (xi) 12,500 stock options that are currently exercisable or are exercisable within 60 days of December 23, 2011 and 25,000 shares of restricted Class A common stock owned by Oak Hill Advisors, L.P. The address of each of these stockholders is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, New York 10036.

(13)	The address of this stockholder is 350 Park Avenue, 4th Floor, New York, New York 10022.
(14)

Includes (i) 932,279 shares of Class A common stock and 2,914,642 shares of Class B non-voting common stock directly owned by Mutual Global Discover Fund, (ii) 45,887 shares of Class A common stock and 149,783 shares of Class B non-voting common stock directly owned by Mutual Financial Services Fund and (iii) 84,454 shares of Class A common stock and 263,962 shares of Class B non-voting common stock directly owned by Mutual Global Discovery Securities Fund. Mutual Global Discover Fund, Mutual Financial Services Fund and Mutual Global Discovery Securities Fund (the “FMA Funds”) are investment companies managed by Franklin Mutual Advisers, LLC (“FMA”). Pursuant to investment advisory agreements with each of FMA Funds, FMA has sole voting and investment power over all the securities owned by the FMA Funds, including the shares of the Company’s common stock. For purposes of the SEC’s reporting requirements, FMA is deemed to be beneficial owner of the Company’s shares; however, FMA expressly disclaims beneficial ownership of these shares as FMA has no right to any economic benefits in, nor any interest in, dividends or proceeds from the sale of the shares. The address for the FMA Funds is c/o Franklin Mutual Advisers, LLC, 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(15)

Includes (i) 310,614 shares of Class A common stock and 1,071,979 shares of Class B non-voting common stock directly owned by Taconic Opportunity Fund L.P., (ii) 52,601 shares of Class A common stock and 145,129 shares of Class B non-voting common stock directly owned by Taconic Opportunity Fund II L.P., (iii) 491,529 shares of Class A common stock and 1,305,331 shares of Class B non-voting common stock directly owned by Taconic Opportunity Master Fund L.P., (iv) 45,359 shares of Class A common stock and 125,725 shares of Class B non-voting common stock directly owned by Taconic Market Dislocation Fund II L.P., (v) 10,551 shares of Class A common stock and 125,725 shares of Class B non-voting common stock directly owned by Taconic Market Dislocation Master Fund II L.P. and (vi) 76,716 shares of Class A common stock and 453,619 shares of Class B non-voting common stock directly owned by Taconic Capital Partners 1.5 L.P. Each of these funds is managed by Taconic Capital Advisors L.P. The address of each of these stockholders is 450 Park Avenue, 9th Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Compensation Discussion and Analysis” the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since November 30, 2009, the date of our incorporation. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Arrangements with Crestview-NAFH, LLC and Affiliates of Oak Hill Advisors, L.P.

Crestview-NAFH purchased for aggregate consideration of $224.7 million approximately 10% of our shares of Class A common stock and 36.0% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements. Crestview-NAFH has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Crestview-NAFH’s nominating right will terminate at such time as it and its affiliates collectively own less than 33% of the original number of shares of common stock purchased by Crestview-NAFH in our private placements. As of December 23, 2011, Crestview-NAFH owns approximately 100% of these shares of common stock, consisting of approximately 10% of our Class A common stock and 36% of our Class B non-voting common stock. Mr. DeMartini currently serves as the Crestview-NAFH’s representative on our Board of Directors. See “Management—Executive Officer and Directors—Board of Directors—Richard M. DeMartini” for Mr. DeMartini’s biography.

On March 26, 2010 we paid approximately $2,100,000 to Crestview Advisors, LLC, an affiliate of the general partner of Crestview-NAFH, as reimbursement for expenses in association with our original private offerings. In addition, Crestview Advisors, LLC receives $12,500 each quarter as a director’s fee related to Mr. DeMartini’s service on our Board of Directors.

Oak Hill purchased for aggregate consideration of $89.3 million approximately 5% of our shares of Class A common stock and 13% of our shares of Class B non-voting common stock, both of which were purchased in or concurrently with our private placements. Oak Hill also has the right to designate one nominee to our Board of Directors and, if elected, to have such director serve on the Nominating and Governance and Compensation Committees of our Board of Directors. Oak Hill’s nominating right will terminate at such time as Oak Hill affiliates own less than 33% of the original number of shares of common stock purchased by Oak Hill in our private placements. As of December 23, 2011, Oak Hill owns approximately 100% of these shares of common stock, consisting of approximately 5% of our Class A common stock and 14% of our Class B non-voting common stock. Mr. Kirt currently serves as Oak Hill’s representative on our Board of Directors. See “Management—Executive Officer and Directors—Board of Directors—Jeffrey E. Kirt” for Mr. Kirt’s biography.

Agreements with our Founders

Prior to the issuance and sale of our common stock in our private placements, we sold 200,000 shares of our common stock to our four founders, who are also the four members of our executive management team, Messrs. Taylor, Marshall, Posner and Singletary (who we refer to collectively as “our founders”), for an aggregate purchase price of $2,000. These shares are subject to certain transfer restrictions. Until we complete Investment Transactions (as defined below) that, together with any other Investment Transactions (including any follow-on investments in, or contributions to, the capital of any businesses in which we previously invested in connection with an Investment Transaction), represent total capital deployed (measured in each case as of the time of the relevant Investment Transaction) of at least (1) 50% of the net proceeds from our private placements, 50% of the common stock held by our founders will not be transferable and (2) 75% of the net proceeds from our private placements, the remaining 50% of the common stock held by our founders will not be transferable, in each case in the hands of the holder to a third party (other than in connection with certain intra-family or estate planning transfers). As of                     , 2011, we have completed Investment Transactions representing     % of the net proceeds from our private placements.

An “Investment Transaction” means a transaction in which we acquire control of, or make a non-control investment in, a banking institution (including any savings association or similar financial institution) within the United States, provided that non-control investments will not qualify as “Investment Transactions” unless we obtain a board seat or other governance rights pursuant to a stockholder rights or similar agreement.

In connection with our private placements, we also entered into a registration rights agreement with our founders and certain other stockholders. See “—Registration Rights Agreement” below.

Registration Rights Agreement

Concurrently with the consummation of our private placements, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital Markets & Co. and the four members of our executive management team, with respect to our common stock sold in our private placements. Under the terms of the registration rights agreement, within 180 days of our investing 50% of the net proceeds of our private placements, we agreed to file with the SEC a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow our stockholders to resell their shares of common stock acquired in our private placements. Our TIB Financial investment, completed on September 30, 2010, represented over 50% of the net proceeds of our private placements. Our stockholders have subsequently agreed to extend the deadline for filing a shelf registration statement until June 30, 2012.

If we do not file a shelf registration statement before June 30, 2012, other than as a result of the SEC being unable to accept such filing, then each of R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Kenneth A. Posner, if owed a performance bonus, must immediately forfeit 50%, and thereafter forfeit an additional 10% for each month thereafter that such shelf registration statement has not been filed, of any performance bonus that would otherwise be payable to him during that fiscal year (or to which he became entitled as a result of performance during that fiscal year). In addition, no bonuses, compensation, awards, equity compensation or other amounts may be paid or granted in lieu of such forfeited bonuses.

Further, if the shelf registration statement has not been declared effective by the SEC within 180 days after the filing of such shelf registration statement (which we refer to as the “Trigger Date”), a special meeting of stockholders shall be called in accordance with our amended and restated bylaws solely for the purposes of (1) considering and voting upon proposals to remove each of our then-serving director and (2) electing such number of directors as there are then vacancies on the Board of Directors. However, stockholders holding two-thirds of the outstanding registrable shares may waive the requirement to hold such special meeting. The special meeting must occur as soon as reasonably practicable following the Trigger Date but in no event more than 45 days after the Trigger Date.

In addition, pursuant to the registration rights agreement, we are required to provide written notice to each stockholder holding registrable shares following our filing of a registration statement that provides for the initial public offering of our common stock (which we refer to as the “IPO Registration Statement”). Such stockholders have “piggy-back” registration rights that permit them to have shares of common stock owned by them included in the IPO Registration Statement upon written notice to us within the prescribed time limit. Each such stockholder’s ability to register shares under the IPO Registration Statement is subject to the terms of the registration rights agreement. The managing underwriter(s) may under certain circumstances limit the number of shares owned by such holders that are included in this offering, but the managing underwriter(s) may not reduce such holders below 25% of the number of shares of common stock to be sold under the IPO Registration Statement. Stockholders holding registrable shares who do not elect, despite their right to do so under the registration rights agreement, to include their shares of our common stock for resale in the initial public offering may not, subject to certain exceptions, to the extent requested by us or an underwriter of our securities, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any such shares of our common stock for a period of 180 days following the effective date of the registration statement filed in connection with the initial public offering of our common stock.

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with this offering, we have adopted a written policy that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as discussed below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with Capital Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by Capital Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated certificate of incorporation, which will become effective prior to the completion of this offering, and amended and restated bylaws. Because it is a summary, it may not contain all the information that is important to you. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our certificate of incorporation authorizes us to issue 200,000,000 shares of Class A common stock, $0.01 par value per share, 200,000,000 shares of Class B non-voting common stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2011, 20,187,049 shares of Class A common stock and 25,962,949 shares of Class B non-voting common stock were outstanding. No shares of preferred stock are currently outstanding.

Common Stock

Class A Common Stock and Class B Non-voting Common Stock

Our certificate of incorporation provides that, except with respect to voting rights and conversion rights and certain transfer restrictions applicable to the Class B non-voting common stock, the Class A common stock and Class B non-voting common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment and would significantly and adversely affect the rights of the Class B non-voting common stock as described below. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non-voting common stock voting separately as a class. Except as otherwise provided by law, our certificate of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Conversion and Transfer of Class B Non-voting Common Stock

Class B non-voting common stock is not convertible in the hands of the initial holder. A transferee unaffiliated with the initial holder that receives Class B non-voting common stock subsequent to one of the permitted transfers mentioned below may elect to convert each share of Class B non-voting common stock into one share of Class A common stock. Class B non-voting common stock is transferable only: (1) to an affiliate of a holder of our common stock or to us; (2) in a widely dispersed public offering; (3) in a private sale in which no purchaser (or group of associated purchasers) would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities; or (4) to a purchaser that would control a majority of our voting securities notwithstanding such transfer. In the case of shares of Class B non-voting common stock that are intended to be sold by a holder thereof in an offering under an effective registration statement filed by us with the SEC, the participation in the offering by the transferee of such shares will serve as such transferee’s notice to us to elect to convert its Class B non-voting common stock, and the transferee shall receive shares of Class A common stock in such transfer. Therefore, any shares of Class B non-voting common stock sold by the selling stockholders to the underwriters in this offering will convert into shares of Class A common stock at the time of transfer.

Dividends

Holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A common stock or Class B non-voting common stock unless the shares of Class A common stock and Class B non-voting common stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B non-voting common stock shall only be entitled to receive shares of Class B non-voting common stock and shares of Class A common stock shall only be entitled to receive shares of Class A common stock.

Liquidation Distribution

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A common stock and Class B non-voting common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no conversion, preemptive or other subscription rights (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock as described in Conversion of Class B non-voting common stock above) and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to issue and to designate the terms of one or more new classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board of Directors, by our Chief Executive Officer or by a majority vote of our entire Board of Directors.

No Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the meeting. For the first annual meeting of stockholders after the closing of this offering, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 90th day prior to the scheduled date of the annual meeting of stockholders or the tenth day following the day on which a public announcement of the date of our annual meeting of stockholders is first made by us. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the Class A common stock. Additionally, our certificate of incorporation provides that our bylaws may be amended, altered or repealed by the Board of Directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We have not opted out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (1) prior to such time the Board of Directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or subsequent to such time the business combination is approved by the Board of Directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our officers and directors pursuant to which each officer and director will be indemnified as described above and will be advanced costs and expenses subject to delivery of an undertaking to repay any advanced amounts if it is ultimately determined such officer or director is not entitled to indemnification for such costs and expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Renunciation of Certain Corporate Opportunities

Our certificate of incorporation provides that we renounce any interest or expectancy in certain acquisition opportunities that our officers or directors become aware of in connection with their service to other entities to which they have a fiduciary or contractual obligation.

Listing

We intend to apply to list our Class A common stock on Nasdaq under the symbol “         .”

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no established public market for our Class A common stock and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of Class A common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering and the reorganization, we will have             shares of Class A common stock (assuming an initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses) and             shares of Class B non-voting common stock issued and outstanding. All of the             shares of our common stock sold in this offering (or             shares if the underwriters exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act or are subject to a lock-up agreement (see “Underwriting”). Upon completion of this offering and the reorganization, approximately     % of our outstanding common stock (or     % if the underwriters’ over-allotment option is exercised in full) will be held by “affiliates” as that term is defined in Rule 144 or be subject to a lock-up agreement. These shares held by “affiliates” will be “restricted securities” as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements and the provisions of Rules 144 and 701 under the Securities Act, additional shares will be available for sale as set forth below.

Registration Statement on Form S-8

In addition to the issued and outstanding shares of our common stock, we intend to file a registration statement on Form S-8 to register an aggregate of             shares of Class A common stock reserved for issuance under our incentive programs. That registration statement will become effective upon filing and shares of Class A common stock covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements.

Lock-Up Agreements

See “Underwriting” for a description of lock-up agreements in connection with this offering.

Registration Rights Agreement

Concurrently with the consummation of our private placements, we entered into a registration rights agreement for the benefit of our stockholders, including Crestview-NAFH, FBR Capital Markets & Co. and the four members of our executive management team, with respect to our common stock sold in our private placements. Under the terms of the registration rights agreement, as amended, prior to June 30, 2012, we agreed to file with the SEC a shelf registration statement on Form S-1 or such other form under the Securities Act as would allow our stockholders to resell their shares of common stock acquired in our private placements. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for a description of the registration rights agreement entered into by us and certain of our stockholders in connection with our private placements.

MATERIAL U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of Class A common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, or a non-U.S. corporation treated as such;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that hold our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment and certain U.S. expatriates).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our Class A common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of Class A common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of Class A common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of Class A common stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States, provided that the non-U.S. holder timely files a U.S. federal income tax return. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of Class A common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our Class A common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our Class A common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation and administrative guidance, a 30% withholding tax would be imposed on dividends paid after December 31, 2013 and the gross proceeds from the sale of stock after December 31, 2014 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. stockholders and/or U.S. accountholders. Such payments would include dividends and the gross proceeds from the sale or other disposition of our Class A common stock.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our Class A common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Class A common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Class A common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our Class A common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (each, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock using a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the matters described herein.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated             , we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of Class A common stock:

Underwriter	Number of Shares of Class A Common Stock
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.

We and the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to              additional shares from us and              additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock, if any.

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of not more than $         per share. After the initial public offering the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment

Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$

We estimate that our out-of-pocket expenses for this offering will be approximately $            .

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of Class A common stock being offered.

We have agreed, subject to certain exceptions, that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof as described herein and the filing of a shelf registration statement pursuant to the registration rights agreement entered into by us and our stockholders in connection with our private placements. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse waives, in writing, such an extension.

Our officers, directors and certain existing stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse for a period of 180 days after the date of this prospectus. However, in the event that either (i) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse waives, in writing, such an extension.

We and the selling stockholders have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We will apply to list the shares of Class A common stock on Nasdaq under the symbol “         .”

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price has been negotiated among us, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. An active trading market for the shares may not develop. It is also possible that, after this offering, the shares will not trade in the public market at or above the initial offering price.

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as an underwriter or selling group member and should not be relied upon by investors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments. In addition, in the ordinary course of their business, certain of the underwriters or their affiliates may have purchased mortgages, including mortgages originated by us. Under certain circumstances, disputes could arise based on the representations and warranties made in, and the terms and conditions of, these transactions and whether any repurchases resulting from the foregoing disputes are required.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (which we refer to as a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (which we refer to as the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(1) to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

(2) to fewer than (a) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (b) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(3) in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of shares to the public,” in relation to any shares in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

(1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

(2) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (who we refer to as “qualified investors”) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (which we refer to as the “Order”) or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

The shares of Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the shares of Class A common stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the shares with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

ADDITIONAL INFORMATION

Legal Matters

The validity of the Class A common stock and other certain legal matters will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The validity of the Class A common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of North American Financial Holdings, Inc. as of and for the fiscal year ending December 31, 2010, as of December 31, 2009, and for the period from November 30, 2009 (date of inception) through December 31, 2009, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of First National Bank of the South, the Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of Metro Bank and the Statement of Assets Acquired and Liabilities Assumed by NAFH National Bank of Turnberry Bank, each dated July 16, 2010, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TIB Financial Corp. as of December 31, 2010, 2009 and 2008, and for each of the three years in the period ended December 31, 2010, all included in this prospectus, have been so included in reliance on the report of Crowe Horwath LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Capital Bank Corp. as of and for the fiscal year ending December 31, 2010, included in this prospectus, have been so included in reliance on the report of Elliott Davis, PLLC, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Capital Bank Corp. as of and for each of the two fiscal years ending December 31, 2009 and December 31, 2008, included in this prospectus and elsewhere in the registration statement, have been so included in reliance upon the report of Grant Thornton LLP, independent registered certified public accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Green Bankshares as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, all included in this prospectus, have been so included in reliance on the report of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC), an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page

North American Financial Holdings, Inc. Unaudited Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2010 and 2011

Unaudited Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-5

Unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2011 and 2010	F-6

Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the Three and Nine Months Ended September 30, 2011 and 2010	F-7

Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2011 and 2010	F-9

Notes to Unaudited Consolidated Financial Statements	F-10

North American Financial Holdings, Inc. Consolidated Financial Statements as of and for the Year Ended December 31, 2010 and as of December 31, 2009 and for the Period from November 30, 2009 to December 31, 2009

Report of Independent Registered Certified Public Accounting Firm	F-43

Consolidated Balance Sheets as of December 31, 2010 and 2009	F-44

Consolidated Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2010 and for the Period from November 30, 2009 to December 31, 2009	F-46

Consolidated Statements of Cash Flows for the Year Ended December 31, 2010 and for the Period from November 30, 2009 to December 31, 2009	F-47

Notes to Consolidated Financial Statements	F-48

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-81

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South as of July 16, 2010	F-82

Notes to Statement of Assets Acquired and Liabilities Assumed	F-83

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-90

Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County as of July 16, 2010	F-91

Notes to Statement of Assets Acquired and Liabilities Assumed	F-92

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.) Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm	F-100

Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank as of July 16, 2010	F-101

Notes to Statement of Assets Acquired and Liabilities Assumed	F-102

TIB Financial Corp. Unaudited Consolidated Financial Statements for the Nine Months Ended September 30, 2011 and 2010

Unaudited Consolidated Balance Sheet as of September 30, 2011 and December 31, 2010	F-110

Page
Unaudited Consolidated Statement of Operations for the Nine Months Ended September 30, 2011 and 2010	F-111

Unaudited Consolidated Statement of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2011 and 2010	F-112

Unaudited Consolidated Statements of Cash Flows the Nine Months Ended September 30, 2011 and 2010	F-114

Notes to Unaudited Consolidated Financial Statements	F-115
TIB Financial Corp. Consolidated Financial Statements as of and for the Years Ended December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm	F-130

Consolidated Balance Sheets for the Years Ended December 31, 2010 (Successor) and 2009 (Predecessor)	F-131

Consolidated Statements of Operations for the Three Months Ended December  31, 2010 (Successor), and the Nine Months Period Ended September 30, 2010 and the Years Ended December 31, 2009 and 2008 (Predecessor)

F-132

Consolidated Statements of Changes in Shareholders’ Equity for the Three Months Ended December 31, 2010 (Successor), and the Nine Months Ended September 30, 2010 and the Years Ended December 31, 2009 and 2008 (Predecessor)

F-134

Consolidated Statements of Cash Flows for the Three Months Ended December 31, 2010 (Successor), and Nine Months Ended September 30, 2010 and the Years Ended December 31, 2009 and 2008 (Predecessor)	F-136

Notes to Consolidated Financial Statements	F-138
Capital Bank Corporation Unaudited Consolidated Financial Statements for the Nine Months Ended September 30, 2011 and 2010

Unaudited Condensed Consolidated Balance Sheet as of September 30, 2011 and December 31, 2010	F-189

Unaudited Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2011 and 2010	F-190

Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2011 and 2010	F-191

Unaudited Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2011 and 2010	F-192

Notes to Unaudited Consolidated Financial Statements	F-193

Capital Bank Corporation Consolidated Financial Statements as of and for the Years Ended December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firms	F-215

Consolidated Balance Sheet as of December 31, 2010 and 2009	F-217

Consolidated Statements of Operations for the Years Ended December 31, 2010, 2009 and 2008	F-218

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2010, 2009 and 2008	F-219

Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009 and 2008	F-220

Notes to Consolidated Financial Statements	F-221

North American Financial Holdings, Inc.

Unaudited Consolidated Financial Statements as of and for the

Three and Nine Months Ended September 30, 2011 and 2010

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars and shares in thousands, except per share data)	(Unaudited)
	September 30, 2011	December 31, 2010
Assets
Cash and due from banks	$180,685	$35,538
Interest-bearing deposits with banks	627,215	851,387
Federal funds sold	10,484	–

Total cash and cash equivalents	818,384	886,925

Trading securities	507	–
Investment securities held to maturity	–	250
Investment securities available for sale	780,363	479,466

Loans held for sale	16,906	–

Loans, net of deferred loan costs and fees	4,368,873	1,742,747
Less: Allowance for loan losses	17,104	753

Loans, net	4,351,769	1,741,994

Other real estate owned	152,509	70,817
Indemnification asset	67,156	91,467
Receivable from FDIC	16,520	46,585
Premises and equipment, net	158,872	44,078
Goodwill	92,806	36,616
Intangible assets, net	29,236	15,154
Deferred income tax asset	112,504	16,789
Accrued interest receivable and other assets	132,432	66,850

Total Assets	$6,729,964	$3,496,991

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$661,877	$295,713
Time deposits	2,385,515	1,353,510
Money market	840,502	272,780
Savings	291,882	94,422
Negotiable order of withdrawal accounts	1,071,701	243,672

Total deposits	5,251,477	2,260,097

Federal Home Loan Bank (FHLB) advances	238,415	243,067
Short-term borrowings	64,583	61,969
Long-term borrowings	138,166	22,887
Accrued interest payable and other liabilities	51,453	27,735

Total liabilities	5,744,094	2,615,755

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–
Common stock—Class A $0.01 par value: 200,000 shares authorized, 20,187 and 21,384 shares issued and outstanding, respectively	202	214
Common stock—Class B $0.01 par value: 200,000 shares authorized, 25,963 and 23,736 shares issued and outstanding, respectively	259	237
Additional paid in capital	885,085	865,673
Retained earnings	15,968	11,938
Accumulated other comprehensive income (loss)	7,686	(2,759)
Noncontrolling interest	76,670	5,933

Total shareholders’ equity	985,870	881,236

Total Liabilities and Shareholders’ Equity	$6,729,964	$3,496,991

See accompanying notes to consolidated financial statements

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Interest and dividend income
Loans, including fees	$54,872	$9,969	$132,025	$9,969
Investment securities:
Taxable interest income	5,193	383	14,253	383
Tax-exempt interest income	405	–	896	–
Dividends	36	–	99	–
Interest-bearing deposits in other banks	497	1,011	1,794	2,567
Federal Home Loan Bank stock	153	53	387	53
Federal funds sold	3	–	3	–

Total interest and dividend income	61,159	11,416	149,457	12,972

Interest expense
Deposits	7,491	681	20,468	681
Federal Home Loan Bank advances	640	353	1,939	353
Short-term borrowings	18	174	68	174
Long-term borrowings	1,358	–	3,357	–

Total interest expense	9,507	1,208	25,832	1,208

Net interest income	51,652	10,208	123,625	11,764

Provision for loan losses	9,764	–	19,727	–

Net interest income after provision for loan loses	41,888	10,208	103,898	11,764

Non-interest income
Service charges on deposit accounts	3,256	530	7,321	530
Fees on mortgage loans originated and sold	669	–	1,849	–
Investment advisory and trust fees	442	–	1,242	–
FDIC indemnification asset accretion	2,341	354	5,199	354
Other income	2,751	115	6,230	115
Bargain purchase gain	–	15,175	–	15,175
Gain on extinguishment of debt	416	–	416	–
Investment securities gains, net	3,176	–	3,194	–
Other-than-temporary impairment losses on investments
Gross impairment losses	(459)	–	(571)	–
Less: Impairments recognized in other comprehensive income	223	–	335	–

Net impairment losses recognized in earnings	(236)	–	(236)	–

Total non-interest income	12,815	16,174	25,215	16,174

Non-interest expense
Salaries and employee benefits	20,818	4,051	55,168	5,735
Net occupancy and equipment expense	7,401	1,120	19,051	1,185
Foreclosed asset related expense	5,584	55	8,428	55
Conversion expenses	1,779	963	6,528	963
Organizational expenses	–	–	–	2,100
Professional fees	4,067	3,063	8,136	4,588
Other expense	9,653	1,688	24,471	2,028

Total non-interest expense	49,302	10,940	121,782	16,654

Income before income taxes	5,401	15,442	7,331	11,284
Income tax expense (benefit)	1,982	835	2,574	(920)

Net income before attribution of noncontrolling interests	$3,419	$14,607	$4,757	$12,204
Net income attributable to noncontrolling interests	509	–	727	–

Net income attributable to North American Financial Holdings, Inc.	$2,910	$14,607	$4,030	$12,204

Basic and diluted earnings per share	$0.06	$0.33	$0.09	$0.34

See accompanying notes to consolidated financial statements.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Dollars and shares in thousands, except per share data)

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity
Balance July 1, 2011	20,852	$208	25,298	$253	$882,896	$13,058	$6,607	$48,670	$951,692
Comprehensive income:
Net income						2,910		509	3,419
Other comprehensive income net of tax
Net market valuation adjustment on securities available for sale							2,806	242	3,048
Less: reclassification adjustment for gains included in net income							(1,727)	(165)	(1,892)
Other comprehensive income, net of tax expense of $530							1,079	77	1,156

Comprehensive income									4,575

Conversion of shares	(665)	(6)	665	6					–
Restricted stock grants									–
Stock based compensation					2,785				2,785
Origination of noncontrolling interest								26,814	26,814
Merger of GreenBank into Capital Bank, NA and subsidiary share issuances					(596)			600	4
Balance, September 30, 2011	20,187	$202	25,963	$259	$885,085	$15,968	$7,686	$76,670	$985,870

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Shareholders’ Equity
Balance July 1, 2010	22,295	$223	9,799	$98	$605,285	$(2,495)	$–	$–	$603,111
Comprehensive income:
Net income						14,607			14,607
Other comprehensive income:
Net market valuation adjustment on securities available for sale net of tax expense of $115							233	–	233

Comprehensive income									14,840

Issuance of common stock	202	2	12,824	128	260,388				260,518
Origination of noncontrolling interest								5,955	5,955

Balance September 30, 2010	22,497	$225	22,623	$226	$865,673	$12,112	$233	$5,955	$884,424

See accompanying notes to consolidated financial statements.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Dollars and shares in thousands, except per share data)

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity
Balance, January 1, 2011	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236
Comprehensive income:
Net income						4,030		727	4,757
Other comprehensive income, net of tax
Net market valuation adjustment on securities available for sale							12,155	1,197	13,352
Less: reclassification adjustment for gains included in net income							(1,768)	(167)	(1,935)
Other comprehensive income, net of tax expense of $6,819							10,387	1,030	11,417

Comprehensive income									16,174

Conversion of shares	(2,227)	(22)	2,227	22
Restricted stock grants	1,030	10			(10)				–
Stock based compensation					6,219				6,219
Origination of noncontrolling interest								70,599	70,599
Merger of TIB Bank, Capital Bank and GreenBank into Capital Bank, NA					1,489			(1,489)	–
Rights offerings of subsidiaries and other stock issued					11,714		58	(130)	11,642

Balance, September 30, 2011	20,187	$202	25,963	$259	$885,085	$15,968	$7,686	$76,670	$985,870

	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total Shareholders’ Equity
Balance, January 1, 2010	19,181	$192	8,726	$87	$526,133	$(92)	$–	$–	$526,320
Comprehensive income:
Net income						12,204			12,204
Other comprehensive income:
Net market valuation adjustment on securities available for sale net of tax expense of $115							233	–	233

Comprehensive income									12,437

Issuance of common stock	3,316	33	13,897	139	339,540				339,712
Origination of noncontrolling interest								5,955	5,955

Balance, September 30, 2010	22,497	$225	22,623	$226	$865,673	$12,112	$233	$5,955	$884,424

See accompanying notes to consolidated financial statements.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Cash flows from operating activities:
Net income	$4,757	$12,204
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Accretion of acquired loans	(108,604)	–
Depreciation and amortization	(7,348)	(130)
Provision for loan losses	19,727	–
Deferred income tax benefit	(729)	–
Investment securities net realized gains	(2,958)	–
Net amortization of investment premium/discount	6,126	84
Stock-based compensation	6,362	–
Gain on acquisition of banks	–	(15,175)
Gain on sales of OREO	(2,090)	–
OREO valuation adjustments	5,434	–
Other	(87)	7
Mortgage loans originated for sale	(68,306)	–
Proceeds from sales of mortgage loans originated for sale	65,517	–
Gain on extinguishment of debt	(416)	–
Fees on mortgage loans sold	(1,849)	–
Proceeds from FDIC loss share agreements	68,653	–
Change in accrued interest receivable and other assets	17,169	2,918
Change in accrued interest payable and other liabilities	(13,887)	1,632

Net cash (used in) provided by operating activities	(12,529)	1,540

Cash flows from investing activities:
Purchases of investment securities available for sale	(327,790)	(23,536)
Sales of investment securities available for sale	227,025	21,081
Repayments of principal and maturities of investment securities available for sale	206,263	6,455
Purchase of FHLB Stock	4,655	516
Cash acquired through acquisition of TIB Financial Corp.	–	54,665
Cash paid on FNB acquisition, net of cash acquired	–	(29,751)
Cash acquired through acquisition of Metro bank	–	75,076
Cash acquired through acquisition of Turnberry	–	57,279
Cash acquired through acquisition of Capital Bank Corp.	27,955	–
Cash acquired through acquisition of Green Bankshares Inc.	326,456	–
Originations of loans, net of principal repayments	(96,580)	6,528
Purchases of premises and equipment	(11,594)	–
Proceeds from sale of premises and equipment	98	–
Proceeds from sale of OREO	53,109	568

Net cash provided by investing activities	409,597	168,881

Cash flows from financing activities:
Issuance of common stock	–	339,712
Net increase (decrease) in demand, money market and savings accounts	172,876	(20,991)
Net decrease in time deposits	(405,013)	(86,368)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(12,983)	3,109
Net decrease short term FHLB advances	(30,000)	–
Repayments of long term FHLB advances	(202,131)	(9,873)
Net proceeds from common stock rights offering	11,642	–

Net cash (used in) provided by financing activities	(465,609)	225,589

Net (decrease) increase in cash and cash equivalents	(68,541)	396,010
Cash and cash equivalents at beginning of period	886,925	526,711

Cash and cash equivalents at end of period	$818,384	$922,721

Supplemental disclosures of cash paid:
Interest	$29,180	$3,242
Income taxes	9,331	–

Supplemental information:
Transfer of loans to OREO	53,981	7,477

See accompanying notes to consolidated financial statements.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Note 1—Basis of Presentation & Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, Capital Bank, National Association (“Capital Bank, NA”), formerly NAFH National Bank (“NAFH Bank”), TIB Financial Corp. (“TIBB”; parent company of Naples Capital Advisors, Inc. and TIB Bank, through April 29, 2011, the date TIB Bank was merged with and into Capital Bank, NA), Capital Bank Corporation (parent company of Capital Bank, through June 30, 2011, the date Capital Bank was merged with and into Capital Bank, NA) and Green Bankshares Inc. (“GRNB”; parent company of GreenBank, through September 7, 2011, the date GreenBank was merged with and into Capital Bank, NA). Prior to the mergers of TIB Bank, Capital Bank and GreenBank with and into Capital Bank, NA, these entities are collectively referred to as the Company’s subsidiary banks or the “Banks”. All significant inter-company accounts and transactions have been eliminated in consolidation. As of September 30, 2011 NAFH had a total of one hundred forty six full service banking offices located in Florida, North Carolina, South Carolina, Tennessee and Virginia.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s consolidated financial statements for the year ended December 31, 2010.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Critical Accounting Policies

Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the portfolio of loans held for investment. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans. Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company further divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Company are as follows:

•	Commercial mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, farmland, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Construction and vacant land;

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

•	Commercial and agricultural;

•	Indirect auto—prime and sub-prime;

•	Home equity; and

•	Other consumer.

Other than for purchased credit-impaired loans (discussed below), the allowance for loan losses is calculated by applying loss factors to outstanding loans. It is the Company’s policy to use loss factors based on historical loss experience which may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company has limited historical loss experience on newly originated loans and the historical loss information available relating to the portfolios of acquired loans are considered by management to be irrelevant to newly originated loans due to differences in underwriting criteria and loan type. Accordingly, the Company currently is utilizing FDIC industry loss rates as the bank begins to develop relevant historical loss information as the basis for determining loss factors to apply to outstanding loans. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges. Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s expectations of relevant historical loss experience.

Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the economic cycle that management expects will impact the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data.

At September 30, 2011, the majority of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has unfavorable changes in its estimates of cash flows expected to be collected for a loan pool (other than due to decreases in interest rate indices) which result in the present value of such cash flows being less than the recorded investment of the pool, the Company records a provision for loan losses, resulting in an increase in the allowance for loan losses for that pool.

The Company individually evaluates for impairment larger commercial and agricultural, construction and vacant land, and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they become delinquent and exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to nonaccrual loans.

Significant risk characteristics considered in estimating the allowance for credit losses include the following:

•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition

•

Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition

•	Residential mortgage, indirect auto and consumer—historical charge-offs and current trends in borrower’s credit, property collateral, and loan characteristics

Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the acquisitions of TIBB, Capital Bank and Green Bankshares, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

The Company periodically evaluates the relationship of any material changes in estimated future cash flows in contrast to changes in the recorded investment in the PCI loans, to determine the need to record a provision for loan losses, reverse any previous allowance for loan losses, or increase the accretable yield to be recognized prospectively. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk.

FDIC Indemnification Asset

Pursuant to purchase and assumption agreements with the FDIC, Capital Bank, NA has entered into loss share agreements in which the FDIC will reimburse the Company for certain amounts related to certain acquired

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

loans and other real estate owned should the Company experience a loss. An indemnification asset is recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the loss share receivable, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.

Goodwill and Other Intangible Assets

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums, customer relationship intangibles and mortgage servicing rights arising from acquisitions and are initially measured at fair value. Long-lived intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such an asset is determined to be impaired when comparing undiscounted future cash flows to net book value, the impairment loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. The primary estimates which would be inherent in the impairment evaluation include fair market value, general market conditions, and projections of future operating results.

Stock Based Compensation

The Company maintains various equity-based compensation plans. These plans provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, and stock bonus awards. The Company values equity-based awards at the grant date fair value and recognizes expense over the requisite service period taking into account retirement eligibility.

Earnings Per Common Share

Basic earnings per share is net income attributable to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options and unvested restricted shares computed using the treasury stock method.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Earnings per share have been computed based on the following for the periods ended:

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Weighted average number of common shares outstanding:
Basic	45,120	44,271	45,120	35,876
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	337	–	213	–
Diluted	45,457	44,271	45,333	35,876

The dilutive effect of stock options and unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Anti-dilutive stock options	2,236	–	1,622	–
Anti-dilutive restricted shares	–	–	–	–

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 will not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’ equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the new guidance will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued new guidance impacting transfers and servicing. The objective of this guidance is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This guidance is effective for financial asset transfers occurring after December 31, 2009. The adoption of this guidance was not material to our consolidated financial statements.

In June 2009, the FASB issued new guidance impacting consolidation of variable interest entities. The objective of this guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance was effective as of January 1, 2010. The adoption of this guidance was not material to our consolidated financial statements.

In February 2010, the FASB issued new guidance impacting fair value measurements and disclosures. The new guidance requires a gross presentation of purchases and sales of Level 3 activities and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The guidance related to the transfers between Level 1 and Level 2 measurements was effective for us on January 1, 2010. The guidance that requires increased disaggregation of the Level 3 activities is effective for us on January 1, 2011.

In March 2010, the FASB issued new guidance impacting receivables. The new guidance clarifies that a modification to a loan that is part of a pool of loans that were acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance is effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance was not material to our consolidated financial statements.

Note 2—Business Combinations and Acquisitions

On January 28, 2011, Capital Bank Corporation completed the issuance and sale of 71,000 shares of its common stock to NAFH for $181,050 in cash. As a result of this NAFH investment and the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Capital Bank Corporation’s common stock. In

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

connection with the NAFH investment in Capital Bank Corporation, each shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank Corporation’s existing loan portfolio.

Also in connection with the NAFH investment, Capital Bank Corporation’s Series A Preferred Stock and warrant to purchase shares of common stock issued by Capital Bank Corporation to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly, Capital Bank Corporation is no longer subject to the restrictions imposed by the terms of the Series A Preferred Stock or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) that are imposed on TARP recipients.

Pursuant to the NAFH investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of Capital Bank Corporation’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. Capital Bank Corporation issued 1,613 shares of common stock in exchange for $4,113 upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the NAFH investment, Capital Bank Corporation amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the NAFH investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding Capital Bank Corporation’s outstanding voting securities or total voting power. On January 28, 2011, Capital Bank Corporation received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested stock options in connection with the transactions contemplated by the NAFH investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1,119. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3,156.

Capital Bank Corporation determined push-down accounting to be appropriate for this transaction in accordance with SEC guidance, and as such, has applied the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011 (subsequently reduced to 83% following the Rights Offering on March 11, 2011).

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

The following table summarizes the NAFH investment and Capital Bank Corporation’s preliminary opening balance sheet:

As of January 28, 2011 (Unaudited)
Fair value of assets acquired:
Cash and cash equivalents	$208,255
Investment securities	225,336
Mortgage loans held for sale	2,569
Loans	1,135,164
Goodwill	33,090
Other intangible assets	5,004
Deferred tax assets	55,391
Other assets	65,993
Total assets acquired	1,730,802

Fair value of liabilities assumed:
Deposits	1,351,467
Borrowings	123,837
Subordinated debt	19,392
Other liabilities	12,021
Total liabilities assumed	1,506,717

Net assets acquired	224,085
Less: non-controlling interest at fair value	(43,785)

180,300
Underwriting and legal costs	750

Purchase price	$181,050

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available. The Company believes that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may result in changes to the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

On April 29, 2011, TIB Bank was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. Pursuant to the merger agreement dated April 27, 2011, between NAFH Bank and TIB Bank, TIBB exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, NAFH Bank.

On June 30, 2011, Capital Bank was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. In connection with the transaction, NAFH Bank also changed its name to Capital Bank, National Association. As a result of the Bank Merger, Capital Bank Corporation owned approximately 38% of Capital Bank, NA, with NAFH having a direct ownership of 29% and TIBB owning the remaining 33%.

On September 7, 2011, Green Bankshares completed the issuance and sale of 119,900 shares of its common stock to NAFH for gross consideration of $217,019 less $750 of NAFH’s expenses which were reimbursed by Green Bankshares. The total consideration was comprised of $147,600 of cash and the Company’s Series A

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Preferred Stock and warrant to purchase shares of common stock issued by Green Bankshares to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) which were repurchased by NAFH and contributed to Green Bankshares at fair value of $68,700 as a component of the NAFH investment consideration. Subsequently Green Bankshares cancelled the Series A Preferred Stock. In connection with the NAFH Investment, each Green Bankshares shareholder as of September 6, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

As a result of the NAFH Investment, NAFH now owns approximately 90% of the voting securities of the Green Bankshares and followed the acquisition method of accounting and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets and contingent liabilities were identified and a fair value was determined as required by the accounting guidance for business combinations. Accounting guidance also allows the application of “push down accounting,” whereby the adjustments of assets and liabilities to fair value and the resultant goodwill are shown in the financial statements of the acquiree.

The following table summarizes the NAFH Investment and Green Bankshares opening balance sheet as of September 7, 2011 adjusted to fair value:

As of September 7, 2011 (Unaudited)
Fair value of assets acquired:
Cash and cash equivalents	$542,725
Securities available for sale	173,784
Loans	1,342,798
Premises and equipment	72,261
Goodwill	23,100
Intangible assets	12,118
Deferred tax asset	53,407
Other assets	142,836

Total assets acquired	$2,363,029

Fair value of liabilities assumed:
Deposits	$1,872,050
Long-term debt and other borrowings	229,345
Other liabilities	(18,551)

Total liabilities assumed	$2,119,946
Net assets	243,083
Less: Non-controlling interest at fair value	26,814

$216,269

Legal costs	750

Purchase consideration	$217,019

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and as a result, there is no tax basis in the resulting goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Other than goodwill, the only other intangible asset identified as part of the valuation of Green Bankshares was the Core Deposit Intangible (“CDI”) which is amortized as noninterest expense on a straight line basis over its estimated life which is an eight year period.

In connection with the GreenBankshares acquisition, the Company is a party to a number of asserted legal claims. At the present time, management has determined that each is in preliminary stages including awaiting discovery and proceedings. Accordingly, management has concluded that ranges of reasonably estimable possible losses cannot yet be established. The Company intends to vigorously defend itself from the claims.

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts. Thus, the provisional measurements of fair value reflected are subject to change as other confirming events occur including the receipt and finalization of updated appraisals. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

The following table reflects the pro forma total net interest income, non interest income and net loss for periods presented as though the acquisition of Capital Bank Corporation and Green Bankshares, Inc. had taken place at the beginning of each period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations.

	Pro Forma (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net interest income	$65,710	$44,337	$180,360	$114,319
Non-interest income	$24,339	$27,703	$53,434	$49,205
Net income (loss)	$(17,164)	$(29,544)	$(36,893)	$(44,857)

Note 3—Investment Securities

The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities held to maturity and available for sale at September 30, 2011 and December 31, 2010 are presented below:

	September 30, 2011
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$149,957	$313	$7	$150,263
States and political subdivisions—tax exempt	29,527	1,980	2	31,505
States and political subdivisions—taxable	8,129	473	3	8,599
Marketable equity securities	1,833	16	28	1,821
Mortgage-backed securities—residential government issued	565,604	12,051	350	577,305
Mortgage backed securities – residential private label	6,484	194	52	6,626
Corporate bonds	4,300	–	335	3,965
Collateralized debt obligation	622	4	347	279

	$766,456	$15,031	$1,124	$780,363

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

	December 31, 2010
Held to Maturity	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Foreign government	$250	$–	$–	$250

	$250	$–	$–	$250

	December 31, 2010
Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligation	807	–	12	795

	$483,929	$1,010	$5,473	$479,466

Proceeds from sales and calls of securities available for sale were $268,247 and $335,009 for the three and nine months ended September 30, 2011, respectively. Gross gains of approximately $3,284 and $3,352 were realized on these sales and calls during the three and nine months ended September 30, 2011, respectively.

The Company owns a collateralized debt obligation collateralized by trust preferred securities issued primarily by banks and several insurance companies. Our analysis of this investment falls within the scope of ASC 325-40. The Company compares the present value of expected cash flows to the previous estimate to ensure there are no adverse changes in the expected cash flows. The Company utilizes a discounted cash flow valuation model which considers the structure and term of the CDO and the financial condition of the underlying issuers. Specifically, the model details interest rates, principal balances of note classes and underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults by issuers of the underlying trust preferred securities. Assumptions used in the model include expected future default rates. Interest payment deferrals are generally treated as defaults even though they may not actually result in defaults. We engage an independent third party valuation firm to estimate the fair value and credit loss potential of this security. Based upon this analysis, as of September 30, 2011, management concluded that $236 of the decline in value met the definition of other-than-temporary impairment under generally accepted accounting principles because credit losses had been incurred.

The table below presents a roll forward of the credit losses recognized in earnings for the three and nine months ended September 30, 2011:

	Three Months Ended	Nine Months Ended
Beginning balance	$–	$–
Additions/subtractions
Credit losses recognized during the period	236	236

Ending balance, September 30, 2011	$236	$236

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at September 30, 2011 by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

September 30, 2011
Due in one year or less	$130,700
Due after one year through five years	13,630
Due after five years through ten years	12,006
Due after ten years	38,275
Marketable equity securities	1,821
Mortgage-backed securities—residential	583,931

$780,363

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
September 30, 2011	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$4,004	$7	$–	$–	$4,004	$7
States and political subdivisions—tax exempt	1,141	2	–	–	1,141	2
States and political subdivisions—taxable	905	3	–	–	905	3
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities—residential	38,317	402	–	–	38,317	402
Corporate bonds	2,381	335	–	–	2,381	335
Collateralized debt obligation	225	347	–	–	225	347

Total temporarily impaired	$47,047	$1,124	$–	$–	$47,047	$1,124

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$20,725	$382	$–	$–	$20,725	$382
States and political subdivisions—tax exempt	5,191	128	–	–	5,191	128
States and political subdivisions—taxable	8,198	227	–	–	8,198	227
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities—residential	255,676	4,696	–	–	255,676	4,696
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligation	795	12	–	–	795	12

Total temporarily impaired	$290,659	$5,473	$–	$–	$290,659	$5,473

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

As of September 30, 2011, the Company’s security portfolio consisted of 163 securities, 23 of which were in an unrealized loss position. As of December 31, 2010, the Company’s security portfolio consisted of 106 securities, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.

99% of the mortgage-backed securities at September 30, 2011 and all of the mortgage backed securities at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, institutions which the government has affirmed its commitment to support. Unrealized losses associated with these securities are attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is not more likely than not that it will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at September 30, 2011 or December 31, 2010.

Note 4—Loans

The following table sets forth carrying amount of loans net of deferred costs of $553:

Loan Type	September 30, 2011	December 31, 2010
Non-owner occupied commercial real estate	$949,959	$500,470
Other commercial C&D	484,924	113,681
Multifamily commercial real estate	107,592	56,105
1-4 family residential C&D	90,064	16,341

Total commercial real estate	$1,632,539	$686,597

Owner occupied commercial real estate	843,586	347,741
Commercial and industrial	438,401	94,302

Total commercial	$1,281,987	$442,043

1-4 family residential	850,600	422,057
Home equity	390,861	119,039
Consumer	119,023	43,054

Total consumer	$1,360,484	$584,150

Other	110,769	29,957

Total	$4,385,779	$1,742,747

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired (“PCI”), and (ii) non PCI loans. Loans originated by the Company and loans acquired through the acquisition of TIBB, Capital Bank and GRNB are excluded from the loss sharing agreements and are classified as “not covered”. Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Loans acquired are recorded at fair value in accordance with acquisition accounting, exclusive of the loss sharing agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether the present value of its estimated cash flows from the loan pools, determined using the effective interest rates, has decreased, such that the present value of such cash flows is less than the recorded investment of the pool, and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected such that the present value exceeds the recorded investment in the pool, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

Resulting from the acquisition of Capital Bank Corp. and Green Bankshares, Inc., purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

	Capital Bank Corp.	Green Bankshares, Inc.
Contractually required payments	$1,318,702	$1,873,056
Nonaccretable difference	(98,777)	(328,383)

Cash flows expected to be collected at acquisition	1,219,925	1,544,673
Accretable yield	(163,892)	(247,745)

Fair value of acquired loans at acquisition	$1,056,033	$1,296,928

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Nine Months Ended September 30, 2011
Balance, beginning of period	$292,805
New loans purchased	411,637
Accretion of income	(108,604)
Reclassifications from nonaccretable difference	186,384

Balance, end of period	$782,222

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by the Company. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which was their fair value at the time of the acquisition. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Because of the loss protection provided by the FDIC, the risks of Capital Bank’s loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “noncovered loans.”

Non-covered Loans

The following is a summary of the major categories of non-covered loans outstanding as of September 30, 2011 and December 31, 2011:

September 30, 2011	PCI Loans	Non-PCI Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$763,057	$53,005	$816,062
Other commercial C&D	397,549	26,696	424,245
Multifamily commercial real estate	84,647	562	85,209
1-4 family residential C&D	60,433	24,844	85,277

Total commercial real estate	1,305,686	105,107	1,410,793

Owner occupied commercial real estate	533,254	192,945	726,199
Commercial and industrial	262,942	148,889	411,831

Total commercial	796,196	341,834	1,138,030

1-4 family residential	627,179	89,959	717,138
Home equity	155,756	161,576	317,332
Consumer	68,262	50,573	118,835

Total consumer	851,197	302,108	1,153,305

Other	93,954	9,357	103,311

Total	$3,047,033	$758,406	$3,805,439

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

December 31, 2010	PCI Loans	Non-PCI Loans	Total Noncovered Loans
Non-owner occupied commercial real estate	$320,928	$8,939	$329,867
Other commercial C&D	30,741	1,098	31,839
Multifamily commercial real estate	25,664	–	25,664
1-4 family residential C&D	5,570	3,411	8,981

Total commercial real estate	382,903	13,448	396,351

Owner occupied commercial real estate	210,170	8,318	218,488
Commercial and industrial	46,519	15,633	62,152

Total commercial	256,689	23,951	280,640

1-4 family residential	251,348	15,090	266,438
Home equity	12,220	27,010	39,230
Consumer	32,525	10,529	43,054

Total consumer	296,093	52,629	348,722

Other	19,798	952	20,750

Total	$955,483	$90,980	$1,046,463

Covered Loans

The following is a summary of the major categories of covered loans outstanding as of September 30, 2011 and December 31, 2010:

September 30, 2011	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$133,842	$56	$133,898
Other commercial C&D	60,678	–	60,678
Multifamily commercial real estate	22,383	–	22,383
1-4 family residential C&D	4,787	–	4,787

Total commercial real estate	221,690	56	221,746

Owner occupied commercial real estate	117,388	–	117,388
Commercial and industrial	25,480	1,090	26,570

Total commercial	142,868	1,090	143,958

1-4 family residential	133,462	–	133,462
Home equity	21,331	52,198	73,529
Consumer	188	–	188

Total consumer	154,981	52,198	207,179

Other	7,457	–	7,457

Total	$526,996	$53,344	$580,340

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

December 31, 2010	PCI Loans	Non-PCI Loans	Total Covered Loans
Non-owner occupied commercial real estate	$170,606	$–	$170,606
Other commercial C&D	81,842	–	81,842
Multifamily commercial real estate	30,441	–	30,441
1-4 family residential C&D	7,357	–	7,357

Total commercial real estate	290,246	–	290,246

Owner occupied commercial real estate	129,253	–	129,253
Commercial and industrial	29,592	2,558	32,150

Total commercial	158,845	2,558	161,403

1-4 family residential	155,619	–	155,619
Home equity	6,217	73,592	79,809
Consumer	–	–	–

Total consumer	161,836	73,592	235,428

Other	9,207	–	9,207

Total	$620,134	$76,150	$696,284

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of September 30, 2011 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non- Covered	Covered	Non-Covered	Covered	Non- Covered
Non-owner occupied commercial real estate	$–	$–	$–	$–	$–	$–	$–
Other commercial C&D	–	–	–	–	–	–	–
Multifamily commercial real estate	–	–	–	–	–	–	–
1-4 family residential C&D	–	–	–	–	–	157	157

Total commercial real estate	–	–	–	–	–	157	157
Owner occupied commercial real estate	–	566	–	–	–	–	566
Commercial and industrial	–	–	–	–	98	12	110

Total commercial	–	566	–	–	98	12	676
1-4 family residential	–	–	–	–	–	104	104
Home equity	887	1,820			2,711	1,632	7,050
Consumer	–	238	–	–	–	3	241

Total consumer	887	2,058	–	–	2,711	1,739	7,395
Other	–	–	–	–	–	–	–

Total	$887	$2,624	$–	$–	$2,809	$1,908	$8,228

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non- Covered	Covered	Non-Covered	Covered	Non- Covered
Non-owner occupied commercial real estate	$6,296	$11,975	$27,481	$45,742	$–	$–	$91,494
Other commercial C&D	4,747	29,918	36,723	92,275	–	–	163,663
Multifamily commercial real estate	1,049	3,015	4,370	2,034	–	–	10,468
1-4 family residential C&D	–	1,030	3,325	5,974	–	–	10,329

Total commercial real estate	12,092	45,938	71,899	146,025	–	–	275,954

Owner occupied commercial real estate	2,248	10,940	16,146	39,544	–	–	68,878
Commercial and industrial	1,008	980	2,157	21,517	–	–	25,662

Total commercial	3,256	11,920	18,303	61,061	–	–	94,540

1-4 family residential	4,638	8,744	25,839	27,229	–	–	66,450
Home equity	553	3,315	2,740	2,466	–	–	9,074
Consumer	–	1,805	–	509	–	–	2,314

Total consumer	5,191	13,864	28,579	30,204	–	–	77,838

Other	0	1,518	6,779	1,878	–	–	10,175

Total	$20,539	$73,240	$125,560	$239,168	$–	$–	$458,507

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of September 30, 2011 and December 31, 2010.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at September 30, 2011:

	Pass	Special Mention	Substandard	Doubtful	Total
Non-owner occupied commercial real estate	$53,005	$–	$56	$–	$53,061
Other commercial C&D	26,688	8	–	–	26,696
Multifamily commercial real estate	562	–	–	–	562
1-4 family residential C&D	22,828	325	1,692	–	24,845

Total commercial real estate	103,083	333	1,748	–	105,164

Owner occupied commercial real estate	190,835	–	2,110	–	192,945
Commercial and industrial	149,029	146	804	–	149,979

Total commercial	339,864	146	2,914	–	342,924

1-4 family residential	89,090	649	219	–	89,958
Home equity	208,149	700	4,925	–	213,774
Consumer	50,571	1	1	–	50,573

Total consumer	347,810	1,350	5,145	–	354,305

Other	9,338	19	–	–	9,357

Total	$800,095	$1,848	$9,807	$–	$811,750

The credit impact of purchased impaired loans is primarily determined by estimates of expected cash flows. Such estimates are influenced by a number of credit related items which may include, but are not limited to, estimated real estate values, payment patterns, economic environment, LTV ratios and origination dates.

Note 5—FDIC Indemnification Asset

The following is a summary of the year to date activity in the FDIC indemnification asset.

Balance, December 31, 2010	$91,467
Increase related to unfavorable change in loss estimates	6,467
Amortization	(962)
Reimbursable losses claimed	(29,816)

Balance, September 30, 2011	$67,156

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Note 6—Allowance for Loan Losses

Activity in the allowance for loan losses for the three and nine months ended September 30, 2011 and 2010 follows:

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Balance, beginning of period	$7,689	$–	$753	$–
Provision for loan losses charged to expense	9,764	–	19,727	–
Loans charged off	(375)	–	(3,402)	–
Recoveries of loans previously charged off	26	–	26	–

Balance, end of period	$17,104	$–	$17,104	$–

Activity in the allowance for loan losses for the three months ended September 30, 2011 is as follows:

	June 30, 2011	Provision	Net Charge-offs	September 30, 2011
Non-owner occupied commercial real estate	$457	$1,894	$–	$2,351
Other commercial C&D	235	2,043	17	2,295
Multifamily commercial real estate	14	167	–	181
1-4 family residential C&D	264	234	–	498

Total commercial real estate	970	4,338	17	5,325

Owner occupied commercial real estate	1,411	1,550	–	2,961
Commercial and industrial	2,280	295	4	2,579

Total commercial	3,691	1,845	4	5,540

1-4 family residential	544	1,425	3	1,972
Home equity	1,327	1,869	(374)	2,822
Consumer	907	185	1	1,093

Total consumer	2,778	3,479	(370)	5,887

Other	250	102	–	352

Total	$7,689	$9,764	$(349)	$17,104

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Activity in the allowance for loan losses for the nine months ended September 30, 2011 is as follows:

	December 31, 2010	Provision	Net Charge-offs	September 30, 2011
Non-owner occupied commercial real estate	$79	$2,272	$–	$2,351
Other commercial C&D	6	2,272	17	2,295
Multifamily commercial real estate	–	181	–	181
1-4 family residential C&D	19	479	–	498

Total commercial real estate	104	5,204	17	5,325

Owner occupied commercial real estate	70	2,891	–	2,961
Commercial and industrial	133	2,442	4	2,579

Total commercial	203	5,333	4	5,540

1-4 family residential	215	1,754	3	1,972
Home equity	33	6,149	(3,360)	2,822
Consumer	184	949	(40)	1,093

Total consumer	432	8,852	(3,397)	5,887

Other	14	338	–	352

Total	$753	19,727	$(3,376)	17,104

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired
Non-owner occupied commercial real estate	$–	$538	1,813	$–	$53,060	$896,898
Other commercial C&D	–	386	1,909	–	26,696	458,228
Multifamily commercial real estate	–	12	169	–	562	107,030
1-4 family residential C&D	–	368	130	–	24,844	65,220

Total commercial real estate	–	1,304	4,021	–	105,163	1,527,376

Owner occupied commercial real estate	–	1,834	1,127	–	192,946	650,642
Commercial and industrial	–	1,592	987	–	149,979	288,422

Total commercial	–	3,426	2,114	–	342,925	939,063

1-4 family residential		765	1,208	–	89,959	760,641
Home equity	550	110	2,161	1,524	212,250	177,087
Consumer		366	727	–	50,573	68,449

Total consumer	550	1,241	4,096	1,524	352,782	1,006,177

Other	–	68	284	–	9,357	101,411

Total	$550	$6,039	$10,515	$1,524	$810,227	$3,574,028

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Note 7—Capital Adequacy

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements result in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At September 30, 2011 and December 31, 2010 the Bank maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum ratios along with the actual ratios for the Company and the Bank as of September 30, 2011 and December 31, 2010 are presented in the following table.

	Well Capitalized Requirement		Adequately Capitalized Requirement		September 30, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)
Consolidated		N/A	≥	4.0%	15.8%	24.3%
Capital Bank, NA (formerly NAFH NB)	≥	5.0%	≥	4.0%	13.8%	12.1%

Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A	≥	4.0%	19.4%	41.8%
Capital Bank, NA (formerly NAFH NB)	≥	6.0%	≥	4.0%	15.9%	17.1%

Total Capital (to Risk Weighted Assets)
Consolidated		N/A	≥	8.0%	19.9%	41.9%
Capital Bank, NA (formerly NAFH NB)	≥	10.0%	≥	8.0%	16.4%	17.1%

Management believes, as of September 30, 2011, that the Company and the Bank meet all capital requirements to which they are subject. Tier 1 Capital for the Company includes trust preferred securities to the extent allowable.

The ability of the Bank to pay dividends to the Company is restricted under state banking laws. During 2011 and 2010, no dividends were declared by the Bank.

Note 8—Fair Value Measurements

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Valuation of Investment Securities

The fair values of securities available for sale are determined by: 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs); 2) matrix pricing, which is a mathematical technique widely used in the financial markets to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs); and 3) for collateralized debt obligations, certain corporate debt securities that are not actively traded and certain other assets and liabilities recorded at fair value in connection with the application of the acquisition method of accounting, custom discounted cash flow modeling (Level 3 inputs).

As of September 30, 2011, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies and certain corporate debt securities which are not actively traded. The inputs used in determining the estimated fair value of these securities are Level 3 inputs. In determining their estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Additionally, cash flows utilized in the modeling of the collateralized debt obligation security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. The Company generally uses independent external appraisers in this process who routinely make adjustments to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. The Company’s policy is to update appraisals, at a minimum, annually for all classified assets, which include collateral dependent loans and OREO. We consider appraisals dated within the past 12 months to be current and do not typically make adjustments to such appraisals. In the Company’s process for reviewing third-party prepared appraisals, any differences of opinion on values, assumptions or adjustments to comparable sales data are typically reconciled directly with the independent appraiser prior to acceptance of the final appraisal.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at September 30, 2011 Using
	September 30, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Trading securities	$507	$507	$–		$–

Available for sale securities
U.S. Government agencies and corporations	$150,263	$–	$150,263	$
States and political subdivisions-tax exempt	31,505	–	31,505		–
States and political subdivisions-taxable	8,599		8,599
Marketable equity securities	1,821	1,821	–		–
Mortgage-backed securities-residential	583,931	–	583,931		–
Corporate bonds	3,965	–	1,798		2,167
Collateralized debt obligations	279	–	–		279

Available for sale securities	$780,363	$1,821	$776,096		$2,446

	December 31, 2010	Fair Value Measurements at December 31, 2010 Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$49,133	$–	$49,133	$–
States and political subdivisions—tax exempt	5,792	–	5,792	–
States and political subdivisions—taxable	9,354	–	9,354	–
Marketable equity securities	74	–	74	–
Mortgage-backed securities—residential	412,213	–	412,213	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$479,466	$–	$478,671	$795

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

The tables below present reconciliations and income statement classifications of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2011 and held at September 30, 2011. No assets were measured at fair value using Level 3 inputs during the three and nine months ended September 30, 2010.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Three Months Ended September 30, 2011
	Corporate Bonds	Collateralized Debt Obligations
Beginning balance, July 1, 2011	$1,107	$679
Acquired through the acquisition of Green Bankshares, Inc.	1,060	50
Included in earnings—other than temporary impairment	–	(236)
Included in other comprehensive income	–	(214)
Transfer in to Level 3	–	–

Ending balance September 30, 2011	$2,167	$279

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Nine Months Ended September 30, 2011
	Corporate Bonds	Collateralized Debt Obligations
Beginning balance, January 1, 2011	$–	$795
Acquired through acquisition of Capital Bank Corporation	1,107	–
Acquired through the acquisition of Green Bankshares, Inc.	1,060	50
Included in earnings—other than temporary impairment	–	(236)
Included in other comprehensive income	–	(330)
Transfer in to Level 3	–	–

Ending balance September 30, 2011	$2,167	$279

	Fair Value Measurements at September 30, 2011 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$–	$–	$91,815
Other repossessed assets	–	272	–

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

The carrying amounts and estimated fair values of financial instruments, at September 30, 2011 and December 31, 2010 are as follows:

	September 30, 2011		December 31, 2010
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$818,384	$818,384	$886,925	$886,925
Investment securities	780,870	780,870	479,716	479,716
Loans, net	4,368,675	4,438,286	1,741,994	1,781,181
FDIC indemnification asset	67,156	67,156	91,467	91,467
Federal reserve, federal home loan bank and correspondent bankers’ bank stock	38,602	38,602	23,465	23,465
Accrued interest receivable	9,768	9,768	8,286	8,286

Financial liabilities:
Non-contractual deposits	$2,865,962	$2,865,962	$906,742	$906,742
Contractual deposits	2,385,515	2,385,750	1,353,510	1,355,099
Federal Home Loan Bank Advances	238,415	240,871	243,067	242,522
Short-term borrowings	64,583	64,582	61,969	61,969
Long-term borrowings	55,463	57,523	–	–
Subordinated debentures	82,703	89,522	22,887	25,267
Accrued interest payable	7,645	7,645	9,334	9,334

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Discounted cash flows incorporate probability of default and loss given default assumptions which are based upon, among other things, loan and collateral type and specific loan to value information. Loan to value information which is not recent is adjusted using industry data tables to incorporate changes in fair values from the most recent information available. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair values of long-term debt are based on current rates for similar financing. The fair value of off-balance sheet items including commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

Note 9—Other Real Estate Owned

Activity in other real estate owned is as follows:

	Nine Months Ended September 30, 2011	Three Months Ended September 30, 2011
Balance, beginning of period	$70,817	$77,887
Increase due to acquisitions	86,254	71,773
Real estate acquired	53,981	20,433
Valuation write downs	(5,434)	(4,428)
Property sold	(53,109)	(13,156)
Balance, end of period	$152,509	$152,509

Note 10—Stock-Based Compensation

As of September 30, 2011, the Company had one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares (limited to 10% of outstanding shares of common stock) of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock units. If any awards granted under the Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the Plan.

The following table summarizes the components and classification of stock-based compensation expense for the three and nine months ended September 30, 2011. As there were no outstanding, unvested equity awards prior to the first quarter of 2011, no stock-based compensation expense was recorded in prior periods.

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Stock options	$1,523	$3,553
Restricted stock	1,265	2,809
Total stock-based compensation expense	$2,788	$6,362
Salaries and employee benefits	$2,357	$5,418
Other expense	431	944
Total stock-based compensation expense	$2,788	$6,362

The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options was approximately $1,076 and $2,454 for the three and nine months ended September 30, 2011, respectively.

Stock Options

Under the 2010 Plan, the exercise price for common stock must equal at least 100% of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10% of the common stock must equal at least 110% of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options granted during the first quarter of 2011 vest over a service period of approximately 2 years.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted during the nine months ended September 30, 2011.

Nine Months Ended September 30, 2011
Dividend yield	0.00%
Risk-free interest rate	1.87%
Expected option life	5 years
Volatility	33%
Weighted average grant-date fair value of options granted	$4.41

•

The dividend yield assumption is consistent with management expectations of dividend distributions based upon the Company’s business plan. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During the nine months ended September 30, 2011, stock based compensation expense was recorded based upon estimates that we would experience no forfeitures. Our estimate of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in our estimates will be accounted for prospectively in the period of change.

As of September 30, 2011, unrecognized compensation expense associated with stock options was $6,405 which is expected to be recognized over a weighted average period of approximately 1 year.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

A summary of the stock option activity in the 2010 Plan is as follows:

	Shares	Weighted Average Exercise Price Per Share
Balance, January 1, 2011	–	$–
Granted	2,236	20.00
Exercised	–	–
Expired or forfeited	–	–
Balance, September 30, 2011	2,236	$20.00

The weighted average remaining term for outstanding stock options was approximately 8 years at September 30, 2011. The aggregate intrinsic value at September 30, 2011 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date. There were no options exercisable at September 30, 2011 or December 31, 2010.

Options outstanding at September 30, 2011 were as follows:

	Outstanding Options			Options Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number	Weighted Average Exercise Price
$20.00	2,236	8.23 years	$20.00	–	N/A

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is based upon the performance of the Company’s common stock. The terms of the restricted stock awards granted during the first half of 2011 provide for vesting upon the achievement of stock price goals as follows: 1) 33% at $25.00 per share; 2) 33% at $28.00 per share; and 3) 33% at $32.00 per share. Achievement of stock price goals is generally defined as the average closing price of the shares for any consecutive 30-day trading period exceeding the applicable price target.

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

The fair value of each restricted stock award is estimated as of the date of grant using a risk-neutral Monte Carlo simulation model that projected the Company’s stock price over 10,000 random scenarios in order to assess the stock price along those paths where vesting conditions are met. The value of the restricted stock award is equal to the weighted average present value of the terminal projected stock price of all 10,000 paths, where paths are set to $0 when vesting conditions are not met or the awards are forfeited. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The following table summarizes the weighted average assumptions used to compute the grant-date fair value of restricted stock awards granted during the nine months ended September 30, 2011.

Nine Months Ended September 30, 2011
Starting share price (based upon most recent trade)	$17.00
Risk-free interest rate	Forward Treasury Curve
Market risk premium	0.00%
Volatility (year 1, year 2, year 3 and after 3 years, respectively)	21% /24% /31% /32.5%
Annual forfeiture estimate	0.00%
Weighted average grant-date fair value of restricted stock awards granted	$13.00

•	An increase in the risk-free interest rate will increase stock compensation expense.

•

The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

•	An increase in the annual forfeiture estimate will decrease stock compensation expense.

The value of the restricted stock is being amortized on a straight-line basis over the implied service periods. No restricted stock awards vested during the nine months ended September 30, 2011.

A summary of the restricted stock activity in the plan is as follows:

	Shares	Weighted Average Grant-Date Fair Value Per Share
Balance, January 1, 2011	–	$–
Granted	1,030	13.00
Vested	–	–
Expired or forfeited	–	–
Balance, September 30, 2011	1,030	$13.00

As of September 30, 2011, unrecognized compensation expense associated with restricted stock awards was $11,149, which is expected to be recognized over a weighted average period of approximately 3 years.

Acquired Institutions’ Equity Incentive Plans

As of September 30, 2011, the Company’s subsidiary, Capital Bank Corp. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is the Capital Bank Corporation Equity Incentive Plan (the

North American Financial Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

September 30, 2011 and 2010

(dollars in thousands)

“Capital Plan”), which was approved by its shareholders. Under the Capital Plan, the Board of Directors of Capital Bank Corp. may grant nonqualified stock-based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of Capital Bank Corp. that may be optioned or awarded through the expiration of the plan is 1,150 shares. If options or awards granted under the Capital Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At September 30, 2011, shares available for grant under the Capital Plan were 618.

As of September 30, 2011, the Company’s subsidiary, TIB Financial Corp. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “TIB Plan”), which was approved by its shareholders. Under the TIB Plan, the Board of Directors of TIB Financial Corp. may grant nonqualified stock-based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of TIB Financial Corp. that may be optioned or awarded through the 2014 expiration of the plan is 250 shares, no more than 200 of which may be issued pursuant to awards granted in the form of restricted shares. If options or awards granted under the TIB Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At September 30, 2011, shares available for grant under the TIB Plan were 243.

As of September 30, 2011, the Company’s subsidiary, Green Bankshares, Inc. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, restricted share units, deferred share units and performance awards. This is its 2004 Long-Term Incentive Plan (the “GreenBank Plan”), which was approved by its shareholders. Under the GreenBank Plan, the Board of Directors of Green Bankshares, Inc. may grant nonqualified stock-based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of Green Bankshares, Inc. that may be optioned or awarded through the 2014 expiration of the plan is 500 shares. If options or awards granted under the GreenBank Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At September 30, 2011, shares available for grant under the GreenBank Plan were 170.

As the awards outstanding under the equity incentive plans of acquired subsidiaries have exercise prices which exceed the current respective stock prices, management believes these outstanding options to be immaterial to the Company’s consolidated financial statements.

North American Financial Holdings, Inc.

Consolidated Financial Statements as of and for the Year Ended

December 31, 2010 and as of December 31, 2009 and for the Period from November 30, 2009 to December 31, 2009

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, based on our audit and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of North American Financial Holdings, Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and the period from November 30, 2009 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of TIB Financial Corp., a 98.7% owned subsidiary, which statements reflect total assets (in thousands) of $1,756,866 as of December 31, 2010 and total net interest income after provision for loan losses (in thousands) of $12,030 for the three months then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for North American Financial Holdings, Inc., is based solely on the report of the other auditors. We conducted our audit of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

North American Financial Holdings, Inc.

Consolidated Balance Sheets

December 31, 2010 and 2009

(dollars and shares in thousands, except per share data)	2010	2009
Assets
Cash and due from banks	$886,925	$526,711
Investment securities held to maturity (estimated fair value $250)	250	–
Investment securities available for sale (amortized cost $483,929)	479,466	–

Loans, net of deferred loan costs and fees	1,742,747	–
Less: Allowance for loan losses	753	–

Loans, net	1,741,994	–

Other real estate owned	70,817	–
Receivable from FDIC	46,585	–
Indemnification asset	91,467	–
Premises and equipment, net	44,078	–
Goodwill	36,616	–
Intangible assets, net	15,154	–
Deferred income tax asset	16,789	50
Accrued interest receivable and other assets	66,850	–

Total assets	$3,496,991	$526,761

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing demand	$295,713	$–
Interest-bearing	1,964,384	–

Total deposits	2,260,097	–

Federal Home Loan Bank (FHLB) advances	243,067	–
Short-term borrowings	61,969	–
Long-term borrowings	22,887	–
Accrued interest payable and other liabilities	27,735	441

Total liabilities	2,615,755	441

Shareholders’ Equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	–	–
Common stock-Class A $0.01 par value: 200,000 shares authorized, 21,384 and 19,181 shares issued and outstanding	214	192
Common stock-Class B $0.01 par value: 200,000 shares authorized, 23,736 and 8,726 shares issued and outstanding	237	87
Additional paid in capital	865,673	526,133
Retained earnings (accumulated deficit)	11,938	(92)
Accumulated other comprehensive loss	(2,759)	–
Noncontrolling interest	5,933	–

Total shareholders’ equity	881,236	526,320

Total Liabilities and Shareholders’ Equity	$3,496,991	$526,761

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Consolidated Statements of Income

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to

December 31, 2009

(dollars in thousands)	2010	2009
Interest and dividend income
Loans, including fees	$36,429	$–
Investment securities	2,713	–
Interest-bearing deposits in other banks	3,462	72
Federal Home Loan Bank stock	141	–

Total interest and dividend income	42,745	72

Interest expense
Deposits	4,656	–
Long-term debt-subordinated debentures	458	–
Federal Home Loan Bank advances	931	–
Borrowings	189	–

Total interest expense	6,234	–

Net interest income	36,511	72
Provision for loan losses	753	–

Net interest income after provision for loan losses	35,758	72

Noninterest income
Service charges on deposit accounts	1,992	–
Fees on mortgage loans originated and sold	449	–
Investment advisory and trust fees	354	–
Gain on acquisition of banks	15,175	–
Other income	1,645	–

Total noninterest income	19,615	–

Noninterest expense
Salaries and employee benefits	17,229	40
Net occupancy and equipment expense	4,629	–
Professional fees	11,721	–
Other expense	10,798	174

Total noninterest expense	44,377	214

Income (loss) before income taxes	10,996	(142)
Income tax benefit	1,041	50

Net income before attribution of noncontrolling interests	12,037	(92)
Net income attributable to noncontrolling interests	7	–

Net income attributable to North American Financial Holdings, Inc.	$12,030	$(92)

Basic and diluted income (loss) per share	$0.31	$(0.01)

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Statements of Changes in Shareholders’ Equity

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(dollars and shares in thousands)	Shares Common Stock Class A	Class A Stock	Shares Common Stock Class B	Class B Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Equity
Balance, November 30, 2009 (Inception)	–	$–	–	$–	$–	$–	$–	$–	$–
Issuance of common stock	19,181	192	8,726	87	526,133				526,412
Net loss						(92)			(92)

Balance, December 31, 2009	19,181	192	8,726	87	526,133	(92)	–	–	526,320
Comprehensive income
Net income						12,030		7	12,037
Other comprehensive loss
Net market valuation adjustment on securities available for sale, net of $1,327 tax benefit
Other comprehensive loss							(2,759)	(29)	(2,788)

Comprehensive income									9,249

Issuance of common stock	2,203	22	15,010	150	339,540			–	339,712
Origination of noncontrolling interest								5,955	5,955

Balance, December 31, 2010	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Consolidated Statements of Cash Flow

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to

December 31, 2009

(dollars in thousands)	2010	2009
Cash flows from operating activities
Net income (loss)	$12,037	$(92)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Accretion of acquired loans	(30,480)	–
Depreciation and amortization	(980)	–
Provision for loan losses	752	–
Deferred income tax benefit (loss)	(159)	–
Net amortization of investment premium/discount	1,931	–
Net deferred loan costs	(216)	–
Gain on acquisition of banks	(15,175)	–
Mortgage loans originated for sale	(22,194)	–
Proceeds from sales of mortgage loans held for sale, net of fees	18,493	–
Change in accrued interest receivable and other asset	1,336	(50)
Change in accrued interest payable and other liabilities	(7,090)	441

Net cash (used in) provided by operating activities	(41,745)	299

Cash flows from investing activities
Purchases of investment securities available for sale	(211,775)	–
Sales of investment securities available for sale	22,204	–
Repayments of principal and maturities of investment securities available for sale	87,173	–
Cash received on TIB Financial Corp. acquisition	54,665	–
Cash paid on FNB acquisition, net of cash acquired	(29,751)	–
Cash received on Metro bank acquisition, net of cash paid	75,076	–
Cash received on Turnberry acquisition	57,279	–
Net purchase of FHLB and Federal Reserve stock	(2,849)	–
Principal repayments on loans, net of loans originated or acquired	54,338	–
Purchases of premises and equipment	(1,277)	–
Proceeds from sales of OREO	12,253	–

Net cash provided by investing activities	117,336	–

Cash flows from financing activities
Net increase in demand, money market and savings accounts	31,062	–
Net decrease in time deposits	(58,427)	–
Net decrease in brokered time deposits	(314)	–
Net increase in federal funds purchased and securities sold under agreements to repurchase	4,430	–
Net decrease in long term repurchase agreements	(10,000)	–
Net repayment of long term FHLB advances	(21,840)	–
Net proceeds from issuance of common shares	339,712	526,412

Net cash provided by financing activities	284,623	526,412

Net increase in cash and cash equivalents	360,214	526,711

Cash and cash equivalents
Beginning of period	526,711	–

End of period	$886,925	$526,711

Supplemental disclosures of cash paid
Interest paid	$7,387	$–
Income taxes paid	$500	$–
Supplemental disclosures of noncash transactions
Other real estate acquired from borrowers	$20,009	$–

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

1.	Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, NAFH National Bank (“NAFH NB”) and TIB Financial Corp. (“TIBB”; parent company of TIB Bank and Naples Capital Advisors, Inc.) (collectively referred to as the Company’s subsidiary banks or the “Banks”). All significant inter-company accounts and transactions have been eliminated in consolidation. As of December 31, 2010, NAFH had a total of fifty full service banking offices located in southern Florida and throughout South Carolina.

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of three failed banks: the former Metrobank of Dade County, the former Turnberry Bank and the former First National Bank of the South. On September 30, 2010, NAFH acquired a controlling interest in TIB Financial Corp. See Note 2—Acquisitions for information about the Company’s acquired operations. On January 28, 2011, the Company acquired a controlling interest in Capital Bank Corporation, see Note 20. The Company’s subsidiary banks offer a wide range of commercial and retail banking and financial services to businesses and individuals. Account services include checking, interest-bearing checking, money market, certificates of deposit and individual retirement accounts. The Banks offers all types of commercial loans, including: owner-operated commercial real estate; acquisition, development and construction; income-producing properties; working capital; inventory and receivable facilities; and equipment loans. Consumer loan products include residential real estate, installment loans, home equity, home equity lines and auto and boat loans.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. As operating results for all segments are similar, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of the allowance for loan losses, determination of fair value, determination of impairment of financial instruments, goodwill and intangible assets and the determination of deferred income tax assets and liabilities. Changes in assumptions or in market conditions could significantly affect the fair value estimates. Due to the acquisitions discussed in more detail in Note 2-Acquisitions, the measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta. Net cash flows are reported for customer loan and deposit transactions and short term borrowings.

Investment Securities and Other than Temporary Impairment

Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are realized on the trade date and determined using the specific identification method based on the amortized cost of the security sold.

Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

In determining OTTI under accounting guidance, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

When OTTI occurs, the amount of the impairment recognized in earnings depends on whether management intends to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If management intends to sell or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If management does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Future declines in the fair value of securities may result in impairment charges which may be material to the financial condition and results of operations of the Company.

Originated Loans

Loans that management has the intent and ability to hold are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. If the collectibility of interest appears doubtful, the accrual of interest is discontinued and all unpaid interest is reversed. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Nonaccrual Loans

The majority of loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on nonaccrual status, accrued interest receivable is reversed against interest income in the current period. Interest payments received thereafter are generally applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans are generally removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest. NAFH’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities.

Accounting for Acquired Loans

The Company accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH has generally aggregated the purchased loans into pools of loans with common risk characteristics. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. The Company evaluates at each balance sheet date whether the estimated cash flows and corresponding present value of its loans, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life. For further discussion of the Company’s acquisitions and loan accounting, see Notes 2 and 5 to the consolidated financial statements.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

FDIC Indemnification Asset

Because the FDIC will reimburse the Company for certain amounts related to certain acquired loans and other real estate owned should the Company experience a loss, an indemnification asset is also recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflect the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk and other uncertainties.

Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the loss share receivable, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.

Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.

Loans Held for Sale

Certain residential fixed rate mortgage loans originated by the Company are sold servicing released to third parties immediately. Certain of these sales are subject to temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All origination fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. As of December 31, 2010, the Company had mortgage loans originated for sale of $10,492 classified within the caption “Other assets” in the consolidated balance sheet. The Company and its acquired operations have not historically experienced significant losses resulting from the recourse provisions described above. Accordingly, management believes that no such provision or allowance is necessary as of December 31, 2010.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses, which is increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on factors including past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually internally classified as impaired. The general component covers nonimpaired loans and is based on subjective factors and historical loss experience adjusted for current factors.

A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract or when the loan contract terms have been modified resulting in a concession of terms and where the borrower is experiencing financial difficulty. Generally, individual commercial, commercial real estate and residential loans exceeding $500 are individually evaluated for impairment. If a loan is considered to be impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the lesser of the recorded investment in the loan or the fair value of collateral if repayment is expected solely from the collateral. Generally, large groups of smaller balance homogeneous loans, such as consumer, indirect, and residential real estate loans (other than those evaluated individually), are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, premises and equipment are depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

Operating Leases

Rent expense for the Company’s operating leases is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. It is common for lease agreements to contain various provisions for items such as step rent or other escalation clauses and lease concessions, which may offer a period of no rent payment. These types of items are considered by the Company and are recorded into expense on a straight line basis over the minimum lease terms. Certain leases require the Company to pay property taxes, insurance and routine maintenance.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at the lesser of their recorded investment or fair value less cost to sell when acquired, establishing a new cost basis. If fair value subsequently declines, a valuation allowance is recorded through expense so that the asset is reported at the lower of cost or fair value less cost to sell. Costs incurred after acquisition are generally expensed.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are not individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment annually or more frequently when events or circumstances indicate impairment may have occurred.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of a reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is required to be recognized in an amount equal to that excess.

Long-lived Assets and Other Intangible Assets

Long-lived assets, including premises and equipment, core deposit base premiums arising from acquisitions and other intangible assets, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to fair value.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. The only intangible asset with an indefinite life on the Company’s balance sheet is goodwill. Other intangible assets include core deposit base premiums arising from acquisitions and are initially measured at fair value. Amortization expense associated with intangible assets is recognized in other expense on the income statement using the straight-line method over estimated lives of four to ten years, which is consistent with the use of the assets.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Company Owned Life Insurance

The Company’s owns life insurance polices on certain current and former directors and employees of its subsidiaries. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2010,

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Since there were no dilutive stock options, restricted stock awards or warrants outstanding during the periods reported, earnings (loss) per share has been computed based on 38,206 and 8,244 basic and diluted shares for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized lending and borrowing transactions, respectively, and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates include uncertainties and matters of significant

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

2.	Business Combinations and Acquisitions

FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South, Metro Bank of Dade County and Turnberry Bank

NAFH NB entered into three purchase and assumption agreements with loss share arrangements with the FDIC as receiver during 2010. As part of these agreements, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institutions and assume the leases associated with these offices.

On July 16, 2010 (the “Transaction Date”), NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities of First National Bank of the South (“FNB”), Metro Bank of Dade County (“Metro”) and Turnberry Bank (“Turnberry”) from the FDIC in whole-bank acquisitions.

Each acquisition was accounted for separately under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets, customer relationships, tradenames and mortgage servicing rights, were recorded at fair value. Because the fair value of assets acquired and intangible assets created as a result of the acquisitions exceeded the fair value of liabilities assumed on the Metro Bank and Turnberry acquistions, the Company recorded gains resulting from the acquisitions in its consolidated statements of income for the year ended December 31, 2010. These gains totaled $15,175. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,616 was recorded.

Certain loans and other real estate owned acquired in these acquisitions are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The indemnification asset related to incurred losses at December 31, 2010 was $46,585 of which $45,678 was collected through April 18, 2011. The following table also presents the value of the indemnification asset at the acquisition date.

	Loss Threshold	80% of Loss Threshold	Value of Indemnification Asset
FNB	$123,000	$98,400	$71,386
Metro	81,000	64,800	44,191
Turnberry	28,000	22,400	21,739

	$232,000	$185,600	$137,316

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

NAFH NB has agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the Transaction Date. The estimated fair value of the true-up payment as of the acquisition date was $979.

The acquired assets and liabilities are presented in the following table at fair value at the acquisition date.

	FNB	Metro	Turnberry	Total
Assets
Cash	$64,728	$79,267	$40,353	$184,348
Investment securities	40,564	30,333	3,495	74,392
Loans	389,603	226,826	152,125	768,554
Other real estate owned	20,832	7,547	5,439	33,818
Core deposit and other intangible assets	2,214	1,400	600	4,214
Goodwill	6,616	–	–	6,616
Indemnification asset	71,386	44,191	21,739	137,316
Other assets	6,315	3,921	4,392	14,628

Total assets	602,258	393,485	228,143	1,223,886

Liabilities
Interest-bearing deposits	409,614	263,110	161,209	833,933
Noninterest-bearing deposits	38,718	73,271	14,192	126,181
Borrowings	57,579	31,981	59,024	148,584
Other liabilities	1,868	10,312	6,089	18,269

Total liabilities	507,779	378,674	240,514	1,126,967

Net assets acquired	94,479	14,811	(12,371)	96,919
Consideration paid (received)	94,479	4,191	(16,926)	81,744

Gains on acquisitions of banks	$–	$10,620	$4,555	$15,175

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and the Company believes that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

As these acquisitions are FDIC-assisted purchases and assumptions of assets and liabilities of failed institutions, the presentation of pro forma information of the acquired institutions is impracticable.

NAFH Inc. Investment in TIBB

On September 30, 2010, the Company acquired a controlling interest in TIBB for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of the contribution to TIBB of all 37,000 shares of preferred stock issued by TIBB to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of TIBB’s Common Stock which the Company purchased directly from the Treasury.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Immediately following the acquisition, the Company controlled 98.7% of the voting securities of TIBB. The following table summarizes the acquisition:

Fair value of assets acquired
Cash and cash equivalents	$229,665
Securities available for sale	309,320
Loans	1,017,842
Goodwill and intangible assets, net	41,769
Other real estate owned	29,531
Bank officer life insurance—cash surrender value	10,842
Premises and equipment	43,632
Other assets	54,582

Total assets acquired	1,737,183

Fair value of liabilities assumed
Deposits	1,327,663
Long-term debt and other borrowings	208,783
Other liabilities	22,239

Total liabilities assumed	1,558,685

Net assets	178,498
Less: Noncontrolling interest at fair value	5,955

172,543
Underwriting, due diligence and legal costs	2,457

Purchase consideration	$175,000

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the acquisition date and the Company believe that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

There were no indemnification assets identified in this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

The following table reflects the pro forma total net interest income, non interest income and net loss for 2010 presented as though the acquisition of TIB Financial Corp. had taken place at the beginning of the period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations. As the inception of the Company’s operations was November 30, 2009, pro forma information for the period from inception to December 31, 2009 was deemed not material for presentation.

Pro Forma (Unaudited)
Year Ended December 31, 2010
Net interest income	$69,393
Non-interest income	$28,941
Net loss	$(40,775)

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

3.	Cash and Due From Banks

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. The reserve requirement at December 31, 2010 for NAFH NB was $500. The regulatory reserve and clearing balance requirements for TIB Bank was $2,393 at December 31, 2010.

4.	Investment Securities

As of December 31, 2010, the Company’s security portfolio consisted of 106 securities positions, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s collateralized debt obligation, corporate bonds and mortgage-backed and other securities, as discussed below.

The amortized cost, estimated fair value, and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities at December 31, 2010 are presented below:

Held to Maturity	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Foreign government	$250	$–	$–	$250

	$250	$–	$–	$250

Available for Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Marketable equity securities	102	–	28	74
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligations	807	–	12	795

	$483,929	$1,010	$5,473	$479,466

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position as of December 31, 2010, are as follows:

	Less than 12 Months		12 Months or Longer		Total
Available for Sale	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$20,725	$382	$–	$–	$20,725	$382
States and political subdivisions—tax exempt	5,191	128	–	–	5,191	128
States and political subdivisions—taxable	8,198	227	–	–	8,198	227
Mortgage-backed securities—Residential	255,676	4,696	–	–	255,676	4,696
Marketable equity securities	74	28	–	–	74	28
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligations	795	12	–	–	795	12

	$290,659	$5,473	$–	$–	$290,659	$5,473

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The mortgage-backed securities in an unrealized loss position at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is more likely than not that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

The estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity	Yield	Available for Sale	Yield
Due in one year or less	$250	5.10%	$2,290	1.08%
Due after one year through five years	–		18,409	0.74%
Due after five years through ten years	–		26,104	1.41%
Due after ten years	–		20,376	3.83%
Marketable equity securities	–		74	N/A
Mortgage-backed securities	–		412,213	2.46%

	$250		$479,466

At December 31, 2010, securities with a fair value of approximately $44,784 are subject to call during 2011.

Sales of available for sale securities were as follows:

Year Ended December 31, 2010
Proceeds	$22,204
Gross gains	–
Gross losses	–

Proceeds from the maturities, principal repayments, and calls of investment securities available for sale during 2010 were $87,173.

Investment securities having carrying values of approximately $145,338 at December 31, 2010 were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

5.	Loans

Major classifications of loans are as follows:

Real estate mortgage loans
Commercial	$1,020,921
Residential	318,977
Farmland	21,290
Construction and vacant land	130,019
Commercial and agricultural loans	103,524
Indirect auto loans	28,038
Home equity loans	104,955
Other consumer loans	14,807

Total loans	1,742,531
Net deferred loan costs	216

Loans, net of deferred loan costs	$1,742,747

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans. Loans originated by the Company and loans acquired through the purchase of TIBB are excluded from the loss sharing agreements and are classified as “not covered”. Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether its estimates of the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased, such that the present value of such cash flows is less than the recorded investment of the pool, and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected such that the present value exceeds the recorded investment in the pool, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

	FNB	Metro Bank	Turnberry	TIBB	Total
Contractually required payments of PCI loans acquired	$488,580	$342,297	$259,720	$1,335,327	$2,425,924
Nonaccretable difference	(127,418)	(114,426)	(111,148)	(84,691)	(437,683)

Cash flows expected to be collected at acquisition	$361,162	$227,871	$148,572	$1,250,636	$1,988,241
Accretable yield	(19,894)	(13,345)	(13,331)	(276,715)	(323,285)

Fair value of acquired loans at acquisition	$341,268	$214,526	$135,241	$973,921	$1,664,956

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Balance, December 31, 2009	$–
New loans purchased	323,285
Accretion of income	(30,480)
Reclassifications from nonaccretable difference	–
Disposals	–

Balance, December 31, 2010	$292,805

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by NAFH. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of acquisition by NAFH. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

PCI loans accounted for using the cost recovery method amounted to $124,650 as of December 31, 2010. Each of these loans is on nonaccrual status. PCI loans that have an accretable difference are not included in disclosures of nonperforming balances even though the borrower may be contractually past due.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Because of the loss protection provided by the FDIC, the risks of NAFH NB’s loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “noncovered loans.”

Noncovered Loans

The following is a summary of the major categories of noncovered loans outstanding as of December 31, 2010:

	PCI Loans	Non PCI Loans	Total Noncovered Loans
Real estate mortgage loans
Commercial	$599,820	$18,043	$617,863
Residential	213,982	15,918	229,900
Farmland	12,083	–	12,083
Construction and vacant land	38,956	1,864	40,820
Commercial and agricultural loans	55,741	15,633	71,374
Indirect auto loans	21,743	6,295	28,038
Home equity loans	4,353	27,010	31,363
Other consumer loans	8,805	6,001	14,806

Total loans	955,483	90,764	1,046,247
Net deferred loan costs	–	216	216

Loans, net of deferred loan costs	$955,483	$90,980	$1,046,463

The Bank had no troubled debt restructurings (“TDR”) or nonaccrual loans in its noncovered loan portfolio at December 31, 2010.

Covered Loans

The following is a summary of the major categories of covered loans outstanding as of December 31, 2010:

	PCI Loans	Non PCI Loans	Total Covered Loans
Real estate mortgage loans
Commercial	$403,059	$–	$403,059
Residential	89,077	–	89,077
Farmland	9,207	–	9,207
Construction and vacant land	89,199	–	89,199
Commercial and agricultural loans	29,592	2,558	32,150
Home equity loans	–	73,592	73,592

Total loans	$620,134	$76,150	$696,284

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2010 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Commercial real estate:
Land, lot and construction	$–	$–	$–	$–	$–	$–	$–
Real estate- non-owner occupied	–	–	–	–	–	–	–
Real estate—owner occupied	–	–	–	–	–	–	–
Consumer real estate:
Residential mortgage	–	–	–	–	–	–	–
Home equity lines	1,237	405	2,868	636	–	–	5,146
Commercial and industrial	135	266	–	–	–	–	401
Prime indirect auto loans	–	–	–	–	–	–	–
Sub-prime indirect auto loans	–	–	–	–	–	–	–
Other consumer loans	–	15	–	–	–	–	15

Total loans	$1,372	$686	$2,868	$636	$–	$–	$5,562

Purchased credit impaired loans	30-89 Days Past Due		Greater than 90 Days Past Due and Still Accruing/Accreting		Nonaccrual		Total
	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered
Commercial real estate:
Land, lot and construction	$5,978	$1,776	$51,075	$8,217	$–	$–	$67,046
Real estate—non-owner occupied	7,601	9,221	33,615	12,020	–	–	62,457
Real estate—owner occupied	9,905	2,237	12,696	22,616	–	–	47,454
Consumer real estate:
Residential mortgage	5,704	1,713	33,416	12,263	–	–	53,096
Home equity lines	1,039	–	1,675	8	–	–	2,722
Commercial and industrial	1,168	1,175	1,916	400	–	–	4,659
Prime indirect auto loans	–	191	–	49	–	–	240
Sub-prime indirect auto loans	–	534	–	83	–	–	617
Other consumer loans	–	367	–	265	–	–	632

Total loans	$31,395	$17,214	$134,393	$55,921	$–	$–	$238,923

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of December 31, 2010.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate mortgage loans:
Commercial	$18,043	$–	$–	$–	$18,043
Residential	15,918	–	–	–	15,918
Construction and vacant land	1,535	162	167	–	1,864
Commercial and agricultural	15,547	127	2,517	–	18,191
Indirect auto loans	6,295	–	–	–	6,295
Home equity loans	76,058	9,818	9,784	4,942	100,602
Other consumer loans	5,914	–	87	–	6,001

Total loans	$139,310	$10,107	$12,555	$4,942	$166,914

6.	FDIC Indemnification Asset

The following is a summary of the year to date activity in the FDIC indemnification asset.

Balance, December 31, 2009	$–
Increase due to acquisitions	137,316
Accretion	736
Reimbursable losses claimed	(46,585)

Balance, December 31, 2010	$91,467

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

7.	Allowance for Loan Losses

Activity in the allowance for loan losses is as follows:

Balance, December 31, 2009	$–
Provision for loan losses charged to expense	753
Loans charged off	–
Recoveries of loans previously charged off	–

Balance, December 31, 2010	$753

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment(1)	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$149	$–	$–	$18,043	$1,024,169
Residential	–	215	–	–	15,918	303,059
Construction and vacant land	–	25	–	–	1,864	128,155
Commercial and agricultural	–	133	–	–	18,191	85,333
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	33	–	–	100,602	4,353
Other consumer loans	–	14	–	–	6,001	8,804

Total loans	$–	$753	$–	$–	$166,914	$1,575,617

(1)	Loans collectively evaluated for impairment include $97,987 of acquired home equity loans, $5,827 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(25,025), (279), and (46), respectively.

There were no loans individually evaluated for impairment at December 31, 2010 or during the three months ended December 31, 2010, due to substantially all loans being accounted for as purchased credit-impaired loans as a result of the Company’s recent acquisitions. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.

8.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	Balance as of December 31, 2010	Estimated Useful Life
Land	$13,891
Buildings and leasehold improvements	25,133	3 to 40 years
Furniture, fixtures and equipment	5,595	1 to 40 years
Construction in progress	259

	44,878
Less: Accumulated depreciation	(800)

Premises and equipment, net	$44,078

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The Company is obligated under operating leases for office and banking premises which expire in periods varying from one to twenty-two years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at December 31, 2010:

Years Ending December 31,
2011	$3,062
2012	1,996
2013	1,689
2014	1,655
2015	1,244
Thereafter	15,145

$24,791

Rental expense for the year ended December 31, 2010 was $1,351.

9.	Goodwill and Intangible Assets

The ending balance of goodwill as of December 31, 2010 is $36,616 of which $30,000 and $6,616 is related to the Company’s 2010 acquisitions of TIBB and FNB, respectively.

The Company applied “acquisition accounting” for all of its acquisitions during 2010. Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported at fair value being recorded as goodwill.

Changes in intangible assets during the year ended December 31, 2010 consist of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Balance, December 31, 2009	$–	$–	$–
Core deposit intangible due to acquisition of NAFH NB	4,100	454	3,646
Mortgage servicing right due to acquisition of NAFH NB	114	12	102
Core deposit intangible due to acquisition of TIBB	7,500	188	7,312
Customer relationship intangible due to acquisition of TIBB	3,500	87	3,413
Trade names due to acquisition of TIBB	770	89	681

Balance, December 31, 2010	$15,984	$830	$15,154

All of the identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2011	$2,509
2012	2,420
2013	2,154
2014	1,686
2015	1,100

$9,869

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

10.	Other Real Estate Owned

The activity within Other Real Estate Owned for the year ended December 31, 2010 was as follows:

Balance, December 31, 2009	$–
OREO acquired through acquisitions	63,349
Real estate acquired from borrowers	19,721
Property sold	(12,253)

Balance, December 31, 2010	$70,817

11.	Time Deposits

Time deposits of $100 or more were $703,567 at December 31, 2010.

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2011	$1,004,708
2012	248,638
2013	70,882
2014	5,234
2015	24,048

$1,353,510

12.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

As of December 31, 2010, TIB Bank had an unsecured overnight federal funds purchased line with a maximum accommodation of $30,000 from a correspondent bank. Additionally, TIB Bank has agreements with various financial institutions under which securities can be sold under agreements to repurchase. The Banks also have securities sold under agreements to repurchase with commercial account holders whereby the Banks sweep the customer’s accounts on a daily basis and pay interest on these amounts. These agreements are collateralized by investment securities chosen by the Banks.

TIB Bank accepts Treasury, tax and loan deposits from certain commercial depositors and remits these deposits to the appropriate government authorities. TIB Bank can hold up to $1,700 of these deposits more than a day under a note option agreement with its regional Federal Reserve Bank and pays interest on those funds held. TIB Bank pledges certain investment securities against this account.

As of December 31, 2010, TIB Bank’s collateral availability under its agreement with the Federal Reserve Bank of Atlanta (“FRB”) provided for up to approximately $39,653 of borrowing availability from the FRB discount window.

NAFH NB assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at December 31, 2010 was $10,015,

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

matured in January 2011, and had a fixed interest rate of 5.16%. As of December 31, 2010, $11,203 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

The Banks have securities sold under agreements to repurchase with customers whereby the Banks sweep the customers’ accounts on a daily basis and pay interest on these amounts. These agreements are collateralized by investment securities of the United States Government or its agencies which are chosen by the Banks.

The Banks invest in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Banks is based on a percentage of each Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral. At December 31, 2010, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, TIB Bank had $125,000 in advances outstanding with a carrying value of $131,116. NAFH Bank had FHLB advances outstanding with a face value of $105,833 and a carrying value of $111,951. The advances for both Banks consist of the following:

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
NAFH Bank
$ 5,001	$5,000	February 2011	Fixed	0.51%
3,011	3,000	March 2011	Fixed	2.12%
3,013	3,000	May 2011	Fixed	1.65%
5,102	5,000	June 2011(a)	Fixed	4.95%
5,106	5,000	June 2011(a)	Fixed	5.04%
5,058	5,000	July 2011(a)	Fixed	2.81%
1,547	1,250	September 2011	Fixed	2.99%
1,077	1,250	September 2011	Fixed	3.58%
465	357	October 2011	Fixed	3.91%
5,203	5,000	January 2012(a)	Fixed	4.56%
571	476	April 2012	Fixed	4.70%
5,265	5,000	May 2012(a)	Fixed	4.59%
7,695	7,500	March 2013	Fixed	2.29%
4,308	4,000	March 2013	Fixed	4.58%
5,155	5,000	June 2013(a)	Fixed	2.27%
5,528	5,000	May 2014(a)	Fixed	4.60%
5,552	5,000	June 2014(a)	Fixed	4.66%
5,215	5,000	February 2015	Fixed	2.83%
5,391	5,000	June 2015	Fixed	3.71%
5,426	5,000	July 2015(a)	Fixed	3.57%
5,734	5,000	June 2017(a)	Fixed	4.58%
5,523	5,000	November 2017(b)	Fixed	3.93%
5,613	5,000	July 2018(a)	Fixed	3.94%
5,198	5,000	July 2018(a)	Fixed	2.14%
5,194	5,000	July 2018(a)	Fixed	2.12%

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Carrying Amount	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
TIB Bank
53,502	50,000	April 2013(a)	Fixed	3.80%
51,790	50,000	December 2011(a)	Fixed	4.18%
10,586	10,000	September 2012(a)	Fixed	4.05%
10,009	10,000	March 2011	Fixed	0.61%
5,229	5,000	March 2012(a)	Fixed	4.29%

$243,067	$230,833

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.
(b)	This advance has a one-time conversion option in November 2012.

The Banks’ collateral with the FHLB consists of a blanket floating lien pledge of the Banks’ respective residential 1-4 family mortgage and commercial real estate secured loans. The amount of eligible collateral at December 31, 2010 was $187,722 and $121,840 for TIB Bank and NAFH Bank, respectively.

13.	Long Term Borrowings

Subordinated Debentures

Through its acquisition of TIBB, the Company acquired three separate pooled offerings of trust preferred securities. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinated debentures are presented as a liability.

TIBB formed three wholly-owned statutory trust subsidiaries for the purpose of issuing the trust preferred securities. The Trusts used the proceeds from the issuance of trust preferred securities to acquire junior subordinated deferrable interest debentures of TIBB. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend equal to the interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by TIBB or the Trust, at their respective option after a period of time outlined below, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board (“FRB”), if then required. Pursuant to a request from the FRB, the Company’s subsidiary TIBB, prior to its acquisition by the Company, elected to defer interest payments on these trust preferred securities beginning with the payments due in October 2009. As of December 31, 2010, the Company remained in an elective deferral period. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default.

Date of Offering	Face Amount	Carrying Amount	Interest Rate	Call Date	Maturity Date
September 7, 2000	$8,000	$8,865	10.6% Fixed	September 7, 2010	September 7, 2030
July 31, 2001	5,000	3,674	3.87% (3 Month LIBOR plus 358 basis points)	July 31, 2006	July 31, 2031
June 23, 2006	20,000	10,348	1.84% (3 Month LIBOR plus 155 basis points)	June 23, 2011	June 23, 2036

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

At December 31, 2010, the maturities of long-term borrowings were as follows:

	Fixed Rate	Floating Rate	Total
Due in 2011	$–	$–	$–
Due in 2012	–	–	–
Due in 2013	–	–	–
Due in 2014	–	–	–
Thereafter	8,865	14,022	22,887

Total long-term debt	$8,865	$14,022	$22,887

14.	Income Taxes

Income tax expense (benefit) from continuing operations was as follows:

	2010	2009
Current income tax provision
Federal	$4,491	$–
State	550	–

	5,041	–

Deferred tax benefit
Federal	(4,949)	(41)
State	(1,133)	(9)

	(6,082)	(50)

	$(1,041)	$(50)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	2010	2009
Pretax income from continuing operations	$10,996	$(142)

Income taxes computed at Federal statutory tax rate	3,849	50
Effect of:
Purchase Accounting Gain	(5,371)	–
TCA Legal Costs	860	–
Tax-exempt income, net	(77)	–
State income taxes, net	(423)	–
Other, net	121	–

Total income tax expense (benefit)	$(1,041)	$50

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

The details of the net deferred tax asset as of December 31, 2010 and 2009 are as follows:

	2010	2009
Clawback Reserve Liability	$394	$–
Goodwill	7,910	–
OREO Write Down Allowance	7,850	–
FHLB Borrowings	2,397	–
CD Premium	1,207	–
Allowance for loan losses	290	–
Purchase accounting adjustment	30,428	–
Net operating loss and AMT carryforward	5,319	50
Recognized impairment of other real estate owned	–	–
Acquisition related intangibles	2,372	–
Net unrealized losses on securities available for sale	1,716	–
Other	–	–

Total gross deferred tax assets	$59,883	$50

FDIC Indemnification Assets	$(35,284)	$–
Deferred loan costs	(83)	–
Acquisition related intangibles	(1,957)	–

Other	(5,770)	–

Total gross deferred tax liabilities	$(43,094)	$–

Net temporary differences	16,789	–
Valuation allowance	–	–

Net deferred tax asset	$16,789	$50

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In assessing the need for a valuation allowance, management considered various factors including projections of future operating results as well as the significant cumulative losses incurred by the operations acquired from the FDIC in recent years. These factors represent the most significant positive and negative evidence that management considered in concluding that no valuation allowance was necessary at December 31, 2010.

At December 31, 2010, the Company had Federal and state net operating loss carryforwards of $13,737, which expire in 2030 if unused. These net operating loss carryforwards resulted from the acquisition of TIBB and are subject to an annual limitation estimated to be $723.

The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the states of Florida, South Carolina and North Carolina.

At December 31, 2010, the Company had no amounts recorded for uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

15.	Employee Benefit Plans

TIBB maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all employees who are qualified as to age and length of service. Three types of contributions can be made to the Plan by the Company and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Company will match 50 percent of salary reduction contributions up to 5 percent of compensation; and an additional discretionary contribution which may be made by the Company and allocated to the accounts of participants on the basis of total relative compensation. The Company contributed $83 during 2010 to the plan.

TIB Bank entered into salary continuation agreements with several of its executive officers. The plans are nonqualified deferred compensation arrangements that were designed to provide supplemental retirement income benefits to participants. In 2010, following the investment by NAFH Inc. and the TARP repayment, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement. The Bank has purchased single premium life insurance policies on several of these individuals. In 2010, following the acquisition by the Company, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305. Cash value income (net of related insurance premium expense) totaled $66 for 2010.

In 2001, TIB Bank established a nonqualified retirement benefit plan for eligible Bank directors. Under the plan, the Bank pays each participant, or their beneficiary, the amount of directors fees deferred and interest in 120 equal monthly installments, beginning the month following the director’s normal retirement date. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances. The Company expensed $9 in 2010 for the accrual of the retirement benefits. The Company owns single premium split dollar life insurance policies on these individuals. Cash value income (net of related insurance premium expense) totaled $38 during 2010. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Company.

16.	Shareholders’ Equity and Minimum Regulatory Capital Requirements

The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Banks must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2010 the Banks maintained capital ratios exceeding the requirements to be considered well capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company, TIBB and the Banks at December 31, 2010 are presented in the following table.

	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital
(to Average Assets)
Consolidated		N/A		N/A	≥	$137,767	≥	4.0%	$838,475	24.3%
TIBB		N/A		N/A	≥	67,763	≥	4.0%	139,596	8.2%
TIB Bank	≥	$84,285	≥	5.0%	≥	67,428	≥	4.0%	136,764	8.1%
NAFH NB	≥	60,119	≥	5.0%	≥	48,095	≥	4.0%	145,632	12.1%

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated		N/A		N/A		$80,201	≥	4.0%	$838,475	41.8%
TIBB		N/A		N/A		41,750	≥	4.0%	139,596	13.4%
TIB Bank	≥	$62,616	≥	6.0%		41,744	≥	4.0%	136,764	13.1%
NAFH NB	≥	51,167	≥	6.0%		34,112	≥	4.0%	145,632	17.1%

Total Capital (to
Risk Weighted Assets)
Consolidated		N/A		N/A	≥	$160,402	≥	8.0%	$839,280	41.9%
TIBB		N/A		N/A		83,501	≥	8.0%	140,027	13.4%
TIB Bank	≥	$104,360	≥	10.0%	≥	83,488	≥	8.0%	137,195	13.1%
NAFH NB	≥	85,279	≥	10.0%	≥	68,223	≥	8.0%	146,006	17.1%

Management believes, as of December 31, 2010, that the Company, TIBB and the Banks meet all capital requirements to which they are subject.

Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by a bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years. Declaration of any dividends by TIB Bank in 2010 would have required regulatory approval. During 2010, no dividends were declared by the Banks.

17.	Stock-Based Compensation

As of December 31, 2010, the Company has one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

units. If any awards granted under the Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the Plan. As of December 31, 2010 no awards had been granted.

As of December 31, 2010, TIBB has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by TIBB’s shareholders at the May 25, 2004 annual meeting. Previously, TIBB had granted stock options under the 1994 Incentive Stock Option and Nonstatutory Stock Option Plan (the “1994 Plan”) as amended and restated as of August 31, 1996. Under the 2004 Plan, the Board of Directors of the Company may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. At the May 25, 2010 annual meeting, the shareholders approved an amendment to the 2004 Plan increasing the maximum number of shares of common stock of the Company that may be optioned or awarded through the 2014 expiration of the plan to 250 shares, no more than 200 of which may be issued pursuant to awards granted in the form of restricted shares. Such shares may be treasury, or authorized but unissued, shares of common stock of the Company. If options or awards granted under the Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award for the purposes of the Plan as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At December 31, 2010 there were 7 exercisable options outstanding under the Plan with a weighted average remaining contractual life of 4.91 years, weighted average exercise price of $688.80 and exercise price range from $158.42 to $1,489.52. Shares available for grant as of December 31, 2010 were 243.

18.	Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31, 2010:

	Fixed Rate	Variable Rate
Commitments to make loans	$42,236	$16,627
Unfunded commitments under lines of credit	21,179	99,850

Commitments to make loans are generally made for periods of 30 days. As of December 31, 2010, the fixed rate loan commitments have interest rates ranging from 2.94% to 11.00% and maturities ranging from 1 year to 30 years.

As of December 31, 2010 the Banks were subject to letters of credit totaling $2,080.

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

19.	Fair Values of Financial Instruments

Accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale can be determined by 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), 2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and 3) custom discounted cash flow or other internal modeling (Level 3 inputs).

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
U.S. Government agencies and corporations	$49,133	$–	$49,133	$–
States and political subdivisions—tax exempt	5,792	–	5,792	–
States and political subdivisions—taxable	9,354	–	9,354	–
Mortgage-backed securities—residential	412,213	–	412,213	–
Marketable equity securities	74	–	74	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$479,466	$–	$478,671	$795

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Assets and Liabilities Measured on a Nonrecurring Basis

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Other real estate owned	$–	$–	$70,817
Other repossessed assets	–	137	–

Other real estate owned which is measured at the lesser of fair value less costs to sell or the Company’s recorded investment in the foreclosed loan had a carrying amount of $70,817 as of December 31, 2010. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.

Carrying amount and estimated fair values of financial instruments were as follows:

	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets
Cash and cash equivalents	$886,925	$886,925	$526,711	$526,711
Investment securities available for sale	479,466	479,466	–	–
Investment securities held to maturity	250	250	–	–
Loans, net	1,741,994	1,781,181	–	–
FDIC indemnification asset	91,467	91,467	–	–
Federal reserve, federal home loan bank and independent bankers’ bank stock	23,465	23,465	–	–
Accrued interest receivable	8,286	8,286	–	–

Financial Liabilities
Noncontractual deposits	$906,742	$906,742	$–	$–
Contractual deposits	1,353,510	1,355,099	–	–
Federal home loan bank advances	243,067	242,522	–	–
Short-term borrowings	61,969	61,969	–	–
Subordinated debentures	22,887	25,267	–	–
Accrued interest payable	9,334	9,334	–	–

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing. The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

20.	Condensed Financial Information of North American Financial Holdings, Inc.

Condensed Balance Sheets

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2010	2009
Assets
Cash and due from banks	$546,995	$526,711
Investment in bank subsidiary	155,515	–
Investment in bank holding company subsidiary	170,817	–
Accrued interest receivable and other assets	3,749	50

Total assets	$877,076	$526,761

Liabilities and Shareholders’ Equity
Accrued interest payable and other liabilities	1,773	441
Shareholders’ equity	875,303	526,320

Total Liabilities and Shareholders’ Equity	$877,076	$526,761

Condensed Statements of Income

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2010	2009
Operating income
Interest-bearing deposits in other banks	$3,175	$72

Total operating income	3,175	72

Operating expense
Salaries	3,635	40
Other expense	10,757	174

Total operating expense	14,392	214

Income (loss) before income tax benefit and equity in undistributed earnings of subsidiaries	(11,217)	(142)
Income tax benefit	3,699	50

Loss before equity in undistributed earnings of subsidiaries	(7,518)	(92)
Equity in income of subsidiaries	19,548	–

Net income	$12,030	$(92)

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

Condensed Statements of Cash Flows

Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

(Parent Only)

	2010	2009
Cash flows from operating activities
Net income (loss)	$12,030	$(92)
Equity in income of subsidiaries	(19,548)	–
Increase (decrease) in net income tax obligation	(3,699)	(50)
Change in accrued interest receivable and other assets	1,332	–
Change in accrued interest payable and other liabilities	(1)	441

Net cash (used in) provided by operating activities	(9,886)	299

Cash flows from investing activities
Investment in bank subsidiary	(137,000)	–
Investment in bank holding company subsidiary	(172,543)	–

Net cash used by investing activities	(309,543)	–

Cash flows from financing activities
Net proceeds from issuance of common shares	339,713	526,412

Net cash provided by financing activities	339,713	526,412

Net increase in cash and cash equivalents	20,284	526,711
Cash and cash equivalents
Beginning of period	526,711	–

End of period	$546,995	$526,711

21.	Supplemental Financial Data

Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	2010	2009
Conversion expenses	$1,991	–
FDIC & state assessments	2,097	–
Computer services	2,098	–
Amortization of intangibles	818	–
Insurance non-building	640	–
Foreclosed asset related expense	701	–
Travel	382	35
Organizational Expense	–	91

North American Financial Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(dollars and shares in thousands)

22.	Quarterly Financial Data (Unaudited)

The following is a summary of unaudited quarterly results for 2010 and 2009:

	2010				2009
	Fourth	Third	Second	First	Fourth
Condensed income statements:

Interest income	$29,773	$11,416	$831	$725	$72
Net interest income	24,747	10,208	831	725	72
Provision for loan losses	753	–	–	–	–
Purchase accounting gain	–	15,175	–	–	–
Net Income (loss)	(167)	14,607	(1,022)	(1,381)	(92)
Net income (loss) allocated to common shareholders	(174)	14,607	(1,022)	(1,381)	(92)

Basic and diluted earnings (loss) per common share	$–	$0.33	$(0.03)	$(0.04)	$(0.01)

23.	Subsequent Events

The Company’s investment in TIBB was subsequently reduced to approximately 94% as a result of a shareholder rights offering which closed on January 18, 2011.

The Company closed on an investment in Capital Bank Corp. on January 28, 2011 to purchase 71,000,000 shares of common stock for $181,050,000 in cash. Subsequent to the investment, the Company owned approximately 85% of Capital Bank Corp. The Company’s investment in Capital Bank Corp. was subsequently reduced to approximately 83% as a result of a shareholder rights offering which closed on March 11, 2011.

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of First National Bank of the South as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of First National Bank of the South as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$64,728
Investment securities available for sale	40,564

Loans	389,603

Other real estate owned	20,832
Indemnification asset	71,386
Goodwill	6,616
Intangible assets, net	2,214
Accrued interest receivable and other assets	6,315

Total assets acquired	$602,258

Liabilities Assumed
Deposits
Noninterest-bearing demand	$38,718
Interest-bearing	409,614

Total deposits	448,332

Borrowings	57,579
Accrued interest payable and other liabilities	1,868

Total liabilities assumed	$507,779

Net assets acquired	$94,479

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former First National Bank of the South (“FNB”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and are reported at fair value. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into loss share agreements in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at lesser of their recorded investment or fair value less costs to sell when acquired.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are not individually identified and separately recognized. The amount of goodwill recognized in a business combination results from the excess of the purchase consideration paid over the fair value of net assets acquired and specifically identified.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of FNB from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition for consideration paid of $94,479.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets and mortgage servicing rights, were recorded at fair value. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,616 was recorded.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $71,386 (loss threshold is $123,000 and 80% of the loss threshold is $98,400).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 20 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Available for Sale	Estimated Fair Value
States and political subdivisions—tax exempt	$2,798
States and political subdivisions—taxable	7,239
Mortgage-backed securities—residential	30,527

$40,564

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for Sale
Due in one year or less	$–
Due after one year through five years	–
Due after five years through ten years	1,427
Due after ten years	8,610
Mortgage-backed securities	30,527

$40,564

At the acquisition date, no securities were subject to call during 2011.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$241,247
Residential	77,391
Commercial and agricultural loans	19,738
Home equity loans	47,160
Other consumer loans	5

Total covered loans	385,541

Non-covered acquired loans—consumer loans	4,062

Total acquired loans	$389,603

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$361,162
Accretable yield	(19,894)

Fair value of acquired loans at acquisition	$341,268

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16,2010 was $48,335.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from one to twenty-two years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$541
2011	1,147
2012	1,007
2013	994
2014	994
Thereafter	14,585

$19,268

6.	Goodwill and Intangible Assets

The acquisition of FNB resulted in tax deductible goodwill of $6,616.

Tax deductible intangible assets acquired consist of the following:

Gross Carrying Amount
Core deposit intangible due to acquisition of FNB	$2,100
Mortgage servicing right due to acquisition of FNB	114

Balance, July 16, 2010	$2,214

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$254
2011	554
2012	554
2013	554
2014	298

$2,214

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of First National Bank of the South

as of July 16, 2010

(dollars in thousands)

7.	Time Deposits

Time deposits of $100 or more were $153,148 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$136,988
2011	136,254
2012	30,097
2013	18,444
2014	228
2015 and beyond	559

$322,570

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

Through the acquisition of FNB, NAFH NB assumed FHLB advances outstanding with a face value of $51,776 and a fair value of $54,655. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 4,059	$4,052	August 2010	Fixed	3.36%
5,203	5,000	June 2011(a)	Fixed	4.95%
1,969	1,944	September 2011	Fixed	2.99%
2,119	2,083	September 2011	Fixed	3.58%
583	572	October 2011	Fixed	3.91%
646	625	April 2012	Fixed	4.70%
5,353	5,000	May 2012(a)	Fixed	4.59%
7,736	7,500	March 2013	Fixed	2.29%
5,185	5,000	May 2013(a)	Fixed	2.27%
5,600	5,000	May 2014(a)	Fixed	4.60%
5,786	5,000	June 2017(a)	Fixed	4.58%
5,210	5,000	July 2018(a)	Fixed	2.14%
5,206	5,000	July 2018(a)	Fixed	2.12%

$54,655	$51,776

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH NB has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of Metro Bank of Dade County

as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of Metro Bank of Dade County as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$79,267
Investment securities—held to maturity	250
Investment securities—available for sale	30,083

Loans	226,826

Other real estate owned	7,547
Indemnification asset	44,191
Intangible assets	1,400
Other assets	3,921

Total assets acquired	$393,485

Liabilities Assumed
Deposits
Noninterest-bearing demand	$73,271
Interest-bearing	263,110

Total deposits	336,381

Borrowings	31,981
Accrued interest payable and other liabilities	10,312

Total liabilities assumed	$378,674

Net assets acquired	$14,811

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former MetroBank of Dade County (“Metro”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and reported at fair value. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to Note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into a loss share agreement in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at the lesser of their recorded investment or fair value less costs to sell when acquired.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Defered Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of MetroBank of Dade County

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of Metro from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition for consideration paid of $4,191.

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. An identifiable intangible asset, a core deposit intangible, was recorded at fair value. As the fair value of consideration paid in the Metro acquisition was less than the estimated fair value of net assets acquired, a gain on acquisition of $10,620 was recorded by NAFH NB on the acquisition date.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $44,191 (loss threshold is $81,000 and 80% of the loss threshold is $64,800).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 18 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Held to Maturity	Estimated Fair Value
Foreign government	$250

Available for Sale	Estimated Fair Value
U.S. Government agencies and corporations	$5,026
Mortgage-backed securities—residential	25,057

$30,083

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity	Available for Sale

Due in one year or less	$250	$3,006
Due after one year through five years	–	2,020
Due after five years through ten years	–	–
Due after ten years	–	–
Mortgage-backed securities	–	25,057

	$250	$30,083

At the acquisition date, there were no securities subject to call during 2011.

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$182,061
Residential	7,168
Commercial and agricultural loans	18,976
Home equity loans	17,230
Other consumer loans	160

Total covered loans	225,595

Non-covered acquired loans
Commercial and agricultural loans	98
Other consumer loans	1,133

Total non-covered loans	1,231

Total acquired loans	$226,826

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$227,871
Accretable yield	(13,345)

Fair value of acquired loans at acquisition	$214,526

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $12,300.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from two to four years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$471
2011	1,027
2012	529
2013	435
2014	405
Thereafter	–

$2,867

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

6.	Intangible Assets

Tax deductible intangible assets acquired consist of the following at July 16, 2010:

Gross Carrying Amount
Core deposit intangible due to acquisition of Metro	$1,400

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$160
2011	350
2012	350
2013	350
2014	190

$1,400

7.	Time Deposits

Time deposits of $100 or more were $55,249 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$133,519
2011	98,911
2012	50
2013	–
2014	–
2015	–

$232,480

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

NAFH NB also assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at July 16, 2010 was $10,188. As of July 16, 2010, $11,856 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Metro Bank of Dade County

as of July 16, 2010

(dollars in thousands)

Through the acquisition of Metro, NAFH NB assumed FHLB advances outstanding with a face value of $21,000 and a fair value of $21,012. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$ 5,004	$ 5,000	September 2010	Fixed	0.69%
6,005	6,000	December 2010	Fixed	0.68%
5,003	5,000	February 2011	Fixed	0.51%
5,000	5,000	June 2011	Daily	0.49%

$ 21,012	$ 21,000

NAFH National Bank

(Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities

Assumed of Turnberry Bank as of July 16, 2010

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of

North American Financial Holdings, Inc.

In our opinion, the accompanying statement of assets acquired and liabilities assumed of NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) presents fairly, in all material respects, the assets acquired and liabilities assumed by NAFH National Bank of Turnberry Bank as of July 16, 2010 in conformity with accounting principles generally accepted in the United States of America. This statement of assets acquired and liabilities assumed is the responsibility of the Company’s management; our responsibility is to express an opinion on this statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of the statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

June 23, 2011

Ft. Lauderdale, Florida

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

Assets Acquired
Cash and due from banks	$40,353
Investment securities available for sale	3,495

Loans	152,125
Other real estate owned	5,439
Indemnification asset	21,739
Intangible assets	600
Other assets	4,392

Total assets acquired	$228,143

Liabilities Assumed
Deposits
Noninterest-bearing demand	$14,192
Interest-bearing	161,209

Total deposits	175,401

Borrowings	59,024
Accrued interest payable and other liabilities	6,089

Total liabilities assumed	$240,514

Net liabilities assumed	$(12,371)

The accompanying notes are an integral part of these financial statements.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

1.	Summary of Significant Accounting Policies

North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiary, NAFH National Bank (“NAFH NB”).

On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of the former Turnberry Bank (“Turnberry”).

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of fair value and goodwill and intangible assets. Changes in assumptions or in market conditions could significantly affect the fair value estimates. The measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta.

Investment Securities

Investment securities were acquired at their fair values. Investments which may be sold prior to maturity are classified as available for sale and reported at fair value. Investment securities where NAFH NB has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the statement of assets acquired and liabilities assumed.

Accounting for Acquired Loans

NAFH NB accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.

Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that NAFH NB will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

purchased credit-impaired (“PCI”) loans. NAFH NB has generally aggregated the purchased loans into pools of loans with common risk characteristics. Refer to Note 4 for further discussion of risk characteristics.

FDIC Indemnification Asset

As part of a purchase and assumption agreement with the FDIC, NAFH NB has entered into a loss share agreement in which the FDIC will reimburse NAFH NB for certain amounts related to certain acquired loans and other real estate owned should NAFH NB experience a loss, as a result, an indemnification asset has been recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans and other assets, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are recorded at the lesser of their recorded investment or fair value less costs to sell when acquired.

Intangible Assets

Intangible assets include a core deposit base premium arising from the acquisition and was measured at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

2.	FDIC-Assisted Purchase and Assumption of Assets and Liabilities of Turnberry Bank

NAFH NB entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of Turnberry from the FDIC as receiver on July 16, 2010 (the “Transaction Date”). As part of this agreement, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institution and assume the leases associated with these offices. NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities from the FDIC in a whole-bank acquisition. Net cash consideration received from the FDIC in connection with the acquisition was $16,926.

The acquisition was accounted for under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. An Identifiable intangible asset, a core deposit intangible, was recorded at fair value. As the fair value of consideration received in the Turnberry acquisition was greater than the estimated fair value of net liabilities assumed, a gain on acquisition of $4,555 was recorded by NAFH NB on the acquisition date.

As part of the purchase and assumption agreement, certain loans and other real estate owned acquired in this acquisition are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The value of the indemnification asset at the acquisition date is $21,739 (loss threshold is $28,000 and 80% of the loss threshold is $22,400).

The estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and NAFH NB believes that information provides a reasonable basis for estimating the fair values. However, NAFH NB may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. NAFH NB expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

3.	Investment Securities

As of the acquisition date, the acquired security portfolio consisted of 8 security positions which were recorded at their estimated fair values. The amortized cost and estimated fair value of investment securities at the acquisition date are presented below:

Available for Sale	Estimated Fair Value
U.S. Government agencies and corporations	$2,015
Collateralized Mortgage Obligations	1,480

$3,495

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

The estimated fair value of investment securities available for sale at the acquisition date, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available for Sale
Due in one year or less	$–
Due after one year through five years	206
Due after five years through ten years	1,288
Due after ten years	2,001

$3,495

At the acquisition date, securities with a fair value of approximately $2,014 are subject to call during 2011.

4.	Loans

The composition of loans acquired at July 16, 2010 is as follows:

Fair Value
Covered acquired loans:
Commercial real estate	$45,412
Residential	85,905
Commercial and agricultural loans	299
Home equity loans	19,490
Other consumer loans	–

Total covered loans	$151,106
Non-covered acquired loans—consumer loans	1,019

Total acquired loans	$152,125

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, NAFH NB accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:

•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

From these pools, NAFH NB used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool.

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Cash flows expected to be collected at acquisition	$148,572
Accretable yield	(13,331)

Fair value of acquired loans at acquisition	$135,241

The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which is their fair value at the time of acquisition by NAFH NB. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

The total fair value of non-PCI loans acquired at July 16, 2010 was $16,884.

5.	Operating Leases

NAFH NB is obligated under operating leases assumed for office and banking premises which expire in periods varying from 10 months to one year. Future minimum lease payments, before considering renewal options that generally are present, are as follows at July 16, 2010:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$84
2011	97
2012	–
2013	–
2014	–
Thereafter	–

$181

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

6.	Intangible Assets

Tax deductible intangible assets acquired consist of the following at July 16, 2010:

Gross Carrying Amount
Core deposit intangible due to acquisition of Turnberry	$600

The identified intangible assets are amortized as noninterest expense over their estimated lives.

Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$69
2011	150
2012	150
2013	150
2014	81

$600

7.	Time Deposits

Time deposits of $100 or more were $97,082 at the acquisition date.

At July 16, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2010 (Period from July 16, 2010 through December 31, 2010)	$64,772
2011	46,150
2012	10,065
2013	2,036
2014	2,132
2015 and beyond	1,006

$126,161

8.	Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

NAFH NB also acquired securities sold under agreements to repurchase with commercial account holders whereby NAFH NB sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by NAFH NB.

NAFH National Bank (Subsidiary of North American Financial Holdings, Inc.)

Notes to Statement of Assets Acquired and Liabilities Assumed of Turnberry Bank

as of July 16, 2010

(dollars in thousands)

Through the acquisition of Turnberry, NAFH NB assumed FHLB advances outstanding with a face value of $55,000 and a fair value of $59,017. The advances consist of the following:

Fair Value	Contractual Outstanding Amount	Maturity Date	Repricing Frequency	Rate at July 16, 2010
$3,034	$3,000	March 2011	Fixed	2.12%
3,028	3,000	May 2011	Fixed	1.65%
5,212	5,000	June 2011(a)	Fixed	5.04%
5,107	5,000	July 2011(a)	Fixed	2.81%
5,292	5,000	January 2012(a)	Fixed	4.56%
4,372	4,000	March 2013(a)	Fixed	4.58%
5,625	5,000	June 2014(a)	Fixed	4.67%
5,239	5,000	February 2015(a)	Fixed	2.83%
5,431	5,000	June 2015(a)	Fixed	3.71%
5,469	5,000	July 2015(a)	Fixed	3.57%
5,558	5,000	November 2017(a)	Fixed	3.93%
5,650	5,000	July 2018(a)	Fixed	3.94%

$59,017	$55,000

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, NAFH NB has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

TIB Financial Corp.

Unaudited Consolidated Financial Statements as of and for the

Nine Months Ended September 30, 2011 and 2010

TIB FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share data)

	(Unaudited) September 30, 2011	December 31, 2010
Assets
Cash and due from banks	$1,112	$22,209
Interest-bearing deposits with banks	1,186	131,585
Investment securities available for sale	–	418,092
Loans, net of deferred loan costs and fees	–	1,004,630
Less: Allowance for loan losses	–	402

Loans, net	–	1,004,228

Premises and equipment, net	–	43,153
Goodwill	–	29,999
Intangible assets, net	3,198	11,406
Other real estate owned	–	25,673
Deferred income tax asset	–	19,973
Accrued interest receivable and other assets	1,518	50,548
Equity method investment in Capital Bank, NA	198,983	–

Total Assets	$205,997	$1,756,866

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$–	$198,092
Interest-bearing	–	1,168,933

Total deposits	–	1,367,025
Federal Home Loan Bank (FHLB) advances	–	131,116
Short-term borrowings	–	47,158
Long-term borrowings	23,103	22,887
Accrued interest payable and other liabilities	5,106	11,930

Total liabilities	28,209	1,580,116

Shareholders’ equity
Common stock, $.10 par value per share: 50,000 shares authorized, 12,350 and 11,817 shares issued and outstanding, respectively	1,235	1,182
Additional paid in capital	170,440	177,316
Retained earnings	4,081	560
Accumulated other comprehensive income (loss)	2,032	(2,308)

Total shareholders’ equity	177,788	176,750

Total Liabilities and Shareholders’ Equity	$205,997	$1,756,866

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Interest and dividend income
Loans, including fees	$–	$14,836	$17,745	$45,471
Investment securities:
Taxable	–	2,106	3,238	6,479
Tax-exempt	–	29	19	137
Interest-bearing deposits in other banks	10	55	111	204
Federal Home Loan Bank stock	–	16	31	26

Total interest and dividend income	10	17,042	21,144	52,317

Interest expense
Deposits	–	4,392	3,276	13,803
Federal Home Loan Bank advances	–	1,195	301	3,590
Short-term borrowings	–	21	19	69
Long-term borrowings	471	648	1,393	1,973

Total interest expense	471	6,256	4,989	19,435

Net interest income	(461)	10,786	16,155	32,882
Provision for loan losses	–	17,072	621	29,697

Net interest income after provision for loan losses	(461)	(6,286)	15,534	3,185

Non-interest income
Service charges on deposit accounts	–	831	1,070	2,585
Fees on mortgage loans originated and sold	–	455	498	1,219
Investment advisory and trust fees	407	328	1,173	948
Loss on sale of indirect auto loans	–	2	–	(344)
Equity in income from investment in Capital Bank, NA	1,875	–	2,533	–
Other income	–	802	1,669	2,283
Investment securities gains (losses), net	–	–	12	2,635
Other-than-temporary impairment losses on investments
Gross impairment losses	–	–	–	–
Less: Impairments recognized in other comprehensive income	–	–	–	–

Net impairment losses recognized in earnings	–	–	–	–

Total non-interest income	2,282	2,418	6,955	9,326

Non-interest expense
Salaries and employee benefits	240	6,610	8,991	19,859
Net occupancy and equipment expense	14	2,391	2,754	6,948
Foreclosed asset related expense	–	15,438	565	21,687
Management fee expense	128	–	214	–
Other expense	217	5,348	5,999	16,822

Total non-interest expense	599	29,787	18,523	65,316

Income (loss) before income taxes	1,222	(33,655)	3,966	(52,805)
Income tax expense (benefit)	(271)	–	445	–

Net income (loss)	$1,493	$(33,655)	$3,521	$(52,805)
Preferred dividends earned by preferred shareholders and discount accretion	–	680	–	2,009
Gain on retirement of Series A preferred allocated to common shareholders	–	(24,276)	–	(24,276)

Net loss allocated to common shareholders	$1,493	$(10,059)	$3,521	$(30,538)

Basic income (loss) per common share	$0.12	$(67.68)	$0.29	$(205.64)
Diluted income (loss) per common share	$0.12	$(67.68)	$0.27	$(205.64)

See accompanying notes to consolidated financial statements

TIB FINANCIAL CORP.

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Dollars and shares in thousands, except per share data)

Successor Company	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, July 1, 2011	12,350	$1,235	$174,903	$2,588	$1,310	$180,036
Comprehensive income:
Net income				1,493		1,493
Net market valuation adjustment on securities available for sale					722
Less: reclassification adjustment for gains					–
Other comprehensive income, net of tax expense of $453						722

Comprehensive income						2,215

Effects of merger of TIB Bank into Capital Bank, NA			(4,463)			(4,463)

Balance, September 30, 2011	12,350	$1,235	$170,440	$4,081	$2,032	$177,788

Predecessor Company	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, July 1, 2010	37	$34,110	149	$15	$76,410	$(69,524)	$(1,406)	$(569)	$39,036
Comprehensive loss:
Net loss						(33,655)			(33,655)
Net market valuation adjustment on securities available for sale							849
Other comprehensive income									849

Comprehensive loss									(32,806)

Preferred stock discount accretion		192				(192)			–
Stock-based compensation and related tax effect					529				529

Balance, September 30, 2010	37	$34,302	149	$15	$76,939	$(103,371)	$(557)	$(569)	$6,759

Successor Company	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, January 1, 2011	11,817	$1,182	$177,316	$560	$(2,308)	$176,750
Comprehensive income:
Net income				3,521		3,521
Net market valuation adjustment on securities available for sale					4,837
Less: reclassification adjustment for gains					(7)
Other comprehensive income, net of tax expense of $2.932						4,830

Comprehensive income						8,351

Common stock issued in Rights Offering	533	53	7,710			7,763
Effects of merger of TIB Bank into Capital Bank, NA			(14,586)		(490)	(15,076)

Balance, September 30, 2011	12,350	$1,235	$170,440	$4,081	$2,032	$177,788

Predecessor Company	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2010	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518
Comprehensive loss:
Net loss						(52,805)			(52,805)
Net market valuation adjustment on securities available for sale							5,896
Less: reclassification adjustment for gains							(2,635)
Other comprehensive income									3,261

Comprehensive loss									(49,554)

Preferred stock discount accretion		572				(572)			–
Stock-based compensation and related tax effect					785				785

Balance, September 30, 2010	37	$34,302	149	$15	$76,939	$(103,371)	$(557)	$(569)	$6,759

TIB FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

(Unaudited)

(Dollars in thousands)

	Successor Company	Predecessor Company
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Cash flows from operating activities:
Net income (loss)	$3,521	$(52,805)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Accretion of acquired loans	(17,059)	–
Equity in income from investment in Capital Bank, NA	(2,533)	–
Depreciation and amortization	500	3,572
Provision for loan losses	621	29,697
Deferred income tax expense	204	–
Investment securities net realized gains	(12)	(2,635)
Net amortization of investment premium/discount	1,967	2,330
Stock-based compensation	–	785
(Gain)/Loss on sales of OREO	(121)	55
OREO valuation adjustments	–	19,116
Loss on the sale of indirect auto loans	–	344
Other	(656)	193
Mortgage loans originated for sale	(17,154)	(56,265)
Proceeds from sales of mortgage loans originated for sale	24,854	55,384
Fees on mortgage loans sold	(498)	(1,219)
Change in accrued interest receivable and other assets	(3,417)	4,681
Change in accrued interest payable and other liabilities	2,294	6,576

Net cash (used in) provided by operating activities	(7,489)	9,809

Cash flows from investing activities:
Net change in cash due to merger of TIB Bank with and into Capital Bank, NA	(103,654)	–
Investment in Capital Bank, NA	(5,241)	–
Purchases of investment securities available for sale	(15,474)	(335,038)
Sales of investment securities available for sale	2,319	188,601
Repayments of principal and maturities of investment securities available for sale	43,101	90,955
Acquisition of Naples Capital Advisors business	–	(296)
Sales of FHLB Stock	244	749
Principal repayments on loans, net of loans originated or acquired	(7,069)	27,168
Purchases of premises and equipment	(405)	(12,629)
Proceeds from sales of loans	–	26,902
Proceeds from sale of OREO	8,844	6,794
Proceeds from disposal of equipment	–	41

Net cash used in investing activities	(77,335)	(6,753)

Cash flows from financing activities:
Net increase (decrease) in demand, money market and savings accounts	78,957	(107,167)
Net increase (decrease) in time deposits	(138,414)	60,181
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(4,979)	(36,647)
Repayment of long term FHLB advances	(10,000)	–
Net change in long term repurchase agreements	–	(20,000)
Net proceeds from North American Financial Holdings, Inc. Investment	–	162,840
Net proceeds from common stock rights offering	7,764	–

Net cash (used in) provided by financing activities	(66,672)	59,207

Net decrease in cash and cash equivalents	(151,496)	62,263
Cash and cash equivalents at beginning of period	153,794	167,402

Cash and cash equivalents at end of period	$2,298	$229,665

Supplemental disclosures of cash paid:
Interest	$9,116	$16,303
Supplemental information:
Exchange of Series A Preferred Stock for common shares issued in NAFH Investment	–	12,160
Transfer of loans to OREO	4,752	35,007

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 1—Basis of Presentation & Accounting Policies

TIB Financial Corp. is a bank holding company headquartered in Naples, Florida. Prior to April 29, 2011, TIB Financial Corp. (the “Company”) conducted its business primarily through its wholly-owned subsidiaries, TIB Bank (together with its successor entities following the Merger (as defined below), the “Bank”) and Naples Capital Advisors, Inc. As described in additional detail in Note 2, on April 29, 2011 (the “Merger Date”), the Bank merged (the “Merger”) with and into NAFH National Bank (“NAFH Bank”), a subsidiary of our majority shareholder, North American Financial Holdings, Inc. (“NAFH”) in an all-stock transaction, with NAFH Bank as the surviving entity. On June 30, 2011, NAFH Bank merged with Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, a controlled subsidiary of our majority shareholder, with NAFH Bank as the surviving entity (the “Capital Bank Merger”). On June 30, 2011, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA”). Subsequently, GreenBank, a previously wholly-owned subsidiary of Green Bankshares, Inc. (“Green”), merged with and into Capital Bank, NA when Green became a controlled subsidiary of NAFH on September 7, 2011. Collectively the subsidiary bank mergers discussed above are referred to herein as the “Subsidiary Bank Mergers.”

Subsequent to the Subsidiary Bank Mergers, the Company holds an approximately 21% ownership interest in Capital Bank, NA which is recorded as an equity-method investment in that entity. As of September 30, 2011, the Company’s investment in Capital Bank, NA totaled $198,983, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company has and will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income. In connection with the Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of September 30, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities included in the Consolidated Balance Sheet are comprised of a customer relationship intangible associated with Naples Capital Advisors, Inc., the company’s wholly-owned registered investment advisor, along with the Company’s equity method investment in Capital Bank, NA, current and deferred income tax accounts and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportional share of the equity method earnings of Capital Bank, NA and interest income and interest expense resulting from cash deposited in Capital Bank, NA and the outstanding trust preferred securities issued by the Company, respectively. Unless otherwise specified, this report describes TIB Financial Corp. and its subsidiaries including TIB Bank through the Merger Date, and subsequent to that date, includes TIB Financial Corp. and Naples Capital Advisors, Inc.

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s annual report on Form 10-K for the year ended December 31, 2010.

Share and per share amounts have been adjusted to account for the effects of the 1 for 100 reverse stock split on December 15, 2010. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock. Information presented in this document “as of” June 30, 2011 gives effect to the completion of

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

the Capital Bank Merger. All numerical dollar and share amounts are in thousands, other than per-share amounts or as otherwise noted. We have considered the impact on these consolidated financial statements of subsequent events.

As used in this document, the terms “we,” “us,” “our,” “TIB Financial,” and “Company” mean TIB Financial Corp. and its subsidiaries (unless the context indicates another meaning) and the term “Bank” means TIB Bank, and, after the Merger, its successor entities.

North American Financial Holdings, Inc. Investment

On September 30, 2010, (the “Transaction Date”) the Company completed the issuance and sale to NAFH of 7,000 shares of common stock, 70 shares of Series B Preferred Stock and a warrant (the “Warrant”) to purchase up to 11,667 shares of Common Stock of the Company (the “Warrant Shares”) for aggregate consideration of $175,000 (the “Investment”). The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of a contribution to the Company of all 37 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70 shares of Series B Preferred Stock received by NAFH converted into an aggregate of 4,667 shares of common stock following shareholder approval of an amendment to increase the number of authorized shares of common stock to 50,000. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share.

As a result of the Investment, pursuant to which NAFH acquired approximately 99% (which has subsequently been reduced to approximately 94% as a result of the Rights Offering) of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was required.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Acquisition accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the NAFH Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the NAFH Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the NAFH Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at September 30, 2011 and December 31, 2010 represent only the results of operations subsequent to September 30, 2010, the date of the NAFH Investment.

Pursuant to the Investment Agreement, shareholders as of July 12, 2010 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $15.00 per share, subject to certain limitations (the “Rights Offering”). Approximately 533 shares of the Company’s common stock were issued in exchange for net proceeds of approximately $7,764 upon completion of the Rights Offering on January 18, 2011. Subsequent to the Rights Offering, NAFH owned 94% of the Company’s outstanding common stock.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Earnings (loss) per share have been computed based on the following for the periods ended:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Weighted average number of common shares outstanding:
Basic	12,350	149	12,189	149
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	–	–	723	–

Diluted	12,350	149	12,912	149

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Anti-dilutive stock options	5	8	6	8
Anti-dilutive restricted stock awards	–	–	–	–
Anti-dilutive warrants	11,667	24	3	24

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). ASU 2011-08 amended guidance on the annual goodwill impairment test performed by the Company. Under the amended guidance, the Company will have the option to first assess qualitative factors to determine whether it is necessary to perform a two-step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than the carrying value, the quantitative impairment test is required. If the Company believes the fair value of a reporting unit is greater than the carrying value, no further testing is required. A company can choose to perform the qualitative assessment on some or none of its reporting entities. The amended guidance includes examples of events and circumstances that might indicate that a reporting unit’s fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity’s operating environment, entity-specific events such as declining financial performance, and other events such as an expectation that a reporting unit will be sold. The amended guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt even if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The adoption of ASU 2011-08 will not have an impact on the Company’s consolidated financial condition or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current guidance by (i) eliminating the option to present components of other comprehensive income (OCI) as part of the statement of changes in shareholders’

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

equity, (ii) requiring the presentation of each component of net income and each component of OCI either in a single continuous statement or in two separate but consecutive statements, and (iii) requiring the presentation of reclassification adjustments on the face of the statement. The amendments of ASU 2011-05 do not change the option to present components of OCI either before or after related income tax effects, the items that must be reported in OCI, when an item of OCI should be reclassified to net income, or the computation of earnings per share (which continues to be based on net income). ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 for public companies, with early adoption permitted and retrospective application required. The adoption of ASU 2011-05 will not have an impact on the Company’s consolidated financial condition or results of operations but will alter disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The amended guidance of ASU 2011-04 (i) clarifies how a principal market is determined, (ii) establishes the valuation premise for the highest and best use of nonfinancial assets, (iii) addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, (iv) extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and (v) requires additional disclosures including transfers between Level 1 and Level 2 of the fair value hierarchy, quantitative and qualitative information and a description of an entity’s valuation process for Level 3 fair value measurements, and fair value hierarchy disclosures for financial instruments not measured at fair value. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the new guidance will have on the consolidated financial statements.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 2—Equity Method Investment in Capital Bank, NA

On April 29, 2011, the Company’s primary operating subsidiary, TIB Bank, was merged with and into NAFH Bank, an affiliate institution which had been wholly-owned by the Company’s controlling shareholder, NAFH, preceding the Merger. Pursuant to the merger agreement dated April 27, 2011, between NAFH Bank and the Bank, the Company exchanged its 100% ownership interest in TIB Bank for an approximately 53% ownership interest in the surviving combined entity, NAFH Bank. NAFH is deemed to control NAFH Bank due to NAFH’s 94% ownership interest in the Company and NAFH’s direct ownership of the remaining 47% interest in NAFH Bank subsequent to the Merger. Accordingly, subsequent to April 29, 2011, the Company began to account for its ownership in NAFH Bank under the equity method of accounting and the assets and liabilities of the Bank were deconsolidated from the Company’s balance sheet. The deconsolidation resulted in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011. Accordingly, as of September 30, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet and subsequent to the Merger Date, interest income and interest expense are the result of cash deposited in Capital Bank, NA and the outstanding trust preferred securities issued by the Company, respectively.

On June 30, 2011, Capital Bank, a wholly-owned subsidiary of Capital Bank Corp., an affiliated bank holding company in which NAFH has an 83% ownership interest, was merged with and into NAFH Bank, with NAFH Bank as the surviving entity. Subsequently and as a result of that transaction, the Company’s ownership interest in NAFH Bank was reduced to 33%. In connection with the transaction, NAFH Bank also changed its name to Capital Bank, National Association.

Subsequent to the mergers on June 30, 2011, NAFH, the Company and Capital Bank Corp. made contributions of additional capital to Capital Bank, NA of $4,695, $5,241 and $6,063, respectively, in proportion to their respective ownership interests in Capital Bank NA. The contributions were made to provide additional capital support for the general business operations of Capital Bank, NA.

On September 7, 2011, GreenBank, a wholly-owned subsidiary of Green Bankshares Inc., an affiliated bank holding company in which NAFH has a 90% ownership interest, was merged with and into Capital Bank, NA., with Capital Bank, NA as the surviving entity. On September 30, 2011, Capital Bank Corp. made a contribution of additional capital to Capital Bank, NA of $10,000. Subsequently and as a result of these transactions, the Company’s ownership interest in Capital Bank, NA was reduced to 21%.

The mergers of the Bank, Capital Bank and GreenBank into Capital Bank, NA were restructuring transactions between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in NAFH Bank, subsequent to the merger, and the Company’s investment in the Bank, immediately preceding the merger, was accounted for as a reduction in additional paid in capital. The amount of the equity method investment in NAFH Bank on April 29, 2011, immediately subsequent to the merger, was equal to approximately 53% of the total shareholders’ equity of NAFH Bank post-merger (the combined entity). Additionally, at the time of the merger, due to the de-consolidation of the Bank, the balance of accumulated other comprehensive income was reclassified as additional paid in capital. As the Company began to account for its investment in the combined entity under the equity method, the change in the balance of the Company’s equity method investment between April 29, 2011 and September 30, 2011 resulting from the Company’s proportional share of earnings of $1,875 and $2,533 was recorded in “Equity in income from investment in Capital Bank, NA.” in the Company’s Consolidated Statements of Income for the three and nine months ended September 30, 2011, respectively. Other changes in the Company’s equity method investment in Capital Bank, NA resulted from the subsidiary bank mergers of Capital Bank and GreenBank into Capital Bank, NA, as the Company’s equity method investment was adjusted at each merger date to equal its proportional ownership of Capital Bank, NA with the net change being recorded as cumulative net decrease in the total shareholders’ equity of the Company of $14,586.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

At September 30, 2011, the Company’s net investment of $198,983 in Capital Bank, NA, was recorded in the Consolidated Balance Sheet as “Equity method investment in Capital Bank NA.”

The following table presents summarized financial information for the Company’s equity method investee; Capital Bank, NA:

	Three Months Ended September 30, 2011	Period From April 29, 2011 Through September 30, 2011
Interest income	$60,782	$81,492
Interest expense	8,543	11,823

Net interest income	52,239	69,669
Provision for loan losses	9,764	16,260
Non-interest income	12,840	17,305
Non-interest expense	44,778	58,166
Net income	6,858	8,106

Note 3—Investment Securities

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, no investment securities are reported on the Company’s consolidated balance sheet as of September 30, 2011. The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities available for sale at December 31, 2010 are presented below:

(Successor Company)	December 31, 2010
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$40,980	$15	$296	$40,699
States and political subdivisions—tax exempt	3,082	2	25	3,059
States and political subdivisions—taxable	2,308	–	151	2,157
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	372,409	946	4,152	369,203
Corporate bonds	2,104	1	–	2,105
Collateralized debt obligation	807	–	12	795

	$421,792	$964	$4,664	$418,092

Proceeds from sales and calls of securities available for sale were $0 and $20,144 for the three and nine months ended September 30, 2011, respectively. Gross gains of approximately $0 and $12 were realized on these sales and calls during the three and nine months ended September 30, 2011, respectively.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

(Successor Company) December 31, 2010	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$14,304	$296	$–	$–	$14,304	$296
States and political subdivisions—tax exempt	2,458	25	–	–	2,458	25
States and political subdivisions—taxable	2,157	151	–	–	2,157	151
Marketable equity securities	74	28	–	–	74	28
Mortgage-backed securities—residential	213,153	4,152	–	–	213,153	4,152
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligation	795	12	–	–	795	12

Total temporarily impaired	$232,941	$4,664	$–	$–	$232,941	$4,664

Note 4—Loans

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, no loans are reported on the Company’s consolidated balance sheet as of September 30, 2011. Major classifications of loans as of December 31, 2010 are as follows:

(Successor Company)	December 31, 2010
Real estate mortgage loans:
Commercial	$612,455
Residential	225,850
Construction and vacant land	38,956
Commercial and agricultural loans	60,642
Indirect auto loans	28,038
Home equity loans	29,658
Other consumer loans	8,730

Total loans	1,004,329
Net deferred loan costs	301

Loans, net of deferred loan costs	$1,004,630

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

(Successor Company)	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011
Balance, beginning of period	$–	$263,381
New loans purchased	–	–
Accretion of income	–	(17,059)
Reclassifications from nonaccretable difference	–	–
Reduction due to deconsolidation of the Bank	–	(246,322)

Balance, end of period	$–	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the NAFH Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the NAFH Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Note 5—Allowance for Loan Losses

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, no loans or allowance for loan losses were reported on the Company’s consolidated balance sheet as of September 30, 2011. Activity in the allowance for loan losses for the three and nine months ended September 30, 2011 and 2010 follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
Balance, beginning of period	$–	$27,710	$402	$29,083
Provision for loan losses charged to expense	–	17,072	621	29,697
Loans charged off	–	(12,445)	(24)	(27,432)
Recoveries of loans previously charged off	–	69	–	1,058
Reduction due to deconsolidation of the Bank	–	–	(999)	–

Balance, end of period	$–	$32,406	$–	$32,406

		Successor Company		Successor Company
Acquisition accounting adjustment		$(32,406)		$(32,406)
Balance, September 30	$–	$–	$–	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Roll forward of allowance for loan losses for the nine months ended September 30, 2011:

(Successor Company)	December 31, 2010	Provision	Net Charge-offs	Reduction Due to Deconsolidation of the Bank	September 30, 2011
Real estate mortgage loans:
Commercial	$7	$201	$–	$(208)	$–
Residential	164	206	–	(370)	–
Construction and vacant land	–	75	–	(75)	–
Commercial and agricultural loans	24	13	–	(37)	–
Indirect auto loans	184	108	(24)	(268)	–
Home equity loans	14	11	–	(25)	–
Other consumer loans	9	7	–	(16)	–

Total loans	$402	$621	$(24)	$(999)	$–

(Successor Company) December 31, 2010	Allowance for Loan Losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$7	$–	$–	$552	$599,820
Residential	–	164	–	–	11,868	213,983
Farmland	–	–	–	–	–	12,083
Construction and vacant land	–	–	–	–	–	38,956
Commercial and agricultural	–	24	–	–	4,901	55,740
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	14	–	–	25,305	4,353
Other consumer loans	–	9	–	–	5,546	3,183

Total loans	$–	$402	$–	$–	$54,467	$949,862

Note 6—Capital Adequacy

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements result in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At September 30, 2011 the Company maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum ratios along with the actual ratios for the Company as of September 30, 2011 and December 31, 2010 are presented in the following table.

(Successor Company)	Adequately Capitalized Requirement		September 30, 2011 Actual	December 31, 2010 Actual
Tier 1 Capital (to Average Assets)	≥	4.0%	93.5%	8.2%
Tier 1 Capital (to Risk Weighted Assets)	≥	4.0%	97.4%	13.3%
Total Capital (to Risk Weighted Assets)	≥	8.0%	97.4%	13.4%

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Management believes, as of September 30, 2011, that the Company met all capital requirements to which it is subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in September 2000, July 2001 and June 2006 to the extent allowable.

On September 22, 2010, the Federal Reserve Bank of Atlanta (“FRB”) and the Company entered into a written agreement where the Company agreed, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB. On September 28, 2011, pursuant to approval by the FRB of a written request by the Company, the Company made payments of all amounts due for current and deferred interest through the next payment date for each of its trust preferred securities.

On January 18, 2011, the Company concluded a rights offering wherein legacy shareholders of rights to purchase up to 1,489 shares of common stock, at a price of $15.00 per share, acquired 533 shares of newly issued common stock. The rights offering resulted in net proceeds of $7,764. The record date for the rights offering was July 12, 2010.

Note 7—Fair Value Measurements

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

As discussed in Note 2, due to the deconsolidation of the Bank during the second quarter of 2011, the Company had no assets or liabilities measured at fair value on a recurring or non recurring basis as of September 30, 2011.

Valuation of Securities Available for Sale

The fair values of securities available for sale are determined by: 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs); 2) matrix pricing, which is a mathematical technique widely used in the financial markets to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs); and 3) for collateralized debt obligations and certain other assets and liabilities recorded at fair value in connection with the application of the acquisition method of accounting, custom discounted cash flow modeling (Level 3 inputs).

As of December 31, 2010, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies. The inputs used in determining the estimated fair value of this security are Level 3 inputs. In determining its estimated fair value,

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of this security are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of this security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 are summarized below:

(Successor Company)		Fair Value Measurements at December 31, 2010 Using
	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$40,699	$–	$40,699	$–
States and political subdivisions—tax exempt	3,059	–	3,059	–
States and political subdivisions—taxable	2,157	–	2,157	–
Marketable equity securities	74	74	–	–
Mortgage-backed securities—residential	369,203	–	369,203	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$418,092	$74	$417,223	$795

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and nine months ended September 30, 2010 and held at September 30, 2010, respectively.

(Predecessor Company)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
	Three months Ended September 30, 2010	Nine months Ended September 30, 2010
Balance, beginning of period	$758	$759
Included in earnings—other than temporary impairment	–	–
Included in other comprehensive income	115	114
Transfer in to Level 3	–	–

Balance, end of period	$873	$873

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

(Successor Company)		Fair Value Measurements at December 31, 2010 Using
	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	25,673	–	–	25,673
Other repossessed assets	104	–	104	–

The carrying amounts and estimated fair values of financial instruments, at September 30, 2011 and December 31, 2010 are as follows:

	September 30, 2011		December 31, 2010
Successor Company	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$2,298	$2,298	$153,794	$153,794
Investment securities available for sale	–	–	418,092	418,092
Loans, net	–	–	1,004,228	995,744
Federal Home Loan Bank and Independent Bankers’ Bank stock	–	–	9,621	NM
Accrued interest receivable	–	–	4,917	4,917

Financial liabilities:
Non-contractual deposits	$–	$–	$648,019	$648,019
Contractual deposits	–	–	719,006	719,328
Federal Home Loan Bank Advances	–	–	131,116	130,906
Short-term borrowings	–	–	47,158	47,156
Subordinated debentures	23,103	25,406	22,887	25,267
Accrued interest payable	–	–	7,260	7,260

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, non contractual which consists of demand deposits and deposits that reprice frequently and fully. The methods for determining the fair values for securities were described previously. For loans, contractual deposits, which consist of deposits with infrequent repricing or repricing limits and debt, fair value is based on discounted cash flows using current market rates. It was not practicable to determine the fair value of FHLB and IBB stock due to restrictions placed on their transferability. The fair value of off balance sheet items is not considered material.

TIB Financial Corp.

Consolidated Financial Statements as of and for the

Years Ended December 31, 2010, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

TIB Financial Corp.

Naples, Florida

We have audited the accompanying consolidated balance sheets of TIB Financial Corp. as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the three-month period ended December 31, 2010 (Successor), the nine-month period ended September 30, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor). The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TIB Financial Corp. as of December 31, 2010 (Successor) and 2009 (Predecessor), and the results of its operations and its cash flows for the three-month period ended December 31, 2010 (Successor), the nine-month period ended September 30, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor), in conformity with U.S. generally accepted accounting principles.

/s/Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

March 31, 2011

TIB Financial Corp. and Subsidiaries

Consolidated Balance Sheets

As of December 31,

(Dollars and shares in thousands, except per share data)	Successor Company	Predecessor Company
	2010	2009
Assets
Cash and due from banks	$153,794	$167,402
Investment securities available for sale	418,092	250,339
Loans, net of deferred loan costs and fees	1,004,630	1,197,516
Less: Allowance for loan losses	402	29,083

Loans, net	1,004,228	1,168,433

Premises and equipment, net	43,153	40,822
Goodwill	29,999	622
Intangible assets, net	11,406	6,667
Other real estate owned	25,673	21,352
Deferred income tax asset	19,973	–
Accrued interest receivable and other assets	50,548	49,770

Total assets	$1,756,866	$1,705,407

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$198,092	$171,821
Interest-bearing	1,168,933	1,197,563

Total deposits	1,367,025	1,369,384

Federal Home Loan Bank (FHLB) advances	131,116	125,000
Short-term borrowings	47,158	80,475
Long-term borrowings	22,887	63,000
Accrued interest payable and other liabilities	11,930	12,030

Total liabilities	1,580,116	1,649,889

Commitments and Contingencies (Notes 1, 6 and 17)

Shareholders’ Equity
Preferred stock—$.10 par value: 5,000 shares authorized, 0 and 37 shares issued and outstanding, liquidation preference of $0 and $37,697, respectively	–	33,730
Common stock—$.10 par value: 750,000 and 100,000 shares authorized, 11,817 and 150 shares issued, 11,817 and 149 shares outstanding, respectively	1,182	15
Additional paid in capital	177,316	76,154
Retained earnings (accumulated deficit)	560	(49,994)
Accumulated other comprehensive loss	(2,308)	(3,818)
Treasury stock	–	(569)

Total shareholders’ equity	176,750	55,518

Total Liabilities and Shareholders’ Equity	$1,756,866	$1,705,407

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Operations

	Successor Company	Predecessor Company
(Dollars and shares in thousands, except per share data)	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Interest and dividend income
Loans, including fees	$13,698	$45,471	$68,925	$77,875
Investment securities:
U.S. Government agencies and corporations	1,802	6,347	11,395	7,610
States and political subdivisions, tax-exempt	14	137	299	316
States and political subdivisions, taxable	36	106	143	150
Other investments	17	26	212	385
Interest-bearing deposits in other banks	103	204	124	104
Federal Home Loan Bank stock	11	26	24	350
Federal funds sold and securities purchased under agreements to resell	–	–	5	1,374

Total interest and dividend income	15,681	52,317	81,127	88,164

Interest expense
Interest-bearing demand and money market	548	1,994	4,052	6,581
Savings	128	418	2,142	669
Time deposits of $100 or more	931	5,419	8,587	10,296
Other time deposits	935	5,972	12,865	15,050
Long-term debt—subordinated debentures	458	1,119	1,578	2,267
Federal Home Loan Bank advances	233	3,590	5,199	6,058
Short-term borrowings	15	69	104	1,392
Long-term borrowings	1	854	1,209	1,191

Total interest expense	3,249	19,435	35,736	43,504

Net interest income	12,432	32,882	45,391	44,660
Provision for loan losses	402	29,697	42,256	28,239

Net interest income after provision for loan losses	12,030	3,185	3,135	16,421

Non-interest income
Service charges on deposit accounts	864	2,585	4,165	2,938
Fees on mortgage loans originated and sold	449	1,219	1,143	775
Investment advisory and trust fees	354	948	997	555
Loss on sale of indirect auto loans	–	(344)	–	–
Other income	1,043	2,283	3,510	1,865
Investment securities gains, net	–	2,635	5,058	1,077
Other-than-temporary impairment losses on investments prior to April 1, 2009 adoption of ASC 320-10-65-1	–	–	(23)	(6,426)
Other-than-temporary impairment losses on investments subsequent to April 1, 2009
Gross impairment losses	–	–	(740)	N/A
Less: Impairments recognized in other comprehensive income	–	–	–	N/A

Net impairment losses recognized in earnings subsequent to April 1, 2009	–	–	(740)	N/A

Total non-interest income	2,710	9,326	14,110	784

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(Continued)

Successor Company		Predecessor Company
(Dollars and shares in thousands, except per share data)	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Non-interest expense
Salaries and employee benefits	6,632	19,859	28,594	24,534
Net occupancy and equipment expense	2,051	6,948	9,442	8,539
Goodwill impairment	–	–	5,887	–
Foreclosed asset related expense	536	21,687	2,847	794
Other expense	4,704	16,822	18,572	17,121

Total non-interest expense	13,923	65,316	65,342	50,988

Income (loss) before income taxes	817	(52,805)	(48,097)	(33,783)
Income tax expense (benefit)	257	–	13,451	(12,853)

Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)

Preferred dividends earned by preferred shareholders and discount accretion	–	2,009	2,662	165
Gain on retirement of Series A preferred allocated to common shareholders	–	(24,276)

Net income (loss) allocated to common shareholders	$560	$(30,538)	$(64,210)	$(21,095)

Basic income (loss) per common share	$0.05	$(205.64)	$(433.27)	$(145.02)

Diluted income (loss) per common share	$0.03	$(205.64)	$(433.27)	$(145.02)

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars and shares in thousands except per share data)

Predecessor Company	Preferred Shares Series A	Preferred Stock Series A	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2008	–	$–	136	$14	$57,404	$39,151	$240	$(569)	$96,240

Cumulative-effect adjustment for split-dollar life insurance postretirement benefit						(141)			(141)
Comprehensive loss:
Net loss						(20,930)			(20,930)
Other comprehensive loss, net of tax:
Net market valuation adjustment on securities available for sale							(4,195)
Add: reclassification adjustment for losses net of tax benefit of 2,013							3,336
Other comprehensive loss, net of tax benefit of $523									(859)

Comprehensive loss									$(21,789)

Private placement of common shares			13	1	9,935				9,936
Exercise of stock options			–	0	98				98
Preferred stock issued with common stock warrants	37	$32,889			4,103				36,992
Preferred stock discount accretion		31	–			(31)			–
Stock-based compensation and related tax effect					655				655
Common stock dividends declared					2,435	(2,437)			(2)
Cash dividends declared, $5.89 per common share						(875)			(875)

Balance, December 31, 2008	37	$32,920	149	$15	$74,630	$14,737	$(619)	$(569)	$121,114

Comprehensive loss:
Net loss						(61,548)			(61,548)
Other comprehensive loss:
Net market valuation adjustment on securities available for sale							1,096
Less: reclassification adjustment for gains							(4,295)
Other comprehensive loss									(3,199)

Comprehensive loss									$(64,747)

Issuance costs associated with preferred stock issued					(48)				(48)
Preferred stock discount accretion		810				(810)			–
Stock-based compensation and related tax effect					484				484
Common stock dividends declared					1,088	(1,088)			–
Cash dividends declared, preferred stock						(1,285)			(1,285)

Balance, December 31, 2009	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars and shares in thousands except per share data)

Predecessor Company
	Preferred Shares Series A	Preferred Stock Series A	Common Shares	Common Stock	Additional Paid in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders’ Equity
Balance, January 1, 2010	37	$33,730	149	$15	$76,154	$(49,994)	$(3,818)	$(569)	$55,518

Comprehensive loss:
Net loss						(52,805)			(52,805)
Other comprehensive income:
Net market valuation adjustment on securities available for sale							5,896
Add: reclassification adjustment for gains							(2,635)
Other comprehensive loss, net of tax benefit of $523									3,261

Comprehensive income									$(49,544)

Preferred stock discount accretion		572				(572)			–
Stock-based compensation and related tax effect					785				785

Balance, September 30, 2010	37	$34,302	149	$15	$76,939	$(103,371)	$(557)	$(569)	$6,759

Successor Company
	Preferred Shares Series B	Preferred Stock Series B	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholders’ Equity
Balance, September 30, 2010	70	$70,000	7,149	$715	$107,783	$–	$–	$–	$178,498
Comprehensive loss:
Net income						560			560
Other comprehensive loss:
Net market valuation adjustment on securities available for sale							(2,308)		(2,308)
Comprehensive loss								–	$(1,748)
Conversion of Preferred Stock, Series B	(70)	(70,000)	4,667	467	69,533				–
Reverse stock split fractional shares			1	0	0				0

Balance, December 31, 2010	–	$–	11,817	$1,182	$177,316	$560	$(2,308)	$–	$176,750

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars and shares in thousands except per share data)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities:
Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Accretion of acquired loans	(13,334)	–	–	–
Depreciation and amortization	138	3,572	4,516	4,008
Provision for loan losses	402	29,697	42,256	28,239
Deferred income tax benefit (loss)	681	–	10,998	(4,848)
Investment securities net realized gains	–	(2,635)	(5,058)	(1,077)
Net amortization of investment premium/discount	1,731	2,330	2,031	(31)
Write-down of investment securities	–	–	763	6,426
Goodwill impairment	–	–	5,887	–
Stock based compensation	–	785	690	737
(Gain) loss on sale of OREO	–	55	168	(2)
OREO Valuation Adjustments	–	19,116	1,812	–
Loss on sale of indirect auto loans	–	344	–	–
Other	(357)	193	140	(247)
Mortgage loans originated for sale	(22,194)	(56,265)	(60,439)	(42,518)
Proceeds from sales of mortgage loans	18,942	55,383	57,778	46,836
Fees on mortgage loans sold	(449)	(1,218)	(1,105)	(767)
Change in accrued interest receivable and other asset	(1,134)	4,681	1,894	(5,750)
Change in accrued interest payable and other liabilities	(10,022)	6,576	(4,118)	(869)

Net cash provided by (used in) operating activities	(25,036)	9,809	(3,335)	9,207

Cash flows from investing activities:
Purchases of investment securities available for sale	(164,028)	(335,038)	(728,578)	(160,943)
Sales of investment securities available for sale	–	188,601	525,359	51,135
Repayments of principal and maturities of investment securities available for sale	49,824	90,955	209,566	37,696
Acquisition of Naples Capital Advisors business	–	(296)	(148)	(1,378)
Net cash received in acquisition of operations-Riverside Bank of the Gulf Coast	–	–	271,397	–
Net (purchase) sale of FHLB stock	365	749	1,277	(2,843)
Principal repayments on loans, net of loans originated or acquired	24,855	27,168	(30,111)	(117,411)
Purchases of premises and equipment	(319)	(12,629)	(2,760)	(1,041)
Proceeds from sales of loans	–	26,902	3,500	–
Proceeds from sales of OREO	5,932	6,794	4,122	837
Proceeds from disposal of premises, equipment and intangible assets	–	41	51	39

Net cash provided by (used in) investing activities	(83,371)	(6,753)	253,675	(193,909)

Cash flows from financing activities:
Net increase (decrease) in demand, money market and savings accounts	50,260	(107,167)	82,350	(90,211)
Net increase (decrease) in time deposits	(10,739)	97,546	(61,122)	98,890
Net change in brokered time deposits	(314)	(37,365)	(106,577)	77,031
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	3,329	(36,647)	8,116	(6,499)
Net change short term FHLB advances	–	–	(70,000)	70,000
Increase in long term FHLB advances	–	–	–	92,900
Repayment of long term FHLB advances	–	–	(7,900)	(100,000)
Net change in long term repurchase agreements	(10,000)	(20,000)	–	–
Net proceeds from North American Financial Holdings, Inc. Investment	–	162,840	–	–

TIB Financial Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars and shares in thousands except per share data)

(Continued)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Income tax effect related to stock-based compensation	–	–	(206)	(82)
Net proceeds from issuance costs of preferred stock and common warrants	–	–	(48)	36,992
Net proceeds from issuance of common shares	–	–	–	10,033
Cash dividends paid to preferred shareholders	–	–	(1,285)	(1,677)

Net cash provided by (used in) financing activities	32,536	59,207	(156,672)	187,377

Net increase (decrease) in cash and cash equivalents	(75,871)	62,263	93,668	2,675

Cash and cash equivalents at beginning of period	229,665	167,402	73,734	71,059

Cash and cash equivalents at end of period	$153,794	$229,665	$167,402	$73,734

Supplemental disclosures of cash paid:
Interest	$4,578	$16,303	$38,291	$44,504
Income taxes	–	–	–	125

Supplemental disclosures of non-cash transactions:
Financing of sale of premises and equipment to third parties	$–	$–	$–	$60
Fair value of noncash assets acquired	–	–	49,193	1,416
Fair value of liabilities assumed	–	–	320,594	40
Transfer of loans to OREO	1,992	35,007	27,547	6,961
Transfer of OREO to Premises and Equipment	–	–	2,941	2,391
Exchange of Preferred Series A for common shares issued in NAFH Investment	–	12,160	–	–

See accompanying notes to consolidated financial statements

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 1—Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

TIB Financial Corp. is a bank holding company headquartered in Naples, Florida, whose business is conducted primarily through our wholly-owned subsidiaries, TIB Bank (the “Bank) and Naples Capital Advisors, Inc. Together with its subsidiaries, TIB Financial Corp. (collectively the “Company”) has a total of twenty-seven full service banking offices. On February 13, 2009, TIB Bank acquired the deposits (excluding brokered deposits), branch office operations and certain assets from the FDIC as receiver of the former Riverside Bank of the Gulf Coast (“Riverside”). On September 25, 2009, The Bank of Venice, acquired by the Company in April 2007, was merged into TIB Bank. The consolidated financial statements include the accounts of TIB Financial Corp. (Parent Company) and its wholly-owned subsidiaries, TIB Bank and subsidiaries, and Naples Capital Advisors, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation. Additionally, TIBFL Statutory Trust I, TIBFL Statutory Trust II and TIBFL Statutory Trust III were formed in conjunction with the issuance of trust preferred securities as further discussed in Note 11. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinate debentures are presented as a liability.

TIB Bank is the Company’s primary operating subsidiary. The Bank provides banking services from its twenty-seven branch locations in Monroe, Miami-Dade, Collier, Lee, and Sarasota counties, Florida. The Bank offers a wide range of commercial and retail banking and financial services to businesses and individuals. Account services include checking, interest-bearing checking, money market, certificates of deposit and individual retirement accounts. The Bank offers all types of commercial loans, including: owner-operated commercial real estate; acquisition, development and construction; income-producing properties; working capital; inventory and receivable facilities; and equipment loans. Consumer loan products include residential real estate, installment loans, home equity, home equity lines, and indirect auto loans.

Share and per share amounts have been adjusted to account for the effects of six one percent stock dividends declared by the Board of Directors during 2008 and 2009 which were distributed July 17, 2008, October 10, 2008, January 10, 2009, April 10, 2009, July 10, 2009 and October 10, 2009 to all TIB Financial Corp. common shareholders of record as of July 7, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, respectively and the effects of the 1 for 100 reverse stock split effective after the close of business on December 15, 2010. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock.

North American Financial Holdings, Inc. Investment

On September 30, 2010, (the “Transaction Date”) the Company completed the issuance and sale to North American Financial Holdings, Inc. (“NAFH”) of 7,000 shares of common stock, 70 shares of Series B Preferred Stock and a warrant (the “Warrant”) to purchase up to 11,667 shares of Common Stock of the Company (the “Warrant Shares”) for aggregate consideration of $175,000 (the “Investment”). The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of a contribution to the Company of all 37 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70 shares of Series B Preferred Stock received by NAFH converted into an aggregate of 4,667 shares of common stock

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

following shareholder approval of an amendment to increase the number of authorized shares of common stock to 50,000. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share.

As a result of the Investment, pursuant to which NAFH acquired approximately 99% (which has subsequently been reduced to approximately 94% as a result of the Rights Offering) of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the rules of the SEC Staff Accounting Bulletin Topic 5J, New Basis of Accounting Required in Certain Circumstances (“SEC SAB T. 5J”) the application of “push down” accounting is required.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Acquisition accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the NAFH Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the NAFH Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the NAFH Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at September 30, 2010 represent only the results of operations subsequent to September 30, 2010, the date of the NAFH Investment.

Pursuant to the Investment Agreement, shareholders as of July 12, 2010 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $15.00 per share, subject to certain limitations. Approximately 533 shares of the Company’s common stock were issued in exchange for approximately $7,776 upon completion of the Rights Offering on January 18, 2011.

Use of Estimates and Assumptions

To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. A material estimate that is particularly susceptible to significant change in the near term is the allowance for loan losses. Another material estimate is the fair value and impairment of financial instruments. Changes in assumptions or in market conditions could significantly affect the fair value estimates.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta. Net cash flows are reported for customer loan and deposit transactions and short term borrowings.

Investment Securities and Other than Temporary Impairment

Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. As of September 30, 2010, resulting from the application of acquisition accounting and related fair value adjustments, unrealized gains and losses on investment securities were eliminated as the recorded costs of these investments were adjusted to their fair values. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method based on the amortized cost of the security sold.

Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security. Future declines in the fair value of these or other securities may result in additional impairment charges which may be material to the financial condition and results of operations of the Company.

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. The investment securities portfolio is evaluated for OTTI by segregating the portfolio into two general segments and applying the appropriate OTTI model. Investment securities classified as available for sale or held-to-maturity are generally evaluated for OTTI under FASB Accounting Standards Codification (“ASC”) 320-10-35. However, certain purchased beneficial interests, including non-agency mortgage-backed securities, asset-backed securities, and collateralized debt obligations, that had credit ratings at the time of purchase of below AAA are evaluated using the model outlined in ASC 325-40-35.

In determining OTTI under the ASC 320-10-35 model, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

The second segment of the portfolio uses the OTTI guidance provided by ASC 325-10-35 that is specific to purchased beneficial interests that are rated below “AAA”. Under this model, the Company compares the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. An OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

When OTTI occurs under either model, the amount of the impairment recognized in earnings depends on whether we intend to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If we intend to sell or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

Loans Held for Sale

The majority of residential fixed rate mortgage loans originated by TIB Bank are sold servicing released to third parties immediately with temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. TIB Bank has not historically experienced significant losses resulting from the recourse provisions described above. Accordingly, management believes that no such provision or allowance is necessary as of December 31, 2010.

Loans Held for Investment

Loans held for investment are reported at the principal amounts outstanding, net of unamortized purchase discount or premium, nonrefundable loan fees and related direct loan origination costs. Unearned income and deferred net fees, costs, purchase premiums or discounts related to loans held for investment are recognized in interest income on an effective yield basis over the contractual loan term.

Nonaccrual loans are those for which management has discontinued accrual of interest because there exists significant uncertainty as to the full and timely collection of either principal or interest or, for commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, such loans have become contractually past due 90 days with respect to principal or interest. Home equity loans and residential real estate loans are placed on nonaccrual when these loans are delinquent 90 days or more, or in foreclosure. Indirect auto loans and other consumer loans are placed on nonaccrual when these loans are delinquent 90 days or more. These loans are charged off or written down to their net realizable value when delinquency reaches 120 days. For commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, interest accruals are also continued for loans that are both well-secured and in the process of collection. For this purpose, loans are considered well-secured if they are collateralized by property having a net realizable value in excess of the amount of principal and accrued interest outstanding or are guaranteed by a financially responsible and willing party. Loans are considered “in the process of collection” if collection is proceeding in due course either through legal action or other actions that are reasonably expected to result in the prompt repayment of the debt or in its restoration to current status. For all loans, past due status is determined based on the contractual terms of the loan and the actual number of days since the due date of the earliest unpaid payment.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

When a loan is placed on nonaccrual status, all previously accrued but uncollected interest is reversed against current period operating results. When full collection of the outstanding principal balance is in doubt, subsequent payments received are first applied to unpaid principal and then to uncollected interest. A loan may be returned to accrual status at such time as the loan is brought fully current as to both principal and interest, and, in management’s judgment, such loan is considered to be fully collectible on a timely basis. However, the Company’s policy also allows management to continue the recognition of interest income on certain commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans placed on nonaccrual status. This portion of the nonaccrual portfolio is referred to as “Cash Basis Nonaccrual” loans. This policy only applies to loans that are well-secured and in management’s judgment are considered to be fully collectible but the timely collection of payments is in doubt. Although the accrual of interest is suspended, interest income is recognized as it is received.

A troubled debt restructuring is a restructuring of a loan in which a concession is granted to a borrower experiencing financial difficulty. A loan is accounted for as a troubled debt restructured loan (“TDR”) if the Company, for reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise grant. A TDR typically involves a modification of terms such as a reduction of the interest rate below the current market rate for a loan with similar risk characteristics or the waiving of certain financial loan covenants without corresponding offsetting compensation or additional support. The Company measures the impairment loss of a TDR using the methodology for individually impaired loans.

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the Investment, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. The impact of changes in variable interest rates are recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Allowance for Loan Losses

The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans. Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company furthers divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Company are as follows:

•	Commercial real estate mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Land, lot and construction;

•	Consumer;

•	Indirect auto—prime and sub-prime; and

•	Home equity

The allowance is calculated by applying loss factors to outstanding loans. Loss factors are based on the Company’s historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges.

Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s expectations of relevant historical loss experience. Based upon the Company’s evaluation process, management believes that the look-back period is generally eight quarters.

Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the economic cycle that management expects will impact the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data.

At December 31, 2010, substantially all of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has probable decreases in expected cash flows to be collected after acquisition, the Company charges the provision for loan losses and establishes an allowance for loan losses.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The Company individually evaluates for impairment larger nonaccruing commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to nonaccrual loans.

Significant risk characteristics considered in estimating the allowance for credit losses include the following:

•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition

•

Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition

•	Residential mortgage, indirect auto and consumer—historical and expected future charge-offs, borrower’s credit, property collateral, and loan characteristics

Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land, farmland and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.

Premises and Equipment

Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, building and related components are depreciated using the straight-line method with useful lives ranging from 3 to 40 years. Furniture, fixtures and equipment are depreciated using straight-line method with useful lives ranging from 1 to 40 years. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs incurred after acquisition are generally expensed.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Goodwill and Other Intangible Assets

Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums and customer relationship intangibles arising from acquisitions and are initially measured at fair value. The intangibles are being amortized using the straight-line method over estimated lives ranging from 5 to 15 years.

Long-lived Assets

Long-lived assets, including premises and equipment, core deposit and other intangible assets, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Company Owned Life Insurance

The Company has purchased life insurance polices on certain key executives. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

Income Taxes

Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

The predecessor company will file a consolidated Federal and Florida income tax return for the period ended September 30, 2010. The successor company will be included in NAFH’s consolidated Federal income tax return for the short period ended December 31, 2010 and will file a separate Florida income tax return for the short period ended December 31, 2010.

Stock Splits and Stock Dividends

Stock splits and stock dividends in excess of 20% are reported by transferring the par value of the stock issued from retained earnings to common stock. Stock dividends for 20% or less are reported by transferring the fair value, as of the ex-dividend date, of the stock issued from retained earnings to common stock and additional paid-in capital.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Effective December 15, 2010, the Company completed a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1:100. The number of authorized shares of common stock was correspondingly adjusted from 5,000,000,000 shares to 50,000,000 shares. As a result of the reverse stock split, every 100 shares of the Company’s common stock issued and outstanding immediately prior to the effective time were combined and reclassified into 1 share of common stock. Fractional shares resulting from the reverse stock split were rounded up to the nearest whole share.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.

Earnings (loss) per share have been computed based the following for the periods ended:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Weighted average number of common shares outstanding:
Basic	11,817	149	148	145
Dilutive effect of options outstanding	–	–	–	–
Dilutive effect of restricted shares	–	–	–	–
Dilutive effect of warrants outstanding	6,503	–	–	–

Diluted	18,320	149	148	145

The dilutive effect of stock options and warrants and the dilutive effect of unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Anti-dilutive stock options	8	8	7	7
Anti-dilutive restricted stock awards	–	0	1	1
Anti-dilutive warrants	13	24	24	11

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements.

Operating Segments

While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. As operating results for all segments are similar, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 19. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Recent Accounting Pronouncements

In January 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 320, Receivables. The amendments in this update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Note 2—Business Combinations

NAFH Investment

On September 30, 2010, the Company issued and sold to NAFH 7,000 shares of Common Stock, 70 shares of Series B Preferred Stock and a warrant to purchase up to 11,667 shares of Common Stock of the Company for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

approximately $12,160 in the form of contribution to the Company of all 37 shares of preferred stock issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s Common Stock which NAFH purchased directly from the Treasury.

Immediately following the Investment, NAFH controlled 98.7% of the voting securities of the Company (which has been subsequently reduced to approximately 94% as a result of the Rights Offering) and followed the acquisition method of accounting and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets were identified and a fair value was determined as required by the accounting guidance for business combinations. Accounting guidance also requires the application of “push down accounting,” whereby the adjustments of assets and liabilities to fair value and the resultant goodwill are shown in the financial statements of the acquiree.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The methodology used to obtain the fair values to apply acquisition accounting is described in Note 19, “Fair Value Measurements of Financial Instruments” of these Consolidated Financial Statements. The following table summarizes the Investment Transaction:

	Originally Reported September 30, 2010	Measurement Period Adjustments	September 30, 2010
Fair value of assets acquired:
Cash and cash equivalents	$229,665	$–	$229,665
Securities available for sale	309,386	(66)	309,320
Loans	1,000,544	17,298	1,017,842
Goodwill and intangible assets, net	81,440	(39,671)	41,769
Other assets	119,856	18,731	138,587

Total assets acquired	$1,740,891	(3,708)	$1,737,183

Fair value of liabilities assumed:
Deposits	$1,331,149	(3,486)	$1,327,663
Long-term debt and other borrowings	210,438	(1,655)	208,783
Other liabilities	22,239	–	22,239

Total liabilities assumed	$1,563,826	(5,141)	$1,558,685

Net assets	177,065	1,433	178,498
Less: Non-controlling interest at fair value	5,955	–	5,955

	$171,110	1,433	$172,543
Underwriting, due diligence and legal costs	3,890	(1,433)	2,457

Purchase consideration	$175,000	$–	$175,000

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date to make preliminary estimates of the fair value of assets acquired and liabilities assumed. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the Transaction Date) that will likely result in changes to the estimated fair value amounts. Thus, the provisional measurements of fair value reflected are subject to change and such changes could be

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Transaction Date. Based on the applicable accounting literature on business combinations, subsequent adjustments, if any, will be retrospectively recorded in future filings.

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and cash equivalents

The cash and cash equivalents of $229,665 held at the Transaction Date approximated the fair value on the Transaction Date and did not require a fair value adjustment.

Investment securities

Investment securities are reported at fair value and were $309,320 on the Transaction Date. To account for the NAFH Investment, the unamortized premium and discounts were recognized as acquisition accounting adjustments and the unrealized gain or loss on investment securities became the new premium or discount for each security held by the Company.

The fair value of the investment securities is primarily based on values obtained from third parties which are based on recent activity for the same or similar securities. Before the Transaction Date, the investment securities portfolio had a book value of $310,316 and a fair value of $309,320. The difference between the fair value and the current par value was recorded as the new premium or discount on a security by security basis.

Loans

All loans in the loan portfolio at the Transaction Date were evaluated and a fair value of $1,017,842 was assigned in accordance with the accounting guidance for receivables. All loans were considered to be purchase credit impaired loans or “PCI loans” with the exception of revolving lines of credit, loans collateralized by cash deposits and other types of loans with no real credit risk. The revolving lines of credit were also evaluated but are not considered PCI loans. A summary of the valuation for the PCI loans is in Note 5, “Loans” of these Consolidated Financial Statements.

Goodwill and intangible assets

As disclosed above, the excess of purchase consideration over the net assets being reported at fair value is the goodwill. The goodwill represents the value of the Company’s total franchise. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. The intangible assets identified as part of the valuation of the NAFH Investment were Core Deposit Intangibles (“CDI”), Customer Relationship Intangibles (“CRI”) and Trade Names. All of the identified intangible assets are amortized as a non-interest expense over their estimated lives, except the TIB Bank and Naples Capital Advisors trade names.

Core Deposit Intangible

The CDI valuation is based on the Bank’s transaction related deposit accounts, interest rates on the deposits compared to the market rate on the Transaction Date and estimated life of those deposits. The value of non-interest bearing deposits comprises the largest portion of the CDI. The estimated value of the CDI is the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the deposit base.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The type of deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

Customer Relationship Intangible

The CRI was based on the assets under management by Naples Capital Advisors, Inc. on the Transaction Date. CRI is created when a customer relationship exists between an entity and its customer if the entity has information about the customer and has regular contact with the customer, and the customer has the ability to make direct contact with the entity. Customer relationships meet the contractual-legal criterion if an entity has a practice of establishing contracts with its customers, regardless of whether a contract exists at the acquisition date. Customer relationships also may arise through means other than contracts, such as through regular contact by sales or service representatives.

The value of the CRI is based on the present value of future cash flows arising from the management of investment accounts of customers generated from Naples Capital Advisors, Inc. based on the assets under management at September 30, 2010. The valuation of this intangible asset involves three steps: determining the useful life of the intangible asset, determining the resulting cash flows of the intangible and determining the discount rate.

The assets under management as of the Transaction Date were approximately $184,489.

Trade Name Intangible

Trademarks, service marks and other registered marks (collectively referred to as the “Trade Name”) can have great significance to customers. The function of a mark is to indicate to the consumer the sources from which goods and services originate. The trade names considered to have value are TIB Bank and Naples Capital Advisors.

The trade name value was based on the estimated income from each trade name used by the Company. The trade name for TIB Bank and Naples Capital Advisors has an indefinite life because there are not legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of an intangible asset to the reporting entity. The useful life of the asset shall be considered to be indefinite. The term indefinite does not mean the same as infinite or indeterminate. The useful life of an intangible asset is indefinite if that life extends beyond the foreseeable horizon—that is, there is no foreseeable limit on the period of time over which it is expected to contribute to the cash flows of the reporting entity.

Other Assets

A majority of the other assets held by the Company did not have a fair value adjustment as part of the purchase accounting since their carrying value approximated fair value such as accrued interest receivable. It was not practicable to determine the fair value of FHLB and IBB stock due to restrictions placed on their transferability. The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $19,262. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including the fair value adjustments discussed elsewhere in this section, along with Federal and state net operating losses that the Company deemed realizable as of the acquisition date.

Deposits

Term deposits were not included as part of the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. The term deposits which were evaluated for acquisition accounting consisted of certificates of deposit, brokered deposits and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Certificate of Deposit Account Registry Services (“CDARS”) CDs. The fair value of these deposits was determined by first stratifying the deposit pool by monthly maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates. Based on the characteristics of the certificates, either a retail rate or a brokered certificate of deposit rate was used.

Certificates of deposit liabilities had a fair value of $730,034 as of September 30, 2010, compared to a carrying value of $724,899 for an amortizable premium of $5,135. Brokered Deposit liabilities had a fair value of $11,054 as of September 30, 2010 compared to a carrying value of $10,836 for an amortizable premium of $217. CDARs liabilities had a fair value of $9,453 as of September 30, 2010, compared to a carrying value of $9,363 million for an amortizable premium of $90. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Long-term debt and other borrowings

Included in long-term debt and other borrowings in the summary table above are FHLB advances, securities sold under agreements to repurchase and trust preferred debt securities. These were fair valued by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates, and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The Company will amortize the premium and accrete the discount into income on a level-yield basis over the contractual term as an adjustment to interest expense.

FHLB advances had a fair value of $132,077 as of September 30, 2010, compared to a carrying value of $125,000 for an amortizable premium of $7,077.

Securities sold under agreements to repurchase on a long-term basis had a fair value of $10,063 as of September 30, 2010, compared to a carrying value of $10,000 for an amortizable premium of $63. The carrying values of Commercial customer repurchase agreements of $43,244 and Treasury tax and loan deposits of $584 approximated their fair values due to their short-term nature.

The trust preferred securities had a fair value of $22,815 as of September 30, 2010 compared to a book value of $33,000 for a net accretable discount of $10,185. The premium will be amortized and the discount will be accreted into income as a reduction of interest expense and an increase to interest expense on a level yield bases over the contractual terms, respectively.

Lease Liability

The Company operates approximately 6 properties under long term operating leases. The classification of the Company’s leases as operating, as opposed to capital, was not changed in applying the acquisition method of accounting.

When reviewing the leases, the contractual lease payments and terms were compared to the current market conditions for a similar location and building leased. The Company’s leases were considered to be unfavorable relative to the market terms of leases at September 30, 2010 to the extent that the existing lease terms were higher than the current market terms, and a liability of $251 was recognized as part of the acquisition accounting.

Non-Controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the market valuation of its common stock as part of the purchase accounting as of September 30, 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Transaction Expenses

As required by the Investment Agreement, the Company reimbursed certain transaction-related third party due diligence, valuation and legal costs of approximately $2,457 which were recorded as a reduction of the $175,000 of proceeds received from the issuance of preferred and common shares.

There were no indemnification assets identified in this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

Note 3—Cash and Due From Banks

Cash on hand or on deposit with the Federal Reserve Bank of $2,393 and $3,682 was required to meet regulatory reserve and clearing requirements at December 31, 2010 and 2009, respectively. Balances on deposit at the Federal Reserve Bank did not earn interest prior to October 19, 2008; subsequently they became interest bearing. The total on deposit was approximately $130,946 and $147,709 at December 31, 2010 and 2009, respectively.

The Bank maintains an interest bearing account at the Federal Home Loan Bank of Atlanta. The total on deposit was approximately $638 and $52 at December 31, 2010 and 2009, respectively.

Note 4—Investment Securities

The amortized cost, estimated fair value, and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities available for sale at December 31, 2010 and December 31, 2009 are presented below:

December 31, 2010 (Successor Company)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$40,980	$15	$296	$40,699
States and political subdivisions—tax exempt	3,082	2	25	3,059
States and political subdivision—taxable	2,308	–	151	2,157
Marketable equity securities	102	–	28	74
Mortgage-backed securities—residential	372,409	946	4,152	369,203
Corporate bonds	2,104	1	0	2,105
Collateralized debt obligations	807	–	12	795

	$421,792	$964	$4,664	$418,092

December 31, 2010 (Predecessor Company)	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
U.S. Government agencies and corporations	$29,232	$24	$84	$29,172
States and political subdivisions—tax exempt	7,754	307	–	8,061
States and political subdivision—taxable	2,313	–	101	2,212
Marketable equity securities	12	–	4	8
Mortgage-backed securities—residential	207,344	2,083	1,312	208,115
Corporate bonds	2,878	–	866	2,012
Collateralized debt obligations	4,996	–	4,237	759

	$254,529	$2,414	$6,604	$250,339

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010 (Successor Company)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$14,304	$296	–	–	$14,304	$296
States and political subdivisions—tax exempt	2,458	25	–	–	2,458	25
States and political subdivisions—taxable	2,157	151	–	–	2,157	151
Marketable equity securities	74	28	–	–	74	28

Mortgage-backed securities—residential	213,153	4,152	–	–	213,153	4,152
Corporate bonds	–	–	–	–	–	–
Collateralized debt obligations	795	12	–	–	795	12

Total temporarily impaired	$232,941	$4,664	$–	$–	$232,941	$4,664

	Less than 12 Months		12 Months or Longer		Total
December 31, 2010 (Predecessor Company)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies and corporations	$5,034	$84	$–	$–	$5,034	$84
States and political subdivisions—tax exempt	–	–	275	–	275	–
States and political subdivisions—taxable	–	–	2,212	101	2,212	101
Marketable equity securities	8	4	–	–	8	4

Mortgage-backed securities—residential	98,746	1,206	10,542	106	109,288	1,312
Corporate bonds	–	–	2,012	866	2,012	866
Collateralized debt obligations	–	–	759	4,237	759	4,237

Total temporarily impaired	$103,788	$1,294	$15,800	$5,310	$119,588	$6,640

As of December 31, 2010, the Company’s security portfolio consisted of 62 securities, 37 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.

The mortgage-backed securities in an unrealized loss position at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The table below presents a rollforward of the credit losses recognized in earnings for the period from April 1, 2009 (the effective date of ASC 325-40 which requires the recognition of unrealized credit losses determined as a result of other than temporary impairment charges through the income statement and the unrealized losses related to all other factors through accumulated other comprehensive income) through December 31, 2010:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance, beginning of period	$–	$9,996	$9,256
Additions/Subtractions
Credit losses recognized during the period	–	–	740

Balance, end of period	$–	$9,996	$9,996

The estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Successor Company	December 31, 2010
Due in one year or less	$276
Due after one year through five years	18,409
Due after five years through ten years	17,874
Due after ten years	12,256
Marketable equity securities	74
Mortgage-backed securities	369,203

$418,092

At December 31, 2010, securities with a fair value of approximately $38,363 are subject to call during 2011.

Sales of available for sale securities were as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Proceeds	$–	$188,601	$525,359	$51,135
Gross gains	–	2,635	5,003	1,217
Gross losses	–	0	6	140

For the nine months ended September 30, 2010 and year ended 2009, no associated tax expense was recorded due to the net loss for the periods and a full valuation allowance against deferred income taxes that was recorded which is discussed in greater detail in Note 12. The tax expense related to net realized gains was $405 during 2008.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Maturities, principal repayments, and calls of investment securities available for sale were as follows: $49,824 for the three months ended December 31, 2010 (Successor Company); $90,955 for the nine months ended September 30, 2010 (Predecessor Company); and $209,566, and $37,696 for the years ended 2009 and 2008 (Predecessor Company), respectively. Net gains realized from calls and mandatory redemptions of securities during the three months ended December 31, 2010 (Successor Company) was $0, for the nine months ended September 30, 2010 and years ended 2009 and 2008 (Predecessor Company) were $0, $61, and $72, respectively.

Investment securities having carrying values of approximately $110,408 and $207,353 at December 31, 2010 and 2009, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.

Note 5—Loans

Major classifications of loans are as follows:

	Successor Company	Predecessor Company
December 31,	2010	2009
Real estate mortgage loans:
Commercial	$600,372	$680,409
Residential	225,850	236,945
Farmland	12,083	13,866
Construction and vacant land	38,956	97,424
Commercial and agricultural loans	60,642	69,246
Indirect auto loans	28,038	50,137
Home equity loans	29,658	37,947
Other consumer loans	8,730	10,190
Total loans	1,004,329	1,196,164

Net deferred loan costs	301	1,352

Loans, net of deferred loan costs	$1,004,630	$1,197,516

Activity in the allowance for loan losses is as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance, beginning of period	$–	$29,083	$23,783	$14,973
Provision for loan losses charged to expense	402	29,697	42,256	28,239
Loans charged off	–	(27,432)	(37,266)	(19,509)
Recoveries of loans previously charged off	–	1,058	310	80

Balance, end of period predecessor company	$–	$32,406	$29,083	$23,783

Acquisition accounting adjustment	–	(32,046)	–	–

Balance, end of period successor company	$402	$–	$–	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Contractually required payments including interest of PCI loans acquired during the three months ended December 31, 2010	$1,335,327
Nonaccretable difference	(84,691)

Cash flows expected to be collected at acquisition	1,250,636
Accretable yield	(276,715)

Fair value of acquired loans at acquisition	$973,921

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Three Months Ended December 31, 2010
Balance, beginning of period	$276,715
New loans purchased	–
Accretion of income	(13,334)
Reclassifications from nonaccretable difference	–
Disposals	–

Balance, end of period	$263,381

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the NAFH Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the NAFH Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for loan losses			Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment (1)	Purchased Credit- Impaired
Real estate mortgage loans:
Commercial	$–	$7	$–	$–	$552	$599,820
Residential	–	164	–	–	11,868	213,983
Farmland	–	–	–	–	–	12,083
Construction and vacant land	–	–	–	–	–	38,956
Commercial and agricultural	–	24	–	–	4,901	55,740
Indirect auto loans	–	184	–	–	6,295	21,744
Home equity loans	–	14	–	–	25,305	4,353
Other consumer loans	–	9	–	–	5,546	3,183

Total loans	$–	$402	$–	$–	$54,467	$949,862

(1)	Loans collectively evaluated for impairment include $24,395 of acquired home equity loans, $3,269 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(897), (61), and (46), respectively.

There were no loans individually evaluated for impairment at December 31, 2010 or during the three months ended December 31, 2010, due to substantially all loans being accounted for as purchase credit-impaired loans as a result of the NAFH Investment. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.

The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2010 by class of loans:

Non-purchased credit impaired loans	30-89 Days Past Due	Greater than 90 Days Past Due and Still Accruing/Accreting	Nonaccrual	Total
Real estate mortgage loans:
Owner occupied commercial	$–	$–	$–	$–
Office building	–	–	–	–
Hotel/motel	–	–	–	–
Guest houses	–	–	–	–
Retail	–	–	–	–
Multi-family	–	–	–	–
Other commercial	–	–	–	–
Primary residential	–	–	–	–
Secondary residential	–	–	–	–
Investment residential	–	–	–	–
Farmland	–	–	–	–
Land, lot and construction	–	–	–	–
Acquired commercial and agricultural	121	–	–	121
Prime indirect auto loans	–	–	–	–
Sub-prime indirect auto loans	–	–	–	–
Acquired home equity loans	405	636	–	1,041
Acquired other consumer loans	15	–	–	15

Total loans	$541	$636	$–	$1,177

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Predecessor Company

Purchased credit impaired loans	30-89 Days Past Due	Greater than 90 Days Past Due and Still Accruing/Accreting	Nonaccrual	Total
Real estate mortgage loans:
Owner occupied commercial	$3,027	$31,043	$–	$–
Office building	–	2,184	–	–
Hotel/motel	4,794	3,812	–	–
Guest houses	3,873	–	–	–
Retail	–	1,989	–	–
Multi-family	–	–	–	–
Other commercial	992	6,953	–	–
Primary residential	–	–	–	–
Secondary residential	235	507	–	–
Investment residential	–	1,146	–	–
Farmland	–	942	–	–
Land, lot and construction	1,777	6,433	–	–
Commercial and agricultural	1,175	402	–	–
Prime indirect auto loans	229	100	–	–
Sub-prime indirect auto loans	745	146	–	–
Home equity loans	–	–	–	–
Other consumer loans	22	44	–	–

Total loans	$16,869	$55,701	$–	$–

Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.

There were no troubled debt restructurings as of December 31, 2010.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:

•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•

Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2010:

	Pass	Special Mention	Substandard	Doubtful	Total
Real estate mortgage loans:
Owner occupied commercial	$351	$–	$–	$–	$351
Office building	31	–	–	–	31
Hotel/motel	–	–	–	–	–
Guest houses	–	–	–	–	–
Retail	–	–	–	–	–
Multi-family	–	–	–	–	–
Other commercial	170	–	–	–	170
Primary residential	4,441	–	–	–	4,441
Secondary residential	3,056	–	–	–	3,056
Investment residential	4,371	–	–	–	4,371
Farmland	–	–	–	–	–
Land, lot and construction	–	–	–	–	–
Commercial and agricultural	4,901	–	–	–	4,901
Prime indirect auto loans	6,213	–	–	–	6,213
Sub-prime indirect auto loans	82	–	–	–	82
Home equity loans	24,090	78	1,137	–	25,305
Other consumer loans	5,459	–	87	–	5,546

Total loans	$53,165	$78	$1,224	$–	$54,467

Impaired loans as of December 31, 2009 were as follows:

Predecessor Company
2009
Year end loans with no specifically allocated allowance for loan losses	$60,629
Year end loans with allocated allowance for loan losses	87,823

Total	$148,452

Amount of the allowance for loan losses allocated to impaired loans	$9,040

Non-performing loans include nonaccrual loans and accruing loans contractually past due 90 days or more. Nonaccrual loans are comprised principally of loans 90 days past due as well as certain loans, which are current but where serious doubt exists as to the ability of the borrower to comply with the repayment terms. Generally, interest previously accrued and not yet paid on nonaccrual loans is reversed during the period in which the loan is placed in a nonaccrual status. Non-performing loans are as follows:

Predecessor Company
2009
Nonaccrual loans	$72,833
Loans past due over 90 days still on accrual or accreting	–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Non-performing loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

Note 6—Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	Successor Company	Predecessor Company
December 31,	2010	2009	Estimated Useful Life
Land	$13,891	$12,955
Buildings and leasehold improvements	25,133	29,376	3 to 40 years
Furniture, fixtures and equipment	4,597	16,044	1 to 40 years
Construction in progress	259	1,824

	43,880	60,199
Less accumulated depreciation	(727)	(19,377)

Premises and equipment, net	$43,153	$40,822

Depreciation expense for the Successor Company in the three months ended December 31, 2010 was $727, and depreciation expense for the Predecessor Company in the nine months ended September 30, 2010 and for the years ended December 31, 2009 and 2008, was $2,363, $3,085, and $3,355, respectively.

The Bank is obligated under operating leases for office and banking premises which expire in periods varying from one to twenty years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at December 31, 2010:

Years Ending December 31,	Successor Company
2011	$792
2012	460
2013	260
2014	257
2015	260
Thereafter	1,544

$3,573

Rental expense for the Successor Company in the three months ended December 31, 2010 was $250, and rental expense for the Predecessor Company in the nine months ended September 30, 2010 and for the years ended December 31, 2009 and 2008, was $821, $1,615, and $1,422, respectively.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 7—Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the Successor Company three months ended December 31, 2010, and for the Predecessor Company nine months ended September 30, 2010 and years ended December 31, 2009 and 2008 are as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance at beginning of period	$29,999	$622	$5,160	$4,686
Goodwill associated with the acquisition of Naples Capital Advisors, Inc.	–	296	148	474
Goodwill associated with the acquisition of Riverside Bank of the Gulf Coast	–	–	1,201	–
Goodwill impairment	–	–	(5,887)	–
Balance at end of period	$29,999	918	622	5,160

Less: Elimination of Predecessor Company goodwill		(918)

Successor company balance before application of acquisition method of accounting		$–

Successor Company

NAFH acquired the voting securities of the Company immediately following its Investment and followed the acquisition method of accounting and applied “acquisition accounting”. Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported at fair value is the goodwill. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Predecessor Company

The Company performed a review of goodwill for potential impairment as of December 31, 2009. Based on this review, which included valuing the Company considering a variety of methodologies including using the Company’s stock price as of year end 2009, transaction multiples of recent comparable transactions and the expected present value of future cash flows, it was determined that impairment existed as of December 31, 2009. Accordingly, the Company wrote off $5,887 of goodwill relating primarily to the acquisitions of The Bank of Venice and Riverside.

Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of a reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. We determine the fair value of the reporting unit and compare it to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test.

Our annual impairment analysis as of December 31, 2009, indicated that the Step 2 analysis was necessary. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. As the carrying amount of the reporting unit goodwill exceeded the implied fair value of that goodwill, an impairment loss was required to be recognized in an amount equal to that excess.

Intangible assets consist of the following:

	Successor Company			Predecessor Company
	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Core deposit intangible	$7,500	$187	$7,313	$8,733	$2,826	$5,907
Customer relationship intangible	3,500	88	3,412	1,095	382	713
Trade Name and Other	770	89	681	57	10	47

Total	$11,770	$364	$11,406	$9,885	$3,218	$6,667

As disclosed above, the intangible assets identified as part of the valuation of the NAFH Investment were Core Deposit Intangibles, Customer Relationship Intangibles and Trade Names. All of the identified intangible assets are amortized as a non-interest expense over their estimated lives, except the TIB Bank and Naples Capital Advisors Trade Names.

Aggregate intangible asset amortization expense was $364 for the three months ended December 31, 2010 (Successor Company) and $1,168, $1,431, and $653 for the nine months ended September 30, 2010, and year ended 2009, and 2008 (Predecessor Company), respectively.

Estimated amortization expense for each of the next five years is as follows:

Years Ending December 31,	Successor Company
2011	$1,455
2012	1,366
2013	1,100
2014	1,100
2015	1,100

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 8—Other Real Estate Owned

Activity in other real estate owned is as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance beginning of period	$29,531	$21,352	$4,323
Real estate acquired	1,992	35,007	27,547
Changes in valuation reserve	–	(19,171)	(1,980)
Property sold	(5,932)	(6,794)	(5,934)
Transfer to facilities used in operations	–	–	(2,941)
Other	82	137	337

Predecessor Company Balance, end of period		$30,531	$21,352

Successor Company acquisition accounting adjustment		(1,000)

Balance end of period	$25,673	$29,531

Note 9—Time Deposits

Time deposits of $100 or more were $359,869 and $288,021 at December 31, 2010 (Successor Company) and 2009 (Predecessor Company), respectively.

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,	Successor Company
2011	$510,862
2012	140,347
2013	44,069
2014	2,502
2015	21,226

$719,006

Note 10—Short-Term Borrowings and Federal Home Loan Bank Advances

Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.

As of December 31, 2010, the Bank had an unsecured overnight federal funds purchased with a maximum accommodation of $30,000 from a correspondent bank. Additionally, the Bank has agreements with various financial institutions under which securities can be sold under agreements to repurchase. TIB Bank also has securities sold under agreements to repurchase with commercial account holders whereby TIB Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by TIB Bank.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The Bank accepts Treasury, tax and loan deposits from certain commercial depositors and remits these deposits to the appropriate government authorities. TIB Bank can hold up to $1,700 of these deposits more than a day under a note option agreement with its regional Federal Reserve Bank and pays interest on those funds held. TIB Bank pledges certain investment securities against this account.

As of December 31, 2010, collateral availability under our agreement with the Federal Reserve Bank of Atlanta (“FRB”) provided for up to approximately $39,653 of borrowing availability from the FRB discount window.

The Bank invests in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Bank is based on a percentage of the Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral. In February 2011, the Federal Home Loan Bank notified the Bank that the credit availability has been re-established with no restriction to term of the borrowing. At December 31, 2010 (Successor Company), in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, there was $125,000 in advances outstanding with a carrying value of $131,116. At December 31, 2009 (Predecessor Company), the amount of outstanding advances was $125,000. Advances outstanding at December 31, 2010 consist of:

Successor Company
Carrying Amount	Contractual Outstanding Amount	Issuance Date	Maturity Date	Repricing Frequency	Contractual Rate at December 31, 2010
$53,502	$50,000	April 2008	April 2013(a)	Fixed	3.80%
51,790	50,000	December 2006	December 2011(a)	Fixed	4.18%
10,586	10,000	September 2007	September 2012(a)	Fixed	4.05%
10,009	10,000	March 2010	March 2011	Fixed	0.61%
5,229	5,000	March 2007	March 2012(a)	Fixed	4.29%

$131,116	$125,000

(a)	These advances have quarterly conversion dates beginning six months to one year from date of issuance. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

The Bank’s collateral with the FHLB consists of a blanket floating lien pledge of the Bank’s residential 1-4 family mortgage and commercial real estate secured loans. The amount of eligible collateral at December 31, 2010 was $187,722.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and the weighted average rates paid for each of the categories of short-term borrowings and FHLB advances:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Federal funds purchased:
Balance:
Average daily outstanding	$–	$–	$68
Year-end outstanding	–	–	–
Maximum month-end outstanding	–	–	–
Rate:
Weighted average	N/A	N/A	0.7%
Weighted average interest rate	N/A	N/A	N/A
Securities sold under agreements to repurchase:
Balance:
Average daily outstanding	$42,834	$64,706	$71,073
Year-end outstanding	45,430	43,245	78,893
Maximum month-end outstanding	45,430	73,476	83,610
Rate:
Weighted average	0.1%	0.1%	0.1%
Weighted average interest rate	0.1%	0.1%	0.1%
Treasury, tax and loan note option:
Balance:
Average daily outstanding	$928	$1,184	$1,001
Year-end outstanding	1,728	584	1,582
Maximum month-end outstanding	1,728	1,749	1,760
Rate:
Weighted average	0.0%	0.0%	0.0%
Weighted average interest rate	0.0%	0.0%	0.0%
Advances from the Federal Home Loan Bank-Short Term:
Balance:
Average daily outstanding	$–	$–	$14,842
Year-end outstanding	–	–	–
Maximum month-end outstanding	–	–	76,650
Rate:
Weighted average	–	–	0.8%
Weighted average interest rate	N/A	N/A	N/A
Advances from the Federal Home Loan Bank-Long Term:
Balance:
Average daily outstanding	$131,740	$125,000	$125,599
Year-end outstanding	131,116	125,000	125,000
Maximum month-end outstanding	131,757	125,000	126,250
Rate:
Weighted average	0.7%	3.8%	4.0%
Weighted average interest rate	0.7%	3.8%	3.9%

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 11—Long-Term Borrowings

Securities Sold Under Agreements to Repurchase

During 2007, the Company entered into agreements with another financial institution for the sale of certain securities to be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The agreement in the amount of $20,000 and an interest rate of 4.18% matured in September 2010 and the agreement in the amount of $10,000 with an interest rate of 3.46% matured in December 2010. No amounts were outstanding at December 31, 2010.

Subordinated Debentures

TIBFL Statutory Trust I, TIBFL Statutory Trust II and TIBFL Statutory Trust III were formed in conjunction with the issuance of trust preferred securities as further discussed below. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinate debentures are presented as a liability.

On September 7, 2000, the Company participated in a pooled offering of trust preferred securities. The Company formed TIBFL Statutory Trust I (the “Trust”) a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust used the proceeds from the issuance of $8,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a fixed rate equal to the 10.6% interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option after ten years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2010, the carrying value was $8,865.

On July 31, 2001, the Company participated in a pooled offering of trust preferred securities. The Company formed TIBFL Statutory Trust II (the “Trust II”) a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust II used the proceeds from the issuance of $5,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities (three month LIBOR plus 358 basis points). The initial rate in effect at the time of issuance was 7.29% and is subject to change quarterly. The rate in effect at December 31, 2010 was 3.87%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option after five years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2010, the carrying value was $3,674.

On June 23, 2006, the Company issued $20,000 of additional trust preferred securities through a private placement. The Company formed TIBFL Statutory Trust III (the “Trust III”), a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust III used the proceeds from the issuance of $20,000 in trust preferred securities to acquire junior subordinated deferrable interest debentures of the Company. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a variable rate equal to the interest rate on the debt securities (three month LIBOR plus 155 basis points). The rate in effect at December 31, 2010 was 1.84%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by the Company or the Trust, at their respective option at par after five years, and sooner, at a 5% premium, if specific events occur, subject to prior approval by the Federal Reserve Board, if then required. At December 31, 2010, the carrying value was $10,348.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

The Company received a request from the Federal Reserve Bank of Atlanta (FRB) for the Company’s Board of Directors to adopt a resolution that it will not make any payments or distributions on the outstanding trust preferred securities without the prior written approval of the Reserve Bank. The Board adopted this resolution on October 5, 2009. On September 22, 2010 the FRB and the Company entered into a written agreement where the Company agrees, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB. The Company has notified the trustees of its $20,000 trust preferred securities due July 7, 2036 and its $5,000 trust preferred securities due July 31, 2031 of its election to defer interest payments on the trust preferred securities beginning with the payments due in October 2009. The Company also notified the trustees of its $8,000 trust preferred securities due September 7, 2030 of its election to defer interest payments on the trust preferred securities beginning with the payments due in March 2010. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default.

The Company has treated the trust preferred securities as Tier 1 capital up to the maximum amount allowed, and the remainder as Tier 2 capital for federal regulatory purposes (see Note 15).

At December 31, 2010, the maturities of long-term borrowings were as follows:

Successor Company	Fixed Rate	Floating Rate	Total
Due in 2011	$–	$–	$–
Due in 2012	–	–	–
Due in 2013	–	–	–
Due in 2014	–	–	–
Thereafter	8,865	14,022	22,887

Total long-term debt	$8,865	$14,022	$22,887

Note 12—Income Taxes

Income tax expense (benefit) from continuing operations was as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Current income tax benefit:
Federal	$(287)	$–	$(188)	$(7,515)
State	(53)	–	(32)	(572)

	(340)	–	(220)	(8,087)

Deferred tax provision:
Federal	504	(16,877)	(14,292)	(3,395)
State	93	(2,893)	(2,429)	(1,371)

	597	(19,770)	(16,721)	(4,766)

Valuation allowance	–	19,770	30,392	–

Total	$257	$–	$13,451	$(12,853)

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Pretax income from continuing operations	$817	$(52,805)	$(48,097)	$(33,783)

Income taxes computed at Federal statutory tax rate	278	(17,954)	(16,353)	(11,486)
Effect of:
Tax-exempt income, net	(55)	(238)	(685)	(253)
State income taxes, net	26	(1,909)	(1,624)	(1,282)
Non-deductible goodwill	–	–	1,557	–
Stock based compensation expense, net	–	205	96	90
Other, net	8	126	68	78
Change in valuation allowance		19,770	30,392	–

Total income tax expense (benefit)	$257	$–	$13,451	$(12,853)

The details of the net deferred tax asset as of December 31, 2010 and 2009 are as follows:

	Successor Company	Predecessor Company
	2010	2009
Allowance for loan losses	$130	$10,983
Purchase accounting adjustment	13,752	–
Recognized impairment losses on available for sale securities	–	560
Net operating loss and AMT carryforward	5,167	18,315
Recognized impairment of other real estate owned	1,632	299
Acquisition related intangibles	–	1,043
Deferred compensation	–	906
Net unrealized losses on securities available for sale	1,392	1,577
Other	89	706

Total gross deferred tax assets	22,162	34,389

Accumulated depreciation	–	(1,187)
Deferred loan costs	(452)	(905)
Acquisition related intangibles	(1,676)	(639)
Other	(61)	(63)

Total gross deferred tax liabilities	(2,189)	(2,794)

Net temporary differences	19,973	31,595
Valuation allowance	–	(31,595)

Net deferred tax asset	$19,973	$–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2010, management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary as temporary differences would become recognizable for tax purposes after consideration of the limitation on the utilization of net operating losses and net unrealized built-in losses (NUBIL).

As a result of the Investment made by NAFH on September 30, 2010, the Company had undergone a “change in ownership” as that term is defined in the Internal Revenue Code. This change in ownership resulted in a significant limitation of the amount of net operating losses and net NUBIL that can be utilized by the Company. NUBIL represents the excess of the tax basis of the Company’s assets over their fair market value. As a consequence, no deferred taxes have been recognized for NUBILs that are estimated not to be realizable as a result of the limitation on the utilization of NUBILs.

At December 31, 2010, the Company had recognizable Federal and state net operating loss carryforwards of $13,737 which expire in 2030 if unused. Due to the change in ownership that occurred from NAFH’s Investment with the Company, the utilization of net operating losses generated prior to October 1, 2010 will be subject to an annual limitation estimated to be $723. As a result of this annual limitation, the Company estimates that only $13,918 of the total Federal and state net operating loss carryfowards will be utilizable. As a consequence, no deferred taxes have been recognized for net operating losses that are not expected to be utilized due to the change in ownership limitation.

The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the State of Florida. The Company is no longer subject to examination by taxing authorities for years before 2006.

There were no unrecognized tax benefits at December 31, 2010 and the Company does not expect the total of unrecognized tax benefits to significantly increase in the next twelve months.

Predecessor Company

In assessing the need for a valuation allowance at December 31, 2009, management considered various factors including the significant cumulative losses incurred by the Company over the previous three years coupled with the expectation that the future realization of deferred taxes would be limited as a result of a planned capital offering. These factors represent the most significant negative evidence that management considered in concluding that a full valuation allowance was necessary at December 31, 2009. As of December 31, 2008, management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time, concluded that no valuation allowance was necessary at such time.

Note 13—Employee Benefit Plans

The Company maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all employees who are qualified as to age and length of service. Three types of contributions can be made to the Plan by the Company and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Company will match 50 percent of salary reduction contributions up to 5 percent of compensation; and an additional discretionary contribution which may be made by the Company and allocated to the accounts of participants on the basis of total relative compensation. The

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Successor Company contributed $83 for the three months ended December 31, 2010 to the plan and the Predecessor Company contributed $256, $334 and $327 to the plan for the nine months ended September 30, 2010 and years ended December 31, 2009 and December 31, 2008, respectively. As of December 31, 2010, the Plan contained approximately 4 shares of the Company’s common stock.

In 2001, TIB Bank entered into salary continuation agreements with three of its executive officers. Two additional TIB Bank executive officers entered into salary continuation agreements in 2003, another in 2004 and two additional TIB Bank executives entered into salary continuation agreements in 2008. In 2007, an additional two pre-existing salary continuation agreements with The Bank of Venice’s executive officers were assumed as part of the acquisition. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. The Predecessor Company expensed $236, $227, and $351 for the accrual of future salary continuation benefits in the nine months ended September 30, 2010, and year ended December 31, 2009 and 2008, respectively. The Bank has purchased single premium life insurance policies on several of these individuals. Cash value income (net of related insurance premium expense) totaled $197, $328, and $236 in the nine months ended 2010, and year ended December 31, 2009 and 2008 (Predecessor Company), respectively and $66 for the three months ended December 31, 2010 (Successor Company). In addition, a $1,186 gain was recognized on the policy of a deceased former employee by the Predecessor Company in 2009. Other assets included $6,610 and $6,347 in surrender value and other liabilities included salary continuation benefits payable of $0 and $1,070 at December 31, 2010 (Successor Company) and 2009 (Predecessor Company), respectively. Three of these executive officers terminated employment in 2008 and two terminated employment in 2009. In 2009 a total of $2,229 of salary continuation benefits were paid to terminated executives by the Predecessor Company in accordance with their agreements. In 2010, following the investment by NAFH Inc. and the TARP repayment, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305 by the Successor Company.

In 2001, TIB Bank established a nonqualified retirement benefit plan for eligible Bank directors. Under the plan, the Bank pays each participant, or their beneficiary, the amount of directors fees deferred and interest in 120 equal monthly installments, beginning the month following the director’s normal retirement date. TIB Bank expensed $29, $42, and $214 for the accrual of current and future retirement benefits for the nine months ended September 30, 2010, and year ended December 31, 2009 and 2008 (Predecessor Company), respectively, which included $0, $0, and $112 in the nine months ended 2010, and year ended December 31, 2009 and 2008 related to the annual director retainer fees and monthly meeting fees that certain directors elected to defer. The Successor Company expensed $9 in the three months ended December 31, 2010 for the accrual of the retirement benefits. TIB Bank has purchased single premium split dollar life insurance policies on these individuals. Cash value income (net of related insurance premium expense) totaled $38 for the three months ended December 31, 2010 (Successor Company) and $120, $170, and $162 in the nine months ended September 30, 2010, and year ended December 31, 2009 and 2008 (Predecessor Company), respectively. In addition, a $134 gain was recognized on the policy of a deceased former director by the Predecessor Company in the nine months ended September 30, 2010. Other assets included $4,336 and $4,621 in surrender value in other assets and other liabilities included retirement benefits payable of $430 and $653 at December 31, 2010 (Successor Company) and 2009 (Predecessor Company), respectively. In connection with changes made to bring the plan agreements into compliance with section 409A of the Internal Revenue Code the four current directors participating in the plan each elected to receive a lump sum distribution from the Predecessor Company in 2009 of the amount vested, accrued and earned through December 31, 2008. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Successor Company.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 14—Related Party Transactions

The Bank had loans outstanding to certain of the Company’s executive officers, directors, and their related business interests as follows:

Successor Company
Beginning balance, September 30, 2010	$180
New loans	12
Repayments	(10)

Ending Balance, December 31, 2010	$182

Successor Company
Beginning balance, January 1, 2010	$266
New loans	98
Repayments	(56)

Ending Balance, September 30, 2010	$308

Unfunded loan commitments to Successor Company individuals and their related business interests totaled $12 at December 31, 2010. Deposits from these individuals and their related interests were $2,727.

Note 15—Regulatory Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Capital Adequacy and Ratios

To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2010 the Company and the Bank maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company and the Bank at of December 31, 2010 and 2009 are presented in the following tables.

December 31, 2010 (Successor Company)	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated		N/A		N/A	$	≥67,746	≥	4.0%	$139,152	8.2%
TIB Bank	$	≥ 84,269	≥	5.0%		≥67,415	≥	4.0%	135,783	8.1%

Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥41,733	≥	4.0%	$139,152	13.3%
TIB Bank	$	≥ 62,599	≥	6.0%		≥41,733	≥	4.0%	135,783	13.0%

Total Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥83,465	≥	8.0%	$139,583	13.4%
TIB Bank	$	≥104,332	≥	10.0%		≥83,465	≥	8.0%	136,214	13.1%

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

December 31, 2009 (Predecessor Company)	Well Capitalized Requirement				Adequately Capitalized Requirement				Actual
	Amount		Ratio		Amount		Ratio		Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated		N/A		N/A	$	≥68,316	≥	4.0%	$69,450	4.1%
TIB Bank	$	≥ 85,321	≥	5.0%		≥68,256	≥	4.0%	82,696	4.8%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥48,347	≥	4.0%	$69,450	5.7%
TIB Bank	$	≥ 72,504	≥	6.0%		≥48,347	≥	4.0%	82,696	6.8%
Total Capital (to Risk Weighted Assets)
Consolidated		N/A		N/A	$	≥96,964	≥	8.0%	$98,362	8.1%
TIB Bank	$	≥120,840	≥	10.0%		≥46,672	≥	8.0%	97,975	8.1%

Management believes, as of December 31, 2010, that the Company and the Bank meet all capital requirements to which they are subject. Tier 1 Capital for the Company includes the trust preferred securities that were issued in September 2000, July 2001 and June 2006 to the extent allowable.

If a bank is classified as adequately capitalized, the bank is subject to certain restrictions. One of the restrictions is that the bank may not accept, renew or roll over any brokered deposits (including CDARs deposits) without being granted a waiver of the prohibition by the FDIC. As of December 31, 2010, we had $18,457 of brokered deposits consisting of $7,656 of reciprocal CDARs deposits and $10,801 of traditional brokered and one-way CDARs deposits representing approximately 1.4% of our total deposits. $5,613 of CDARs deposits and $10,032 of traditional brokered deposits mature within the next twelve months. An inability to roll over or raise funds through CDARs deposits or brokered deposits could have a material adverse impact on our liquidity. Additional restrictions include limitations on deposit pricing, the preclusion from paying “golden parachute” severance payments and the requirement to notify the bank regulatory agencies of certain significant events.

Subsidiary Dividend Limitations

Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by a bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years. Based on the losses incurred for the prior two years, declaration of dividends by TIB Bank to the Company, during 2010, would have required regulatory approval.

On July 2, 2009, the Bank entered into a Memorandum of Understanding, which is an informal agreement, with bank regulatory agencies that it would move in good faith to increase its Tier 1 leverage capital ratio to not less than 8% and its total risk-based capital ratio to not less than 12% by December 31, 2009 and maintain these higher ratios for as long as this agreement is in effect. At December 31, 2009, these elevated capital ratios were not met. On July 2, 2010, the Bank entered into a Consent Order, which is a formal agreement, with the bank regulatory agencies under which, among other things, the Bank has agreed to maintain a Tier 1 capital ratio of at least 8% of total assets and a total risk based capital ratio of at least 12% within 90 days. At December 31, 2010 the Bank achieved a Tier 1 capital ratio of 8.1% and a total risk-based capital ratio of 13.1% which meet the ratios required in the Consent Order. The Consent Order also governs certain aspects of the Bank’s operations including a requirement that it reduce the balance of assets classified substandard and doubtful by at least 70% over a two-year period, and not undertake asset growth of 5% or more per year without prior approval from the regulatory agencies. The Consent Order supersedes the Memorandum of Understanding. On September 22, 2010 the Federal Reserve Bank of Atlanta (FRB) and the Company entered into a written agreement (the “Written Agreement”) where the Company agrees, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 16—Stock-Based Compensation

As of December 31, 2010, the Company has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the May 25, 2004 annual meeting. Pursuant to the merger agreement, upon the April 30, 2007 closing of its acquisition of The Bank of Venice, the Company granted 1 stock option in exchange for the options outstanding for the purchase of shares of common stock of The Bank of Venice at such date. The options were fully vested at the grant date and ranged in price from $863.92 to $992.68 per share as determined by the conversion ratio specified in the merger agreement. Previously, the Company had granted stock options under the 1994 Incentive Stock Option and Nonstatutory Stock Option Plan (the “1994 Plan”) as amended and restated as of August 31, 1996. Under the 2004 Plan, the Board of Directors of the Company may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. Subject to the provisions of the 2004 Plan, the maximum number of shares of common stock of the Company that may be optioned or awarded through the 2014 expiration of the plan is 8 shares, no more than 3 of which may be issued pursuant to awards granted in the form of restricted shares. Such shares may be treasury, or authorized but unissued, shares of common stock of the Company. If options or awards granted under the Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award for the purposes of the Plan as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement.

The following table summarizes the components and classification of stock-based compensation expense for the three months ended December 31, 2010 (Successor Company), and for the nine months ended September 31, 2010 and the years ended December 31, 2009 and 2008 (Predecessor Company).

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Stock options	$–	$625	$296	$280
Restricted stock	–	344	394	457

Total stock-based compensation expense	$–	$969	$690	$737

Salaries and employee benefits	$–	$768	$381	$436
Other expense	–	201	309	301

Total stock-based compensation expense	$–	$969	$690	$737

The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options were approximately $177 for the year ended December 31, 2008. No tax benefit was recorded for the nine months ended September 30, 2010 and year ended December 31, 2009 due to the recognition of a full valuation allowance against deferred income tax assets as discussed in greater detail in Note 12 above.

The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted for the years ended December 31,

	Predecessor Company
	2009	2008
Dividend yield	0.00%	2.31%
Risk-free interest rate	3.06%	2.99%
Expected option life	6.5 years	6.4 years
Volatility	80%	26%
Weighted average grant-date fair value of options granted	$116.34	$172.04

•	The dividend yield was estimated using historical dividends paid and market value information for the Company’s stock. An increase in dividend yield will decrease stock compensation expense.

•

The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•

The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•	The volatility was estimated using historical volatility for periods approximating the expected option life. An increase in the volatility will increase stock compensation expense.

No stock options were granted for the Successor Company three months ended December 31, 2010 or the Predecessor Company nine months ended September 30, 2010.

ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During 2008, 2009 and 2010, stock based compensation expense was recorded based upon estimates that we would experience no forfeitures. Our estimate of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in our estimates will be accounted for prospectively in the period of change.

As of December 31, 2010, there was no unrecognized compensation expense associated with stock options and restricted stock due to the accelerated vesting of all stock options and restricted stock and the recognition of associated compensation expense upon the closing of the investment by NAFH on September 30, 2010.

Stock Options

Under the 2004 Plan, the exercise price for common stock must equal at least 100 percent of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10 percent of the common stock must equal at least 110 percent of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options vest over varying service periods which range from vesting immediately to up to nine years.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A summary of the stock option activity in the plans is as follows:

Predecessor Company

	Shares	Weighted Average Exercise Price
Balance, January 1, 2008	7	$895.12
Granted	1	743.37
Exercised	(0)	626.56
Expired or forfeited	(1)	787.97

Balance, December 31, 2008	7	$894.82
Granted	2	162.18
Exercised	–	–
Expired or forfeited	(1)	947.37

Balance, December 31, 2009	8	$680.42
Granted	–	–
Exercised	–	–
Expired or forfeited	(0)	666.32

Balance, September 30, 2010	8	$681.31

Successor Company

	Shares	Weighted Average Exercise Price
Balance, September 30, 2008	8	$681.31
Granted	–	–
Exercised	–	–
Expired or forfeited	(1)	497.55

Balance, December 31, 2010	7	$688.80

Options exercisable at:	Successor Company		Predecessor Company
	December 31, 2010		September 30, 2010		December 31, 2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	7	$688.80	8	$681.31	4	$887.52

The weighted average remaining terms for outstanding stock options and for exercisable stock options were 4.9 years and 4.9 years at December 31, 2010, respectively. The aggregate intrinsic value at December 31, 2010 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Options outstanding at December 31, 2010 were as follows:

Successor Company	Outstanding Options			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 158.42 – $ 584.28	3	5.76	$296.96	3	$296.96
584.29 – 1,072.46	3	4.52	836.15	3	836.15
1,072.47 – 1,489.52	1	3.77	1,293.98	1	1,293.98

$ 158.42 – $1,489.52	7	4.91	$688.80	7	$688.80

Successor Company

Proceeds received from the exercise of stock options were $0 during the three months ended December 31, 2010. The intrinsic value related to the exercise of stock options was $0 during the three months ended December 31, 2010. No tax benefit was recorded for the three months ended December 31, 2010 as there were no exercises of non-qualified stock options or disqualifying dispositions.

Predecessor Company

Proceeds received from the exercise of stock options were $0, $0 and $98 during the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The intrinsic value related to the exercise of stock options was $0, $0 and $13, the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. The intrinsic value related to exercises of non-qualified stock options and disqualifying dispositions of incentive stock options resulted in the realization of tax benefits of $51 during the year ended December 31, 2008. No tax benefit was recorded for the nine months ended September 30, 2010 and the year ended December 31, 2009 as there were no exercises of non-qualified stock options or disqualifying dispositions.

Restricted Stock

Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is generally on a straight-line basis and ranges from one to five years. The value of the restricted stock, estimated to be equal to the closing market price on the date of grant, is being amortized on a straight-line basis over the respective service periods. The fair market value of restricted stock awards that vested was $27, $101 and $185 during the nine months ended September 30, 2010, the years ended December 31, 2009 and 2008, respectively. Tax benefits related to the vesting of restricted shares of $33 was realized during the year ended December 31, 2008. No tax benefit was recorded for the year ended December 31, 2009 due to the recognition of a full valuation allowance against deferred income tax assets as discussed in greater detail in Note 12 above.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

A summary of the restricted stock activity in the plan is as follows:

Predecessor Company

	Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2008	1	$1,358.01
Granted	0	690.24
Vested	(0)	1,364.61
Expired or forfeited	(0)	1,391.88

Balance, December 31, 2008	1	$1,084.83
Granted	–	–
Vested	(0)	1,140.67
Expired or forfeited	(0)	725.88

Balance, December 31, 2009	1	$1,089.43
Granted	–	–
Vested	(1)	1,089.43
Expired or forfeited	–	–

Balance, September 30, 2010	–	$–

Successor Company

	Shares	Weighted Average Grant-Date Fair Value
Balance, January 1, 2008	–	$–
Granted	–	–
Vested	–	–
Expired or forfeited	–	–

Balance, December 31, 2010	–	$–

Note 17—Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31:

	Successor Company		Predecessor Company
	2010		2009
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$7,149	$4,549	$13,496	$1,350
Unfunded commitments under lines of credit	4,150	44,857	3,890	52,887

Commitments to make loans are generally made for periods of 30 days. As of December 31, 2010, the fixed rate loan commitments have interest rates ranging from 2.94% to 11.00% and maturities ranging from 1 year to 30 years.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

As of December 31, 2010 (Successor Company) and 2009 (Predecessor Company), letters of credit totaled $1,638 and $1,896, respectively.

Note 18—Supplemental Financial Data

Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Foreclosed asset related expense	$536	$21,687	$3,149	$1,694
Goodwill impairment	–	–	5,887	–
FDIC & state assessments	1,184	3,515	3,962	1,153
Legal and professional fees	856	2,866	3,270	2,558
Computer services	849	2,022	2,708	2,093
Capital raise expense	–	2,067	–	–
Amortization of intangibles	364	1,168	1,431	653
Postage, courier and armored car	260	8,223	1,084	887
Insurance non-building	447	1,171	870	287
Marketing and community relations	258	860	1,128	1,246
Collection expense	(7)	40	353	1,341
Operational charge-offs	48	69	155	1,528
Net (gain) loss on disposition of repossessed assets	39	9	(244)	1,387

Note 19—Fair Values of Financial Instruments

ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Valuation of securities available for sale

The fair values of securities available for sale are determined by 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), 2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and 3) for collateralized debt obligations, custom discounted cash flow modeling (Level 3 inputs).

As of December 31, 2010, the Company owned three collateralized debt obligations where the underlying collateral is comprised primarily of corporate debt obligations of homebuilders, REITs, real estate companies and

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

commercial mortgage backed securities. The company also owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies. The inputs used in determining the estimated fair value of these securities are Level 3 inputs. In determining their estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Cash flows utilized in the modeling of these securities were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.

Valuation of Impaired Loans and Other Real Estate Owned

The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

December 31, 2010 (Successor Company)		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$40,699	$–	$40,699	$–
States and political subdivisions—tax exempt	3,059	–	3,059	–
States and political subdivisions—taxable	2,157	–	2,157	–
Marketable equity securities	74	–	74	–
Mortgage-backed securities—residential	369,203	–	369,203	–
Corporate bonds	2,105	–	2,105	–
Collateralized debt obligations	795	–	–	795

Available for sale securities	$418,092	$–	$417,297	$795

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

December 31, 2010 (Predecessor Company)		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
U.S. Government agencies and corporations	$29,172	$–	$29,172	$–
States and political subdivisions—tax exempt	8,061	–	8,061	–
States and political subdivisions—taxable	2,212	–	2,212	–
Marketable equity securities	8	–	8	–
Mortgage-backed securities—residential	208,115	–	208,115	–
Corporate bonds	2,012	–	2,012	–
Collateralized debt obligations	759	–	–	759

Available for sale securities	$250,339	$–	$249,580	$759

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended December 31, 2010 (Successor Company), for the nine months ended September 30, 2010 and year ended December 31, 2009 (Predecessor Company) and still held at the end of each respective period.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Collateralized Debt Obligations
	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Balance, beginning of period	$808	$759	$4,275
Included in earnings—other than temporary impairment	–	–	(763)
Included in other comprehensive income	(13)	49	(2,753)
Transfer in to Level 3	–	–	–

Balance, end of period	$795	$808	$759

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Successor Company		Fair Value Measurements Using
December 31, 2010		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other real estate owned	$25,673	$–	$–	$25,673
Other repossessed assets	104	–	104	–

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Predecessor Company		Fair Value Measurements Using
December 31, 2009		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans with specific allocations of the allowance for loan losses	$52,122	$–	$–	$52,122
Other real estate owned	21,352	–	–	21,352
Other repossessed assets	326	–	326	–

During the nine months ended September 30, 2010 prior to the application of adjustments related to the application of the acquisition method of accounting, $18,581 of the allowance for loan losses was specifically allocated to collateral dependent impaired loans. The amounts of the specific allocations for impairment were considered in the overall determination of the provision for loan losses. As a result of sales of foreclosed properties, receipt of updated appraisals, reduced listing prices or entering into contracts to sell these properties, valuation adjustments of $19,171 were recognized in our statement of operations during the nine months ended September 30, 2010. Other repossessed assets are primarily comprised of repossessed automobiles and are measured at fair value as of the date of repossession. As a result of the disposition of repossessed vehicles, losses of $39 and $9 were recognized in our statements of operations during the Successor Company three months ended December 31, 2010 and the Predecessor Company nine months ended September 30, 2010, respectively. For the Predecessor Company, collateral dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying amount of $60,413, with a valuation allowance of $8,291 as of December 31, 2009. During the year ended December 31, 2009, $26,085 of the allowance for loan losses was specifically allocated to collateral dependent impaired loans. The amounts of the specific allocations for impairment are considered in the overall determination of the reserve and provision for loan losses. Other real estate owned which is measured at the lesser of fair value less costs to sell or our recorded investment in the foreclosed loan had a carrying amount of $22,147, less a valuation allowance of $795 as of December 31, 2009. As a result of sales of foreclosed properties, receipt of updated appraisals, reduced listing prices or entering into contracts to sell these properties, write downs of fair value of $1,980 were recognized in our statements of operations during the year ended December 31, 2009. Other repossessed assets are primarily comprised of repossessed automobiles and are measured at fair value as of the date of repossession. As a result of the disposition of repossessed vehicles, gains of $244 were recognized in our statements of operations during the year ended December 31, 2009.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Carrying amount and estimated fair values of financial instruments were as follows at December 31:

	Successor Company		Predecessor Company
	2010		2009
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$153,794	$153,794	$167,402	$167,402
Investment securities available for sale	418,092	418,092	250,339	250,339
Loans, net	1,004,228	995,744	1,168,433	1,101,080
Federal Home Loan Bank and Independent Bankers’ Bank stock	9,621	N/A	10,735	N/A
Accrued interest receivable	4,917	4,917	5,790	5,790
Financial liabilities:
Non-contractual deposits	648,019	648,019	704,604	704,604
Contractual deposits	719,006	719,328	664,780	669,073
Federal Home Loan Bank Advances	131,116	130,906	125,000	131,924
Short-term borrowings	47,158	47,156	80,475	80,472
Long-term repurchase agreements	–	–	30,000	30,737
Subordinated debentures	22,887	25,267	33,000	11,482
Accrued interest payable	7,260	7,260	5,457	5,457

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, non-contractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing. The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 20—Condensed Financial Information of TIB Financial Corp.

Condensed Balance Sheets

(Parent Only)

	Successor Company	Predecessor Company
December 31,	2010	2009
Assets:
Cash on deposit with subsidiary	$3,506	$874
Investment in bank subsidiaries	198,403	86,960
Investment in other subsidiaries	3,726	2,017
Other assets	410	844

Total Assets	$206,045	$90,695

Liabilities and Shareholders’ Equity:
Interest payable	$2,102	$564
Notes payable	23,909	34,022
Other liabilities	3,284	591
Shareholders’ equity	176,750	55,518

Total Liabilities and Shareholders’ Equity	$206,045	$90,695

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Condensed Statements of Income

(Parent Only)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year ended December 31, 2008
Operating income:
Interest Income	$12	$3	$97	$83
Dividends from other subsidiaries	–	–	31	70

Total operating income	12	3	128	153

Operating expense:
Interest expense	470	1,153	1,626	2,336
Other expense	202	1,720	1,660	1,908

Total operating expense	672	2,873	3,286	4,244

Loss before income tax benefit and equity in undistributed earnings of subsidiaries	(660)	(2,870)	(3,158)	(4,091)
Income tax benefit	244	–	540	1,537

Loss before equity in undistributed earnings of subsidiaries	(416)	(2,870)	(2,618)	(2,554)
Equity in income (losses) of subsidiaries	976	(49,935)	(58,930)	(18,376)

Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Condensed Statements of Cash Flows

(Parent Only)

	Successor Company	Predecessor Company
	Three Months Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2010
Cash flows from operating activities:
Net income (loss)	$560	$(52,805)	$(61,548)	$(20,930)
Equity in (income) losses of subsidiaries	(976)	49,935	58,930	18,376
Stock—based compensation expense	–	178	287	274
Increase (decrease) in net income tax obligation	(238)	184	997	(1,047)
(Increase) decrease in other assets	415	(58)	128	7,190
Increase (decrease) in other liabilities	(3,746)	1,146	307	2

Net cash provided by (used in) operating activities	(3,985)	(1,420)	(899)	3,865

Cash flows from investing activities:
Investment in bank subsidiaries	(5,114)	(150,000)	(20,500)	(25,750)
Investment in other subsidiaries	–	(296)	(148)	(1,378)

Net cash used in investing activities	(5,114)	(150,296)	(20,648)	(27,128)

Cash flows from financing activities:
Net proceeds from issuance of common shares	–	–	(48)	10,033
Income tax effect of stock based compensation	–	(184)	(206)	(82)
Proceeds from issuance of preferred stock and common warrants	–	–	–	36,992
Proceeds from subsidiaries for equity awards	–	791	401	464
Net proceeds from North American Financial Holdings, Inc. investment	–	162,840	–	–
Cash dividends paid	–	–	(1,285)	(1,677)

Net cash provided by (used in) financing activities	–	163,447	(1,138)	45,730

Net increase (decrease) in cash	(9,099)	11,731	(22,685)	22,467
Cash, beginning of period	12,605	874	23,559	1,092

Cash, end of period	$3,506	$12,605	$874	$23,559

TIB Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands except per share data)

Note 21—Quarterly Financial Data (Unaudited)

The following is a summary of unaudited quarterly results for 2010 and 2009:

	Successor Company	Predecessor Company			Predecessor Company
	2010	2010			2009
	Fourth	Third	Second	First	Fourth	Third	Second	First
Condensed income statements:
Interest income	$15,681	$17,042	$16,988	$18,287	$19,120	$20,327	$20,858	$20,822
Net interest income	12,432	10,786	10,602	11,494	11,177	11,763	11,694	10,757
Provision for loan losses	402	17,072	7,700	4,925	16,428	14,756	5,763	5,309
Investment securities gain	–	–	993	1,642	2,477	1,127	95	596
Income (Loss) from continuing operations	560	(33,655)	(14,099)	(5,051)	(45,106)	(8,097)	(4,887)	(3,458)
Income earned by preferred shareholders	–	680	669	660	654	650	650	708
Gain on Retirement of Series A preferred allocated to common shareholders	–	(24,276)	–	–	–	–	–	–
Net income (loss) allocated to common shareholders	560	(10,059)	(14,768)	(5,711)	(45,760)	(8,747)	(5,537)	(4,166)
Basic earnings (loss) per common share	$0.05	$(67.56)	$(99.19)	$(38.36)	$(307.36)	$(58.99)	$(37.75)	$(28.71)
Diluted earnings (loss) per common share	$0.03	$(67.56)	$(99.19)	$(38.36)	$(307.36)	$(58.99)	$(37.75)	$(28.71)

The Successor Company reported net income of $560 for the three months ended December 31, 2010. Increases in net interest income are primarily due to the impact of the purchase accounting adjustments which revalued market deposits and borrowings to yield market interest rates as of September 30, 2010. The provision for loan losses of $402 recorded reflects the allowance for loan losses established for loans originated subsequent to September 30, 2010. No net charge-offs or losses on the disposition of other real estate owned were recorded as credit losses experienced were incorporated in the net discounts recorded on loans and other real estate acquired as of September 30, 2010.

The net loss for the fourth quarter of 2009 (Predecessor Company) was primarily due to the provision for income taxes of $24,032 resulting from the recognition of a full valuation allowance against deferred income tax assets of $30,392, the provision for loan losses of $16,428 and a goodwill impairment charge of $5,887.

Capital Bank Corporation

Unaudited Consolidated Financial Statements as of and for the

Nine Months Ended September 30, 2011 and 2010

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Successor Company	Predecessor Company
(Dollars in thousands)	Sep. 30, 2011	Dec. 31, 2010
Assets
Cash and cash equivalents:
Cash and due from banks	$2,435	$13,646
Interest-bearing deposits with banks	–	53,099

Total cash and cash equivalents	2,435	66,745
Investment securities:
Investment securities—available for sale, at fair value	–	214,991
Other investments	–	8,301

Total investment securities	–	223,292
Mortgage loans held for sale	–	6,993
Loans:
Loans—net of unearned income and deferred fees	–	1,254,479
Allowance for loan losses	–	(36,061)

Net loans	–	1,218,418
Investment in and advance to Capital Bank, NA	244,863	–
Other real estate	–	18,334
Premises and equipment, net	–	25,034
Other intangible assets, net	–	1,774
Other assets	308	24,957

Total assets	$247,606	$1,585,547

Liabilities
Deposits:
Demand deposits	$–	$116,113
NOW accounts	–	185,782
Money market accounts	–	137,422
Savings deposits	–	30,639
Time deposits	–	873,330

Total deposits	–	1,343,286
Borrowings	–	121,000
Subordinated debentures	18,625	34,323
Other liabilities	6,150	10,250

Total liabilities	24,775	1,508,859
Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279) at December 31, 2010	–	40,418
Common stock, no par value; 300,000,000 shares authorized; 85,802,164 and 12,877,846 shares issued and outstanding	219,362	145,594
Retained earnings (accumulated deficit)	2,633	(108,027)
Accumulated other comprehensive income (loss)	836	(1,297)

Total shareholders’ equity	222,831	76,688

Total liabilities and shareholders’ equity	$247,606	$1,585,547

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
(Dollars in thousands except per share data)	Three Months Ended Sep. 30, 2011	Three Months Ended Sep. 30, 2010	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Interest income:
Loans and loan fees	$–	$17,357	$25,971	$5,479	$52,080
Investment securities:
Taxable interest income	–	1,854	3,206	391	5,851
Tax-exempt interest income	–	285	398	74	1,369
Dividends	–	22	59	–	58
Federal funds and other interest income	85	17	172	11	37

Total interest income	85	19,535	29,806	5,955	59,395

Interest expense:
Deposits	–	4,683	4,560	1,551	16,438
Borrowings and subordinated debentures	355	1,470	1,606	445	4,281

Total interest expense	355	6,153	6,166	1,996	20,719

Net interest income (loss)	(270)	13,382	23,640	3,959	38,676
Provision for loan losses	–	6,763	1,652	40	38,534

Net interest income (loss) after provision for loan losses	(270)	6,619	21,988	3,919	142

Noninterest income:
Service charges and other fees	–	746	1,355	291	2,468
Bank card services	–	521	847	174	1,479
Mortgage origination and other loan fees	–	442	518	210	1,108
Brokerage fees	–	271	308	78	743
Bank-owned life insurance	–	138	134	10	632
Equity income from investment in Capital Bank, NA	2,169	–	2,169	–	–
Net gain on sale of investment securities	–	185	–	–	511
Other	–	197	155	69	604

Total noninterest income	2,169	2,500	5,486	832	7,545

Noninterest expense:
Salaries and employee benefits	–	5,918	9,525	1,977	16,637
Occupancy	–	1,460	2,926	548	4,418
Furniture and equipment	–	867	1,401	275	2,312
Data processing and telecommunications	–	488	911	180	1,530
Advertising and public relations	–	435	325	131	1,464
Office expenses	–	320	498	93	940
Professional fees	–	626	543	190	1,785
Business development and travel	–	363	550	87	937
Amortization of other intangible assets	–	235	478	62	705
ORE losses and miscellaneous loan costs	–	1,833	1,608	176	3,858
Directors’ fees	–	236	93	68	828
FDIC deposit insurance	–	712	1,076	266	2,028
Contract termination fees	–	–	3,955	–	–
Other	76	717	1,169	102	1,738

Total noninterest expense	76	14,210	25,058	4,155	39,180

Net income (loss) before taxes	1,823	(5,091)	2,416	596	(31,493)
Income tax expense (benefit)	(117)	3,975	(217)	–	(3,510)

Net income (loss)	1,940	(9,066)	2,633	596	(27,983)
Dividends and accretion on preferred stock	–	588	–	861	1,766

Net (income) loss attributable to common shareholders	$1,940	$(9,654)	$2,633	$(265)	$(29,749)

Earnings (loss) per common share—basic	$0.02	$(0.74)	$0.03	$(0.02)	$(2.34)

Earnings (loss) per common share—diluted	$0.02	$(0.74)	$0.03	$(0.02)	$(2.34)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Preferred Stock		Common Stock		Other Comprehensive Income	Retained Earnings	Total
Successor Company	Shares	Amount	Shares	Amount
(Dollars in thousands)
Balance at January 29, 2011	–	$–	83,877,846	$224,085	$–	$–	$224,085
Comprehensive income:
Net income						2,633	2,633
Net unrealized gain on securities, net of tax of $3,332					5,331		5,331

Total comprehensive income							7,964

Issuance of common stock, net of offering costs of $300			1,613,165	3,814			3,814
Stock option expense				75			75
Restricted stock			(1,751)	(7)			(7)
Directors’ deferred compensation			312,904	–			–
Merger of Old Capital Bank into Capital Bank, NA				(4,124)	(4,495)		(8,619)
Merger of GreenBank into Capital Bank, NA				(4,481)			(4,481)

Balance at September 30, 2011	–	$–	85,802,164	$219,362	$836	$2,633	$222,831

	Preferred Stock		Common Stock		Other Comprehensive Income (Loss)	Accumulated Deficit
Predecessor Company	Shares	Amount	Shares	Amount			Total
(Dollars in thousands)
Balance at January 1, 2010	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785
Comprehensive loss:
Net loss						(27,983)	(27,983)
Net unrealized loss on securities, net of tax of $182					291		291
Amortization of prior service cost on SERP					6		6

Total comprehensive loss							(27,686)

Accretion of preferred stock discount		218				(218)	–
Issuance of common stock			1,468,770	5,065			5,065
Restricted stock forfeiture			(400)	(2)			(2)
Stock option expense				37			37
Directors’ deferred compensation			64,467	452			452
Dividends on preferred stock						(1,548)	(1,548)

Balance at September 30, 2010	41,279	$40,345	12,880,954	$145,461	$4,252	$(73,955)	$116,103

Balance at January 1, 2011	41,279	$40,418	12,877,846	$145,594	$(1,297)	$(108,027)	$76,688
Comprehensive income:
Net income						596	596
Net unrealized loss on securities, net of tax benefit of $204					(324)		(324)
Amortization of prior service cost on SERP					1		1

Total comprehensive income							273

Accretion of preferred stock discount		24				(24)	–
Stock option expense				5			5
Directors’ deferred compensation				35			35
Dividends on preferred stock						(172)	(172)

Balance at January 28, 2011	41,279	$40,442	12,877,846	$145,634	$(1,620)	$(107,627)	$76,829

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Cash flows from operating activities:
Net income (loss)	$2,633	$596	$(27,983)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity income from investment in Capital Bank, NA	(2,169)	–	–
Accretion of purchased credit-impaired loans	(24,968)	–	–
Amortization/accretion on acquired liabilities, net	(3,465)	–	–
Provision for loan losses	1,652	40	38,534
Amortization of other intangible assets	478	62	705
Depreciation	1,348	203	1,939
Stock-based compensation	143	42	581
Gain on sale of securities, net	–	–	(511)
Amortization of premium on securities, net	695	171	52
Loss (gain) on disposal of premises, equipment and ORE	16	(9)	299
ORE valuation adjustments	74	–	1,682
Bank-owned life insurance income	(134)	(10)	(632)
Deferred income tax benefit	–	–	(3,238)
Net change in:
Mortgage loans held for sale	1,907	4,424	(8,528)
Accrued interest receivable and other assets	(4,777)	(1,309)	1,577
Accrued interest payable and other liabilities	2,899	(3,939)	(669)

Net cash provided by (used in) operating activities	(23,668)	271	3,808

Cash flows from investing activities:
Net cash paid in Capital Bank merger	(42,880)	–	–
Investment in Capital Bank, NA	(16,063)	–	–
Principal repayments on loans, net of loans originated or acquired	13,305	14,547	20,679
Purchases of premises and equipment	(399)	(416)	(3,051)
Proceeds from sales of premises, equipment and ORE	4,332	201	7,224
Proceeds from surrender of bank-owned life insurance	–	–	16,483
Sales (purchases) of FHLB stock	1,259	–	(1,980)
Purchases of securities—available for sale	(138,855)	(6,840)	(66,035)
Proceeds from sales of securities—available for sale	–	–	50,158
Proceeds from principal repayments/calls/maturities of securities—available for sale	25,761	3,936	67,512
Proceeds from principal repayments/calls/maturities of securities—held to maturity	–	–	853
Net cash provided by (used in) investing activities	(153,540)	11,428	91,843

Cash flows from financing activities:
Decrease in deposits, net	(2,426)	(4,960)	(18,554)
Decrease in repurchase agreements, net	–	–	(6,543)
Proceeds from borrowings	–	–	189,000
Principal repayments of borrowings	(30,000)	(5,000)	(227,000)
Proceeds from issuance of subordinated debentures	–	–	3,393
Repurchase of preferred stock	–	(41,279)	–
Proceeds from North American Financial Holdings, Inc. Investment	–	181,050	–
Proceeds from issuance of common stock, net of offering costs	3,814	–	5,065
Dividends paid	–	–	(2,456)

Net cash provided by (used in) financing activities	(28,612)	129,811	(57,095)

Net change in cash and cash equivalents	$(205,820)	$141,510	$38,556
Cash and cash equivalents at beginning of period	208,255	66,745	29,513

Cash and cash equivalents at end of period	$2,435	$208,255	$68,069

Supplemental Disclosure of Cash Flow Information
Noncash investing activities:
Transfers of loans and premises to ORE	$7,573	$248	$16,325
Transfers of ORE to loans	857	146	–
Capital leases recorded in premises and other liabilities	6,618	–	–
Cash paid for:
Income taxes	$130	$–	$–
Interest	10,344	1,531	20,832

Supplemental cash flow information related to the NAFH Investment is disclosed in Note 3.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

1. Basis of Presentation and Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation (the “Company”) is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. Prior to June 30, 2011, the Company’s primary wholly-owned subsidiary was Capital Bank (“Old Capital Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. The Company also has interests in three trusts, Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”).

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to North American Financial Holdings, Inc. (“NAFH”) for $181.1 million in cash (the “NAFH Investment”). As a result of the NAFH Investment and the Company’s rights offering on March 11, 2011 (the “Rights Offering”), NAFH currently owns approximately 83% of the Company’s common stock. Upon closing of the NAFH Investment, R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and as members of the Company’s Board of Directors. In addition, the Company’s Board of Directors was reconstituted with a combination of two existing members (Oscar A. Keller III and Charles F. Atkins), Messrs. Taylor, Marshall and Singletary, and two additional NAFH-designated members (Peter N. Foss and William A. Hodges).

On June 30, 2011, Old Capital Bank merged (the “Bank Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, National Association (“Capital Bank, NA”). On September 7, 2011, NAFH acquired a controlling interest in Green Bankshares, Inc. (“Green Bankshares”) and merged its banking subsidiary, GreenBank, with and into Capital Bank, NA. Following the GreenBank merger, the Company now owns approximately 26% of Capital Bank, NA, with NAFH having a direct ownership of 19%, TIB Financial Corp. (“TIB Financial”) owning 21%, and Green Bankshares owning the remaining 34%. NAFH is the owner of approximately 94% of TIB Financial’s common stock and approximately 90% of Green Bankshares’ common stock.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company. The accounts of Old Capital Bank were consolidated with the Company until the Bank Merger on June 30, 2011. In connection with the Bank Merger, the Company now accounts for its investment in Capital Bank, NA under the equity method. The Trusts have not been consolidated with the financial statements of the Company. The interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included, and all significant intercompany transactions have been eliminated in consolidation. The Company has considered the impact on these condensed consolidated financial statements of subsequent events. Certain amounts reported in prior periods have been reclassified to conform to the current presentation. Such reclassifications have no effect on total assets, net income or

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

shareholders’ equity as previously reported. The results of operations for the period of January 29 to September 30, 2011 (Successor Company) and the period of January 1 to January 28, 2011 (Predecessor Company) are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2011. The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A description of the accounting policies followed by the Company are as set forth in Note 1 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Due to the NAFH Investment, the Company has added an accounting policy related to purchased credit-impaired loans, and due to the Bank Merger, the Company has added an accounting policy related to its equity method investment in Capital Bank, NA. These new accounting policies are described as follows:

Purchased Credit-Impaired Loans

Loans acquired in a transfer, including business combinations and transactions similar to the NAFH Investment, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.

Subsequent to acquisition, estimates of cash flows expected to be collected are updated each reporting period based on updated assumptions regarding default rates, loss severities, and other factors that are reflective of current market conditions. If the Company has probable decreases in cash flows expected to be collected (other than due to decreases in interest rate indices), the Company charges the provision for credit losses, resulting in an increase to the allowance for loan losses. If the Company has probable and significant increases in cash flows expected to be collected, the Company will first reverse any previously established allowance for loan losses and then increase interest income as a prospective yield adjustment over the remaining life of the pool of loans. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and risk.

Equity Method Investment

Noncontrolling investments that give the Company the ability to influence the operating or financial decisions of the investee are accounted for as equity method investments. An investment (direct or indirect) of 20 percent or more of the voting stock of an investee generally indicates that the ability to exercise significant

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

influence over an investee. The carrying amount of an equity method investment is adjusted based on the Company’s share of the earnings or losses of the investee after the date of investment and those recognized earnings or losses are reported as a component of noninterest income. In addition, the Company’s proportionate share of the investee’s equity adjustments for other comprehensive income are recorded as increases or decreases to the investment account with corresponding adjustments in equity.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, to amend FASB Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. The amendments in this update eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require them to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement format would include the traditional income statement and the components and total other comprehensive income as well as total comprehensive income. In the two statement approach, the first statement would be the traditional income statement which would immediately be followed by a separate statement which includes the components of other comprehensive income, total other comprehensive income and total comprehensive income. The amendments in this update are to be applied retrospectively and are effective for the first interim or annual period beginning after December 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to amend ASC Topic 820, Fair Value Measurement. The amendments in this update result in common fair value measurement and disclosure requirements in GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements and others change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Many of the previous fair value requirements are not changed by this standard. The amendments in this update are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-2, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, to amend ASC Topic 320, Receivables. The amendments in this update clarify the guidance on a creditor’s evaluation of whether it has granted a concession and whether a borrower is experiencing financial difficulties. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. This update also indicates that companies should disclose the information regarding troubled debt restructurings required by paragraphs 310-10-50-33 through 50-34, which was deferred by ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

2. Bank Merger

On June 30, 2011, Old Capital Bank, formerly a wholly-owned subsidiary of the Company, merged with and into NAFH Bank, a national banking association, with NAFH Bank as the surviving entity. In connection with the Bank Merger, NAFH Bank changed its name to Capital Bank, NA. On September 7, 2011, NAFH acquired a controlling interest in Green Bankshares and merged its banking subsidiary, GreenBank, with and into Capital Bank, NA. Following the GreenBank merger, Capital Bank, NA is now owned by the Company, NAFH, TIB Financial Corp. and Green Bankshares. NAFH is the owner of approximately 83% of the Company’s common stock, approximately 94% of TIB Financial’s common stock and approximately 90% of Green Bankshares’ common stock.

Capital Bank, NA (formerly NAFH Bank) was formed on July 16, 2010 in connection with the purchase and assumption of assets and deposits of three banks—Metro Bank of Dade County (Miami, Florida), Turnberry Bank (Aventura, Florida) and First National Bank of the South (Spartanburg, South Carolina)—from the Federal Deposit Insurance Corporation (the “FDIC”) and is a party to loss sharing agreements with the FDIC covering the large majority of the loans it acquired from the FDIC. On April 29, 2011, Capital Bank, NA merged with TIB Bank, then a wholly-owned subsidiary of TIB Financial.

The Bank Merger occurred pursuant to the terms of an Agreement of Merger entered into by and between Old Capital Bank and Capital Bank, NA, dated as of June 30, 2011. In the Bank Merger, each share of Old Capital Bank common stock was converted into the right to receive shares of Capital Bank, NA common stock based on each entity’s relative tangible book value on March 31, 2011. Following the GreenBank merger, the Company now owns approximately 26% of Capital Bank, NA, with NAFH having a direct ownership of 19%, TIB Financial owning 21%, and Green Bankshares owning the remaining 34%. As of September 30, 2011, Capital Bank, NA operated 146 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia and had total assets of $6.6 billion, total deposits of $5.3 billion and shareholders’ equity of $931.1 million.

The Bank Merger, the preceding merger of TIB Bank and Capital Bank, NA, and the succeeding merger of GreenBank and Capital Bank, NA were restructuring transactions between commonly-controlled entities. At the time of the Bank Merger, due to the de-consolidation of Old Capital Bank, the balance of accumulated other comprehensive income was reclassified to common stock within shareholders’ equity. Immediately following the Bank Merger, on June 30, 2011, NAFH, the Company and TIB Financial made cash contributions of additional capital to Capital Bank, NA of $4.7 million, $6.1 million and $5.2 million, respectively, in proportion to their respective ownership interests in Capital Bank, NA. On September 30, 2011, the Company made a $10.0 million

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

contribution of additional capital to Capital Bank, NA in exchange for additional shares of Capital Bank, NA. These capital contributions were made to provide additional capital support for the general business operations of Capital Bank, NA.

The Company reports its investment in Capital Bank, NA on the Consolidated Balance Sheet as an equity method investment in that entity. As of September 30, 2011, the Company’s investment in Capital Bank, NA totaled $241.5 million, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. The Company also had an advance to Capital Bank, NA totaling $3.4 million as of September 30, 2011. In the quarter ended September 30, 2011, the Company increased the equity investment balance by $2.2 million based on its equity in Capital Bank, NA’s net income and increased the equity investment balance by $836 thousand based on its equity in Capital Bank, NA’s other comprehensive income.

The following table presents summarized financial information for the Company’s equity method investee, Capital Bank, NA:

(Dollars in thousands)	Three Months Ended Sep. 30, 2011
Interest income	$60,782
Interest expense	8,543

Net interest income	52,239
Provision for loan losses	9,764
Noninterest income	12,840
Noninterest expense	44,778
Net income	$6,858

3. NAFH Investment

On January 28, 2011, the Company completed the issuance and sale of 71 million shares of its common stock to NAFH for $181.1 million in cash. In connection with the NAFH Investment, each Company shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. Also in connection with the NAFH Investment, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) were repurchased.

Pursuant to the NAFH Investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. The Company issued 1,613,165 shares of common stock in exchange for $4.1 million upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 thousand were recorded as a reduction to the proceeds of the Rights Offering.

Also in connection with the closing of the NAFH Investment, the Company amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the NAFH Investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the NAFH Investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

Push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. Push-down accounting is required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company determined push-down accounting to be appropriate for this transaction, and as such, has applied the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

The following table summarizes the NAFH Investment and the Company’s opening balance sheet:

	Successor Company
(Dollars in thousands)	Originally Reported as of Jan. 28, 2011	Measurement Period Adjustments	Revised as of Jan. 28, 2011
Fair value of assets acquired:
Cash and cash equivalents	$208,255	$–	$208,255
Investment securities	225,336	–	225,336
Mortgage loans held for sale	2,569	–	2,569
Loans	1,135,164	–	1,135,164
Goodwill	30,994	1,863	32,857
Other intangible assets	5,004	–	5,004
Deferred tax asset	55,391	–	55,391
Other assets	66,663	(613)	66,050

Total assets acquired	1,729,376	1,250	1,730,626

Fair value of liabilities assumed:
Deposits	1,351,467	–	1,351,467
Borrowings	123,837	–	123,837
Subordinated debt	19,392	–	19,392
Other liabilities	10,595	1,250	11,845

Total liabilities assumed	1,505,291	1,250	1,506,541

Net assets acquired	224,085	–	224,085
Less: non-controlling interest at fair value	(43,785)	–	(43,785)

	180,300	–	180,300
Underwriting and legal costs	750	–	750

Purchase price	$181,050	$–	$181,050

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts.

Measurement period adjustments reflected above were primarily due to (1) refinements to the acquisition date valuation of certain ORE properties based on subsequent selling prices, (2) refinements to the acquisition date valuation of a capital lease asset/obligation based on an updated appraisal of the leased asset, and (3) write-offs of miscellaneous other assets to properly reflect acquisition date fair value. The provisional measurements of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and Cash Equivalents

The cash and cash equivalents, which include proceeds from the NAFH Investment, held at acquisition date approximated fair value on that date and did not require a fair value adjustment.

Investment Securities

Investment securities are reported at fair value at acquisition date. To account for the NAFH Investment, the difference between the fair value and par value became the new premium or discount for each security held by the Company. The fair value of investment securities is primarily based on values obtained from third parties pricing models which are based on recent trading activity for the same or similar securities. Two equity securities were valued at their respective stock market prices, and two corporate bonds were valued using an internal valuation model. Immediately before the acquisition, the investment portfolio had an amortized cost of $228.1 million and was in a net unrealized loss position of $2.8 million.

Loans

All loans in the loan portfolio were adjusted to estimated fair value at the NAFH Investment date. Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates at acquisition, the Company recorded a loan fair value discount of $104.4 million. All acquired loans were considered to be PCI loans with the exception of certain consumer revolving lines of credit. Subsequent to the NAFH Investment, PCI loans will be accounted for as described in Note 1 (Basis of Presentation and Significant Accounting Policies).

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and, as a result, there is no tax basis in the goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes. Other intangible assets identified as part of the valuation of the NAFH Investment were Core Deposit Intangibles (“CDI”) and the Trade Name Intangible. All of the identified intangible assets are amortized as noninterest expense over their estimated useful lives.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

Core Deposit Intangible

The estimated value of the CDI at acquisition date was $4.4 million. This amount represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on an accelerated method over an eight year period. Deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

Trade Name Intangible

Trademarks, service marks and other registered marks (collectively referred to as the “Trade Name”) can have great significance to customers. The function of a mark is to indicate to the consumer the sources from which goods and services originate. The Trade Name considered to have value is Capital Bank. The Trade Name value of $604 thousand at acquisition date was based on the present value of the Company’s projected income multiplied by an assumed royalty rate. This intangible will be amortized on a straight-line basis over a three year period.

Other Assets

A majority of other assets held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value. The most significant other asset impacted by the application of the acquisition method of accounting was the recognition of a net deferred tax asset of $55.4 million. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deposits

Time deposits were not included in the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. Term deposits evaluated for acquisition accounting consisted of certificates of deposit (“CDs”), brokered deposits and CDs through the Certificate of Deposit Account Registry Services (“CDARS”). The fair value of these deposits was determined by first stratifying the deposit pool by maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates.

The outstanding balance of CDs at acquisition date was $730.5 million, and the estimated fair value premium totaled $12.4 million. The outstanding balance of brokered deposits was $100.5 million, and the estimated fair value premium totaled $616 thousand. The outstanding balance of CDARS was $27.0 million, and the estimated fair value premium totaled $111 thousand. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Borrowings

Included in borrowings are FHLB advances and structured repurchase agreements. Fair values for these borrowings were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current interest rates, and prepayment penalties. Once the cash flows

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The outstanding balance of FHLB advances and structured repurchase agreements at acquisition date was $66.0 million and $50.0 million, respectively, and the estimated fair value premiums on each totaled $1.8 million and $6.0 million, respectively. The Company will amortize the premium into income as a reduction of interest expense on a level-yield basis over the contractual term of each debt instrument.

Subordinated Debt

Included in subordinated debt are variable rate trust preferred securities issued by the Company and fixed rate subordinated debt issued as part of a private placement offering early in 2010. Fair values for the trust preferred securities and subordinated debt were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current interest rates. Once the cash flows were determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value. The outstanding balance of trust preferred securities and subordinated debt at acquisition date was $30.9 million and $3.4 million, respectively, and the estimated fair value (discount)/premium on each totaled ($15.1) million and $211 thousand, respectively. The Company will accrete the discount as an increase to interest expense and will amortize the premium as a decrease to interest expense on a level-yield basis over the contractual term of each debt instrument.

Contingent Value Rights

In connection with the NAFH Investment, each existing shareholder as of January 27, 2011 received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Old Capital Bank’s then existing loan portfolio. The Company estimated the fair value of these CVRs at $568 thousand, which was based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments. These CVRs were recorded at fair value in other liabilities in acquisition accounting.

Non-controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the closing market price of its common stock on the acquisition date of $3.40 and multiplied this stock price by the number of outstanding non-controlling shares at that date.

Transaction Expenses

As required by the NAFH Investment, the Company incurred and reimbursed third party expenses of $750 thousand which were recorded as a reduction of proceeds received from the issuance of common shares to NAFH.

There were no indemnification assets in this transaction, nor was there any contingent consideration to be recognized.

4. Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

The calculation of basic and diluted EPS was based on the following for each period presented:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
(Dollars in thousands except per share data)	Three Months Ended Sep. 30, 2011	Three Months Ended Sep. 30, 2010	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Net income (loss) attributable to common shareholders	$1,940	$(9,654)	$2,633	$(265)	$(29,749)
Weighted average number of common shares outstanding:
Basic	85,802,164	13,060,739	85,591,765	13,188,612	12,702,625
Dilutive effect of options outstanding	–	–	–	–	–

Diluted	85,802,164	13,060,739	85,591,765	13,188,612	12,702,625

Earnings (loss) per share—basic	$0.02	$(0.74)	$0.03	$(0.02)	$(2.34)

Earnings (loss) per share—diluted	$0.02	$(0.74)	$0.03	$(0.02)	$(2.34)

Weighted average anti-dilutive stock options and warrants and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended Sep. 30, 2011	Three Months Ended Sep. 30, 2010	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Anti-dilutive stock options	283,980	313,420	283,980	297,880	313,420
Anti-dilutive warrants	–	749,619	–	749,619	749,619

5. Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are primarily comprised of unrealized gains and losses on certain investments in debt securities.

The Company’s other comprehensive income (loss) was as follows for each period presented:

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
(Dollars in thousands)	Three Months Ended Sep. 30, 2011	Three Months Ended Sep. 30, 2010	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Unrealized gains (losses) on securities—available for sale	$1,348	$65	$8,663	$(528)	$473
Amortization of prior service cost on SERP	–	2	–	1	6
Income tax effect	(512)	(25)	(3,332)	204	(182)

Other comprehensive income (loss)	$836	$42	$5,331	$(323)	$297

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

6. Investment Securities

Due to the Bank Merger, the Company reported no investment securities on its Consolidated Balance Sheet as of June 30, 2011 (Successor). Investment securities as of December 31, 2010 (Predecessor) are summarized as follows:

	Predecessor Company
December 31, 2010	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
(Dollars in thousands)
Available for sale:
U.S. agency obligations	$19,003	$18	$87	$18,934
Municipal bonds	22,455	75	1,521	21,009
Mortgage-backed securities issued by GSEs	165,540	78	195	165,423
Non-agency mortgage-backed securities	6,790	39	242	6,587
Other securities	3,252	–	214	3,038

	217,040	210	2,259	214,991

Other investments	8,301	–	–	8,301

Total	$225,341	$210	$2,259	$223,292

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position not recognized in earnings, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position, as of December 31, 2010 (Predecessor):

	Predecessor Company
	Less than 12 Months		12 Months or Greater		Total
December 31, 2010	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
Available for sale:
U.S. agency obligations	$8,916	$87	$–	$–	$8,916	$87
Municipal bonds	14,886	1,134	2,453	387	17,339	1,521
Mortgage-backed securities issued by GSEs	14,473	195	–	–	14,473	195
Non-agency mortgage-backed securities	–	–	4,183	242	4,183	242
Other securities	–	–	2,536	214	2,536	214

Total	$38,275	$1,416	$9,172	$843	$47,447	$2,259

Prior to the Bank Merger, other investment securities primarily included an investment in Federal Home Loan Bank (“FHLB”) stock, which had no readily determinable market value and was recorded at cost. As of December 31, 2010 (Predecessor), the Company’s investment in FHLB stock totaled $7.7 million. Based on its evaluation prior to the Bank Merger, management concluded that the Company’s investment in FHLB stock was not impaired and that ultimate recoverability of the par value of this investment is probable.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

7. Loans

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of June 30, 2011 (Successor). The composition of the loan portfolio by loan classification as of December 31, 2010 (Predecessor) was as follows:

(Dollars in thousands)	Predecessor Company Dec. 31, 2010
Commercial real estate:
Construction and land development	$350,587
Real estate—non-owner occupied	283,943
Real estate—owner occupied	170,470

Total commercial real estate	805,000

Consumer real estate:
Residential mortgage	173,777
Home equity lines	89,178

Total consumer real estate	262,955

Commercial and industrial	145,435
Consumer	6,163
Other loans	33,742

1,253,295
Deferred loan fees and origination costs, net	1,184

$1,254,479

Loans pledged as collateral for certain borrowings totaled as of $341.5 million as of December 31, 2010 (Predecessor).

Successor Company:

Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

(Dollars in thousands)	As of Jan. 28, 2011
Contractually required payments	$1,318,702
Nonaccretable difference	(98,777)

Cash flows expected to be collected at acquisition	1,219,925
Accretable yield	(163,892)

Fair value of acquired loans at acquisition	$1,056,033

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

(Dollars in thousands)	Three Months Ended Sep. 30, 2011	Jan. 29, 2011 to Sep. 30, 2011
Balance, beginning of period	$–	$163,892
New loans purchased	–	–
Accretion of income	–	(24,968)
Reclassifications from nonaccretable difference	–	8,419
Merger of Old Capital Bank into Capital Bank, NA	–	(147,343)

Balance, end of period	$–	$–

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to the NAFH Investment. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of the NAFH Investment. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:

•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.

For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

8. Allowance for Loan Losses and Credit Quality

The following is a summary of activity in the allowance for loan losses for each period presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Balance at beginning of period, predecessor	$–	$36,061	$26,081
Loans charged off	(339)	(49)	(29,104)
Recoveries of loans previously charged off	–	9	738

Net charge-offs	(339)	(40)	(28,366)
Provision for loan losses	1,652	40	38,534
Merger of Old Capital Bank into Capital Bank, NA	(1,313)	–	–

Balance at the end of period, predecessor	–	36,061	36,249
Acquisition accounting adjustment	–	(36,061)	–

Balance at end of period, successor	$–	$–	$–

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

The allowance for credit losses includes the allowance for loan losses, detailed above, and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheets. Due to the Bank Merger, the Company had no allowance for credit losses as of September 30, 2011 (Successor). As of December 31, 2010 (Predecessor), the reserve for unfunded lending commitments totaled $623 thousand.

The following is an analysis of the allowance for loan losses by portfolio segment in addition to the disaggregation of the allowance and outstanding loan balances by impairment method as of December 31, 2010 (Predecessor):

	Predecessor Company
	Allowance for Loan Losses			Loans
December 31, 2010	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Purchased Credit- Impaired
(Dollars in thousands)
Commercial real estate	$351	$24,039	$–	$65,840	$739,160	$–
Consumer real estate	87	4,645	–	3,879	259,076	–
Commercial and industrial	89	6,343	–	6,013	139,422	–
Consumer	2	352	–	6	6,157	–
Other	–	153	–	781	32,961	–

	$529	$35,532	$–	$76,519	$1,176,776	$–

Prior to the Bank Merger, to monitor and quantify credit risk in the loan portfolio, the Company used a risk rating system. The risk rating scale ranged from 1 to 9, where a higher rating represents higher credit risk and is selected on the financial strength and overall resources of the borrower. The nine risk rating categories can generally be described by the following groupings:

•

Pass (risk rating 1–6)—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention (risk rating 7)—Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or the institution’s credit position at some future date. They contain unfavorable characteristics and are generally undesirable. Loans in this category are currently protected by current sound net worth and paying capacity of the obligor or of the collateral pledged, if any, but are potentially weak and constitute an undue and unwarranted credit risk, but not to the point of a Substandard classification.

•

Substandard (risk rating 8)—Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. A substandard loan normally has one or more well-defined weaknesses that could jeopardize repayment of the debt.

•

Doubtful (risk rating 9)—For loans in this category, the borrower’s ability to continue repayment is highly unlikely. Full collection based on currently known facts, conditions, and values is highly questionable and improbable. The possibility of loss is extremely high, but because of certain important

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

and specific reasonable pending factors, which work to the bank’s advantage and strengthen the asset in the near term, its classification as loss is deferred until its more exact status may be determined.

The following is an analysis of the Company’s credit risk profile on internally assigned risk ratings as of December 31, 2010 (Predecessor):

	Commercial Loans
December 31, 2010 (Predecessor Company)	Construction and Land Development	Non-Owner Occupied Real Estate	Owner Occupied Real Estate	Commercial and Industrial	Other	Total
(Dollars in thousands)
Pass	$250,557	$266,523	$154,156	$101,674	$32,961	$805,871
Special mention	20,178	12,505	2,287	20,488	–	55,458
Substandard	79,852	4,610	13,967	23,266	781	122,476
Doubtful	–	305	60	7	–	372

Total	$350,587	$283,943	$170,470	$145,435	$33,742	$984,177

	Consumer Loans
December 31, 2010 (Predecessor Company)	Residential Mortgage	Home Equity Lines	Other Consumer	Total
(Dollars in thousands)
Pass	$162,002	$85,000	$5,803	$252,805
Special mention	5,518	1,972	188	7,678
Substandard	6,138	2,110	172	8,420
Doubtful	119	96	–	215

Total	$173,777	$89,178	$6,163	$269,118

The following is an aging analysis of the Company’s portfolio by loan class as of December 31, 2010 (Predecessor):

	Predecessor Company
December 31, 2010	30–59 Days Past Due	60–89 Days Past Due	Over 90 Days Past Due and Accruing	Nonaccrual Loans	Current Loans	Total Loans
(Dollars in thousands)
Commercial real estate:
Construction and land development	$6,166	$204	$–	$50,693	$293,524	$350,587
Real estate—non-owner occupied	509	–	–	2,678	280,756	283,943
Real estate—owner occupied	3,165	–	–	8,198	159,107	170,470
Consumer real estate:
Residential mortgage	2,213	329	–	3,481	167,754	173,777
Home equity lines	498	109	–	277	88,294	89,178
Commercial and industrial	175	146	–	5,830	139,284	145,435
Consumer	4	4	–	6	6,149	6,163
Other loans	–	–	–	781	32,961	33,742

Total	$12,730	$792	$–	$71,944	$1,167,829	$1,253,295

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

9. Stock-Based Compensation

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company has a stock option plan providing for the issuance of options for the purchase of up to 1,150,000 shares of the Company’s common stock to officers and directors. As of September 30, 2011 (Successor), options for 283,980 shares of common stock were outstanding and options for 618,259 shares of common stock remained available for future issuance.

The following is a summary of the activity in the Company’s stock option plans, including the weighted average exercise price (“WAEP”), for each period presented:

	Successor Company		Predecessor Company
	Period of Jan. 29 to Sep. 30, 2011		Period of Jan. 1 to Jan. 28, 2011		Nine Months Ended Sep. 30, 2010
	Shares	WAEP	Shares	WAEP	Shares	WAEP
Outstanding options, beginning of period	297,880	$12.11	297,880	$12.11	366,583	$11.76
Granted	–	–	–	–	19,250	4.38
Exercised	–	–	–	–	–	–
Forfeited and expired	(13,900)	14.69	–	–	(72,413)	8.53

Outstanding options, end of period	283,980	$11.99	297,880	$12.11	313,420	$12.05

Options exercisable at end of period	244,780	$12.85	226,430	$13.53	225,870	$13.74

The following table summarizes information about the Company’s stock options as of September 30, 2011 (Successor):

	Successor Company
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Intrinsic Value
$3.85–$6.00	77,850	7.55	41,850	$–
$6.01–$9.00	–	–	–	–
$9.01–$12.00	74,880	0.45	74,880	–
$12.01–$15.00	16,000	6.02	12,800	–
$15.01–$18.00	64,000	3.35	64,000	–
$18.00–$18.37	51,250	3.24	51,250	–

	283,980	3.87	244,780	$–

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. The weighted average fair value of options granted for the nine months ended September 30, 2010 (Predecessor) was $1.80. There were no options granted in the period of January 29, 2011 to September 30, 2011 (Successor) or the period of January 1, 2011 to January 28, 2011 (Predecessor).

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

For the period from January 29, 2011 to September 30, 2011 (Successor), the period from January 1, 2011 to January 28, 2011 (Predecessor) and the nine months ended September 30, 2010 (Predecessor), the Company recorded total compensation expense related to stock options of $75 thousand, $5 thousand and $37 thousand, respectively, related to stock options. On January 28, 2011, vesting was accelerated on certain outstanding stock options in connection with the NAFH Investment.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees and Board members at its discretion. Nonvested shares are subject to forfeiture if employment terminates prior to the vesting dates. The Company expenses the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting.

Nonvested restricted stock activity for the nine months ended September 30, 2011 is summarized in the following table:

	Shares	Weighted Avg. Grant Date Fair Value
Nonvested at beginning of period	11,700	$6.00
Granted	–	–
Vested	(11,700)	6.00

Nonvested at end of period	–	$–

Total compensation expense related to these restricted stock awards for the period of January 29 to September 30, 2011 (Successor), the period of January 1, 2011 to January 28, 2011 (Predecessor) and the nine months ended September 30, 2010 (Predecessor) totaled $68 thousand, $2 thousand and $92 thousand, respectively. On January 28, 2011, vesting was accelerated on all remaining nonvested restricted shares in connection with the NAFH Investment.

Deferred Compensation for Non-employee Directors

Until the NAFH Investment, the Company administered the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may have elected to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director did not elect to defer all or part of his fees, then he was not considered a participant in the Deferred Compensation Plan. The amount deferred was equal to 125% of total director fees. Each participant was fully vested in his account balance. The Deferred Compensation Plan provides for payment of share units in shares of common stock of the Company after the participant ceased to serve as a director for any reason.

Upon closing of the NAFH Investment, the Deferred Compensation Plan was terminated and all phantom shares in the Plan were distributed to the participants. For the period of January 1 to January 28, 2011 (Predecessor) and the nine months ended September 30, 2010 (Predecessor), the Company recognized stock-based compensation expense of $35 thousand and $452 thousand, respectively, related to the Deferred Compensation Plan.

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

10. Derivative Instruments

Due to the Bank Merger, the Company had no derivative instruments as of September 30, 2011 (Successor). Prior to the Bank Merger, the Company entered into interest rate lock commitments with customers and commitments to sell mortgages to investors. The period of time between the issuance of a mortgage loan commitment and the closing and sale of the mortgage loan was generally less than 60 days. Interest rate lock commitments and forward loan sale commitments represented derivative instruments which were carried at fair value. These derivative instruments did not qualify for hedge accounting. The fair values of the Company’s interest rate lock commitments and forward loan sales commitments were based on current secondary market pricing and were included on the Condensed Consolidated Balance Sheets in mortgage loans held for sale and on the Condensed Consolidated Statements of Operations in mortgage origination and other loan fees.

As of December 31, 2010 (Predecessor), the Company had $10.3 million of commitments outstanding to originate mortgage loans held for sale at fixed rates and $17.3 million of forward commitments under best efforts contracts to sell mortgages to four different investors. The fair value of the interest rate lock commitments and forward loan sales commitments were not considered material as of December 31, 2010 (Predecessor). Thus, there was no impact to the Condensed Consolidated Statements of Operations at that date.

11. Commitments and Contingencies

Due to the Bank Merger, the Company had no outstanding commitments or contingencies as of September 30, 2011 (Successor). Prior to the Bank Merger, the Company was party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments were comprised of various types of commitments to extend credit, including unused lines of credit and overdraft lines, as well as standby letters of credit. These instruments involved, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party was represented by the contractual amount of those instruments. The Company used the same credit policies in making these commitments as it had for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit was based on management’s credit evaluation of the borrower. Collateral held varied but included trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expired without being drawn upon, the total commitment amounts did not necessarily represent future cash requirements.

The Company’s exposure to off-balance-sheet credit risk as of December 31, 2010 (Predecessor) was as follows:

(Dollars in thousands)	Predecessor Company Dec. 31, 2010
Commitments to extend credit	$175,318
Standby letters of credit	10,285

Total commitments	$185,603

Prior to the Bank Merger, the Company had limited partnership investments in two related private investment funds which totaled $1.8 million as of December 31, 2010 (Predecessor). These investments were recorded on the cost basis and were included in other assets on the Condensed Consolidated Balance Sheets. Remaining capital commitments to these funds totaled $1.6 million as of December 31, 2010 (Predecessor).

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

12. Fair Value

Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Prior to the Bank Merger, investment securities, available for sale, were recorded at fair value on a recurring basis. Additionally, prior to the Bank Merger, the Company may have been required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involved application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 (Predecessor) are summarized below:

	Predecessor Company
December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
Investment securities—available for sale:
U.S. agency obligations	$–	$18,934	$–	$18,934
Municipal bonds	–	21,009	–	21,009
Mortgage-backed securities issued by GSEs	–	165,423	–	165,423
Non-agency mortgage-backed securities	–	6,587	–	6,587
Other securities	1,738	–	1,300	3,038

Total	$1,738	$211,953	$1,300	$214,991

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods presented:

	Successor Company	Predecessor Company
(Dollars in thousands)	Jan. 29, 2011 to Sep. 30, 2011	Jan. 1, 2011 to Jan. 28, 2011	Nine Months Ended Sep. 30, 2010
Balance at beginning of period	$1,107	$1,300	$1,300
Total unrealized losses included in:
Net income	–	–	–
Other comprehensive income	–	(193)	–
Purchases, sales and issuances, net	–	–	–
Transfers into Level 3	–	–	–
Merger of Old Capital Bank into Capital Bank, NA	(1,107)

Balance at end of period	$–	$1,107	$1,300

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 (Predecessor) are summarized below:

	Predecessor Company
December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
Impaired loans	$–	$61,006	$14,985	$75,991
Other real estate	–	18,334	–	18,334

Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and cash equivalents are equal to the carrying value. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the loan portfolio has been estimated using the present value of expected future cash flows, discounted at a current market rate for each loan type. The amount of expected credit losses and the timing of those losses have also been factored into expected future cash flows. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable.

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

Capital Bank Corporation

Notes to Unaudited Condensed Consolidated Financial Statements

September 30, 2011

The carrying values and estimated fair values of the Company’s financial instruments as of September 30, 2011 (Successor) and December 31, 2010 (Predecessor) were as follows:

	Successor Company		Predecessor Company
(Dollars in thousands)	Sep. 30, 2011		Dec. 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$2,435	$2,435	$66,745	$66,745
Investment securities	–	–	223,292	223,292
Mortgage loans held for sale	–	–	6,993	6,993
Loans	–	–	1,218,418	1,146,256
Accrued interest receivable	28	28	5,158	5,158

Financial Liabilities:
Non-maturity deposits	$–	$–	$469,956	$469,956
Time deposits	–	–	873,330	885,105
Borrowings	–	–	121,000	126,787
Subordinated debentures	18,625	18,759	34,323	19,164
Accrued interest payable	70	70	1,363	1,363

Unrecognized financial instruments:
Commitments to extend credit	$–	$–	$175,318	$167,817
Standby letters of credit	–	–	10,285	10,285

13. TARP Capital Purchase Program

On December 12, 2008, the Company entered into a Securities Purchase Agreement with the U.S. Treasury pursuant to which, among other things, the Company sold to the Treasury 41,279 shares of Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock (“Warrants”) of the Company for an aggregate purchase price of $41.3 million.

On January 28, 2011, in connection with the NAFH Investment, all outstanding shares of Series A Preferred Stock and the Warrants were repurchased and cancelled for an aggregate purchase price of $41.3 million. The Company recognized a charge of $861 thousand for dividends and accretion on preferred stock during the period of January 1, 2011 to January 28, 2011 (Predecessor), which reflected the difference between the carrying value of the preferred stock and its redemption price.

Capital Bank Corporation

Consolidated Financial Statements as of and for the

Years Ended December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Capital Bank Corporation (the Company) and Subsidiaries as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and loss and cash flows for the year ended December 31, 2010. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Bank Corporation and Subsidiaries as of December 31, 2010 and the results of their operations and their cash flows for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of Capital Bank Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2011, expressed an unqualified opinion on the effectiveness of Capital Bank Corporation’s internal control over financial reporting.

/s/ ELLIOTT DAVIS PLLC

Charlotte, North Carolina

March 15, 2011

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

of Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Capital Bank Corporation (a North Carolina corporation) and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for the years in the periods ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Bank Corporation and subsidiaries as of December 31, 2009, and the results of its operations and its cash flows for the years in the periods ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capital Bank Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2010 (not separately included herein), expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina

March 10, 2010

CAPITAL BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

	December 31,
	2010	2009
	(Dollars in thousands)
Assets
Cash and cash equivalents:
Cash and due from banks	$13,646	$25,002
Interest-bearing deposits with banks	53,099	4,511

Total cash and cash equivalents	66,745	29,513
Investment securities:
Investment securities—available for sale, at fair value	214,991	235,426
Investment securities—held to maturity, at amortized cost	–	3,676
Other investments	8,301	6,390

Total investment securities	223,292	245,492
Mortgage loans held for sale	6,993	–
Loans:
Loans—net of unearned income and deferred fees	1,254,479	1,390,302
Allowance for loan losses	(36,061)	(26,081)

Net loans	1,218,418	1,364,221
Other real estate (“ORE”)	18,334	10,732
Premises and equipment, net	25,034	23,756
Bank-owned life insurance	6,972	22,746
Core deposit intangible, net	1,774	2,711
Deferred tax asset	–	12,096
Other assets	17,985	23,401

Total assets	$1,585,547	$1,734,668

Liabilities
Deposits:
Demand, noninterest checking	$116,113	$141,069
NOW accounts	185,782	175,084
Money market deposit accounts	137,422	184,146
Savings accounts	30,639	28,958
Time deposits	873,330	848,708

Total deposits	1,343,286	1,377,965
Securities sold under agreements to repurchase	–	6,543
Borrowings	121,000	167,000
Subordinated debentures	34,323	30,930
Other liabilities	10,250	12,445

Total liabilities	1,508,859	1,594,883

Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279)	40,418	40,127
Common stock, no par value; 300,000,000 shares authorized; 12,877,846 and 11,348,117 shares issued and outstanding	145,594	139,909
Accumulated deficit	(108,027)	(44,206)
Accumulated other comprehensive income (loss)	(1,297)	3,955

Total shareholders’ equity	76,688	139,785

Total liabilities and shareholders’ equity	$1,585,547	$1,734,668

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Dollars in thousands except per share data)
Interest income:
Loans and loan fees	$68,474	$70,178	$72,494
Investment securities:
Taxable interest income	7,483	9,849	8,935
Tax-exempt interest income	1,596	3,026	3,169
Dividends	80	46	294
Federal funds and other interest income	89	42	128

Total interest income	77,722	83,141	85,020

Interest expense:
Deposits	21,082	28,037	33,042
Borrowings and repurchase agreements	5,677	6,226	9,382

Total interest expense	26,759	34,263	42,424

Net interest income	50,963	48,878	42,596
Provision for loan losses	58,545	23,064	3,876

Net interest income (loss) after provision for loan losses	(7,582)	25,814	38,720

Noninterest income:
Service charges and other fees	3,311	3,883	4,545
Bank card services	2,020	1,539	1,332
Mortgage origination and other loan fees	1,861	1,935	2,148
Brokerage fees	963	698	732
Bank-owned life insurance	699	1,830	952
Gain on sale of branch	–	–	374
Other income	840	607	719
Securities gains (losses):
Realized securities gains, net	5,855	173	249
Other-than-temporary impairments	–	(1,082)	–
Less: non-credit portion recognized in other comprehensive income	–	584	–

Total securities gains (losses), net	5,855	(325)	249

Total noninterest income	15,549	10,167	11,051

Noninterest expense:
Salaries and employee benefits	22,675	22,112	20,951
Occupancy	5,906	5,630	4,458
Furniture and equipment	3,183	3,155	3,135
Data processing and telecommunications	2,092	2,317	2,135
Advertising and public relations	1,887	1,610	1,515
Office expenses	1,260	1,383	1,317
Professional fees	2,514	1,488	1,479
Business development and travel	1,350	1,244	1,393
Amortization of core deposit intangible	937	1,146	1,037
ORE losses and miscellaneous loan costs	5,006	1,646	898
Directors’ fees	1,061	1,418	1,044
FDIC deposit insurance	3,846	2,721	685
Goodwill impairment charge	–	–	65,191
Other expenses	2,592	3,940	1,424

Total noninterest expense	54,309	49,810	106,662

Net loss before income taxes	(46,342)	(13,829)	(56,891)
Income tax expense (benefit)	15,124	(7,013)	(1,207)

Net loss	(61,466)	(6,816)	(55,684)
Dividends and accretion on preferred stock	2,355	2,352	124

Net loss attributable to common shareholders	$(63,821)	$(9,168)	$(55,808)

Net loss per common share—basic	$(4.98)	$(0.80)	$(4.94)

Net loss per common share—diluted	$(4.98)	$(0.80)	$(4.94)

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2010, 2009 and 2008

					Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
	(Dollars in thousands)
Balance at January 1, 2008	–	$–	11,169,777	$136,154	$161	$27,985	$164,300
Comprehensive loss:
Net loss	–	–	–	–	–	(55,684)	(55,684)
Net unrealized loss on investment securities, net of tax benefit of $9	–	–	–	–	(13)	–	(13)
Net unrealized gain on cash flow hedge, net of tax of $464	–	–	–	–	738	–	738

Total comprehensive loss	–	–	–	–	–	–	(54,959)

Issuance of preferred stock with warrants, net of issuance costs	41,279	39,827	–	1,333	–	–	41,160
Accretion of preferred stock discount	–	12	–	–	–	(12)	–
Repurchase of common stock	–	–	(10,166)	(92)	–	–	(92)
Issuance of common stock for options exercised	–	–	26,591	206	–	–	206
Restricted stock awards	–	–	24,000	288	–	–	288
Stock option expense	–	–	–	32	–	–	32
Modification of directors’ deferred compensation plan	–	–	–	943	–	–	943
Directors’ deferred compensation	–	–	27,883	345	–	–	345
Dividends on preferred stock	–	–	–	–	–	(112)	(112)
Dividends on common stock ($0.32 per share)	–	–	–	–	–	(3,597)	(3,597)

Balance at December 31, 2008	41,279	$39,839	11,238,085	$139,209	$886	$(31,420)	$148,514

Comprehensive loss:
Net loss	–	–	–	–	–	(6,816)	(6,816)
Net unrealized gain on investment securities, net of tax of $3,169	–	–	–	–	5,051	–	5,051
Net unrealized loss on cash flow hedge, net of tax benefit of $1,215	–	–	–	–	(1,936)	–	(1,936)
Prior service cost recognized on SERP, net of amortization	–	–	–	–	(46)	–	(46)

Total comprehensive loss	–	–	–	–	–	–	(3,747)

Accretion of preferred stock discount	–	288	–	–	–	(288)	–
Restricted stock awards	–	–	16,692	107	–	–	107
Stock option expense	–	–	–	50	–	–	50
Directors’ deferred compensation			93,340	543	–	–	543
Dividends on preferred stock	–	–	–	–	–	(2,064)	(2,064)
Dividends on common stock ($0.32 per share)	–	–	–	–	–	(3,618)	(3,618)

Balance at December 31, 2009	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785

Comprehensive loss:
Net loss	–	–	–	–	–	(61,466)	(61,466)
Net unrealized loss on investment securities, net of tax benefit of $3,300	–	–	–	–	(5,260)	–	(5,260)
Prior service cost recognized on SERP, net of amortization	–	–	–	–	8	–	8

Total comprehensive loss	–	–	–	–	–	–	(66,718)

Accretion of preferred stock discount	–	291	–	–	–	(291)	–
Issuance of common stock	–	–	1,468,770	5,065	–	–	5,065
Restricted stock forfeiture	–	–	(3,508)	(10)	–	–	(10)
Stock option expense	–	–		54	–	–	54
Directors’ deferred compensation	–	–	64,467	576	–	–	576
Dividends on preferred stock	–	–	–	–	–	(2,064)	(2,064)

Balance at December 31, 2010	41,279	$40,418	12,877,846	$145,594	$(1,297)	$(108,027)	$76,688

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(61,466)	$(6,816)	$(55,684)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for loan losses	58,545	23,064	3,876
Loss on repurchase of mortgage loans	–	361	–
Amortization of core deposit intangible	937	1,146	1,037
Depreciation	2,629	2,893	2,639
Goodwill impairment charge	–	–	65,191
Stock-based compensation	736	702	477
(Gain) loss on securities, net	(5,855)	325	(249)
Amortization of premium on securities, net	98	180	80
Loss on disposal of premises, equipment and other real estate	444	88	81
ORE valuation adjustments	2,088	217	–
Bank-owned life insurance income	(699)	(378)	(779)
Deferred income tax expense (benefit)	15,396	(4,708)	(3,715)
Gain on sale of branch	–	–	(374)
Net change in:
Mortgage loans held for sale	(6,993)	–	–
Accrued interest receivable and other assets	5,070	(5,972)	1,344
Accrued interest payable and other liabilities	(1,279)	(220)	(1,553)

Net cash provided by operating activities	9,651	10,882	12,371

Cash flows from investing activities:
Loan (originations) principal repayments, net	68,805	(162,132)	(124,503)
Additions to premises and equipment	(3,938)	(3,326)	(4,750)
Proceeds from sales of premises, equipment and real estate owned	8,350	5,686	7,693
Proceeds from surrender of bank-owned life insurance	16,473	–	–
Net cash paid in branch sale	–	–	(7,757)
Net cash received in business combination	–	–	50,573
(Purchases) sales of FHLB stock, net	(1,680)	(20)	1,272
Purchases of securities—available for sale	(232,579)	(31,842)	(91,243)
Proceeds from sales of securities—available for sale	164,012	21,703	38,359
Proceeds from principal repayments/calls/maturities of securities—available for sale	89,021	48,947	27,913
Proceeds from principal repayments/calls/maturities of securities—held to maturity	853	1,503	4,824

Net cash provided by (used in) investing activities	109,317	(119,481)	(97,619)

Cash flows from financing activities:
Increase (decrease) in deposits, net	(34,679)	62,651	125,134
Decrease in repurchase agreements, net	(6,543)	(8,467)	(24,890)
Proceeds from borrowings	189,000	183,000	302,600
Principal repayments of borrowings	(235,000)	(148,000)	(335,600)
Repayment of federal funds purchased	–	–	(5,395)
Proceeds from issuance of subordinated debentures	3,393	–	–
Proceeds from issuance of preferred stock	–	–	41,160
Proceeds from issuance of common stock	5,065	–	206
Repurchase of common stock	–	–	(92)
Dividends paid	(2,972)	(5,527)	(3,592)

Net cash provided by (used in) financing activities	(81,736)	83,657	99,531

Net change in cash and cash equivalents	$37,232	$(24,942)	$14,283
Cash and cash equivalents at beginning of year	29,513	54,455	40,172

Cash and cash equivalents at end of year	$66,745	$29,513	$54,455

Supplemental Disclosure of Cash Flow Information

Noncash investing activities:
Transfers of loans and premises to ORE	$18,453	$15,356	$2,645
Transfers of securities from held to maturity to available for sale	2,822	–	–
Cash paid for (received from):
Income taxes	$(2,190)	$(4,521)	$2,815
Interest	27,219	35,364	41,983

Capital Bank Corporation

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation (the “Company”) is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. The Company’s primary wholly-owned subsidiary is Capital Bank (the “Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. In addition, the Company has interest in three trusts, Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”).

The Bank is a community bank engaged in general commercial banking, providing a full range of banking services. The majority of the Bank’s customers are individuals and small- to medium-size businesses. The Bank’s primary source of revenue is interest earned from loans to customers, interest earned from invested cash and securities, and noninterest income derived from various fees. The Bank operates 32 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Fayetteville, three in Burlington, three in Sanford, two in Cary, and one each in Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Siler City, Pittsboro, Wake Forest and Zebulon. The Company’s corporate headquarters is located at 333 Fayetteville Street in Raleigh, North Carolina.

The Trusts were formed for the sole purpose of issuing trust preferred securities and are not consolidated with the financial statements of the Company. The proceeds from such issuances were loaned to the Company in exchange for the subordinated debentures, which are the sole assets of the Trusts. A portion of the proceeds from the issuance of the subordinated debentures were used by the Company to repurchase shares of Company common stock. The Company’s obligation under the subordinated debentures constitutes a full and unconditional guarantee by the Company of the Trust’s obligations under the trust preferred securities. The Trusts have no operations other than those that are incidental to the issuance of the trust preferred securities (See Note 9—Subordinated Debentures).

Transaction with North American Financial Holdings, Inc.

On January 28, 2011, the Company completed the issuance and sale to North American Financial Holdings, Inc. of 71,000,000 shares of common stock for $181,050,000 in cash. As a result of the Investment and following the completion of the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Company’s common stock. The Company’s shareholders approved the issuance of such shares to NAFH, and an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock to 300,000,000 shares from 50,000,000 shares, at a special meeting of shareholders held on December 16, 2010. In connection with the Investment, each existing Company shareholder received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of the Bank’s existing loan portfolio.

Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with the TARP were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed by the terms of the Series A Preferred Stock or certain regulatory provisions of the EESA and the ARRA that are imposed on TARP recipients.

Pursuant to the Investment Agreement, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. 1,613,165 shares of the Company’s common stock were issued in exchange for $4,113,570.75 upon completion of the Rights Offering on March 11, 2011.

See Note 21 (Subsequent Events) for more details on this transaction.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Assets held by the Company in trust are not assets of the Company and are not included in the consolidated financial statements.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairment on investment securities, deferred tax asset valuation allowances, and impairment of long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other institutions, federal funds sold and other short-term investments. Generally, federal funds are purchased and sold for one-day periods. At times, the Company places deposits with high credit quality financial institutions in amounts, which may be in excess of federally insured limits. Depository institutions are required to maintain reserve and clearing balances with the Federal Reserve Bank (“FRB”). Accordingly, the Company held funds with the FRB to cover daily reserve and clearing balance requirements totaling $5.2 million and $6.1 million as of December 31, 2010 and 2009, respectively.

Investment Securities

Investments in certain securities are classified into three categories and accounted for as follows:

•	Held to Maturity—Debt securities that the institution has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; or

•

Trading Securities—Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; or

•

Available for Sale—Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses reported as other comprehensive income, a separate component of shareholders’ equity.

The initial classification of securities is determined at the date of purchase. Gains and losses on sales of investment securities, computed based on specific identification of the adjusted cost of each security, are included in noninterest income at the time of the sales. Premiums and discounts on debt securities are recognized in interest income using the level interest yield method over the period to maturity, or when the debt securities are called.

At each reporting date, the Company evaluates each held to maturity and available for sale investment security in a loss position for other-than-temporary impairment. The review includes an analysis of the facts and

Capital Bank Corporation

Notes to Consolidated Financial Statements

circumstances of each individual investment such as (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.

Regardless of these factors, if the Company has developed a plan to sell the security or it is likely that the Company will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings, and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.

Other investments primarily include Federal Home Loan Bank of Atlanta (“FHLB”) stock, which does not have a readily determinable fair value because its ownership is restricted and lacks a market for trading. This investment is carried at cost and is periodically evaluated for impairment.

Mortgage Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans are stated at the amount of unpaid principal, net of any unearned income, charge-offs, net deferred loan origination fees and costs, and unamortized premiums or discounts. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Deferred loan fees and costs are amortized to interest income over the contractual life of the loan using the level interest yield method.

For disclosures regarding the credit quality of loans and the allowance for loan losses, the loan portfolio is disaggregated into segments and then further disaggregated into classes. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. A class is generally determined based on the initial measurement attribute (i.e. amortized cost or purchased credit impaired), risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial loan portfolio segments include commercial real estate (“CRE”), commercial and industrial (“C&I”), and other loans, which includes agricultural and municipal loans. Classes within CRE include CRE—construction and land development, CRE—non-owner occupied, and CRE—owner occupied. Consumer loan portfolio segments include consumer real estate and other consumer loans. Classes within consumer real estate include residential mortgage and home equity lines of credit.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Nonperforming Assets and Impaired Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. Loans are generally classified as nonaccrual if they are past due for a period of more than 90 days, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate. Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged to noninterest expense. Routine maintenance and other holding costs are included in noninterest expense.

A loan is classified as a troubled debt restructuring (“TDR”) by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company only restructures loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest, and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute upon their plans. The Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest.

Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases. In situations where a TDR is unsuccessful and the borrower is unable to follow through with terms of the restructured agreement, the loan is placed on nonaccrual status and continues to be written down to the underlying collateral value.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The Company closely monitors these loans and ceases accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If a loan is restructured a second time, after previously being classified as a TDR, that loan is automatically placed on nonaccrual status. The Company’s policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses represents management’s best estimate of probable credit losses that are inherent in the loan portfolio at the balance sheet date and is determined by management through at least quarterly evaluations of the loan portfolio.

The allowance calculation consists of reserves on loans individually evaluated for impairment and reserves on loans collectively evaluated for impairment. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Reserves, or charge-offs, on individually impaired loans that are collateral dependent are based on the fair value of the underlying collateral while reserves, or charge-offs, on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. Management evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are individually impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc.

Reserves on loans collectively evaluated for impairment are determined by applying loss rates to pools of loans that are grouped according to loan collateral type and credit risk. Loss rates are based on the Company’s historical loss experience in each pool and management’s consideration of the following environmental factors:

•	Levels of and trends in delinquencies, impaired loans and classified assets;

•	Levels of and trends in charge-offs and recoveries;

•	Trends in nature, volume and terms of loans;

•	Existence of and changes in portfolio concentrations by product type and geographical location;

•	Changes in national, regional and local economic conditions;

•	Changes in the experience, ability and depth of lending management;

•	Changes in the quality of the loan review system; and

•	The effect of other external factors such as legal and regulatory requirements.

The evaluation of the allowance for loan losses is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically

Capital Bank Corporation

Notes to Consolidated Financial Statements

review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the allowance for loan losses are necessary.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain key employees and directors. These policies are recorded in other assets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method based on estimated service lives of assets. Useful lives range from 3 to 10 years for furniture and equipment, and 10 to 40 years for buildings. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and related accumulated depreciation and/or amortization are relieved, and any gains or losses are reflected in earnings.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Assets to be disposed of are transferred to other real estate owned and are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Goodwill has an indefinite useful life and is evaluated for impairment annually, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis is a two-step test. The first, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess.

Other intangible assets include premiums paid for acquisitions of core deposits and other identifiable intangible assets. Intangible assets other than goodwill, which are determined to have finite lives, are amortized based upon the estimated economic benefits received.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Income Taxes

Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

A valuation allowance is recorded for deferred tax assets if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

Derivative Instruments

The Company uses derivative instruments to manage and mitigate interest rate risk, to facilitate asset and liability management strategies, and to manage other risk exposures. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate.

Derivatives are recorded on the consolidated balance sheet at fair value. For fair value hedges, the change in the fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Any difference in these two changes in fair value results in hedge ineffectiveness that results in a net impact to earnings. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other noninterest income or expense.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risk. Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that the Company will incur a loss because a counterparty fails to meet its contractual obligations. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, and other contract provisions.

Advertising Costs

The Company expenses advertising costs as they are incurred and advertising communications costs the first time the advertising takes place. The Company may establish accruals for committed advertising costs as incurred.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees in addition to stock issued through a deferred compensation plan for non-employee directors. Compensation cost is

Capital Bank Corporation

Notes to Consolidated Financial Statements

measured as the fair value of these awards on their date of grant. A Black-Scholes option pricing model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock options awards and as the restriction period for restricted stock awards.

Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which if changed can materially affect fair value estimates. The expected life of options used in the option pricing model is the period the options are expected to remain outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life of the option, the expected dividend yield is based on the Company’s historical annual dividend payout, and the risk-free rate is based on the implied yield available on U.S. Treasury issues.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the fair value hierarchy which gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the management’s assumptions (unobservable inputs). For assets and liabilities recorded at fair value, the Company’s policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available-for-sale investment securities and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls to a lower level in the hierarchy. These levels are described as follows:

•	Level 1—Valuations for assets and liabilities traded in active exchange markets.

•

Level 2—Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets.

•

Level 3—Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The determination of where an asset or liability falls in the fair value hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures at each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects changes in classifications between levels will be rare.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Earnings (Loss) per Common Share

Basic earnings (loss) per common share (“EPS”) excludes dilution and is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS. The calculation of basic and diluted EPS for the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
(Dollars in thousands except per share data)
Net loss attributable to common shareholders	$(63,821)	$(9,168)	$(55,808)

Shares used in the computation of earnings per share:
Weighted average number of shares outstanding—basic	12,810,905	11,470,314	11,302,769
Incremental shares from assumed exercise of stock options	–	–	–

Weighted average number of shares outstanding—diluted	12,810,905	11,470,314	11,302,769

Net loss per common share—basic	$(4.98)	$(0.80)	$(4.94)

Net loss per common share—diluted	$(4.98)	$(0.80)	$(4.94)

For the years ended December 31, 2010, 2009 and 2008, outstanding options to purchase 297,880, 366,583 and 238,672 shares, respectively, of common stock were excluded from the diluted calculation because the option price exceeded the average fair market value of the associated shares of common stock. For the year ended December 31, 2008, outstanding options to purchase 139,411 shares of common stock were excluded from the diluted calculation because the dilutive effect of those options would have reduced net loss per common share in that year.

For the years ended December 31, 2010, 2009 and 2008, outstanding warrants issued to the U.S. Treasury to purchase 749,619 shares of common stock were excluded from the diluted calculation because the warrant exercise price exceeded the average fair market value of the associated shares of common stock.

Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are comprised of unrealized gains and losses on certain investments in debt securities, and in prior years, derivatives that qualified as cash flow hedges to the extent that the hedge was effective. The Company’s other comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008 was as follows:

	2010	2009	2008
(Dollars in thousands)
Unrealized gains (losses) on securities—available for sale	$(8,560)	$8,220	$(22)
Unrealized gain (loss) on cash flow hedge	–	(3,151)	1,202
Prior service cost recognized on SERP, net of amortization	8	(46)	–
Income tax effect	3,300	(1,954)	(455)

Other comprehensive income (loss)	$(5,252)	$3,069	$725

Capital Bank Corporation

Notes to Consolidated Financial Statements

Segment Information

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that it has one significant operating segment, which is the providing of general commercial banking and financial services to individuals and businesses primarily located in North Carolina. The Company’s various products and services are those generally offered by community banks, and the allocation of its resources is based on the overall performance of the institution versus individual regions, branches or products and services.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current year’s presentation. These reclassifications impacted certain noninterest income and noninterest expense items and had no effect on total assets, net income, or shareholders’ equity previously reported. The noninterest income and noninterest expense reclassifications were made in an effort to more clearly disclose certain elements in the Consolidated Statements of Operations.

Current Accounting Developments

In January 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2011-1, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 for public entities. The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Management does not believe that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

Capital Bank Corporation

Notes to Consolidated Financial Statements

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 320, Receivables. The amendments in this update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

2. Investment Securities

Investment securities as of December 31, 2010 and 2009 are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
(Dollars in thousands)
December 31, 2010
Available for sale:
U.S. agency obligations	$19,003	$18	$87	$18,934
Municipal bonds	22,455	75	1,521	21,009
Mortgage-backed securities issued by GSEs	165,540	78	195	165,423
Non-agency mortgage-backed securities	6,790	39	242	6,587
Other securities	3,252	–	214	3,038

	217,040	210	2,259	214,991

Other investments	8,301	–	–	8,301

Total at December 31, 2010	$225,341	$210	$2,259	$223,292

December 31, 2009
Available for sale:
U.S. agency obligations	$1,000	$29	$–	$1,029
Municipal bonds	72,556	1,006	668	72,894
Mortgage-backed securities issued by GSEs	144,762	6,896	–	151,658
Non-agency mortgage-backed securities	8,345	19	567	7,797
Other securities	2,252	–	204	2,048

	228,915	7,950	1,439	235,426

Held to maturity:
Municipal bonds	$300	$7	$–	$307
Mortgage-backed securities issued by GSEs	1,576	84	–	1,660
Non-agency mortgage-backed securities	1,800	–	145	1,655

	3,676	91	145	3,622

Other investments	6,390	–	–	6,390

Total at December 31, 2009	$238,981	$8,041	$1,584	$245,438

Capital Bank Corporation

Notes to Consolidated Financial Statements

Credit related other than temporary impairments (“OTTI”) are recognized in net income (loss) and non-credit related impairments are recognized in other comprehensive income (loss) during the period the impairment is identified. Gross realized gains and losses and OTTI recognized in net income and other comprehensive income are reflected in the following table:

	Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Gross realized gains	$5,863	$493	$323
Gross realized losses	(8)	(320)	(74)

Net realized gains	5,855	173	249

OTTI recognized on non-agency mortgage-backed securities:
Total OTTI on non-agency mortgage-backed securities	–	(381)	–
Non-credit portion recognized in other comprehensive income	–	381	–

Credit related OTTI on non-agency mortgage-backed securities recognized in income
OTTI recognized on corporate bonds (in other securities):
Total OTTI on corporate bonds	–	(701)	–
Non-credit portion recognized in other comprehensive income	–	202	–

Credit related OTTI on corporate bonds recognized in income	–	(498)	–

Total OTTI recognized in income	–	(498)	–

Securities gains (losses), net	$5,855	$(325)	$249

On at least a quarterly basis, the Company completes an OTTI assessment of its investment portfolio. The Company considers many factors, including the severity and duration of the impairment and recent events specific to the issuer or industry, including any changes in credit ratings.

In the year ended December 31, 2009, losses on 3 securities were determined to represent OTTI. The first of these investments was a private label mortgage security with a book value and unrealized loss of $699,000 and ($212,000), respectively, as of December 31, 2010 compared with a book value and unrealized loss of $810,000 and ($381,000), respectively, as of December 31, 2009. This impairment determination was based on the extent and duration of the unrealized loss as well as credit rating downgrades from rating agencies to below investment grade. Based on its analysis of expected cash flows, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. The second of these investments was subordinated debt of a community bank with a book value and unrealized loss of $1.0 million and ($202,000), respectively, as of both December 31, 2010 and 2009. This impairment determination was based on the extent of the unrealized loss as well as recent adverse economic and market conditions for community banks in general. Based on its review of capital, liquidity and earnings of this institution, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. Unrealized losses from these two investments were related to factors other than credit and were recorded to other comprehensive income. The third of these investments was an investment in trust preferred securities of a community bank with a par value of $1.0 million. This investment was determined to be credit impaired and was written down to estimated fair value with a $498,000 charge to income in the year ended December 31, 2009.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position for which OTTI has not been recognized in income, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2010 and 2009:

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
December 31, 2010
Available for sale:
U.S. agency obligations	$8,916	$87	$–	$–	$8,916	$87
Municipal bonds	14,886	1,134	2,453	387	17,339	1,521
Mortgage-backed securities issued by GSEs	14,473	195	–	–	14,473	195
Non-agency mortgage-backed securities	–	–	4,183	242	4,183	242
Other securities	–	–	2,536	214	2,536	214

Total at December 31, 2010	$38,275	$1,416	$9,172	$843	$47,447	$2,259

December 31, 2009
Available for sale:
Municipal bonds	$21,194	$448	$2,382	$220	$23,576	$668
Non-agency mortgage-backed securities	3,711	93	2,791	474	6,502	567
Other securities	–	–	1,546	204	1,546	204

	24,905	541	6,719	898	31,624	1,439

Held to maturity:
Non-agency mortgage-backed securities	–	–	1,655	145	1,655	145
Total at December 31, 2009	$24,905	$541	$8,374	$1,043	$33,279	$1,584

As of December 31, 2010, unrealized losses on the Company’s investments in non-agency mortgage-backed securities, or private label mortgage securities, are related to 4 different securities. These losses are due to a combination of changes in credit spreads and other market factors. These mortgage securities are not issued or guaranteed by an agency of the federal government but are instead issued by private financial institutions and therefore carry an element of credit risk. Management closely monitors the performance of these securities and the underlying mortgages, which includes a detailed review of credit ratings, prepayment speeds, delinquency rates, default rates, current loan-to-values, geography of collateral, remaining terms, interest rates, loan types, etc. The Company has engaged a third party expert to provide a quarterly “stress test” of each private label mortgage security through a model using assumptions to simulate certain credit events and recessionary conditions and their impact on the performance and expected cash flows of each mortgage security.

Unrealized losses on the Company’s investments in municipal bonds are related to 30 different securities. These losses are primarily related to concerns in the marketplace regarding credit quality of certain municipalities in light of the recent economic recession and high unemployment rates as well as expectations of future market interest rates. Management monitors the underlying credit of these bonds by reviewing the financial strength of the issuers and the sources of taxes and other revenues available to service the debt. Unrealized losses on other securities relate to an investment in subordinated debt of one corporate financial

Capital Bank Corporation

Notes to Consolidated Financial Statements

institution. Management monitors the financial strength of this institution by reviewing its quarterly financial reports and considers its capital, liquidity and earnings in this review.

The securities in an unrealized loss position as of December 31, 2010 not previously determined to have OTTI continue to perform and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider unrealized losses on such securities to represent OTTI as of December 31, 2010.

Other investment securities primarily include an investment in Federal Home Loan Bank (“FHLB”) stock, which has no readily determinable market value and is recorded at cost. As of December 31, 2010 and 2009, the Company’s investment in FHLB stock totaled $7.7 million and $6.0 million, respectively. Based on its quarterly evaluation, management has concluded that the Company’s investment in FHLB stock was not impaired as of December 31, 2010 and that ultimate recoverability of the par value of this investment is probable. During 2009, the Company recorded an investment loss of $320,000 related to an equity investment in Silverton Bank, a correspondent financial institution that was closed by its regulators in 2009. The loss represented the full amount of the Company’s investment in Silverton Bank and was recorded as a reduction to noninterest income.

The amortized cost and estimated market values of available-for-sale debt securities as of December 31, 2010 by final contractual maturities are summarized in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
(Dollars in thousands)
Debt securities:
Due within one year	$300	$301
Due after one year through five years	17,882	17,904
Due after five years through ten years	49,567	49,401
Due after ten years	147,541	145,647

Total debt securities	215,290	213,253
Equity securities	1,750	1,738

Total investment securities	$217,040	$214,991

As of December 31, 2010 and 2009, investment securities with book values totaling $68.2 million and $149.7 million, respectively, were pledged to secure public deposits, repurchase agreements, FHLB advances and other borrowings.

Capital Bank Corporation

Notes to Consolidated Financial Statements

3. Loans

The composition of the loan portfolio by loan class as of December 31, 2010 and 2009 was as follows:

	2010	2009
(Dollars in thousands)
Commercial real estate:
Construction and land development	$350,587	$452,120
Commercial real estate—non-owner occupied	283,943	245,674

Total commercial real estate—non-owner occupied	634,530	697,794

Consumer real estate:
Residential mortgage	173,777	165,374
Home equity lines	89,178	97,129

Total consumer real estate	262,955	262,503

Commercial real estate—owner occupied	170,470	194,359
Commercial and industrial	145,435	183,733
Consumer	6,163	9,692
Other loans	33,742	41,851

	1,253,295	1,389,932
Deferred loan fees and origination costs, net	1,184	370

	$1,254,479	$1,390,302

Loans pledged as collateral for certain borrowings totaled $341.5 million and $279.6 million as of December 31, 2010 and 2009, respectively.

4. Allowance for Loan Losses and Credit Quality

The following is a summary of activity in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
(Dollars in thousands)
Balance at beginning of year	$26,081	$14,795	$13,571
Loans charged off	(49,420)	(12,197)	(4,568)
Recoveries of loans previously charged off	855	419	1,071

Net charge-offs	(48,565)	(11,778)	(3,497)
Acquired in business combination	–	–	845
Provision for loan losses	58,545	23,064	3,876

Balance at end of year	$36,061	$26,081	$14,795

Capital Bank Corporation

Notes to Consolidated Financial Statements

The allowance for credit losses includes the allowance for loan losses and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheets. As of December 31, 2010 and 2009, the reserve for unfunded lending commitments totaled $623,000 and $351,000, respectively. The following is an analysis of activity in the allowance for loan losses by portfolio segment in addition to the disaggregation of the allowance and outstanding loan balances by impairment method as of and for the year ended December 31, 2010:

	CRE – Non- Owner Occupied	Consumer Real Estate	CRE – Owner Occupied	Commercial and Industrial	Consumer	Other	Total
(Dollars in thousands)
Allowance for loan losses:
Beginning balance	$14,987	$2,383	$2,650	$5,536	$326	$199	$26,081
Charge-offs	(33,803)	(3,923)	(4,417)	(6,639)	(429)	(209)	(49,420)
Recoveries	616	54	48	115	22	–	855
Provision	39,195	6,218	5,114	7,420	435	163	58,545

Ending balance—total	$20,995	$4,732	$3,395	$6,432	$354	$153	$36,061

Ending balance—individually evaluated for impairment	$212	$87	$139	$89	$2	$–	$529

Ending balance—collectively evaluated for impairment	$20,783	$4,645	$3,256	$6,343	$352	$153	$35,532

Loans:
Ending balance—total	$634,530	$262,955	$170,470	$145,435	$6,163	$33,742	$1,253,295

Ending balance—individually evaluated for impairment	$57,227	$3,879	$8,613	$6,013	$6	$781	$76,519

Ending balance—collectively evaluated for impairment	$577,303	$259,076	$161,857	$139,422	$6,157	$32,961	$1,176,776

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an analysis presenting impaired loan information by loan class as of December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
(Dollars in thousands)
Impaired loans for which the full loss has been charged-off:
Commercial real estate:
Construction and land development	$53,675	$65,918	$–
Commercial real estate—non-owner occupied	2,678	3,772	–
Consumer real estate:
Residential mortgage	3,222	4,436	–
Home equity lines	236	332	–
Commercial real estate—owner occupied	8,083	10,475	–
Commercial and industrial	5,466	6,128	–
Other loans	781	990	–

Total with no related allowance	74,141	92,051	–

Impaired loans with an allowance recorded:
Commercial real estate:
Construction and land development	874	874	212
Consumer real estate:
Residential mortgage	380	380	79
Home equity lines	41	41	8
Commercial real estate—owner occupied	530	530	139
Commercial and industrial	547	565	89
Consumer	6	6	2

Total with an allowance	2,378	2,396	529

Total impaired loans:
Commercial	72,634	89,252	440
Consumer	3,885	5,195	89

Total impaired loans	$76,519	$94,447	$529

Capital Bank Corporation

Notes to Consolidated Financial Statements

All TDRs are classified as individually impaired. The following table summarizes the Company’s recorded investment in TDRs as of December 31, 2010 and 2009:

	2010	2009
(Dollars in thousands)
Nonperforming TDRs:
Commercial real estate	$10,775	$13,926
Consumer real estate	808	1,031
Commercial owner occupied	2,271	1,127
Commercial and industrial	106	–

Total nonperforming TDRs	13,960	16,084

Performing TDRs:
Commercial real estate	3,856	27,532
Consumer real estate	121	598
Commercial owner occupied	421	4,633
Commercial and industrial	65	1,288
Consumer	–	126

Total performing TDRs	4,463	34,177

Total TDRs	$18,423	$50,261

As of December 31, 2010, there was no allowance for loan losses allocated to TDRs as all of these loans were charged down to estimated fair value. As of December 31, 2009, the allowance for loan losses allocated to nonperforming and performing TDRs totaled $0.7 million and $3.5 million, respectively.

To monitor and quantify credit risk in the loan portfolio, the Company uses a two-dimensional risk rating system. The first digit represents the credit quality of the borrower and is used to calculate the probability of default used in the “pooled” reserve calculation on loans evaluated collectively for impairment, while the second digit represents the loan collateral type and is used to calculate the loss given default also used in the “pooled” reserve calculation. The first digit ranges from 1 to 9, where a higher rating represents higher credit risk, and is selected on the financial strength and overall resources of the borrower, and the second digit is chosen by the type of primary collateral securing the loan. Based on these two components, the Company determines the risk profile for every commercial loan and non-pass rated consumer loans in the portfolio. The nine risk rating categories (first digit) can generally be described by the following groupings:

•

Pass (risk rating 1–6)—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•

Special Mention (risk rating 7)—Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or the institution’s credit position at some future date. They contain unfavorable characteristics and are generally undesirable. Loans in this category are currently protected by current sound net worth and paying capacity of the obligor or of the collateral pledged, if any, but are potentially weak and constitute an undue and unwarranted credit risk, but not to the point of a Substandard classification. A Special Mention loan has potential weaknesses, which if not checked or corrected, weaken the asset or inadequately protect the Bank’s position at some future date.

Capital Bank Corporation

Notes to Consolidated Financial Statements

•

Substandard (risk rating 8)—Loans in this category are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard. A substandard loan normally has one or more well-defined weaknesses that could jeopardize repayment of the debt. The likely need to liquidate assets to correct the problem, rather than repayment from successful operations is the key distinction between Special Mention and Substandard.

•

Doubtful (risk rating 9)—For loans in this category, the borrower’s ability to continue repayment is highly unlikely. Full collection based on currently known facts, conditions, and values is highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and specific reasonable pending factors, which work to the bank’s advantage and strengthen the asset in the near term, its classification as loss is deferred until its more exact status may be determined. Loans in this category are immediately placed on nonaccrual with all payments applied to principal until such time as the potential loss exposure is eliminated.

The following is an analysis of the Company’s commercial credit risk profile based on internally assigned risk ratings as of December 31, 2010:

	CRE – Construction and Land Development	CRE – Non-Owner Occupied	CRE – Owner Occupied	Commercial and Industrial	Other	Total
(Dollars in thousands)
Risk rating:
Pass	$250,557	$266,523	$154,156	$101,674	$32,961	$805,871
Special mention	20,178	12,505	2,287	20,488	–	55,458
Substandard	79,852	4,610	13,967	23,266	781	122,476
Doubtful	–	305	60	7	–	372

Total	$350,587	$283,943	$170,470	$145,435	$33,742	$984,177

The following is an analysis of the Company’s consumer credit risk profile based on the internally assigned risk rating as of December 31, 2010:

	Consumer Real Estate – Residential Mortgage	Consumer Real Estate – Home Equity	Other Consumer	Total
(Dollars in thousands)
Risk rating:
Pass	$162,002	$85,000	$5,803	$252,805
Special mention	5,518	1,972	188	7,678
Substandard	6,138	2,110	172	8,420
Doubtful	119	96	–	215

Total	$173,777	$89,178	$6,163	$269,118

Capital Bank Corporation

Notes to Consolidated Financial Statements

The following is an aging analysis of the Company’s portfolio by loan class as of December 31, 2010:

	30–59 Days Past Due and Still Accruing	60–89 Days Past Due and Still Accruing	Greater than 90 Days and Still Accruing	Total Past Due and Still Accruing	Nonaccrual Loans	Current Loans	Total Loans
(Dollars in thousands)
Commercial real estate:
Construction and land development	$6,166	$204	$–	$6,370	$50,693	$293,524	$350,587
Commercial real estate—non-owner occupied	509	–	–	509	2,678	280,756	283,943
Consumer real estate:
Residential mortgage	2,213	329	–	2,542	3,481	167,754	173,777
Home equity lines	498	109	–	607	277	88,294	89,178
Commercial real estate—owner occupied	3,165	–	–	3,165	8,198	159,107	170,470
Commercial and industrial	175	146	–	321	5,830	139,284	145,435
Consumer	4	4	–	8	6	6,149	6,163

Other loans	–	–	–	–	781	32,961	33,742

Total	$12,730	$792	$–	$13,522	$71,944	$1,167,829	$1,253,295

For the years ended December 31, 2010, 2009 and 2008, no interest income was recognized on loans while in nonaccrual status, including cash received for interest on these loans. Cumulative interest payments collected on nonaccrual loans and applied as a reduction to the principal balance of the respective loans totaled $837,000 and $366,000 as of December 31, 2010 and 2009, respectively.

5. Premises and Equipment

Premises and equipment as of December 31, 2010 and 2009 were as follows:

	2010	2009
(Dollars in thousands)
Land	$6,795	$6,210
Buildings and leasehold improvements	17,927	16,072
Furniture and equipment	19,163	21,300
Automobiles	265	179
Construction in progress	411	1,308

	44,561	45,069
Less accumulated depreciation and amortization	(19,527)	(21,313)

	$25,034	$23,756

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $2.6 million, $2.9 million, and $2.6 million, respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

6. Goodwill and Other Intangible Assets

The changes in carrying amounts of goodwill and other intangible assets (core deposit intangibles) for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Goodwill	Core Deposit Intangible
		Gross	Accumulated Amortization	Net
(Dollars in thousands)
Balance at January 1, 2008	$59,776	$7,089	$(3,520)	$3,569
Amortization expense	–	–	(1,037)	(1,037)
Branch acquisition in December 2008	5,415	1,325	–	1,325
Goodwill impairment charge	(65,191)	–	–	–

Balance at December 31, 2008	–	8,414	(4,557)	3,857
Amortization expense	–	–	(1,146)	(1,146)

Balance at December 31, 2009	–	8,414	(5,703)	2,711
Amortization expense	–	–	(937)	(937)

Balance at December 31, 2010	$–	$8,414	$(6,640)	$1,774

Core deposit intangibles are amortized over periods of up to ten years using an accelerated method approximating the period of economic benefits received. Estimated amortization expense for the next five years is as follows: 2011–$737,000; 2012–$527,000; 2013–$294,000; 2014–$109,000; 2015–$72,000; and thereafter–$35,000.

Goodwill is reviewed for potential impairment at least annually at the reporting unit level. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company’s annual goodwill impairment evaluation in 2008 resulted in a goodwill impairment charge of $65.2 million, which was recorded to noninterest expense for the year ended December 31, 2008. This impairment charge, representing the full amount of goodwill on the Consolidated Balance Sheet, was primarily due to a significant decline in the market value of the Company’s common stock during 2008 to below tangible book value for an extended period of time.

Core deposit intangibles are evaluated for impairment if events and circumstances indicate a potential for impairment. Such an evaluation of other intangible assets is based on undiscounted cash flow projections. No impairment charges were recorded for other intangible assets in the years ended December 31, 2010, 2009 and 2008.

7. Deposits

As of December 31, 2010, the scheduled maturities of time deposits were as follows:

	Amount	Weighted Average Rate
(Dollars in thousands)
2011	$234,572	1.06%
2012	311,121	2.02
2013	257,327	1.76
2014	11,698	2.69
2015	58,568	2.72
Thereafter	44	2.64

	$873,330	1.74%

Capital Bank Corporation

Notes to Consolidated Financial Statements

Time deposits of $100,000 or greater totaled $327.5 million and $341.4 million as of December 31, 2010 and 2009, respectively, while brokered deposits (excluding reciprocal CDARS deposits of $29.2 million and $35.0 million as of December 31, 2010 and 2009, respectively) totaled $110.5 million and $70.1 million as of December 31, 2010 and 2009, respectively. Deposit overdrafts of $71,000 and $94,000 were included in total loans as of December 31, 2010 and 2009, respectively.

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be deposit customers.

8. Borrowings

The following is an analysis of securities sold under agreements to repurchase as of December 31, 2010 and 2009:

	End of Period		Daily Average Balance		Maximum Outstanding at Any Month End
	Balance	Weighted Average Rate	Balance	Interest Rate
(Dollars in thousands)
2010
Securities sold under agreements to repurchase	$–	–%	$1,564	0.32%	$5,026
2009
Securities sold under agreements to repurchase	$6,543	0.18%	$10,919	0.22%	$14,158

Interest expense on federal funds purchased totaled $0, $2,000 and $34,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Interest expense on securities sold under agreements to repurchase totaled $5,000, $21,000 and $353,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table presents information regarding the Company’s outstanding borrowings as of December 31, 2010 and 2009:

	2010	2009
(Dollars in thousands)
FHLB advances without call options or where call options expired prior to December 31, 2010; fixed interest rates on advances outstanding as of December 31, 2010 ranging from 1.86% to 5.50%; maturity dates on those advances ranging from January 26, 2011 to January 20, 2015	$41,000	$39,000
FHLB advance with next quarterly call option on February 22, 2011; fixed interest rate of 3.63%; matures on August 21, 2017	10,000	10,000
FHLB overnight borrowings; interest rate of 0.47% as of December 31, 2010, subject to change daily	20,000	18,000
Structured repurchase agreements without call options or where call options expired prior to December 31, 2010; fixed interest rates on advances outstanding as of December 31, 2010 of 3.72% and 3.79%; agreements mature on December 18, 2017	20,000	10,000
Structured repurchase agreements with various forms of call options remaining; fixed interest rates ranging from 3.56% to 4.75%; maturity dates ranging from November 6, 2016 to March 22, 2019	30,000	40,000
Federal Reserve Bank primary credit facility; current interest rate of 0.75% as of December 31, 2010	–	50,000

	$121,000	$167,000

Capital Bank Corporation

Notes to Consolidated Financial Statements

Advances from the FHLB totaled $51.0 million and $49.0 million as of December 31, 2010 and 2009, respectively, and had a weighted average rates of 4.22% and 4.69% as of December 31, 2010 and 2009, respectively. In addition, overnight borrowings on the Company’s credit line at the FHLB totaled $20.0 million and $18.0 million as of December 31, 2010 and 2009, respectively. These fixed rate advances as well as the Company’s credit line with the FHLB were collateralized by eligible 1–4 family mortgages, home equity loans and commercial loans totaling $216.3 million and $118.0 million as of December 31, 2010 and 2009, respectively. In addition, the Company pledged certain mortgage-backed securities with a book value of $0 and $46.4 million as of December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company had $20.7 million of available borrowing capacity with the FHLB.

Outstanding structured repurchase agreements totaled $50.0 million as of December 31, 2010 and 2009. These repurchase agreements had a weighted average rate of 4.06% as of December 31, 2010 and 2009 and were collateralized by certain U.S. agency and mortgage-backed securities with a book value of $61.2 million and $57.4 million as of December 31, 2010 and 2009, respectively.

The Company maintains a credit line at the FRB discount window that is used for short-term funding needs and as an additional source of liquidity. Primary credit borrowings as well as the Company’s credit line at the discount window were collateralized by eligible commercial construction as well as commercial and industrial loans totaling $125.2 million and $161.6 million as of December 31, 2010 and 2009, respectively. As of December 31, 2010, the Company had $77.0 million of available borrowing capacity with the FRB.

As of December 31, 2010, the scheduled maturities of borrowings were as follows:

	Balance	Weighted Average Rate
(Dollars in thousands)
2011	$51,000	3.21%
2012	–	–
2013	3,000	1.86
2014	3,000	2.43
2015	4,000	2.92
Thereafter	60,000	3.99

	$121,000	3.54%

9. Subordinated Debentures

Capital Bank Statutory Trusts

The Company formed Capital Bank Statutory Trust I, Capital Bank Statutory Trust II and Capital Bank Statutory Trust III (the “Trusts”) in June 2003, December 2003 and December 2005, respectively. Each issued $10 million of its floating-rate capital securities (the “trust preferred securities”), with a liquidation amount of $1,000 per capital security, in pooled offerings of trust preferred securities. The Trusts sold their common securities to the Company for an aggregate of $900,000, resulting in total proceeds from each offering equal to $10.3 million, or $30.9 million in aggregate. The Trusts then used these proceeds to purchase $30.9 million in principal amount of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”). Following payment by the Company of a placement fee and other expenses of the offering, the Company’s net proceeds from the offerings aggregated $30.0 million.

Capital Bank Corporation

Notes to Consolidated Financial Statements

The trust preferred securities each have 30-year maturities and became redeemable after five years by the Company with certain exceptions. Prior to the redemption date, the trust preferred securities may be redeemed at the option of the Company after the occurrence of certain events, including without limitation events that would have a negative tax effect on the Company or the Trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in the Trusts being treated as an investment company. The Trusts’ ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the Debentures. The Company’s obligation under the Debentures constitutes a full and unconditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities.

The securities associated with each trust are floating rate, based on 90-day LIBOR, and adjust quarterly. Trust I securities adjust at LIBOR + 3.10%, Trust II securities adjust at LIBOR + 2.85% and Trust III securities adjust at LIBOR +1.40%.

The Debentures, which are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations of the Company, are the sole assets of the Trusts, and the Company’s payment under the Debentures is the sole source of revenue for the Trusts.

The assets and liabilities of the Trusts are not consolidated into the consolidated financial statements of the Company. Interest on the Debentures is included in the Consolidated Statements of Operations as interest expense. The Debentures are recorded in subordinated debentures on the Consolidated Balance Sheets. For regulatory purposes, the $30 million of trust preferred securities qualifies as Tier 1 capital, subject to certain limitations, or Tier 2 capital in accordance with regulatory reporting requirements. The Company recorded interest expense on the Debentures of $865,000, $1.1 million and $1.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Private Placement Offering of Investment Units

On March 18, 2010, the Company sold 849 investment units (“Units”) to certain accredited investors for gross proceeds of $8.5 million. Each Unit was priced at $10,000 and consisted of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10. As a result of the sale of the Units, the Company sold $3.4 million in aggregate principal amount of subordinated promissory notes due March 18, 2020 (the “Notes”) and 1,468,770 shares of the Company’s common stock valued at $5.1 million. The Notes are recorded in subordinated debentures on the Condensed Consolidated Balance Sheets. The Company may prepay the Notes at any time after March 18, 2015 subject to regulatory approval and compliance with applicable law. The Company’s obligation to repay the Notes is subordinate to all indebtedness owed by the Company to its current and future secured creditors and general creditors and certain other financial obligations of the Company.

The Company is obligated to pay annual interest on the Notes at 10% payable in quarterly installments. The Company recorded interest expense on the Notes of $266,000 for the year ended December 31, 2010.

Capital Bank Corporation

Notes to Consolidated Financial Statements

10. Leases

The Company has non-cancelable operating leases for its corporate office, certain branch locations and corporate aircraft that expire at various times through 2036. Certain of the leases contain escalating rent clauses, for which the Company recognizes rent expense on a straight-line basis. The Company subleases certain office space and the corporate aircraft to outside parties. Future minimum lease payments under the leases and sublease receipts for years subsequent to December 31, 2010 are as follows:

	Lease Payments	Sublease Receipts
(Dollars in thousands)
2011	$4,112	$383
2012	4,058	295
2013	3,919	242
2014	3,817	240
2015	3,623	247
Thereafter	29,747	62

	$49,276	$1,469

Rent expense under operating leases was $3.8 million, $3.3 million and $2.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

11. Related Party Transactions

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be borrowers. Total loans to such groups and activity during the year ended December 31, 2010 is summarized as follows:

2010
(Dollars in thousands)
Balance as of December 31, 2009	$103,326
Advances	14,734
Repayments	(31,090)

Balance as of December 31, 2010	$86,970

In addition, such groups had available unused lines of credit in the amount of $10.7 million as of December 31, 2010. These transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company. Certain deposits are held by related parties, and the rates and terms of these accounts are consistent with those of non-related parties. Further, the Company paid an aggregate of $2.8 million, $1.2 million and $1.1 million to companies owned by members of the board of directors or immediate family members for leased space, equipment, construction and consulting services in the years ended December 31, 2010, 2009 and 2008, respectively.

Capital Bank Corporation

Notes to Consolidated Financial Statements

12. Employee Benefit Plans

401(k) Retirement Plan

The Company maintains the Capital Bank 401(k) Retirement Plan (the “Plan”) for the benefit of its employees, which includes provisions for employee contributions, subject to limitation under the Internal Revenue Code, and discretionary matching contributions by the Company. The Plan provides that employee’s contributions are 100% vested at all times, and the Company’s matching contributions vest 20% after the second year of service, an additional 20% after the third and fourth years of service and the remaining 40% after the fifth year of service. Through May 31, 2009, the Company matched 100% of employee contributions up to 6% of an employee’s salary. Effective June 1, 2009, the Company suspended its discretionary matching contributions to the Plan. Aggregate matching contributions, which are recorded in salaries and employee benefits expense on the Consolidated Statements of Operations, for the years ended December 31, 2010, 2009 and 2008 were $0, $387,000 and $772,000, respectively.

Supplemental Retirement Plans

In May 2005, the Company established two supplemental retirement plans for the benefit of certain executive officers and certain directors of the Company. The Capital Bank Defined Benefit Supplemental Executive Retirement Plan (“Executive Plan”) covers the Company’s chief executive officer and three other members of executive management. Under the Executive Plan, the participants were to receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment. Under the Executive Plan, benefits vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually thereafter. The Capital Bank Supplemental Retirement Plan for Directors (“Director Plan”) covered certain directors and provided for a fixed annual retirement benefit to be paid for a number of years equal to the director’s total years of service, up to a maximum of ten years. As of December 31, 2010, there were four executives participating in the Executive Plan and fourteen current and former directors participating in the Director Plan.

For the years ended December 31, 2010, 2009 and 2008, the Company recognized $255,000, $236,000 and $154,000, respectively, of expense related to the Executive Plan; and $238,000, $353,000 and $315,000, respectively, of expense related to the Director Plan. The obligations associated with the two plans are included in other liabilities on the Consolidated Balance Sheets and totaled $1.0 million and $774,000 (Executive Plan) and $1.6 million and $1.5 million (Director Plan) as of December 31, 2010 and 2009, respectively. On January 28, 2011, cash benefit payments were made to participants from both the Executive Plan and Director Plan in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details on these transactions.

13. Stock-Based Compensation

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company has a stock option plan providing for the issuance of up to 1,150,000 options to purchase shares of the Company’s stock to officers and directors. As of December 31, 2010, options for 288,100 shares of common stock were outstanding and options for 604,359 shares of common stock remained available for future issuance. In addition, there were 566,071 options which were assumed under various plans from previously acquired financial institutions, of which 9,780 remain outstanding. Grants of options are made by the Board of Directors or the Compensation/Human Resources Committee of the Board. All grants must be made with an exercise price at no less than fair market value on the date of grant, must be exercised no later than 10 years from the date of grant, and may be subject to some vesting provisions.

Capital Bank Corporation

Notes to Consolidated Financial Statements

A summary of the activity during the years ending December 31, 2010, 2009 and 2008 of the Company’s stock option plans, including the weighted average exercise price (“WAEP”) is presented below:

	2010		2009		2008
	Shares	WAEP	Shares	WAEP	Shares	WAEP
Outstanding at beginning of year	366,583	$11.76	377,083	$11.71	384,075	$12.56
Granted	19,250	4.38	–	–	63,500	6.24
Exercised	–	–	–	–	(26,591)	6.62
Forfeited and expired	(87,953)	8.93	(10,500)	10.09	(43,901)	14.31

Outstanding at end of year	297,880	$12.11	366,583	$11.76	377,083	$11.71

Options exercisable at year end	226,430	$13.53	285,983	$12.33	273,783	$12.41

The following table summarizes information about the Company’s stock options as of December 31, 2010:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Number Exercisable	Intrinsic Value
$3.85 – $6.00	78,750	8.31	24,000	$–
$6.01 – $9.00	–	–	–	–
$9.01 – $12.00	74,880	1.20	73,380	–
$12.01 – $15.00	20,000	5.63	13,600	–
$15.01 – $18.00	70,000	4.16	61,200	–
$18.01 – $18.37	54,250	3.99	54,250	–

	297,880	4.58	226,430	$–

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The expected life of the options used in this calculation is the period the options are expected to be outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life; the expected dividend yield is based on the Company’s historical annual dividend payout; and the risk-free rate is based on the implied yield available on U.S. Treasury issues. The following weighted-average assumptions were used in determining fair value for options granted in the years ended December 31, 2010, 2009 and 2008, respectively:

Assumptions	2010	2009	2008
Dividend yield	–	–	6.3%
Expected volatility	33.0%	–	26.4%
Risk-free interest rate	3.1%	–	2.2%
Expected life	7 years	–	7 years

The weighted average fair value of options granted for the years ended December 31, 2010 and 2008 was $1.80 and $0.77, respectively. There were no options granted in the year ended December 31, 2009.

As of December 31, 2010, the Company had unamortized compensation expense related to stock options of $103,000, which was expected to be amortized over the remaining vesting period of the respective option grants. For the years ended December 31, 2010, 2009 and 2008, the Company recorded compensation expense of

Capital Bank Corporation

Notes to Consolidated Financial Statements

$54,000, $50,000 and $32,000, respectively, related to stock options. On January 28, 2011, vesting was accelerated on certain outstanding stock options in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees and Board members at its discretion. There have been no restricted stock grants since 2008. Nonvested shares are subject to forfeiture if employment terminates prior to the vesting dates. The Company expenses the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting. Nonvested restricted stock for the year ended December 31, 2010 is summarized in the following table:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	24,000	8.08
Granted	–	–
Vested	(11,900)	10.19
Forfeited	(400)	6.00

Nonvested at end of period	11,700	6.00

As of December 31, 2010, the Company had 11,700 shares of nonvested restricted stock grants, which represented unrecognized compensation expense of $70,000 to be recognized over the remaining vesting period of the respective grants. Total compensation expense related to these restricted stock awards for the years ended December 31, 2010, 2009 and 2008 was $106,000, $109,000 and $98,000, respectively. On January 28, 2011, vesting was accelerated on certain outstanding nonvested restricted shares in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details.

Deferred Compensation for Non-employee Directors

The Company administered the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may have elected to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director did not elect to defer all or part of his fees, then he was not considered a participant in the Deferred Compensation Plan. The amount deferred was equal to 125 percent of total director fees. Each participant was fully vested in his account balance. The Deferred Compensation Plan provided for payment of share units in shares of common stock of the Company after the participant ceased to serve as a director for any reason. For the years ended December 31, 2010, 2009 and 2008, the Company recognized compensation expense of $576,000, $543,000 and $322,000, respectively, related to the Deferred Compensation Plan.

Prior to amendment on November 20, 2008, the Deferred Compensation Plan was classified as a liability-based plan due to certain plan provisions which would have allowed plan participants to receive payments in either cash or shares of common stock. The Deferred Compensation Plan was reclassified to an equity-based plan when amended after the plan terms were modified to require all participants in the Deferred Compensation Plan to receive deferred payments in shares of common stock. Upon amendment in 2008, the liability for plan benefits was adjusted to a fair market value of $943,000 and was reclassified to equity. Benefits under this plan are now recognized as compensation expense and a corresponding increase to equity based on fair value of the deferred stock at date of grant.

Capital Bank Corporation

Notes to Consolidated Financial Statements

On January 28, 2011, all of the share units under the Deferred Compensation Plan became payable to participants in shares of common stock of the Company in connection with the controlling investment in the Company made by NAFH, which was a change in control under the Deferred Compensation Plan. See Note 21 (Subsequent Events) for more details.

14. Income Taxes

Income taxes charged to operations for the years ended December 31, 2010, 2009 and 2008 consisted of the following components:

	2010	2009	2008
(Dollars in thousands)
Current income tax expense (benefit)	$(272)	$(2,305)	$2,508
Deferred income tax expense (benefit)	15,396	(4,708)	(3,715)

Total income tax expense (benefit)	$15,124	$(7,013)	$(1,207)

A reconciliation of the difference between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% is as follows:

	Amount			Percent of Pretax Loss
(Dollars in thousands)	2010	2009	2008	2010	2009	2008
Tax benefit at statutory rate on net loss before taxes	$(15,756)	$(4,702)	$(19,342)	34.00%	34.00%	34.00%
State taxes, net of federal benefit	(1,894)	(558)	18	4.09	4.03	(0.03)
Increase (reduction) in taxes resulting from:
Valuation allowance on deferred tax asset	31,821	–	–	(68.67)	–	–
Tax exempt interest	(945)	(1,184)	(1,085)	2.04	8.56	1.91
Nontaxable BOLI income	(238)	(622)	(324)	0.51	4.50	0.57
Taxable income on BOLI surrender	1,981	–	–	(4.27)	–	–
Goodwill impairment charge	–	–	19,360	–	–	(34.03)
Other, net	155	53	166	(0.34)	(0.38)	(0.29)

	$15,124	$(7,013)	$(1,207)	(32.64)%	50.71%	2.13%

Capital Bank Corporation

Notes to Consolidated Financial Statements

Significant components of deferred tax assets and liabilities as of December 31, 2010 and 2009 were as follows:

	2010	2009
(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$14,143	$10,191
ORE valuation adjustments	666	84
Intangible assets	1,808	1,743
Net unrealized loss on investment securities	790	–
Deferred compensation	2,632	2,485
Deferred rent	335	242
Nonaccrual interest	323	141
Deferred gain on sale-leaseback	318	359
Stock offering costs	–	640
Net operating loss carryforwards	11,587	–
AMT credit carryforward	1,831	596
Other	304	412

Gross deferred tax assets before valuation allowance	34,737	16,893
Less: valuation allowance	(31,821)	–

Gross deferred tax assets after valuation allowance	2,916	16,893

Deferred tax liabilities:
Depreciation	1,202	834
FHLB stock dividends	343	343
Net unrealized gain on investment securities	–	2,510
Deferred loan origination costs	719	493
Prepaid expenses	515	328
Other	137	289
Gross deferred tax liabilities	2,916	4,797

Net deferred tax asset	$–	$12,096

As of December 31, 2010 and 2009, the Company had net deferred tax assets before valuation allowance of $31.8 million and $12.1 million, respectively. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to a cumulative three-year, pre-tax loss position, significant net operating losses in 2010, and ongoing stress on the Company’s financial performance from elevated credit losses, the Company fully reserved its deferred tax assets as of December 31, 2010. A cumulative loss position makes it more difficult for management to rely on future earnings as a reliable source of future taxable income to realize deferred tax assets. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

The Company and its subsidiaries are subject to U.S. federal income tax as well as North Carolina income tax. The Company has concluded all U.S. federal income tax matters for years through 2006.

15. Derivative Instruments

The Company enters into interest rate lock commitments with customers and commitments to sell mortgages to investors. The period of time between the issuance of a mortgage loan commitment and the closing and sale of the mortgage loan is generally less than 60 days. Interest rate lock commitments and forward loan sale commitments represent derivative instruments which are carried at fair value. These derivative instruments do not qualify for hedge accounting. The fair values of the Company’s interest rate lock commitments and

Capital Bank Corporation

Notes to Consolidated Financial Statements

forward loan sales commitments are based on current secondary market pricing and are included on the Condensed Consolidated Balance Sheets in mortgage loans held for sale and on the Condensed Consolidated Statements of Operations in mortgage origination and other loan fees.

As of December 31, 2010, the Company had $10.3 million of commitments outstanding to originate mortgage loans held for sale at fixed rates and $17.3 million of forward commitments under best efforts contracts to sell mortgages to three different investors. The fair value adjustments of the interest rate lock commitments and forward loan sales commitments were not considered material as of December 31, 2010. Thus, there was no impact to the Condensed Consolidated Statements of Operations for the year ended December 31, 2010. There were no such commitments outstanding as of December 31, 2009.

16. Commitments, Contingencies and Concentrations of Credit Risk

To meet the financial needs of its customers, the Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments are comprised of unused lines of credit, overdraft lines and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company’s exposure to off-balance-sheet credit risk as of December 31, 2010 and 2009 was as follows:

	2010	2009
(Dollars in thousands)
Commitments to extend credit	$175,318	$231,691
Standby letters of credit	10,285	9,144

Total commitments	$185,603	$240,835

Because the majority of the Company’s lending is concentrated in Alamance, Buncombe, Catawba, Chatham, Cumberland, Granville, Johnston, Lee and Wake counties in North Carolina, economic conditions in those and surrounding counties significantly impact the ability of borrowers to repay their loans. As of December 31, 2010 and 2009, $1.07 billion (85%) and $1.15 billion (83%), respectively, of the total loan portfolio was secured by real estate, including commercial owner occupied loans. The credits in the loan portfolio are diversified, and the Company does not have significant concentrations to any one credit relationship.

The Company has limited partnership investments in two related private investment funds which totaled $1.8 million as of December 31, 2010 and 2009. These investments were included in other assets on the Consolidated Balance Sheets. Remaining capital commitments for these funds totaled $1.6 million as of December 31, 2010.

Capital Bank Corporation

Notes to Consolidated Financial Statements

17. Fair Value

Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. For example, investment securities, available for sale, are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment securities, available for sale, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets, and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities and corporate entities as well as municipal bonds. Securities classified as Level 3 include corporate debt instruments that are not actively traded and where certain assumptions are used to calculate fair value.

Mortgage loans held for sale are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.

Loans are not recorded at fair value on a recurring basis. However, certain loans are determined to be impaired, and those loans are charged down to estimated fair value. The fair value of impaired loans that are collateral dependent is based on collateral value. For impaired loans that are not collateral dependent, estimated value is based on either an observable market price, if available, or the present value of expected future cash flows. Those impaired loans not requiring a charge-off represent loans for which the estimated fair value exceeds the recorded investments in such loans. When the fair value of an impaired loan is based on an observable market price or a current appraised value with no adjustments, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company classifies the impaired loan as nonrecurring Level 3.

Other real estate, which includes foreclosed assets, is adjusted to fair value upon transfer of loans and premises to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records other real estate as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company classifies other real estate as nonrecurring Level 3.

Capital Bank Corporation

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009 are summarized below:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
December 31, 2010
Investment securities—available for sale:
U.S. agency obligations	$–	$18,934	$–	$18,934
Municipal bonds	–	21,009	–	21,009

Mortgage-backed securities issued by GSEs	–	165,423	–	165,423
Non-agency mortgage-backed securities	–	6,587	–	6,587
Other securities	1,738	–	1,300	3,038

Total	$1,738	$211,953	$1,300	$214,991

December 31, 2009
Investment securities—available for sale:
U.S. agency obligations	$–	$1,029	$–	$1,029
Municipal bonds	–	72,894	–	72,894

Mortgage-backed securities issued by GSEs	–	151,658	–	151,658
Non-agency mortgage-backed securities	–	7,797	–	7,797
Other securities	748	–	1,300	2,048

Total	$748	$233,378	$1,300	$235,426

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for year ended December 31, 2010:

Level 3 Securities
(Dollars in thousands)
Balance at beginning of period	$1,300
Total unrealized losses included in:
Net income (loss)	–
Other comprehensive income (loss)	–
Purchases, sales and issuances, net	–
Transfers in and (out) of Level 3	–

Balance at end of period	$1,300

Capital Bank Corporation

Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2010 and 2009 are summarized below:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
(Dollars in thousands)
December 31, 2010
Impaired loans	$–	$61,006	$14,985	$75,990
Other real estate	–	18,334	–	18,334

December 31, 2009
Impaired loans	$–	$36,972	$34,181	$71,153
Other real estate	–	10,732	–	10,732

Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and cash equivalents are equal to the carrying value. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the loan portfolio has been estimated using the present value of expected future cash flows, discounted at a current market rate for each loan type. The amount of expected credit losses and the timing of those losses were factored into expected future cash flows as of December 31, 2010. At December 31, 2009, the credit risk component of the loan portfolio was set at the recorded allowance for loan losses balance for purposes of estimating fair value. Thus, there was no difference between the carrying amount and estimated fair value attributed to credit risk in the portfolio as of December 31, 2009. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable.

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

Capital Bank Corporation

Notes to Consolidated Financial Statements

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2010 and 2009 are as follows:

	2010		2009
(Dollars in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$66,745	$66,745	$29,513	$29,513
Investment securities	223,292	223,292	245,492	245,438
Mortgage loans held for sale	6,993	6,993	–	–
Loans	1,218,418	1,146,256	1,364,221	1,368,233
Accrued interest receivable	5,158	5,158	6,590	6,590

Financial liabilities:
Non-maturity deposits	$469,956	$469,956	$529,257	$529,257
Time deposits	873,330	885,105	848,708	861,378
Securities sold under agreements to repurchase	–	–	6,543	6,543
Borrowings	121,000	126,787	167,000	171,278
Subordinated debt	34,323	19,164	30,930	12,200
Accrued interest payable	1,363	1,363	1,824	1,824

Unrecognized financial instruments:
Commitments to extend credit	175,318	167,817	231,691	231,691
Standby letters of credit	10,285	10,285	9,144	9,144

18. Capital Purchase Program

On December 12, 2008, the Company entered into a Securities Purchase Agreement—Standard Terms (“Securities Purchase Agreement”) with the Treasury pursuant to which, among other things, the Company sold to the Treasury for an aggregate purchase price of $41.3 million, 41,279 shares of Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock (“Warrants”) of the Company.

The Series A Preferred Stock ranked senior to the Company’s common shares and paid a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. While the Series A Preferred Stock was outstanding, the Company was prohibited from paying any dividend with respect to shares of common stock or repurchasing or redeeming any shares of the Company’s common shares unless all accrued and unpaid dividends were paid on the Series A Preferred Stock for all past dividend periods. The Series A Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Series A Preferred Stock. The Series A Preferred Stock was callable at par after three years. In connection with the adoption of ARRA, subject to the approval of the Treasury and the Federal Reserve, the Company could redeem the Series A Preferred Stock at any time regardless of whether or not it had replaced such funds from any other source. The Treasury may also have transferred the Series A Preferred Stock to a third party at any time. The Series A Preferred Stock qualified as Tier 1 capital in accordance with regulatory capital requirements (See Note 19—Regulatory Matters and Restrictions).

The Warrants had a term of 10 years and were exercisable at any time, in whole or in part, at an exercise price of $8.26 per share (subject to certain anti-dilution adjustments).

The $41.3 million in proceeds was allocated to the Series A Preferred Stock and the Warrants based on their relative fair values at issuance (approximately $40.0 million was allocated to the Series A Preferred Stock and

Capital Bank Corporation

Notes to Consolidated Financial Statements

approximately $1.3 million to the Warrants). The difference between the initial value allocated to the Series A Preferred Stock of approximately $40.0 million and the liquidation value of $41.3 million was to be charged to retained earnings and accreted to preferred stock over the first five years of the contract as an adjustment to the dividend yield using the effective yield method. Thus, at the end of the five year accretion period, the preferred stock balance was to have equaled the liquidation value of $41.3 million. The amount charged to retained earnings was deducted from the numerator in calculating basic and diluted earnings per common share. During the years ended December 31, 2010, 2009 and 2008, the Company recorded accretion of the preferred stock discount of $291,000, $288,000 and $12,000, respectively.

The fair value of the Series A Preferred Stock was estimated using a discount rate of 11%, which approximated the dividend yield on the S&P U.S. Preferred Stock Index on the issuance date, and an expected life of five years. The fair value of each Warrant issued was estimated to be $1.42 on the date of issuance using the Black-Scholes option pricing model. The following assumptions were used in determining fair value for the Warrants:

Warrant Assumptions	December 12, 2008
Dividend yield	4.4%
Expected volatility	26.4%
Risk-free interest rate	2.6%
Expected life	10 years

On January 28, 2011, all outstanding shares of Series A Preferred Stock and the Warrants were repurchased and cancelled in connection with the controlling investment in the Company made by NAFH. See Note 21 (Subsequent Events) for more details on these transactions.

19. Regulatory Matters and Restrictions

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operation. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below.

On October 28, 2010, the Bank entered into an informal Memorandum of Understanding (“MOU”) with the Federal Depository Insurance Corporation and the North Carolina Commissioner of Banks. An MOU is characterized by regulatory authorities as an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or order. In accordance with the terms of the MOU, the Bank has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. In addition, the Bank must obtain regulatory approval prior to paying any dividends to the Company. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities. In addition, the Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt.

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53–87. However, state and federal regulatory authorities may limit payment of dividends by any bank for other reasons, including when it is determined that

Capital Bank Corporation

Notes to Consolidated Financial Statements

such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank. On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders.

The Company and the Bank must maintain minimum capital amounts and ratios. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009 and the minimum requirements are presented in the following table:

			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Capital Bank Corporation:
2010
Total capital (to risk-weighted assets)	$126,280	9.59%	$105,289	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	106,186	8.07	52,644	4.00	n/a	n/a
Tier I capital (to average assets)	106,186	6.45	65,858	4.00	n/a	n/a
2009
Total capital (to risk-weighted assets)	$173,261	11.41%	$121,460	8.00%	n/a	n/a
Tier I capital (to risk-weighted assets)	154,227	10.16	60,730	4.00	n/a	n/a
Tier I capital (to average assets)	154,227	8.94	69,043	4.00	n/a	n/a

			Minimum Requirements To Be:
	Actual		Adequately Capitalized		Well Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Capital Bank:
2010
Total capital (to risk-weighted assets)	$124,841	9.50%	$105,112	8.00%	$131,391	10.00%
Tier I capital (to risk-weighted assets)	104,774	7.97	52,556	4.00	78,834	6.00
Tier I capital (to average assets)	104,774	6.37	65,821	4.00	82,276	5.00

2009
Total capital (to risk-weighted assets)	$131,469	8.68%	$121,231	8.00%	$151,539	10.00%
Tier I capital (to risk-weighted assets)	112,435	7.42	60,615	4.00	90,923	6.00
Tier I capital (to average assets)	112,435	6.52	68,934	4.00	86,167	5.00

The Bank’s regulatory capital ratios as of December 31, 2009 were revised after its Call Reports were restated and amended in 2010 to reflect an adjustment to the regulatory capital treatment of the injection of proceeds from the sale of Series A Preferred Stock from the Company into the Bank in 2008.

Capital Bank Corporation

Notes to Consolidated Financial Statements

20. Parent Company Financial Information

Condensed financial information of the financial holding company of the Bank as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 is presented below:

Condensed Balance Sheets

	As of December 31,
	2010	2009
(Dollars in thousands)
Assets:
Cash	$492	$1,523
Equity investment in subsidiary	105,278	168,633
Note receivable due from subsidiary	3,393	–
Other assets	2,178	2,810

Total assets	$111,341	$172,966

Liabilities:
Subordinated debt	$34,323	$30,930
Dividends payable	258	1,166
Other liabilities	72	1,085

Total liabilities	34,653	33,181
Shareholders’ equity	76,688	139,785

Total liabilities and shareholders’ equity	$111,341	$172,966

Condensed Statements of Operations

	For the Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Dividends from wholly-owned subsidiaries	$3,548	$6,409	$2,750
Undistributed net loss of subsidiaries	(63,065)	(11,245)	(57,256)
Interest income	299	46	106
Interest expense	1,140	1,072	1,800
Other expense	88	1,974	92

Net loss before income taxes	(60,446)	(7,836)	(56,292)
Income tax expense (benefit)	1,020	(1,020)	(608)

Net loss	$(61,466)	$(6,816)	$(55,684)

Capital Bank Corporation

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	For the Years Ended December 31,
	2010	2009	2008
(Dollars in thousands)
Operating activities:
Net loss	$(61,466)	$(6,816)	$(55,684)
Equity in undistributed net loss of subsidiaries	63,065	11,245	57,256
Net change in other assets and liabilities	93	1,591	(412)

Net cash provided by operating activities	1,692	6,020	1,160

Investing activities:
Payments for equity investments in subsidiary	(5,065)		(41,279)
Payment for note receivable due from subsidiary	(3,393)	–	–

Net cash used in investing activities	(8,458)	–	(41,279)

Financing activities:
Proceeds from issuance of subordinated debt	3,393	–	–
Proceeds from issuance of preferred stock, net of issuance costs	–	–	41,160
Proceeds from issuance of common stock	5,314	700	872
Payments to repurchase common stock	–	–	(92)
Dividends paid	(2,972)	(5,527)	(3,592)

Net cash provided by (used in) financing activities	5,735	(4,827)	38,348

Net change in cash and cash equivalents	(1,031)	1,193	(1,771)
Cash and cash equivalents, beginning of year	1,523	330	2,101

Cash and cash equivalents, end of year	$492	$1,523	$330

21. Subsequent Events (Unaudited)

On January 28, 2011, the Company completed the issuance and sale to North American Financial Holdings, Inc. of 71,000,000 shares of common stock for $181,050,000 in cash. As a result of the Investment and following the completion of the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Company’s common stock. The Company’s shareholders approved the issuance of such shares to NAFH, and an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock to 300,000,000 shares from 50,000,000 shares, at a special meeting of shareholders held on December 16, 2010. In connection with the Investment, each existing Company shareholder received one CVR per share that entitles the holder to receive up to $0.75 in cash per contingent value right at the end of a five-year period based on the credit performance of the Bank’s existing loan portfolio.

Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with the TARP were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed by the terms of the Series A Preferred Stock, or certain regulatory provisions of the EESA and the ARRA that are imposed on TARP recipients.

Pursuant to the Investment Agreement, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of the Company’s common stock proportional to the number of shares of

Capital Bank Corporation

Notes to Consolidated Financial Statements

common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. 1,613,165 shares of the Company’s common stock were issued in exchange for $4,113,570.75 upon completion of the Rights Offering on March 11, 2011.

Upon closing of the investment, R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and members of the Company’s Board of Directors. In addition to the aforementioned members of NAFH management, the Company’s Board of Directors was reconstituted with a combination of two existing members (Oscar A. Keller III and Charles F. Atkins) and two additional NAFH-designated members (Peter N. Foss and William A. Hodges).

Also in connection with the closing of the Investment, the Company amended the Executive Plan to waive, with respect to unvested amounts only, any “change in control” provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the Investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding the Company’s outstanding voting securities or total voting power. On January 28, 2011, the Company received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested Company stock options in connection with the transactions contemplated by the Investment Agreement. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1.1 million. The Director Plan was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3.2 million.

In Staff Accounting Bulletin Topic No. 5.J, Push Down Basis of Accounting Required in Certain Limited Circumstances, the Securities and Exchange Commission (“SEC”) staff indicated that it believes push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. In determining whether a company has become substantially wholly owned, the SEC staff has stated that push-down accounting would be required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company has elected to use push-down accounting, and as such, will apply the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011.

Capital Bank Corporation

Notes to Consolidated Financial Statements

22. Selected Quarterly Financial Data (Unaudited)

Selected unaudited quarterly balances and results of operations as of and for the years ended December 31, 2010 and 2009 are as follows:

	Three Months Ended
	December 31	September 30	June 30	March 31
(Dollars in thousands except per share data)
2010
Total assets	$1,585,547	$1,649,699	$1,694,336	$1,739,857
Cash and cash equivalents	66,745	68,069	41,417	53,341
Investment securities	223,292	196,046	228,812	232,780
Loans	1,254,479	1,324,932	1,351,101	1,376,085
Allowance for loan losses	36,061	36,249	35,762	29,160
Deposits	1,343,286	1,359,411	1,370,777	1,380,539
Borrowings	121,000	129,000	153,000	172,000
Subordinated debt	34,323	34,323	34,323	34,323
Shareholders’ equity	76,688	116,103	125,479	138,792

Net interest income	$12,287	$13,382	$12,744	$12,550
Provision for loan losses	20,011	6,763	20,037	11,734
Noninterest income	8,004	2,500	2,514	2,531
Noninterest expense	15,129	14,210	12,380	12,590

Net loss before taxes	(14,849)	(5,091)	(17,159)	(9,243)
Income tax expense (benefit)	18,634	3,975	(3,576)	(3,909)

Net loss	(33,483)	(9,066)	(13,583)	(5,334)
Dividends and accretion on preferred stock	589	588	589	589
Net loss attributable to common shareholders	$(34,072)	$(9,654)	$(14,172)	$(5,923)

Net loss per common share—basic	$(2.59)	$(0.74)	$(1.09)	$(0.49)

Net loss per common share—diluted	$(2.59)	$(0.74)	$(1.09)	$(0.49)

Capital Bank Corporation

Notes to Consolidated Financial Statements

	Three Months Ended
	December 31	September 30	June 30	March 31
(Dollars in thousands except per share data)
2009
Total assets	$1,734,668	$1,734,950	$1,695,342	$1,665,611
Cash and cash equivalents	29,513	52,694	72,694	39,917
Investment securities	245,492	262,499	268,224	286,310
Loans	1,390,302	1,357,243	1,293,340	1,277,064
Allowance for loan losses	26,081	19,511	18,602	18,480
Deposits	1,377,965	1,385,250	1,380,842	1,340,974
Borrowings	167,000	147,000	117,000	127,000
Subordinated debt	30,930	30,930	30,930	30,930
Shareholders’ equity	139,785	149,525	143,306	142,674

Net interest income	$12,978	$13,555	$12,164	$10,181
Provision for loan losses	11,822	3,564	1,692	5,986
Noninterest income	1,830	2,507	3,724	2,106
Noninterest expense	14,683	11,098	12,465	11,564

Net loss before taxes	(11,697)	1,400	1,731	(5,263)
Income tax expense (benefit)	(4,452)	(2,143)	382	(800)

Net loss	(7,245)	3,543	1,349	(4,463)
Dividends and accretion on preferred stock	588	590	587	587

Net loss attributable to common shareholders	$(7,833)	$2,953	$762	$(5,050)

Net loss per common share—basic	$(0.68)	$0.26	$0.07	$(0.45)

Net loss per common share—diluted	$(0.68)	$0.26	$0.07	$(0.45)

Green Bankshares, Inc.

Unaudited Consolidated Financial Statements as of and for the

Nine Months Ended September 30, 2011 and 2010

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2011 (Successor) and December 31, 2010 (Predecessor)

(Unaudited)

(Amounts in thousands, except share and per share data)

	Successor Company (Unaudited) September 30, 2011	Predecessor Company December 31, 2010*
ASSETS
Cash and due from banks	$2,347	$289,358
Federal funds sold	–	4,856

Cash and cash equivalents	2,347	294,214
Investment in Capital Bank, NA	312,432	–
Securities available for sale	–	202,002
Securities held to maturity (December 31, 2010 market value of $467)	–	465
Loans held for sale	–	1,299
Loans, net of unearned interest	–	1,745,378
Allowance for loan losses	–	(66,830)
Other real estate owned and repossessed assets	–	60,095
Premises and equipment, net	–	78,794
FHLB and other stock, at cost	–	12,734
Cash surrender value of life insurance	–	31,479
Core deposit and other intangibles	–	6,751
Deferred tax asset (as of December 31, 2010 net of valuation allowance of $43,455)	–	2,177
Other assets	3,954	37,482

Total assets	$318,733	$2,406,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$–	$152,752
Interest bearing deposits	–	1,822,703
Brokered deposits	–	1,399

Total deposits	–	1,976,854

Repurchase agreements	–	19,413
FHLB advances and notes payable	–	158,653
Subordinated debentures	43,637	88,662
Deferred Tax Liability	16,073	–
Accrued interest payable and other liabilities	406	18,561

Total liabilities	60,116	2,262,143

Shareholders’ equity
Preferred stock: no par, 1,000,000 shares authorized, 0 and 72,278 shares outstanding	$–	$68,121
Common stock: $.01 and $2.00 par, 300,000,000 and 20,000,000 shares authorized, 133,174,370 and 13,188,896 shares outstanding, respectively	1,332	26,378
Common stock warrants	–	6,934
Additional paid-in capital	257,711	188,901
Accumulated Earnings (Deficit)	930	(147,436)
Accumulated other comprehensive income (loss)	(1,356)	999

Total shareholders’ equity	258,617	143,897

Total liabilities and shareholders’ equity	$318,733	$2,406,040

*	Derived from the audited consolidated balance sheet, as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

For the periods from July 1, 2011 through September 7, 2011 (Predecessor),

from September 8, 2011 through September 30, 2011 (Successor), and from January 1, 2011 through September 7, 2011 (Predecessor) and for the three and nine months ended September 30, 2010 (Predecessor).

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months
	Successor Company	Predecessor Company	Predecessor Company	Predecessor Company	Predecessor Company
	Sept 8 – Sept 30	July 1 – Sept 7	Three Months Ended September 30,	Jan 1 – Sept 7	Nine Months Ended September 30,
	2011	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$–	$16,854	$27,744	$65,258	$87,178
Taxable securities	–	1,202	1,181	4,290	3,860
Nontaxable securities	–	204	304	790	922
FHLB and other stock	–	102	136	374	408
Federal funds sold and other	–	118	90	468	283

Total interest income	–	18,480	29,455	71,180	92,651

Interest expense:
Deposits	–	2,873	6,444	12,764	22,131
Federal funds purchased and repurchase agreements	–	3	6	11	17
FHLB advances and notes payable	–	1,200	1,726	4,314	5,132
Subordinated debentures	236	346	532	1,315	1,492

Total interest expense	236	4,422	8,708	18,404	28,772

Net interest income (expense)	(236)	14,058	20,747	52,776	63,879
Provision for loan losses	–	15,513	36,823	43,742	45,461

Net interest income (expense) after provision for loan losses	(236)	(1,455)	(16,076)	9,034	18,418
Non-interest income:
Service charges on deposit accounts	–	4,137	6,651	16,346	19,283
Other charges and fees	–	348	417	1,147	1,156
Trust and investment services income	–	446	1,021	1,457	2,360
Mortgage banking income	–	72	212	271	453
Equity Method Income in Capital Bank NA	1,134	–	–	–	0
Other income	4	613	728	2,258	2,327
Securities gains (losses), net
Realized gains (losses), net	–	6,324	–	6,324	–
Other-than-temporary impairment	–	–	–	–	(553)
Less non-credit portion recognized in other comprehensive income	–	–	–	–	460
Total securities gains (losses), net	–	–	–	6,324	(93)
Total non-interest income	1,138	11,940	9,029	27,803	25,486

	Three Months
	Successor Company	Predecessor Company	Predecessor Company	Predecessor Company	Predecessor Company
	Sept 8 – Sept 30	July 1 – Sept 7	Three Months Ended September 30,	Jan 1 – Sept 7	Nine Months Ended September 30,
	2011	2011	2010	2011	2010
Non-interest expense:
Employee compensation	–	6,105	8,266	21,560	23,903
Employee benefits	–	602	816	2,458	2,609
Occupancy expense	–	1,803	1,792	5,308	5,175
Equipment expense	–	661	742	2,176	2,118
Computer hardware/software expense	–	653	916	2,508	2,626
Professional services	61	1,189	741	3,099	1,924
Advertising	–	448	657	1,533	2,061
OREO maintenance expense	–	627	712	2,976	1,711
Collection and repossession expense	–	408	508	1,727	2,329
Loss on OREO and repossessed assets	–	13,672	6,538	20,101	7,973
FDIC insurance	–	260	1,099	2,629	3,159
Core deposit and other intangible amortization	–	467	646	1,716	1,937
Other expenses	34	2,690	3,576	9,591	11,304
Total non-interest expense	95	29,585	27,009	77,382	68,829
Income (loss) before income taxes	807	(19,100)	(34,056)	(40,545)	(24,925)
Income taxes expense (benefit)	(123)	974	1,098	974	4,222
Net income (loss)	930	(20,074)	(35,154)	(41,519)	(29,147)
Preferred stock dividends and accretion of discount on warrants	–	909	1,251	3,409	3,751
Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–	11,188	$–
Net income (loss) available to common shareholders	$930	$(9,795)	$(36,405)	$(33,740)	$(32,898)

Per share of common stock:
Basic earnings (loss)	$0.01	$(.75)	$(2.78)	$(2.57)	$(2.51)

Diluted earnings (loss)	$0.01	$(.75)	$(2.78)	$(2.57)	$(2.51)

Dividends	$0.00	$0.00	$0.00	$0.00	$0.00

Weighted average shares outstanding:
Basic	133,083,705	13,145,744	13,097,611	13,125,521	13,092,579

Diluted(1)	133,174,370	13,145,744	13,097,611	13,125,521	13,092,579

(1)	Diluted weighted average shares outstanding for the period from July 1, 2011 to September 7, 2011, January 1, 2011 to September 7, 2011 and three and nine months ended September 30, 2010 excludes 119,150, 94,930, 93,791 and 93,082 unvested shares, respectively, because they are anti-dilutive.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Predecessor)

For the Period from January 1, 2011 to September 7, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

	Preferred Stock	Warrants for Common Stock	Common Stock Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Other Comprehensive Income (Loss)	Total

Predecessor Company
January 1, 2011	$68,121	$6,934	13,188,896	$26,378	$188,901	$(147,436)	$999	$143,897
Net loss	–	–	–	–	–	(41,519)	–	(41,519)
Change in unrealized gain on AFS securities	–	–	–	–	–	–	5,082	5,082
Gain on security sales	–	–	–	–	–	–	(6,324)	(6,324)

Comprehensive loss								(42,761)
Stock-based compensation	–	–	85,474	171	777	–	–	948
Amortization of preferred stock discount	925	–	–	–	–	(925)	–	–
Preferred stock dividends	–	–	–	–	–	(2,484)	–	(2,484)
September 7, 2011	$69,046	$6,934	13,274,370	$26,549	$189,678	$(192,364)	$(243)	$99,600

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Successor)

For the Period from September 8, 2011 to September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

	Common Stock Shares	Common Stock	Additional Paid in Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Total
Successor Company
September 8, 2011	133,174,370	$1,332	$257,711	$–	$–	$259,043
Net income	–	–	–	930	–	930
Change in unrealized gain on AFS securities, net of tax	–	–	–	–	(1,356)	(1,356)

Comprehensive income						(426)

September 30, 2011	133,174,370	$1,332	$257,711	$930	$(1,356)	$258,617

Ending September 7, 2011 shareholders’ equity of $99.6 million excludes the impact of transactions related to closing of the NAFH Investment, whereas beginning September 8, 2011 shareholders’ equity of $259 million includes the impact of transactions related to the NAFH Investment, primarily the issuance and sale of 119.9 million shares of its common stock to NAFH for gross consideration of $217,019 less $750 thousand of NAFH’s expenses which were reimbursed by the Company. The total consideration was comprised of $147.6 million of cash and NAFH’s contribution of the Company’s Series A Preferred Stock and related warrants which were repurchased by NAFH from the U.S. Treasury for $68.7 million. The $11.1 million difference between the book value of Series A Preferred Stock and related warrants versus the redemption cost increased Additional Paid in Capital. Also reflected in September 8, 2011 Successor Company was $5.1 million of the Company’s underwriting costs associated with the NAFH Investment.

In addition, the acquisition method of accounting requires the reclassification of retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Also impacting the mix but not the total amount of shareholders’ equity, was the reduction in the par value of the Company’s common stock from $2 to $0.01 per share.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2010 (Predecessor)

(Unaudited)

(Amounts in thousands, except share and per share data)

	Preferred Stock	Common Stock Shares		Warrants For Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
			Amount
Balance, December 31, 2009	$66,735	13,171,474	$26,343	$6,934	$188,310	$(61,742)	$189	$226,769
Preferred stock transactions:
Accretion of preferred stock discount	1,040	–	–	–	–	(1,040)	–	–
Preferred stock dividends	–	–	–	–	–	(2,710)	–	(2,710)
Common stock transactions:
Issuance of restricted common shares	–	18,826	38	–	(38)	–	–	–
Compensation expense:
Stock options	–	–	–	–	222	–	–	222
Restricted stock	–	–	–	–	255	–	–	255
Comprehensive income (loss):
Net loss	–	–	–	–	–	(29,147)	–	(29,147)
Change in unrealized gains, net of reclassification and taxes	–	–	–	–	–	–	2,435	2,435

Total comprehensive loss								(26,712)
Balance, September 30, 2010	$67,775	13,190,300	$26,381	$6,934	$188,749	$(94,639)	$2,624	$197,824

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods from January 1, 2011 through September 7, 2011 (Predecessor)

September 8, 2011 through September 30, 2011 (Successor)

and for the nine months ended September 30, 2010 (Predecessor)

(Unaudited)

(Amounts in thousands, except share and per share data)

	Successor Company Sept 8 - Sept 30 2011	Predecessor Company
		Jan 1 - Sept 7 2011	Jan 1 - Sept 30 2010
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	930	(41,519)	(29,147)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities
Provision for loan losses	–	43,742	45,461
Depreciation and amortization	–	3,597	5,389
Security amortization and accretion, net	–	232	406
Write down of investments for impairment	–	–	93
Gain on sales of securities available for sale	–	6,324	–
Net gain on sale of mortgage loans	–	(251)	(418)
Originations of mortgage loans held for sale	–	(20,563)	(32,065)
Proceeds from sales of mortgage loans	–	20,362	31,925
Increase in cash surrender value of life insurance	–	(767)	(894)
Net losses from sales of fixed assets	–	444	5
Stock-based compensation expense	–	948	477
Net loss on other real estate and repossessed assets	–	20,100	7,973
Deferred tax benefit	–	–	11,427
Net changes:
Other assets	(475)	11,996	(1,246)
Accrued interest payable and other liabilities	(2,507)	700	(4,705)

Net cash provided by (used in) operating activities	(2,052)	45,345	34,681

Cash flows from investing activities
Net change in interest-bearing deposits with banks	–	–	9,986
Purchase of securities available for sale	–	(209,790)	(113,921)
Proceeds from sales of securities available for sale	–	163,929	–
Proceeds from maturities of securities available for sale	–	64,822	101,189
Proceeds from maturities of securities held to maturity	–	465	30
Net change in loans	–	146,969	128,133
Proceeds from sale of other real estate	–	19,781	10,904
Improvements to other real estate	–	(261)	(624)
Proceeds from sale of fixed assets	–	7	–
Net Change in Cash Due to Merger of GreenBank into Capital Bank, NA	(393,434)	–	–
Investment in Capital Bank, NA	(139,834)	–	–
Premises and equipment expenditures	–	(947)	(1,295)

Net cash provided by (used in) investing activities	(533,268)	184,975	134,402

Cash flows from financing activities
Net change in deposits	–	(124,497)	(162,367)
Net change in brokered deposits	–	–	(5,185)
Net change in repurchase agreements	–	(4,026)	(1,808)
Repayments of FHLB advances and notes payable	–	(855)	(1,115)
Proceeds from North American Financial Holdings, Inc Investment	(5,058)	147,569	–
Preferred stock dividends paid	–	–	(2,711)

Net cash used in financing activities	(5,058)	18,191	(173,186)

Net change in cash and cash equivalents	(540,378)	248,511	(4,103)
Cash and cash equivalents, beginning of period	542,725	294,214	210,494

Cash and cash equivalents, end of period	$2,347	$542,725	$206,391

Supplemental disclosures—cash and noncash
Interest paid	2,331	17,815	29,560
Income taxes paid net of refunds	–	–	(148)
Loans converted to other real estate	–	51,851	39,195
Unrealized gain (loss) on available for sale securities, net of tax	(1,356)	(1,242)	2,435
Loans Originated to finance / sell other real estate	–	488	–
Preferred Dividends Declared	–	2,484	–

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Green Bankshares, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Company is a bank holding company headquartered in Greeneville, Tennessee. Prior to September 7, 2011, the Company conducted its business primarily through its wholly-owned subsidiary, GreenBank (together with its successor entities following the Merger (as defined below), the “Bank”). As described in additional detail in Note 2, on September 7, 2011 (the “Merger Date”), the Bank merged (the “Merger”) with and into Capital Bank, National Association (“Capital Bank, NA”), a subsidiary of our majority shareholder, North American Financial Holdings, (“NAFH”) in an all-stock transaction, with Capital Bank, NA as the surviving entity. The Company’s approximately 34% ownership interest in Capital Bank, NA is recorded as an equity-method investment in that entity. As of September 30, 2011, the Company’s investment in Capital Bank, NA totaled $312,432 which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity. In periods subsequent to the Merger Date, the Company will adjust this equity investment balance based on its equity in Capital Bank, NA’s net income and comprehensive income. In connection with the Merger, assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the third quarter of 2011. Accordingly, as of September 30, 2011, no investments, loans or deposits are reported on the Company’s Consolidated Balance Sheet. Subsequent to the Merger Date, the Company’s significant assets and liabilities are comprised of cash, its equity method investment in Capital Bank, NA, deferred income tax accounts and trust preferred securities. The Company’s operating results subsequent to the Merger Date include the Company’s proportionate share of equity method income from Capital Bank, NA and interest expense resulting from the outstanding trust preferred securities issued by the Company. Unless otherwise specified, this report describes Green Bankshares, Inc. and its subsidiaries including GreenBank through the Merger Date, and subsequent to that date, includes only Green Bankshares, Inc, and its equity method investment in Capital Bank, NA.

On September 7, 2011, pursuant to the NAFH Investment, GreenBank, the Company’s previously wholly-owned subsidiary, was merged with and into Capital Bank, NA., a subsidiary of NAFH, with Capital Bank, NA as the surviving entity. As a result of the Merger, the Company received shares of Capital Bank, NA equating to an approximately 34% ownership interest in Capital Bank, NA. As the Company is a majority owned subsidiary of NAFH, the Merger was a restructuring transaction between commonly-controlled entities. The difference between the amount of the Company’s initial equity method investment in Capital Bank, NA., subsequent to the Merger, and the Company’s investment in GreenBank, immediately preceding the Merger, was accounted for as an increase in additional paid in capital of $15,960. As the Company began to account for its investment in the combined entity under the equity method, the change in the balance of the Company’s equity method investment between September 7, 2011 and September 30, 2011 resulting from the Company’s proportional share of earnings of $1,134 was recorded as “Equity method income in Capital Bank, NA,” in the Company’s

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Consolidated Statement of Income for the period. At September 30, 2011, the Company’s net investment of $312,432 in Capital Bank, NA, was recorded in the Consolidated Balance Sheet as “Investment in Capital Bank, NA.”

As the period from September 8, 2011 through September 30, 2011 (the “Successor Period”) is not a normal interim financial reporting period (ie. a calendar month, quarter or year) for Capital Bank, NA, condensed income statement information for the Company’s equity method investee, Capital Bank, NA was omitted from this Form 10-Q as management believes the inclusion herein would not be meaningful. Capital Bank, NA’s financial reporting process involves significant accounting estimates which are performed and updated only monthly or quarterly and no pro-ration or other cut-off was performed as of the Merger date by Capital Bank, NA. For this reason, the Company’s equity in income from Capital Bank, NA for the Successor Period was computed by multiplying the Company’s proportional ownership interest in Capital Bank, NA by the net income of Capital Bank, NA, during the month of September. The proportional ownership of each shareholder of Capital Bank, NA was computed by dividing the weighted average shares owned by each investor by the total weighted average shares of Capital Bank, NA outstanding during the month of September. In future periods, condensed income statement information for Capital Bank, NA will be disclosed for each quarterly reporting period. Beginning in 2012, the quarterly disclosure will be supplemented with the presentation of Capital Bank, NA’s condensed income statement for the calendar year to date.

As used in this document, the terms “we,” “us,” “our,” “Green Bankshares,” and “Company” mean Green Bankshares, Inc. and its subsidiaries (unless the context indicates another meaning) and the term “Bank” means GreenBank, and, after the Merger, its successor entities.

North American Financial Holdings, Inc. Investment

On September 7, 2011, (the “Transaction Date”) the Company completed the issuance and sale to NAFH of 119.9 million shares of common stock for aggregate consideration of $217,019 (the “NAFH Investment”). The consideration was comprised of approximately $148,319 in cash and approximately $68,700 in the form of a contribution to the Company of all 72,278 outstanding shares of Series A Preferred Stock previously issued to the U.S. Treasury Department (“Treasury”) under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 7, 2011 and are no longer outstanding.

As a result of the NAFH Investment, pursuant to which NAFH acquired approximately 90% of the voting securities of the Company, the Company followed the acquisition method of accounting as required by the Business Combinations Topic of the FASB Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the accounting guidance the application of “push down” accounting was applied.

Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Application of the push down method of accounting requires that the valuation of assets, liabilities, and non-controlling interests be recorded in the acquiree’s records as well. Accordingly, the Company’s Consolidated Financial Statements and transactional records prior to the NAFH

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Investment reflect the historical accounting basis of assets and liabilities and are labeled “Predecessor Company,” while such records subsequent to the NAFH Investment are labeled “Successor Company” and reflect the push down basis of accounting for the new fair values in the Company’s financial statements. This change in accounting basis is represented in the Consolidated Financial Statements by a vertical black line which appears between the columns entitled “Predecessor Company” and “Successor Company” on the statements and in the relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the NAFH Investment are not comparable.

In addition to the new accounting basis established for assets, liabilities and noncontrolling interests, acquisition accounting also requires the reclassification of any retained earnings from periods prior to the acquisition to be recognized as common share equity and the elimination of any accumulated other comprehensive income or loss and surplus within the Company’s Shareholders’ Equity section of the Company’s Consolidated Financial Statements. Accordingly, retained earnings and accumulated other comprehensive income at September 30, 2011 represents only the results of operations subsequent to September 7, 2011, the date of the NAFH Investment.

NOTE 2—ACQUISITION

On September 7, 2011, the Company completed the issuance and sale of 119.9 million shares of its common stock to NAFH for gross consideration of $217,019 less $750 thousand of NAFH’s expenses which were reimbursed by the Company. The total consideration was comprised of $147.6 million of cash and the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) which were repurchased by NAFH and contributed to the Company at fair value of $68.7 million as a component of the NAFH investment consideration. Subsequently the Company cancelled the Series A Preferred Stock. In connection with the NAFH Investment, each Company shareholder as of September 6, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

As a result of the NAFH Investment, NAFH now owns approximately 90% of the voting securities of the Company and followed the acquisition method of accounting and applied “acquisition accounting.” Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. As part of the valuation, intangible assets were identified and a fair value was determined as required by the accounting guidance for business combinations. Accounting guidance also allows the application of “push down accounting,” whereby the adjustments of assets and liabilities to fair value and the resultant goodwill are shown in the financial statements of the acquiree.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The methodology used to obtain the fair values to apply acquisition accounting is described in Note 7 “Fair Value Disclosures” of these Consolidated Financial Statements.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

The following table summarizes the NAFH Investment and Company’s opening balance sheet as of September 8, 2011 adjusted to fair value:

Fair value of assets acquired:
Cash and cash equivalents	$542,725
Securities available for sale	176,466
Loans	1,344,184
Premises and equipment	72,261
Goodwill	19,032
Intangible assets	12,118
Deferred tax asset	53,407
Other assets	142,836

Total assets acquired	$2,363,029

Fair value of liabilities assumed:
Deposits	$1,872,050
Long-term debt and other borrowings	229,345
Other liabilities	18,551

Total liabilities assumed	$2,119,946

Net assets	243,083
Less: Non-controlling interest at fair value	26,814

$216,269

Legal costs	750

Purchase consideration	$217,019

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available to make preliminary estimates of the fair value. While the Company believes that information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from the acquisition date) that may result in changes to the estimated fair value amounts. Thus, the provisional measurements of fair value reflected are subject to change as other confirming events occur including the receipt and finalization of updated appraisals. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the acquisition date. Subsequent adjustments, if any, will be retrospectively reflected in future filings.

A summary and description of the assets, liabilities and non-controlling interests fair valued in conjunction with applying the acquisition method of accounting is as follows:

Cash and Cash Equivalents

The cash and cash equivalents, which include proceeds from the NAFH Investment, held at acquisition date approximated fair value on that date and did not require a fair value adjustment.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Investment Securities

Investment securities are reported at fair value at acquisition date. To account for the NAFH Investment, the difference between the fair value and par value became the new premium or discount for each security held by the Company. The fair value of investment securities is primarily based on values obtained from third parties pricing models which are based on recent trading activity for the same or similar securities.

The fair value of the investment securities is primarily based on values obtained from third parties that are based on recent activity for the same or similar securities. Immediately before the acquisition, the investment portfolio had an amortized cost of $174,841 and was in a net unrealized loss position of $392. The difference between the fair value and the current par value was recorded as the new premium or discount on a security by security basis.

Loans

All loans in the loan portfolio were adjusted to estimated fair value at the NAFH Investment date. Upon analyzing estimated credit losses as well as evaluating differences between contractual interest rates and market interest rates at acquisition, the Company recorded a loan fair value discount of $165,708. All acquired loans were considered to be acquired impaired loans with the exception of certain consumer revolving lines of credit. Subsequent to the NAFH Investment, acquired impaired loans will be accounted for as described in Critical Accounting Policies.

Premises and Equipment

Premises and equipment was adjusted to report these assets at their acquisition date fair values. To account for the NAFH Investment in premises and equipment, the difference between the fair value and book value was recorded by the Company for each asset. The total adjustment to premises and equipment resulted in a net write down of $4,051. The estimates of fair value of premises and equipment were primarily based on values obtained from third parties including property appraisers and other asset valuation providers whose methods, models and assumptions were reviewed and accepted by management after being deemed reasonable and consistent with industry practice.

Goodwill

Goodwill represents the excess of purchase price over the fair value of acquired net assets. This acquisition was nontaxable and, as a result, there is no tax basis in the resulting goodwill. Accordingly, none of the goodwill associated with the acquisition is deductible for tax purposes.

Core Deposit Intangible

Other than goodwill, the only other intangible asset identified as part of the valuation of the Company was the Core Deposit Intangible (“CDI”) which is amortized as noninterest expense over its estimated useful life. The estimated fair value of the CDI at the acquisition date was $11,900. This amount represents the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. The present value is calculated over the estimated life of the acquired deposit base and will be amortized on a straight line basis over an eight year period. Deposit accounts evaluated for the CDI were demand deposit accounts, money market accounts and savings accounts.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Deferred Tax Asset

As a result of the application of the acquisition method of accounting a net deferred tax asset of $53,407 was recognized at acquisition date. The net deferred tax asset is primarily related to the recognition of differences between certain tax and book bases of assets and liabilities related to the acquisition method of accounting, including fair value adjustments discussed elsewhere in this section, along with federal and state net operating losses that the Company determined to be realizable as of the acquisition date. A valuation allowance is recorded for deferred tax assets, including net operating losses, if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Other Assets

The most significant other assets which are reported at fair value in the Company’s Consolidated Financial Statements at each reporting period and that were reviewed for valuation adjustments as part of the acquisition accounting were $71,914 in repossessed assets and other owned real estate, the $32,247 cash surrender value of bank owned life insurance policies, $12,734 in FHLB investment stock and $5,529 in prepaid FDIC assessments. It was deemed not practicable to determine the fair value of FHLB due to restrictions placed on their transferability.

Various other assets held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value such as accrued interest receivable.

Deposits

Time deposits were not included in the CDI valuation. Instead, a separate valuation of term deposit liabilities was conducted due to the contractual time frame associated with these liabilities. Term deposits evaluated for acquisition accounting consisted of certificates of deposit (“CDs”). The fair value of these deposits was determined by first stratifying the deposit pool by maturity and calculating the interest rate for each maturity period. Then cash flows were projected by period and discounted to present value using current market interest rates.

The outstanding balance of CDs at acquisition date was $588,799, and the estimated fair value premium totaled $9,234. The Company will amortize these premiums into income as a reduction of interest expense on a level-yield basis over the weighted average term.

Long-term and Other Borrowings

Included in borrowings are FHLB advances and repurchase agreements. Fair values for FHLB advances were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments, current market interest rates, and prepayment penalties. Once the cash flows were determined, a market rate for comparable debt was used to discount the cash flows to the present value. The outstanding balance of FHLB advances at acquisition date was $170,398 and the estimated fair value premium totals $12,600. The Company will amortize the premium into income as reductions of interest expense on a level-yield basis over the contractual term of each debt instrument. No adjustment was made to overnight repurchase agreements of $15,388 for which carrying value approximated fair value.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Included in subordinated debt are variable rate trust preferred securities issued by the Company. Fair values for the trust preferred securities were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current market interest rates. Once the cash flows were determined, a market rate for comparable subordinated debt was used to discount the cash flows to the present value. The outstanding balance of trust preferred securities and subordinated debt at acquisition date was $88,662 and the estimated fair value discount on each totaled $45,102. The Company will accrete the discount as an increase to interest expense on a level-yield basis over the contractual term of each debt instrument.

Contingent Value Rights

In connection with the NAFH Investment, each existing shareholder as of September 6, 2011 received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBanks’s existing loan portfolio as of May 5, 2011. The Company estimated the fair value of these CVRs at $520 which was based on its estimate of credit losses on the existing loan portfolio over the five-year life of these instruments. These CVRs were recorded at fair value in other liabilities in acquisition accounting.

Non-controlling Interest

In determining the estimated fair value of the non-controlling interest, the Company utilized the closing market price of its common stock on the acquisition date of $2.02 and multiplied this stock price by the number of outstanding non-controlling shares at that date.

Transaction Expenses

As required by the NAFH Investment, the Company incurred and reimbursed third party expenses of $750 which were recorded as a reduction of proceeds received from the issuance of common shares to NAFH. The Company also incurred $5.1 million of underwriting costs associated with the NAFH Investment.

There were no indemnification assets in this transaction, nor was there any contingent consideration to be recognized except for contingent value rights. In connection with the NAFH Investment, each Company shareholder as of September 6, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s then existing loan portfolio as of May 5, 2011.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

NOTE 3—SECURITIES

Due to the Bank Merger, the Company reported no investment securities on its Consolidated Balance Sheet as of September 30, 2011 (Successor). Investment securities as of December 31, 2010 (Predecessor) are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
December 31, 2010
U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
CMO Agency	62,589	1,858	(265)	64,182
CMO Non-Agency	3,454	43	(104)	3,393
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	–	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

Held to Maturity
December 31, 2010
States and political subdivisions	$215	$1	$–	$216
Other securities	250	1	–	251

	$465	$2	$–	$467

For the Predecessor periods from July 1, 2011 to September 7, 2011, and from January 1, 2011 to September 30, 2011, there were realized gross gains of $6,324 from sales of investment securities.

There were no realized gross gains or (losses) from sales of investment securities for the three and nine month Predecessor periods ended September 30, 2010.

Securities with a carrying value of $135,692 at December 31, 2010 were pledged for public deposits, securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $7,983 at December 31, 2010, respectively.

Securities with unrealized losses at December 31, 2010 are as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2010
U. S. government agencies	$65,178	$(922)	$–	$–	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
CMO Agency	14,666	(265)	–	–	14,666	(265)
CMO Non-Agency	–	–	2,699	(104)	2,699	(104)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	–	–	1,663	(187)	1,663	(187)

Total temporarily impaired	$85,153	$(1,318)	$6,029	$(575)	$91,182	$(1,893)

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

The Predecessor Company reviewed its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). Management did not have the intent to sell any of the temporarily impaired investments and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The OTTI analysis focuses on the duration and amount a security is below book value and assesses a calculation for both a credit loss and a non-credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss is reflected in the income statement while the non-credit loss is reflected in other comprehensive income (loss).

The Predecessor Company held a single issue trust preferred security issued by a privately held bank holding company. The bank holding company deferred its interest payments beginning in the second quarter of 2009, and we have placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of September 7, 2011 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public. Our estimated fair value implies an unrealized loss of $199, related primarily to illiquidity. The Company did not recognize other-than-temporary impairment on the security for the periods from January 1 to September 7, 2011 or July 1 to September 7, 2011.

The Predecessor Company held a private label class A21 collateralized mortgage obligation that was analyzed for the period ending September 7, 2011. The security’s estimated fair value implies an unrealized loss of $74. The Company did not recognize a write-down through non-interest income representing other-than-temporary impairment on the security for the periods from January 1 to September 7, 2011 or July 1 to September 7, 2011.

The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of September 7, 2011 and September 30, 2010 (Predecessor periods). There were no credit losses on the Company’s investment securities recognized in earnings for the Predecessor periods from January 1 to September 7, 2011 or July 1 to September 7, 2011.

	Jan 1 - Sept 7 2011	Nine months ended 9/30/2010
Beginning balance of credit losses at January 1, 2011 and 2010	$1,069	$976
Other-than-temporary impairment credit losses	–	93

Ending balance of cumulative credit losses recognized in earnings	$1,069	$1,069

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

NOTE 4—LOANS

Due to the Bank Merger, the Company reported no loans on its Consolidated Balance Sheet as of September 30, 2011 (Successor). All of the disclosures in this section are related to the Predecessor Company. The composition of the loan portfolio by loan type as of December 31, 2010 (Predecessor) was as follows:

December 31, 2010
Commercial real estate	$1,080,805
Residential real estate	378,783
Commercial	222,927
Consumer	75,498
Other	1,913
Unearned income	(14,548)

Loans, net of unearned income	$1,745,378

Allowance for loan losses	$(66,830)

Activity in the allowance for loan losses was as follows:

	Jan 1 – Sept 7 2011	Jan 1 to Sept 30, 2010
Beginning balance	$66,830	$50,161
Add (deduct):
Provision for loan losses	43,742	45,461
Loans charged off	(40,814)	(47,248)
Recoveries of loans charged off	1,987	1,948

Balance, end of period	$71,745	$50,322

Activity in the allowance for loan losses and recorded investment in loans by segment:

July 1 to Sept 7, 2011 Allowance Rollforward:

Predecessor Company	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
Allowance for Loan losses:
Beginning balance, July 1, 2011	$49,472	$4,897	$5,523	$2,828	$8	$62,728
Add (deduct);
Charge-off’s	(4,763)	(647)	(1,328)	(444)	–	(7,182)
Recoveries	313	89	137	147	–	686
Provision	12,928	720	1,618	247	–	15,513

Ending balance, September 7, 2011	$57,950	$5,059	$5,950	$2,778	$8	$71,745

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

January 1 to Sept 7, 2011 Allowance Rollforward:

Predecessor Company	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
Allowance for Loan losses:
Beginning balance, January 1, 2011	$54,203	$4,431	$5,080	$3,108	$8	$66,830
Add (deduct);
Charge-off’s	(34,538)	(1,466)	(3,397)	(1,413)	–	(40,814)
Recoveries	726	142	633	486	–	1,987
Provision	37,559	1,952	3,634	597	–	43,742

Ending balance, September 7, 2011	$57,950	$5,059	$5,950	$2,778	$8	$71,745

Allowance for Loan Losses:

Predecessor Company	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
As of December 31, 2010
Allocation for loans individually evaluated for impairment	$22,939	$1,027	$722	$146	$–	$24,834
Allocation for loans collectively evaluated for impairment	31,264	3,404	4,358	2,962	8	41,996

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Impaired loans by class are presented below as of December 31, 2010 (Predecessor Company):

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66
Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	–
Other	981	1,285	34	2,419	47
Commercial:	6,149	7,510	722	6,729	171
Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	–
Auto-Subprime	525	525	79	525	–
Other:	–	–	–	–	–

Total	185,991	229,422	24,834	212,167	7,470

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

The Predecessor Company managed the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.

Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.

Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.

Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong, with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.

Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, its earnings, liquidity and capitalization are slightly below average, when compared to its peers.

Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.

Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.

Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.

Predecessor Company credit quality indicators by class are presented below as of December 31, 2010:

	Speculative 1-4 Family	Construction	Owner Occupied	Non-Owner Occupied	Other
Commercial Real Estate Credit Exposure
Prime	$–	$–	$–	$–	$–
Desirable	–	1,573	968	177	–
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	–	–	–	–	–

Total	205,976	160,530	225,759	410,916	77,624

December 31, 2010 Commercial
Commercial Credit Exposure
Prime	$1,236
Desirable	7,951
Satisfactory tier I	33,859
Satisfactory tier II	91,505
Acceptable with care	72,286
Management Watch	8,511
Substandard	7,579
Loss	–

Total	222,927

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Predecessor Company As of December 31, 2010

	HELOC	Mortgage	Mortgage—Subprime	Other
Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	–	–
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

Predecessor Company

As of December 31, 2010	Consumer— Prime	Consumer— Subprime	Consumer Auto—Subprime
Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	–	–	–
Substandard	217	39	474

Total	35,246	13,132	19,062

A substantial portion of the Predecessor Company’s commercial real estate loans was secured by real estate in markets in which the Company is located. These loans are often structured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans are structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios were originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrower’s and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Predecessor Company—Age analysis of past due loans by class are presented below for December 31, 2010:

	30-59 Days Past Due	Past 60-89 Days Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Speculative 1-4 Family	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Construction	14,541	–	26,915	41,456	119,074	160,530	–
Owner Occupied	8,114	1,633	4,137	13,884	211,875	225,759	–
Non-owner Occupied	4,014	5,961	8,814	18,789	392,127	410,916	170
Other	116	865	1,491	2,472	75,152	77,624	18
Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	–
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	–
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92
Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	–
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	73	–	–	73	1,840	1,913	–

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

Non-accrual loans by class are presented below:

December 31, 2010
Commercial real estate:
Speculative 1-4 Family	$63,298
Construction	41,789
Owner Occupied	5,511
Non-owner Occupied	18,772
Other	1,865
Residential real estate:
HELOC	1,668
Mortgage-Prime	3,350
Mortgage-Subprime	254
Other	957
Commercial	5,813
Consumer:
Prime	130
Subprime	107
Auto-Subprime	193
Other	–

Total	143,707

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Nonperforming loans were as follows:

December 31, 2010
Loans past due 90 days still on accrual	$2,112
Nonaccrual loans	143,707

Total	$145,819

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

The Predecessor Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010, the Company had $49,537 of restructured loans of which $9,597 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $843 on the restructured non-accrual loans as of December 31, 2010.

The aggregate amount of loans to executive officers and directors of the Predecessor Company and their related interests was approximately $7,848 at December 31, 2010.

NOTE 5—EARNINGS PER SHARE OF COMMON STOCK

Basic earnings (loss) per share (“EPS”) of common stock is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding during the period. Stock options, warrants and restricted common shares are regarded as potential common shares. Potential common shares are computed using the treasury stock method. For the periods from July 1, 2011 to September 7, 2011 and from January 1, 2011 to September 7, 2011, 976,659 options and warrants are excluded from the effect of dilutive securities because they are anti-dilutive, given the Predecessor’s net loss available to common shareholders; 1,017,645 options are similarly excluded from the effect of dilutive securities for the three and nine months ended September 30, 2010. For the period from September 8, 2011 through September 30, 2011, though the Successor Company generated net income available to common shareholders, 341,115 options continue to be excluded from the effect of dilutive securities because the options’ exercise prices exceed current market prices.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

The following is a reconciliation of the numerators and denominators used in the basic and diluted earnings per share computations:

	Successor Company	Predecessor Company
	Sept 8 - Sept 30 2011	July 1 - Sept 7, 2011	Three Months Ended Sept. 30, 2010
Basic Earnings (loss) Per Share
Net income (loss)	$930	$(20,074)	$(35,154)
Less: preferred stock dividends and accretion of discount on warrants	–	909	1,251
Plus: Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–

Net income (loss) available to common shareholders	$930	$(9,795)	$(36,405)

Weighted average common shares outstanding	133,083,705	13,145,744	13,097,611

Basic earnings (loss) per share available to common shareholders	0.01	(0.75)	(2.78)

Diluted Earnings (loss) Per Share
Net income (loss)	$930	$(20,074)	$(35,154)
Less: preferred stock dividends and accretion of discount on warrants	–	909	1,251
Plus: Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–

Net income (loss) available to common shareholders	$930	$(9,795)	$(36,405)

Weighted average common shares outstanding	133,083,705	13,145,744	13,097,611
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	90,665	–	–
Weighted average common and dilutive potential common shares outstanding	133,174,370	13,145,744	13,097,611

Diluted earnings (loss) per share available to common shareholders	0.01	(0.75)	(2.78)

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

	Successor Company	Predecessor Company
	Sept 8 - Sept 30 2011	Jan. 1 - Sept 7, 2011	Nine Months Ended Sept. 30, 2010
Basic Earnings (loss) Per Share
Net income (loss)	$930	$(41,519)	$(29,147)
Less: preferred stock dividends and accretion of discount on warrants	–	3,409	3,751
Plus: Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–

Net income (loss) available to common shareholders	$930	$(33,740)	$(32,898)

Weighted average common shares outstanding	133,083,705	13,125,521	13,092,579

Basic earnings (loss) per share available to common shareholders	0.01	(2.57)	(2.51)

Diluted Earnings (loss) Per Share
Net income (loss)	$930	$(41,519)	$(29,147)
Less: preferred stock dividends and accretion of discount on warrants	–	3,409	3,751
Plus: Gain on retirement of Series A preferred allocated to common shareholders	–	11,188	–

Net income (loss) available to common shareholders	$930	$(33,740)	$(32,898)

Weighted average common shares outstanding	133,083,705	13,125,521	13,092,579
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	90,665	–	–

Weighted average common and dilutive potential common shares outstanding	133,174,370	13,125,521	13,092,579

Diluted earnings (loss) per share available to common shareholders	0.01	(2.57)	(2.51)

NOTE 6—SEGMENT INFORMATION

The Successor’s Company has a single operating segment, its 34% ownership of Capital Bank, NA, which is accounted for using the equity method. Thus, segment information is not relevant for the Successor Company. Given the NAFH Investment and Bank Merger, and as segment information has been previously reported through June 30, 2011, management determined that segment information for the July 1, 2011 through September 7, 2011 Predecessor period would not be meaningful.

The Predecessor Company’s operating segments include banking, mortgage banking, consumer finance, automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, investments and deposits provide the revenues in the banking operation; loans and fees provide the revenues in consumer finance and mortgage banking and insurance commissions provide revenues for the title insurance company. Consumer finance, automobile lending and title insurance do

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

not meet the quantitative threshold on an individual basis, and are therefore shown below in “Other Segments”. Mortgage banking operations are included in “Bank”. All operations are domestic.

Predecessor Company segment performance is evaluated using net interest income and non-interest income. Income taxes are allocated based on income before income taxes, and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

Predecessor	Bank	Other Segments	Holding Company	Eliminations	Totals
Three months ended Sept. 30, 2010
Net interest income (expense)	$19,171	$2,107	$(531)	$–	$20,747
Provision for loan losses	36,449	374	–	–	36,823
Noninterest income	8,793	448	15	(227)	9,029
Noninterest expense	25,199	1,167	870	(227)	27,009
Income tax expense (benefit)	926	397	(225)	–	1,098

Segment profit (loss)	$(34,610)	$617	$(1,161)	$–	$(35,154)

Segment assets at Sept. 30, 2010	$2,364,169	$42,139	$8,706	$–	$2,415,014

Predecessor

Predecessor

	Bank	Other Segments	Holding Company	Eliminations	Totals
Nine months ended Sept. 30, 2010
Net interest income (expense)	$59,098	$6,273	$(1,492)	$–	$63,879
Provision for loan losses	44,244	1,217	–	–	45,461
Noninterest income	24,850	1,236	81	(681)	25,486
Noninterest expense	64,616	3,423	1,471	(681)	68,829
Income tax expense (benefit)	3,841	1,124	(743)	–	4,222

Segment profit (loss)	$(28,753)	$1,745	$(2,139)	$–	$(29,147)

Predecessor

As of and for the period ended September 30, 2010	Bank	Other	Total
Nonperforming loans as a percentage of total loans, net of unearned income	6.75%	1.50%	6.73%
Nonperforming assets as a percentage of total assets	8.13%	1.54%	8.16%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.58%	7.80%	2.74%
Allowance for loan losses as a percentage of nonperforming loans	38.22%	518.99%	40.76%
YTD net charge-offs to average total loans, net of unearned income	2.26%	3.06%	2.31%

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Predecessor

As of and for the period ended December 31, 2010	Bank	Other	Total
Nonperforming loans as a percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
YTD net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

Predecessor

Net Charge-offs	Bank	Other	Total
For the period ended September 30, 2010	$43,973	$1,326	$45,299
For the year ended December 31, 2010	$52,615	$1,823	$54,438

NOTE 7—FAIR VALUE DISCLOSURES

Following completion of the NAFH Investment, and the Merger of GreenBank into Capital Bank, NA, the Company’s primary asset is its ownership of approximately 34% of Capital Bank, NA, recorded as an equity-method investment in that entity.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value:

	Fair Value Measurement Using
Description	Level 1	Level 2	Level 3	Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Predecessor
December 31, 2010
Securities available for sale
U.S. government agencies	$–	$83,299	$–	$83,299	$83,299
States and political Subdivisions	–	31,501	–	31,501	31,501
CMO Agency	–	64,182	–	64,182	64,182
CMO Non-Agency	–	3,393	–	3,393	3,393
Mortgage—backed Securities	–	17,964	–	17,964	17,964
Trust preferred securities	–	1,025	638	1,663	1,663

Level 3 Valuations

Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

The Predecessor Company had one trust preferred security that is considered Level 3. For more information on this security please refer to Note 3—Securities.

NOTE 7—FAIR VALUE DISCLOSURES

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs.

	Predecessor Company	Predecessor Company
	Jan 1 – Sept 7 2011	Jan 1 – Sept 30 2010
Beginning balance, January 1	$638	$638
Total gains or (loss) (realized/unrealized)
Included in earnings	–	(75)
Included in other comprehensive income	(162)	75
Paydowns and maturities	–	–
Transfers into Level 3	–	–

Ending balance	$476	$638

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Predecessor Company was required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
December 31, 2010
Other real estate	$–	$–	$60,095	$60,095	$60,095
Impaired loans	–	–	129,088	129,088	129,088

Total assets at fair Value	$–	$–	$189,183	$189,183	$189,183

The carrying value and estimated fair value of the Company’s financial instruments are as follows at September 30, 2011 (Successor period) and December 31, 2010 (Predecessor period).

	Successor Company		Predecessor Company
	September 30 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$2,347	$2,347	$294,214	$294,214
Securities available for sale	–	–	202,002	202,002
Securities held to maturity	–	–	465	467
Loans held for sale	–	–	1,299	1,317
Loans, net	–	–	1,678,548	1,664,126
FHLB and other stock	–	–	12,734	12,734
Cash surrender value of life insurance	–	–	31,479	31,479
Accrued interest receivable	–	–	7,845	7,845

Financial liabilities:
Deposit accounts	$–	$–	$1,976,854	$1,987,105
Federal funds purchased and repurchase Agreements	–	–	19,413	19,413
FHLB Advances and notes payable	–	–	158,653	166,762
Subordinated debentures	43,637	43,637	88,662	64,817
Accrued interest payable	–	–	2,140	2,140

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this

GREEN BANKSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

September 30, 2011

(Unaudited)

(Amounts in thousands, except share and per share data)

estimate. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. Fair values for subordinated debentures is estimated by discounting future cash flows using current market rates for similar non-investment grade and unrated instruments. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.

NOTE 8—CAPITAL

On September 7, 2011, the Company completed the issuance and sale of 119.9 million shares of its common stock to NAFH for approximately $217 million in consideration. Also in connection with the NAFH Investment, all of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and related warrants to purchase shares of the Company’s common stock issued to the U.S. Treasury through the TARP were repurchased by NAFH.

During September 2011, NAFH paid interest payments on all of its series of junior subordinated debentures having an outstanding principal amount of $88.7 million, relating to outstanding trust preferred securities (“TRUPs”), for which payments had been deferred beginning in the fourth quarter of 2010.
During the third quarter of 2011, the FDIC and the TDFI issued a consent order against the Bank aimed at strengthening the Bank’s operations and its financial condition. The order’s provisions included requirements similar to those that the Bank has already informally committed to comply with, including requirements to maintain the Bank’s capital ratios above those levels required to be considered “well-capitalized” under federal banking regulations. As a result of the subsequent Bank merger, the consent order is no longer in effect.

	Required to be Adequately Capitalized	Company	Capital Bank, NA
Tier 1 risk-based capital	4.00%	94.78%	15.97%
Total risk-based capital	8.00%	96.01%	16.49%
Leverage Ratio	4.00%	92.95%	13.82%

NOTE 9—CONTINGENCIES

The Company and its subsidiaries are subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on the Company’s results of operations. No amounts for settlements are accrued as of September 30, 2011.

Green Bankshares, Inc.

Consolidated Financial Statements as of and for December 31, 2010 and 2009 and for the Years Ended December 31, 2010, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS

GREEN BANKSHARES, INC.

We have audited the accompanying consolidated balance sheets of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Atlanta, Georgia

March 15, 2011

GREEN BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(Amounts in thousands, except share and per share data)

	2010	2009
ASSETS
Cash and due from banks	$289,358	$206,701
Federal funds sold	4,856	3,793

Cash and cash equivalents	294,214	210,494
Interest earning deposits in other banks	–	11,000
Securities available for sale	202,002	147,724
Securities held to maturity (with a market value of $467 and $638)	465	626
Loans held for sale	1,299	1,533
Loans, net of unearned interest	1,745,378	2,043,807
Allowance for loan losses	(66,830)	(50,161)
Other real estate owned and repossessed assets	60,095	57,168
Premises and equipment, net	78,794	81,818
FHLB and other stock, at cost	12,734	12,734
Cash surrender value of life insurance	31,479	30,277
Core deposit and other intangibles	6,751	9,335
Deferred tax asset (net of valuation allowance of $43,455 and $0)	2,177	13,600
Other assets	37,482	49,184

Total assets	$2,406,040	$2,619,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Non interest-bearing deposits	$152,752	$177,602
Interest-bearing deposits	1,822,703	1,899,910
Brokered deposits	1,399	6,584

Total deposits	1,976,854	2,084,096

Repurchase agreements	19,413	24,449
FHLB advances and notes payable	158,653	171,999
Subordinated debentures	88,662	88,662
Accrued interest payable and other liabilities	18,561	23,164

Total liabilities	$2,262,143	$2,392,370

Shareholders’ equity
Preferred stock: no par, 1,000,000 shares authorized, 72,278 shares outstanding	$68,121	$66,735
Common stock: $2 par, 20,000,000 shares authorized, 13,188,896 and 13,171,474 shares outstanding	26,378	26,343
Common stock warrants	6,934	6,934
Additional paid-in capital	188,901	188,310
Retained earnings (deficit)	(147,436)	(61,742)
Accumulated other comprehensive income (loss)	999	189

Total shareholders’ equity	143,897	226,769

Total liabilities and shareholders’ equity	$2,406,040	$2,619,139

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands, except share and per share data)

	2010	2009	2008
Interest income
Interest and fees on loans	$113,721	$129,212	$155,627
Taxable securities	4,938	7,035	12,770
Nontaxable securities	1,241	1,260	1,297
FHLB and other stock	530	573	647
Federal funds sold and other	434	376	175

Total interest income	120,864	138,456	170,516

Interest expense
Deposits	28,434	45,768	58,090
Federal funds purchased and repurchase agreements	22	29	2,111
FHLB advances and notes payable	6,835	9,557	10,735
Subordinated debentures	1,980	2,577	4,555

Total interest expense	37,271	57,931	75,491
Net interest income	83,593	80,525	95,025
Provision for loan losses	71,107	50,246	52,810

Net interest income after provision for loan losses	12,486	30,279	42,215

Non-interest income
Service charges on deposit accounts	24,179	23,738	23,176
Other charges and fees	1,791	1,999	2,192
Trust and investment services income	2,842	1,977	1,878
Mortgage banking income	703	383	804
Other income	3,122	3,042	2,903
Securities gains (losses), net
Realized gains	–	1,415	2,661
Other-than-temporary impairment	(553)	(1,678)	–
Less non-credit portion recognized in other comprehensive income	460	702	–

Total securities gains (loss), net	(93)	439	2,661

Total non-interest income	32,544	31,578	33,614

Non-interest expense
Employee compensation	31,990	30,611	33,615
Employee benefits	3,378	3,835	4,788
Occupancy expense	6,908	6,956	6,900
Equipment expense	2,846	3,092	3,555
Computer hardware/software expense	3,523	2,816	2,752
Professional services	2,777	2,108	2,069
Advertising	2,388	1,894	3,538
OREO maintenance expense	2,324	1,222	825
Collection and repossession expense	3,228	3,131	1,109
Loss on OREO and repossessed assets	29,895	8,156	7,028
FDIC insurance	4,155	4,960	1,631
Core deposit and other intangibles amortization	2,584	2,750	2,602
Goodwill impairment	–	143,389	–
Other expenses	14,819	14,667	15,425

Total non-interest expense	110,815	229,587	85,837
Income (loss) before income taxes	(65,785)	(167,730)	(10,008)
Provision (benefit) for income taxes	14,910	(17,036)	(4,648)

Net income (loss)	(80,695)	(150,694)	(5,360)
Preferred stock dividends and accretion of discount	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Earnings (loss) per common share:
Basic	$(6.54)	$(11.91)	$(0.42)
Diluted	(6.54)	(11.91)	(0.42)

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands, except share and per share data)

	Preferred Stock	Common Stock		Warrants For Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
		Shares	Amount
Balance, January 1, 2008	–	12,931,015	25,862	–	185,170	109,938	1,507	322,477
Preferred stock transactions:
Issuance of 72,278 shares of preferred stock	72,278	–	–	–	–	–	–	72,278
Discount associated with 635,504 common stock warrants issued with preferred stock	(6,934)	–	–	(6,934)	–	–	–	–
Accretion of preferred stock discount	2	–	–	–	–	(2)	–	–
Preferred stock dividends accrued	–	–	–	–	–	(90)	–	(90)
Common stock transactions:
Exercise of shares under stock option plan	–	9.759	19	–	201	–	–	220
Common stock exchanged for exercised stock options	–	(7,991)	(16)	–	(93)	–	–	(109)
Issuance of restricted common shares	–	60,907	122	–	(122)	–	–	–
Stock dividend	–	118,997	238	–	1,822	(2,060)	–	–
Compensation expense:
Stock options	–	–	–	–	456	–	–	456
Restricted stock	–	–	–	–	303	–	–	303
Stock option tax benefit	–	–	–	–	5	–	–	5
Dividends paid ($.52 per share)	–	–	–	–	–	(6,779)		(6,779)
Comprehensive loss:
Net loss	–	–	–	–	–	(5,360)	–	(5,360)
Change in unrealized losses, net of reclassification and taxes	–	–	–	–	–	–	(2,170)	(2,170)

Total comprehensive loss								(7,530)

Balance, December 31, 2008	65,346	13,112,687	26,225	6,934	187,742	95,647	(663)	381,231
Preferred stock transactions:
Accretion of preferred stock discount	1,389	–	–	–	–	(1,389)	–	–
Preferred stock dividends	–	–	–	–	–	(3,593)	–	(3,593)
Common stock transactions:
Issuance of restricted common shares	–	58,787	118	–	(118)	–	–	–
Compensation expense:
Stock options	–	–	–	–	387	–	–	387
Restricted stock	–	–	–	–	299	–	–	299
Dividends paid ($.13 per share)	–	–	–	–	–	(1,713)	–	(1,713)
Comprehensive loss:
Net loss	–	–	–	–	–	(150,694)	–	(150,694)
Change in unrealized gains, net of reclassification and taxes	–	–	–	–	–	–	852	852

Total comprehensive loss								(149,842)

Balance, December 31, 2009	$66,735	13,171,474	$26,343	$6,934	$188,310	$(61,742)	$189	$226,769

Preferred stock transactions:
Accretion of preferred stock discount	1,386	–	–	–	–	(1,386)	–	–
Preferred stock dividends	–	–	–	–	–	(3,613)	–	(3,613)
Common Stock transactions:
Issuance of restricted common shares	–	17,422	35	–	(35)	–	–	–
Stock options	–	–	–	–	295	–	–	295
Restricted stock	–	–	–	–	331	–	–	331
Comprehensive loss:
Net loss	–	–	–	–	–	(80,695)	–	(80,695)
Change in unrealized gains, net of reclassification and taxes	–	–	–	–	–	–	810	810

Total comprehensive loss								(79,885)

Balance, December 31, 2010	$68,121	13,188,896	$26,378	$6,934	$188,901	$(147,436)	$999	$143,897

See accompanying notes.

GREEN BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009 and 2008

(Amounts in thousands)

	2010	2009	2008
Cash flows from operating activities
Net loss	$(80,695)	$(150,694)	$(5,360)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provisions for loan losses	71,107	50,246	52,810
Impairment of goodwill	–	143,389	–
Depreciation and amortization	7,152	7,117	7,030
Security amortization and accretion, net	538	73	(983)
Write down of investments and other securities for impairment	93	1,272	174
(Gain) loss on sale of securities	–	(1,415)	(2,661)
FHLB stock dividends	–	–	(464)
Net gain on sale of mortgage loans	(653)	(264)	(573)
Originations of mortgage loans held for sale	(46,994)	(43,879)	(49,501)
Proceeds from sales of mortgage loans	47,881	43,050	51,962
Increase in cash surrender value of life insurance	(1,202)	(1,125)	(1,073)
Gain from settlement of life insurance	–	(305)	–
Net (gains) losses from sales of fixed assets	(1)	(85)	665
Stock-based compensation expense	626	686	759
Net loss on OREO and repossessed assets	29,895	8,156	7,028
Deferred tax (benefit)	26,739	(1,654)	(4,374)
Net changes:
Other assets	(4,139)	(21,375)	78
Accrued interest payable and other liabilities	(5,505)	(3,177)	(10,875)

Net cash provided by operating activities	44,842	30,016	44,642
Cash flows from investing activities
Net change in interest-earning deposits with banks	11,000	(11,000)	–
Purchase of securities available for sale	(171,820)	(92,100)	(180,626)
Proceeds from sale of securities available for sale	–	36,266	123,701
Proceeds from maturities of securities available for sale	118,246	113,440	88,711
Proceeds from maturities of securities held to maturity	160	30	645
Purchase of FHLB stock	–	–	(417)
Net change in loans	195,847	99,111	27,754
Proceeds from settlement of life insurance	–	691	–
Proceeds from sale of other real estate	16,136	11,930	20,654
Improvements to other real estate	(813)	(307)	(1,071)
Proceeds from sale of fixed assets	8	800	58
Premises and equipment expenditures	(1,551)	(3,542)	(5,814)

Net cash provided by investing activities	167,213	155,319	73,595
Cash flows financing activities
Net change in core deposits	(102,057)	270,162	48,589
Net change in brokered deposits	(5,185)	(370,213)	148,765
Net change in federal funds purchase and repurchase agreements	(5,036)	(10,853)	(159,223)
Tax benefit resulting from stock options	–	–	5
Proceeds from FHLB advances and notes payable	–	–	20,916
Repayment of FHLB advances and notes payable	(13,346)	(57,350)	(110,258)
Preferred stock dividends paid	(2,711)	(3,232)	–
Common stock dividends paid	–	(1,713)	(6,779)
Proceeds from issuance of preferred stock and common stock warrants	–	–	72,278
Proceeds from issuance of common stock	–	–	111

Net cash provided by (used in) financing activities	(128,335)	(173,199)	14,404

Net change in cash and cash equivalents	83,720	12,136	132,641
Cash and cash equivalents, beginning of year	210,494	198,358	65,717

Cash and cash equivalents, end of year	$294,214	$210,494	$198,358

Supplemental disclosures—cash and non cash
Interest paid	$41,875	$62,198	$77,761
Income taxes paid net of refunds	(148)	1,675	5,674
Loans converted to other real estate	54,613	75,545	37,991
Unrealized gain (loss) on available for sale securities, net of tax	810	852	(2,170)

See accompanying notes

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Green Bankshares, Inc. (the “Company”) and its wholly owned subsidiary, GreenBank (the “Bank”), and the Bank’s wholly owned subsidiaries, Superior Financial Services, Inc., GCB Acceptance Corp., Inc., Fairway Title Company, Inc, and GB Holdings, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations: The Company primarily provides financial services through its offices in Eastern, Middle and Southeastern Tennessee, Western North Carolina and Southwestern Virginia. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions impact the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, deferred tax asset valuation, OREO valuation and fair values of financial instruments are significant items based on estimates and assumptions.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit and other borrowing transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income.

Interest income includes amortization of purchase premium or discount and is recognized based upon the level-yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is other than temporary.

Investments in Equity Securities Carried at Cost: Investment in Federal Home Loan Bank (“FHLB”) stock, which is carried at cost because it can only be redeemed at par, is a required investment based on membership requirements. The Bank also carries certain other equity investments at cost, which approximates fair value.

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs.

Interest income is reported on the interest method over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method. Interest income includes amortization of purchase premiums or discounts on loans purchased. Premiums and discounts are amortized on the level yield-method. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Most consumer loans are charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest received is recognized on the cash basis or cost recovery method until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current, six months of payment performance can be measured, and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment and collateral status, borrowers’ financial data and borrowers’ operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant changes. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Larger groups of smaller balance, homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated cost to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over an asset’s useful life on a straight-line basis. Buildings and related components have useful lives ranging from 10 to 40 years, while furniture, fixtures and equipment have useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lesser of the life of the asset or lease term.

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The Company controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by usually entering into agreements to sell loans. The Company records loan commitments related to the origination of mortgage loans held for sale as derivative instruments. The Company’s commitments for fixed rate mortgage loans, generally last 60 to 90 days and are at market rates when initiated. The Company had $4,813 in outstanding loan commitment derivatives at December 31, 2010. The aggregate market value of mortgage loans held for sale takes into account the sales prices of such agreements. The Company also provides currently for any losses on uncovered commitments to lend or sell. The Company sells mortgage loans servicing released.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value or the amount that can be realized.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill, Core Deposit Intangibles and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified. During the second quarter of 2009 the Company identified impairment in its goodwill resulting from a prolonged decline in the market value of its stock price relative to book value, and took the appropriate actions. This is explained further in “Note 6—Goodwill and Other Intangible Assets”.

Core deposit intangible assets arise from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on a straight line method over their estimated useful lives, which range from seven to 15 years and are determined by an independent consulting firm. Core deposit intangible assets are assessed at least annually for impairment and any such impairment is recognized in the period identified.

Other intangible assets consist of mortgage servicing rights (“MSR’s”). MSR’s represent the cost of acquiring the rights to service mortgage loans. MSR’s are amortized based on the principal reduction of the underlying loans. The Company is obligated to service the unpaid principal balances of these loans, which were approximately $33 million and $43 million as of December 31, 2010 and 2009, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. MSR’s are assessed at least annually for impairment. The Company does not intend to further pursue this line of business.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: All repurchase agreement liabilities represent secured borrowings from existing Bank customers and are not covered by federal deposit insurance.

Benefit Plans: Retirement plan expense is the amount contributed to the plan as determined by Board decision. Deferred compensation expense is recognized during the year the benefit is earned.

Stock Compensation: Compensation cost for stock-based payments is measured based on the fair value of the award, which most commonly includes restricted stock (i.e., unvested common stock), stock options, and stock appreciation rights at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for service-based awards. The fair value of restricted stock is determined based on the price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model and related assumptions.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized and as of December 31, 2010 the Company had recorded a deferred tax valuation allowance of $43,455.

Loan Commitments and Related Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

repay. Such financial instruments are recorded when they are funded. Instruments such as standby letters of credit are considered financial guarantees in accordance with applicable accounting standards. The fair value of these financial guarantees is not material.

Earnings (loss) Per Common Share: Basic earnings (loss) per common share are net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings available to common shareholders per common share includes the dilutive impact of additional potential common shares issuable under stock options, unvested restricted stock awards and stock warrants issued to the U.S. Treasury in connection with the Capital Purchase Program.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity. Comprehensive income is presented in the consolidated statements of changes in shareholders’ equity.

Recent Accounting Pronouncements: FASB—ASU—2010-06—In January 2010, the FASB issued additional guidance on fair value disclosures. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information which is not required to be adopted by the Company until January 1, 2011.

FASB—ASC—810 and amended by FASB ASU—2010-10 became effective on January 1, 2010, and was amended to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.

FASB—ASU—2010-20—“Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The Company adopted the new standard governing the disclosures associated with credit quality and the allowance for loan losses. This standard requires additional disclosures related to the allowance for loan loss with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructures with its effect on the allowance for loan loss. The provisions of this standard were effective for interim and annual periods ending on or after December 15, 2010. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations, but did increase the amount and quality of the credit disclosures in the notes to the consolidated financial statements.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. In the third quarter of 2010, we recognized significant losses as a result of higher costs related to loan charge-offs, coupled with losses incurred on OREO resulting from sales completed and updated property appraisals received during that quarter. As a result, various plaintiffs filed class action lawsuits, which have subsequently been consolidated into one class action, alleging, among other things, disclosure violations regarding our collateral valuations, the timing of our impairment charges and our accounting for loan charge-offs. The defense of this matter has and will continue to entail considerable cost and will be time-consuming for our management. Unfavorable outcomes in this matter could have an adverse effect on our business, financial condition, results of operations and cash flows.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $14,457 and $19,245 was required to meet regulatory reserve and clearing requirements at year-end 2010 and 2009. These balances do not earn interest.

Segments: Internal financial reporting is primarily reported and aggregated in five lines of business: banking, mortgage banking, consumer finance, subprime automobile lending, and title insurance. Banking accounts for 93.6% of revenues for 2010.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Certain items in prior year financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 2—SECURITIES

Securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
2010
U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
Collateralized mortgage obligations	66,043	1,901	(369)	67,575
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	–	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

2009
U.S. government agencies	$52,937	$99	$(988)	$52,048
States and political subdivisions	31,764	877	(449)	32,192
Collateralized mortgage obligations	44,018	1,281	(622)	44,677
Mortgage-backed securities	16,607	291	(6)	16,892
Trust preferred securities	2,088	–	(173)	1,915

	$147,414	$2,548	$(2,238)	$147,724

Held to Maturity
2010
States and political subdivisions	$215	$1	$–	$216
Other securities	250	1	–	251

	$465	$2	$–	$467

2009
States and political subdivisions	$251	$4	$–	$255
Other securities	375	8	–	383

	$626	$12	$–	$638

Contractual maturities of securities at year-end 2010 are shown below. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities are shown separately.

	Available for Sale	Held to Maturity
	Fair Value	Carrying Amount	Fair Value
Due on one year or less	$979	$465	$467
Due after one year through five years	4,226	–	–
Due after five years through ten years	61,208	–	–
Due after ten years	50,050	–	–
Collateralized mortgage obligations	67,575	–	–
Mortgage-backed securities	17,964	–	–

Total maturities	$202,002	$465	$467

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 2—SECURITIES (Continued)

Gross gains of $0, $1,415 and $2,661 were recognized in 2010, 2009 and 2008, respectively, from proceeds of $0, $36,266, and $123,701, respectively, on the sale of securities available for sale.

Securities with a fair value of $135,692 and $125,005 at year-end 2010 and 2009 were pledged for public deposits and securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $7,983 and $9,135 at year-end 2010 and 2009, respectively.

The Company held 200 and 168 securities in its portfolio as of December 31, 2010 and 2009, respectively, and of these securities 53 and 35 had an unrealized loss. Unrealized losses on securities are due to changes in interest rates and not due to credit quality issues.

Securities with unrealized losses at year-end 2010 and 2009 not recognized in income are as follows:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2010
U.S. government agencies	$65,178	$(922)	$–	$–	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
Collateralization mortgage obligations	14,666	(266)	2,699	(104)	17,365	(370)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	–	–	1,663	(186)	1,663	(186)

Total temporarily impaired	$85,153	$(1,319)	$6,029	$(574)	$91,182	$(1,893)

2009
U.S. government agencies	$40,959	$(988)	$–	$–	$40,959	$(988)
States and political subdivisions	2,463	(24)	3,075	(425)	5,538	(449)
Collateralized mortgage obligations	4,997	(32)	3,222	(590)	8,219	(622)
Mortgage-backed securities	2,028	(5)	11	(1)	2,039	(6)
Trust preferred securities	1,783	(122)	132	(51)	1,915	(173)

Total temporarily impaired	$52,230	$(1,171)	$6,440	$(1,067)	$58,670	$(2,238)

The Company reviews its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). Management does not have the intent to sell any of the temporarily impaired investments and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The OTTI analysis focuses on the duration and amount a security is below book value and assesses a calculation for both a credit loss and a non credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss is reflected in the income statement while the non credit loss is reflected in other comprehensive income (loss).

The Company holds a single issue trust preferred security issued by a privately held bank holding company. Based upon available but limited information we have estimated that the likelihood of collecting the security’s principal and interest payments is approximately 50%. In addition, the bank holding company deferred its

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 2—SECURITIES (Continued)

interest payments beginning in the second quarter of 2009, and we have placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of December 31, 2010 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public.

The Company valued the security by projecting estimated cash flows given the assumption of collecting approximately 50% of the security’s principal and interest and then discounting the amount back to the present value using a discount rate of 3.50% plus three month LIBOR. As of December 31, 2010, our best estimate for the three month LIBOR over the next twenty years (the remaining life of the security) is 3.17%. The difference in the present value and the carrying value of the security was the OTTI credit portion. Due to the illiquid trust preferred market for private issuers and the absence of a credible pricing source, we calculated a 15% illiquidity premium for the security to calculate the OTTI non credit portion. The security is currently booked at a fair value of $638 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $75 through non-interest income representing other-than-temporary impairment on the security.

The Company holds a private label class A21 collateralized mortgage obligation that was analyzed for the year ended December 31, 2010 with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The average principal at risk given the stress scenarios was calculated at 4.37%, and then analyzed using the present value of the future cash flows using the fixed rate of the security of 5.5% as the discount rate. The difference in the present value and the carrying value of the security was the OTTI credit portion. The security is currently booked at a fair value of $2,699 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $18 through non-interest income representing other-than-temporary impairment on the security.

The following table presents more detail on selective Company security holdings as of year-end 2010. These details are listed separately due to the inherent level of risk for OTTI on these securities.

Description	Cusip #	Current Credit Rating	Book Value	Fair Value	Unrealized Loss	Present Value Discounted Cash Flow
Collateralized mortgage obligations
Wells Fargo—2007—4 A21	94985RAW2	Caa2	$2,802	$2,699	(103)	$2,887

Trust preferred securities
West Tennessee Bancshares, Inc.	956192AA6	N/A	675	638	(37)	675

The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of December 31, 2010 and 2009. Credit losses on the Company’s investment securities recognized in earnings were $93 for the year ended December 31, 2010 and $976 for the year ended December 31, 2009.

	December 31, 2010	December 31, 2009
Beginning balance of credit losses at January 1, 2010 and 2009	$976	$–
Other-than-temporary impairment credit losses	93	976

Ending balance of cumulative credit losses recognized in earnings	$1,069	$976

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS

Loans at year-end by segment, net of unearned interest, were as follows:

	2010	2009	2008
Commercial real estate	$1,080,805	$1,306,398	$1,430,225
Residential real estate	378,783	392,365	397,922
Commercial	222,927	274,346	315,099
Consumer	75,498	83,382	89,733
Other	1,913	2,117	4,656
Unearned interest	(14,548)	(14,801)	(14,245)

Loans, net of unearned interest	$1,745,378	$2,043,807	$2,223,390

Allowance for loan losses	$(66,830)	$(50,161)	$(48,811)

Activity in the allowance for loan losses is as follows:

	2010	2009	2008
Beginning balance	$50,161	$48,811	$34,111
Add (deduct):
Provision for loan losses	71,107	50,246	52,810
Loans charged off	(57,818)	(54,890)	(41,269)
Recoveries of loans charged off	3,380	5,994	3,159

Balance, end of year	$66,830	$50,161	$48,811

Activity in the allowance for loan losses and recorded investment in loans by segment:

	Commercial Real Estate	Residential Real Estate	Commercial	Consumer	Other	Total
2010
Allowance for loan losses:
Beginning balance	$36,527	$4,350	$5,840	$3,437	$7	$50,161
Add (deduct):
Charge-offs	(48,617)	(3,102)	(3,210)	(2,889)	–	(57,818)
Recoveries	1,301	287	909	882	1	3,380
Provision	64,992	2,896	1,541	1,678	–	71,107

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Allowance for loan losses:
Allocation for loans individually evaluated for impairment	$22,939	$1,027	$722	$146	$–	$24,834

Allocation for loans collectively evaluated for impairment	31,264	3,404	4,358	2,962	8	41,996

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Loans:
Ending balance:
individually evaluated for impairment	170,175	8,697	6,149	970	–	185,991

Ending balance:
collectively evaluated for impairment	910,630	363,506	216,778	66,470	1,913	1,559,387

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

Impaired loans were as follows:

	2010	2009	2008
Loans with no allowance allocated	$81,981	$89,292	$29,602
Loans with allowance allocated	$104,010	$25,946	$17,613
Amount of allowance allocated	24,834	5,737	2,651
Average impaired loan balance during the year	212,167	125,280	48,347
Interest income not recognized during impairment	1,105	558	619

Impaired loans of $185,991, $115,238 and $47,215, respectively, at 2010, 2009, 2008 are shown net of amounts previously charged off of $36,574, $27,937, and $11,995, respectively. Interest income actually recognized on these loans during 2010, 2009 and 2008 was $7,470, $2,842, and $2,135, respectively.

Impaired loans by class are presented below for 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66
Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	–
Other	981	1,285	34	2,419	47
Commercial	6,149	7,510	722	6,729	171
Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	–
Auto-Subprime	525	525	79	525	–
Other	–	–	–	–	–

Total	$185,991	$229,422	$24,834	$212,167	$7,470

The Bank manages the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.

Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.

Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.

Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong, with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.

Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.

Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, it earnings, liquidity and capitalization are slightly below average, when compared to its peers.

Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.

Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.

Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

Credit quality indicators by class are presented below as of December 31, 2010:

	Speculative 1-4 Family	Construction	Owner Occupied	Non-Owner Occupied	Other
Commercial Real Estate Credit Exposure
Prime	$–	$–	$–	$–	$–
Desirable	–	1,573	968	177	–
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	–	–	–	–	–

Total	205,976	160,530	225,759	410,916	77,624

Commercial
Commercial Credit Exposure
Prime	$1,236
Desirable	7,951
Satisfactory tier I	33,859
Satisfactory tier II	91,505
Acceptable with care	72,286
Management Watch	8,511
Substandard	7,579
Loss	–

Total	222,927

	HELOC	Mortgage	Mortgage—Subprime	Other
Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	–	–
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

	Consumer— Prime	Consumer— Subprime	Consumer Auto— Subprime
Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	–	–	–
Substandard	217	39	474

Total	35,246	13,132	19,062

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

A substantial portion of commercial real estate loans are secured by real estate in markets in which the Company is located. These loans are often structured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans are structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrowers’ and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.

Age analysis of past due loans by class are presented below as of December 31, 2010:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment > 90 Days and Accruing
Commercial real estate:
Speculative 1-4 Family	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Construction	14,541	–	26,915	41,456	119,074	160,530	–
Owner Occupied	8,114	1,633	4,137	13,884	211,875	225,759	–
Non-owner Occupied	4,014	5,961	8,814	18,789	392,127	410,916	170
Other	116	865	1,491	2,472	75,152	77,624	18
Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	–
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	–
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92
Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	–
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	73	–	–	73	1,840	1,913	–

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 3—LOANS (Continued)

Non-accrual loans by class as of December 31, 2010 are presented below:

Commercial real estate:
Speculative 1-4 Family	$63,298
Construction	41,789
Owner Occupied	5,511
Non-owner Occupied	18,772
Other	1,865
Residential real estate:
HELOC	1,668
Mortgage-Prime	3,350
Mortgage-Subprime	254
Mortgage-Subprime	957
Other	5,813
Commercial
Consumer:
Prime	130
Subprime	107
Auto-Subprime	193
Other	–

Total	143,707

Nonperforming loans at December 31 were as follows:

	2010	2009
Loans past due days still on accrual	$2,112	$147
Nonaccrual loans	143,707	75,411

Total	$145,819	$75,558

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010, the Company had $49,537 of restructured loans of which $9,597 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $843 on the restructured non-accrual loans as of December 31, 2010. At December 31, 2009, the Company had $16,061 of restructured loans of which $4,429 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $1,743 on the restructured non-accrual loans as of December 31, 2009.

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $7,848 and $4,936 at year-end 2010 and 2009, respectively. During 2010 and 2009, new loans aggregating approximately $22,124 and $10,545, respectively, and amounts collected of approximately $19,212 and $23,964, respectively, were transacted with such parties.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1

Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans and requiring subsequent charge-offs, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

Loan Servicing Rights

Loan servicing rights are subject to impairment testing. A valuation model, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management, is used in the completion of impairment testing. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model. As such, the Company classifies loan servicing rights subjected to nonrecurring fair value adjustments as Level 3.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value at year-end 2010 and 2009:

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
2010
Securities available for sale
U.S. government agencies	$–	$83,299	$–	$83,299	$83,299
States and political subdivisions	–	31,501	–	31,501	31,501
Collateralized mortgage obligations	–	67,575	–	67,575	67,575
Mortgage-backed securities	–	17,964	–	17,964	17,964
Trust preferred securities	–	1,025	638	1,663	1,663
2009
Securities available for sale
U.S. governmental agencies	$–	$52,048	$–	$52,048	$52,048
States and political subdivisions	–	32,192	–	32,192	32,192
Collateralized mortgage obligations	–	44,677	–	44,677	44,677
Mortgage-backed securities	–	16,892	–	16,892	16,892
Trust preferred securities	–	1,277	638	1,915	1,915

Level 3 Valuations

Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Currently the Company has one trust preferred security that is considered Level 3. For more information on this security please refer to Note 2—Securities.

The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value for the periods ended December 31, 2010 and 2009 on a recurring basis using significant unobservable inputs.

	2010	2009
Beginning balance	$638	$–
Total gains or (loss) (realized/unrealized)
Included in earnings	(75)	(778)
Included in other comprehensive income	75	(112)
Paydowns and maturities	–	–
Transfers into Level 3	–	1,528

Ending balance	$638	$638

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

	Fair Value Measurement Using			Total Carrying Amount in Balance Sheet	Assets/Liabilities Measured at Fair Value
Description	Level 1	Level 2	Level 3
2010
Other real estate	$–	$–	$38,086	$38,086	$38,086
Impaired loans	–	–	129,088	129,088	129,088

Total assets at fair value	$–	$–	$167,174	$167,174	$167,174

2009
Other real estate	$–	$–	$23,508	$23,508	$23,508
Impaired loans	–	–	57,914	57,914	57,914

Total assets at fair value	$–	$–	$81,422	$81,422	$81,422

The carrying value and estimated fair value of the Company’s financial instruments are as follows at year-end 2010 and 2009.

	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$294,214	$294,214	$221,494	$221,494
Securities available for sale	202,002	202,002	147,724	147,724
Securities held to maturity	465	467	626	638
Loans held for sale	1,299	1,317	1,533	1,552
Loans, net	1,678,548	1,664,126	1,993,646	1,950,684
FHLB and other stock	12,734	12,734	12,734	12,734
Cash surrender value of life insurance	31,479	31,479	30,277	30,277
Accrued interest receivable	7,845	7,845	9,130	9,130

Financial liabilities:
Deposit accounts	$1,976,854	$1,987,105	$2,084,096	$2,095,611
Federal funds purchased and repurchase agreements	19,413	19,413	24,449	24,449
FHLB Advances and notes payable	158,653	166,762	171,999	176,602
Subordinated debentures	88,662	64,817	88,662	70,527
Accrued interest payable	2,140	2,140	2,561	2,561

The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 4—FAIR VALUE DISCLOSURES (Continued)

short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this estimate. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.

NOTE 5—PREMISES AND EQUIPMENT

Year-end premises and equipment follows:

	2010	2009
Land	$18,372	$18,372
Premises	62,474	61,809
Leasehold improvements	3,092	3,061
Furniture, fixtures and equipment	28,057	25,222
Automobiles	103	112
Construction in progress	138	2,162

	112,236	110,738
Accumulated depreciation	(33,442)	(28,920)

	$78,794	$81,818

Annual rent expense for operating leases was $1,013, $1,223, and $1,216, respectively, for the year-end periods 2010, 2009, and 2008, respectively. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present:

2011	$1,243
2012	1,251
2013	1,043
2014	793
2015	433
Thereafter	734

Total	$5,497

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The change in the amount of goodwill is as follows:

	2010	2009
Beginning of year	$–	$143,389
Impairment	–	(143,389)

End of year	$–	$–

In conjunction with significant acquisitions, the Company recognized goodwill impairment in 2009 of $143,389. The Company’s goodwill since the 2009 goodwill impairment remains at $0.

Core deposit and other intangible

The change in core deposit and other intangibles is as follows:

Core deposit intangibles	2010	2009
Gross carrying amount	$19,796	$19,796
Accumulated amortization, beginning of year	(10,803)	(8,304)
Amortization	(2,495)	(2,499)

Accumulated amortization, end of year	(13,298)	(10,803)

End of year	$6,498	$8,993

Other intangibles	2010	2009
Gross carrying amount	$745	$745
Accumulated amortization, beginning of year	(403)	(152)
Amortization	(89)	(251)

Accumulated amortization, end of year	(492)	(403)

End of year	$253	$342

Estimated amortization expense for each of the next five years is as follows:

2011	$2,531
2012	2,401
2013	1,701
2014	118
2015	–

Total	$6,751

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 7—DEPOSITS

Deposits at year-end were as follows:

	2010	2009
Noninterest-bearing demand deposits	$152,752	$177,602
Interest-bearing demand deposits	939,091	837,268
Savings deposits	101,925	86,166
Brokered deposits	1,399	6,584
Time deposits	781,687	976,476

Total deposits	$1,976,854	$2,084,096

Brokered and time deposits of $100 or more were $309,701 and $395,595 at year-end 2010 and 2009, respectively.

Scheduled maturities of brokered and time deposits for the next five years and thereafter were as follows:

2011	$531,829
2012	139,812
2013	52,931
2014	14,822
2015	40,246
Thereafter	3,446

The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $3,679 and $3,611 at year-end 2010 and 2009, respectively.

NOTE 8—BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase and treasury tax and loan deposits are financing arrangements. Securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. Securities sold under agreements to repurchase consist of short-term excess funds and overnight liabilities to deposit customers arising from a cash management program.

Information concerning securities sold under agreements to repurchase at year-end 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Average balance during the year	$22,342	$28,008	$74,881
Average interest rate during the year	0.10%	0.10%	1.57%
Maximum month-end balance during the year	$26,161	$35,935	$98,925
Weighted average interest rate at year-end	0.10%	0.10%	0.10%

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 8—BORROWINGS (Continued)

FHLB advances and notes payable consist of the following at year-end:

	2010	2009
Short-term borrowings
Fixed rate FHLB advance, 4.44% Matures December 2011	$15,000	$–
Variable rate FHLB advances at 5.00% to 5.31% Matured December 2010	–	12,000

Total short-term borrowings	15,000	12,000

Long-term borrowings
Fixed rate FHLB advances, from 1.50% to 3.36%, Various maturities through June 2023	51,327	50,766
Fixed rate FHLB advances from 4.18% to 6.35%, Various maturities through 2020	92,326	109,233
Total long-term borrowings	143,653	159,999

Total borrowings	$158,653	$171,999

Each advance is payable at its maturity date; however, prepayment penalties are required if paid before maturity. The fixed rate advances include $155,000 of advances that are callable by the FHLB under certain circumstances. The advances are collateralized by a required blanket pledge of qualifying mortgage, commercial, agricultural and home equity lines of credit loans and securities totaling $500,354 and $552,721 at year-end 2010 and 2009, respectively.

Scheduled maturities of FHLB advances and notes payable over the next five years and thereafter are as follows:

Total
2011	$15,288
2012	65,278
2013	288
2014	10,296
2015	20,309
Thereafter	47,194

$158,653

At year-end 2010, the Company had approximately $70,000 of federal funds lines of credit available from correspondent institutions of which $10,000 was secured.

In September 2003, the Company formed Greene County Capital Trust I (“GC Trust I”). GC Trust I issued $10,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $10,310 subordinated debentures to the GC Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 2.85% adjusted quarterly (3.14% and 3.13% at year-end 2010 and 2009, respectively). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 8—BORROWINGS (Continued)

In June 2005, the Company formed Greene County Capital Trust II (“GC Trust II”). GC Trust II issued $3,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $3,093 subordinated debentures to the GC Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 1.68% adjusted quarterly (1.98% and 1.93% at year-end 2010 and 2009, respectively). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning September 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

In May 2007, the Company formed GreenBank Capital Trust I (“GB Trust I”). GB Trust I issued $56,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $57,732 subordinated debentures to the GB Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GB Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.65% adjusted quarterly (1.95% and 1.90% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning June 2012 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2037.

Also in May 2007, the Company assumed the liability for two trusts affiliated with the acquisition of Franklin, Tennessee-based Civitas Bankgroup, Inc. (“CVBG”) that the Company acquired on May 18, 2007, Civitas Statutory Trust I (“CS Trust I”) and Cumberland Capital Statutory Trust II (“CCS Trust II”).

In December 2005, CS Trust I issued $13,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $13,403 subordinated debentures to the CS Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of CS Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.54% adjusted quarterly (1.84% and 1.79% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning March 2011 at a price of 100% of face value. The subordinated debentures must be redeemed no later than March 2036.

In July 2001, CCS Trust II issued $4,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $4,124 subordinated debentures to the CCS Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of CCS Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 3.58% adjusted quarterly (3.87% and 3.86% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than July 2031.

Following consultation with the FRB, the Company gave notice on November 9, 2010 to the U.S. Treasury Department that the Company is suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury. Since the dividends are cumulative, the dividends will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes.

Additionally, the Company, following consultation with the FRB, has also exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures having an outstanding principal amount of $88,662, relating to outstanding trust preferred securities (TRUPs). Under the terms of the

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 8—BORROWINGS (Continued)

trust documents associated with these debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default. During the period that the Company is deferring payments of interest on these debentures, it may not pay dividends on its common or preferred stock. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.

In accordance with ASC 810, GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II are not consolidated with the Company. Accordingly, the Company does not report the securities issued by GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by each Trust. However, the Company has fully and unconditionally guaranteed the repayment of the variable rate trust preferred securities. These trust preferred securities currently qualify as Tier 1 capital for regulatory capital requirements of the Company, subject to certain limitations and the Company expects that a portion of the trust preferred securities will continue to qualify as Tier 1 capital with the residual qualifying as Tier 2 capital following passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

NOTE 9—BENEFIT PLANS

The Company has a profit sharing plan which allows employees to contribute from 1% to 20% of their compensation. The Company contributes an additional amount at a discretionary rate established annually by the Board of Directors. Company contributions to the Plan were $0, $409 and $1,535 for 2010, 2009 and 2008, respectively. Effective July 2009, the Company suspended contributions to the profit sharing plan and will reevaluate re-instating these contributions in the future when the Company returns to a sustained level of profitability.

Directors have deferred some of their fees for future payment, including interest. The amount accrued for deferred compensation was $2,274 and $2,637 at year-end 2010 and 2009. Amounts expensed under the Plan were $133, $27 and $207 during 2010, 2009, and 2008, respectively. During 2009, the Company modified the annual earning crediting rate formula as follows; The annual crediting rate will be 100% of the annual return on stockholders’ equity with a 4% floor and a 12% ceiling, for the year then ended, on balances in the Plan until the director experiences a separation from services, and, thereafter, at a earnings crediting rate based on 75% of the Company’s return on average stockholders’ equity for the year then ending with a 3% floor and a 9% ceiling. During 2008, the Company used a formula which provided an annual earnings crediting rate based on 75% of the annual return on average stockholders’ equity, for the year then ended, on balances in the Plan until the director experiences a separation from service, and, thereafter, at an earnings crediting rate of 56.25% of the Company’s return on average stockholders’ equity for the year then ending. The return on annual shareholders’ equity was negative in 2008 and no earnings were credited for 2008. Also certain officers of the Company are participants under a Supplemental Executive Retirement Plan. The amount accrued for future payments under this Plan was $1,568 and $1,409 at year-end 2010 and 2009, respectively. Amounts expensed under the Plan were $259, $312 and $283 during 2010, 2009 and 2008, respectively. Related to these plans, the Company purchased single premium life insurance contracts on the lives of the related participants. The cash surrender value of these contracts is recorded as an asset of the Company.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 10—INCOME TAXES

Income tax expense (benefit) is summarized as follows:

	2010	2009	2008
Current—federal	$(10,054)	$(12,906)	$(221)
Current—state	(1,775)	(2,476)	(53)
Deferred—federal	(13,870)	(1,397)	(3,649)
Deferred—state	(2,846)	(257)	(725)
Deferred tax asset—valuation allowance	43,455	–	–

	$14,910	$(17,036)	$(4,648)

Deferred income taxes reflect the effect of “temporary differences” between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The tax effects of the primary temporary differences giving rise to the Company’s net deferred tax assets and liabilities are as follows:

	2010		2009
	Assets	Liabilities	Assets	Liabilities
Allowance for loan losses	$26,214	$–	$19,675	$–
Deferred compensation	2,129	–	1,973	–
REO basis	12,175	–	–	–
Purchase accounting adjustments	–	(1,424)	672	–
Depreciation	–	(1,998)	–	(2,129)
FHLB dividends	–	(1,658)	–	(1,658)
Core deposit intangible	2,189	–	–	(4,860)
Unrealized (gain) loss on securities	–	(645)	–	(122)
NOL carry forward	10,192	–	–	(122)
Other		(1,542)	49	–
Deferred tax asset—valuation allowance		(43,455)	–	–

Total deferred income taxes	$52,899	$(50,722)	$22,369	$(8,769)

A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of June 30, 2010.

A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome. The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years and tax planning strategies. Based on management’s calculation, a valuation allowance of $43,455, or 95% of the net DTA, was an adequate estimate as of December 31, 2010. This estimate resulted in a valuation allowance for the net DTA in the income statement of $43,455 for the period end 2010.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 10—INCOME TAXES (Continued)

A reconciliation of expected income tax expense (benefit) at the statutory federal income tax rate of 35% with the actual effective income tax rates is as follows:

	2010	2009	2008
Statutory federal tax rate	(35.0%)	(35.0%)	(35.0%)
State income tax, net of federal benefit	(4.6)	(1.1)	(5.2)
Tax exempt income	(2.0)	(0.5)	(8.0)
Goodwill impairment	–	26.4	–
Deferred tax asset—valuation allowance	66.1	–	–
Other	(1.8)	(0.5)	–

	(22.7%)	(10.2%)	(46.4%)

The Company recognizes accrued interest and penalties related to uncertain tax positions in tax expense.

The Company’s Federal returns are open and subject to examination for the years of 2007, 2008 and 2009. The Company’s State returns are open and subject to examination for the years of 2007, 2008, and 2009.

At December 31, 2010, the Company had gross federal net operating loss carry-forwards of $24,118. The carry-forwards begin to expire in 2031. At December 31, 2010, the Company had gross state net operating loss carry-forwards of $41,433. Of the total $41,433 in carry-forwards, $18,490 begin to expire in 2025 while the remaining $22,943 begin to expire in 2026.
NOTE 11—COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance-sheet risk were as follows at year-end:

	2010	2009
Commitments to make loans—fixed	$3,827	$1,202
Commitments to make loans—variable	2,464	4,718
Unused lines of credit	201,973	239,374
Letters of credit	25,674	30,107

The fixed rate loan commitments have interest rates ranging from 5.49% to 8.75% and maturities ranging from one to fifteen years. Letters of credit are considered financial guarantees under ASC 460.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

Based on the most recent notifications from its regulators, the Bank is well capitalized under the regulatory framework for prompt corrective action. However, the Bank has informally committed to its primary regulators that it will maintain a Tier 1 leverage ratio (Tier 1 Capital to Average Assets) in excess of 10% and a Total risk-based capital ratio (Total Capital to Risk Weighted Assets) in excess of 14%.

During the third quarter of 2010, the Bank was subject to a joint examination by the FDIC and the TDFI. Based on initial findings presented to the Bank’s management, the Bank expects that either the FDIC or the TDFI or both will require the Bank to agree to certain improvements in its operations, particularly in relation to asset quality matters. We also believe that the Bank will be required to agree to maintain or increase capital to levels above those required to be considered well capitalized. We do not know at this time what minimum levels of capital the regulators will require. If the requirement to maintain higher capital levels than those required to be well capitalized under the prompt corrective action provisions of the FDICIA is contained in a formal enforcement action of the FDIC, the Bank may be subject to additional limitations on its operations including its ability to pay interest on deposits above proscribed rates, which could adversely affect the Bank’s liquidity and/or operating results. The terms of any such supervisory action that goes beyond the steps we have already taken may have a significant negative effect on our business, operating flexibility and results of operations. Failure by the Bank to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject the Bank to a variety of enforcement remedies available to the federal regulatory authorities.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

As reflected in the table below, the Bank did not satisfy these higher ratio requirements at December 31, 2010. Actual capital levels and minimum required levels (in millions) were as follows. Because the Bank’s capital levels at December 31, 2010 were below those that the Bank had informally committed to its primary regulators that it would maintain, the Bank was required to submit a Capital Action Plan to its primary regulators.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Amounts to be Well Capitalized Under Prompt Corrective Action Provisions
	Actual	Ratio (%)	Actual	Ratio (%)	Actual	Ratio (%)
2010
Total Capital (to Risk Weighted Assets)
Consolidated	$239.7	13.2	$145.2	8.0	$181.6	10.0
Bank	239.6	13.2	145.0	8.0	181.3	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$216.5	11.9	$72.6	4.0	$108.9	6.0
Bank	216.4	11.9	72.5	4.0	108.8	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$216.5	8.9	$97.6	4.0	$122.0	5.0
Bank	216.4	8.9	97.5	4.0	121.8	5.0

2009
Total Capital (to Risk Weighted Assets)
Consolidated	$318.5	14.9	$171.0	8.0	$213.8	10.0
Bank	317.4	14.9	170.7	8.0	213.4	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$291.5	13.6	$85.5	4.0	$128.3	6.0
Bank	290.4	13.6	85.4	4.0	128.0	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$291.5	10.7	$108.6	4.0	$135.8	5.0
Bank	290.4	10.7	108.6	4.0	135.7	5.0

The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. Applicable state laws and the regulations of the Federal Reserve Bank and the Federal Deposit Insurance Corporation regulate the payment of dividends. Under the state regulations, the amount of dividends that may be paid by the Bank to the Company without prior approval of the Commissioner of the Tennessee Department of Financial Institutions is limited in any one year to an amount equal to the net income in the calendar year of declaration plus retained net income for the preceding two years; however, future dividends will be dependent on the level of earnings, capital and liquidity requirements and considerations of the Bank and the Company.

In general, the Bank may not declare or pay a dividend to the Company in excess of 100% of its net retained profits for the current year combined with its net retained profits for the preceding two calendar years without prior approval of the Commissioner of the Tennessee Department of Financial Institutions. The Bank’s ability to make capital distributions in the future may require regulatory approval and may be restricted by its regulatory authorities. The Bank’s ability to make any such distributions will also depend on its earnings and ability to meet

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

minimum regulatory capital requirements in effect during future periods. These capital adequacy standards may be higher in the future than existing minimum regulatory capital requirements. The FDIC also has the authority to prohibit the payment of dividends by a bank when it determines such payments would constitute an unsafe and unsound banking practice. In addition, income tax considerations may limit the ability of the Bank to make dividend payments in excess of its current and accumulated tax “earnings and profits” (“E&P”). Annual dividend distributions in excess of E&P could result in a tax liability based on the amount of excess earnings distributed and current tax rates. The Company has informally committed to the FRB-Atlanta that it will not pay dividends on its common or preferred stock (or interest on its subordinated debentures) without the prior approval of the FRB-Atlanta. The Company also informally committed to the FRB-Atlanta that it will not incur any indebtedness without the prior approval of the FRB-Atlanta.

On November 9, 2010, the Company following consultation with the FRB announced that it had suspended preferred stock dividends and interest payments on its junior subordinated debentures associated with its trust preferred securities in order to preserve capital.

On December 23, 2008, the Company entered into a definitive agreement (the “Agreement”) with the U.S. Treasury to participate in the Capital Purchase Program (“CPP”). Pursuant to the Agreement, the Company sold 72,278 shares of Series A preferred stock with an attached warrant to purchase 635,504 shares of our common stock priced at $17.06 per common share, to the U.S. Treasury for an aggregate consideration of $83 million.

NOTE 13—STOCK-BASED COMPENSATION

The Company maintains a 2004 Long-Term Incentive Plan, as amended (the “Plan”), whereby a maximum of 500,000 shares of common stock may be issued to directors and employees of the Company and the Bank. The Plan provides for the issuance of awards in the form of stock options, stock appreciation rights, restricted shares, restricted share units, deferred share units and performance awards. Stock options granted under the Plan are typically granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant and typically have terms of ten years and vest at an annual rate of 20%. Shares of restricted stock awarded under the Plan have restrictions that expire within the vesting period of the award which range from 12 months to 60 months. At December 31, 2010, 170,324 shares remained available for future grant. The compensation cost related to options that has been charged against income for the Plan was approximately $295, $387 and $456 for the years ended December 31, 2010, 2009 and 2008, respectively. The compensation cost related to restricted stock that has been charged against income for the Plan was approximately $331, $299, and $303 for the years ended December 31, 2010, 2009, and 2008, respectively. As of December 31, 2010, there was $678 of total unrecognized compensation cost related to non-vested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.3 years.

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company did not grant any incentive stock options for 2010, 2009, or 2008.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

A summary of stock option activity under the Plan for the three years ended December 31, 2010 is presented below:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	452,077	$25.72
Exercised	(9,759)	12.63
Forfeited	(1,565)	30.65
Expired	(16,310)	23.00

Outstanding at December 31, 2008	424,443	$26.10
Forfeited	(1,374)	32.05
Expired	(34,875)	25.58

Outstanding at December 31, 2009	388,194	$26.14
Exercised	–	–
Forfeited	(6,484)	33.12
Expired	–	–

Outstanding at December 31, 2010	381,710	$25.96	3.6 years	$–

Options exercisable at December 31, 2010	344,029	$25.17	3.4 years	$–

During the years-ended December 31, 2010 and 2009, there were no exercised stock options. The total fair value of stock options vesting during the years ended December 31, 2010 and 2009 was $376 and $450, respectively.

Stock options outstanding at year-end 2010 were as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.41 – $15.00	24,142	1.8	$12.95	24,142	1.8	$12.95

$15.01 – $20.00	77,698	1.8	$17.63	77,698	1.8	$17.63

$20.01 – $25.00	50,635	3.1	$23.36	50,635	3.1	$23.36

$25.01 – $30.00	135,476	4.7	$28.00	122,137	4.6	$27.91

$30.01 – $36.32	93,759	4.4	$34.80	69,417	3.8	$34.37

Total	381,710			344,029

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Restricted Stock

A summary of restricted stock activity under the Plan for the year ended December 31, 2010, 2009, and 2008 is presented below.

	Shares	Weighted Average Price Per Share
Balance at January 1, 2008	–	$–
Granted:
Non-employee Directors	7,852	16.56
Executive officers & management	62,015	19.20
Cancelled:
Non-employee Directors	–	–
Executive officers & management	(8,960)	19.44

Balance at December 31, 2008	60,907	18.83
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Vested:
Non-employee Directors	(7,852)	16.56
Executive officers, non-executive officers & management	(10,584)	19.16
Cancelled:
Non-employee Directors	–	–
Non-executive officers & management	(5,207)	14.98

Balance at December 31, 2009	101,258	$11.74
Granted:
Non-employee Directors	6,548	6.11
Executive officers	18,382	8.16
Vested:
Non-employee Directors	(7,060)	7.08
Executive officers, non-executive officers & management	(20,335)	12.77
Cancelled:
Executive officers	(1,543)	16.56
Non-executive officers & management	(5,968)	11.82

Balance at December 31, 2010	91,282	$10.67

Weighted-average fair value of nonvested stock awards granted during the year ended December 31,
2010	$7.62

2009	$7.08

2008	$18.90

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Cash Settled Stock Appreciation Rights

During 2010, only non-employee Directors received cash-settled stock appreciation rights (“SAR’s”). During the years ended December 31, 2009 and 2008, the Company granted SAR’s awards to non-employee Directors, executive officers and select employees. During the year ended December 31, 2007, only select employees received SAR’s. Each award, when granted, provides the participant with the right to receive payment in cash, upon exercise of each SAR, for the difference between the appreciation in market value of a specified number of shares of the Company’s Common Stock over the award’s exercise price. The SAR’s vest over the same period as the stock option awards issued and the restricted stock grants and can only be exercised in tandem with the stock option awards or vesting of the restricted stock grants. The per-share exercise price of an SAR is equal to the closing market price of a share of the Company’s common stock on the date of grant. For the year ended December 31, 2010, the Company recorded an expense of $15 and for the year ended December 31, 2009, the Company recognized a recovery in expense of $24 related to outstanding awarded SAR’s. As of December 31, 2010, there was no unrecognized compensation cost related to SAR’s. The cost is measured at each reporting period until the award is settled. As of December 31, 2010, no cash settled SAR’s had been exercised and as such, no share-based liabilities were paid.

A summary of the SAR activity during years ended December 31, 2010, 2009, and 2008 is presented below.

	SAR’s	Weighted Average Price Per Share
Balance at January 1, 2008	19,000	34.63
Granted:
Non-employee Directors	7,852	16.56
Executive officers & management	62,015	19.20
Cancelled/Expired:
Non-employee Directors	–	–
Executive officers & management	(8,960)	19.44

Balance at December 31, 2008	79,907	$22.58
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Cancelled/Expired:
Non-employee Directors	(7,852)	16.56
Non-executive officers & management	(15,817)	17.78

Balance at December 31, 2009	120,232	$15.36
Granted:
Non-employee Directors	6,548	6.11
Non-executive officers & management	–	–
Cancelled/Expired:
Non-employee Directors	(7,060)	7.08
Non-executive officers & management	(27,777)	12.75

Balance at December 31, 2010	91,943	$16.12

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 13—STOCK-BASED COMPENSATION (Continued)

Weighted-average fair value of cash-settled SAR’s granted during the year ended December 31,
2010	$6.11

2009	$7.08

2008	$18.93

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of the SAR’s at the time of grant for the periods ending December 31.

	2010	2009	2008
Risk-free interest rate	0.307%	0.67% – 1.89%	3.81% – 3.85%
Volatility	57.06%	40.18%	29.46% – 32.81%
Expected life	1 year	1 – 5 years	1 – 5 years
Dividend yield	0.00%	7.34%	3.54%

Cash-settled SAR’s awarded in stock-based payment transactions are accounted for under ASC 718 which classifies these awards as liabilities. Accordingly, the Company records these awards as a component of other non-current liabilities on the balance sheet. For liability awards, the fair value of the award, which determines the measurement of the liability on the balance sheet, is remeasured at each reporting period until the award is settled. Fluctuations in the fair value of the liability award are recorded as increases or decreases in compensation cost, either immediately or over the remaining service period, depending on the vested status of the award.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the SAR. Expected volatility is based upon the historical volatility of the Company’s common stock based upon prior year’s trading history. The expected term of the SAR is based upon the average life of previously issued stock options and restricted stock grants. The expected dividend yield is based upon current yield on the date of grant. These SAR’s can only be settled in tandem with the vesting of restricted stock awards and only if the value at settlement date is greater than the value at award date.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 14—EARNINGS (LOSS) PER SHARE

A reconciliation of the numerators and denominators of the earnings (loss) per common share and earnings (loss) per common share assuming dilution computations are presented below.

	2010	2009	2008
Basic Earnings (Loss) Per Share
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Less: preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Weighted average common shares outstanding	13,093,847	13,068,407	12,932,576
Basic earnings (loss) per share	$(6.54)	$(11.91)	$(0.42)

Diluted Earnings (Loss) Per Share
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Less: preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Weighted average common shares outstanding	13,093,847	13,068,407	12,932,576
Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	–	–	58,214

Weighted average common and dilutive potential common shares outstanding(1)(2)	13,093,847	13,068,407	12,990,790

Diluted earnings (loss) per common share(1)(2)	$(6.54)	$(11.91)	$(0.42)

1	Diluted weighted average shares outstanding for 2010 and 2009 excludes 92,979 and 96,971 shares of unvested restricted stock because they are anti-dilutive and is equal to weighted average common shares outstanding.
2	Stock options and warrants of 1,017,645, 1,058,992 and 387,121 were excluded from the 2010, 2009 and 2008 diluted earnings per share because their impact was anti-dilutive.

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 15—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

BALANCE SHEETS

Years ended December 31, 2010 and 2009

	2010	2009
ASSETS
Cash and due from financial institutions	$1,707	$3,081
Investment in subsidiary	228,590	308,831
Other	4,795	4,692

Total assets	$235,092	$316,604

LIABILITIES
Subordinated debentures	$88,662	$88,662
Other liabilities	2,533	1,173

Total liabilities	91,195	89,835
Shareholders’ equity	143,897	226,769

Total liabilities and shareholders’ equity	$235,092	$316,604

STATEMENTS OF INCOME

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Dividends from subsidiary	$2,500	$3,000	$13,600
Other income	96	180	241
Interest expense	(1,980)	(2,577)	(4,555)
Other expense	(2,002)	(1,718)	(2,022)

Income (loss) before income taxes	(1,386)	(1,115)	7,264
Income tax benefit	(743)	(1,488)	(2,330)
Equity in undistributed net income (loss) of subsidiary	(80,052)	(151,067)	(14,954)

Net income (loss)	(80,695)	(150,694)	(5,360)
Preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 15—PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

STATEMENTS OF CASH FLOWS

Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Operating activities
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Undistributed (net income) loss of subsidiaries	80,052	151,067	14,954
Stock compensation expense	626	686	759
Change in other assets	104	1,868	(1,413)
Change in liabilities	1,250	(412)	(14)

Net cash provided (used) by operating activities	1,337	2,515	8,926

Investing activities
Capital investment in bank subsidiary	–	–	(77,278)

Net cash used in investing activities	–	–	(77,278)

Financing activities
Preferred stock dividends paid	(2,711)	(3,232)	–
Common stock dividends paid	–	(1,713)	(6,779)
Proceeds from issuance of preferred stock	–	–	72,278
Proceeds from issuance of common stock	–	–	111
Tax benefit resulting from stock options	–	–	5

Net cash provided (used in) financing activities	(2,711)	(4,945)	65,615

Net change in cash and cash equivalents	(1,374)	(2,430)	(2,737)
Cash and cash equivalents, beginning of year	3,081	5,511	8,248

Cash and cash equivalents, end of year	$1,707	$3,081	$5,511

NOTE 16—OTHER COMPREHENSIVE INCOME

Other comprehensive income components were as follows.

	2010	2009	2008
Unrealized holding gains and (losses) on securities available for sale, net of tax of $523, $1,105 and ($357), respectively	$810	$1,712	$(553)
Reclassification adjustment for losses (gains) realized in net income, net of tax of $0, ($555) and ($1,044), respectively	–	(860)	(1,617)

Other comprehensive income (loss)	$810	$852	$(2,170)

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 17—SEGMENT INFORMATION

The Company’s operating segments include banking, mortgage banking, consumer finance, subprime automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, mortgage banking, investments, and deposits provide the revenues in the banking operation, loans and fees provide the revenues in consumer finance and subprime lending and insurance commissions provide revenues for the title insurance company. Consumer finance, subprime automobile lending and title insurance do not meet the quantitative threshold for disclosure on an individual basis, and are therefore shown below in “other”. All operations are domestic.

The accounting policies used are the same as those described in the summary of significant accounting policies. Segment performance is evaluated using net interest income and noninterest income. Income taxes are allocated based on income before income taxes and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

2010	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$77,246	$8,327	$(1,980)	$–	$83,593
Provision for loan losses	69,568	1,539	–	–	71,107
Noninterest income	31,467	1,899	96	(918)	32,544
Noninterest expense	105,088	4,643	2,002	(918)	110,815
Income tax expense (benefit)	14,068	1,585	(743)	–	14,910

Segment profit (loss)	$(80,011)	$2,459	$(3,143)	$–	$(80,695)

Segment assets	$2,356,543	$42,995	$6,502	$–	$2,406,040

2009	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$74,628	$8,474	$(2,577)	$–	$80,525
Provision for loan losses	47,483	2,763	–	–	50,246
Noninterest income	30,258	2,127	180	(987)	31,578
Noninterest expense	223,989	4,868	1,717	(987)	229,587
Income tax expense (benefit)	(16,712)	1,164	(1,488)	–	(17,036)

Segment profit (loss)	$(149,874)	$1,806	$(2,626)	$–	$(150,694)

Segment assets	$2,568,926	$42,251	$7,962	$–	$2,619,139

2008	Banking	Other Segments	Holding Company	Eliminations	Total Segments
Net interest income	$91,900	$7,680	$(4,555)	$–	$95,025
Provision for loan losses	50,074	2,736	–	–	52,810
Noninterest income	32,012	2,231	241	(870)	33,614
Noninterest expense	79,548	5,137	2,022	(870)	85,837
Income tax expense (benefit)	(3,118)	800	(2,330)	–	(4,648)

Segment profit (loss)	$(2,592)	$1,238	$(4,006)	$–	$(5,360)

Segment assets	$2,895,163	$39,846	$9,662	$–	$2,944,671

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 17—SEGMENT INFORMATION (Continued)

Asset Quality Ratios

As of and for the period ended December 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
Net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

As of and for the period ended December 31, 2009	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	3.69%	1.50%	3.70%
Nonperforming assets as a percentage of total assets	5.04%	2.02%	5.07%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.30%	8.05%	2.45%
Allowance for loan losses as a percentage of nonperforming loans	62.29%	538.31%	66.39%
Net charge-offs to average total loans, net of unearned income	2.15%	5.88%	2.25%

NOTE 18—SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Presented below is a summary of the consolidated quarterly financial data:

	For the three months ended
Summary of Operations	3/31/10	6/30/10	9/30/10	12/31/10
Net interest income	$21,659	$21,473	$20,747	$19,714
Provision for loan losses	3,889	4,749	36,823	25,646
Noninterest income	7,686	8,771	9,029	7,058
Noninterest expense	20,546	21,274	27,009	41,986
Income tax expense (benefit)	1,714	1,410	1,098	10,688

Net income (loss)	$3,196	$2,811	$(35,154)	$(51,548)

Net income (loss) available to common shareholders	$1,946	$1,561	$(36,405)	$(52,798)

Comprehensive income	$4,166	$3,705	$(34,583)	$(53,173)

Basic earnings (loss) per common share	$0.15	$0.12	$(2.78)	$(4.03)

Diluted earnings (loss) per common share	$0.15	$0.12	$(2.78)	$(4.03)

Dividends per common share	$0.00	$0.00	$0.00	$0.00
Average common shares outstanding	13,082,347	13,097,611	13,097,611	13,097,611
Average common shares outstanding—diluted	13,172,727	13,192,648	13,097,611	13,097,611

GREEN BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

December 31, 2010, 2009 and 2008

NOTE 18—SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

	For the three months ended
Summary of Operations	3/31/09	6/30/09	9/30/09	12/31/09
Net interest income	$19,429	$20,180	$20,338	$20,578
Provision for loan losses	985	24,384	18,475	6,402
Noninterest income	6,943	7,541	9,189	8,134
Noninterest expense	17,831	169,143	22,365	20,477
Income tax expense (benefit)	2,776	(15,656)	(4,815)	659

Net income (loss)	$4,780	$(150,150)	$(6,498)	$1,174

Net income (loss) available to common shareholders	$3,548	$(151,400)	$(7,748)	$(76)

Comprehensive income	$5,668	$(150,557)	$(5,073)	$120

Basic earnings (loss) per common share	$0.27	$(11.58)	$(0.59)	$(0.01)

Diluted earnings (loss) per share	$0.27	$(11.58)	$(0.59)	$(0.01)

Dividends per common share	$0.13	$0.00	$0.00	$0.00
Average common shares outstanding	13,062,881	13,070,216	13,070,216	13,070,216
Average common shares outstanding—diluted	13,141,840	13,070,216	13,070,216	13,070,216

Through and including                     , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

North American Financial Holdings, Inc.

Class A Common Stock

Prospectus

                    , 2012

Credit Suisse	BofA Merrill Lynch	Goldman, Sachs & Co.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Class A common stock being registered. All amounts, except the SEC registration fee and the FINRA filing fee, are estimates.

SEC registration fee		$34,830
FINRA filing fee		30,500
Nasdaq listing fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing fees and expenses		290,400
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be furnished by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation to be in effect upon completion of the offering will provide for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

In addition, our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement is expected to provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and by-laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and by-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities:

On November 30, 2009, in connection with its incorporation and initial capitalization, North American Financial Holdings, Inc. issued 200,000 shares of our Class A common stock to members of its executive management for $2,000.

On December 22, 2009, we issued an aggregate of 27,706,524 shares of our common stock (including 21,062,425 shares of Class A common stock and 6,644,099 shares of Class B non-voting common stock) for net consideration of approximately $526 million in cash. On January 21, 2010, we issued an aggregate of 4,187,716 shares of our common stock (including 3,789,043 shares of Class A common stock and 398,673 shares of Class B non-voting common stock) pursuant to an over-allotment option for net consideration of approximately $79 million in cash. On July 6, 2010, we issued an aggregate of 13,025,935 shares of our common stock (including 3,688,674 shares of Class A common stock and 9,337,261 shares of Class B non-voting common stock) for net consideration of approximately $260 million in cash. The net proceeds of these offerings were used to fund our acquisitions and we continue to hold the remaining proceeds (after deduction for our operating expenses) in cash and cash equivalents.

The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act, including the safe harbors established in Rules 144A and Regulation D, for transactions by an issuer not involving a public offering. We did not offer or sell the securities by any form of general solicitation or general advertising. We informed the purchasers that the securities had not been registered under the Securities Act and were subject to restrictions on transfer and made offers only to purchasers, whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities.

We granted certain of our employees and directors options to purchase an aggregate of 2,236,251 shares of our common stock under the North American Financial Holdings, Inc. 2010 Equity Incentive Plan. These grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated thereunder inasmuch as they were offered and sold under written compensatory benefit plans and otherwise in compliance with the provisions of Rule 701.

Item 16. Exhibits and Financial Statements Schedules.

(a)	Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b)	Financial Statement Schedules: None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on December 23, 2011.

North American Financial Holdings, Inc. (Registrant)

By:	/s/ R. Eugene Taylor
Name: R. Eugene Taylor
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* R. Eugene Taylor	Chairman and Chief Executive Officer (Principal Executive Officer)	December 23, 2011

/s/ Christopher G. Marshall Christopher G. Marshall	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2011

* Richard M. DeMartini	Director	December 23, 2011

* Peter N. Foss	Director	December 23, 2011

* William A. Hodges	Director	December 23, 2011

* Jeffrey E. Kirt	Director	December 23, 2011

* Marc D. Oken	Director	December 23, 2011

*By:	/s/ Christopher G. Marshall Christopher G. Marshall Attorney-in-fact	December 23, 2011

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement*

2.1	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of First National Bank of the South, Spartanburg, South Carolina, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)+

2.2	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of Metro Bank of Dade County, Miami, Florida, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)+

2.3	Purchase and Assumption Agreement, dated as of July 16, 2010, among the Federal Deposit Insurance Corporation, Receiver of Turnberry Bank, Aventura, Florida, the Federal Deposit Insurance Corporation and NAFH National Bank (Single Family Shared-Loss Agreement and Commercial Shared-Loss Agreement included as Exhibits 4.15A and 4.15B thereto, respectively)+

2.4	Agreement of Merger of TIB Bank with and into NAFH National Bank, by and between NAFH National Bank and TIB Bank, dated as of April 27, 2011 (incorporated by reference to Exhibit 2.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on May 3, 2011)

2.5	Agreement of Merger of Capital Bank with and into NAFH National Bank, by and between NAFH National Bank and Capital Bank, dated as of June 30, 2011 (incorporated by reference to Exhibit 2.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on July 7, 2011)

2.6	Agreement and Plan of Merger of GreenBank with and into Capital Bank, National Association, by and between GreenBank and Capital Bank, National Association, dated as of September 7, 2011 (incorporated by reference to Exhibit 2.9 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

2.7	Plan of Merger adopted by the Board of Directors of North American Financial Holdings, Inc. on September 8, 2011 (incorporated by reference to Appendix A to the prospectus forming a part of North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

2.8

Plan of Merger adopted by the Board of Directors of North American Financial Holdings, Inc. on September 1, 2011 (incorporated by reference to Exhibit 2.2 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on

September 12, 2011)

2.9	Agreement and Plan of Merger, by and between North American Financial Holdings, Inc. and Capital Bank Corporation, dated September 1, 2011 (incorporated by reference to Exhibit 2.3 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

3.1	Amended and Restated Certificate of Incorporation*

3.2	Amended and Restated By-Laws*

4.1	Specimen Class A common stock certificate*

4.2	Registration Rights Agreement, dated as of December 22, 2009, by and between North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto+

Exhibit Number	Description
4.3	Amendment No. 1, dated as of March 23, 2011, to the Registration Rights Agreement, dated as of December 22, 2009, by and among North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto+

4.4	Amendment No. 2, dated as of November 28, 2011, to the Registration Rights Agreement, dated as of December 22, 2009, by and among North American Financial Holdings, Inc., FBR Capital Markets & Co., Crestview-NAFH, LLC and the other parties thereto†

4.5	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of subsidiaries of the registrant have been omitted but will be furnished to the SEC upon request

5.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz+

10.1	Employment Agreement between North American Financial Holdings, Inc. and R. Eugene Taylor*

10.2	North American Financial Holdings, Inc. 2010 Equity Incentive Plan+

10.3	Form of Indemnification Agreement between North American Financial Holdings, Inc. and each of its directors and executive officers†

10.4	Registration Rights Agreement dated September 30, 2010, by and between TIB Financial Corp. and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 1, 2010)

10.5	Form of Indemnification Agreement by and between TIB Financial Corp. and its directors and certain officers (incorporated by reference to Exhibit 10.2 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 1, 2010)

10.6	Form of Indemnification Agreement by and between TIB Bank and its directors and certain officers (incorporated by reference to Exhibit 10.3 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 1, 2010)

10.7	Form of Written Agreement between TIB Financial Corp. and the Federal Reserve Bank of Atlanta (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on September 23, 2010)

10.8	Form of Consent Order between TIB Bank, the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulations (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on July 8, 2010)

10.9	Form of Investment Agreement dated as of June 29, 2010, by and among TIB Financial Corp., TIB Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to TIB Financial Corp.’s Current Report on Form 8-K filed with the SEC on June 30, 2010)

10.11	Investment Agreement, dated November 3, 2010, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on November 4, 2010)

10.12	First Amendment to Investment Agreement, dated January 14, 2011, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 14, 2011)

10.13	Contingent Value Rights Agreement dated January 28, 2011, by Capital Bank Corporation (incorporated by reference to Exhibit 10.1 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.14	Registration Rights Agreement dated January 28, 2011, by and between Capital Bank Corporation and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

Exhibit Number	Description
10.15	Form of Indemnification Agreement by and between Capital Bank Corporation and its directors and certain officers (incorporated by reference to Exhibit 10.3 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.16	Form of Indemnification Agreement by and between Capital Bank and its directors and certain officers (incorporated by reference to Exhibit 10.4 to Capital Bank Corporation’s Current Report on Form 8-K filed with the SEC on January 31, 2011)

10.17	Investment Agreement, dated May 5, 2011, among Green Bankshares, Inc., GreenBank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Green Bankshares’ Current Report on Form 8-K filed with the SEC on May 6, 2011)

10.18	Stock Option Agreement, dated May 5, 2011, between Green Bankshares, Inc. and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to Green Bankshares’ Current Report on Form 8-K filed with the SEC on May 6, 2011)

10.19	Contingent Value Rights Agreement dated September 7, 2011, by Green Bankshares, Inc. (incorporated by reference to Exhibit 10.18 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

10.20	Registration Rights Agreement dated September 7, 2011, by and between Green Bankshares, Inc. and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.19 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)

10.21

Form of Indemnification Agreement by and between Green Bankshares, Inc. and its directors and certain officers (incorporated by reference to Exhibit 10.20 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on

September 12, 2011)

10.22	Form of Indemnification Agreement by and between GreenBank and its directors and certain officers (incorporated by reference to Exhibit 10.21 to North American Financial Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-176796) filed with the SEC on September 12, 2011)
21.1	Subsidiaries of North American Financial Holdings, Inc.+

23.1	Consent of PricewaterhouseCoopers LLP†

23.2	Consent of PricewaterhouseCoopers LLP†

23.3	Consent of PricewaterhouseCoopers LLP†

23.4	Consent of PricewaterhouseCoopers LLP†

23.5	Consent of Crowe Horwath LLP†

23.6	Consent of Elliott Davis, PLLC†

23.7	Consent of Grant Thornton LLP†

23.8	Consent of Dixon Hughes Goodman LLP (formerly Dixon Hughes PLLC)†

23.9	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)+

24.1	Power of Attorney+

99.1	Consent of Oscar A Keller, III+

99.2	Consent of Charles F. Atkins+

99.3	Consent of Martha M. Bachman+

99.4	Consent of Samuel E. Lynch+

+	Previously filed.
†	Filed herewith.
*	To be filed by amendment.